PARTNER JET CORP.

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 14, 2021

MANAGEMENT INFORMATION CIRCULAR

IN RESPECT OF THE TRANSACTION INVOLVING PARTNER JET CORP. AND VOLATUS AEROSPACE CORP. AND CERTAIN OTHER TRANSACTIONS

Information as of

November 14, 2021, unless otherwise disclosed

All information contained in this management information circular with respect to Volatus Aerospace Corp. ("Volatus") was supplied by Volatus for inclusion in this circular.

These materials require your immediate attention. If you are in doubt as to how to deal with these materials, or the matters referred to in this circular, please consult your investment dealer, stockbroker, bank manager or other professional advisor.

Neither the TSX Venture Exchange Inc. nor any securities regulatory authority has in any way passed upon the merits of the reverse takeover described in this information circular.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF PARTNER JET CORP.

NOTICE IS HEREBY GIVEN that a special meeting (the "Meeting") of holders of common shares (the "Partner Jet Shareholders") of Partner Jet Corp. ("Partner Jet") will be held at 60 Airport Road, Oro Medonte, ON L0L 2E0, Canada on December 14, 2021 at 10:00 a.m. (Toronto time) for the following purpose:

1. to consider and, if thought appropriate, to pass, with or without variation, a special resolution (the "Amalgamation Resolution"), the full text of which is set forth in Appendix "A" to the management information circular and proxy statement accompanying this Notice of Meeting (the "Circular"), authorizing, confirming and approving the amalgamation of Partner Jet and Volatus (the "Amalgamation") to form an amalgamated company called "Volatus Aerospace Corp." (the "Resulting Issuer") and the amalgamation agreement between Partner Jet and Volatus, as more particularly described in the Circular;

2. if the Amalgamation Resolution is passed, to consider and, if thought appropriate, to pass, with or without variation, by ordinary resolution of the Disinterested Shareholders (as defined below) (the "Proposed Transaction Price Resolution"), the full text of which is set forth in Appendix "B" of the Circular, authorizing, confirming and approving: (i) the price of $0.22 for each Partner Jet Share on a pre-Exchange Ratio basis and $0.65 on a post-Exchange Ratio basis pursuant to the Transaction (as defined in the Circular accompanying this notice of meeting); (ii) the purchase price of the Subscription Receipts issued in connection with the Volatus Financing; and (iii) the exercise price of (A) the Volatus Compensation Warrants exercisable at $0.65 per share and (B) the Bridge Financing Warrants exercisable at $0.65 per share and the Volatus SR Warrants exercisable at $0.75 per share on a post-Exchange Ratio basis, each of which prices are below the acceptable discount threshold pursuant to the TSXV Exchange Policies from the market price of $0.40 on a pre-Exchange Ratio basis and $1.18 on post-Exchange Ratio basis, being the closing price of the Partner Jet Shares on the last trading day prior to the trading halt;

3. if the Amalgamation Resolution is passed, to consider and, if deemed appropriate, to approve and confirm, with or without variation, by ordinary resolution, a new stock option plan (the "New Option Plan"), the full text of which is set forth in Appendix "C" of the Circular, to be adopted by the Resulting Issuer upon completion of the Transaction (the "New Option Plan Resolution");

4. if the Amalgamation Resolution is passed, to consider and, if deemed appropriate, to approve and confirm, with or without variation, by ordinary resolution, a new restricted share unit plan (the "RSU Plan"), the full text of which is set forth in Appendix "D" of the Circular, to be adopted by the Resulting Issuer upon completion of the Transaction (the "RSU Plan Resolution"); and

5. to transact such other business as may properly be brought before the Meeting or any postponement or adjournment thereof.

The Partner Jet Board unanimously recommends that the Partner Jet Shareholders vote FOR each of the matters set out in this Notice of Meeting.

The specific details of the matters proposed to be put before the Meeting are set forth in the Circular which accompanies this Notice of Meeting and forms part hereof.

This Notice of Meeting and the accompanying Circular and form of proxy (collectively the "Meeting Materials") are being sent to both registered and non-registered owners of Partner Jet's common shares (each a "Partner Jet Share") in accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issues ("NI 54-101") and arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to deliver proxy solicitation materials to the beneficial owners of the Partner Jet Shares. Partner Jet may pay the reasonable costs incurred by such persons in connection with such delivery. The Meeting Materials are also available under Partner Jet's profile on SEDAR at www.sedar.com.

i

The record date for determining the Partner Jet Shareholders entitled to receive notice of and vote at the Meeting is the close of business on November 15, 2021 (the "Record Date"). Only Partner Jet Shareholders of record as at the Record Date are entitled to receive notice of the Meeting and to attend and vote at the Meeting or any adjournment thereof.

Also included with this notice of meeting and Circular are a form of proxy (the "Form of Proxy") and a letter of transmittal (the "Letter of Transmittal").

Partner Jet Shareholders of record as at the Record Date wishing to be represented by proxy at the Meeting or any adjournment thereof must deposit his, her or its completed, dated and signed Form of Proxy with Partner Jet's transfer agent, TSX Trust Company, by mail to 301 - 100 Adelaide Street West, Toronto, ON, M5H 4H1, Canada, by facsimile transmission to (416) 595-9593, or over the internet at www.voteproxyonline.com prior to 10:00 a.m. (Toronto time) on December 10, 2021 or, if the Meeting is adjourned or postponed, not less than 48 hours (other than a Saturday, Sunday or holiday) prior to the start of the adjourned or postponed meeting. Notwithstanding the foregoing, the Chair of the Meeting has the discretion to accept proxies received after such deadline.

If you are a non-registered holder of Partner Jet Shares and have received these materials through your broker, custodian, nominee or other intermediary, please complete and return the Form of Proxy or voting instruction form provided to you by your broker, custodian, nominee or other intermediary in accordance with the instructions provided therein.

Registered holders of Partner Jet Shares who validly dissent from the Amalgamation will be entitled to be paid the fair value of their Partner Jet Shares, subject to strict compliance with Section 185 of the OBCA.

Failure to comply strictly with the requirements set forth in Section 185 of the OBCA may result in the loss or unavailability of any right of dissent.

The Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this Notice of Meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by Partner Jet before the Meeting or by the Chair person at the Meeting. If you are not registered as the holder of your Partner Jet Shares but hold your Partner Jet Shares through a broker or other intermediary, you should follow the instructions provided by your broker or other intermediary to vote your Partner Jet Shares. See the section in the accompanying Circular entitled "Voting Information and General Proxy Matters" for further information on how to vote your Shares.

DATED at Toronto, Ontario, this 14th day of November, 2021.

BY ORDER OF THE PARTNER JET BOARD OF DIRECTORS

(Signed) "Richard Gage"

Richard Gage
Chairman

OTHER MATERIAL FACTS	121
EXPERTS	121
BOARD APPROVAL	121
CERTIFICATE OF PARTNER JET CORP.	122
APPENDIX "A" - AMALGAMATION RESOLUTION
APPENDIX "B" - PROPOSED TRANSACTION PRICE RESOLUTION
APPENDIX "C" - NEW OPTION PLAN RESOLUTION
APPENDIX "D" -RSU PLAN RESOLUTION
SCHEDULE "1" - FAIRNESS OPINION
SCHEDULE "2" - AMALGAMATION AGREEMENT
SCHEDULE "3" - NEW OPTION PLAN
SCHEDULE "4" - RSU PLAN
SCHEDULE "5" - FINANCIAL STATEMENTS AND MD&A OF PARTNER JET CORP.
SCHEDULE "6" - FINANCIAL STATEMENTS AND MD&A OF VOLATUS AEROSPACE CORP.
SCHEDULE "7" - PRO FORMA FINANCIAL STATEMENTS
SCHEDULE "8" - CARVE-OUT FINANCIAL STATEMENTS OF OMNIVIEW
SCHEDULE "9" - SECTION 185 OF THE OBCA

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MANAGEMENT INFORMATION CIRCULAR OF PARTNER JET CORP.

GLOSSARY OF TERMS

Unless the context otherwise requires or where otherwise provided, the following words and terms will have the meanings set forth below when used in this Circular:

"Affiliate" means a company that is affiliated with another company as described below.

A company is an "affiliate" of another company if:

(a) one of them is the Subsidiary of the other, or

(b) each of them is controlled by the same Person.

A company is "controlled" by a Person if:

(a) voting securities of the company are held, other than by way of security only, by or for the benefit of that Person, and

(b) the voting securities, if voted, entitle the Person to elect a majority of the directors of the company.

A Person beneficially owns securities that are beneficially owned by:

(a) A company controlled by that Person, or

(b) an Affiliate of that Person or an Affiliate of any company controlled by that Person.

"Agency Agreement" means the Agency Agreement entered into between Volatus, Partner Jet and the Agents as of June 30, 2021.

"Agents" means, collectively, Echelon Wealth Partners Inc. and Cormark Securities Inc.

"Amalgamation" means the amalgamation of Partner Jet and Volatus pursuant to the OBCA (following completion of the Volatus Continuance).

"Amalgamation Agreement" means the Amalgamation Agreement dated June 30, 2021 between Partner Jet and Volatus in relation to the Amalgamation, a copy of which is attached as Schedule "2" to this Circular, as such agreement may be further amended, restated or supplemented and including the schedules attached to such agreement.

"Amalgamation Resolution" means the special resolution approving the Amalgamation and the Amalgamation Agreement to be considered at the Meeting by Partner Jet Shareholders to be substantially in the form and content set out in Appendix "A" to this Circular.

"Arm's Length Transaction" means a transaction which is not a Related Party Transaction.

"Articles of Amalgamation" means the articles effecting the Amalgamation required under the OBCA to be substantially in the form as agreed to be Partner Jet and Volatus;

"Associate" when used to indicate a relationship with a Person, means:

(a) an issuer of which the Person beneficially owns or controls, directly or indirectly, voting securities entitling such Person to more than 10% of the voting rights attached to outstanding securities of the issuer,

(b) any partner of the Person,

(c) any trust or estate in which the Person has a substantial beneficial interest or in respect of which a Person serves as trustee or in a similar capacity, or

(d) in the case of a Person, who is an individual:

(i) that Person's spouse or child, or

(ii) any relative of the Person or of his spouse who has the same residence as that Person;

but

(e) where the TSXV determines that two Persons shall, or shall not, be deemed to be associates with respect to a Member (as defined in the Corporate Finance Manual) firm, Member corporation or holding company of a Member corporation, then such determination shall be determinative of their relationships in the application of Rule D of the Corporate Finance Manual with respect to that Member firm, Member corporation or holding company;

"Beneficial Shareholder" has the meaning ascribed to such term in "Voting Information and General Proxy Matters - Advice to Beneficial Shareholders of Partner Jet Shares".

"Bridge Financing" the convertible debenture financing completed by Volatus between April and May of 2021 through the issuance of the Bridge Financing Debentures and Bridge Financing Warrants.

"Bridge Financing Debentures" means the convertible debentures issued by Volatus in connection with the Bridge Financing, which debentures will be convertible into Volatus Common Shares immediately prior the Amalgamation.

"Bridge Financing Warrants" means the Volatus Common Share purchase warrants issued to subscribers in connection with the Bridge Financing.

"CBCA" means the Canada Business Corporations Act, as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

"CDS" means Clearing and Depository Services Inc.

"Change of Control" means either of the following:

(a) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Resulting Issuer or any of its affiliates and another corporation or entity, as a result of which the holders of Resulting Issuer Shares prior to the completion of the transaction hold less than 50% of the outstanding shares or interests of the successor entity after completion of the transaction;

(b) the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or property of the Resulting Issuer and/or any of its subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and property of the Resulting Issuer and its subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Resulting Issuer in the course of a reorganization of the assets of the Resulting Issuer and its subsidiaries;

(c) a resolution is adopted to wind up, dissolve or liquidate the Resulting Issuer;

(d) any person, entity or group of persons or entities acting jointly or in concert, other than an insider of the Resulting Issuer (an "Acquiror") acquires, or acquires control (including, without limitation, the right to vote or direct the voting) of voting securities of the Resulting which, when added to the voting securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror (or its associates or affiliates) to cast or to direct the casting of 50% or more of the votes attached to all of the Resulting Issuer's outstanding voting securities which may be cast to elect directors of the Resulting Issuer or the successor corporation (regardless of whether a meeting has been called to elect directors); or

(e) as a result of in connection with: (i) a contested election of directors; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Resulting Issuer or any of its affiliates and another corporation or entity, the nominees named in the most recent management information circular of the Resulting Issuer for election to the board of directors shall not constitute a majority of the board of directors.

"Circular" means this management information circular and proxy statement prepared in respect of the Meeting including all schedules and appendices thereto.

"Closing Date" means the date of the Closing, which shall be within five (5) Business Days following the later of the satisfaction or waiver of all conditions precedent to the Amalgamation or such other date as Volatus and Partner Jet may collectively agree, acting reasonably, and in any event not later than the Termination Date.

"Closing" means the closing of the Transaction.

"Disinterested Shareholders" means the Partner Jet Shareholders excluding Volatus, Partner Jet Shareholders who are also shareholders of Volatus, and Partner Jet Shareholders who are also holders of Subscription Receipts.

"Dissent Rights" means the right of a registered Partner Jet Shareholder to dissent in respect of the Amalgamation Resolution in strict compliance with Section 185 of the OBCA.

"Dissenting Shareholders" means Partner Jet Shareholders who duly and validly exercise their Dissent Right and thereby become entitled to review the fair value of their Partner Jet Shares.

"Dissenting Shares" means Partner Jet Shares in respect of which a Dissenting Shareholder has validly exercised a Dissent Right.

"Escrow Agent" means TSX Trust Company pursuant to the terms of the Surplus Securities Escrow Agreement.

"Escrow Funds" means the proceeds of the Volatus Financing to be held by the Subscription Receipt Agent in accordance with the terms of the Subscription Receipt Agreement.

"Escrowed Shares" means both Surplus Escrowed Shares.

"Exchange Ratio" shall be the rate of exchange of Partner Jet Shares for Resulting Issuer Common Shares in connection with the Amalgamation, being one Resulting Issuer Common Share for each 2.95454 Partner Jet Shares.

"Final TSXV Bulletin" means the bulletin to be issued by the TSXV following the completion of the Transaction and the submission of all post-Transaction documents which evidences final TSXV acceptance of the Transaction.

"Governmental Authority" means (a) any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise); (b) any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government; (c) any court, tribunal, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions; and (d) any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

"IFRS" means International Financial Reporting Standards as adopted by the International Accounting Standards Board, as amended from time to time.

"Insider" means, if used in relation to an issuer, means:

(a) a director or senior officer of the issuer;

(b) a director or senior officer of a Company that is an Insider or a Subsidiary of the issuer;

(c) a Person that beneficially owns or controls, directly or indirectly, voting shares carrying more than 10% of the voting rights attached to all outstanding voting shares of the issuer; or

(d) the issuer itself if it holds any of its own securities;

"Intermediary" has the meaning ascribed to such term under "Voting Information and General Proxy Matters - Advice to Beneficial Shareholders of Partner Jet Shares".

"Laws" mean all federal, provincial, state, municipal or local laws, rules, regulations, statutes, by-laws, ordinances, policies or orders of a Governmental Authority, including the rules of the TSXV.

"Kalex" means Kalex Valuations Inc.

"Letter of Transmittal" means the letter of transmittal pursuant to which Partner Jet Shareholders are requested to deliver certificates representing Partner Jet Shares to TSX Trust Company.

"LOI" means the non-binding letter of intent dated February 25, 2021 between Partner Jet and Volatus.

"Meeting" means the special meeting of Partner Jet Shareholders (including any adjournment or postponement thereof) to be held at the time and place and for the purposes set out in the Notice of Meeting.

"New Option Plan" means the stock option plan of the Resulting Issuer to be considered for approval by Partner Jet Shareholders at the Meeting, the full text of which is attached hereto as Schedule "3".

"MI 61-101" means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

"Minority Approval" means the approval of a majority of the Minority Partner Jet Shareholders voting in person or by proxy at the Meeting.

"Minority Partner Jet Shareholders" means all Partner Jet Shareholders, other than Volatus and any other Partner Jet Shareholder that meets the criteria set out in Section 8.1(2)(a) to (d), inclusive, of MI 61-101.

"New Option Plan Resolution" means the special resolution of Partner Jet Shareholders approving the New Option Plan; to be considered at the Meeting by Partner Jet Shareholders to be substantially in the form and content set out in Appendix "C" to this Circular.

"NI 52-110" means National Instrument 52-110 - Audit Committees.

"Notice of Meeting" means the notice of the Meeting accompanying this Circular.

"OBCA" means the Business Corporations Act (Ontario), as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

"Partner Jet" means Partner Jet Corp., a corporation governed under the laws of the Province of Ontario.

"Partner Jet Board" means the board of directors of Partner Jet.

"Partner Jet Financial Statements" has the meaning ascribed to such term under "Information Concerning Partner Jet - Selected Consolidated Financial Information and Management's Discussion and Analysis - Selected Financial Information".

"Partner Jet MD&A" has the meaning ascribed to such term under "Information Concerning Partner Jet - Selected Consolidated Financial Information and Management's Discussion and Analysis - Management's Discussion and Analysis".

"Partner Jet Option Plan" means the stock option plan of Partner Jet.

"Partner Jet Shareholders" means, collectively, the holders of Partner Jet Shares.

"Partner Jet Shares" means the common shares in the capital of Partner Jet.

"Partner Jet Special Committee" means the special committee of the Partner Jet Board.

"Person" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, a Governmental Authority, and the executors, administrators or other legal representatives of an individual in such capacity.

"Proposed Transaction Price Resolution" means the ordinary resolution of Disinterested Shareholders approving the Proposed Transaction Prices which are below what is acceptable pursuant to the TSXV Exchange Policies; to be considered at the Meeting by Partner Jet Shareholders to be substantially in the form and content set out in Appendix "B" to this Circular.

"Proposed Transaction Prices" means, collectively, the deemed transaction price of $0.65 for each Partner Jet Share on a post-Exchange Ratio basis, the Subscription Receipt purchase price of $0.65, the Volatus SR Warrant exercise price of $0.75, the Bridge Financing Warrant price of $0.65 and the Volatus Compensation Warrant exercise price of $0.65.

"Record Date" means November 15, 2021.

"Related Party Transaction" has the meaning ascribed to such term under Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

"Replacement Compensation Warrants" means the warrants to purchase Resulting Issuer Common Shares that will be outstanding upon completion of the Amalgamation having been issued in exchange for the Volatus Compensation Warrants.

"Replacement Options" means the options to purchase Resulting Common Shares that will be outstanding upon completion of the Amalgamation pursuant to the Resulting Issuer Option Plan having been issued in exchange for the Volatus Options and Partner Jet Options.

"Replacement Warrants" means the warrants of the Resulting Issuer that will be outstanding upon completion of the Amalgamation having been issued in exchange for the Bridge Financing Warrants and Volatus SR Warrants.

"Resulting Issuer" means Volatus Aerospace Corp., the corporation existing upon the completion of the Amalgamation and filing of the Articles of Amalgamation.

"Resulting Issuer Board" means the board of directors of the Resulting Issuer from time to time after closing of the Transaction.

"Resulting Issuer Directors" means the proposed directors of the Resulting Issuer, as set out under "Information Concerning the Resulting Issuer".

"Resulting Issuer Option Plan" means the stock option plan to be adopted in connection with the Amalgamation to replace and supercede the Partner Jet Option Plan and Volatus Option Plan and provide for the grant of options by the Resulting Issuer going forward.

"Resulting Issuer Common Shares" means the common shares in the capital of the Resulting Issuer, after taking into account the Transaction.

"Resulting Issuer Preferred Shares" means the preferred shares in the capital of the Resulting Issuer, after taking into account the Transaction.

"Resulting Issuer Warrants" means the share purchase warrants of the Resulting Issuer, after taking into account the Transaction.

"Resulting Issuer Shares" means the Resulting Issuer Common Shares and Resulting Issuer Preferred Shares.

"RSU" means a restricted stock unit of the Resulting Issuer.

"RSU Plan" means the restricted share unit plan of the Resulting Issuer to be considered for approval by Partner Jet Shareholders at the Meeting, the full text of which is attached hereto as Schedule "4".

"RSU Plan Resolution" means the special resolution of Partner Jet Shareholders approving the RSU Plan; to be considered at the Meeting by Partner Jet Shareholders to be substantially in the form and content set out in Appendix "D" to this Circular.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"Subscription Receipts" means the 14,051,932 subscription receipts of Volatus issued pursuant to the Volatus Financing, as more particularly described in "Information Concerning Volatus- Volatus Financing".

"Subscription Receipt Agent" means TSX Trust Company, the duty appointed subscription receipt agent pursuant to the terms of the Subscription Receipt Agreement.

"Subscription Receipt Agreement" means the subscription receipt agreement entered into among Volatus, the Agent and the Subscription Receipt Agent; setting out the terms of the Subscription Receipts.

"Surplus Securities Escrow Agreement" and "Value Securities Escrow Agreement" have the meanings ascribed to such terms under "Information Concerning the Resulting Issuer - Escrowed Securities".

"Termination Date" means the date that is 120 days after the closing of the Volatus Financing or such other date as Volatus and Partner Jet may agree upon in writing.

"Transaction" means the acquisition by Partner Jet of Volatus, to be effected by way of the Amalgamation, in consideration for the issuance to the Volatus Shareholders (holding Volatus Shares outstanding immediately prior to completion of the Transaction) of Resulting Issuer Shares, resulting in a reverse take-over of Partner Jet by the Volatus Shareholders, all upon the terms and subject to the conditions set out in the Amalgamation Agreement.

"Transaction Documents" means, collectively, the Amalgamation Agreement, Agency Agreement, Warrant Indenture and Subscription Receipt Agreement.

"TSXV" means the TSX Venture Exchange.

"TSXV Exchange Policies" means the TSXV corporate finance manual and its associated policies.

"TSXV Minimum Prices" means the minimum allowable price per Partner Jet Share pursuant to the Transaction, Subscription Receipt purchase price, Volatus SR Warrant exercise price, the Bridge Financing Warrant exercise price and the Volatus Compensation Warrant exercise price pursuant to TSXV Exchange Policies.

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Volatus Class A Preferred Shares" means the class A preferred shares in the capital of Volatus.

"Volatus Common Shares" means common shares in the capital of Volatus.

"Volatus Compensation Warrants" means warrants to purchase Volatus Common Shares issued and to be issued by Volatus to brokers and finders in connection with the Bridge Financing and the Volatus Financing.

"Volatus Continuance" means the continuance of Volatus pursuant to Section 180 of the OBCA and 188 of the CBCA with the effect that it shall become a corporation incorporated pursuant to the OBCA.

"Volatus Financing" means the private placement of Subscription Receipts  completed by Volatus on June 30, 2021 for gross proceeds of $9,133,755.80.

"Volatus Options" means the issued and outstanding options of Volatus pursuant to the Volatus Stock Option Plan.

"Volatus Preferred Shares" means the preferred shares in the capital of Volatus.

"Volatus Shareholders" means, collectively, the holders of Volatus Shares.

"Volatus Shares" means, together, the Volatus Common Shares and the Volatus Class A Preferred Shares.

"Volatus SR Warrant" means a warrant to purchase one Volatus Common Share at an exercise price of $0.75 at any time prior to 24 months from the closing date of the Amalgamation.

"Volatus Stock Option Plan" means the stock option plan of Volatus.

"Warrant Indenture" means the warrant indenture entered into as of June 30, 2021 between Volatus, Partner Jet and TSX Trust Company.

INFORMATION CONTAINED IN THIS CIRCULAR

This management information circular (the "Circular") is provided in connection with the solicitation of proxies by management of Partner Jet Corp. ("Partner Jet") for use at a special meeting (the "Meeting") of Partner Jet Shareholders to be held at held at 60 Airport Road, Oro Medonte, ON L0L 2E0, Canada on December 14, 2021, at 10:00 a.m. (Toronto time) for the purposes indicated in the Notice of Meeting.

See "Glossary of Terms" for capitalized terms not otherwise defined in the Circular.

The information contained in this Circular is given as at November 14, 2021, except where otherwise noted. No Person has been authorized to give any information or to make any representation in connection with the Transaction and other matters described herein other than those contained in this Circular and, if given or made, any such information or representation should not be considered to have been authorized by Partner Jet or Volatus and should not be relied upon.

This Circular does not constitute the solicitation of an offer to purchase any securities or the solicitation of a proxy by any person in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Information contained in this Circular should not be construed as legal, tax or financial advice. Partner Jet Shareholders are urged to consult their own professional advisors in connection therewith.

Descriptions in this Circular of the terms of the Amalgamation Agreement and the Amalgamation are merely summaries of the terms of those documents. Partner Jet Shareholders should refer to the full text of the Amalgamation Agreement for complete details of such document. The Amalgamation Agreement is attached to this Circular as Schedule "2" and is available on SEDAR at www.sedar.com.

Neither delivery of this Circular nor any distribution of the securities referred to in this Circular shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Circular.

All information relating to Volatus contained in this Circular has been provided to Partner Jet by Volatus. Although Partner Jet has conducted what they believe to be a prudent and thorough level of investigation in connection with Volatus, an unavoidable level of risk remains regarding the accuracy and completeness of such information. While Partner Jet has no reason to believe that the information provided by Volatus is misleading, untrue or incomplete in any material respect, Partner Jet has not verified the accuracy or completeness of such information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This Circular contains "forward-looking statements" under the meaning of Canadian securities laws, which may include, but is not limited to, statements with respect to:

• financial and other projections as well as statements or information concerning future operation plans, objectives, performance, revenues, growth, profits or operating expense;

• the use of available funds as set out under "Information Concerning the Resulting Issuer";

• requirements for additional capital and future financing options;

• plans to identify, pursue, negotiate and/or complete strategic acquisitions;

• marketing plans;

• the timing and possible outcome of regulatory and legislative matters;

• industry changes;

• technological changes;

• inability to recruit or retain management and key personnel; and

• factors discussed under the heading "Risk Factors" of this Circular.

Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.

Such statements, made as of the date hereof, reflect Partner Jet or Volatus' current views with respect to future events and are based on information currently available to Partner Jet or Volatus and are subject to and involve certain known and unknown risks, uncertainties, assumptions and other factors which may cause the actual results, performance or achievements of Partner Jet or Volatus to be materially different from any future results, performance or achievements expressed in or implied by such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, believed, estimated or expected. These risks, uncertainties, assumptions and other factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements.

These risks and uncertainties include, but are not limited to:

No certainty that all conditions precedent will be satisfied	Ability of Resulting Issuer to continue as a going concern
Anticipated benefits of the Transaction may not be realized	Negative cash flow from operations
Failure to obtain all regulatory requirements	Dividends
Termination of acquisition agreements or Amalgamation Agreement	Control by majority shareholders
Acquisitions generally	Global financial conditions
Dilution	Limited public company experience
Market for securities and volatility of share price	Future sales of Resulting Issuer common shares by existing shareholders
Speculative nature of investment risk	Future sales of Resulting Issuer common shares by existing shareholders
Liquidity and future financing risk	Competition
Additional financing	Partner Jet's business operations depend on licences

Ability to obtain positive cash flows	Risk of accidents
Liquidity risk	Variable revenues and earnings
Controlling customer costs	Internal controls
High concentration of customer contracts	Regulatory risks
Industry risk and economic sensitivity	Regulatory approvals.
Fluctuations in fuel prices	Geographical expansion
Government regulations	Foreign political and legal risk
Foreign currency risk	Factors which may prevent realization of growth targets
Severe weather patterns	Brand development
Volatus has a limited operating history in evolving industry	Privacy laws compliance
Volatus could incur substantial product liability claims relating to its products.	Cyber-threats
Ownership and protection of intellectual property	Reputational risk
Exposure to risks relating to non-performing strategic suppliers and reseller contracts and agreements, including delays	Future capital requirements
Supplier risk	Operating risk and insurance coverage
Emerging industry	Dependence on key employees
Difficulty to forecast	Litigation
Industry growth	Future acquisitions
Rapid technology developments	Catastrophic events
Defects in offerings

For a detailed description of risk factors concerning the Transaction and the Resulting Issuer, see the section entitled "Risk Factors".

Although the forward-looking information contained in this Circular reflect the current estimates, expectations and projections of management of Partner Jet and Volatus, readers are cautioned against placing reliance on this information since actual results may vary from the forward-looking information. The assumptions made in preparing the forward-looking information include the assumptions that the conditions to complete the Transaction will be satisfied, that the Transaction will be completed within the expected timeframe and that Partner Jet and Volatus will not fail to complete the Transaction for any other reason.

These forward-looking statements are made as of the date of this Circular, and, except as may expressly be required by law, Partner Jet and Volatus disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations, estimates and projections with regard thereto or any changes in events, conditions or circumstances on which any statement is based. Readers should not place undue importance on forward-looking statements and should not rely upon this information as of any other date. In addition to the disclosure contained herein, for more information concerning Partner Jet's various risks and uncertainties, please refer to Partner Jet's periodic public filings available under its profile on SEDAR at www.sedar.com.

INFORMATION FOR SHAREHOLDERS IN THE UNITED STATES

The Amalgamation involves the distribution of Resulting Issuer Common Shares to Partner Jet Shareholders and Volatus Shareholders in exchange for their Partner Jet Shares and Volatus Common Shares, respectively. The Amalgamation also involves the distribution of Replacement Options to holders of Partner Jet Options and holders of Volatus Options in exchange for their outstanding and unexercised Partner Jet Options and Volatus Options, respectively, the distribution of Replacement Compensation Warrants to holders of outstanding Volatus Compensation Warrants, the distribution of Replacement Warrants to holders of outstanding Bridge Financing Warrants and Volatus SR Warrants, and the distribution of Resulting Issuer Preferred Shares to Volatus Shareholders in exchange for their Volatus Class A Preferred Shares. Partner Jet is incorporated and existing under the provincial laws of Ontario. Volatus is incorporated under the laws of Canada and, prior to the completion of the Amalgamation, will be required to continue under the provincial laws of Ontario. The Resulting Issuer Common Shares, Replacement Options, Replacement Compensation Warrants, Replacement Warrants, and Resulting Issuer Preferred Shares (collectively, the "Resulting Issuer Securities") are securities of a foreign company. The Amalgamation is subject to the disclosure requirements of a foreign jurisdiction, which are different from those of the United States. Financial statements included in this Circular have been prepared in accordance with international accounting standards that may not be comparable to the financial statements of United States companies.

The Resulting Issuer Securities to be issued to Partner Jet Shareholders in the United States pursuant to the Amalgamation have not been registered under the U.S. Securities Act or the securities laws of any state of the United States and are being issued in the United States in reliance on the exemption from registration set forth in Rule 802 thereof ("Rule 802") and exemptions provided under the securities laws of each applicable state of the United States. Rule 802 provides an exemption from registration under the U.S. Securities Act for offers and sales of securities issued in exchange for securities of a foreign subject company where:

  the subject company is a "foreign private issuer" as defined in Rule 405 under the U.S. Securities Act;

  the holders of Resulting Issuer Securities in the United States will hold no more than 10 percent (10%) of the securities of the Resulting Issuer as measured immediately after the Amalgamation;

  Partner Jet Shareholders and Volatus Shareholders in the United States participate in the Amalgamation on terms at least as favourable as those offered to any other holder of the subject securities;

  an informational document in connection with the Amalgamation is published or disseminated to shareholders in the United States, complying with the disclosure requirements set forth in Rule 802, on a comparable basis to that provided to holders of the subject securities in the foreign subject company's home jurisdiction; and

  the informational document, including any amendments thereto, is furnished to the United States Securities and Exchange Common (the "SEC") on Form CB together with a Form F-X to appoint an agent for service of process in the United States.

The exemption from registration under the U.S. Securities Act provided by Rule 802 does not exempt the issuance of securities upon the exercise of any of the Resulting Issuer Securities that were previously issued pursuant to Rule 802 or were issued pursuant to another exemption from registration under the U.S. Securities Act. Therefore, the Resulting Issuer Common Shares issuable upon the exercise of any of the Resulting Issuer Securities may not be issued in reliance upon the exemption provided by Rule 802 and the Resulting Issuer Securities may only be exercised pursuant to an available exemption from the registration requirements of the U.S. Securities Act and applicable securities laws of each applicable state of the United States. Prior to the issuance of Resulting Issuer Common Shares pursuant to any such exercise, the Resulting Issuer may require evidence (which may include an opinion of counsel) reasonably satisfactory to the Resulting Issuer to the effect that the issuance of such Resulting Issuer Common Shares does not require registration under the U.S. Securities Act or applicable securities laws of each applicable state of the United States.

This Circular will be filed with the SEC on Form CB.

The Resulting Issuer Common Shares will not be listed for trading on any United States stock exchange. Accordingly, the solicitations and transactions contemplated in this Circular are made in the United States for securities of a foreign issuer in accordance with foreign corporate and securities laws, and this Circular has been prepared solely in accordance with disclosure requirements applicable in such foreign jurisdiction. Partner Jet Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act.

Partner Jet Shareholders in the United States who furnish a duly executed Letter of Transmittal and establish to the satisfaction of the Resulting Issuer that the exchange of Partner Jet Shares and Partner Jet Options for Resulting Issuer Common Shares and Replacement Options will be exempt from registration under the U.S. Securities Act, will be allowed to exchange their Partner Jet Shares and Partner Jet Options for Resulting Issuer Common Shares and Replacement Options.

The solicitation of proxies for the Partner Jet Meeting is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, the solicitations and transactions contemplated in this Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate and securities laws, and this Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Partner Jet Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

Specifically, information concerning the operations of Partner Jet and Volatus contained herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. The unaudited pro forma financial statements and the unaudited and audited historical financial statements of Partner Jet and Volatus included in this Circular have been presented in Canadian dollars. All financial statements were prepared in accordance with International Financial Reporting Standards ("IFRS") and are subject to Canadian auditing and auditor independence standards, which differ from United States GAAP and auditing and auditor independence standards in certain material respects, and thus may not be comparable to financial statements of United States companies. Likewise, information concerning assets and operations of Partner Jet and Volatus contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

Partner Jet Shareholders should be aware that the Amalgamation and ownership of Resulting Issuer Securities may have material tax consequences in the United States, including, without limitation, the possibility that the Amalgamation is a taxable transaction, in whole or in part, for United States federal income tax purposes. Tax considerations applicable to Partner Jet Shareholders subject to United States federal income tax have not been included in this Circular. Partner Jet Shareholders should consult their own tax advisors to determine the particular tax consequences to them of the Amalgamation.

Enforcement by Partner Jet Shareholders in the United States of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Resulting Issuer is located in and organized under the laws of a jurisdiction outside the United States, that some or all of its officers and directors are residents of countries other than the United States, that the experts named in this Circular are residents of countries other than the United States, and that all or a substantial portion of the assets of the Resulting Issuer and such persons are located outside of the United States. As a result, it may be difficult or impossible for Partner Jet Shareholders in the United States to enforce their rights and any claims they may have arising under the federal securities laws of the United States and effect service of process within the United States upon the Resulting Issuer, its officers, directors and trustee or the experts named herein, or to realize, against them, upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States. In addition, Partner Jet Shareholders in the United States may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the federal securities laws of the United States. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court's judgment. Furthermore, Partner Jet Shareholders in the United States should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or "blue sky" laws of any state within the United States.

The Resulting Issuer Securities issued to Partner Jet Shareholders will be restricted securities under Rule 144(a)(3) under the U.S. Securities Act. Consequently, any resale of the Resulting Issuer Securities is subject to the registration requirement of the U.S. Securities Act unless they are resold under an exemption or exclusion from the U.S. Securities Act. Subject to certain limitations, holders of Resulting Issuer Securities may resell their Resulting Issuer Securities outside the United States without registration under the U.S. Securities Act under Regulation S. Additionally, the U.S. Securities Act imposes restrictions on Resulting Issuer Securities held by "affiliates" of the Resulting Issuer after the Amalgamation or who have been "affiliates" of the Resulting Issuer within 90 days prior to the Amalgamation. Persons who may be deemed to be "affiliates" of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer. Such affiliates (and former affiliates) may also resell Resulting Issuer Securities pursuant to Rule 144 under the U.S. Securities Act, if available. However, unless certain conditions are satisfied, Rule 144 is not available for the resale of securities of issuers that have had: (i) no or nominal operations; and (ii) no or nominal assets other than cash and cash equivalents.

Additionally, no broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this Circular and, if given or made, such information or representation must not be relied upon as having been authorized by the Resulting Issuer or Partner Jet.

In accordance with Rule 802, the issuance of securities is not required to be extended to security holders in those states that require registration or qualification.

The foregoing discussion is only a general overview of certain requirements of United States securities laws applicable to the Resulting Issuer Securities. All holders of such securities are urged to consult with legal counsel to ensure that the resale of their securities complies with applicable securities legislation.

THE RESULTING ISSUER SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

SUMMARY

The following is a summary of the contents of this Circular including a summary of information relating to Partner Jet, Volatus and the Resulting Issuer after giving effect to the completion of the Transaction and should be read together with the more detailed information and financial data and statements contained elsewhere in this Circular. This summary is provided for convenience and reference only. Partner Jet Shareholders are urged to review this Circular and its appendices and schedules in their entirety. Capitalized terms used herein and not otherwise defined are defined in the Glossary of Terms.

General

This Circular is prepared in accordance with applicable corporate and securities law, the RTO Policy of the TSXV and Form 3D1 Information Required in an Information Circular for a reverse takeover prescribed under the RTO Policy in connection with the Meeting being held to approve, among other things, the Amalgamation. The information contained in this Circular is at November 14, 2021, unless otherwise indicated.

The Meeting

The Meeting will be held on December 14, 2021 at 10:00 a.m. (Toronto time) for the purposes set forth in the Notice of Meeting for Partner Jet Shareholders to consider and, if deemed advisable, to approve the items of business identified in the Notice of Meeting.

Shareholders Entitled to Vote

The record date for determining the Partner Jet Shareholders entitled to receive notice of and to vote at the Partner Jet Meeting is November 15, 2021. Only Partner Jet Shareholders of record as of the close of business (Toronto time) on the record date are entitled to receive notice of and to vote at the Partner Jet Meeting.

Purpose of the Meeting

The purpose of the Meeting is for, among other things, the Partner Jet Shareholders to consider and vote upon the Amalgamation Resolution, the full text of which is set out in Appendix "A" to this Circular. Particulars of the subject matter relating to the Amalgamation are described in this Circular under the heading "Particulars of Matters to be Acted On - Approval of the Amalgamation".  Full details of the other matters scheduled to come before the Meeting are set out in the Notice of the Meeting and under the heading "Particulars of Matters to be Acted on"

The Partner Jet Board recommends that Partner Jet Shareholders vote FOR the Amalgamation Resolution and FOR all other matters scheduled to come before the Meeting.

Partner Jet Shareholder Approval

The requisite approval for the Amalgamation Resolution shall be at least 66⅔% of the votes cast on the Amalgamation Resolution by the Partner Jet Shareholders present in person or by proxy at the Meeting and by at least a majority of the votes cast on the Amalgamation Resolution by the Minority Partner Jet Shareholders, voting as a single class, present in person or by proxy and entitled to vote at the Meeting.

The requisite approval for the Proposed Transaction Price Resolution shall be a simple majority of the votes cast by the Disinterested Shareholders, present in person or by proxy at the Meeting.

The requisite approval for the New Option Plan Resolution shall be a simple majority of the votes cast by Partner Jet Shareholders, present in person or by proxy at the Meeting.

The requisite approval for the RSU Plan Resolution shall be a simple majority of the votes cast by Partner Jet Shareholders, present in person or by proxy at the Meeting.  Pursuant to the policies of the TSXV, the RSU Plan Resolution must receive approval by a majority of the votes cast by all Partner Jet Shareholders excluding votes attaching to shares beneficially owned by Insiders of Partner Jet to whom RSUs may be granted under the RSU Plan and their Associates.

The Transaction

On June 30, 2021, Partner Jet and Volatus entered into the Amalgamation Agreement pursuant to which they will complete the Transaction and Partner Jet and Volatus will amalgamate under the OBCA to form the Resulting Issuer, and the business of the Resulting Issuer will primarily be Volatus' business.

Volatus

Volatus is a private corporation incorporated under the federal laws of Canada. Volatus was formed in 2019 by aviation veterans to become a drone solution provider in North America. Volatus soon identified that the current industry is highly fragmented with no dominant player. Volatus expanded its operations across Canada. Due to the experience of management, Volatus also become a subject matter expert to industry partners and smaller drone companies and soon expanded into the US by building its pilot network that enables it to serve all the segments of the market.

Principal Steps

The Amalgamation Agreement provides, among other things, that Volatus and Partner Jet shall amalgamate and continue as one corporation and shall cease to exist as entities separate from the Resulting Issuer and that:

(i) each one (1) Volatus Common Share, including the Volatus Common Shares issuable on exchange of the Subscription Receipts and the Volatus Common Shares issuable on conversion of the Bridge Financing Debentures, but excluding Volatus Common Shares held by holders that have validly exercised their dissent rights, shall be exchanged for one (1) Resulting Issuer Common Share;

(ii) each one (1) Volatus Class A Preferred Share, but excluding Volatus Class A Preferred Shares held by holders that have validly exercised their dissent rights, shall be exchanged for one (1) Resulting Issuer Preferred Share;

(iii) each Partner Jet Share, but excluding Partner Jet Shares held by Volatus or by holders that have validly exercised their dissent rights, shall be exchanged for Resulting Issuer Common Shares at the Exchange Ratio;

(iv) each outstanding Partner Jet Share held by Volatus shall be cancelled without any repayment;

(v) each outstanding Volatus Option that remains outstanding and unexercised as of the time of the Amalgamation, if any, whether or not vested, shall be exchanged for a Replacement Option to purchase one Resulting Issuer Common Share, on the same terms as those contained in the Volatus Option immediately prior to the Amalgamation, including the exercise price, and each such Volatus Option shall be cancelled;

(vi) pursuant to the terms of the Partner Jet Option Plan, each outstanding Partner Jet Option shall be deemed to become a Replacement Option to purchase the corresponding number of Resulting Issuer Common Shares based on the Exchange Ratio, on the same terms, including exercise price, as those contained in the Partner Jet Option immediately prior to the Amalgamation and each such Partner Jet Option shall be cancelled. The exercise price for each Resulting Issuer Common Share underlying each such Replacement Option will be equal to the exercise price per Partner Jet Share under the Partner Jet Option in effect immediately prior to the Amalgamation multiplied by the Exchange Ratio;

(vii) each outstanding Volatus Compensation Warrant shall be exchanged for a Replacement Compensation Warrant to purchase an equal number of Resulting Issuer Common Shares, on the same terms as those contained in the Volatus Compensation Warrant immediately prior to the Amalgamation, including the exercise price, and each such Volatus Compensation Warrant shall be cancelled; and

(viii) each outstanding Bridge Financing Warrant and Volatus SR Warrant shall be exchanged for a Replacement Warrant entitling the holder to purchase an equal number of Resulting Issuer Common Shares, on the same terms as those contained in the applicable Bridge Financing Warrant or Volatus SR Warrant, as applicable, immediately prior to the Amalgamation, including the exercise price, and each such Bridge Financing Warrant and Volatus SR Warrant shall be cancelled.

The current Partner Jet Shareholders (excluding Volatus) are expected to own approximately 1.35% of the Resulting Issuer Common Shares and the Volatus Shareholders, including holders of Volatus Shares issued on conversion of the Subscription Receipts and the Bridge Financing Debentures, will own approximately 88.70% of the Resulting Issuer Common Shares and 100% of the Resulting Issuer Preferred Shares on a fully diluted basis including the full 10% pool under the Resulting Issuer Option Plan. The Transaction constitutes a "reverse takeover" under the policies of the TSXV since the Volatus Shareholders will own a substantial majority of the outstanding Resulting Issuer Shares.

Completion of the Amalgamation is conditional upon, among other things, receipt of all required regulatory approvals and Partner Jet Shareholder approval of the Acquisition Resolution, the New Option Plan Resolution and the RSU Plan Resolution.

Conditions to the Transaction

The Amalgamation Agreement contains conditions precedent of the parties to the completion of the Transaction. Please see "Matters to be Acted On - Approval of the Amalgamation Agreement - The Amalgamation Agreement - Conditions to the Transaction" for further particulars of the conditions to close the Transaction.

Background to the Transaction

Pursuant to a share exchange agreement dated September 3, 2020, Aligned Two Inc. (formerly FSS Financial Services Inc.) exchanged its beneficial ownership of all of its Partner Jet Shares (being 4,123,760 Partner Jet Shares) for 412,376 Volatus Class A Preferred Shares. Through a written agreement between Volatus and Aligned Two Inc., Ian McDougall retained the voting rights of the Partner Jet Shares held by Volatus.

Various informal discussions were held between Volatus and Partner Jet in early 2021 exploring the potential opportunities and benefits of combining the activities of the two companies. Following these discussions Volatus proposed to initiate a reverse takeover of Partner Jet in accordance with terms to be mutually agreed. A draft letter of intent was circulated and negotiated between the parties and on February 26, 2021, Partner Jet and Volatus entered into a non-binding letter of intent in respect of the Transaction.

Following entering into the non-binding letter of intent in respect of the Transaction, the Partner Jet Board established the Partner Jet Special Committee.

Subsequently, Partner Jet and Volatus negotiated the Exchange Ratio to be incorporated into the Amalgamation Agreement. Using internal valuations prepared by both Partner Jet and Volatus as well as input from Echelon Wealth Partners Inc., Partner Jet and Volatus agreed upon the Exchange Ratio which valued each Partner Jet Share at $0.22. The Partner Jet Special Committee, with the assistance of Kalex Valuations Inc. determined that the Exchange Ratio is fair, from a financial point of view, to the Partner Jet Shareholders.

Partner Jet Special Committee

Due to the conflict of interest with share ownership and conflicting duties of certain management personnel, the Partner Jet Board established the Partner Jet Special Committee on March 11, 2021, comprising of three independent directors of Partner Jet, being Sam Ingram, Derek Sifton and Richard Gage. The Partner Jet Special Committee was formed to, among other things, review and evaluate the Transaction, oversee and supervise the process carried out by Partner Jet in negotiating and entering into the Amalgamation Agreement, determine an enterprise value of Partner Jet, and to make recommendations to the Partner Jet Board regarding the Amalgamation.

On March 18, 2021, the Partner Jet Special Committee formally retained Kalex Valuations Inc. to provide valuation assistance to the Partner Jet Special Committee in relation to the valuation of Partner Jet. Management was directed to provide Kalex and the Partner Jet Special Committee with access to financial statements, internal revenue projections and models, tax returns, management and material contracts.

The Partner Jet Special Committee met several times, jointly and separately, with Kalex and members of management to discuss current operations, possible new business opportunities, challenges facing Partner Jet and the status of operations and the merits of a business combination with Volatus.

At a meeting of the Partner Jet Board on April 21, 2021, the Partner Jet Special Committee, after consultation with Kalex, advised that it was able to report that it had received an indication of a fair and reasonable value, on a fully diluted basis, of $0.22 per Partner Jet Share. This valuation was based on the asset/book valuation method. The combination of the loss of one managed aircraft contract in Q1 2021 and the loss of an additional managed aircraft contract to take effect in Q2 2021 will significantly affect Partner Jet's operations on a go-forward basis, ultimately reducing aircraft management and charter revenue in the near future which will result in a lower per share value.

The Partner Jet Special Committee accepted this per share value valuation and recommended that the Partner Jet Board accept this value per share noting that the Partner Jet Special Committee was of the opinion that the Transaction should be pursued. The recommendation of the Partner Jet Special Committee was accepted and approved by the Partner Jet Board.

The Partner Jet Special Committee continued in May to review internal business plans and models prepared by Volatus. Subsequently, the Partner Jet Special Committee advised Kalex on May 5, 2021 regarding the potential need for a fairness opinion. Kalex was formally retained to undertake the Fairness Opinion with an engagement letter sent to the Partner Jet Special Committee on June 22, 2021 and executed on June 29, 2021.

A draft fairness opinion dated June 24, 2021, was reviewed by the Partner Jet Special Committee at its June 27, 2021 meeting along with the drafts of the Transaction Documents.

Kalex prepared and delivered the final Fairness Opinion dated July 2, 2021 to the Partner Jet Special Committee, stating that, in the opinion of Kalex, as of February 28, 2021, the Exchange Ratio is fair, from a financial point of view, to the Partner Jet Shareholders. The Chair of the Partner Jet Special Committee then finalized the opinion with Kalex once the Transaction Documents were executed.

The Partner Jet Special Committee, having reviewed the terms and provisions of the Amalgamation Agreement, having examined the business plans and projections of the Resulting Issuer, having recognized the difficulties facing Partner Jet in obtaining the required financing to attempt to recover from its downturn in its business revenue in part due to the consequences of Covid 19 pandemic, and having recognized the very competitive nature of the aircraft management and charter business, is of the opinion that it is in the best interests of Partner Jet and its shareholders to have Partner Jet agree to the terms presented by Volatus in the Amalgamation Agreement. A successfully combined company of Partner Jet and Volatus has an opportunity to participate in an exciting and growing segment of the economy thereby giving Partner Jet shareholders the best opportunity to realize a value gain on their common shares. The Fairness Opinion lends support that the Transaction is fair to Partner Jet Shareholders from a financial point of view.

After careful consideration, including a thorough review of, among other things, the factors described under the section titled "Particulars of Matters to be Acted On - Approval of the Amalgamation - Reasons for the Partner Jet Board Recommendation" in this Circular, and having consulted with its legal and financial advisors, the Partner Jet Partner Jet Special Committee unanimously determined that the Transaction is fair to Partner Jet Shareholders, from a financial point of view, and is in the best interests of Partner Jet.

The Partner Jet Partner Jet Special Committee unanimously recommended that the Partner Jet Board approve the Amalgamation and enter into the Amalgamation Agreement and that the Partner Jet Board recommend that Partner Jet Shareholders vote in favour of the Amalgamation Resolution.

Board Recommendation

The Partner Jet Board, on the recommendation of the Partner Jet Partner Jet Special Committee, has unanimously determined, with Ian A. McDougall abstaining, that the Transaction set forth herein is fair to the Partner Jet Shareholders, from a financial point of view, and in the best interests of Partner Jet. The Partner Jet Board recommends that Partner Jet Shareholders vote in favor of the Amalgamation Resolution, the Proposed Transaction Price Resolution, the New Option Plan Resolution and the RSU Plan Resolution. Please see "Information Concerning the Transaction - Recommendations of the Partner Jet Special Committee and Boards".

Reasons for the Partner Jet Board and Partner Jet Special Committee Recommendation

In evaluating and approving the Amalgamation and in making its determinations and recommendations, the Partner Jet Special Committee and the Partner Jet Board gave careful consideration to the expected future position of the business of Partner Jet and all of the terms of the Amalgamation Agreement. The Partner Jet Special Committee and the Partner Jet Board considered a number of factors including, without limitation:

 Uncertain Future Competitive Position. Partner Jet has been operating in an extremely competitive environment in the Greater Toronto Area, competing against nine other business aircraft operators in a mature market. The situation has been further impacted by the ongoing COVID-19 pandemic with aircraft owners and charter flying activity significantly reduced. As the industry slowly recovers from the pandemic, Partner Jet's ability to return to pre-pandemic flight levels will be strained with current working capital levels. The 2021 financial year end results are forecast to remain negative. As a result, the ability of Partner Jet to deliver value to Partner Jet Shareholders would be subject to significant uncertainties affecting Partner Jet's business and risks, including operational, financing, market and general economic risks.

 Participation by Partner Jet Shareholders in Future Growth of the Combined Company. Partner Jet Shareholders will receive Resulting Issuer Common Shares under the Amalgamation and will have the opportunity to participate in any future increase in value of the Resulting Issuer. The Partner Jet Special Committee and Partner Jet Board anticipate that future growth in drone services will provide greater growth potential compared to Partner Jet's traditional business activities in business aircraft aviation.

 Evaluation and Analysis. The Partner Jet Special Committee and the Partner Jet Board has given consideration to the business, operations, assets and prospects for the Resulting Issuer. Given the ongoing impact of the COVID-19 pandemic and the highly competitive environment in the GTA for managed aircraft and charter services, Partner Jet's ability to maintain its current business base, let alone future growth, will be very challenging without a significant financial investment. The financial performance of Partner Jet during the last fiscal year and year-to-date is expected to continue on a downward trend.

 Fairness Opinion: The Partner Jet Special Committee received the Fairness Opinion from Kalex to the effect that as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters set out therein, the Exchange Ratio pursuant to the Amalgamation Agreement is fair, from a financial point of view, to the Partner Jet Shareholders. See "Information Concerning the Transaction -Fairness Opinion" and Schedule "1" to this Circular.

 Shareholders' Approval. The required Partner Jet Shareholders' approvals are protective of the rights of Partner Jet Shareholders. The Amalgamation Resolution must be approved by at least 66⅔% of the votes cast by Partner Jet Shareholders at the Partner Jet Meeting and by at least a majority of the votes cast on the Amalgamation Resolution by the Minority Partner Jet Shareholders present in person or by proxy and entitled to vote at the Partner Jet Meeting (excluding the votes cast in respect to Partner Jet Shares held by Volatus and any other interested party, related party or joint actor of Partner Jet in accordance with the minority approval requirements of MI 61-101)

 Dissent Rights. Registered Partner Jet Shareholders who do not vote in favour of the Amalgamation will have the right to require a judicial appraisal of their Partner Jet Shares and obtain "fair value" pursuant to the proper exercise of the Dissent Rights.

The reasons of the Partner Jet Special Committee and the Partner Jet Board for recommending the Amalgamation include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors" in this Circular.

Fairness Opinion

In deciding to approve the Amalgamation Agreement and the terms of the Transaction, the Partner Jet Board considered, among other things, the Fairness Opinion. The Fairness Opinion concludes that, as of February 28, 2021 and subject to the assumptions, limitations and qualifications set out therein, the Exchange Ratio is fair to the Partner Jet Shareholders from a financial point of view. The complete text of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Schedule "1". The Fairness Opinion is not and should not be construed as a valuation of Partner Jet or Volatus or their respective assets or securities. Partner Jet Shareholders are urged to read the Fairness Opinion in its entirety. See "Information Concerning the Transaction - Fairness Opinion" for further information.

Related Party Transaction

The Transaction constitutes a Related Party Transaction for Partner Jet within the meaning of MI 61-101. Pursuant to MI 61-101, if a transaction is a Related Party Transaction, a formal valuation and Minority Approval of the Transaction may be required. The Partner Jet Special Committee was formed on March 11, 2021 for the purposes of reviewing the Transaction and Amalgamation Agreement and making recommendations to the Partner Jet Board, and also to consider the application of MI 61-101.

As Partner Jet is listed on the TSXV and no other stock exchange outside of Canada and the United States, MI 61-101 provides an exemption to the general requirement to obtain a valuation for a transaction that is a Related Party Transaction. However, the Partner Jet Board has been obtained the Fairness Opinion by Kalex dated July 3, 2021. The complete text of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Schedule "1".

Partner Jet has not received bona fide offers from other parties during the 24 months prior to the LOI.

MI 61-101 and the policies of the TSXV require that Partner Jet obtain Minority Approval for the Amalgamation from holders of every class of affected securities, in each case voting separately. The only outstanding classes of affected securities of Partner Jet are the Partner Jet Shares. As a result, at the Partner Jet Meeting, Partner Jet shall seek the approval to the Amalgamation Resolution from a majority of the votes cast by the Minority Partner Jet Shareholders.

In determining what constitutes Minority Approval for a Related Party Transaction, Partner Jet must exclude the votes attached to affected securities, that to the knowledge of Partner Jet or its directors and officers, after reasonable inquiry, are beneficially owned or over which control or direction is exercised by (a) Partner Jet, (b) an Interested Party (c) a Related Party of an Interested Party or (d) a joint actor with a person referred to in (b) or (c) above. Partner Jet must also exclude the votes attached to Partner Jet Shares held by any directors or officers of Partner Jet or any other Related Parties receiving a Collateral Benefit (as defined in MI 61-101) as a result of the Transaction.

Partner Jet has determined that the votes attached to 4,123,760 Partner Jet Shares held by Volatus must be excluded from voting on the Amalgamation Resolution, which must be approved by a majority of the Minority Shareholders voting in person or by proxy at the Meeting. Please "Information Concerning the Transaction - Application of MI 61-101".

The Transaction is not subject to MI 61-101 for Volatus as it is not a reporting issuer.

Dissent Rights

The OBCA provides that each Registered Partner Jet Shareholder will have Dissent Rights with respect to the Amalgamation and, if the Amalgamation becomes effective, to have such holder's Dissenting Shares cancelled in exchange for cash payment from the Resulting Issuer equal to the fair value of such holder's Dissenting Shares as of the day of the Meeting. Registered Partner Jet Shareholders who wish to exercise their Dissent Rights must: (a) deliver a written notice of dissent to the Amalgamation Resolution to Partner Jet, by mail to: Partner Jet Corp., Attention: Luc Masse, President & Chief Executive Officer, 2450  Derry  Road  East,  Hangar  #9,  Mississauga, Ontario L5S 1B2, or by email to lmasse@partnerjet.com , in either case by no later than 5:00 p.m. (Toronto time) on December 10, 2021, or the Business Day immediately preceding any adjournment or postponement of the Meeting; (b) not have voted in favour of the Amalgamation Resolution; and (c) otherwise have complied with the provisions of Section 185 of the OBCA. In addition to any other restrictions under Section 185 of the OBCA, Non-Registered Partner Jet Shareholders and holders of securities convertible for Partner Jet Shares (including Partner Jet Options) are not entitled to exercise Dissent Rights.

A registered Partner Jet Shareholder's failure to strictly comply with the procedures set forth in Section 185 of the OBCA will result in the loss of such Registered Partner Jet Shareholder's Dissent Rights. It is very important that you strictly comply with these requirements if you wish to dissent.

It is a condition of the Transaction that holders of not more than 5% of the Partner Jet Shares shall have exercised their Dissent Rights. See "Particulars of Matters to be Acted On - Approval of the Amalgamation - Dissent Rights".

Volatus Financing

On June 30, 2021, Volatus issued 14,051,932 Subscription Receipts at a price of $0.65 per Subscription Receipt for gross proceeds of $9,133,755.80.  Each Subscription Receipt will automatically convert, for no additional consideration, into one unit of Volatus (a "Unit") upon the satisfaction of certain escrow release conditions, including, among others, the completion or waiver of all conditions precedent to the completion of the Amalgamation and the receipt of shareholder and regulatory approvals required for the completion of the Amalgamation (the "Escrow Release Conditions"). Each Unit will be comprised of one Volatus Common Share and one-half of one SR Warrant.  See "Information Concerning Volatus Aerospace Corp. - Description of Securities - Subscription Receipts"

A cash fee of $636,362.90 was payable to the Agents in connection with the Volatus Financing, 50% of which was withheld from the proceeds of the financing and paid to the Agents and the other 50% of which was placed into escrow and is payable upon satisfaction of the Escrow Release Conditions. Upon satisfaction of the Escrow Release Conditions, the escrowed proceeds of the Offering, less any amounts owing to the Agents, will be released to the Resulting Issuer.  In addition, Volatus issued an aggregate of 979,019 Volatus Compensation Warrants to the Agents in connection with the Volatus Financing.  See "Information Concerning Volatus Aerospace Corp. - Description of Securities - Subscription Receipt Broker Warrants".

Risk Factors

Following completion of the Amalgamation, the Resulting Issuer will carry on the business of Volatus and Partner Jet. The Resulting Issuer Shares are a risky and speculative investment. The Resulting Issuer is subject to certain risks including, but not limited to, the following:

No certainty that all conditions precedent will be satisfied	Market for securities and volatility of share price
Anticipated benefits of the Transaction may not be realized	Speculative nature of investment risk
Failure to obtain all regulatory requirements	Liquidity and future financing risk
Termination of acquisition agreements or Amalgamation Agreement	Additional financing
Acquisitions generally	Ability of resulting issuer to continue as a going concern
Dilution	Negative cash flow from operations

Dividends	Emerging industry
Control by majority shareholders	Difficulty to forecast
Global financial conditions	Industry growth
Limited public company experience	Rapid technology developments
Future sales of Resulting Issuer common shares by existing shareholders	Defects in offerings
Future sales of Resulting Issuer common shares by existing shareholders	Risk of accidents
Competition	Variable revenues and earnings
Partner Jet's business operations depend on licences	Internal controls
Ability to obtain positive cash flows	Regulatory risks
Liquidity risk	Regulatory approvals.
Controlling customer costs	Geographical expansion
High concentration of customer contracts	Foreign political and legal risk
Industry risk and economic sensitivity	Factors which may prevent realization of growth targets
Fluctuations in fuel prices	Brand development
Government regulations	Privacy laws compliance
Foreign currency risk	Cyber-threats
Severe weather patterns	Reputational risk
Volatus has a limited operating history in evolving industry	Future capital requirements
Volatus could incur substantial product liability claims relating to its products.	Operating risk and insurance coverage
Ownership and protection of intellectual property	Dependence on key employees
Exposure to risks relating to non-performing strategic suppliers and reseller contracts and agreements, including delays	Litigation
Supplier risk	Future acquisitions
Catastrophic events

For a detailed description of risk factors concerning the Amalgamation and the Resulting Issuer, see the section entitled "Risk Factors".

Listing and Share Price

The Partner Jet Shares are listed and posted for trading on the TSXV under the symbol "PJT". The price of the Partner Jet Shares on March 2, 2021, being the last day Partner Jet Shares traded prior to the announcement of the Transaction, was $0.40. See also "Information Concerning Partner Jet - Price Range and Trading Volume of the Partner Jet Shares". There is no public market for the Volatus Shares.

As of the date of this Circular, the TSXV has conditionally accepted the Transaction subject to Partner Jet fulfilling all of the requirements of the TSXV. Final approval from the TSXV will be subject to the Resulting Issuer fulfilling all the requirements of the TSXV.

Board of Directors and Management of the Resulting Issuer

The current directors of Partner Jet (the "Current Partner Jet Directors") are Richard Cooper, Richard Gage, Samuel Ingram, Ian A. McDougall and Derek Sifton. Pursuant to the Amalgamation Agreement, it is anticipated that, on closing of the Transaction, Glen Lynch, Ian A. McDougall, Samuel Ingram and Gordon Silverman (the "Resulting Issuer Directors") will be the directors of the Resulting Issuer until the next shareholders' meeting of the Resulting Issuer held for the purpose of electing directors or until their successors are otherwise appointed. Upon closing of the Transaction, it is intended that the senior management team of the Resulting Issuer will consist of Glen Lynch as President and Chief Executive Officer, Abhinav Singhvi as Chief Financial Officer, Luc Masse as Executive Vice President and Corporate Secretary and Robert Walker as Vice-President - Business Development.

See "Information Concerning the Resulting Issuer - Directors, Officers and Promoters" for biographies of the proposed directors and management team of the Resulting Issuer.

Interests of Insiders

The following is a summary of the interests of any Insider, promoter or control person of Partner Jet, Volatus and the Resulting Issuer and their respective Associates and Affiliates (before and after giving effect to the Transaction and the Volatus Financing), including any consideration that such individual may receive if the Transaction proceeds.

Insiders, Promoter, Control Person	Position	Number Partner Jet Shares and/or shares of Volatus as at the Date of this Circular(1)	Approximate Number of Resulting Issuer Shares upon Completion of the Transaction(2)
Luc Masse Morin-Heights, Quebec	President & Chief Executive Officer of Partner Jet and proposed Officer of the Resulting Issuer	250 Partner Jet Shares	230,854 Resulting Issuer Common Shares(5)
Ian A. McDougall Caledon, Ontario	Director and Executive Vice-Chairman of Partner Jet, Director and Chairman of Volatus and proposed Director of the Resulting Issuer	38,461,667 Volatus Common Shares(3) 412,376 Volatus Class A Preferred Shares(4)	38,461,667 Resulting Issuer Common Shares(3) 412,376 Resulting Issuer Preferred Shares(4)
Richard Cooper Kleinburg, Ontario	Director of Partner Jet	10 Partner Jet Shares	3 Resulting Issuer Common Shares
Richard Gage Ottawa, Ontario	Director of Partner Jet	1,000 Partner Jet Shares	339 Resulting Issuer Common Shares
Samuel Ingram Toronto, Ontario	Director of Partner Jet and proposed Director of the Resulting Issuer	2,500	847 Resulting Issuer Common Shares
Derek Sifton King City, Ontario	Director of Partner Jet	Nil	Nil

Insiders, Promoter, Control Person	Position	Number Partner Jet Shares and/or shares of Volatus as at the Date of this Circular(1)	Approximate Number of Resulting Issuer Shares upon Completion of the Transaction(2)
Jingchen Fan Toronto, Ontario	Chief Financial Officer of Partner Jet	9 Partner Jet Shares	3 Resulting Issuer Common Shares
Volatus	Insider of Partner Jet	4,123,760 Partner Jet Shares[8]	Nil
Michael W. Herman Sudbury, Ontario	Insider of Partner Jet	1,815,334 Partner Jet Shares	614,422 Resulting Issuer Common Shares
Glen Lynch Dollar-de-Ormeaux, Quebec	Director and Chief Executive Officer of Volatus and proposed Director and Chief Executive Officer of the Resulting Issuer	38,461,667 Volatus Common Shares	38,461,667 Resulting Issuer Common Shares
Abhinav Singhvi Toronto Ontario	Chief Financial Officer of Volatus and proposed Chief Financial Officer of the Resulting Issuer	Nil	307,692 Resulting Issuer Common Shares(6)
Robert Walker Winnipeg, Manitoba	VP of Business Development of Volatus and proposed VP of Business Development of the Resulting Issuer	5,000 Partner Jet Shares	232,461 Resulting Issuer Common Shares(7)

______________________________
Notes:

1. As of the date hereof, there are 9,078,774 Partner Jet Shares outstanding, 76,923,334 Volatus Common Shares outstanding and 412,376 Volatus Class A Preferred Shares outstanding.

2. Upon completion of the Transaction, it is expected there will be approximately 101,834,964 Resulting Issuer Common Shares (on a non-diluted basis) and 412,376 Resulting Issuer Preferred Shares issued and outstanding assuming completion of the Volatus Financing for aggregate gross proceeds of $9,200,000.

3. Held indirectly through Delta-Mike Inc.

4. Held indirectly through Aligned Two Inc.

5. Includes shares issuable on exercise of 230,769 stock options held by Luc Masse in Volatus which will be accelerated and exercised prior to Closing.

6. Includes shares issuable on exercise of 307,692 stock options held by Abhinav Singhvi in Volatus which will be accelerated and exercised prior to Closing.

7. Includes shares issuable on exercise of 230,769 stock options held by Robert Walker in Volatus which will be accelerated and exercised prior to Closing.

8. The voting rights attached to the Partner Jet Shares are controlled by Ian McDougall pursuant to a written agreement between Volatus, Aligned Two Inc. and Ian McDougall.

Arm's Length Transaction

The Transaction is not considered an Arm's Length Transaction within the meaning of the policies of the TSXV. Please see "Particulars of Matters to be Acted On - Approval of the Amalgamation - Application of MI 61-101" for additional particulars.

Interests of Experts

No person or company, whose profession or business gives authority to a statement made by the person or company and who is named as having prepared or certified a part of this Circular or as having prepared or certified a report or valuation described or included in this Circular, holds, or is expected to hold, any beneficial interest, directly or indirectly, in any property of Partner Jet, Volatus or the Resulting Issuer or of an Associate or Affiliate of Partner Jet, Volatus or the Resulting Issuer and no such person is expected to be elected, appointed or employed as a director, senior officer or employee of Partner Jet, Volatus or the Resulting Issuer or of an Associate or Affiliate of Partner Jet, Volatus or the Resulting Issuer and no such person is a promoter of Partner Jet, Volatus or the Resulting Issuer or an Associate or Affiliate of Partner Jet, Volatus or the Resulting Issuer.

S&W LLP has informed Partner Jet that they are independent with respect to Partner Jet within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

S&W LLP has informed Volatus that they are independent with respect to Volatus within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

Kalex Valuations Inc. acted as financial advisor to the Partner Jet Special Committee and the Partner Jet Board. Kalex has informed Partner Jet that they are independent of Partner Jet and Volatus. As of the date of this Circular, the designated professionals of Kalex beneficially own, directly or indirectly, less than 1% of the securities of Partner Jet and Volatus, their associates or their affiliates.

Conflicts of Interest

There may be potential conflicts of interest to which the proposed directors, officers, insiders and promoters of the Resulting Issuer will be subject in connection with the operations of Resulting Issuer. Each of the directors and officers of Resulting Issuer may become or already is associated with other reporting issuers or other entities which may give rise to conflicts of interest. Certain of the directors have either other employment or other business or time restrictions placed on them and accordingly, these directors will only be able to devote part of their time to the affairs of Resulting Issuer. Some of the directors, officers, Insiders and Promoters have been and will continue to be engaged in the identification and evaluation of new opportunities, with a view to potential acquisition of interests in businesses and corporations on their own behalf and on behalf of other corporations.

Conflicts, if any, will be subject to the procedures and remedies prescribed by the OBCA, the TSXV and applicable securities law, regulations and policies. See also "Information Concerning the Resulting Issuer - Conflicts of Interest".

Selected Pro Forma Financial Information

The following is a summary of certain selected pro-forma financial information of the Resulting Issuer after giving effect to the Transaction and should be read in conjunction with the unaudited interim financial statements of Partner Jet for the three and nine months ended August 31, 2021, which is attached to this Circular as Schedule "5" and the unaudited interim financial statements of Volatus for the period ended June 30, 2021, which is attached to this Circular as Schedule "6". Such information is derived from and should be read in conjunction with the unaudited pro forma financial statements of the Resulting Issuer and the notes thereto attached hereto as Schedule "7".

	Partner Jet as at August 31, 2021 (C$)	Volatus as at June 30, 2021 (1) (C$)	Pro Forma Adjustments as at August 31, 2021 (C$)	Resulting Issuer Pro Forma as at August 31, 2021 (C$)
Current Assets	787,624	4,147,045	7,444,895	12,379,564
Total Assets	4,286,930	12,639,971	7,186,178	24,113,079
Current Liabilities	887,940	1,580,434	-2,403,580	2,741,818
Total Liabilities	3,151,975	4,257,458	-2,312,640	6,780,335
Shareholders' Equity (Deficit)	1,134,955	6,698,971	9,498,818	17,332,744

_______________________
Note:

(1) The unaudited pro forma consolidated statement of financial position and the accompanying notes are presented in CAD.

Estimated Available Funds and Principal Purposes

Available Funds

The available funds to the Resulting Issuer after giving effect to the Amalgamation and upon completion of the Volatus Financing, after taking into account costs and expenses associated with closing thereof, are anticipated to be approximately $7,914,796, based on the calculations set out in the table below. The amounts shown in the table are estimates only and are based on funds expected to be available at the completion of the Transaction.

Source of Funds	Available Funds (C$)
Estimated Working Capital of Volatus as at October 31, 2021	110,000
Estimated Working Capital of Partner Jet as at October 31, 2021	(98,000)
Gross funds raised pursuant to the Volatus Financing	9,133,756
Estimated costs associated with the Transaction, Volatus Financing and related matters[1]	4,806,793
Total Estimated Funds Available	7,914,796

Note:

(1) A cash fee of $636,362.90 was payable to the Agents in connection with the Volatus Financing, 50% of which was withheld from the proceeds of the financing and paid to the Agents and the other 50% of which was placed into escrow and is payable upon satisfaction of the Escrow Release Conditions. Upon satisfaction of the Escrow Release Conditions, the escrowed proceeds of the Offering, less any amounts owing to the Agents, will be released to the Resulting Issuer.  In addition, Volatus issued an aggregate of 979,019 Volatus Compensation Warrants to the Agents in connection with the Volatus Financing.  See "Information Concerning Volatus Aerospace Corp. - Description of Securities - Subscription Receipt Broker Warrants".

Uses of Available Funds

The Resulting Issuer intends to use the available funds over the next 12 months as set out in the table below:

Anticipated Use of Funds	Amount (C$)
Capital Expenditures	1,108,003
Acquisitions	2,000,000
Working Capital	4,806,793
TOTAL	7,914,796

The Resulting Issuer intends to spend the available funds for the principal purposes as indicated above. Revenues and accounts receivable received in the months following completion of the Transaction may also provide the Resulting Issuer with additional cash. Notwithstanding the foregoing, there may also be circumstances where, for sound business reasons, a reallocation of funds may be necessary for the Resulting Issuer to achieve these objectives. The Resulting Issuer may require additional funds in order to fulfill all of the Resulting Issuer's expenditure requirements to meet its objectives, in which case the Resulting Issuer expects to either issue additional shares or incur indebtedness. See also "Risk Factors". There is no assurance that additional funding required by the Resulting Issuer would be available if required. However, it is anticipated that the available funds will be sufficient to satisfy the Resulting Issuer's objectives over the next 12 months and that during this period of time, adequate cash flow will be generated to assist the Resulting Issuer in pursuing its objectives.

Dividend Record and Policy

The Resulting Issuer does not currently intend to pay any cash dividends or distributions on the Resulting Issuer Shares in the foreseeable future and therefore holders of Resulting Issuer Shares may not be able to receive a return on their shares unless they sell them. The Resulting Issuer's policy will be to retain earnings to reinvest in the Resulting Issuer.

The Resulting Issuer's dividend policy will be reviewed from time to time by the Resulting Issuer Board in the context of its earnings, financial condition and other relevant factors. Until the Resulting Issuer pays dividends on the Resulting Issuer Shares, which it may never do, its shareholders will not be able to receive a return on the Resulting Issuer Shares unless they sell them.

Accompanying Documents

This Circular is accompanied by several Schedules and Appendices which are incorporated by reference into, form an integral part of, and should be read in conjunction with this Circular. It is recommended that Shareholders read this Circular and the attached Schedules and Appendices in their entirety.

NEITHER THE TSXV NOR ANY SECURITIES REGULATORY AUTHORITY HAS IN ANY WAY PASSED UPON THE MERITS OF THE TRANSACTION. THE TSXV HAS CONDITIONALLY ACCEPTED THE TRANSACTION SUBJECT TO PARTNER JET FULFILLING ALL OF THE REQUIREMENTS OF THE TSXV.

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VOTING INFORMATION AND GENERAL PROXY MATTERS

As a Partner Jet Shareholder, it is very important that you read this information carefully and then vote your Partner Jet Shares, either by proxy or completing the voting instruction form or by attending the Meeting.

Date, Time and Place of the Meeting

This Circular and the accompanying form of proxy are furnished in connection with the solicitation of proxies by management of the Corporation for use at the Meeting to be held at 60 Airport Road, Oro Medonte, ON L0L 2E0, Canada on December 14, 2021 at 10:00 a.m. (Toronto time), and at any adjournment or postponement thereof.

Solicitation of Proxies

This Circular is furnished in connection with the solicitation by or on behalf of management of Partner Jet of proxies to be used at the Meeting and at any adjournment thereof for the purposes set forth in the enclosed Notice of Meeting. Proxies will be solicited primarily by mail, solicited personally solicited by a third-party, by telephone or by any form of electronic communication by directors, officers or the regular employees of Partner Jet at nominal or no cost. The costs of solicitation by management or by a third-party will be borne by Partner Jet.

This Notice of Meeting and the accompanying Circular and form of proxy (collectively the "Meeting Materials") are being sent to both registered and non-registered owners of Partner Jet Shares in accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issues ("NI 54-101") and arrangements have been made with clearing agencies, brokerage houses and other financial intermediaries to deliver proxy solicitation materials to the beneficial owners of the Partner Jet Shares. Partner Jet may pay the reasonable costs incurred by such persons in connection with such delivery. The Meeting Materials are also available under Partner Jet's profile on SEDAR at www.sedar.com.

If you are a non-registered holder of Partner Jet Shares, and Partner Jet or its agent has sent these materials directly to you, your name and address and information about your holdings of Partner Jet Shares have been obtained in accordance with applicable securities laws from the Intermediary (as defined below) holding the Partner Jet Shares on your behalf. By choosing to send these materials to you directly, Partner Jet (and not the Intermediary holding on your behalf) has assumed responsibility for: (i) delivering these materials to you; and (ii) executing proper voting instructions. Please return your voting instructions as specified in the request for voting instructions or form of proxy delivered to you.

Shareholders Entitled to Vote

Registered Partner Jet Shareholders as at the close of business on the Record Date, or the person or persons they appoint as their proxies, are entitled to attend and vote on all matters that may properly come before the Meeting in respect of which their vote is required. Registered Partner Jet Shareholders are entitled to vote at the Meeting either in person or by proxy. Voting by proxy means that you are giving the person or persons named on your proxy form (your proxyholder) the authority to vote your Partner Jet Shares for you at the Meeting or any adjournment(s) or postponement(s) thereof.

Each Partner Jet Shareholder of record at the close of business on the Record Date will be entitled to one vote for each Partner Jet Share held with respect to all matters proposed to come before the Meeting and requiring a vote by Partner Jet Shareholders.

Appointment of Proxyholders and Revocation of Proxies

The persons named in the enclosed form of proxy will represent management of Partner Jet at the Meeting. A shareholder has the right to appoint a person or company (who need not be a Partner Jet Shareholder), other than the persons designated in the accompanying form of proxy, to represent the shareholder at the Meeting. Such right may be exercised by inserting the name of such person or company in the blank space provided in the proxy or by completing another proper form of proxy. A shareholder wishing to be represented by proxy at the Meeting or any adjournment thereof must, in all cases, deposit the completed proxy with TSX Trust Company (301-100 Adelaide Street W, Toronto, Ontario M5H 1S3) (the "Transfer Agent") by 10:00 a.m. (Toronto Time) on December 10, 2021 or, if the Meeting is adjourned or postponed, at least 48 hours, excluding Saturdays, Sundays and holidays, prior to any adjournment or postponement of the Meeting at which the proxy is to be used. A proxy should be executed by the shareholder or its attorney duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. Failure to properly complete or deposit a proxy may result in its invalidation.

A registered shareholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a registered shareholder who has given a proxy attends the Meeting in person at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to any other manner permitted by law, a proxy may be revoked before it is exercised by an instrument in writing executed in the same manner as a proxy and deposited to the attention of the secretary of Partner Jet at the registered office of Partner Jet at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used or with the Chairman of the Meeting on the day of such Meeting or any adjournment thereof and thereupon the proxy is revoked.

A shareholder attending the Meeting has the right to vote in person and, if he or she does so, his or her proxy is nullified with respect to the matters such person votes upon and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment thereof.

If you are a Beneficial Shareholder (as defined below), please contact your Intermediary for instructions on how to revoke your voting instructions.

Exercise of Discretion

Partner Jet Shares represented by proxies in favour of management nominees will be voted in accordance with the instructions of the shareholder on any ballot that may be called for and, if a shareholder specifies a choice with respect to any matter to be acted upon at the Meeting, the shares represented by proxy shall be voted accordingly. Where no choice is specified, the proxy will confer discretionary authority and will be voted FOR all matters proposed by management at the Meeting. The enclosed form of proxy also confers discretionary authority upon the persons named therein to vote with respect to any amendments or variations to the matters identified in the Notice and with respect to any other matters which may properly come before the Meeting in such manner as the nominee in his judgment may determine. At the date hereof, management of Partner Jet knows of no such amendments, variations or other matters to come before the Meeting.

Advice to Beneficial Shareholders of Partner Jet Shares

The information set forth in this section is of significant importance to many Partner Jet Shareholders as a substantial number of Partner Jet Shareholders do not hold their Partner Jet Shares in their own name and thus are considered non-registered Partner Jet Shareholders. Partner Jet Shareholders who do not hold their Partner Jet Shares in their own name ("Beneficial Shareholders") should note that only proxies deposited by Partner Jet Shareholders whose names appear on the records of Partner Jet as the registered holders of Partner Jet Shares can be recognized and acted upon at the Meeting. If Partner Jet Shares are listed in an account statement provided to Partner Jet Shareholders by a broker then, in almost all cases, those shares will not be registered in the shareholder's name on the records of Partner Jet. Such Partner Jet Shares will more likely be registered under the name of the shareholder's broker or an agent of that broker or another similar entity (an "Intermediary"). Partner Jet Shares held by an Intermediary can only be voted by the Intermediary (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, Intermediaries are prohibited from voting shares.

Beneficial Shareholders should ensure that instructions respecting the voting of their Partner Jet Shares are communicated in a timely manner and in accordance with the instructions provided by their Intermediary. Applicable regulatory rules require Intermediaries to seek voting instructions from Beneficial Shareholders in advance of the Meeting. Every Intermediary has its own mailing procedures and provides its own return instructions to clients, which instructions should be carefully followed by Beneficial Shareholders in order to ensure that their Partner Jet Shares are voted at the Meeting.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purpose of voting Partner Jet Shares registered in the name of their Intermediary, a Beneficial Shareholder may attend at the Meeting as proxyholder for the Intermediary and vote the Partner Jet Shares in that capacity. Beneficial Shareholders who wish to attend the Meeting and indirectly vote their Partner Jet Shares as a proxyholder, should enter their own names in the blank space on the form of proxy provided to them by their Intermediary and return the same to their Intermediary in accordance with the instructions provided by their Intermediary well in advance of the Meeting.

Record Date

The date fixed by the Partner Jet Board for determining registered Partner Jet Shareholders entitled to receive notice of and vote at the Meeting is November 15, 2021 (the "Record Date").

Quorum

The presence of two or more Partner Jet Shareholders or proxyholders entitled to cast votes at the Meeting will constitute a quorum. Partner Jet's list of shareholders as of the Record Date has been used to deliver to shareholders the Notice of Meeting and this Circular as well as to determine who is eligible to vote.

Voting Securities and Principal Holders of Voting Securities

The authorized share capital of Partner Jet consists of an unlimited number of Partner Jet Shares without par value. As at the Record Date and the date hereof, 9,078,774 Partner Jet Shares are issued and outstanding, each of which carries the right to one vote on all matters that may come before the Meeting. Only Partner Jet Shareholders of record as at the close of business on the Record Date who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above will be entitled to vote or have Partner Jet Shares voted at the Meeting, where each Partner Jet Share carries the right to one (1) vote at the Meeting on each matter that may properly come before the Meeting and requiring a vote by Partner Jet Shareholders.

To the knowledge of the directors and executive officers of Partner Jet, no person or company beneficially owns, or controls or directs, directly or indirectly, Partner Jet Shares carrying in excess of 10% of the voting rights attached to all outstanding Partner Jet Shares as at the date of this Circular, other than Volatus and Michael W. Herman, who beneficially own or control or direct directly or indirectly, 4,123,760 and 1,815,334 Partner Jet Shares, respectively, being approximately 45.42% and 20.0% of the Partner Jet Shares outstanding. To the knowledge of the directors and officers of Partner Jet, as of the Record Date, no other person beneficially owned, directly or indirectly, or exercised control or direction over, more than 10% of the Partner Jet Shares. Pursuant to a written agreement between Volatus and Aligned Two Inc., Ian McDougall retains control of the voting rights of the Partner Jet Shares held by Volatus.

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PARTICULARS OF MATTERS TO BE ACTED ON

TO THE KNOWLEDGE OF PARTNER JET'S DIRECTORS, THE ONLY MATTERS TO BE PLACED BEFORE THE MEETING ARE THOSE REFERRED TO IN THE NOTICE OF MEETING ACCOMPANYING THIS INFORMATION CIRCULAR. HOWEVER, SHOULD ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY SOLICITED HEREBY WILL BE VOTED ON SUCH MATTERS IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS VOTING THE SHARES REPRESENTED BY THE PROXY

1. Approval of the Amalgamation

Partner Jet and Volatus have entered into the Amalgamation Agreement providing for the completion of the Transaction. At the Meeting, in accordance with the requirements of the policies of the TSXV, Partner Jet Shareholders will be asked to consider, and if thought fit, to pass with or without variation, as a special resolution of Partner Jet Shareholders, the Amalgamation Resolution set forth in Appendix "A" hereto, authorizing, confirming and approving the Amalgamation. The Amalgamation Resolution must also receive Minority Approval.

Overview of the Amalgamation

The parties to the Transaction are Partner Jet and Volatus. The Transaction is a Non-Arm's Length Transaction for the purposes of the policies of the TSXV and a Related Party Transaction for the purposes of MI 61-101 as Volatus holds 45.42% of the issued and outstanding Partner Jet Shares on a non-diluted basis. The Transaction will result in reverse takeover of Partner Jet by Volatus under the policies of the TSXV, since Volatus Shareholders will own a substantial majority of the outstanding Resulting Issuer Shares. Upon completion of the Transaction and after taking into account the Volatus Financing, of the total issued and outstanding Resulting Issuer Common Shares, current Partner Jet Shareholders (excluding Volatus) are expected to own approximately 1.35% of the Resulting Issuer Common Shares, and the Volatus Shareholders, including holders of Volatus Common Shares issued on conversion of the Subscription Receipts and the Bridge Financing Debentures, will own approximately 88.65% of the Resulting Issuer Common Shares and 100% of the Resulting Issuer Preferred Shares, on a fully diluted basis including the full 10% pool under the Resulting Issuer Option Plan.

Principal Steps of the Transaction

The Amalgamation Agreement provides, among other things, that Volatus and Partner Jet shall amalgamate and continue as one corporation and shall cease to exist as entities separate from the Resulting Issuer and that:

(a) each one (1) Volatus Common Share, including the Volatus Common Shares issuable on exchange of the Subscription Receipts and the Volatus Common Shares issuable on conversion of the Bridge Financing Debentures, but excluding Volatus Common Shares held by holders that have validly exercised their dissent rights, shall be exchanged for one (1) Resulting Issuer Common Share;

(b) each one (1) Volatus Class A Preferred Share, but excluding Volatus Class A Preferred Shares held by holders that have validly exercised their dissent rights, shall be exchanged for one (1) Resulting Issuer Preferred Share;

(c) each Partner Jet Share, but excluding Partner Jet Shares held by Volatus or by holders that have validly exercised their dissent rights, shall be exchanged for Resulting Issuer Common Shares at the Exchange Ratio;

(d) each outstanding Partner Jet Share held by Volatus shall be cancelled without any repayment;

(e) each outstanding Volatus Option that remains outstanding and unexercised as of the time of the Amalgamation, if any, shall be exchanged for a Replacement Option to purchase one Resulting Issuer Common Share, on the same terms as those contained in the Volatus Option immediately prior to the Amalgamation, including the exercise price, and each such Volatus Option shall be cancelled;

(f) pursuant to the terms of the Partner Jet Option Plan, each outstanding Partner Jet Option shall be deemed to become a Replacement Option to purchase the corresponding number of Resulting Issuer Common Shares based on the Exchange Ratio, on the same terms, including exercise price, as those contained in the Partner Jet Option immediately prior to the Amalgamation and each such Partner Jet Option shall be cancelled.  The exercise price for each Resulting Issuer Common Share underlying each such Replacement Option will be equal to the exercise price per Partner Jet Share under the Partner Jet Option in effect immediately prior to the Amalgamation multiplied by the Exchange Ratio;

(g) each outstanding Volatus Compensation Warrant shall be exchanged for a Replacement Compensation Warrant to purchase an equal number of Resulting Issuer Common Shares, on the same terms as those contained in the Volatus Compensation Warrant immediately prior to the Amalgamation, including the exercise price, and each such Volatus Compensation Warrant shall be cancelled; and

(h) each outstanding Bridge Financing Warrant and Volatus SR Warrant shall be exchanged for a Replacement Warrant entitling the holder thereof to purchase an equal number of Resulting Issuer Common Shares, on the same terms as those contained in the applicable Bridge Financing Warrant or Volatus SR Warrant immediately prior to the Amalgamation, including the exercise price, and each such Bridge Financing Warrant and Volatus SR Warrant shall be cancelled.

Prior to the completion of the Amalgamation, Volatus will complete the Volatus Continuance.

The Amalgamation Agreement

The Transaction will be effected in accordance with the Amalgamation Agreement, a copy of which has been filed under Partner Jet's profile on SEDAR at www.sedar.com as a material document and a copy of which is attached as Appendix "A" to this Circular. The description of the Amalgamation Agreement, both below and elsewhere in this Circular is a summary only, is not exhaustive and is qualified in its entirety by reference to the terms of the Amalgamation Agreement, which is incorporated by reference herein.

Representations and Warranties

The Amalgamation Agreement contains representations and warranties made by each of Partner Jet and Volatus. The assertions embodied in those representations and warranties are solely for the purposes of the Amalgamation Agreement and may be subject to important qualifications, limitations and exceptions agreed to by the parties in connection with negotiating its terms and as set out in the disclosure letters delivered in connection with the Amalgamation Agreement. Certain representations and warranties may not be accurate or complete as of any specified date because they are qualified by certain disclosure provided by the Parties or are subject to a standard of materiality or are qualified by a reference to the concept of a "Material Adverse Event" (which concept is defined in the Amalgamation Agreement and in some respects are different from the materiality standards generally applicable under securities laws). Therefore, Partner Jet Shareholders should not rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

For further details of the representations and warranties given by Partner Jet in the Amalgamation Agreement please refer to Section 4.1 of the Amalgamation Agreement. For further details of the representations and warranties given by Volatus in the Amalgamation Agreement please refer to Section 4.2 of the Amalgamation Agreement.

Conditions to the Transaction

The respective obligations of Partner Jet and Volatus to complete the transactions contemplated by the Amalgamation Agreement are subject to a number of conditions which must be satisfied or waived in order for the Amalgamation to become effective, which conditions are summarized below. There is no assurance that these conditions will be satisfied or waived on a timely basis. Unless all of the conditions are satisfied or waived, the Amalgamation will not proceed.

Conditions to the Obligations of Volatus

The obligation of Volatus to complete the transactions contemplated by the Amalgamation Agreement is subject to the fulfillment or waiver of the following additional conditions, as set forth in the Amalgamation Agreement, at or before the Closing Date or such other time as is specified below, including, but not limited to:

(a) except as affected by the transactions contemplated in the Amalgamation Agreement, the    representations and warranties of Partner Jet shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, or except to the extent such representations and warranties are affected by transactions specifically permitted or contemplated by the Amalgamation Agreement, and Volatus shall have received a certificate to that effect, dated the Closing Date, from an officer or director of Partner Jet acceptable to Volatus, to the best of his or her knowledge, having made reasonable inquiry;

(b) Partner Jet shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in the Amalgamation Agreement to be fulfilled or complied with by it at or prior to the Closing and Volatus shall have received a certificate of an officer or director of Partner Jet to such effect;

(c) Partner Jet shall have furnished Volatus with:

(A) a certified copy of the resolutions passed by the board of directors of Partner Jet approving the Amalgamation Agreement and the consummation of the transactions contemplated herein; and

(B) a certified copy of the special resolution of the shareholders of Volatus authorizing and approving the Amalgamation;

(d) all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, will have been obtained on terms acceptable to Volatus acting reasonably, including the conditional approval of the TSXV for the listing of the Resulting Issuer Common Shares (including the Resulting Issuer Common Shares issuable upon exercise of the Replacement Warrants) and the Replacement Warrants;

(e) the Resulting Issuer Common Shares that are issued as consideration for the Volatus Common Shares shall be issued as fully paid and non-assessable Resulting Issuer Common Shares in the capital of the Resulting Issuer, free and clear of any and all Encumbrances (as defined in the Amalgamation Agreement) and demands of whatsoever nature, except those imposed pursuant to escrow restrictions under applicable Securities Laws;

(f) the Resulting Issuer Preferred Shares that are issued as consideration for the Volatus Class A Preferred Shares shall be issued as fully paid and non-assessable Resulting Issuer Preferred Shares in the capital of the Resulting Issuer, free and clear of any and all Encumbrances and demands of whatsoever nature, except those imposed pursuant to escrow restrictions under applicable Securities Laws;

(g) no Material Adverse Change (as defined in the Amalgamation Agreement) shall have occurred in the business, results of operations, assets, capital, liabilities, financial conditions or affairs of Partner Jet since the date of the Amalgamation Agreement;

(h) the shareholders of Partner Jet and Volatus shall have approved the Amalgamation and the Amalgamation Agreement;

(i) holders of Partner Jet Shares representing more than 5% of the issued and outstanding Partner Jet Shares shall not have exercised dissent rights, or have instituted proceedings to exercise dissent rights, in connection with the Amalgamation in respect of Partner Jet Shares;

(j) Volatus shall have completed the Volatus Continuance;

(k) Volatus shall have completed the Volatus Financing with minimum gross proceeds of $7,500,000;

(l) all of the conditions to the release of Volatus Financing proceeds from escrow and the Subscription Receipts and Bridge Financing Debentures shall have been converted to Volatus Common Shares and Volatus SR Warrants, as applicable;

(m) there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a material adverse effect on Partner Jet or the Resulting Issuer;

(n) there being no cease trade order or similar restraining order of any other provincial securities administrator relating to the Partner Jet Shares, the Volatus Common Shares, the Volatus Class A Preferred Shares, the Resulting Issuer Common Shares or the Resulting Issuer Preferred Shares shall be in effect; and

(o) there being no prohibition at law against completion of Amalgamation.

Conditions to the Obligations of Partner Jet

The obligation of Partner Jet to complete the transactions contemplated by the Amalgamation Agreement is subject to the fulfillment or waiver of the following additional conditions, as set forth in the Amalgamation Agreement, at or before the Closing Date or such other time as is specified below, including, but not limited to:

(a) except as affected by the transactions contemplated herein, the representations and warranties of Volatus in the Amalgamation Agreement shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, and Partner Jet shall have received a certificate to such effect, dated the Closing Date, of a senior officer of Volatus to the best of his knowledge having made reasonable inquiry;

(b) Volatus shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in the Amalgamation Agreement to be fulfilled or complied with by it at or prior to the time of the Closing and Partner Jet shall have received a certificate of an officer of Volatus to such effect;

(c) Volatus shall have furnished Partner Jet with:

(A) certified copies of the directors' resolutions passed by the board of directors of Volatus approving the Amalgamation Agreement, as well as the consummation of the transactions contemplated herein;

(B) certified copies of the special resolutions of the shareholders of Volatus authorizing and approving the Continuance, the Amalgamation and the Amalgamation Agreement; and

(C) a certificate of Volatus setting forth the number of issued and outstanding Volatus securities immediately prior to the Amalgamation;

(d) all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, will have been obtained on terms acceptable to the Partner Jet acting reasonably, including the conditional approval of the TSXV for the listing of the Resulting Issuer Common Shares (including the Resulting Issuer Common Shares issuable upon exercise of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants) and the Replacement Warrants);

(e) no Material Adverse Change (as defined in the Amalgamation Agreement) shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Volatus since the date of the Amalgamation Agreement;

(f) the shareholders of Partner Jet and Volatus shall have approved the Amalgamation and the Amalgamation Agreement;

(g) Volatus shall have completed the Volatus Continuance;

(h) Volatus shall have completed the Volatus Financing with minimum gross proceeds of $7,500,000;

(i) all of the conditions to the release of Volatus Financing proceeds from escrow and the Subscription Receipts and Bridge Financing Debentures shall have been converted to Volatus Common Shares and Volatus SR Warrants, as applicable;

(j) there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a material adverse effect on Volatus;

(k) there being no cease trade order or similar restraining order of any other provincial securities administrator relating to the Partner Jet Shares, the Volatus Common Shares, the Volatus Class A Preferred Shares, the Resulting Issuer Common Shares or the Resulting Issuer Preferred Shares shall be in effect;

(l) here being no prohibition at law against the completion of the transactions contemplated the Amalgamation Agreement.

Covenants of Volatus

Volatus has agreed with Partner Jet that it will, among other things:

(a) not, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or "take-over bid," exempt or otherwise, within the meaning of the Securities Act (Ontario) for securities or assets of Volatus, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations or in respect of which the Volatus board of directors determines, in its good faith judgment, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to the securityholders of Volatus would be a breach of its fiduciary duties under applicable law.  In the event Volatus or any of its affiliates or associates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, Volatus shall forthwith (in any event within one Business Day following receipt) notify Partner Jet of such offer or inquiry and provide Partner Jet with such details in respect thereof that Partner Jet may request;

(b) co-operate fully with Partner Jet and to use all commercially reasonable efforts to assist Partner Jet in its efforts to complete the Amalgamation unless such co-operation and efforts would subject Volatus to liability or would be in breach of applicable statutory or regulatory requirements;

(c) operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice;

(d) not, without Partner Jet's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(1) issue any equity or convertible debt securities, except in connection with the issuance of Volatus Common Shares pursuant to any securities exercisable to acquire Volatus Common Shares (including the Volatus Options) outstanding as of the date hereof, the Bridge Financing, the Volatus Financing and the issuance of shares or convertible instruments on terms acceptable to Partner Jet, acting reasonably;

(2) borrow money or incur any Indebtedness (as defined in the Amalgamation Agreement) for money borrowed except pursuant to the Bridge Financing and in the ordinary course of business;

(3) make loans, advances, or any other payments, excluding routine advances to employees of Volatus and its subsidiaries for expenses incurred in the ordinary course and payment of professional fees and other expenses in connection with or ancillary to the Amalgamation or in the ordinary course;

(4) declare or pay any dividends or distribute any properties or assets of Volatus to shareholders or otherwise dispose of any of such properties or assets;

(5) alter or amend the articles or by-laws of Volatus in any manner which may adversely affect the success of the Amalgamation, except as required to give effect to the matters contemplated herein including the Volatus Continuance;

(6) make capital expenditures out of the ordinary course of business except as may be reasonable required in connection with facilities and leasehold improvements; and

(7) except as otherwise permitted or contemplated by the Amalgamation Agreement, enter into any transaction or material contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Volatus as of the date of the Amalgamation Agreement;

Covenants of Partner Jet

Partner Jet has agreed with Volatus that it will, among other things:

(a) not, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or "take-over bid," exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of Partner Jet, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations or in respect of which the Partner Jet Board determines, in its good faith judgment, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to the Partner Jet shareholders would be a breach of its fiduciary duties under applicable law. In the event Partner Jet or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Partner Jet shall forthwith (in any event within one Business Day following receipt) notify Volatus of such offer or inquiry and provide Volatus with such details as it may request;

(b) co-operate fully with Volatus and to use all commercially reasonable efforts to assist Volatus in its efforts to complete the Amalgamation, unless such co-operation and/or efforts would subject Partner Jet to liability or would be in breach of applicable statutory or regulatory requirements;

(c) operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice; and

(d) not, without Volatus' prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(1) issue any debt, equity or other securities, except pursuant to the Amalgamation or pursuant to any securities exercisable to acquire Partner Jet Shares outstanding as of the date hereof;

(2) borrow money or incur any Indebtedness for money borrowed;

(3) make loans, advances, or any other payments, excluding routine advances to employees of Partner Jet for expenses incurred in the ordinary course and payment of professional fees and other expenses in connection with or ancillary to the Amalgamation or in the ordinary course;

(4) declare or pay any dividends or distribute any of Partner Jet's properties or assets to shareholders or otherwise;

(5) alter or amend Partner Jet's articles or by-laws in any manner, except as contemplated herein or required to give effect to the matters contemplated herein; and

(6) except as otherwise permitted or contemplated herein, enter into any transaction or material Contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Partner Jet as of the date hereof.

Amendment

The Amalgamation Agreement may, at any time and from time to time before the date of the approval of Partner Jet Shareholders and/or Volatus Shareholders, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties hereto;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto; and

(d) waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by shareholders of Partner Jet or Volatus without approval by such shareholders given in the same manner as required for the approval of the Amalgamation.

Termination

The Amalgamation Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by mutual agreement of the parties hereto in writing;

(b) by Volatus (i) by notice to Partner Jet if any of the conditions for Volatus' benefit shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Partner Jet of its covenants that could reasonably result in any of the conditions for Volatus' benefit which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(c) by Partner Jet (i) by notice to Volatus if any of the conditions for Partner Jet's benefit shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Volatus of its covenants that could reasonably result in any of the conditions for Partner Jet's benefit which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(d) by any party if the Amalgamation is not completed by the Termination Date; or

(e) by any party if the TSXV or any applicable Governmental Entity has notified any of Partner Jet or Volatus that it will not permit the Amalgamation to proceed, in whole or in part.

Background of the Amalgamation

Pursuant to a share exchange agreement dated September 3, 2020, Aligned Two Inc. (formerly FSS Financial Services Inc.) exchanged its beneficial ownership of all of its Partner Jet Shares (being 4,123,760 Partner Jet Shares) for 412,376 Volatus Class A Preferred Shares. Through a written agreement between Volatus and Aligned Two Inc., Ian McDougall retained the voting rights of the Partner Jet Shares held by Volatus.

Various informal discussions were held between Volatus and Partner Jet in early 2021 exploring the potential opportunities and benefits of combining the activities of the two companies. Following these discussions Volatus proposed to initiate a reverse takeover of Partner Jet in accordance with terms to be mutually agreed upon between the parties. A draft letter of intent was circulated and negotiated between the parties and on February 26, 2021, Partner Jet and Volatus entered into a non-binding letter of intent in respect of the Transaction.

The Exchange Ratio to be incorporated in the Amalgamation Agreement was negotiated utilizing internal valuations prepared by both Partner Jet and Volatus as well as input from Echelon Wealth Partners Inc. Partner Jet and Volatus agreed upon the Exchange Ratio which valued each Partner Jet Share at $0.22. The Partner Jet Special Committee, with the help of Kalex Valuations Inc., examined the transaction and concluded that the valuation was fair, from a financial point of view, to the Partner Jet Shareholders.

Partner Jet Special Committee

Due to the conflict of interest with share ownership and conflicting duties of certain management personnel, the Partner Jet Board established the Partner Jet Special Committee on March 11, 2021, made up of three independent directors of Partner Jet, being Samuel Ingram, Derek Sifton and Richard Gage. The Partner Jet Special Committee was formed to, among other things, review and evaluate the Transaction, oversee and supervise the process carried out by Partner Jet in negotiating and entering into the Amalgamation Agreement, determine an enterprise value of Partner Jet, and to make recommendations to the Partner Jet Board regarding the Amalgamation.

On March 18, 2021, the Partner Jet Special Committee formally retained Kalex Valuations Inc. ("Kalex") to provide valuation assistance to the Partner Jet Special Committee in relation to the valuation of Partner Jet. Management was directed to provide Kalex and the Partner Jet Special Committee with access to financial statements, internal revenue projections and models, tax returns, management and material contracts.

The Special Committee met several times with Kalex and members of management to discuss current operations, possible new business opportunities, challenges facing Partner Jet and the status of operations and the merits of a business combination with Volatus.

At a meeting of the Partner Jet Board on April 21, 2021, the Partner Jet Special Committee, after consultation with Kalex, advised that it was able to report that it had received an indication of a fair and reasonable value, on a fully diluted basis, of $0.22 per Partner Jet Share. This valuation was based on the asset/book valuation method. The combination of the loss of one managed aircraft contract in Q1 2021 and the loss of an additional managed aircraft contract to take effect in Q2 2021 will significantly affect Partner Jet's operations on a go-forward basis, ultimately reducing aircraft management and charter revenue in the near future which will result in a lower per share value.

The Partner Jet Special Committee accepted this per share value valuation and recommended that the Partner Jet Board accept this value per share noting that the Partner Jet Special Committee was of the opinion that the Transaction should be pursued. The report of the Partner Jet Special Committee was accepted and approved by the Partner Jet Board.

In May 2021, the Partner Jet Special Committee continued to review internal business plans and models prepared by Volatus. Subsequently, the Partner Jet Special Committee asked Kalex on May 5, 2021 to prepare a fairness opinion for the proposed transaction with Volatus. Kalex was formally retained to undertake the Fairness Opinion with an engagement letter sent to the Partner Jet Special Committee on June 22, 2021 and executed on June 29, 2021.

A draft fairness opinion dated June 24, 2021, was reviewed by the Partner Jet Special Committee at it's June 27, 2021 meeting along with drafts of the Transaction Documents.

The Partner Jet Special Committee approved the draft Fairness Opinion and authorized the Chair of the Partner Jet Special Committee to finalize the opinion with Kalex once the Transaction Documents were executed.

The Partner Jet Special Committee, having reviewed the terms and provisions of the Amalgamation Agreement, having examined the business plans and projections of the Resulting Issuer, having recognized the difficulties facing Partner Jet in obtaining the required financing to attempt to recover from its downturn in its business revenue in part due to the consequences of COVID-19 pandemic, and having recognized the very competitive nature of the aircraft management and charter business, is of the opinion that it is in the best interests of Partner Jet and its shareholders to have Partner Jet agree to the terms set out in the Amalgamation Agreement. A successfully combined company of Partner Jet and Volatus has an opportunity to participate in an exciting and growing segment of the economy thereby giving Partner Jet shareholders the best opportunity to enhance the value gain on their common shares. The Kalex fairness opinion also concluded that the Transaction is fair to Partner Jet Shareholders from a financial point of view.

After careful consideration, including a thorough review of, among other things, the factors described under the section titled "Particulars of Matters to be Acted On - Approval of the Amalgamation - Reasons for the Partner Jet Board Recommendation" in this Circular, and having consulted with its legal and financial advisors, the Partner Jet Special Committee unanimously determined that the Transaction is fair to Partner

Jet Shareholders, from a financial point of view, and is in the best interests of Partner Jet.

The Partner Jet Special Committee unanimously recommended that the Partner Jet Board approve the Amalgamation and enter into the Amalgamation Agreement and that the Partner Jet Board recommend that Partner Jet Shareholders vote in favour of the Amalgamation Resolution.

Fairness Opinion

In deciding to approve the Amalgamation Agreement and the terms of the Transaction, the Partner Jet Board considered, among other things, the Fairness Opinion. The Fairness Opinion concludes that, subject to the assumptions, limitations and qualifications set out therein, the Exchange Ratio proposed under the terms of the Amalgamation Agreement is fair, from a financial point of view, to the Partner Jet Shareholders. The complete text of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Schedule "1". The Fairness Opinion is not and should not be construed as a valuation of Partner Jet or Volatus or their respective assets or securities. Partner Jet Shareholders are urged to read the Fairness Opinion in its entirety. See "Information Concerning the Transaction - Fairness Opinion" for further information.

Recommendation of the Partner Jet Special Committee

The Partner Jet Special Committee was formed to review and evaluate the Amalgamation, oversee and supervise the process carried out by Partner Jet in negotiating and entering into the Amalgamation Agreement and to make recommendations to the Partner Jet Board regarding the Amalgamation.

After careful consideration, including a thorough review of, among other things, the factors described below in the section titled "Reasons for the Partner Jet Board Recommendation", and having consulted with its legal and financial advisors, the Partner Jet Special Committee unanimously determined that the Amalgamation is fair to Partner Jet Shareholders, from a financial point of view, and is in the best interests of Partner Jet.

The Partner Jet Special Committee unanimously recommended that the Partner Jet Board approve the Amalgamation and the Amalgamation Agreement and that the Partner Jet Board recommend that Partner Jet Shareholders vote in favour of the Amalgamation Resolution.

Recommendation of the Partner Jet Board

Acting upon the unanimous recommendation of the Partner Jet Special Committee, and after considering, among other things, the factors described in the below section titled "Reasons for the Partner Jet Board Recommendation", the Partner Jet Board has unanimously determined that the Amalgamation is fair to Partner Jet Shareholders, from a financial point of view, and is in the best interests of Partner Jet.

Accordingly, the Partner Jet Board has approved the transactions contemplated by the Amalgamation Agreement and unanimously recommends with Ian A. McDougal abstaining, that Partner Jet Shareholders vote FOR the Amalgamation Resolution.

Reasons for Partner Jet Board and Partner Jet Special Committee Recommendation

In evaluating and approving the Amalgamation and in making its determinations and recommendations, the Partner Jet Special Committee and the Partner Jet Board gave careful consideration to the expected future position of the business of Partner Jet and all of the terms of the Amalgamation Agreement. The Partner Jet Special Committee and the Partner Jet Board considered a number of factors including, without limitation: the Partner Jet Special Committee and Partner Jet Board anticipate that future growth in drone services will provide greater growth potential compared to Partner Jet's traditional business activities in business aircraft aviation.

The Partner Jet Board, on the recommendation of the Partner Jet Special Committee, has unanimously determined, with Ian A. McDougall abstaining, that the Transactions set forth herein are fair to the Partner Jet Shareholders and in the best interests of the Partner Jet Shareholders. The Partner Jet Board recommends that Partner Jet Shareholders vote in favor of the Amalgamation Resolution and the adoption of each of the New Option Plan and the RSU Plan. Please see "Information Concerning the Transaction - Recommendations of the Partner Jet Special Committee and Boards".

Reasons for the Partner Jet Board and Partner Jet Special Committee Recommendation

In evaluating and approving the Amalgamation and in making its determinations and recommendations, the Partner Jet Special Committee and the Partner Jet Board gave careful consideration to the expected future position of the business of Partner Jet and all of the terms of the Amalgamation Agreement. The Partner Jet Special Committee and the Partner Jet Board considered a number of factors including, without limitation:

• Uncertain Future Competitive Position. Partner Jet has been operating in an extremely competitive environment in the Greater Toronto Area, competing against nine other business aircraft operators in a mature market. The situation has been further impacted by the ongoing COVID-19 pandemic with aircraft owners and charter flying activity significantly reduced. As the industry slowly recovers from the pandemic, Partner Jet's ability to return to pre-pandemic flight levels will be strained with current working capital levels. The 2021 financial year end results are forecast to remain negative. As a result, the ability of Partner Jet to deliver value to Partner Jet Shareholders comparable to the alternative under the Amalgamation through the ongoing development of the business would be subject to significant uncertainties affecting Partner Jet's business and risks, including operational, financing, market and general economic risks.

• Participation by Partner Jet Shareholders in Future Growth of the Combined Company. Partner Jet Shareholders will receive Resulting Issuer Common Shares under the Amalgamation and will have the opportunity to participate in any future increase in value of the Resulting Issuer. The Partner Jet Special Committee and Partner Jet Board anticipate that future growth in drone services will provide greater growth potential compared to Partner Jet's traditional business activities in business aircraft aviation.

• Evaluation and Analysis. The Partner Jet Special Committee and the Partner Jet Board has given consideration to the business, operations, assets and prospects for the Resulting Issuer. Given the ongoing impact of the COVID-19 pandemic and the highly competitive environment in the GTA for managed aircraft and charter services, Partner Jet's ability to maintain its current business base, let alone future growth, will be very challenging without a significant financial investment. The financial performance of Partner Jet during the last fiscal year and year-to-date is expected to continue on a downward trend.

• Fairness Opinion. The Partner Jet Special Committee received the Fairness Opinion from Kalex to the effect that as of the date of such opinion and based upon and subject to the limitations, qualifications, assumptions and other matters set out therein, the Exchange Ratio pursuant to the Amalgamation Agreement is fair, from a financial point of view, to the Partner Jet Shareholders. See "Information Concerning the Transaction -Fairness Opinion" and Schedule "1" to this Circular.

Shareholders' Approval. The required Partner Jet Shareholders' approvals are protective of the rights of Partner Jet Shareholders. The Amalgamation Resolution must be approved by at least 66⅔% of the votes cast by Partner Jet Shareholders at the Partner Jet Meeting and by at least a majority of the votes cast on the Amalgamation Resolution by the Minority Partner Jet Shareholders present in person or by proxy and entitled to vote at the Partner Jet Meeting (excluding the votes cast in respect to Partner Jet Shares held by Volatus and any other interested party, related party or joint actor of Partner Jet in accordance with the minority approval requirements of MI 61-101)

• Dissent Rights. Registered Partner Jet Shareholders who do not vote in favour of the Amalgamation will have the right to require a judicial appraisal of their Partner Jet Shares and obtain "fair value" pursuant to the proper exercise of the Dissent Rights.

The reasons of the Partner Jet Special Committee and the Partner Jet Board for recommending the Amalgamation include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See "Cautionary Note Regarding Forward-Looking Information" and "Risk Factors" in this Circular.

Application of MI 61-101

Partner Jet is subject to the requirements of MI 61-101, which regulates transactions which raise the potential for conflicts of interest, including issuer bids, insider bids, related party transactions and business combinations. MI 61-101 is intended to ensure the protection and fair treatment of minority shareholders. MI 61-101 regulates certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding interested parties or related parties, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to transactions that terminate the interests of securityholders without their consent. MI 61-101 provides that, in certain circumstances, where a "related party" of an issuer (as defined in MI 61-101 and including directors, executive officers and shareholders holding over 10% of outstanding voting shares of the issuer) is entitled to receive a "collateral benefit" (as defined in MI 61-101) in connection with an arrangement (such as the Amalgamation), such transaction may be considered a "business combination" for the purposes of MI 61-101 and be subject to requirements that the issuer obtain minority approval of the transaction and provide a formal valuation, subject to the availability of exemptions in certain circumstances.

The Transaction constitutes a Related Party Transaction for Partner Jet within the meaning of MI 61-101. Pursuant to MI 61-101, if a transaction is a Related Party Transaction, a formal valuation and Minority Approval of the Transaction may be required. The Partner Jet Special Committee was formed on March 11, 2021 for the purposes of reviewing the Transaction and Amalgamation Agreement and making recommendations to the Partner Jet Board, and also to consider the application of MI 61-101.

As Partner Jet is listed on the TSXV and no other stock exchange outside of Canada and the United States, MI 61-101 provides an exemption to the general requirement to obtain a valuation for a transaction that is a Related Party Transaction. Kalex has provided the Special Committee with a Fairness Opinion dated July 2, 2021. The complete text of the Fairness Opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Circular as Schedule "1".

Partner Jet has not received bona fide offers from other parties during the 24 months prior to the LOI.

MI 61-101 and the policies of the TSXV require that Partner Jet obtain Minority Approval for the Amalgamation from holders of every class of affected securities, in each case voting separately. The only outstanding classes of affected securities of Partner Jet are the Partner Jet Shares. As a result, at the Partner Jet Meeting, Partner Jet shall seek the approval to the Amalgamation Resolution from a majority of the votes cast by the Minority Partner Jet Shareholders.

In determining what constitutes Minority Approval for a Related Party Transaction, Partner Jet must exclude the votes attached to affected securities, that to the knowledge of Partner Jet or its directors and officers, after reasonable inquiry, are beneficially owned or over which control or direction is exercised by (a) Partner Jet, (b) an Interested Party (c) a Related Party of an Interested Party or (d) a joint actor with a person referred to in (b) or (c) above.

Partner Jet must also exclude the votes attached to Partner Jet Shares held by any directors or officers of Partner Jet or any other Related Parties receiving a Collateral Benefit (as defined in MI 61-101) as a result of the Transaction. A Collateral Benefit (as defined in MI 61-101) includes any benefit that a related party of Partner Jet is entitled to receive, directly or indirectly, as a consequence of the Amalgamation, including without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to services as an employee, director or consultant of Partner Jet. MI 61-101 excludes from the meaning of Collateral Benefit a payment per security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party's services as an employee or director of an issuer, of an affiliated entity of such issuer or of a successor to the business of such issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) at the time of the transaction the related party and his or her associated entities beneficially own, or exercise control or direction over, less than one percent of the outstanding securities of each class of equity securities of the issuer, or (ii) the related party discloses to an independent committee of the issuer the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities he or she beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than five percent of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities it beneficially owns, and the independent committee's determination is disclosed in the disclosure document for the transaction.

The directors and officers of Partner Jet may have interests in the Amalgamation that are, or may be, different from, or in addition to, the interests of other Partner Jet securityholders. These interests include those described below. The Partner Jet Special Committee and the Partner Jet Board are aware of these interests and considered them, among other matters, when recommending approval of the Amalgamation by Partner Jet Shareholders

Partner Jet has determined that the votes attached to 4,123,760 Partner Jet Shares held by Volatus must be excluded from voting on the Amalgamation Resolution, which must be approved by a majority of the Minority Shareholders voting in person or by proxy at the Meeting. Please "Information Concerning the Transaction - Application of MI 61-101".

The Transaction is not subject to MI 61-101 for Volatus as it is not a reporting issuer.

Minority Approval

The minority approval requirements of MI 61-101 apply in connection with the Amalgamation and in addition to obtaining approval of the Amalgamation Resolution by at least two-thirds of the votes cast on the Amalgamation Resolution at the Meeting by the Partner Jet Shareholders, present in person or represented by proxy and entitled to vote at the Meeting, approval will also be sought from a simple majority of the votes cast at the Meeting by the Partner Jet Shareholders present or represented by proxy at the Meeting, excluding the votes of the interested parties whose votes may not be included in determining minority approval of a business combination under MI 61-101. The table below sets forth the votes of interested parties (or related parties of interested parties) excluded for purposes of determining minority approval in accordance with MI 61-101:

Name	Number of Partner Jet Shares to be Excluded
Volatus Aerospace Corp.	4,123,760 Partner Jet Shares

Dissent Rights

If you are a Registered Partner Jet Shareholder, you are entitled to dissent from the Amalgamation Resolution, in the manner provided in Section 185 of the OBCA, provided that, notwithstanding Subsection 185(6) of the OBCA, the written objection to the Amalgamation Resolution referred to in Subsection 185(6) of the OBCA must be received by Partner Jet not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Meeting (as it may be adjourned or postponed from time to time).

In addition to any other restrictions under Section 185 of the OBCA, Non-Registered Partner Jet Shareholders and holders of securities convertible for Partner Jet Shares (including Partner Jet Options and Partner Jet Warrants) are not entitled to exercise Dissent Rights.

The following brief summary of the rights of Registered Partner Jet Shareholders to dissent from the Amalgamation Resolution is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of their Partner Jet Shares. This summary is qualified in its entirety by the provisions of Section 185 of the OBCA, the full text of which is set forth in Schedule "9" to this Circular.

A Registered Partner Jet Shareholder's failure to follow exactly the procedures set forth in Section 185 of the OBCA, will result in the loss of such Registered Partner Jet Shareholder's Dissent Rights. Any Partner Jet Shareholder that wishes to dissent in respect of the Amalgamation Resolution should obtain their own legal advice and carefully read the Amalgamation Agreement (see Schedule "2") and the provisions of Section 185 of the OBCA (see Schedule "9"). In addition to any other restrictions under Section 185 of the OBCA, holders of securities exercisable for, or convertible into, Partner Jet Shares, such as the Partner Jet Options and the Partner Jet Warrants, are not entitled to exercise Dissent Rights, nor are Partner Jet Shareholders who vote or have instructed (without revocation) a proxyholder to vote such Partner Jet Shares in favour of the Amalgamation Resolution (but only in respect of such Partner Jet Shares).

Dissenting Shareholders who duly exercise their Dissent Rights shall be deemed to have transferred the Partner Jet Shares held by them and in respect of which Dissent Rights have been validly exercised to Partner Jet free and clear of all encumbrances and if they:

  ultimately are entitled to be paid fair value for such Partner Jet Shares, then such Dissenting Shareholders shall be paid the fair value of such Partner Jet Shares by Partner Jet, which shall be the fair value of such Partner Jet Shares as of the close of business on the day before the Amalgamation Resolution is adopted by Partner Jet Shareholders, and such Dissenting Shareholders shall not be entitled to any other payment or consideration, including any payment that would be payable under the Amalgamation had such holders not exercised their Dissent Rights in respect of such Partner Jet Shares; or

  ultimately are not entitled, for any reason, to be paid fair value for such Partner Jet Shares, then such Dissenting Shareholders shall be deemed to have participated in the Amalgamation on the same basis as a non-dissenting holder of Partner Jet Shares.

In no circumstances shall Partner Jet or any other person be required to recognize a person exercising Dissent Rights unless such person is the registered holder of those Partner Jet Shares in respect of which such Dissent Rights are sought to be exercised. For greater certainty, Partner Jet and any other person shall not be required to recognize Dissenting Shareholders as Partner Jet Shareholders in respect of which Dissent Rights have been validly exercised after the completion of the transfer of such Partner Jet Shares in accordance with the Amalgamation Agreement at the Effective Time, and the names of such Dissenting Shareholders shall be removed from the securities register of Partner Jet, as applicable, in respect of the Partner Jet Shares for which Dissent Rights have been validly exercised at the same time as the completion of such transfer at the Effective Time. There can be no assurance that a Dissenting Shareholder will receive consideration for its Partner Jet Shares of equal or greater value to the consideration that such Dissenting Shareholder would have received under the Amalgamation.

The exercise of Dissent Rights does not deprive a Registered Partner Jet Shareholder of the right to vote at the Partner Jet Meeting. However, a Partner Jet Shareholder is not entitled to exercise Dissent Rights in respect of the Amalgamation Resolution if such holder votes any of the Partner Jet Shares beneficially held by such holder in favour of the Amalgamation Resolution.

A Dissenting Shareholder is required to send a written objection to the Amalgamation Resolution to Partner Jet prior to the Partner Jet Meeting. The execution or exercise of a proxy against the Amalgamation Resolution or not voting on the Amalgamation Resolution does not constitute a written objection for purposes of the right to dissent under Section 185 of the OBCA.

Partner Jet shall, within 10 days after the Amalgamation Resolution is approved by the Partner Jet Shareholders, send to each applicable Dissenting Shareholder a notice that the Amalgamation Resolution has been adopted, stating that Partner Jet intends to act, or has acted, on the authority of the Amalgamation Resolution and advise the Dissenting Shareholder of the manner in which dissent is to be completed under Section 185 of the OBCA.

If the Amalgamation Resolution is approved by the Partner Jet Shareholders as required at the Partner Jet Meeting, and if Partner Jet notifies the Dissenting Shareholders of its intention to act upon the Amalgamation Resolution, pursuant to Section 185 of the OBCA, the Dissenting Shareholder is then required, within 20 days after receipt of such notice, to send to Partner Jet a signed written notice setting out the Dissenting Shareholder's name and address, the number and class of Partner Jet Shares in respect of which the Dissenting Shareholder dissents and that the Dissent Right is being exercised in respect of all of the Dissenting Shareholder's Partner Jet Shares. The written notice shall also include demand for payment of the fair value of such Partner Jet Shares. Within 30 days after sending such written notice, the Dissenting Shareholder must send to Partner Jet or the Partner Jet Transfer Agent the share certificate or certificates, if any, representing the Partner Jet Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights.

A Dissenting Shareholder who does not send to Partner Jet or the Partner Jet Transfer Agent, as applicable, within the required period of time, the required notices or the certificates representing the Partner Jet Shares in respect of which the Dissenting Shareholder has dissented may forfeit its Dissent Rights. Upon delivery of these documents, the Dissenting Shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares, except where the Dissenting Shareholder withdraws the notice referred to above before Partner Jet makes an offer, Partner Jet fails to make an offer and the Dissenting Shareholder withdraws notice, or the directors revoke the Amalgamation Resolution, in which case the Dissenting Shareholder's rights are reinstated as of the date the Dissenting Shareholder sent the notice referred to above.

If the matters provided for in the Amalgamation Resolution become effective, then Partner Jet will be required to send, not later than the 7th day after the later of the Effective Date and the day the demand for payment is received, to each Dissenting Shareholder whose demand for payment has been received, a written offer to pay for the Partner Jet Shares of such Dissenting Shareholder for such amount as the Partner Jet Board considers to be fair value accompanied by a statement showing how the fair value was determined, unless there are reasonable grounds for believing that Partner Jet is, or after the payment would be, unable to pay its liabilities as they become due or the realizable value of Partner Jet's assets, as applicable, would thereby be less than the aggregate of its liabilities.

Partner Jet must pay for the Partner Jet Shares of a Dissenting Shareholder within 10 days after an offer made as described above has been accepted by a Dissenting Shareholder, but any such offer lapses if Partner Jet does not receive an acceptance thereof within 30 days after such offer has been made. Every offer made by Partner Jet for Partner Jet Shares shall be on the same terms.

If such offer is not made or accepted within 50 days after the Effective Date, Partner Jet may apply to the Court to fix the fair value of such Partner Jet Shares. There is no obligation of Partner Jet to apply to the Court. If Partner Jet fails to make such an application, a Dissenting Shareholder has the right to so apply within a further 20 days.

Addresses for Notice

All notices to Partner Jet of dissent to the Amalgamation Resolution pursuant to Section 185 of the OBCA should be addressed to the attention of the individual set out below and be received not later than 5:00 p.m. (Toronto time) on the Business Day immediately preceding the date of the Meeting, or any date to which the Meeting may be postponed or adjourned to:

Partner Jet Corp.
2450 Derry Rd E, Hanger #9

Mississauga, ON L5S 1B2

Attention:  Luc Masse, President & C.E.O.
Email:  lmasse@partnerjet.com

Under the Amalgamation Agreement, it is a condition of the Amalgamation that Partner Jet Shareholders holding no more than 5% of the outstanding Partner Jet Shares shall have validly exercised Dissent Rights (and not withdrawn such exercise).

2. Approval of the Proposed Transaction Prices

If the Amalgamation Resolution is passed at the Meeting, Partner Jet Shareholders will be asked to consider and, if thought appropriate, to pass an ordinary resolution of Disinterested Shareholders to ratify and approve the Proposed Transaction Price Resolution set forth in Appendix "B" hereto, authorizing, confirming and approving the adjusted price of the Transaction.

The approval of the Proposed Transaction Price Resolution will require approval of a majority of the votes cast by Disinterested Shareholders at the Meeting.

In connection with the announcement of the Transaction, the Partner Jet Shares were halted at a price of $0.40 on a pre-Exchange Ratio basis and $1.18 on a post-Exchange Ratio basis. Pursuant to the Transaction, the deemed value assigned to the Partner Jet Shares is equal to $0.22 per Partner Jet Share on a pre-Exchange Ratio basis and $0.65 per Partner Jet Share on a post-Exchange Ratio basis. Pursuant to the Volatus Financing, each Subscription Receipt was issued at $0.65 per Subscription Receipt. The Volatus SR Warrants issued in connection with the Volatus Financing have, and will have upon completion of the Transaction, an exercise price of $0.75 per Volatus SR Warrant.

Pursuant to the application of the market price rules of the TSXV Exchange Policies (the "TSXV Minimum Prices"): (i) each Subscription Receipt issued under the Volatus Financing must be issued at a price not less than $0.30 per Subscription Receipt on a pre-Exchange Ratio basis ($0.89 on a post-Exchange Ratio basis), which is above the proposed price of $0.65 per Subscription Receipt on a post-Exchange Ratio basis, (ii) each Partner Jet Share issued by Partner Jet in connection with the Transaction must be issued at a price not less than $0.30 per security on a pre-Exchange Ratio basis ($0.89 on a post-Exchange Ratio basis), which is above the proposed price of $0.22 per Partner Jet Share ($0.65 on a post-Exchange Ratio basis), and (iii) the exercise price for each convertible security issued under or in connection with the Transaction must be not less than $1.18 per security on a post-Exchange Ratio basis, which is above the proposed exercise price of the Volatus SR Warrants, the Bridge Financing Warrants and the Volatus Compensation Warrants.

When used herein, "Proposed Transaction Prices" means the price per Partner Jet Share of $0.22 (on a pre-Exchange Ratio basis) pursuant to the Transaction, Subscription Receipt purchase price of $0.65, the Volatus SR Warrant exercise price of $0.75, the Bridge Financing Warrant price of $0.65 and the Volatus Compensation Warrant exercise price of $0.65. The deemed value of the Partner Jet Shares issued pursuant to the Transaction and the Proposed Transaction Prices are below the discounted market price rules of the TSXV Minimum Prices.

The TSXV has advised the Corporation that it will grant a waiver of the TSXV Minimum Prices and will allow the Proposed Transaction Prices, conditional upon the Proposed Transaction Prices being approved by Disinterested Shareholders.

Recommendation of the Directors

The approval of the Proposed Transaction Price Resolution by the Disinterested Shareholders is a condition of final TSXV acceptance of the Amalgamation. The Partner Jet Board believes that approval of the Proposed Transaction Prices is in best interests of Partner Jet, notwithstanding the TSXV Minimum Prices, and unanimously recommends that the Partner Jet Shareholders vote in favour of the Proposed Transaction Price Resolution.

In order to pass the above Proposed Transaction Prices Resolution, a simple majority of the votes cast by Disinterested Shareholders, present in person or by proxy at the Meeting, is required. The Adjusted Price Resolution must receive approval by a majority of the votes cast by Disinterested Shareholders.

Unless the Disinterested Shareholder has specified in the enclosed form of proxy that the Partner Jet Shares represented by such proxy are to be voted against the Proposed Transaction Price Resolution, the persons named in the enclosed form of proxy will vote FOR the Proposed Transaction Price Resolution.

Approval of the New Option Plan

If the Amalgamation Resolution is passed at the Meeting, Partner Jet Shareholders will be asked to consider and, if thought appropriate, to pass an ordinary resolution of Partner Jet Shareholders to ratify and approve the New Option Plan Resolution set forth in Appendix "C" hereto, authorizing, confirming and approving the New Option Plan for use by the Resulting Issuer.

The following is a summary of the material terms of the New Option Plan. The full text of the New Option Plan is attached hereto as Schedule "3". Partner Jet Shareholder are encouraged to read the full text of the New Option Pan.

Summary of New Option Plan

The purpose of the New Option Plan is to assist the Resulting Issuer in attracting, retaining and motivating directors, officers, employees, consultants and contractors of the Resulting Issuer and of its affiliates and to closely align the personal interests of such service providers with the interests of the Resulting Issuer and its shareholders.

The New Option Plan provides that the aggregate number of securities reserved for issuance, together with the aggregate number of securities reserved for issuance under the RSU Plan, will be 10% of the number of Resulting Issuer Common Shares issued and outstanding from time to time.

The New Option Plan will be administered by the board of directors of the Resulting Issuer, which has full and final authority with respect to the granting of all options thereunder.

Options may be granted under the new Option Plan to such eligible employees, directors and consultants of the Resulting Issuer and its affiliates, if any, as the board of directors of the Resulting Issuer may from time to time designate.  The exercise prices will be determined by the board of directors of the Resulting Issuer, but will, in no event, be less than the Discounted Market Price (as such term is defined in the policies of the TSXV) of the Resulting Issuer Common Shares.  All options granted under the New Option Plan will expire not later than the date that is five years from the date that such options are granted.  Options granted under the New Option Plan are not transferable or assignable other than by testamentary instrument or pursuant to the laws of succession.

Pursuant to the policies of the TSXV and the terms of the New Option Plan:

(a) no individual may be granted options to purchase Resulting Issuer Common Shares representing more than 5% of the Outstanding Issue (as defined in the New Option Plan) in any 12 month period;

(b) no consultant may be granted options to purchase Resulting Issuer Common Shares representing more than 2% of the Outstanding Issue in any 12 month period;

(c) the aggregate number of options granted to all persons conducting Investor Relations Activities (as defined in the New Option Plan) must not exceed 2% of the Outstanding Issue in any 12 month period, calculated at the date an option is granted to any such person;

(d) options granted to consultants performing Investor Relations Activities must vest in stages over 12 months with no more than ¼ of the option vesting in any 3 month period;

(e) the number of Resulting Issuer Common Shares reserved for issuance under options granted to Insiders (as defined in the New Option Plan) may not exceed 10% of the Outstanding Issue; and

(f) Insiders may not be granted, within a 12-month period, options to purchase Resulting Issuer Common Shares representing more than 10% of the Outstanding Issue.

In the event of a merger or consolidation of the Resulting Issuer or in the event of any transaction that results in the acquisition of a majority of the outstanding Resulting Issuer Common Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Resulting Issuer's assets (all of the foregoing being referred to as an "Acquisition Event"), the board of the Resulting Issuer may, in its sole discretion, deal with the options issued under the New Option Plan in the manner it deems fair and reasonable in light of the circumstances of the Acquisition Event. Without limiting the generality of the foregoing, in connection with an Acquisition Event, the board of directors may, without any action or consent required on the part of any holder of options, (i) accelerate the vesting of some or all options outstanding; (ii) deem any or all options (vested or unvested) under the New Option Plan to have been exercised and the Resulting Issuer Common Shares issuable on such exercise to have been tendered to the Acquisition Event; (iii) apply a portion of the holder's proceeds from the closing of the Acquisition Event to the exercise price payable by that holder for the exercise of his or her options; (iv) cancel the options and pay to a holder the amount that the holder would have received, after deducting the exercise price of the options, had the options been exercised; (v) exchange options that remain unvested and/or unexercised at the closing of the Acquisition Event, or any portion of them, for options to purchase shares in the capital of the acquiror or any  corporation which results from an amalgamation, merger or similar transaction involving the Resulting Issuer made in connection with the Acquisition Event; (vi) deem any options that are unexercised as of the date of closing of the Acquisition Event to have expired or; (vii) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.  Without limiting the generality of the foregoing, the board may, in its sole discretion, accelerate the vesting of any or all outstanding options to provide that, notwithstanding the terms of New Option Plan or any option agreement, such outstanding options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the Acquisition Event and require that if any such accelerated options are not exercised prior to completion of the Acquisition Event such unexercised options shall terminate and expire.

The New Option Plan will terminate on the date upon which no further Resulting Issuer Common Shares remain available for issuance pursuant to options which may be granted under the New Option Plan and no options remain outstanding.  The board may, without notice, at any time or from time to time, amend, suspend or terminate the New Option Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate.  No such amendment, suspension or termination of the New Option Plan, without the consent of any optionee or the representatives of his or her estate, as applicable, alters or impairs any rights or obligations arising from any option previously granted to an optionee under the New Option Plan. Disinterested shareholder approval (as such term is used in the TSXV policies) is required for any reduction in the exercise price of any option if the optionee is an Insider of the Resulting Issuer at the time of the proposed amendment.

Recommendation of the Directors

Pursuant to the terms of the Amalgamation Agreement, the approval of the New Option Plan by the Partner Jet Shareholders is a condition precedent to closing of the Amalgamation. The Partner Jet Board believes that approval of the New Option Plan is in best interests of Partner Jet and unanimously recommends that the Partner Jet Shareholders vote in favour of the New Option Plan Resolution.

In order to pass the above New Option Plan Resolution, a simple majority of the votes cast by Partner Jet Shareholders, present in person or by proxy at the Meeting, is required.

Unless the Partner Jet Shareholder has specified in the enclosed form of proxy that the Partner Jet Shares represented by such proxy are to be voted against the New Option Plan Resolution, the persons named in the enclosed form of proxy will vote FOR the New Option Plan Resolution.

Approval of the RSU Plan

If the Amalgamation Resolution is passed at the Meeting, Partner Jet Shareholders will be asked to consider and, if thought appropriate, to pass an ordinary resolution of Partner Jet Shareholders to ratify and approve the RSU Plan Resolution set forth in Appendix "D" hereto, authorizing, confirming and approving the RSU Plan for use by the Resulting Issuer.

The following is a summary of the material terms of the RSU Plan. The full text of the RSU Plan is attached hereto as Schedule "4". Partner Jet Shareholder are encouraged to read the full text of the RSU Pan

Summary of RSU Plan

All directors, officers, employees and consultants of the Resulting Issuer and its affiliates (each an "RSU Eligible Person") are eligible to participate in the RSU Plan (as "RSU Participants"), though the Resulting Issuer reserves the right to restrict eligibility or otherwise limit the number of persons eligible for participation in the RSU Plan at any time. Eligibility to participate in the RSU Plan does not confer upon any person a right to receive an award of restricted stock units ("RSUs").

Subject to adjustment as may be permitted under the RSU Plan, the maximum number of Resulting Issuer Common Shares which may be reserved for issuance under the RSU Plan will be 101,835 Resulting Issuer Common Shares.

Subject to certain restrictions, the board of directors of the Resulting Issuer, or a committee thereof, can, from time to time, award RSUs in its discretion to any RSU Eligible Persons. RSUs will be credited to an account maintained for each RSU Participant on the books of the Resulting Issuer as of the award date.  The board shall determine, in its discretion (i) the number of RSUs to be credited to each RSU Participant's account; (ii) the grant date of the RSU; (ii) the vesting date or dates applicable to the RSUs; (iii) performance criteria (if any); (iv) the Settlement Period and Expiry Date (as such terms are defined in the RSU Plan) applicable to an RSU; (v) the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Resulting Issuer Common Shares acquired upon settlement of the RSU; and (vi) such other terms, conditions and limitations permitted by and not inconsistent with the RSU Plan as the board may determine.

The RSUs shall have a term, which shall be determined by the board of directors of the Resulting Issuer, or a committee thereof, on the date of award of the RSUs, which term shall not exceed December 1st of the third year after the Service Year (as defined in the RSU Plan), subject to any extensions pursuant to the RSU Plan.

Each award of RSUs vests on the date(s) and/or the satisfaction of the Performance Criteria (as defined in the RSU Plan) specified by the board of directors of the Resulting Issuer, or a committee thereof, on the award date.

RSUs will be settled by the Resulting Issuer through the delivery by the Resulting Issuer of such number of Resulting Issuer Common Shares equal to the number of RSUs then being settled or, at the Resulting Issuer's election, an amount in cash, in each case net of applicable taxes and contributions to government sponsored plans, equal to the Market Price at the Settlement Date (as such terms are defined in the RSU Plan) of one Resulting Issuer Common Share for each RSU then being settled.

In the event of an actual or potential Change of Control Event (as defined in the RSU Plan), the board of the Resulting Issuer may, in its discretion, without the necessity or requirement for the agreement or consent of any RSU Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of any RSU; (ii) permit the conditional settlement of any RSU, on such terms as it sees fit; (iii) otherwise amend or modify the terms of the RSU, including for greater certainty permitting RSU Participants to settle any RSU, to assist the RSU Participants to tender the underlying Resulting Issuer Common Shares to, or participate in, the actual or potential Change of Control Event or to obtain the advantage of holding the underlying Resulting Issuer Common Shares during such Change of Control Event; and (iv) terminate, following the successful completion of such Change of Control Event, on such terms as it sees fit, the RSUs not settled prior to the successful completion of such Change of Control Event, including, without limitation, for no payment or other compensation.

The board of the Resulting Issuer may amend, suspend or terminate the RSU Plan or any portion thereof at any time in accordance with applicable law, and subject to any required regulatory approval.  No such amendment, suspension or termination shall alter or impair any RSUs or any rights pursuant thereto granted previously to any RSU Participant without the consent of such RSU Participant.  With the consent of the affected RSU Participant, the board may amend or modify any outstanding RSU in any manner to the extent that the board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which the RSU becomes exercisable, subject to the prior approval of the TSXV where necessary.

Recommendation of the Directors

Pursuant to the terms of the Amalgamation Agreement, the approval of the RSU Plan by the Partner Jet Shareholders is a condition precedent to closing of the Amalgamation. The Partner Jet Board believes that approval of the RSU Plan is in best interests of Partner Jet and unanimously recommends that the Partner Jet Shareholders vote in favour of the RSU Plan Resolution.

In order to pass the above RSU Plan Resolution, a simple majority of the votes cast by Partner Jet Shareholders, present in person or by proxy at the Meeting, is required.  Pursuant to the policies of the TSXV, the RSU Plan Resolution must receive approval by a majority of the votes cast by all Partner Jet Shareholders excluding votes attaching to shares beneficially owned by Insiders of Partner Jet to whom RSUs may be granted under the RSU Plan and their Associates.

Unless the Partner Jet Shareholder has specified in the enclosed form of proxy that the Partner Jet Shares represented by such proxy are to be voted against the RSU Plan Resolution, the persons named in the enclosed form of proxy will vote FOR the RSU Plan Resolution.

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INFORMATION CONCERNING PARTNER JET

Corporate Structure

Name and Incorporation

Partner Jet was incorporated under OBCA on December 17, 1987, as "Partner Jet Corp." The registered and head office of Partner Jet is located at 2450 Derry Road East, Hangar #9, Mississauga, Ontario L5S 1B2.

The registered and head office of Partner Jet is located at 2450 Derry Road E., Hangar 9, Mississauga, ON L5S 1B2.

Partner Jet is incorporated under the laws of Ontario and its shares are currently posted for trading on the TSX Venture Exchange (PJT:TSX-V).

Partner Jet Inc., a corporation incorporated under the OBCA, is Partner Jet's only subsidiary.

General Development of the Business

History

Since 1997, Partner Jet, through its subsidiary Partner Jet Inc., has been carrying on the business of a full service flight management and private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. Partner Jet's revenue is generated through operating contracts, which cover the piloting and operation of aircraft owned by independent corporations, through charter and sub-charter activities, and through aircraft maintenance contracts.

Essential to the management contracts are the CAR Part 604, 703 and 704 private and commercial licenses granted by Transport Canada to Partner Jet Inc. These licenses permit Partner Jet Inc. to operate private flights on behalf of aircraft owners and commercial flights under a domestic and international air taxi service authority utilizing small turboprop and jet aircraft. This service is offered for transportation within Canada and to international destinations. Partner Jet has maintained its base of operation at Pearson International Airport since its inception and has witnessed and experienced both periods of growth and retrenchment. The operating activities of UYJ Aviation Inc., a corporation wholly owned by Ian McDougall, was merged with those of Partner Jet in June 2010 and, at that time, Ian McDougall acquired 45.6% of outstanding Partner Jet Shares as consideration for such transaction. The operating activities and financial performance of Partner Jet have declined over the past five years mainly due to a combination of economic conditions and increased competition at Pearson International Airport. The COVID-19 pandemic has significantly affected the financial performance of Partner Jet and continues as of the date of this Circular.

Selected Consolidated Financial Information and Management's Discussion and Analysis

Selected Financial Information

The following table presents selected financial information for Partner Jet for the periods indicated. This table should be read in conjunction with (collectively, the "Partner Jet Financial Statements"): (i) the audited financial statements of Partner Jet which comprise the statements of financial position as at November 30, 2020 and the statements of loss and comprehensive loss, statements of changes in equity and statements of cash flows for the years then ended together with the auditor's report thereon and the notes thereto, prepared in accordance with IFRS; and (ii) the unaudited interim condensed financial statements of Partner Jet which comprise the statement of financial position as at August 31, 2021 and the statement of loss and comprehensive loss, statement of changes in equity and statement of cash flows for the three and six month periods ended August 31, 2021, respectively, together with the notes thereto, prepared in accordance with IFRS. Such financial statements are attached to this Circular as Schedule "5".

	Three months ended August 31, 2021 (CAD$)	Year ended November 30, 2020 (CAD$)	Year ended November 30, 2019 (CAD$)	Year ended November 30, 2018 (CAD$)
Total Expenses	$470,380	$1,369,292	$1,175,031	$745,550
Amounts Deferred in Connection with the Transaction	$0	$0	$0	$0

Management's Discussion and Analysis

Management's discussion and analysis of the financial condition and results of operations of Partner Jet for the years ended November 30, 2020 and 2019, and for the three and nine month periods ended August 31, 2021, respectively, (collectively, the "Partner Jet MD&A") are available on SEDAR at www.sedar.com. The Partner Jet MD&A should be read in conjunction with the selected financial information set forth above and the financial statements and the accompanying notes thereto also available on SEDAR at www.sedar.com.

Description of the Securities

Partner Jet is authorized to issue an unlimited number of class A common shares (referred to in this Circular as the "Partner Jet Shares"), an unlimited number of class B shares and an unlimited number of class C shares. The holders of Partner Jet Shares are entitled to one vote per Partner Jet Share, and are entitled to dividends as and when declared by the directors.

As of the date hereof, there are 9,078,774 Partner Jet Shares and no other shares issued and outstanding and 575,000 Partner Jet Options (as defined below) to purchase an aggregate of 575,000 Partner Jet Shares.

Stock Option Plan

The Partner Jet Stock Option Plan (the "Plan") is intended to encourage Partner Jet Share ownership in Partner Jet by directors, senior officers, employees and consultants of Partner Jet and its affiliates and other designated persons. Options may be granted under the Plan only to directors, senior officers, employees and consultants of Partner Jet and its subsidiaries ("Eligible Persons"). Subject to applicable legislation, the board of directors or Committee, as applicable, shall have full and final authority to determine the Eligible Persons who are to be granted options under the Plan and the number of share subject to each option. The number of Partner Jet Shares which may be reserved for issuance under the Plan is limited to 10% of the issued and outstanding Partner Jet Shares as at the date of the grant of options. Directors may resolve to be the Committee to administer the Plan with respect to all of the Plan or certain participants and/or awards made or to be made under the Plan. All administrative costs of the Plan shall be paid by Partner Jet.

The maximum aggregate number of Partner Jet Shares issuable pursuant to the exercise of Options granted under the Plan from time to time shall not exceed in aggregate 10% of the Partner Jet Shares issued and outstanding at the time of grant, provided that: (a) if any Partner Jet Shares covered by an Option subject to the Plan are forfeited, or if an Option has expired, terminated or been cancelled for any reason whatsoever, then the Partner Jet Shares covered by such Option shall again be, or shall become, Partner Jet Shares with respect to which Options may be granted hereunder, and (b) such maximum number of Partner Jet Shares shall be appropriately adjusted in the event of any subdivision or consolidation of the Partner Jet Shares.

The maximum number of Partner Jet Shares which may be reserved for issuance to any one individual during any 12 month period under the Plan is 5% of the Partner Jet Shares. In addition, the maximum number of Partner Jet Shares which may be reserved for issuance to any consultant of Partner Jet during any 12 month period under the Plan is 2% of the Partner Jet Shares. The maximum number of Partner Jet Shares which may be reserved for issuance to employees conducting investor relations activities during any 12 month period under the Plan is 2% of the aggregate number of Partner Jet Shares.

Upon closing of the Transaction, the Resulting Issuer will adopt the New Option Plan which will replace the Plan, pursuant to which the Resulting Issuer Board may grant incentive stock options to eligible persons as determined by the New Option Plan. See "Particulars of Matters to be Acted On - Approval of the New Option Plan" for further particulars.

Prior Sales

Partner Jet did not issue securities during the 12 months before the date of this Circular.

Price Range and Trading Volume of the Partner Jet Shares

The Partner Jet Shares are listed and posted for trading on the TSXV under the symbol "PJT". The following table sets out the range of high and low sales prices (which are not necessarily the closing prices) and the trading volumes of the Partner Jet Shares traded on the TSXV for the periods indicated, as reported by the TSXV.

Period	High ($)	Low ($)	Volume Traded (# of Partner Jet Shares)
June 1, 2021 to present(1)	N/A	N/A	N/A
May 2021(1)	N/A	N/A	N/A
April 2021(1)	N/A	N/A	N/A
March 1-2, 2021(1)	0.40	0.32	155,000
December 1, 2020 to February 28, 2021	0.26	0.125	148,000
September 1, 2020 to November 30, 2020	0.145	0.09	92,350
June 1, 2020 to August 31, 2020	0.165	0.1	109,667
March 1, 2020 to May 31, 2020	0.2	0.08	131,110

December 1, 2019 to February 29, 2020	0.22	0.175	18,500
September 1, 2019 to November 30, 2019	0.235	0.19	7,000
June 1, 2019 to August 31, 2019	0.25	0.115	68,534

Source: https://money.tmx.com/en/

Note:

(1) Partner Jet Shares were halted from trading on March 2, 2021 following the announcement of the Transaction.

Executive Compensation

Compensation Discussion and Analysis

For the purposes of this Circular, a named executive officer ("NEO") of Partner Jet means each of the following Individuals:

(a) a chief executive officer ("CEO") of the Partner Jet;

(b) a chief financial officer ("CFO") of the Partner Jet;

(c) each of Partner Jet's three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000, as determined in accordance with subsection 1.3(6) of Form 51-102F6, for that financial year; and

(d) each individual who would be an NEO under paragraph (c) above but for the fact that the individual was neither an executive officer of Partner Jet, nor acting in a similar capacity, at the end of that financial year.

Partner Jet currently has the following NEOs: Ian A. McDougall, Executive Vice-Chairman, Luc Masse, President and Chief Executive Officer; and Jingchen Fan, Chief Financial Officer.

When determining the compensation of the NEOs, the Partner Jet Board considers the limited resources of Partner Jet and the objectives of: (i) recruiting and retaining the executives critical to the success of Partner Jet and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and shareholders of Partner Jet; and (iv) rewarding performance, both on an individual basis and with respect to the business in general. In order to achieve these objectives, the compensation paid to the NEOs consists of the following two components:

(a) base fee or salary; and

(b) long-term incentive in the form of stock options.

Base Fee or Salary

The base fee or salary of each particular NEO is determined by an assessment by the Partner Jet Board of such executive's performance, a consideration of competitive compensation levels in companies similar to Partner Jet and a review of the performance of Partner Jet as a whole and the role such executive officer played in such corporate performance.

Long-Term Incentive

Partner Jet provides a long-term incentive by granting options to executive officers under the Option Plan.

The objective of granting options is to encourage executives to acquire an ownership interest in Partner Jet over a period of time, which acts as a financial incentive for such executive to consider the long-term interests of Partner Jet and its shareholders.

Option-Based Rewards

The Partner Jet Board reviews the performance of Partner Jet's management and advisors from time to time, and recommends option-based awards and other compensation awards or adjustments. These decisions take into consideration corporate and individual performance and industry standards. Previous grants of option-based awards are also taken into consideration in making this determination. The experience of the Partner Jet Board members who are also involved as management of, or Partner Jet Board members or advisors to, other companies also informs decisions concerning compensation. Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 - Statement of Executive Compensation ("Form 51-102F6") sets forth all annual and long term compensation for services in all capacities to Partner Jet for the three most recently completed fiscal years ended November 30, 2020, 2019  and 2018, regarding compensation earned by NEOs.

	SUMMARY COMPENSATION TABLE
Name and Principal Position of Named Executive Officer	Year	Salary ($)	Share based Awards	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation		Pension Value	All Other Compensation ($)	Total Compen- sation($)
					Annual Incentive Plans ($)(1)	Long- Term Incentive Plans ($)
Ian A. McDougall, Executive Vice-Chairman(2)	2020	N/A	N/A	$2,659	N/A	N/A	N/A	$114,000	$116,659
	2019	N/A	N/A	N/A	N/A	N/A	N/A	$228,000	$228,000
	2018	N/A	N/A	N/A	N/A	N/A	N/A	$228,000	$228,000
Luc Masse, President & Chief Executive Officer(3)	2020	$160,000	Nil	$15,957	N/A	N/A	N/A	N/A	$175,957
	2019	$94,564	Nil	Nil	N/A	N/A	N/A	N/A	$94,564
Jingchen Fan, Chief Financial Officer (4)	2020	$84,750	Nil	Nil	N/A	N/A	N/A	N/A	$84,750
	2019	$90,000	N/A	N/A	N/A	N/A	N/A	N/A	$90,000
	2018	$90,000	N/A	N/A	$25,000	N/A	N/A	N/A	$115,000

____________________
Notes:

(1) "LTIP" or "long term incentive plan" means any plan that provides compensation intended to motivate performance to occur over a period greater than one fiscal year, but does not include option or share-based awards.

(2) Pursuant to a Services Agreement between Flight Solutions & Services Inc. and its subsidiaries (collectively, "FSS"), and Partner Jet dated June 8, 2010, FSS provides a range of services including administrative, technical, regulatory, systems and support services to the Partner Jet. Services provided by FSS and affiliated companies, including MX Aerospace Services ("MX"), were provided on a competitive basis with the costs being agreed to by each end user. FSS and MX are each 100% owned and controlled by Mr. McDougall, and consequently, are related parties. The company has generated cost-savings over a wide range of items as a result of these relationships and the ensuing benefits have been passed to Partner Jet's customers. Please refer to note 7 of the audited consolidated financial statements for the year ended November 30, 2019. MX ceased to provide aircraft maintenance services to Partner Jet effective September 23, 2019, therefore it no longer provides any related party services to Partner Jet. Mr. McDougall's services were provided through UYJ Aviation Ltd. (now FSS Aircraft Management Inc.) ("FSSAM"), which is a related party. FSSAM is 100% owned and controlled by Mr. McDougall. On April 1, 2014, Mr. McDougall became Interim Chief Executive Officer. Mr. McDougall has ceased to be the Interim Chief Executive Office effective August 1, 2019 and remains in the position of Executive Vice-Chairman of Partner Jet. In the fiscal year of 2020, and administrative fee of $114,000 as paid to FSSAM. In the fiscal years 2019 and 2018, an administrative service fee of $228,000 per year was paid to FSSAM.

(3) Luc Masse was appointed President & Chief Executive Officer of Partner Jet on August 1, 2019

(4) Jingchen Fan was appointed Chief Financial Officer of Partner Jet on July 24, 2012.

Incentive Plan awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets out for each NEO, the incentive stock options (option-based awards) and share-based awards outstanding as at November 30, 2020. These incentive stock options either vested at the time of grant or were fully vested during the year ended November 30, 2020

	Option-based Awards				Share-based Awards(2)
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Ian A. McDougall, Executive Vice-Chairman	25,000	$0.10125	October 8, 2025	$2,659	Nil	Nil	Nil
Luc Masse, President & Chief Executive Officer	150,000	$0.10125	October 8, 2025	$15,957	Nil	Nil	Nil
Jingchen Fan Chief Financial Officer	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Incentive Plan Awards - Value Vested or Earned During the Year

The following table sets forth particulars of the value of option-based awards and share-based awards, which vested during the year ended November 30, 2020, and the value of non-equity incentive plan compensation earned during the year ended November 30, 2020 for each Named Executive Officer:

Name	Option-based awards - Value vested during the year ($)	Share-based awards - Value vested during the year ($)	Non-equity incentive plan compensation - Value earned during the year ($)
Ian A. McDougall, Executive Vice-Chairman	Nil(	Nil	Nil(
Luc Masse, President & Chief Executive Officer	Nil(	Nil(	Nil(
Jingchen Fan Chief Financial Officer	Nil(	Nil(	Nil(

Pension Plan Benefits

Partner Jet does not have any pension or retirement plans that provide for payment or benefits at, following, or in connection with retirement or provide for retirement or deferred compensation plans

Termination and Change of Control Benefits

Partner Jet has not provided compensation, monetary or otherwise, during the preceding fiscal year, to any person who now acts or has previously acted as a NEO, in connection with or related to the retirement, termination or resignation of such person and Partner Jet has provided no compensation to such persons as a result of a change of control of Partner Jet, its subsidiaries or affiliates. Partner Jet is not party to any compensation plan or arrangement with NEOs resulting from the resignation, retirement or the termination of employment of such person.

Management / Employment Contracts

Partner Jet does not currently have any management/employment agreements in place with its Named Executive Officers.

Director Compensation Table

The following table sets forth information regarding the compensation paid to Partner Jet's directors, other than directors who are also Named Executive Officers listed in the "Summary Compensation Table" above, during the fiscal year ended November 30, 2020.

Name	Fees Earned	Option- based awards ($)	All other compensation ($)	Total(2)
Richard Cooper	$10,500	$2,659	Nil	$13,159
Richard Gage	$10,500	$2,659	Nil	$13,159
Samuel Ingram	$10,500	$2,659	Nil	$13,159
Derek Sifton	$6,000	$2,659	Nil	$8,659

_____________________

Option-based and Share Based Awards to Directors

The following table sets out for each independent director, the incentive stock options (option-based awards) and share-based awards outstanding as at November 30, 2020. These incentive stock options either vested at the time of grant or were fully vested during the year ended November 30, 2020

	Option-Based Awards				Share-Based Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised in- the-money Options ($)(1)	Number of Shares or Units of Shares that Have Not Vested (#)	Market or Payout Value of Share-Based Awards that Have Not Vested ($)
Richard Cooper	25,000	$0.10125	October 8, 2025	$2,659	Nil	Nil
Richard Gage	25,000	$0.10125	October 8, 2025	$2,659	Nil	Nil
Samuel Ingram	25,000	$0.10125	October 8, 2025	$2,659	Nil	Nil
Derek Sifton	25,000	$0.10125	October 8, 2025	$2,659	Nil	Nil

Value Vested or Earned During the Year

During the financial year ended November 30, 2020, no option based awards or share based awards were vested.

Long-Term Inventive Plan (LTIP) Awards

Partner Jet currently has no Long-term Incentive Plans, other than stock options granted from time to time by the Board under the provisions of the Option Plan.

Stock Appreciate Rights and Restricted Shares

No stock appreciation rights or restricted shares of Partner Jet were granted by Partner Jet to the NEOs and/or the directors of Partner Jet during the year ended November 30, 2020.

Compensation of Directors

Members of the audit committee were entitled to receive $750 for each audit committee meeting attended during the year ended November 30, 2020. Members of the Board were entitled to $1,000 for each meeting of the board of directors attended during the year ended November 30, 2020.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information in respect of the Partner Jet's equity compensation plans under which equity securities of the Partner Jet are authorized for issuance, aggregated in accordance with all equity plans previously approved by the Partner Jet's Shareholders and all equity plans not approved by the Partner Jet's Shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining available for Future Issuance under Equity Compensation Plans (#)
Equity compensation plans approved by securityholders	575,000	$0.10125	332,877(1)
Equity compensation plans not approved by securityholders	Nil	Nil	Nil
TOTAL	575,000	$0.10125	332,877

____________________
Note:

(1) The Stock Option Plan is a "rolling" stock option plan whereby the maximum number of Partner Jet Shares that may be reserved for issuance pursuant to the Stock Option Plan will not exceed 10% of the issued shares of Partner Jet at the time of the stock option grant. As at the date hereof, 332,877 Partner Jet Shares may be reserved for issuance pursuant to the Stock Option Plan.

Indebtedness of Directors and Executive Officers

No individual who is, or at any time during the most recently completed financial year of Partner Jet was, a director or executive officer of Partner Jet, no proposed nominee for election as a director, and no associate of any director, executive officer or proposed nominee is, or at any time since the beginning of the most recently completed financial year of Partner Jet has been, indebted to Partner Jet. No such person has indebtedness to another entity which indebtedness is, or at any time since the beginning of the most recently completed financial year of Partner Jet has been, the subject of a guarantee, support agreement, letter of credit or other similar Amalgamation or understanding provided by Partner Jet.

Non-Arm's Length Party Transactions

Pursuant to the agreement with Delta-Mike Inc. dated March 19, 2020, Partner Jet purchased a 1998 Cessna Citation X business jet ("Citation X") for an aggregate consideration of $3,912,650. The purchase price was satisfied by applying a credit against receivables owing to Partner Jet by Delta-Mike Inc. and a promissory note (the "Note") issued by Partner Jet in the amount of $2,412,650 bearing interest at the rate of 5% per annum, repayable over four years. The transaction was reviewed and approved by Partner Jet's Audit Committee, which is only comprised of independent directors, and the Partner Jet Board. The transaction received final approval of the Exchange.

Since at the time of the acquisition. Delta-Mike Inc. beneficially owned and controlled more than 10% of the Partner Jet Shares, the transaction constituted a "related party transaction" under MI 61- 101. MI 61-101 provides that, unless exempted, a related party transaction must be approved by at least a simple majority of the votes cast by "minority shareholders" of each class of affected securities. The Partner Jet Board had determined that, in light of the business and market conditions caused by the COVID-19 pandemic, the Corporation is exempt from this requirement pursuant to the "financial hardship" exemption under Section 5.7(1)(e) of MI 61-101. MI 61-101 which also provides that if an issuer proposes to complete a related party transaction less than 21 days following the filing of a material change report in respect of the transaction, it must explain why the shorter period is reasonable or necessary in the circumstances. Partner Jet concluded that such shorter period is reasonable in order to complete the transaction in an expeditious manner so that the Corporation can utilize the Citation X for charter flights as soon as possible.

Please also refer to (i) note 10 of the unaudited interim financial statements of Partner Jet for the three and nine months ended August 31, 2021; and (ii) note 9 of the audited annual financial statements of Partner Jet for year ended November 30, 2020 for details of the amount of any material interest, direct or indirect, of any informed person of Partner Jet in any transaction since the commencement of Partner Jet’s most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Partner Jet or any of its subsidiaries.

Legal Proceedings

Management of Partner Jet knows of no legal proceedings, contemplated or actual, material to Partner Jet to which Partner Jet is a party or of which any of its property is the subject matter.

Auditors, Registrar and Transfer Agent

The registrar and transfer agent for Partner Jet Shares is TSX Equity Transfer Services at its office at 301, 100 Adelaide Street West Toronto, ON M5H 4H1.

The auditor for Partner Jet is S&W LLP Chartered Professional Accountants with its office located at 91 Skyway Ave #105, Etobicoke, ON M9W 6R5.

Following the completion of the Transaction, the auditors, registrar and transfer agent shall remain the same.

Material Contracts

The following are the only material contracts (each a "Material Contract"), other than those contracts entered into in the ordinary course of Business, which Partner Jet has entered into:

1. The Amalgamation Agreement.

2. The Subscription Receipt Agreement.

3. The Agency Agreement.

4. The Warrant Indenture.

Additional Information

Additional information relating to Partner Jet is available on SEDAR at www.sedar.com. Financial information is provided in Partner Jet's comparative financial statements and management's discussion and analysis thereon for the year ended November 30, 2020, November 30, 2019 and November 30, 2018 and for the interim period ended August 31, 2021.

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INFORMATION CONCERNING VOLATUS

Name and Incorporation

Volatus was incorporated pursuant to the provisions of the CBCA on November 8, 2019. Volatus subsequently amended its articles of incorporation as follows:

a. On September 1, 2020 to, among other things (i) delete the Class B shares existing at such time, (ii) re-classify the existing Class A shares at such time as Common Shares, and (iii) increase the authorized capital of Volatus by creating an unlimited number of Class A Preferred Shares and an unlimited number of Preferred Shares, issuable in series.

b. On March 9, 2021 to split the issued and outstanding Volatus Common Shares on the basis that each one (1) issued and outstanding Volatus Common Share was split into 100,000 Volatus Common Shares, with any fractions resulting therefore being rounded to the nearest whole number.

c. On May 5, 2021 to split the issued and outstanding Volatus Common Shares on the basis that each one (1) issued and outstanding Volatus Common Share was split into 3.846166667 Volatus Common Shares, with any fractions resulting therefore being rounded to the nearest whole number.

Prior to the completion of the Amalgamation, Volatus will be required to continue under the OBCA.

Volatus' registered and head office is located 4th Floor, 6500 TransCanada Service Road, Pointe-Claire, Quebec H9R 0A5. Concurrently with the continuance of Volatus the OBCA, Volatus' registered and head office will be located at 60 Airport Road, Lake Simcoe Regional Airport, Oro-Medonte, Ontario L0L 2E0.

Volatus has the following four direct subsidiaries (together the "Volatus Direct Subsidiaries"):

(i) Volatus Unmanned Services Inc., incorporated pursuant to the provisions of the CBCA on October 26, 2020 ("VUS") - Volatus holds approximately 72% of the votes attaching to all voting securities of VUS;

(ii) Volatus Flight Systems Inc., incorporated pursuant to the provisions of the CBCA on May 11, 2020 ("VFS") - Volatus holds 70% the votes attaching to all voting securities of VFS;

(iii) Volatus Technologies Inc., incorporated pursuant to the provisions of the CBCA on January 10, 2021 ("VTI") - Volatus holds 100% of the votes attaching to all voting securities of VTI; and

(iv) Volatus Aerospace USA Corp, incorporated pursuant to the laws of Delaware ("Volatus US") - Volatus holds 90% of the votes attaching to all voting securities of Volatus US.

Volatus US holds 100% of the shares of a US based drone services provider called ConnexiCore LLC, incorporated pursuant to the laws of Pennsylvania.

Volatus also has the following six (6) indirect subsidiaries (together with the Volatus Direct Subsidiaries, and ConnexiCore LLC the "Volatus Subsidiaries"), each of which is wholly-owned by VUS:

(i) M3 Drone Services Ltd., incorporated pursuant to the provisions of the CBCA on April 5, 2020;

(ii) M3 Drone Training Zone Inc., incorporated pursuant to the provisions of the CBCA on November 22, 2016;

(iii) SkyGate Videography Inc., incorporated pursuant to the provisions of the Business Corporations Act (Prince Edward Island) on December 3, 2018;

(iv) UAViation Aerial Solutions Limited, incorporated pursuant to the provisions of the Business Corporations Act (British Columbia) on August 1, 2015;

(v) OmniView Tech Corp., incorporated pursuant to the provisions of the CBCA on September 23, 2015; and

(vi) Canadian UAV Solutions Inc, incorporated pursuant to the provisions of the CBCA on September 12, 2017.

None of the Volatus Subsidiaries have any issued or outstanding restricted shares.

Volatus also owns 49% of the outstanding shares of Indigenous Aerospace Corp. which was incorporated on July 1, 2021. This venture will be co-owned by Volatus and Orijinative Holdings Ltd., in accordance with the terms of a Letter of Intent executed on June 30, 2021. This venture is expected to be launched during the 3rd quarter of 2021 prior to completion of the Transaction. See "Cautionary Note Regarding Forward-Looking Information".

In addition, Volatus holds 45.42% of the votes attaching to all voting securities of Partner Jet.

Description of the Business

General Description of the Business

Volatus was formed in 2019 by aviation veterans to become a drone solution provider in North America. Volatus soon identified that the current industry is highly fragmented with no dominant player. Volatus expanded its operations across Canada. Due to the experience of the management, Volatus also became a subject matter expert to industry partners and smaller drone companies and soon expanded into the US by building its pilot network that enables it to serve all the segments of the market.

Volatus, through its two principal subsidiaries, VUS and VFS, has acquired six Canadian companies, namely, M3 Drone Training Zone Inc., Skygate Videography Inc., M3 Drone Services, UAViation Aerial Solutions Limited, OmniView Tech Corp., and Canadian UAV Solutions Inc. to provide pilot training, equipment sales, aerial inspection and survey services to industry sectors including telecommunications, energy, agriculture, and defence. VFS acquired the IP and equipment assets of Brican Flight Systems Inc. The main subject of the IP is an unmanned fixed wing aircraft that has been developed and is now ready to be commercialized in beyond visual line of sight ("BVLOS") applications for both civil and military.  See Cautionary Note Regarding Forward-Looking Information.

Through its U.S. subsidiary, Volatus US, Volatus has expanded its presence in the U.S. market initially offering the sale of drone equipment. The acquisition of ConnexiCore, a drone service company with a network of over 1,100 pilots will further expand Volatus' services offering across the United States.  See Cautionary Note Regarding Forward-Looking Information.

Through its planned Indigenous Aerospace subsidiary, Volatus intends support the development of drone services in First Nations communities across Canada and the USA. Services are expected to include training, equipment sales, inspection and imaging, search and rescue, and drone delivery. See Cautionary Note Regarding Forward-Looking Information.

In addition to Volatus' organic growth objectives, Volatus will maintain its overall growth strategy of selective accretive acquisitions to further consolidate its position as the leading drone equipment supplier and services company. Part of our strategy is to close the gap between manned and unmanned aviation as the regulatory environment evolves.  See Cautionary Note Regarding Forward-Looking Information.

None of the acquisitions made by Volatus have constituted "significant acquisitions" as defined in National Instrument 51-102 - Continuous Disclosure Obligations.

Principal Products and Services

Volatus currently generates revenue from three different segments:

a) Commercial Distribution/Equipment Sales;

b) Drones-as-a-Services; and

c) Drone Training.

In 2020, 100% of revenue was generated from Equipment sales.

In 2021, Volatus is expected to generate revenue from the additional segment: Drone Manufacturing. See "Cautionary Note Regarding Forward-Looking Information".

Commercial Distribution/Equipment Sales: Under this segment, Volatus and its subsidiaries resell drones, sensors, and other ancillary equipment and parts in Canada and the US. Volatus, along with its subsidiaries, has distribution rights from numerous drone manufacturers, including Da-Jiang Innovations (known as "DJI"). These products cater to two segments of the market: Consumer and Commercial. Revenues from the consumer market is generated through a physical store located at 2045 Dundas St E Unit 1, Mississauga, ON L4X 1M2 and the web platform. Revenue from the commercial segment is generated from the web platform, a sales outreach team, Volatus' subsidiaries, and Volatus' business development team. The equipment sales segment is highly diversified in terms of product offerings and services numerous customers (both on the retail and commercial side).

Drones-as-a-Services: Under this segment, Volatus and its subsidiaries generate revenue by providing services to multiple sectors and industries. Drone services include, but are not limited to, the following activities:

  infrastructure inspections and surveys (e.g., roadways, bridges, rail, towers);

  surveillance applications for first responders, public safety & security;

  construction site surveys, volumetrics and monitoring;

  energy inspections and surveys (e.g., pipeline, power line, wind turbines); and

  precision agriculture mapping, surveying and monitoring.

The services are provided by a network of Transport Canada licensed pilots employed by and under contract to Volatus and its subsidiaries. A core team of in-house pilots are highly experienced with sector specific training and skills spread across seven locations in Canada and two locations in the USA. Pilots are strategically located across Canada. If completed, the planned acquisition of ConnexiCore will add a group of over 1,100 similarly qualified and FAA approved pilots located throughout the United States. See "Cautionary Note Regarding Forward-Looking Information".

Volatus has an eight-member business development team in addition to the sales outreach team. This team is supported by in-house business analysts that help in identifying emerging industry trends and market requirements. Volatus serves both private and public sector entities. Transport Canada has recently awarded to Volatus a Special Flight Operating Certificate ("SFOC") allowing BVLOS remotely piloted aerial inspections across the country. BVLOS operations provide for maximum efficiency, allowing survey, imaging, and mapping missions to collect more data in fewer deployments by enabling a drone to cover far greater distances than missions restricted to visual line of sight requirements.

Drone Training: Under this segment, Volatus and its subsidiaries generate revenue by providing drone training programs both in classroom and online. Programs cover preparation for the Transport Canada basic and advanced pilot licensing exams and sector and platform specific training. Volatus has been selected by the US Federal Aerial Administration ("FAA") to administer Unmanned Aircraft System ("UAV") safety tests. Whether it is initial education to pass the basic pilot exam or specialized flight skills. Volatus intends to establish Canada's first BVLOS Training Centre of Excellence in Prince Edward Island. If established, this Centre will significantly enhance Volatus' ability to provide BVLOS training to pilots across North America.  See "Cautionary Note Regarding Forward-Looking Information".

Drone Manufacturing: In June of 2020, Volatus through its subsidiary Volatus Flight Systems, acquired the intellectual property and assets of Brican Flight Systems. More specifically, VFS acquired a family of long range, high endurance fixed wing drones developed over a 10-year period with approximately $7.5M of funding and engagement from several Canadian universities as well as the National Research Council. These aircraft represent a significant commercial opportunity as the regulations enabling flight BVLOS are expected to come into effect this year.  Volatus has several aircraft for demonstration and testing. Assuming the Amalgamation is completed, manufacturing is expected to commence at the Volatus Aerospace Center of Excellence at Lake Simcoe Regional Airport (the "Center of Excellence") late in the third quarter of 2021. The facility activities will include assembly, integration and test requirements for all drone products. Detailed parts and components manufacturing will be subcontracted to qualified and approved suppliers. Volatus' research and development and manufacturing operation is expected to generate revenue through three lines of activities:

a) continued development and manufacturing of Volatus' own aircraft - Velos and Vedette;

b) commercialization of late-stage third party technologies; and

c) providing a scalable manufacturing solution for Volatus and other partners such as FIXAR global.

Volatus' Velos aircraft is an electric powdered fixed-wing drone capable of delivering real time information with 20 pounds payload with 2.5 hours endurance and a cruise speed of 83km/h.

Volatus' Vedette aircraft is a multi fuel gas-powered fixed-wing drone capable of delivering real time information with 20 pounds payload with an endurance of up to 12 hours and a cruise speed of 83km/h.

In addition to the above, this Center of Excellence will serve as a bridge between manned and unmanned aircraft.

See "Cautionary Note Regarding Forward-Looking Information".

Production and Services

For products that are resold by Volatus and its subsidiaries, Volatus acquires such products from their manufacturers. These products and components are readily available from multiple sources and Volatus has distribution rights of numerous drone manufacturers, including DJI.

For products that Volatus plans to manufacture itself, assembly and integration is intended to take place at Volatus' Center of Excellence. Parts will be acquired from approved suppliers and manufactured composite and metal parts will be procured through approved manufacturers subcontracted to manufacture on our behalf using Volatus owned designs, tooling and processes. All final assembly and pre-delivery testing will be performed by Volatus at our Lake Simcoe facility. These products and components are readily available from multiple sources on commercial terms.  See "Cautionary Note Regarding Forward-Looking Information".

The Volatus Center of Excellence is located at Lake Simcoe Regional Airport in a 33,000 sq. Ft. facility currently under a 64-month lease executed on 9 March 2021. Volatus has an option, at its sole discretion, to extend the lease for a further 24 months. The lease rate is $24,750, fixed for the initial term a payment commencing on 1 August 2021. The lease is in good standing.

Drone services and drone training services provided by Volatus are provided by in-house pilots or by leveraging the existing Volatus pilot network in Canada and the US. The widely distributed pilot network enables Volatus to serve any segment of the market and even in the remote most location of Canada.

Specialized Skill and Knowledge

Operating in the drone industry requires specialized knowledge and skills. Volatus has acquired these skills by hiring skilled employees and contractors, by acquiring regional companies and by continuing skills and knowledge development through ongoing training. To date, Volatus has retained 100% of the management of companies acquired, and this adds to specialized skill sets.

Competitive Conditions

The current drone industry consists of numerous small and regional players. Volatus has found a niche by vertically integrating its business and serving all segments of the market. Volatus hopes to succeed by becoming a one-stop drone solution provider across Canada and the USA through its wider pilot network and inhouse expertise. Volatus competitive presence can be divided into two segments:

  Commercial Distribution and Drones-as-a-Service: the current market is highly scattered and consists of multiple smaller players. The industry is dominated by regional players with limited geographic presence and limited expertise to perform all types of services. Volatus in its early stage identified the gap and addressed the opportunity by expanding across Canada and building an extensive pilot network that enables it to serve every segment of the market with coast-to-coast presence. There are players that compete on regional scale such as RMUS, Indro Robotics, Skymount, Aerium Analytics, and Canadian UAV.

  Drone Technology: the aerospace industry is long dominated by established larger players like Boeing, Textron, and Schiebel. However, all these players have focused on military application of their UAVs/drones. There is second category of players who have focused on commercial application but for low range and with limited payload such as Wingtra, SenseFly, and UAV Factory. Volatus identified a niche at the intersection of military and commercial application. Velos and Vedette, fixed-wing drone of Volatus are capable of flying BVLOS (Beyond Visual Line of Sight) with high endurance and payload capacity. This differentiates Volatus from other competitors when it comes to performance and application of drones.

New Products

Volatus, as part of its research and development initiatives, is progressing on the development of a vertical take-off and landing ("VTOL") version of its Velos and Vedette unmanned aircraft.  This derivative is being designed to offer a greater application of the Volatus owned intellectual property and widen the potential market for the product family. This version is planned to be available for sale in late 2022. See "Cautionary Note Regarding Forward-Looking Information."

Volatus has entered into a Letter of Intent dated 8 April 2021 pursuant to which it expects to enter into definitive agreements providing it with the rights to manufacture and distribute the FIXAR 007 drone on behalf of Fixar-Aero, a Latvian based drone design and production company.  Recently approved for flight by Transport Canada, this hybrid UAV can transition between vertical and forward flight, taking advantage of the lifting power of an airfoil to fly forward with greater efficiency than a quadcopter or fixed-wing drone. Definitive distribution and licensed manufacturing agreements are expected to be executed between Volatus and Fixar during the 3rd quarter of 2021.  See "Cautionary Note Regarding Forward-Looking Information."

Volatus is negotiating and plans to negotiate agreements with manufacturers of cargo and delivery drones that, if such negotiations result in definitive agreements, will enable Volatus to create a complete delivery solution in the unmanned segment. See "Cautionary Note Regarding Forward-Looking Information."

Components

To date, the supply chain for Volatus products has been stable both for supply and pricing. Components, parts, accessories, and finished products supplied under distribution or dealership agreements have been readily available on commercial terms.

Intangible Properties

Given the nature of the business of Volatus and its industry, Volatus relies heavily on trade secrets and confidentiality agreements to protect its intellectual property. Identifiable intangible properties such as brand names, licences, software and unregistered trademarks are of significant importance and Volatus expects that their importance will continue.

Volatus has identified two major intangibles namely customer relationships and website brand value. These intangibles were identified as per IFRS 13 based on income approach, specifically multi-period excess earnings method and relief from royalty method. These intangibles will further diversify the Volatus customer base and brand value in consumer and commercial space.

See "Cautionary Note Regarding Forward-Looking Information."

Cycles

The business of Volatus as a whole is not cyclical or seasonal but certain segments are impacted by seasons.  The level of drone service activities in Canada is impacted during harsh winter conditions. This is expected to be offset with the closing of the ConnexiCore acquisition that will open up the entire US market.  However, other business segments like training and equipment sales compensates for such impact. Also, the company's presence in the US and western Canada is diversifying the geographic distribution and reducing any cyclical or seasonal impacts. See "Cautionary Note Regarding Forward-Looking Information".

Economic Dependence

Volatus' business activities are derived from a number of service offerings catering to numerous business sectors.  Volatus does not depend on any one segment, nor does it depend on one substantial contract or customer. DJI is a crucial supplier for Volatus because 70% of drone market is captured by DJI. Volatus has developed strong relationship with DJI and other dealers to mitigate any risks of supply delays.

Employees

As of the financial year ended December 31, 2020, Volatus employed 14 full-time employees and engaged 3 contractors or consultants. In addition, Volatus maintains a network of 112 Transport Canada licensed drone pilots that are contracted on a project-by-project basis. Pilots are selected based on a match of the mission requirements to their profile, experience, and drones supplied.

Foreign Operations

Volatus operates primarily in Canada to date but has recently expanded in the United States of America by retaining office space in Albany, New York and is proposing to acquire ConnexiCore as discussed above. This will diversify the market and service offerings. Volatus views the United States of America as a stable political and economic country and does not foresee any specific risk associated with operating in that country. See "Cautionary Note Regarding Forward-Looking Information".

Social or Environmental Policies

Volatus is very focused on its environmental, social, and corporate governance ("ESG") obligations and contribution. All internal policies and process are designed to ensure ESG compliance. As part of its social responsibility, Volatus has also entered into an arrangement with Orijinative Holding to establish Indigenous Aerospace Corp as described above, to develop the full potential of UAV activities throughout First Nations communities in Canada. This partnership aims to create sustainable growth, gainful employment and a national appreciation of what Indigenous-owned and operated businesses and employees can contribute to the economy. Many First Nations communities are remote and operate under challenging environmental conditions. Those challenges translate to significant opportunities for Indigenous Aerospace. Corp. Drones can operate safely within the current regulatory framework - providing security to sacred lands, performing search and rescue activity, remote survey and mapping, and drone package delivery services.  See "Cautionary Note Regarding Forward-Looking Information".

Selected Financial Information

The following tables set out selected financial information for the periods indicated therein. The selected financial information below has been derived from Volatus' financial statements as at and for the fiscal years ended December 31, 2020 and 2019 and accompanying notes, attached to this Circular as Schedule "6", and from Volatus' condensed interim financial statements for the 3 and 6-month period ended June 30, 2021, attached to this Circular as Schedule "6". The following information should be read in conjunction with the Management's Discussion and Analysis of Volatus (the "Volatus MD&A") for the fiscal year ended December 31, 2020 and 2019 and for the 3 and 6-month period ended June 30, 2021, attached to this Circular as Schedule "6".

	Year ended December 31		6-month period ended
	2020	2019	June 30, 2021
Revenue	$61,230	$0	$3,396,003

Net Income, in Total	$435,641	$0	($842,571)

Total Assets	$6,033,534	$214,980	$12,639,971

Total Long Term Financial Liabilities	$260,514	$0	$1,683,542

Cash Dividends Declared	nil	nil	nil

Carve-out Financials for Omniview

Omniview Tech Corp. ("Omniview") is a company incorporated pursuant to the provisions of the CBCA on September 23, 2015, and was acquired by Volatus on March 31, 2021. The assets and revenues of Omniview represent a material portion of the consolidated assets or revenue of Volatus.

As a result, included as Schedule "8" to this Circular are the carve-out financial statements in respect of Omniview comprised of the following:  (i) audited financial statements of Omniview for the fiscal year ending August 31, 2020, together with unaudited comparable figures for the financial year ended August 31, 2019, with a modified opinion or disclaimer in the audit opinion concerning the inventory quantities held at August 31, 2019 and 2020, as well as the opening retained earnings; and (ii) audited interim financial statements for Omniview for the 7-month period ended March 31, 2021 together with unaudited comparable figures for the 7-month period ended March 31, 2020.

See "Information Concerning Volatus - Exemptions from Instruments" for more details regarding the carve-out financial statements.

Dividends

No dividends on any shares in the capital of Volatus have been paid to date.

Management's Discussion and Analysis

A copy of the Volatus MD&A for the fiscal years ended December 31, 2020 and for the 3 and 6-month periods ended June 30, 2021 is attached to this Circular as Schedule "6". The Volatus MD&A should be read in conjunction with the audited financial statements of Volatus and the notes thereto for the fiscal years ended December 31, 2020 attached to this Circular as Schedule "6" and with Volatus' condensed interim financial statements for the 3 and 6-month periods ended June 30, 2021, attached to this Circular as Schedule "6".

Description of the Securities

The authorized capital of Volatus consists of an unlimited number of Common Shares, an unlimited number of Class A Preferred Shares, and an unlimited number of Preferred Shares, issuable in series. As of the date hereof, there are 76,923,334 common shares, 412,376 Class A Preferred Shares and no Preferred Shares issued and outstanding.

Volatus also has the following convertible securities outstanding:

(i) Volatus Options to purchase up to 884,615 Volatus Common Shares pursuant to the Volatus Stock Option Plan;

(ii) unsecured convertible Bridge Financing Debentures in the principal amount of $4,183,000 issued by Volatus between April 9, 2021 and May 11, 2021;

(iii) 4,022,129 common share Bridge Financing Warrants issued between April 9, 2021 and May 11, 2021 in connection with the Bridge Financing;

(iv) 307,328 Volatus Compensation Warrants issued between April 9, 2021 in connection with the Bridge Financing (the "Bridge Broker Warrants");

(v) 14,051,932 Subscription Receipts issued on June 30, 2021; and

(vi) 979,019 Volatus Compensation Warrants issued June 30, 2021 in connection with the Volatus Financing (the "Subscription Receipt Broker Warrants").

Common Shares

Each holder of Volatus Common Shares is entitled to receive notice of and to attend all meetings of the shareholders of the Corporation, except meetings at which only holders of other classes or series of shares are entitled to attend. The holders of Volatus Common Shares are entitled to receive dividends, if any, as may be declared from time to time by the Volatus Board. In the event of liquidation, dissolution or winding up of Volatus, holders of Volatus Common Shares will be entitled to share equally share for share, in the distribution of the assets of the Corporation.

Class A Preferred Shares

Each holder of Volatus Class A Preferred Shares is entitled to receive dividends, if any, as may be declared from time to time by the board of directors of Volatus. The Volatus Class A Preferred Shares are non-voting shares. The board of directors of Volatus may, in its absolute discretion, declare dividends on any of the Volatus Class A Preferred Shares in priority to or after dividends on the Volatus Common Shares. In the event of the liquidation, dissolution or winding up of Volatus, holders of Volatus Class A Preferred Shares will be entitled, in preference and priority to the holders of Volatus Common Shares and any preferred shares, issuable in series (as described below), to payment in respect of each Volatus Class A Preferred Share of an amount equal to $1.00, together with all dividends declared thereon and unpaid.

Volatus has the right, at its option at any time and from time to time, to redeem all or any portion of the Volatus Class A Preferred shares at a price per share equal to $1.00 together with any declared and unpaid dividends thereon (the "Redemption Price").  Each holder of Volatus Class A Preferred Shares has the right at its option and from time to time to require Volatus to redeem at any time or times all or any portion of the Volatus Class A Preferred Shares at the Redemption Price.

Preferred Shares, Issuable in Series

The board of directors of Volatus is authorized to fix the number of shares constituting each series of Volatus Preferred Shares, and to determine the designation and any rights, privileges, restrictions and conditions attaching to the shares of each such series. No rights, privileges, restrictions or conditions attached to any series of Volatus Preferred Shares shall confer on the shares of such series a priority in respect of dividends, distribution of assets or return of capital in the event of the liquidation, dissolution or winding-up of Volatus over any other series of shares of the same class. The Volatus Preferred Shares of each series shall be entitled to a preference and priority over the Volatus Common Shares but not in priority over the Volatus Class A Preferred Shares, with respect to the payment of dividends and the distribution of assets or return of capital if there is a voluntary or involuntary liquidation, dissolution of winding-up of Volatus.

No Volatus Preferred Shares are outstanding.

Volatus Options

Volatus has adopted the Volatus Stock Option Plan as described below under Executive Compensation.  The objective of the Volatus Stock Option Plan is to provide an incentive to attract, retain and reward employees and directors of Volatus by motivating such persons to contribute to the growth and profitability of Volatus.

There are currently 884,615 Volatus Options outstanding pursuant to the Volatus Stock Option Plan with an exercise price of $0.001 per Volatus Common Share. All Volatus Options will vest and are expected to be exercised prior to the closing of the Amalgamation and will be exchanged for an equal number of common shares of the Resulting Issuer on closing of the Amalgamation.

Bridge Financing Debentures

Between April 9, 2021 and May 11, 2021, Volatus issued the Bridge Financing Debentures, being unsecured convertible debentures, in the principal amount of $4,183,000.  The Bridge Financing Debentures bear interest at a simple non compounding rate of ten percent (10%) per annum until such unpaid principal amount shall be repaid or converted.

If the Bridge Financing Debentures have not been converted or accelerated pursuant to their terms, payment of principal, interest and all other obligations due under the Bridge Financing Debentures shall become due and payable in immediately available funds within thirty (30) days following written demand from the holder of the Bridge Financing Debenture delivered to Volatus on or after the earlier of: (i) the second anniversary of the date of issuance of the Bridge Financing Debenture, provided that Volatus may elect in its discretion to extend such maturity date by an additional six months (a "Maturity Extension"), or (ii) a Sale of the Company (as defined in the Bridge Financing Debenture) (the earlier of the two being the "Maturity Date"). In the event Volatus elects for a Maturity Extension, the rate of interest on the unpaid principal amount of the Bridge Financing Debenture during the period of such extension shall be a simple non-compounding rate of twelve (12%) per annum.

Immediately prior to the closing of a Liquidity Event (as defined in the Bridge Financing Debenture) but conditional upon such Liquidity Event actually closing, the principal and interest of the Bridge Financing Debentures shall automatically convert into Volatus Common Shares at a price equal to the lesser of:

(A) (i) in the event that the Liquidity Event occurs on or prior to the date that is twelve months following the date of the Bridge Financing Debenture, $0.52; and (ii) in the event that the Liquidity Event occurs after the date that is 12 months following the date of the Bridge Financing Debenture but prior to the Maturity Date, $0.455; and

(B) a price per common share equal to C$40,000,000 divided by the sum, as of immediately prior to the Liquidity Event, of all of the issued and outstanding common shares in the capital of Volatus (on an as-converted basis), assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (A) the Bridge Financing Debentures, Bridge Financing Warrants and Bridge Broker Warrants,  (B) the Subscription Receipts and Subscription Receipt Broker Warrants; and (C) all Volatus Common Shares reserved and available for future grant under any equity incentive or similar plan of Volatus, and/or any equity incentive or similar plan to be created or increased in connection with the Liquidity Event.

Volatus has the option of determining which portion of the outstanding interest on the Bridge Financing Debentures will be converted into Volatus Common Shares ("Converting Interest") and which will be payable in cash at the time of the conversion.  Volatus intends to convert all interest accruing up to August 15, 2021 and to pay any interest accruing after that date in cash following Closing.

The Amalgamation will constitute a Liquidity Event for the purposes of the Bridge Financing Debentures.  Based on the above formula, Volatus has determined that the principal and convertible interest pursuant to the Bridge Financing Debentures will convert at a price of $0.52 per share.  It is anticipated that the principal and Converting Interest under the Bridge Financing Debentures will convert into 8,298,001 Volatus Common Shares immediately prior to closing of the Amalgamation.

On closing of the Amalgamation, the Volatus Common Shares issued to the holders of Bridge Financing Debentures will be automatically exchanged for an equal number of common shares of the Resulting Issuer.

Bridge Financing Warrants

Each Bridge Financing Warrant entitles the holder to, at any time after the closing of a Liquidity Event (as defined in the Debentures) and prior to 5:00 p.m. in Toronto, Ontario on the date that is two years following the closing of the Liquidity Event, to purchase, at $0.65, one Volatus Common Share for each Bridge Financing Warrant. The Amalgamation will be a Liquidity Event for the purposes of the Bridge Financing Warrants.

On closing of the Amalgamation, the Bridge Financing Warrants will be exchanged for warrants of the Resulting Issuer entitling the holder to purchase an equal number of Resulting Issuer Common Shares on the same terms.

If the closing price of the Resulting Issuer's Common Shares listed on a Canadian stock exchange remains 150% higher than $0.65 for ten (10) consecutive trading days (the tenth such trading day being referred to as the "Acceleration Trigger Date"), the expiry of the Bridge Financing Warrants may be accelerated to 5:00 p.m. in Toronto, Ontario, on the thirtieth (30th) trading day after the Acceleration Trigger Date at the option of the Resulting Issuer by the Resulting Issuer issuing a news release announcing such acceleration within five trading days after the Acceleration Trigger Date.

No fractional shares will be issuable on exercise of a Bridge Financing Warrant. Where a fractional Resulting Issuer Common Share would otherwise be issuable upon exercise of a Bridge Financing Warrant, in lieu thereof, there shall be paid to the holder an amount equal (rounded to the nearest $0.01) to the product obtained by multiplying such fractional share interest by the market price of a Resulting Issuer Common Share (calculated in accordance with the terms of the Bridge Financing Warrants) at the date of due exercise of the Bridge Financing Warrants.

The Bridge Financing Warrants contain terms adjusting the number of shares issuable on exercise of such warrants and the exercise price of such warrants in the event of reorganizations of the Resulting Issuer Common Shares, including consolidations or splits of the Resulting Issuer Common Shares, rights offerings, stock dividends and the like.

Bridge Broker Warrants

The Bridge Broker Warrants were issued to the Echelon Wealth Partners Inc. in connection with the Bridge Financing. The Bridge Broker Warrants are on the same terms as the Bridge Financing Warrants except that the number of Volatus Common Shares that may be purchased by the holder of the Bridge Broker Warrants is equal to 7.0% of the number of Volatus Common Shares issued to the holders of Bridge Financing Debentures issued to investors referred by the holder of the Bridge Broker Warrants, rounded to the nearest whole warrant.

Based on the investors referred to Volatus by the holder of Bridge Broker Warrants and assuming the conversion of the Bridge Financing Debentures on the terms defined above, Volatus expects that the Bridge Broker Warrants will be exercisable into 307,328 Volatus Common Shares.

On closing of the Amalgamation, the Bridge Broker Warrants will be exchanged for an equal number of warrants of the Resulting Issuer on the same terms.

Subscription Receipts

On June 30, 2021, Volatus issued 14,051,932 Subscription Receipts at a price of $0.65 per Subscription Receipt for gross proceeds of $9,133,755.80.

Each Subscription Receipt will automatically convert, for no additional consideration, into one unit of Volatus (a "Unit") upon the satisfaction of certain escrow release conditions, including, among others, the completion or waiver of all conditions precedent to the completion of the Amalgamation and the receipt of shareholder and regulatory approvals required for the completion of the Amalgamation (the "Escrow Release Conditions"). Each Unit will be comprised of one Volatus Common Share and one-half of one Volatus Common Share purchase warrant.

In the event that the Escrow Release Conditions are not satisfied on or prior to the date that is 120 days after June 30, 2021 (which may be further extended, in the discretion of Echelon Wealth Partners Inc., by a period of up to 60 days), the escrowed subscription funds, together with all interest accrued thereon, will be returned to subscribers in accordance with the terms of the subscription receipt agreement governing the Subscription Receipts.

The Subscription Receipts were issued pursuant to the terms of the Subscription Receipt Agreement.

The Volatus SR Warrants will be issued pursuant to the terms of the Warrant Indenture. Each whole Volatus SR Warrant will entitle the holder thereof to acquire one additional Volatus Common Share at an exercise price of $0.75 at any time prior to the date that is 24 months from the closing of the Amalgamation. On closing of the Amalgamation, the Volatus Common Shares and Volatus SR Warrants issued to the holders of Subscription Receipts will be automatically exchanged for an equal number of common shares and warrants of the Resulting Issuer.

No fractional shares will be issuable on exercise of a Volatus SR Warrant. Any fractional Resulting Issuer Common Shares that would otherwise be issuable on exercise of a Volatus SR Warrant shall be rounded down to the nearest whole number and the holder of such Volatus SR Warrants shall not be entitled to any compensation in respect of any fractional Resulting Issuer Common Share which is not issued.

The Volatus SR Warrants and the Warrant Indenture contain terms adjusting the number of shares issuable on exercise of such warrants and the exercise price of such warrants in the event of reorganizations of the Resulting Issuer Common Shares, including consolidations or splits of the Resulting Issuer Common Shares, rights offerings, stock dividends and the like.

Partner Jet has received conditional approval from the TSXV for the listing of the Resulting Issuer Warrants that will be exchanged for the Volatus SR Warrants on closing of the Transaction.

A cash fee of $636,362.90 is payable to the Agents in connection with the Volatus Financing, 50% of which was withheld from the proceeds of the financing and paid to the Agents and the other 50% of which was placed into escrow and is payable on satisfaction of the Escrow Release Conditions. Upon satisfaction of the Escrow Release Conditions, the escrowed proceeds of the Offering, less any amounts owing to the Agents, will be released to the Resulting Issuer.  In addition, Volatus issued an aggregate of 979,019 Volatus Compensation Warrants issued to the agents in connection with the Volatus Financing.  See "Information Concerning Volatus Aerospace Corp. - Description of Securities - Subscription Receipt Broker Warrants".

Subscription Receipt Broker Warrants

The Subscription Receipt Broker Warrants were issued to brokers in connection with the Volatus Financing.

Each Subscription Receipt Broker Warrant entitles the holder to purchase one Volatus Common Share at $0.65 per share at any time and from time to time from until 5:00 p.m. (Eastern time) on or before (i) prior to the completion of the Amalgamation, the date which is the earlier of 24 months following June 30, 2021 or the date on which the Subscription Receipts are terminated pursuant to the Subscription Receipt Agreement, and, (ii) upon the completion of the Amalgamation, means the date which is 24 months from the completion of the Amalgamation.

The Subscription Receipt Broker Warrants contain terms adjusting the number of shares issuable on exercise of such warrants and the exercise price of such warrants in the event of reorganizations of the Resulting Issuer Common Shares, including consolidations or splits of the Resulting Issuer Common Shares, rights offerings, stock dividends and the like.

On closing of the Transaction, the Subscription Receipt Broker Warrants will be exchanged for an equal number of warrants of the Resulting Issuer on the same terms.

Consolidated Capitalization

The following table sets forth the share and loan capitalization of Volatus as at June 30, 2021. This table should be read in conjunction with Volatus' condensed interim financial statements for the 3 and 6-month period ended June 30, 2021.

Designation of Security	Amount authorized or to be authorized	Number outstanding as at June 30, 2021	Number outstanding as at November 14, 2021

Volatus Common Shares	unlimited	20,000,000	76,923,334
Volatus Class A Preferred Shares	unlimited	412,376	412,376
Volatus Preferred Shares	Unlimited	Nil	Nil
Volatus Options(2)	10,183,496	230,000	884,615
Bridge Financing Debentures(3)	N/A	$4,183,000	$4,183,000
Bridge Financing Warrants(4)	N/A	4,022,129	4,022,129
Bridge Broker Warrants(5)	N/A	307,328(6)	307,328(6)
Subscription Receipts(7)	N/A	Nil	14,051,932
Subscription Receipt Broker Warrants(8)	N/A	Nil	979,019

Notes:

(1) The retained earnings (deficit) as at the date of the most recent balance sheet of Volatus (attached as June 30, 2021) is $255,987.

(2)  Exercise Price of $0.001 per share.  No expiry date is attached to these options but such options are expected to be exercised in full prior to Closing.

(3)  See above under "Information Concerning Volatus - Description of Securities - Bridge Financing Debentures" for details of maturity date and other terms.  Not including interest at the rate of 10% per annum from the date of issue of each Bridge Financing Debenture.  Convertible to 8,298,001 Volatus Common Shares assuming conversion of $4,183,000 in principal and $131,946.74 in Converting Interest under the Bridge Financing Debentures at a conversion price of $0.52 per Volatus Common

(4)  See above under "Description of Securities - Bridge Financing Warrants" for details of expiry date, exercise price and other terms.

(5)  See above under "Description of Securities - Bridge Broker Warrants" for details of expiry date, exercise price and other terms.

(6) Based on the investors referred to Volatus by the holder of Bridge Broker Warrants and assuming the conversion of the Debentures on the terms defined above, Volatus expects that the Bridge Broker Warrants will be exercisable into 307,328 Volatus Common Shares

(7)  See above under "Description of Securities - Subscription Receipts" for details of expiry date and other terms.

(8)  See above under "Description of Securities - Subscription Receipt Broker Warrants" for details of expiry date and other terms.

Prior Sales

The following tables provide details regarding all securities of Volatus that have been issued by Volatus during the 12-month period prior to the date of this Circular:

Date	Number and Type of Security	Issue Price per Security	Aggregate Issue Price
September 1, 2020	412,376 Class A Preferred Shares	$1.00	$412,376
January 2, 2021	884,615 Employee Stock Options(4)	N/A	N/A
April 9, 2021	Bridge Financing Debentures with principal amount of $1,998,000	Principal amount	$1,998,000
April 9, 2021	499,500 Bridge Financing Warrants(5)	N/A(1)	N/A
April 9, 2021	307,328 Bridge Broker Warrant	N/A(2)	N/A
April 16, 2021	Bridge Financing Debentures with principal amount of $75,000	Principal amount	$75,000
April 16, 2021	18,750 Bridge Financing Warrants	N/A(1)	N/A
May 4, 2021	Bridge Financing Debentures with principal amount of $1,865,000	Principal amount	$1,865,000
May 4, 2021	466,250 Bridge Financing Warrants	N/A(1)	N/A
May 5, 2021	Bridge Financing Debentures with principal amount of $195,000	Principal amount	$195,000
May 5, 2021	48,750 Bridge Financing Warrants	N/A(1)	N/A
May 11, 2021	Bridge Financing Debentures with principal amount of $50,000	Principal amount	$50,000
May 5, 2021	12,500 Bridge Financing Warrants	N/A(1)	N/A
June 30, 2021	14,051,932 Subscription Receipts	$0.65	$9,133,755.80
June 30, 2021	979,019 Subscription Receipt Broker Warrants	N/A(3)	N/A

Notes:

(1) Issued to purchasers of Bridge Financing Debentures for no additional consideration.

(2) Issued to finders as compensation in connection with the Bridge Financing.

(3) Issued to finders as compensation in connection with the Volatus Financing.

(4)  Number of options adjusted to reflect subsequent stock split by Volatus.  Exercise Price of $0.001 per share. No expiry date.

(5)  On May 5, 2021 to split the issued and outstanding Volatus Common Shares on the basis that each one (1) issued and outstanding Volatus Common Share was split into 3.846166667 Volatus Common Shares.  After such split, these Bridge Financing Warrants are exercisable to purchase 4,022,129 Volatus Common Shares. When Bridge Financing Warrants are referred to elsewhere in this Circular the post-split figures are used.

Executive Compensation

Introduction

This compensation discussion and analysis describes and explains the policies and practices of Volatus with respect to the compensation of each of Glen Lynch, Chief Executive Officer, Abhinav Singhvi, Chief Financial Officer and Luc Masse, Executive Vice President and Secretary (collectively, the "Volatus NEOs").

Volatus' executive compensation program is designed to attract, retain, motivate and reward the executive officers for their performance and contribution to Volatus' long-term success. The objective of the program is to focus Volatus' executive officers on the key business factors that affect shareholder value and to align their compensation with 'Volatus' Business and financial objectives and the long-term interests of Volatus' shareholders.

Historically, the board of directors of Volatus has approved the compensation of the Volatus NEOs based on recommendations of management. In anticipation of the completion of the Amalgamation and the listing of the Resulting Issuer Common Shares, the board of directors of Volatus has approved amended employment agreements for the Volatus NEOs, to be entered into with the Resulting Issuer, effective upon the completion of the Amalgamation. Details of such arrangements are provided in the section of this Circular about the Resulting Issuer.

Compensation Discussion and Analysis

As of the date of this Circular, Volatus' executive compensation program consists mainly of base salary and variable bonus. Volatus has also adopted the Volatus Stock Option Plan as described below.

Volatus has not presently adopted any other equity-based incentive plans, but may do so in the future, subject to all necessary shareholder and regulatory approvals.

Base salaries for the Volatus NEOs are established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions. Base salary is not contingent on short-term variation in operating performance, and therefore sustains individual performance and competency development.

As of the date of this Circular, Volatus does not have any bonus plan in place as part of its executive compensation program.

Volatus has in place an employee benefits program with the Sun Life Assurance Company of Canada. This program is available to all employees  including the Volatus NEOs. The benefits program provides life, accidental death & dismemberment, long-term disability and extended health care coverage under terms common within the industry.

Summary Compensation Table

The following table sets out information concerning the compensation paid by Volatus to the Volatus NEOs for the most recently completed financial years ended December 31, 2020 and December 31, 2019:

Name and principal position	Year	Salary, bonus ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compensation ($)
					Annual incentive plans	Long- term incentive plans
Glen Lynch CEO(1)	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-
Abhinav Singhvi CFO	2020	30,217	-	-	-	-	-	-	30,217
	2019	-	-	-	-	-	-	-	-
Luc Masse Executive Vice President	2020	-	-	-	-	-	-	-	-
	2019	-	-	-	-	-	-	-	-

(1)  Mr. Lynch did not receive any additional compensation in his capacity as a director of Volatus.

Volatus Stock Option Plan

The Volatus Stock Option Plan was implemented for the benefit of certain employees and directors of Volatus or the Volatus Subsidiaries as specified therein. The Volatus Stock Option Plan was established to provide additional incentives to attract, retain and motivate such persons to contribute to the growth and profitability of Volatus.

Volatus Options granted under the Volatus Stock Option Plan are non-transferable and generally vest over a four-year period and may be exercised in whole or in part as follows: (a) 25% on the first anniversary of the grant date, and (b) the remaining unvested 75% in equal quarterly instalments over a period of three (3) years commencing from the first anniversary of the grant date. Notwithstanding the foregoing and unless otherwise determined by the board of directors of Volatus, all options granted under the Volatus Stock Option Plan shall fully accelerate in the event of a change of control or liquidity event.

If a participant under the Volatus Stock Option Plan is an employee, and his or her employment is terminated for any reason whatsoever (other than a termination for cause or abandonment of services by such employee), including by resignation by such employee, any vested options granted to such participant shall remain exercisable during the exercise period, as is determined pursuant to the terms of the Volatus Stock Option Plan (subject to the terms of such participant's stock option agreement or the Volatus Stock Option Plan, as applicable). In the event an employee's employment is terminated due to death or permanent disability, unvested options that would have otherwise vested within the one (1) year period following such death or permanent disability are accelerated and deemed vested, with such options being exercisable within the exercise period, as is determined pursuant to the terms of the Volatus Stock Option Plan (subject to the terms of such participant's stock option agreement or the Volatus Stock Option Plan, as applicable).

The Volatus Stock Option Plan is administered by the board of directors of Volatus, which has authority and discretion, subject to the express provisions of the Volatus Stock Option Plan, to interpret and amend the plan and make all other determinations deemed necessary or advisable for the administration of the Volatus Stock Option Plan. The board of directors of Volatus shall have the right, in its sole discretion, to amend, suspend or terminate the Volatus Stock Option Plan or any portion thereof at any time, in accordance with applicable legislation, and subject to obtaining the approval of shareholders.

There are 884,615 Volatus Options outstanding pursuant to the Volatus Stock Option Plan with an exercise price of $0.001 per share. Of these, 307,692 Volatus Options are held by Abhinav Singhvi, a Volatus NEO.

In connection with the Amalgamation, all Volatus Options outstanding pursuant to the Volatus Stock Option Plan shall vest and are expected to be exercised for Volatus Common Shares prior to Closing. Subject to receipt of all required regulatory approvals, each holder of a Volatus Option outstanding immediately before the Effective Date which are not exercised shall exchange each such Volatus Option for an equal number of Replacement Options with such Replacement Options having the same terms as the Volatus Options being exchanged. The exercise price for each Replacement Option will be equal to the exercise price under the Volatus Option in effect immediately prior to the Amalgamation. See "Particulars of Matters to be Acted On - Approval of the New Option Plan" for further particulars

Outstanding share-based awards and option-based awards

No Volatus NEOs held or received share or option-based awards in most recently completed financial year.  307,692 Volatus Options were granted to Abhinav Singhvi, a Volatus NEO, subsequent to the end of the most recently completed financial year.

Termination and Change of Control Benefits

Volatus does not have agreements with its Volatus NEOs as of the date hereof regarding termination, resignation, or change of control provisions

Director Compensation

The directors of Volatus are Glen Lynch, Ian McDougall, and Gordon Silverman, one of whom is a Volatus NEO.  None of the directors received additional compensation for serving as a director of Volatus.

Non-Arm's Length Transactions

Volatus acquired 45.42% of Partner Jet from a company controlled by Ian McDougall in 2020 as part of its strategic investment in manned aviation. The acquisition of shares was done at the market price and no discount or premium was paid. These Partner Jet Shares were acquired by issuing 412,376 Class A Preferred Shares of Volatus having a value of $1.00 per share.

Please also refer to (i) note 14 of the unaudited interim financial statements of Volatus for the three and six months ended June 30, 2021 and (ii) note 15 of the audited annual financial statements of Volatus for the year ended December 31, 2020 for details of the amount of any material interest, direct or indirect, of any informed person of Volatus in any transaction since the commencement of Volatus’ most recently completed financial year or in any proposed transaction which has materially affected or would materially affect Volatus or any of its subsidiaries.

Legal Proceedings and Regulatory Actions

Legal Proceedings

Since the beginning of the most recently completed financial year, there are no material legal proceeds to which Volatus is or was a party or in respect of which any of the assets of Volatus is or was the subject of, which is or will be material to Volatus, and Volatus is not aware of any such proceedings that are contemplated.

Regulatory Actions

There have been: (i) no penalties or sanctions imposed against Volatus by a court relating to securities legislation or by a securities regulatory authority within the three (3) years immediately preceding the date hereof; (ii) no other penalties or sanctions imposed by a court or regulatory body against Volatus; and (iii) no settlement agreements that Volatus has entered into before a court relating to securities legislation or with a securities regulatory authority within the three (3) years immediately preceding the date hereof.

Material Contracts

The following are the only material contracts, other than those contracts entered into in the ordinary course of Business, which Volatus has entered into (i) since the beginning of the last financial year ending before the date of this Circular or (ii) before the beginning of the last financial year ending before the date of this Circular to the extend such material contract is still in effect:

1. the Amalgamation Agreement;

2. the Subscription Receipt Agreement;

3. the Warrant Indenture; and

4. the Agency Agreement.

Exemptions From Instruments

Pursuant to a decision dated November 14, 2021 issued by Ontario Securities Commission, as principal regulator, Partner Jet obtained exemptive relief from (i) the requirement in item 14.2 of Form 51-102F5 Information Circular to include certain predecessor financial statement or combined financial statements in this Circular; and (ii) the requirement in National Instrument 52-107 - Acceptable Accounting Principles and Auditing Standards (NI 52-107), that financial statements required to be audited must be accompanied by an auditor's report that expresses an unmodified opinion in respect of the audited annual financial statements for Volatus' subsidiary Omniview Tech Corp. ("Omniview") for the fiscal year ending August 31, 2020, together with unaudited comparable figures for the fiscal year ending August 31, 2019, to be included in the Circular.

In lieu of the exempt disclosure, Partner Jet has included in the Circular the (i) audited financial statements of Omniview for the fiscal year ending August 31, 2020, together with unaudited comparable figures for the financial year ended August 31, 2019, with a modified opinion or disclaimer in the audit opinion concerning the inventory quantities held at August 31, 2019 and 2020, as well as the opening retained earnings; and (ii) audited interim financial statements for Omniview for the 7-month period ended March 31, 2021 together with unaudited comparable figures for the 7-month period ended March 31, 2020 (collectively, the "Alternate Disclosure").  The Alternate Disclosure, together with the other financial statements of Volatus and Partner Jet contained in this Circular, provide Partner Jet Shareholders with sufficient information to enable them to make an informed investment decision regarding the Amalgamation.

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INFORMATION CONCERNING THE RESULTING ISSUER

The following information is presented on a post-Transaction basis and is reflective of the projected business, financial and share capital position of Partner Jet after giving effect to the Transaction. Partner Jet on a post-Transaction basis is referred to herein as the "Resulting Issuer".

Corporate Structure

Name and Incorporation

The Resulting Issuer will be a corporation amalgamated pursuant to the OBCA.  The corporate name of the Resulting Issuer is expected to be "Volatus Aerospace Corp.".

Intercorporate Relationships

The Resulting Issuer's subsidiaries will be the subsidiaries of Volatus and Partner Jet.  See "Information Concerning Partner Jet - Corporate Structure" and "Information Concerning Volatus - Name and Incorporation" Below is an organizational chart of the Resulting Issuer and subsidiaries.

Volatus also owns 49% of the outstanding shares of Indigenous Aerospace Corp. which was incorporated on July 1, 2021. This venture will be co-owned by Volatus and Orijinative Holdings Ltd., in accordance with the terms of a Letter of Intent executed on June 30, 2021. This venture is expected to be launched during the 3rd quarter of 2021 prior to the completion of the Transaction. See "Cautionary Note Regarding Forward-Looking Information".

Narrative Description of the Business

Business of the Resulting Issuer

The Resulting Issuer will carry on the business of Volatus and of Partner Jet.  See "Information Concerning Partner Jet - General Development of the Business" and "Information Concerning Volatus - General Description of Business".

Stated Business Objectives

Volatus Aerospace is a leading provider of integrated drone solutions. Operating a vast pilot network with offices throughout Canada, the United States, and South America Volatus will provide enterprise and industrial solutions including training; equipment sales and support; imaging and inspection services; design and manufacture; and research and development. Volatus is expanding in the US market to capture a larger segment of the distribution and service businesses across multiple sectors. Through Volatus Flight Systems, its R&D subsidiary, Volatus will serve the needs of the BVLOS market through its high endurance fixed-wing drones. Volatus has already partnered with multiple drone manufacturers to become a distributor of various drone technologies and to prepare for the future of drone delivery. Volatus intends to scale Partner Jet and leverage its licenses to expand into unmanned cargo delivery. With a rapidly expanding network of strategic partnerships and acquisitions Volatus is driving the full potential of UAV technologies around the world and shaping the industry of tomorrow.

Milestones

In order to accomplish the above noted business objectives, the following milestones will need to be achieved:

Milestone	Estimated Time Period	Estimated Costs C$	Description
Set-up Volatus Assembly facility at Lake Simcoe to manufacture fixed-wing drones	6 months	$1,000,000	Volatus has finalized its R&D and manufacturing facility at Lake Simcoe. It has been awarded a $100,000 grant from the Simcoe County Regional Airport Development Fund and a $375,000 grant from the Southwestern Ontario Development Fund (SWODF) for setting up and manufacturing its fixed wing drones and other drone technologies. Volatus is on track for commercializing its Velos and Vedette fixed wing drones by the end of December 2021.
Expand Pilot Network across North America	12 months	$200,000	Volatus is expanding its pilot network in the North American Market by onboarding and training pilots to conduct complex service projects for various clients.
Expand in the US market	12 months	$750,000	Volatus has acquired ConnexiCore and intends to further expand in the US to scale its business both through acquisitions and organic growth.
Get necessary licenses and approvals from Transport Canada to operate BVLOS flights	24 months	$100,000	As Transport Canada relaxes low risk BVLOS regulations, Volatus intends to obtain the necessary certificates and licenses and train pilots to conduct complex operations. Volatus has been awarded a Special Flight Operations Certificate (SFOC) to conduct BVLOS operations across specific regions in Canada. Also, the CTA license through Partner Jet will launch and facilitate commercial cargo deliveries under anticipated changes to Transport Canada operating regulations.

Milestone	Estimated Time Period	Estimated Costs C$	Description
Invest in Drone Delivery Technology	24 months	$2,000,000	Volatus intends to invest in drone delivery technology (inhouse and through acquisitions) to be a leading player as regulations are amended to allow for this activity. This is a mid to long-term project and will be implemented between 15 to 24 months.

Description of Securities

The authorized capital of the Resulting Issuer will consist of an unlimited number of Resulting Issuer Common Shares and an unlimited number of Resulting Issuer Preferred Shares, having terms identical to the Volatus Class A Preferred Shares.

Dividend Record and Policy

The Resulting Issuer does not currently intend to pay any cash dividends or distributions on the Resulting Issuer Shares in the foreseeable future and therefore holders of Resulting Issuer Shares may not be able to receive a return on their shares unless they sell them. The Resulting Issuer's policy will be to retain earnings to reinvest in the Resulting Issuer.

The Resulting Issuer's dividend policy will be reviewed from time to time by the Resulting Issuer Board in the context of its earnings, financial condition and other relevant factors. Until the Resulting Issuer pays dividends on the Resulting Issuer Shares, which it may never do, its shareholders will not be able to receive a return on the Resulting Issuer Shares unless they sell them.

Pro Forma Consolidated Capitalization of the Resulting Issuer

The following table sets forth the capitalization of the Resulting Issuer after giving effect to the Transaction and related matters (including the conversion of the Subscription Receipts issued under the Volatus Financing). The below should be read in conjunction with the unaudited pro forma financial statements attached hereto as Schedule "7".

Designation of Security	Amount Authorized	Amount Outstanding After Giving Effect to the Transaction (Undiluted)
Resulting Issuer Common Shares	Unlimited	101,834,9641)
Resulting Issuer Preferred Shares	Unlimited	412,376
Replacement Compensation(2) Options	N/A	1,286,347
Replacement Warrants(3)	N/A	11,048,095
Options pursuant to New Option Plan(4)	10% of outstanding Resulting Issuer Common Shares	3,984,615

Notes:

(1) Comprised of 1,677,082  Resulting Issuer Common Shares issued to Partner Jet Shareholders (other than Volatus) based on the Exchange Ratio, 79,923,334 Resulting Common Issuer Shares to be issued to the existing shareholders of Volatus, 884,615 Resulting Issuer Common Shares issued to holders of accelerated options of Volatus, 8,298,001 Resulting Issuer Common Shares issued to holders of Bridge Financing Debentures upon conversion thereof and 14,051,932 Resulting Issuer common Shares issued to holders of Subscription Receipts upon conversion thereof.

(2) Exercisable for two years following Closing at $0.65 per Resulting Issuer Common Share.

(3) 4,022,129 of such Replacement Warrants are exercisable for 2 years following Closing at $0.65 per share. If the closing price of the Resulting Issuer's Common Shares listed on a Canadian stock exchange remains 150% higher than $0.65 for ten (10) consecutive trading days (the tenth such trading day being referred to as the "Acceleration Trigger Date"), the expiry of such Replacement Warrants may be accelerated to 5 p.m. in Toronto, Ontario, on the thirtieth (30th) trading day after the Acceleration Trigger Date at the option of the Resulting Issuer by the Resulting Issuer issuing a news release announcing such acceleration within five trading days after the Acceleration Trigger Date.  The balance of such Replacement Warrants are exercisable for 2 years following Closing at $0.75 per share.

(4) At Closing a total of 3,984,615 options will be outstanding pursuant to the New Option Plan. 194,615 options will be outstanding as Replacement Options for Partner Jet Options currently outstanding which will have an exercise price of $0.299148 per share and an expiry date of October 8, 2025. A further 3,790,000 options will be issued at Closing pursuant to the New Option Plan, exercisable for 5 years following Closing at $0.65 per share.

Fully Diluted Share Capital of the Resulting Issuer

In addition to the information set out in the capitalization table above, the following table sets out the anticipated fully diluted share capital of the Resulting Issuer after giving effect to the Transaction and related matters (including the conversion of the Subscription Receipts issued under the Volatus Financing and conversion of the Convertible Debentures).

	Number of Resulting Issuer Shares	Percentage of Total
Resulting Issuer Common Shares	101,834,964	81.90%
Replacement Compensation Options(1)	1,286,347	1.03%
Replacement Warrants(2)	11,048,095	8.88%
Options pursuant to New Option Plan(3)	10,183,496	8.19%
Totals:	124,352,902	100%

_______________
Notes:

(1) Exercisable for two years following Closing at $0.65 per Resulting Issuer Common Share.

(2) 4,022,129 of such Replacement Warrants are exercisable for two years following Closing at $0.65 per share. If the closing price of the Resulting Issuer's Common Shares listed on a Canadian stock exchange remains 150% higher than $0.65 for ten (10) consecutive trading days (the tenth such trading day being referred to as the "Acceleration Trigger Date"), the expiry of such Replacement Warrants may be accelerated to 5 p.m. in Toronto, Ontario, on the thirtieth (30th) trading day on such exchange after the Acceleration Trigger Date at the option of the Resulting Issuer by the Resulting Issuer issuing a news release announcing such acceleration within five trading days after the Acceleration Trigger Date.  The balance of such Replacement Warrants are exercisable for 2 years following Closing at $0.75 per share.

(3) At Closing a total of 3,984,615 options will be outstanding pursuant to the New Option Plan. 194,615 options will be outstanding as Replacement Options for Partner Jet Options currently outstanding which will have an exercise price of $0.299148 per share and an expiry date of October 8, 2025. A further 3,790,000 options will be issued at Closing pursuant to the New Option Plan, exercisable for five years following Closing at $0.65 per share.

(4) A further 412,376 Resulting Issuer Preferred Shares will be issued and outstanding after Closing. Those shares are not included in the table above because they will not be listed or convertible into Resulting Issuer Common Shares.

Estimated Available Funds and Principal Purposes

Available Funds

The available funds to the Resulting Issuer after giving effect to the Transaction and upon completion of the concurrent financing, after taking into account costs and expenses associated with closing thereof, are anticipated to be approximately $7,914,796, based on the calculations set out in the table below. The amounts shown in the table are estimates only and are based on funds expected to be available at the completion of the Transaction.

Source of Funds	Available Funds (C$)
Estimate Working Capital of Partner Jet and its subsidiary as at Oct 31, 2021	(98,000)
Estimate Working Capital of Volatus as at Oct 31, 2021	110,000
Gross funds raised pursuant to the Volatus Financing	9,133,756
Estimate costs associated with the Transaction, Volatus Financing and related matters (1)	1,230,960
Total Funds Available	7,914,796

_______________
Note:

(1)  A cash fee of $636,362.90 is payable to the Agents in connection with the Volatus Financing, 50% of which was withheld from the proceeds of the financing and paid to the Agents and the other 50% of which was placed into escrow and is payable on satisfaction of the Escrow Release Conditions. Upon satisfaction of the Escrow Release Conditions, the escrowed proceeds of the Offering, less any amounts owing to the Agents, will be released to the Resulting Issuer.  In addition, Volatus issued an aggregate of 979,019 Volatus Compensation Warrants issued to the agents in connection with the Volatus Financing.  See "Information Concerning Volatus Aerospace Corp. - Description of Securities - Subscription Receipt Broker Warrants".

Uses of Available Funds

The Resulting Issuer intends to use the available funds in the 12 months following Closing as set out in the table below:

Anticipated Use of Funds	Amount (C$)
Capital Expenditure	1,108,003
Acquisitions	2,000,000
Working Capital	4,806,793
TOTAL	7,914,796

Notwithstanding the foregoing, there may also be circumstances where, for sound business reasons, a reallocation of funds may be necessary for the Resulting Issuer to achieve its objectives. The Resulting Issuer may require additional funds in order to fulfill all of the Resulting Issuer's expenditure requirements to meet its objectives, in which case the Resulting Issuer expects to either issue additional shares or incur indebtedness. See also "Risk Factors". There is no assurance that additional funding required by the Resulting Issuer would be available if required. However, it is anticipated that the Available Funds will be sufficient to satisfy the Resulting Issuer's objectives over the next 12 months and that during this period of time, adequate cash flow will be generated to assist the Resulting Issuer in pursuing its objectives.

Principal Shareholders

To the knowledge of management of Partner Jet and Volatus, the following Persons, upon completion of the Transaction and taking into account the Volatus Financing, will beneficially own, or control or direct, directly or indirectly, 10% or more of the issued and outstanding shares of the Resulting Issuer:

Name & Municipality of Residence	Number of Resulting Issuer Shares after completion of the Transaction, Consolidation and Financing (on a non-diluted and fully-diluted)	Percentage of Resulting Issuer Shares after completion of the Transaction, Consolidation and Financing (on a non-diluted and fully-diluted)(3)
Ian McDougall Caledon, Ontario	38,461,667 Resulting Issuer Common Shares(1) 412,376 Resulting Issuer Preferred Shares(2)	37.76% of Resulting Issuer Common Shares non diluted and 30.93% fully-diluted 100% of Resulting Issuer Preferred Shares
Glen Lynch Dollard-des-Ornmeaux, Quebec	38,461,667 Resulting Issuer Common Shares	37.76% of Resulting Issuer Common Shares non diluted and 30.93% % fully-diluted

1. Held indirectly through Delta-Mike Inc.

2. Held indirectly through Aligned Two Inc.

3. Assumes 101,834,964 Resulting Issuer Common Shares outstanding on a non-diluted basis and 124,352,902 Resulting Issuer Common Shares outstanding on a fully-diluted basis. A further 412,376 Resulting Issuer Preferred Shares will be issued and outstanding after Closing. Those shares are not convertible into Resulting Issuer Common Shares

Directors, Officers and Promoters

Proposed Directors and Executive Officers' Table

Upon completion of the Transaction, it is anticipated that the executive officers and directors of the Resulting Issuer will be the persons set forth in the table below. Each proposed director of the Resulting Issuer shall remain in office from the date of completion of the Transaction until the next annual general meeting of shareholders of the Resulting Issuer or until his or her successor is elected or appointed.

The table below and the notes thereto state the names, city and province of residence, current principal occupation, and offices to be held by each proposed executive officer or director, as well as all other positions and offices now held by them (and their periods of service as directors or officers of Volatus), if applicable, and the number of voting securities anticipated to be beneficially owned, directly or indirectly, or over which each exercises control or direction, following the successful completion of the Transaction.

Name, Municipality and Proposed Position with the Resulting Issuer	Principal Occupation(s) over the past 5 years	Number of Resulting Issuer Shares	Percentage of Class(3)
Ian McDougall Director, Chairman Caledon, Ontario	2015 to Present: Vice Chair of the Board of Directors at Partner Jet	38,461,667 Resulting Issuer Common Shares(1) 412,376 Resulting Issuer Preferred Shares(2)	37.76% of Resulting Issuer Common Shares (30.93% fully-diluted) 100% of Resulting Issuer Preferred Shares (100% fully-diluted)
Glen Lynch Director, President and Chief Executive Officer Dollard-des-Ormeaux, Quebec	2020 to Present: CEO at Volatus 2013 to 2020: CEO at Gal Aerospace	38,461,667 Resulting Issuer Common Shares	37.76% of Resulting Issuer Common Shares (30.93% fully-diluted)
Sam Ingram Director Toronto, Ontario	2015 to 2020: President of Durango Oils Ltd	-	NA
Gordon Silverman Director Sunny Isles Beach, Florida	2015 to 2020: Advisor to Board of Starlink Aviation	-	NA
Abhinav Singhvi Chief Financial Officer Toronto, Ontario	2020 to Present: CFO at Volatus
2018 to 2020: MBA Student at Schulich School of Business, Toronto
and Investor at ScaleUp Ventures, and Investor at Inflection Point Ventures
2017 to 2018 - VP Finance at Testbook
	2015 to 2017: Country head of Finance at AppLift	307,692 Resulting Issuer Common Shares	0.30% of Resulting Issuer Common Shares (0.25% fully-diluted)
Luc Masse Executive Vice President and Secretary Morin-Heights, Quebec	2019 to Present: President & CEO at Partner Jet 2010 to 2020: Principal at L. Masse Aviation Solutions April 27, 2021 to Present: Executive Vice President of Volatus	230,854 Resulting Issuer Common Shares	0.23% of Resulting Issuer Common Shares (0.19% fully-diluted)

Name, Municipality and Proposed Position with the Resulting Issuer	Principal Occupation(s) over the past 5 years	Number of Resulting Issuer Shares	Percentage of Class(3)
Robert Walker Vice President, Business Development Winnipeg, Manitoba	2020 to Present: Vice President, Business Development at Volatus
2018 to 2020: Managing Director at Candrone Inspection & Imaging Services Inc.
	2015 to 2018: Marketing Consultant at To The Point Marketing Services Ltd.	232,461 Resulting Issuer Common Shares	0.23 % of Resulting Issuer Common Shares (0.19% fully-diluted)

1. Held indirectly through Delta-Mike Inc.

2. Held indirectly through Aligned Two Inc.

3. Assumes 101,834,964 Resulting Issuer Common Shares outstanding on a non-diluted basis and 124,352,902 Resulting Issuer Common Shares outstanding on a fully-diluted basis. A further 412,376 Resulting Issuer Preferred Shares will be issued and outstanding after Closing. Those shares are not convertible into Resulting Issuer Common Shares

If the Transaction is completed, the directors, officers, promoters and Insiders of the Resulting Issuer, as a group, will control, directly or indirectly, 77,692,649 Resulting Issuer Common Shares, representing 62.48% of the total issued and outstanding Resulting Issuer Common Shares (on a fully diluted basis) and 412,376 Resulting Issuer Preferred Shares, representing all of the total issued and outstanding Resulting Issuer Preferred Shares.

Biographies of Directors and Executive Officers

Glen Lynch, Director, President & Chief Executive Officer (58)

Glen Lynch is currently a director and the President and CEO of Volatus and will continue as a full-time employee in these roles with the Resulting Issuer. Glen has 39 years of aviation and aerospace experience including 30+ years in the operation and maintenance of business aircraft, aircraft support services and aerospace manufacturing. Prior to Volatus, Glen was President and C.E.O of GAL Aerospace Corp, a position he had held for over eight years. Glen was a founding member of Volatus and has been involved in the drone sector for almost two years.

Samuel Ingram, Director (76)

Sam Ingram is currently a director of Partner Jet a position he has held since 2010. He has over 35 years of experience, primarily in the resource industry, having been the Chief Legal Officer to publicly listed energy and  mining/process companies. Mr. Ingram has also been a director and officer of limited partnerships and private joint venture companies, domestic and internationally. Sam will assume the role of Director of the Resulting Issuer on a part-time basis.

Ian McDougall, Director and Chairman (77)

Ian McDougall is currently Executive Vice-Chairman of Partner Jet, and Chairman of Volatus. Ian has over 40 years of experience in the aviation industry, particularly as the chief executive of several commercial operating companies including Partner Jet, Learjet Canada and Flight Solutions and Services (FSS) Inc. A member of the Law Society of Upper Canada, Ian studied at Harvard Law School, Osgoode Hall Law School, and Simon Fraser University.  He was the director of the joint Osgoode-Shulich JD/MBA Program from 1994-2006 and was the Lecturer on the Law of Corporate Governance and Advanced Corporate Finance from 1986-2004. Ian will assume the role of Director and Chairman of the Resulting Issuer on a part-time basis.

Gordon Silverman, Director (79)

Gordon Silverman is currently a director of Volatus, a position he has held since December 2020.  Gordon has been retired for the past eight years and is an independent director with over 35 years of corporate experience including the former Director, President & CEO of Ivaco Inc., a leading North American producer of steel and fabricated steel products. Gordon is an electrical engineer and in addition to his work in the steel industry, has over 30 years of experience in aviation. Gordon will assume the role of Director of the Resulting Issuer on a part-time basis.

Abhinav Singhvi, Chief Financial Officer (32)

Abhinav Singhvi is currently the full-time Chief Financial Officer of Volatus, a position he has held since October 2020. He has over a decade of experience in tech startups, venture capital and Fortune 500 companies. He holds an MBA from Schulich School of Business in Toronto and is a Chartered Accountant. He is a Certified Financial Risk Manager (FRM) with a Diploma in International Financial Reporting (DipIFR). Prior to joining Volatus, Abhinav has served as Head of Finance of multiple companies headquartered in India and Germany.

Luc Masse, Executive Vice-President and Secretary (63)

Luc will assume the role of Executive Vice-President and Secretary with the Resulting Issuer as a full-time employee. Luc Masse is currently President, CEO and Corporate Secretary of Partner Jet, a position he has held since 2019.  Luc has a Marketing and Business Law degree with over 40 years of aviation experience both in business aircraft operations and with manufacturing companies. His early career includes 23 years at Bombardier Aerospace in contract negotiation and management, business development, marketing and strategic planning, followed by senior management roles in aircraft operating companies, MRO's and aerospace component manufacturers.

Rob Walker, Vice President, Business Development (59)

Rob Walker is currently the Vice-President, Business Development of Volatus, a position he has held for the past year, and will continue in the role as a full time employee with the Resulting Issuer. Rob has 35 years' experience in Aerospace and more than 20 years in business development, marketing, communications and promotions in aerospace, infrastructure, advertising and economic development industries. Rob was educated in Manitoba completing a Bachelor of Commerce Hons., Marketing at the University of Manitoba, and Communications and Media Studies at the University of Winnipeg. Prior to his employment at Volatus Rob founded Canadrone Inspection and Imaging Services Inc. in 2018.

All officers will enter into non-competition and non-disclosure agreements with the Resulting Issuer.

Proposed Committees of the Resulting Issuer Board

Audit Committee

The Audit Committee will be comprised of Sam Ingram, Ian McDougall and Gordon Silverman, of which Sam Ingram and Gordon Silverman meet the requirements for independence under NI 58-101.  Ian McDougall is not considered independent due to the anticipated size of his shareholdings in the Resulting Issuer as outlined elsewhere in this Circular.  Subject to certain exceptions, a director is "independent" within the meaning of NI 52-110 if he has no direct or indirect material relationship with the issuer. A "material relationship" is a relationship that could, in the view of the Resulting Issuer Board, be reasonably expected to interfere with the exercise of a director's independent judgment.

Sam Ingram will be the Chair of the Audit Committee. For the education and experience of each member of the Audit Committee relevant to the performance of his duties as a member of the Audit Committee, see "Biographies of Directors and Executive Officers" above.

Each of the proposed members of the Audit Committee is financially literate within the meaning of NI 52-110. A director is "financially literate" within the meaning of NI 52-110 if he has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Resulting Issuer's financial statements.

The Audit Committee shall be responsible for overseeing the accounting and financial reporting practices of the Resulting Issuer and audits of the Resulting Issuer's financial statements. The Audit Committee's responsibilities also include the selection, recommendation and oversight of Resulting Issuer's independent auditors, as well as the oversight of its internal audit process and system of internal controls over financial reporting and disclosure. The Audit Committee shall also be responsible for the pre-approval of all non-audit services to be provided to the Resulting Issuer by its independent auditors. The Audit Committee shall review and confirm the independence of the independent auditors by obtaining statements from the independent auditors describing all relationships with the Resulting Issuer, including with respect to any non-audit services.

Compensation Committee

The Compensation Committee will be comprised of Sam Ingram, Ian McDougall and Gordon Silverman.  Sam Ingram will be the Chair of the Compensation Committee. For the skills and experience of each proposed member of the Compensation Committee relevant to the performance of his duties as a member of the Compensation Committee, see "Biographies of Directors and Executive Officers" above.

The Compensation Committee shall, amongst other things:

  oversee and recommend for approval by the Resulting Issuer Board the executive compensation principles, policies, programs, grants of equity-based incentives and processes and specifically consider and recommend annually or as required;

  review the compensation discussion and analysis and related executive compensation disclosure for inclusion in the Resulting Issuer's public disclosure documents, in accordance with applicable rules and regulations; and

  review, monitor, report and where appropriate, provide recommendations to the Resulting Issuer Board on the Resulting Issuer's exposure to risks related to executive compensation policies and practices, if any, and identify compensation policies and practices that mitigate any such risk.

Conflicts of Interest

There may be potential conflicts of interest to which the proposed directors, officers, insiders and promoters of the Resulting Issuer will be subject in connection with the operations of Resulting Issuer. Each of the directors and officers of Resulting Issuer may become or already is associated with other reporting issuers or other entities which may give rise to conflicts of interest. Certain of the directors have either other employment or other business or time restrictions placed on them and accordingly, these directors will only be able to devote part of their time to the affairs of Resulting Issuer. Some of the directors, officers, Insiders and promoters have been and will continue to be engaged in the identification and evaluation of new opportunities, with a view to potential acquisition of interests in businesses and corporations on their own behalf and on behalf of other corporations.

Conflicts, if any, will be subject to the procedures and remedies prescribed by the OBCA, the TSXV and applicable securities law, regulations and policies.

Other Reporting Issuer Experience

The following table sets out the proposed directors, officers and Promoters of the Resulting Issuer that are, or have been within the last five years, directors, officers or promoters of other reporting issuers. See also "Information Concerning the Resulting Issuer - Directors, Officer and Promoters".

Name and Proposed Position with Resulting Issuer	Other Reporting Issuer(s) (Jurisdiction)	Name of Exchange or Market	Position	From	To
Sam Ingram Director	Dundee Energy Limited	Canadian Securities Exchange	Director	July 2010	March 2019(1)
	Eurogas International Inc.	Canadian Securities Exchange	Director	June 2015	Present
	Partner Jet Corp.	TSX Venture Exchange	Director	8 April 2011	Present
Ian McDougall Director	Partner Jet Corp.	TSX Venture Exchange	Director, Chairman	22 June 2010	Present
Luc Masse Officer	Partner Jet Corp.	TSX Venture Exchange	President, CEO and Corporate Secretary	7 May 2019	Present

Notes:

(1) Following the sale of Dundee Energy Limited's wholly owned subsidiary Dundee Energy Limited Partnership in November of 2018 pursuant to a court supervised sale process, Dundee Energy Limited and certain of its subsidiaries filed an assignment for the benefit of creditors under the Bankruptcy and Insolvency Act (Canada) on March 27 2019.

Corporate Cease Trade Orders or Bankruptcies

No proposed director or officer of the Resulting Issuer is, or within the ten years prior to the date of this Circular has been, a director, officer, or promoter of any person or company that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order, or an order that denied the other issuer access to any exemptions under applicable securities law, for a period of more than 30 consecutive days, or (b) became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. Except as disclosed elsewhere in this Circular, no proposed director or officer of the Resulting Issuer, nor securityholder anticipated to hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, nor a personal holding company of any such person has, within the 10 years before the date of the Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such proposed director or officer, or personal holding company of any such person.

Penalties and Sanctions

No proposed director or officer of the Resulting Issuer, nor securityholder anticipated to hold a sufficient number of securities of the Resulting Issuer to affect materially the control of the Resulting Issuer, has (a) been subject to any penalties or  sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) been subject to any other penalties or sanctions imposed by a court or regulatory body, including a self-regulatory body, that would be likely to be considered important to a reasonable securityholder making a decision concerning the Amalgamation.

Proposed Executive Compensation

The description below sets out the proposed compensation philosophy of the Resulting Issuer. Notwithstanding the following discussion, there may be circumstances where, for sound business reasons, Resulting Issuer Board determines that another compensation strategy is in the best interests of the Resulting Issuer.

It is expected that the Resulting Issuer will have the following named executive officers during the 12 month period following closing of the Transaction (the "Proposed Named Executive Officers"): Glen Lynch, Abhinav Singhvi, Luc Masse and Robert Walker.

Compensation Discussion and Analysis

This compensation discussion and analysis describes and explains the proposed policies and practices of the Resulting Issuer with respect to the compensation of each of the Proposed Named Executive Officers.

The Resulting Issuer's executive compensation program will be designed to attract, retain, motivate and reward the executive officers for their performance and contribution to the Resulting Issuer's long-term success. The objective of the program is to focus the Resulting Issuer's executive officers on the key business factors that affect shareholder value and to align their compensation with the Resulting Issuer's business and financial objectives and the long-term interests of the Resulting Issuer's shareholders.Upon completion of the Amalgamation, it is expected that the Resulting Issuer board will adopt a written charter for the Compensation Committee that will establish, inter alia, the committee's purpose and responsibilities. See "Information Concerning the Resulting Issuer - Proposed Committees of the Resulting Issuer Board - Compensation Committee".

The Compensation Committee will, in its discretion, recommend to the Resulting Issuer board of directors the approval of annual and long-term performance goals and objectives for the CEO, CFO and the other senior executive officers. The Compensation Committee shall seek the input and recommendation of the CEO and the CFO with respect to the compensation and performance goals and objectives of the other senior executive officers, and may also engage outside consultants with respect to any executive compensation matters as it sees fit.

The Compensation Committee may take into account executive compensation paid by companies comparable to the Resulting Issuer, although no specific benchmarking policy is in place for determining compensation or any element of compensation.

The Resulting Issuer's executive compensation program is expected to consist of a combination of equity based incentives, base salary and variable bonus.

Base Salary

Base salaries for the Proposed Named Executive Officers will be established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions. Base salary is not contingent on short-term variation in operating performance, and therefore sustains individual performance and competency development.

Upon completion of the Amalgamation, base salaries will be reviewed on an annual basis by the Compensation Committee. The Compensation Committee will assess if adjustments are required considering market changes, individual performance, corporate performance, change in role or responsibilities and other considerations deemed relevant, and subsequently make recommendations to the Resulting Issuer board of directors who will subsequently approve recommended changes to base salary.

Bonus Plan

Upon completion of the Amalgamation, it is anticipated that the Resulting Issuer will implement a compensation bonus plan to provide for variable compensation based on the achievement of objectives set out by the Compensation Committee.

Benefits

Volatus has in place an employee benefits program with the Sun Life Assurance Company of Canada. It is expected that this plan will continue in place for the Resulting Issuer. This program is available to all employees including the Proposed Named Executive Officers. The benefits program provides life, accidental death & dismemberment, long-term disability and extended health care coverage under terms common within the industry)

Equity Based Incentives

The New Option Plan and RSU Plan will form the basis of the equity-based incentives for the Proposed Named Executive Officers.  See "Particulars of Matters to be Acted on - Approval of the New Option Plan" and "Particulars of Matters to be Acted on - Approval of the RSU Plan" for details of such plans.

The Compensation Committee shall make recommendations to the Resulting Issuer board of directors with respect to the New Option Plan, RSU Plan and any future equity-based incentive plans.

Compensation Risk

It is expected that the Compensation Committee and Resulting Issuer board as a whole will consider and assess, as necessary, the implications of risks associated with the Resulting Issuer's compensation policies and practices and devotes such time and resources as it believes are appropriate given the Resulting Issuer's size and straightforward method of executive compensation.

Summary Compensation Table

The following table sets out information concerning the compensation expected to paid by the Resulting Issuer to the Proposed NEOs for the 12 month period following Closing:

Name and principal position	Salary, bonus ($)	Share- based awards ($)	Option- based awards ($)(1)	Non-equity incentive plan compensation ($)		Pension value ($)	All other compensation ($)	Total compensation ($)
				Annual incentive plans	Long- term incentive plans
Glen Lynch President and CEO	350,000	-	$200,800	-	-	-	-	$550,800
Abhinav Singhvi Chief Financial Officer	$180,000	-	$100,400	-	-	-	-	$280,400
Luc Masse Executive Vice President	$160,000	-	$50,200	-	-	-	-	$210,200
Robert Walker Vice President, Business Development	$150,000	-	$50,200	-	-	-	-	$200,200

(1) Based on the grant date fair value calculated using the Black-Scholes-Merton model.  The Black-Scholes-Merton model was chosen because it is a commonly used and accepted method of calculating grant date fair value.  The assumptions underlying the model included: expected dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 1.30% and expected option life of 5 years.

Termination and Change of Control Benefits

Glen Lynch - Under the proposed employment agreement to be entered into between Mr. Lynch and the Resulting Issuer, Mr. Lynch will be entitled to receive a payment equal to 18 months of his then current salary at the time of a termination of Mr. Lynch's employment by the Resulting Issuer without cause. In the case of a change of control of the Resulting Issuer, Mr. Lynch will have the option of terminating his employment at any time within 90 days following such change of control and he shall be entitled to receive a payment equal to 18 months of his then current salary at the time.  Mr. Lynch is also entitled to a continuation of employee benefits during that period to the extent permitted under the applicable benefit plan.  Based on the anticipated base salary of $350,000 per annum to be in effect following Closing, an 18 month payment would equal $525,000.

Abhinav Singhvi - Under the proposed employment agreement to be entered into between Mr. Singhvi and the Resulting Issuer, Mr. Singhvi will be entitled to receive a payment equal to 12 months of his then current salary at the time of a termination of Mr. Singhvi's employment by the Resulting Issuer without cause.  In the case of a change of control of the Resulting Issuer, Mr. Singhvi will have the option of terminating his employment at any time within 90 days following such change of control and he shall be entitled to receive a payment equal to 12 months of his then current salary at the time. Mr. Singhvi is also entitled to a continuation of employee benefits during that period to the extent permitted under the applicable benefit plan.  Based on the anticipated base salary of $180,000 per annum to be in effect following Closing, a 12 month payment would equal $180,000.

Luc Masse - Under the proposed employment agreement to be entered into between Mr. Masse and the Resulting Issuer, Mr. Masse will be entitled to receive the minimum amounts required by employment standards in the event Mr. Masse's employment is terminated by the Resulting Issuer without cause.  Based on the anticipated base salary of $160,000 per annum to be in effect following Closing, the minimum required payment would be approximately $6,153.

Robert Walker - Under the proposed employment agreement to be entered into between Mr. Walker and the Resulting Issuer, Mr. Walker will be entitled to receive the minimum amounts required by employment standards in the event of Mr. Walker's employment is terminated by the Resulting Issuer without cause.  Based on the anticipated base salary of $150,000 per annum to be in effect following Closing, the minimum required payment would be approximately $5,769.

Director Compensation

Upon completion of the Amalgamation, it is expected that the Resulting Issuer board of directors, upon recommendation from the Compensation Committee, will implement a director compensation program designed to attract and retain qualified individuals who possess the relevant experience and align the compensation of the directors with the interests of the Resulting Issuer's shareholders through equity-based compensation.

The following table outlines the anticipated compensation of the directors of the Resulting Issuer who will not also be an executive officer of the Resulting Issuer upon completion of the Amalgamation:

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)(1)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Ian McDougall	-	-	$150,600	-	-	-	$150,600
Sam Ingram	-	-	$50,200	-	-	-	$50,200
Gordon Silverman	-	-	$50,200	-	-	-	$50,200

(1) Based on the grant date fair value calculated using the Black-Scholes-Merton model.  The Black-Scholes-Merton model was chosen because it is a commonly used and accepted method of calculating grant date fair value.  The assumptions underlying the model included: expected dividend yield of 0%, expected volatility of 100%, risk-free interest rate of 1.30% and expected option life of 5 years.

Directors will be entitled to be reimbursed for reasonable travel and other expenses incurred by them in carrying out their duties as directors. There are currently no service contracts or agreements, or predetermined plans or arrangements, between the Resulting Issuer and any of the directors with respect to payments upon termination of their services as a director.

Indebtedness of Directors and Officers

Following the completion of the Amalgamation, no director, executive officer or senior officer, and no individual nominated by management for election as a director of the Resulting Issuer or any associate thereof, is expected to be indebted to the Resulting Issuer, or has been so indebted at any time during the preceding financial year.

Investor Relations Arrangements

Neither of Volatus nor Partner Jet has entered into any agreements or understandings, either written or oral, with any person to provide promotional or investor relations services to the Resulting Issuer.

Options to Purchase Securities

As of the date hereof, assuming the completion of the Amalgamation, the following options and other rights to purchase Resulting Issuer Common Shares will be outstanding:

Type of Security	Aggregate Number of Securities under option	Holder Category	Exercise Price	Expiry Date	Value of securities under option at the date of grant	Value of securities under option as of the date hereof
Resulting Issuer Options	3,300,000 (1)	Proposed officers of the Resulting Issuer(2)	$0.65	2026(3)	2,145,000	$2,145,000
Resulting Issuer Options	160,768(6)	Proposed officers of the Resulting Issuer(2)	$0.299148	October 8, 2025	104,500	$104,500
Resulting Issuer Options	400,000	Proposed directors of the Resulting Issuer (who are not also officers)(4)	$0.65	2026	$260,000	$260,000
Resulting Issuer Options	8,462	Proposed directors of the Resulting Issuer (who are not also officers)(4)	$0.299148	October 8, 2025	5,500	$5,500
Resulting Issuer Options	Nil	Officers of all subsidiaries of the Resulting Issuer	N/A	N/A	Nil	Nil

Type of Security	Aggregate Number of Securities under option	Holder Category	Exercise Price	Expiry Date	Value of securities under option at the date of grant	Value of securities under option as of the date hereof
Resulting Issuer Options	Nil	Directors of all subsidiaries of the Resulting Issuer (who are not also officers)	N/A	N/A	Nil	Nil
Resulting Issuer Options	90,000	All other employees of the Resulting Issuer	$0.65	2026	$58,500	$58,500
Resulting Issuer Options	Nil	All Consultants of the Resulting Issuer	N/A	N/A	Nil	Nil
Replacement Compensation Options	1,286,347	Any other person or company, including any agent or underwriter, naming each person or company	$0.65	2023(5)	$836,126	$836,126

Notes:

(1) In anticipation of the completion of the Amalgamation and the listing of the Resulting Issuer Common Shares, it is expected that the Resulting Issuer will grant options to purchase: (i) 1,200,000 Resulting Issuer Common Shares to Glen Lynch; (ii) 900,000 Resulting Issuer Common Shares to Ian McDougall, (iii) 600,000 Resulting Issuer Common Shares to Abhinav Singhvi; (iv) 300,000 Resulting Issuer Common Shares to Luc Masse and (v) 300,000 Resulting Issuer Common Shares to Robert Walker, all effective as of Closing and all at an exercise price of $0.65 per Resulting Issuer Common Share.

(2) These five officers consist of  Ian McDougall, Glenn Lynch, Abhinav Singhvi, Luc Masse and Robert Walker.

(3) The options will expire on the fifth anniversary of their date of grant.

(4) These two directors consist of Sam Ingram and Gordon Silverman.  In anticipation of the completion of the Amalgamation and the listing of the Resulting Issuer Common Shares, it is expected that the Resulting Issuer will grant options to purchase 200,000 Resulting Issuer Common Shares to each of Sam Ingram and Gordon Silverman, all effective as of Closing and all at an exercise price of $0.65 per Resulting Issuer Common Share.

(5) These Replacement Compensation Options will expire on the second anniversary of Closing.

(6) Issued as Replacement Options for Partner Jet Options outstanding prior to Closing.

(7) Current directors and officers of Partner Jet who will not continue as directors and officers of the Resulting Issuer will hold a total of 25,385 options post Closing with an exercise price of $0.299148 per share and an expiry date of October 8, 2025.

Stock Option Plan

Please see "Particulars of Matters to be Acted On - Approval of the New Option Plan" for further particulars.

Restricted Stock Unit

Please see "Particulars of Matters to be Acted On - Approval of the RSU Plan" for further particulars.

Escrowed Securities

Terms of the Escrow for the Surplus Escrowed Securities

In accordance with TSXV Policy 5.4 Escrow, Vendor Consideration and Resale Restrictions (the "Escrow Policy"), securities of the Resulting Issuer held by Principals (as such term is defined in TSXV policies) will be required to be deposited into escrow under the terms of a surplus securities escrow agreement on TSXV Form 5D (the "Surplus Securities Escrow Agreement").  The following table sets out, as of the date hereof and to the knowledge of Volatus and Partner Jet, the name and municipality of residence of the Principals of the Resulting Issuer whose securities will be placed in escrow upon the completion of the Amalgamation:

Name and Municipality	Designation of Class and Number of Securities held in Escrow	Percentage of Class(3)
Ian McDougall Caledon, Ontario	38,461,667 Resulting Issuer Common Shares(1) 412,376 Resulting Issuer Preferred Shares(2)	37.76% of Resulting Issuer Common Shares (30.93% fully-diluted) 100% of Resulting Issuer Preferred Shares (100% fully-diluted)
Glen Lynch Dollard-des-Ornmeaux, Quebec	38,461,667 Resulting Issuer Common Shares	37.76% of Resulting Issuer Common Shares (30.93% fully-diluted)
Abhinav Singhvi Toronto, Ontario	307,692 Resulting Issuer Common Shares	0.30% of Resulting Issuer Common Shares (0.25% fully-diluted)
Luc Masse Morin-Heights, Quebec	230,854 Resulting Issuer Common Shares	0.23% of Resulting Issuer Common Shares (0.19% fully-diluted)
Robert Walker Winnipeg, Manitoba	232,461 Resulting Issuer Common Shares	0.23 % of Resulting Issuer Common Shares (0.19% fully-diluted)
Rupali Jain Toronto, Ontario	55,188 Resulting Issuer Common Shares 22,116 Resulting Issuer Warrants	0.05% of Resulting Issuer Common Shares (0.06% fully-diluted)

1. Held indirectly through Delta-Mike Inc.

2. Held indirectly through Aligned Two Inc.

3. Assumes 101,834,964 Resulting Issuer Common Shares outstanding on a non-diluted basis and 124,352,902 Resulting Issuer Common Shares outstanding on a fully-diluted basis. A further 412,376 Resulting Issuer Preferred Shares will be issued and outstanding after Closing. Those shares are not convertible into Resulting Issuer Common Shares.

4. Ms. Jain is the spouse of Mr. Singhvi and accordingly, her securities will be subject to the Surplus Securities Escrow Agreement.

Under the Surplus Securities Escrow Agreement, the escrowed securities set out in the table above will be released from escrow as follows:

% of Resulting Issuer Shares Released from Escrow	Release Date
5%	The date upon which the TSXV issues its final bulletin following the closing of the Amalgamation (in this section, the "Exchange Bulletin")
5%	6 months from Exchange Bulletin
10%	12 months from Exchange Bulletin
10%	18 months from Exchange Bulletin
15%	24 months from Exchange Bulletin
15%	30 months from Exchange Bulletin
40%	36 months from Exchange Bulletin

Further, the provisions of the Surplus Securities Escrow Agreement provide that the automatic release of the securities from escrow will terminate if the asset, business or property (or interest) for which such securities were issued as consideration is lost or abandoned or the operations or development on the asset, business or property are discontinued.

Terms of Certain Seed Share Resale Restrictions

Pursuant to the Escrow Policy, certain non-principal shareholders of Resulting Issuer Shares will be subject to seed share resale restrictions ("SSRRs"). SSRRs are TSXV hold periods of various lengths which apply where seed shares are issued to non-Principals by private companies at a price below the Transaction Price (as defined in the Escrow Policy). The terms of the SSRRs are based on the length of time such seed shares in the private company have been held and the price at which such shares were originally issued. Any such Resulting Issuer Shares will be subject to a resale restriction in accordance with the matrix set out in Section 10.9 of the Escrow Policy. It is expected that, pursuant to the Escrow Policy, 115,385 Resulting Issuer Shares (the "SSRR Shares") will be required to be deposited under the terms of a value securities escrow agreement on TSXV Form 5D (the "Value Securities Escrow Agreement"). It is expected that the Resulting Issuer, the Transfer Agent (as escrow agent for the SSRR Shares) and the holder(s) of the SSRR Shares will enter into the Value Securities Escrow Agreement.

Under the Value Securities Escrow Agreement, the escrowed SSRR Shares will be released from escrow as follows:

% of Resulting Issuer Shares Released from Escrow	Release Date
10%	The date upon which the TSXV issues its final bulletin following the closing of the Amalgamation (in this section, the "Exchange Bulletin")

% of Resulting Issuer Shares Released from Escrow	Release Date
15%	6 months from Exchange Bulletin
15%	12 months from Exchange Bulletin
15%	18 months from Exchange Bulletin
15%	24 months from Exchange Bulletin
15%	30 months from Exchange Bulletin
15%	36 months from Exchange Bulletin

Except as specifically provided for in the Surplus Securities Escrow Agreement or the Value Securities Escrow Agreement, the TSXV's prior written consent must be obtained for a transfer within escrow of escrowed securities. Generally, the TSXV will only permit a transfer within escrow to be made to existing or incoming Principals. Where securities which are required to be held in escrow are held by a non-individual (a "holding company"), each holding company pursuant to the applicable escrow agreement, has agreed, or will agree, not to carry out any transactions during the currency of the escrow agreement which would result in a change of control of the holding company, without the consent of the TSXV. Any holding company must sign an undertaking to the TSXV that, to the extent reasonably possible, it will not permit or authorize any issuance of securities or transfer of securities could reasonably result in a change of control of the holding company. In addition, the TSXV may require an undertaking from any control person of the holding company not to transfer the shares of that company.

The escrow agreements described above provide, inter alia, that all voting rights attached to escrowed securities shall be exercised by the registered holder of such securities.

Auditor, Transfer Agent and Registrar

It is anticipated that the current auditors of Volatus, being S&W LLP located at 91 Skyway Avenue Suite 105, Toronto, Ontario M9W 6R5, will be appointed auditor of the Resulting Issuer upon completion of the Transaction.

The registrar and transfer agent for the Resulting Issuer Common Shares will be 3-1-100 Adelaide St W, Toronto, ON M5H 4H1 at its offices in □, Ontario.

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RISK FACTORS

The Resulting Issuer's securities should be considered highly speculative due to the nature of the Resulting Issuer's business. An investor should consider carefully the risk factors set out below. In addition, investors should carefully review and consider all other information contained in this Circular (including all Schedules and Appendices hereto) before making an investment decision. An investment in securities of the Resulting Issuer should only be made by persons who can afford a significant or total loss of their investment.

An investment in the Resulting Issuer Shares should be considered highly speculative, not only due to the nature of each of Partner Jet's and Volatus' existing and proposed business and operations, but also because of the uncertainty related to completion of the Transaction and the business of the Resulting Issuer if the Transaction is completed. In addition to the other information in this Circular (including all Schedules and Appendices hereto), an investor should carefully consider each of, and the cumulative effect of, the following factors, which assume the completion of the Transaction.

Risk Factors Associated with the Transaction

No Certainty That All Conditions Precedent Will Be Satisfied

The completion of the Transaction is subject to a number of conditions precedent set out in the Amalgamation Agreement, some of which are outside the control of Partner Jet and Volatus, including receipt of the applicable shareholder approval or TSXV approval. There can be no certainty, nor can Partner Jet or Volatus provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. The requirement to take certain actions or to agree to certain conditions to satisfy such requirements or obtain any such approvals may have a Material Adverse Effect on the business and affairs of Partner Jet, Volatus or the Resulting Issuer or the trading price of the Partner Jet Shares.

If the Transaction is not completed, the market price of the Partner Jet Shares may decline to the extent that the market price reflects a market assumption that the Transaction will be completed. Additionally, if the Transaction is not completed and either Partner Jet or Volatus decides to seek another merger or amalgamation, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than the consideration to be received by the Partner Jet Shareholders pursuant to the

Transaction.

Anticipated Benefits of the Transaction May Not Be Realized

Partner Jet and Volatus are proposing to complete the Transaction to strengthen the position of the Resulting Issuer and to create the opportunity to realize certain benefits including, among other things, those set forth in this Circular. Achieving the benefits of the Transaction depends in part on the ability of the Resulting Issuer to effectively capitalize on its assets, to realize the anticipated capital and operating synergies, to profitably sequence the growth prospects of its asset base and to maximize the potential of its improved growth opportunities and capital funding opportunities as a result of the Transaction. A variety of factors, including those risk factors set forth in this Circular and the Schedules and Appendices attached hereto, may adversely affect the ability to achieve the anticipated benefits of the Transaction.

Failure to Obtain All Regulatory Requirements

Completion of the Transaction is subject to, among other things, the final acceptance of the TSXV and the approval of each of the Partner Jet Shareholders and the Volatus Shareholders. As of the date of this Circular, Partner Jet has received conditional acceptance of the Exchange. There can be no certainty, nor can either party provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

Termination of Acquisition Agreements or Amalgamation Agreement

Each of Partner Jet and Volatus has the right to terminate the Amalgamation Agreement in certain circumstances. Accordingly, there is no certainty, nor can either party provide any assurance, that the Amalgamation Agreement will not be terminated before the completion of the Transaction.

Acquisitions Generally

While each of Partner Jet and Volatus conducted due diligence in connection with the Transaction, there are risks inherent in any acquisition. Specifically, there could be unknown or undisclosed risks or liabilities of a Party for which the other Party is not sufficiently indemnified pursuant to the provisions of the Amalgamation Agreement. Any such unknown or undisclosed risks or liabilities could materially and adversely affect the Resulting Issuer's financial performance and results of operations. The Resulting Issuer could encounter additional transaction and integration related costs or other factors such as the failure to realize all of the benefits anticipated in the Transaction. All of these factors could cause a delay of the anticipated accretive effect of Transaction and cause a decrease in the market price of the Resulting Issuer Common Shares.

Dilution

Following completion of the Transaction, the Resulting Issuer may issue equity securities to finance its activities, including acquisitions. If the Resulting Issuer were to issue common shares, existing holders of such shares may experience dilution in the Resulting Issuer. Moreover, when the Resulting Issuer's intention to issue additional equity securities becomes publicly known, the Resulting Issuer's share price may be materially adversely affected.

Risk Associated with the Capital Markets

Market for Securities and Volatility of Share Price

There can be no assurance that an active trading market in the Resulting Issuer's securities will be established or sustained. The market price for the Resulting Issuer's securities could be subject to wide fluctuations. Factors such as government regulation, interest rates, share price movements of peer companies and competitors, announcements of quarterly variations in operating results, revenues and costs, and sentiments toward stocks as well as overall market movements, may have a significant adverse impact on the market price of the securities of the Resulting Issuer. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of a particular company.

Speculative Nature of Investment Risk

An investment in the securities of the Resulting Issuer carries a high degree of risk and should be considered as a speculative investment. Each of Partner Jet, Volatus and the Resulting Issuer has no history of earnings, limited cash reserves, a limited operating history, has not paid dividends, and is unlikely to pay dividends in the immediate or near future.

Liquidity and Future Financing Risk

The Resulting Issuer has limited financial resources, has no source of operating income and has no assurance that additional funding will be available to it for further exploration and development of its projects. Although Partner Jet and Volatus have been successful in the past in financing activities through the sale of equity securities, there can be no assurance that it or the Resulting Issuer will be able to obtain additional financing in the future to execute its business plan. Further, current global financial conditions have been subject to increased volatility and access to public financing has been negatively impacted. This may impact the ability of the Resulting Issuer to obtain equity or debt financing in the future and, if obtained, on terms favorable to the Resulting Issuer. The Resulting Issuer will likely operate at a loss for the foreseeable future and it may require additional financing in order to fund future operations and expansion plans. The Resulting Issuer's ability to secure any required financing to sustain operations and expansion plans will depend in part upon prevailing capital market conditions and business success. There can be no assurance that the Resulting Issuer will be successful in its efforts to secure any additional financing or additional financing on terms satisfactory to management. Moreover, future activities may require the Resulting Issuer to alter its capitalization significantly and, if additional financing is raised by issuance of additional shares of the Resulting Issuer from treasury, control may change and shareholders may suffer dilution. The inability of the Resulting Issuer to access sufficient capital for its operations could have a Material Adverse Effect on the Resulting Issuer's financial condition and results of operations.

Additional Financing

The development of the Resulting Issuer's business will require substantial additional capital. When such additional capital is required, the Resulting Issuer will need to pursue various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. Additional financing may not be available when needed or, if available, the terms of such financing might not be favourable to the Resulting Issuer and might involve substantial dilution to existing shareholders. The Resulting Issuer may not be successful in locating suitable financing transactions in the time period required or at all. A failure to raise capital when needed would have a material adverse effect on the Resulting Issuer's business, financial condition and results of operations. Any future issuance of securities to raise required capital will likely be dilutive to existing shareholders. In addition, debt and other debt financing may involve a pledge of assets and may be senior to interests of equity holders. The Resulting Issuer may incur substantial costs in pursuing future capital requirements, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. The ability to obtain needed financing may be impaired by such factors as the capital markets, the Resulting Issuer's status as a new enterprise with a limited history, the price of commodities and/or the loss of key management personnel. Failure to obtain sufficient financing will result in a delay or indefinite postponement of development or production at the Resulting Issuer's projects. The Resulting Issuer will require additional financing to fund its operations until positive cash flow is achieved.

Ability of Resulting Issuer to Continue as a Going Concern

The Resulting Issuer is in the development stage and is currently seeking additional capital to develop its business and operations. The Resulting Issuer's ability to continue as a going concern is dependent upon its ability in the future to achieve profitable operations and, in the meantime, to obtain the necessary financing to meet its obligations and repay its liabilities when they become due. External financing, predominantly by the issuance of equity and debt, will be sought to finance the operations of the Resulting Issuer; however, there can be no certainty that such funds will be available at terms acceptable to the Resulting Issuer. These conditions indicate the existence of material uncertainties that may cast significant doubt about the Resulting Issuer ability to continue as a going concern.

Negative Cash Flow from Operations

During the period ended August 31, 2021, Partner Jet had negative cash flows from operating activities. Volatus had negative operating cash flows for the year ended December 31, 2020 and the three and six-month periods ended June 30, 2021. If the Resulting Issuer has negative operating cash flows into the future, the Resulting Issuer's finances may need to be allocated to funding this negative operating cash flow. As such, the Resulting Issuer may require additional financing to fund its operations to the point where it is generating positive operating cash flows. Continued negative operating cash flows may restrict the Resulting Issuer's ability to pursue its business objectives. In particular, a continued negative cash flow may have the following consequences:

  increasing the Resulting Issuer's vulnerability to general adverse economic and industry conditions;
  limiting the Resulting Issuer's ability to obtain additional financing to fund future working capital, capital expenditures, operating costs and other general corporate requirements; and
  limiting the Resulting Issuer's flexibility in planning for, or reacting to, changes in its business and the industry.

Dividends

The Resulting Issuer does not anticipate paying any dividends on the Resulting Issuer Shares in the foreseeable future. Dividends paid by the Resulting Issuer would be subject to tax and, potentially, withholdings. Any decision to declare and pay dividends in the future will be made at the discretion of the Resulting Issuer's board of directors and will depend on, among other things, financial results, cash requirements, contractual restrictions and other factors that the Resulting Issuer's board of directors may deem relevant.

Control by Majority Shareholders

Upon the completion of the Acquisition, 30.53% and 30.53% of the Resulting Issuer's Common Shares on a fully diluted basis will be held or controlled by Glen Lynch  and Ian McDougall, respectively. The concentrated control of the Resulting Issuer may affect its governance and operations. For so long as these majority shareholders maintain their concentrated interest in the Resulting Issuer, they will collectively have significant influence on the approval of matters submitted to a majority vote of the Resulting Issuer shareholders, including, among other things, the election of the Board of Directors of the Resulting Issuer. In addition, such majority shareholders may be able to exercise significant influence over the business and affairs of the Resulting Issuer, the selection of senior management, the acquisition or disposition of the Resulting Issuer's assets, access to capital markets, the payment of dividends and any change of control of the Resulting Issuer, such as a merger or take-over. The effect of this control may be to limit the price that investors are willing to pay for the Resulting Issuer's Common Shares. In addition, a sale of Resulting Issuer's Common Shares by such majority shareholders, or the perception of the market that a sale may occur, may adversely affect the market price of the Resulting Issuer's Common Shares.

Global Financial Conditions

Global financial conditions have always been subject to volatility. This volatility may impact the ability of the Resulting Issuer to obtain equity or debt financing in the future and, if obtained, on terms favourable to the Resulting Issuer. Increased levels of volatility and market turmoil can adversely impact the Resulting Issuer's operations and the value and the price of the Resulting Issuer's Common Shares could be adversely affected.

Foreign Exchange

As the Resulting Issuer's operations expand outside of Canada and with the Resulting Issuer's suppliers being largely outside of Canada, it is expected that it may be necessary to transact sales in foreign currencies other than Canadian dollars, thus exposing the Resulting Issuer to foreign currency risk. A portion of the revenues of the Resulting Issuer are expected to be collected in US dollars and the fluctuation of value of the US dollar could impact the success of the business of the Resulting Issuer and its financial results.

Limited Public Company Experience

The individuals who will constitute the Resulting Issuer's management teams have limited experience managing a publicly traded company and limited experience complying with the increasingly complex laws pertaining to public companies. The Resulting Issuer's management teams may not successfully or efficiently manage a public company that is subject to significant regulatory oversight and reporting obligations.

Future Sales of Resulting Issuer Common Shares by Existing Shareholders

Sales of a substantial number of Resulting Issuer's Common Shares in the public market could occur at any time following the completion of the Acquisition. These sales, or the market perception that the holders of a large number of Resulting Issuer's Common Shares intend to sell the Resulting Issuer's Common Shares, could reduce the market price of the Resulting Issuer's Common Shares.

In addition to the escrow conditions imposed on the Resulting Issuer Common Shares held by certain shareholders of the Resulting Issuer as set forth in this prospectus, certain additional contractual restrictions and conditions will also apply to certain shareholders.

Dilution of Shareholders of the Resulting Issuer

The Resulting Issuer will be authorized to issue an unlimited number of Common Shares for the consideration and on those terms and conditions as shall be established by the board of directors of the Resulting Issuer without shareholder approval. The Resulting Issuer will not be restricted from issuing additional Common Shares, including securities that are convertible into or exchangeable for, or that represent the right to receive, Common Shares. Because the Resulting Issuer's decisions to issue securities in any future offering will depend on market conditions and other factors beyond the Resulting Issuer's control, they cannot predict or estimate the amount, timing, or nature of any future offerings, or the prices at which such offerings may be affected. Additional equity offerings may dilute the holdings of its existing shareholders or reduce the market price of their common stock, or both. Holders of the Resulting Issuer's Common Shares are not entitled to pre-emptive rights or other protections against dilution. New investors also may have rights, preferences, and privileges that are senior to, and that adversely affect the Resulting Issuer's then-current holders of Common Shares. Additionally, if the Resulting Issuer raise additional capital by making offerings of debt or preference shares, upon liquidation of the Resulting Issuer, holders of the debt securities and preference shares, and lenders with respect to other borrowings, may receive distributions of their available assets before the holders of the Resulting Issuer's Common Shares.

Risks Related to the Business of Partner Jet, Volatus and the Resulting Issuer

Competition

Partner Jet operates in an extremely competitive environment in the Greater Toronto Area, competing against nine other business aircraft operators in a mature market. The situation has been further impacted by the ongoing COVID-19 pandemic with aircraft owners and charter flying activity significantly reduced. As the industry slowly recovers from the pandemic, Partner Jet's ability to return to pre-pandemic flight levels it is uncertain whether how Partner Jet will continue to perform relative to the other business aircraft operators in the market.

The industry in which Volatus operates, and in which the Resulting Issuer will operate, is very competitive. Numerous factors could affect the Resulting Issuer's competitive position.

The Resulting Issuer may face intense competition from other companies, some of which can be expected to have longer operating histories and more financial resources and marketing experience than the Resulting Issuer. Increased competition by larger and better financed competitors could materially and adversely affect the business, financial condition and results of operations of the Resulting Issuer. Several of these companies may have greater name recognition and well-established relationships with some of the Resulting Issuer's target customers. Furthermore, these potential competitors may be able to adopt more aggressive pricing policies and offer more attractive terms to customers than the Resulting Issuer are able to offer. As such, the Resulting Issuer may face increasing price pressure from competitors and customers. In addition, current and potential competitors have established or may establish cooperative relationships amongst themselves or with third parties to compete more effectively. Existing and potential competitors may also develop enhancements to, or future generations of, competitive products and services that will have better performance features than the Resulting Issuer's products and services.

As a result of the early stage of the industry in which Volatus operates, and in which the Resulting Issuer will operate, the Resulting Issuer can expect to face additional competition from new entrants. To remain competitive, the Resulting Issuer will require a continued high level of investment in marketing, sales and customer support.  The Resulting Issuer may not have sufficient resources to maintain marketing, sales and customer support efforts on a competitive basis which could materially and adversely affect the business, financial condition and results of operations of the Resulting Issuer.

Partner Jet's Business Operations depend on Licenses

Essential to Partner Jet's operations is the 704 commercial license granted by Transport Canada to Partner Jet Inc. This licencing permits Partner Jet Inc. to operate a domestic and International air taxi service utilizing small jet aircraft and to transport passengers on a charter basis between Canada and other countries.

Ability to Generate Positive Cash Flows

FY2021 yearend results are forecasted to remain negative. There can be no assurance that Partner Jet's business and operations will enable the Company to become profitable in future periods.

Liquidity Risk

Partner Jet is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due. The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation. There can be no assurance that Partner Jet's will be able to meet its future financial obligations as these become due.

Controlling Customer Costs

Sustained cost control remains critical to attracting and retaining management customers on a go-forward basis. There can be no assurance that Partner Jet's will be able to sustain cost controls at current values.

High Concentration of Customer Contracts

Partner Jet is exposed to customer concentration risk as the Company's ability to continue its operations depends heavily on the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft.

Industry Risk and Economic Sensitivity

The Canadian economy continues to be affected by the impact of the COVID-19 pandemic and significant uncertainties remain. Air travel both with commercial scheduled and private aviation service has severely been impacted. This uncertainty in the economy has and will continue to pose a major challenge to the ongoing operations of all travel related companies. The Company cannot fully anticipate all the impacts of COVID-19 on its operations and results, or precisely when the situation will improve. The Company has implemented a series of operational, commercial and financial measures, including cost reduction, aimed at preserving its cash. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but will pose a major business risk on a go forward basis.

Fluctuations in Fuel Prices

Partner Jet requires significant quantities of fuel for its aircraft. Partner Jet is therefore exposed to commodity price risk associated with variations in the market price for petroleum products. The price of fuel is sensitive to, among other things, the price of crude oil, which has increased dramatically over the past few years, refining costs, and the cost of delivering the fuel. An extremely high fuel cost could adversely affect customer volumes as other cheaper modes of transportation are sought.

Government Regulations

Partner Jet's operations are subject to complex aviation, transportation, environmental, labour, employment and other laws, treaties and regulations. These laws and regulations generally require the Company to maintain and comply with a wide variety of certificates, permits, licenses and other approvals.

Foreign Currency Risk

The Company is exposed to currency risk as certain of its operating activities are transacted in US dollars, resulting in the holding of related financial instruments in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

Severe Weather Patterns

Partner Jet may experience an increase in costs or inability to operate its business as a result of severe weather conditions or natural or manmade disasters, which could have a material adverse effect on the Company's business, results of operations or financial condition. In the event that Partner Jet is still able to provide services to its customers during a period of severe weather, particularly during any protracted period of time, there may be forced flight cancellations, or Partner Jet may not be able to offer flights in a timely manner.

Volatus has a Limited Operating History in Evolving Industry

Volatus has a limited operating history in an evolving industry that may not develop as expected. Volatus began carrying on business in 2019 and is subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources and lack of significant revenues.  There is no assurance that Volatus or the Resulting Issuer will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of the early stage of operations.

Volatus could incur substantial product liability claims relating to its products.

As a manufacturer and service provider in the unmanned aerial vehicle sector, and with aircraft and aviation sector companies under increased scrutiny, claims could be brought against the Resulting Issuer if use or misuse of one of its products causes, or merely appears to have caused, personal injury or death. In addition, defects in the Resulting Issuer's products may lead to other potential life, health and property risks. Any claims against the Resulting Issuer, regardless of their merit, could severely harm the financial condition of the Resulting Issuer and strain management and other resources.  Volatus is unable to predict if the Resulting Issuer will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

Ownership and Protection of Intellectual Property

The intellectual property used by Volatus in its business is not protected by patents or registered design rights, which means that Volatus cannot preclude or inhibit competitors from entering the same market if they develop the same or similar technology independently. Volatus is particularly reliant, therefore, on copyright, trade secret protection and confidentiality and license agreements with its employees, suppliers, consultants and others to protect its intellectual property rights. Although Volatus has taken steps it believes to be consistent with industry practice to reduce these risks, such steps may be inadequate. If the Resulting Issuer fails to register, renew or enforce intellectual property rights, or there is any unauthorised use or significant impairment of the Resulting Issuer's intellectual property rights, the value of its products and services could be diminished, the Resulting Issuer's competitive position could be adversely affected and its business may suffer. In addition, third parties may independently discover the Resulting Issuer's trade secrets or access proprietary information or systems and, in such cases, the Resulting Issuer may not be able to rely on any intellectual property rights to prevent the use of such trade secrets, information or systems by such parties.

In order to protect its intellectual property, the Resulting Issuer may be required to spend significant resources to monitor and protect its rights. Costly and time-consuming litigation could be necessary to determine and enforce the scope of the Resulting Issuer's proprietary rights and the outcome of such litigation could not be guaranteed. Further, any efforts by the Resulting Issuer to enforce its intellectual property rights may be met with defences, counterclaims and countersuits attacking the validity and enforceability of its intellectual property rights. Failure to prevent the use of such secrets, information or systems by such third parties could materially adversely affect the business.

Exposure to risks relating to non-performing strategic suppliers and reseller contracts and agreements, including delays

Volatus' ability to serve its customers in a timely manner depends on the ability of its strategic suppliers and resellers to perform their obligations and deliver their products and/or services in a timely manner and in accordance with contractual requirements. Volatus relies, and the Resulting Issuer will rely, to a substantial extent on supplier and reseller contracts and agreements. Any delay in delivery of parts and materials by original equipment manufacturers ("OEMs") will entail a hindrance in the Resulting Issuer's ability to fulfil its contractual obligations. In addition, changes in pricing, incentives or other terms or non-performance of strategic suppliers and resellers could materially adversely affect the Resulting Issuer's ability to perform and subject the Resulting Issuer to additional liabilities. Any non-performance by OEMs, suppliers or resellers, could have a material adverse effect on the Resulting Issuer's business, results of operations, financial condition, cash flows and/or prospects.

Supplier risk

Volatus acquires most of the products it sells and the components for the manufacture of its products from suppliers and subcontractors.  Supply of certain products and components is highly concentrated with a small number of suppliers.  Such suppliers and subcontractors may not be committed or obligated to sell products to Volatus or the Resulting Issuer. Suppliers of some of the components may require the Resulting Issuer to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements.  Any lack of working capital on the part of the Resulting Issuer may cause it to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt the Resulting Issuer's ability to fulfill our contractual obligations and may significantly hurt its business and result of operations. In addition, the Resulting Issuer may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of its manufacturing operations would ensue if the Resulting Issuer was required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

Emerging Industry

Volatus' products and services are in new and rapidly evolving markets. The commercial drone market is in early stages of customer adoption. Accordingly, the Resulting Issuer's business and future prospects may be difficult to evaluate. The Resulting Issuer cannot accurately predict the extent to which demand for its products and services will develop and/or increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact the Resulting Issuer's ability to do the following:

  generate sufficient revenue to obtain and/or maintain profitability;
  acquire and maintain market share;
  achieve or manage growth in operations;
  develop and renew contracts;
  attract and retain additional engineers and other highly-qualified personnel;
  successfully develop and commercially market products and services;
  adapt to new or changing policies and spending priorities of governments and government agencies; and
  access additional capital when required or on reasonable terms.

If the Resulting Issuer fails to address these and other challenges, risks and uncertainties successfully, its business, results of operations and financial condition would be materially harmed.

Difficulty to Forecast

Volatus, and in the future the Resulting Issuer, must rely largely on its own market research to forecast sales, as detailed forecasts are not generally obtainable from other sources at this preliminary stage of the industry. A failure in the demand for its products or services to materialize as a result of competition, technological change or other factors could have a material adverse effect on the businesses, results of operations and financial condition of the Resulting Issuer.

Industry Growth

There can be no assurance that Volatus' or the Resulting Issuer's targeted vertical and geographic markets will grow, or that they will be successful in establishing new vertical and geographic markets. If the various markets in which the Resulting Issuer's products and services compete fail to grow, or grow more slowly than anticipated, or if they are unable to establish themselves in new markets, their growth plans could be materially adversely affected.

Rapid Technology Developments

The industries within which Volatus operates and the Resulting Issuer will operate are characterized by rapid technological change, evolving industry standards, frequent new product introductions and short product life cycles. To keep pace with the technological developments, achieve product acceptance and remain relevant to users and therefore attractive to customers and infrastructure providers, the Resulting Issuer will need to continue developing new and upgraded functionality of its offerings and adapt to new business environments and competing technologies and offerings developed by its competitors. The process of developing new technology is complex and uncertain. To the extent the Resulting Issuer is not able to adapt to new technologies and/or standards, experiences delays in implementing adaptive measures or fails to accurately predict emerging technological trends and the changing needs of end-users, this could have a Material Adverse Effect on the Resulting Issuer's prospects, business, financial condition or results of operations.

Volatus has developed and is continuing to develop a number of offerings incorporating advanced technologies and the Resulting Issuer will pursue those offerings that it expects to have the best chance for success based on its expectations of future market demand. The development and application of new technologies involve time, substantial costs and risks. There can be no certainty that the Resulting Issuer will be able to develop new offerings and technologies to keep up-to-date with developments in the industries within which it operates and, in particular, to launch such offerings or technologies in a timely manner or at all. There can be no certainty that such offerings will be popular with end-users or that such offerings or new technologies will be reliable, robust and not susceptible to failure. Any of these factors could have a material adverse effect on the Resulting Issuer's prospects, business, financial condition or results of operations.

Defects in Offerings

Volatus' product and service offerings are highly complex and sophisticated and may contain design defects or errors that are difficult to detect and correct. Errors or defects may be found in new or existing offerings and, even if discovered, the Resulting Issuer may not be able to successfully correct such errors or defects in a timely manner or at all. The occurrence of errors and failures in the Resulting Issuer's offerings could result in loss of or delay in end user acceptance of its offerings and may harm the reputation of the Resulting Issuer. Correcting such errors and failures in its offerings could require significant expenditures by the Resulting Issuer, involving cost or time and effort of personnel. The consequences of such errors, failures and claims could have a material adverse effect on the Resulting Issuer's prospects, business, financial condition or results of operations.

Risk of Accidents

An accident involving a drone or UAV provided by Volatus, the Resulting Issuer or another manufacturer could cause regulatory agencies around the world to tighten restrictions on the use of drones and UAVs, particularly over populated areas, and could cause the public to lose confidence in the Resulting Issuer's products. There are risks associated with unmanned systems and services, flight control, communications and/or other advanced technologies, and there may be accidents associated with these technologies, including crashes with or without personal injury. The safety of certain cutting-edge technologies depends in part on user interaction, and users may not be accustomed to using such technologies. The Resulting Issuer could face unfavorable and tightened regulatory control and intervention on the use of UAVs and other advanced technologies and be subject to liability and government scrutiny to the extent accidents associated with the Resulting Issuer's systems occur. Should a high-profile accident occur resulting in substantial casualty or damages, either involving the Resulting Issuer's products or products offered by other companies, public and political confidence in and regulatory attitudes toward UAVs could deteriorate. Any of the foregoing could materially and adversely affect the Resulting Issuer's reputation, results of operations, financial condition, cash flow, and/or future prospects.

Variable Revenues and Earnings

The revenues and earnings of the Resulting Issuer may fluctuate from quarter to quarter, which could affect the market price of the Resulting Issuer's Common Shares. Revenues and earnings may vary quarter to quarter as a result of a number of factors, including the timing of releases of new products or services, activities of the Resulting Issuer's competitors, cyclical fluctuations, concentration in the Resulting Issuer's customer bases, transition periods associated with the migration to new technologies, impairment of goodwill or intangible assets which may result in a significant change to earnings in the period in which an impairment is determined, and operating expenses that are generally fixed in the short-term and therefore difficult to rapidly adjust to different levels of business. Any of the factors listed above could cause significant variations to the Resulting Issuer's revenues, gross margins and earnings in any given quarter.

Internal Controls

Internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. However, internal controls over financial reporting are not guaranteed to provide absolute assurance with regard to the reliability of financial reporting and financial statements.

Regulatory Risks

There is currently a limited legislation/regulatory framework in place specific to the beyond visual line-of-sight operations of commercial drones in Canada or in the United States. All such operations are approved on a case by case basis, with company experience and safety record being the major factors in gaining such approvals. Volatus has secured the services of Canadian and United States drone regulatory experts in assessing the regulatory regimes of each county and who work with the applicable regulators to secure flight approvals.  No significant concerns have arisen, however there can be no assurance that such jurisdictions have enacted or will enact legislation or that, if enacted, the Resulting Issuer will be permitted or qualified to operate under such legislation. The Resulting Issuer's business plan assumes a legislative regime that allows such plans to be realized. If the Resulting Issuer cannot expand its operations in Canada, the United States or other international jurisdictions through local partners or otherwise or cannot fulfill its international business plan within the timeframes established by the Resulting Issuer, it could have a material adverse effect on the Resulting Issuer's business, prospects, financial condition and results of operations.

Regulatory approvals

Transport Canada is responsible for establishing, managing, and developing safety and security standards and regulations for civil aviation in Canada, and includes unmanned civil aviation (drones). Civil operations include law enforcement, scientific research, or use by private sector companies for commercial purposes. The Canadian Aviation Regulations (CARs) govern civil aviation safety and security in Canada, and by extension govern operation of drones in Canada to an acceptable level of safety. While Transport Canada has been a leader in the development of regulations for the commercial use of remotely piloted aircraft systems ("RPAS"), and continues to move forward rapidly with its regulatory development, it has acknowledged the challenge of regulations keeping pace with the rapid development in technology and the growing demand for commercial RPAS use, particularly in the beyond visual line-of-sight environment. In 2012, the Canadian Aviation Regulation Advisory Council UAS working group released its Phase 2 report which outlined a proposed set of revision to the CARs to permit Beyond Visual Line of Sight (BVLOS) operations. This report was the basis for the recently released NPA on lower risk beyond visual line-of-sight. Failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, including the granting of certain SFOCs, or limitations put on the use of RPAS in response to public safety concerns, may prevent the Resulting Issuer from testing or operating its aircraft and/or expanding its sales which could have an adverse impact on the Resulting Issuer's business, prospects, results of operations and financial condition.

Geographical Expansion

Volatus faces challenges in expanding into new geographic regions. Volatus currently operates in Canada and the United States, but the Resulting Issuer may in the future seek to expand its presence in new geographic regions. Any international expansion of the Resulting Issuer's technologies, products and services will expose the Resulting Issuer to risks relating to staffing and managing cross-border operations; increased costs and difficulty protecting intellectual property and sensitive data; tariffs and other trade barriers; differing and potentially adverse tax consequences; increased and conflicting regulatory compliance requirements, including with respect to data privacy and security; lack of acceptance of the Resulting Issuer's technologies, products and services; challenges caused by distance, language, and cultural differences; exchange rate risk; and political instability. Accordingly, any efforts by the Resulting Issuer to expand its operations may not be successful, which could limit the Resulting Issuer's ability to grow its business.

Foreign Political and Legal Risk

Volatus believes that a significant amount of its business opportunities lie outside of Canada, particularly in the United States. Many of the third party products sold by Volatus and a majority of the components needed to build the products that Volatus expects to manufacture are made and purchased from countries outside of Canada, particularly in Asia.  Operating in foreign countries and relying on suppliers in foreign countries exposes the Resulting Issuer to political risks, country risks and currency risks in many forms. In addition, in jurisdictions outside of Canada, there can be no assurance that any market for the Resulting Issuer's products will develop. The Resulting Issuer may face new or unexpected risks or significantly increase its exposure to one or more existing risk factors, including economic instability, changes in laws and regulations, and the effects of competition. These factors may limit the Resulting Issuer's ability to successfully expand its operations into such jurisdictions, may interfere with its supply chains and may have a material adverse effect on the Resulting Issuer's business, financial condition and results of operations.

Inherent risks with conducting foreign operations include, but are not limited to: high rates of inflation; extreme fluctuations in currency exchange rates, military repression; war or civil war; social and labour unrest; organized crime; hostage taking; terrorism; violent crime; expropriation and nationalization; renegotiation or nullification of existing licenses, approvals, permits and contracts; changes in taxation policies; restrictions on foreign exchange and repatriation; and changing political norms, currency controls and governmental regulations that favour or require the Resulting Issuer to award contracts in, employ citizens of, or purchase supplies from, the jurisdiction.

Governments in certain foreign jurisdictions intervene in their economies, sometimes frequently, and occasionally make significant changes in policies and regulations. Changes, if any, in investment policies or shifts in political attitude in the countries in which the Resulting Issuer will operate or purchase products from may adversely affect the Resulting Issuer's operations or profitability. Operations may be affected in varying degrees by government regulations with respect to, but not limited to, restrictions on production, price controls, export controls, currency remittance, importation of product and supplies, income and other taxes, royalties, the repatriation of profits, expropriation of property, foreign investment, maintenance of concessions, licenses, approvals and permits, environmental matters, land use, land claims of local people, water use and workplace safety. Failure to comply strictly with applicable laws, regulations and local practices could result in loss, reduction or expropriation of licenses, or the imposition of additional local or foreign parties as joint venture partners with carried or other interests.

Factors which may Prevent Realization of Growth Targets

Volatus is currently in the early development stage and expects that, in the future, even if revenues continue to increase, its revenue growth may not continue at the same pace or may decline in the future. There are risks associated with Volatus' growth strategy, and such strategies may not succeed, as they can be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors, as well as the following:

  non-performance by third party contractors;
  increases in materials or labour costs;
  breakdown, aging or failure of equipment or processes;
  contractor or operator errors;
  labour disputes, disruptions or declines in productivity; and
  inability to attract sufficient numbers of qualified workers.

As a result, there is a risk that the Resulting Issuer may not have the capacity to meet customer demand or to meet future demand when it arises. In addition, the Resulting Issuer, expects to continue to expend substantial financial and other resources on:

  personnel, including significant increases to the total compensation as the Resulting Issuer pays its employees as it grows employee headcount;
  marketing, including expenses relating to increased direct marketing efforts;
  office and facility costs, as the Resulting Issuer increases the space it needs for its growing employee base; and
  general administration, including legal, accounting and other compliance expenses related to being a public company.

If the Resulting Issuer cannot manage growth effectively it could materially and adversely affect the business, financial condition and results of operations of the Resulting Issuer.

Brand Development

The brand identities that Volatus has developed and that the Resulting Issuer will continue to develop has and will significantly contribute to the success of the Resulting Issuer's business. Maintaining and enhancing Volatus' current brand is critical to expanding the Resulting Issuer's customer base. Volatus believes that the importance of brand recognition will continue to increase due to the relatively low barrier to entry in the industry. The Resulting Issuer's brand may be negatively impacted by a number of factors, including product malfunctions and data privacy and security issues. If the Resulting Issuer fails to maintain and enhance its brand, or incurs excessive expenses in this effort, it could have a Material Adverse Effect on the Resulting Issuer's prospects, businesses, financial condition or results of operations. Maintaining and enhancing the Resulting Issuer brand will depend largely on the Resulting Issuer's ability to continue to provide high-quality products and services, which the Resulting Issuer may not continue to do successfully.

Privacy Laws Compliance

Volatus collects and stores personal information about its users and partners and is responsible for protecting that information from privacy breaches. A privacy breach may occur through procedural or process failure, information technology malfunction, or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly user and partner lists, is an ongoing risk whether perpetrated via employee collusion or negligence or through deliberate cyber-attack. Any such theft or privacy breach could have a Material Adverse Effect on the Resulting Issuer's businesses, financial condition or results of operations.

In addition, there are a number of federal and provincial laws protecting the confidentiality of personal information and restricting the use and disclosure of that protected information. In particular, the privacy rules under the Personal Information Protection and Electronics Documents Act (Canada) ("PIPEDA"), protect personal information by limiting their use and disclosure of personal information. If the Resulting Issuer was found to be in violation of the privacy or security rules under PIPEDA or other laws protecting the confidentiality of personal information, they could be subject to sanctions and civil or criminal penalties, which could increase its liabilities, harm its reputation and have a Material Adverse Effect on the businesses, financial condition or results of operations of the Resulting Issuer.

Cyber-threats

Volatus and its customers are subject to cyber-attacks from cybercriminals. Rapid changes in attack vectors makes it difficult to stop attacks and adapt to new threats and the increased social hacking creates a cyber-threat risk for the Resulting Issuer. Information technology security breaches could lead to shutdowns or disruptions of the Resulting Issuer's systems and potential unauthorized disclosure of confidential information or data, including personal data. The Resulting Issuer may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. The theft or unauthorized use or publication of confidential information or other proprietary business information, or privacy-related obligations or third parties, or any compromise of security that results in an unauthorized release, transfer of use of personally identifiable information or other customer data as a result of an information technology security incident, could adversely affect the Resulting Issuer's competitive position and reputation, and reduce marketplace acceptance of the Resulting Issuer's products, services and solutions. If the Resulting Issuer is unable to protect its products and services from cyberthreats, this could have a Material Adverse Effect on the Resulting Issuer's business, results of operations, financial condition, cash flows and/or prospects.

Reputational Risk

The nature of the Resulting Issuer's operations and national and international operations entails that the Resulting Issuer is exposed to the risk of allegations which, whether they are true or not, could damage the Resulting Issuer's trust, standing and reputation towards its shareholders, partners, new investors, suppliers, customers and/or other business relations. For example, negative publicity may ensue if the Resulting Issuer is accused of non-compliance with regulatory requirements, involvement in bribery, unsafe products etc. The Resulting Issuer's standing and reputation may also be negatively affected by the non-compliance of its suppliers, customers and resellers. Negative publicity or a bad reputation may also affect the Resulting Issuer's contacts with regulators, causing regulatory authorities to have a negative attitude towards the Resulting Issuer. If the Resulting Issuer's standing and reputation is harmed, then it could have a Material Adverse Effect on the Resulting Issuer's business, results of operations, financial condition, cash flows and/or prospects.

Future Capital Requirements

The Resulting Issuer may need to raise additional funds through public or private debt or equity financings in order to: (i) fund ongoing operations; (ii) take advantage of opportunities, including more rapid expansion of the Resulting Issuer's business or the acquisition of complementary businesses; or (iii) respond to competitive pressures. Any additional capital raised through the sale of equity may dilute the Resulting Issuer's shareholders' ownership. Capital raised through debt financing would require the Resulting Issuer to make periodic interest payments and may impose restrictive covenants on the conduct of the Resulting Issuer's business. Furthermore, additional financings may not be available on terms favourable to the Resulting Issuer, or at all. A failure to obtain additional funding could prevent the Resulting Issuer from making expenditures that may be required to implement the Resulting Issuer's growth strategy and grow or maintain the Resulting Issuer's operations.

Operating Risk and Insurance Coverage

Volatus has liability insurance coverage for its products and business operations. However, Volatus and the Resulting Issuer may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful liability claim against the Resulting Issuer due to injuries or damages suffered by customers could materially and adversely affect the Resulting Issuer's financial conditions, results of operations, cash flow, reputation and/or prospects. Even if unsuccessful, such a claim could cause the Resulting Issuer adverse publicity, require substantial costs to defend, and divert the time and attention of management. Furthermore, any jurisdiction relevant to the Resulting Issuer's business may impose requirements for maintaining certain minimum liability or other insurance relating to the operation of drones or UAVs. Such insurance policies could be costly, which would reduce the demand for the Resulting Issuer's products and services. Alternatively, certain insurance products that would be desirable to drone and UAV operators may not be commercially available, which would increase the risks of operating the Resulting Issuer's products and also reduce the demand for them. Further, changes in market conditions may increase insurance premiums, which could adversely affect the Resulting Issuer's financial conditions, results of operations, cash flow and/or prospects.

Dependence on Key Employees

Due to the technical nature of its business and the dynamic market in which Volatus competes, the Resulting Issuer's success will depend in part on its ability to attract and retain highly skilled manufacturing, design, managerial, marketing, sales and technical personnel. In particular, the Resulting Issuer's future success will depend in part on the continued services of each of their proposed executive officers and other key employees. Competition for qualified personnel in the industry in which the Resulting Issuer will operate is intense. The loss of one or more key personnel may have a significant adverse effect on the Resulting Issuer's sales, operations and profits.

Litigation

The Resulting Issuer may become party to litigation from time to time in the ordinary course of business which could adversely affect its business.  Should any litigation in which the Resulting Issuer becomes involved be determined against it, such a decision could adversely affect the Resulting Issuer's ability to continue operating and the market price for the Resulting Issuer's Common Shares and could use significant resources.  Even if the Resulting Issuer is involved in litigation and wins, litigation can redirect significant company resources.

Future Acquisitions

As part of the Resulting Issuer's business strategy, they may attempt to acquire businesses that it believes are a strategic fit with its businesses. The Resulting Issuer may not be able to complete such acquisitions on favourable terms, if at all. Any future acquisitions may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for ongoing development of its businesses. Since the Resulting Issuer may not be able to accurately predict these difficulties and expenditures, these costs may outweigh the value they realize from a future acquisition, and any acquisition the Resulting Issuer completes could be viewed negatively by its customers. Future acquisitions could result in issuances of securities that would dilute shareholders' ownership interest, the incurrence of debt, contingent liabilities, amortization of expenses related to other intangible assets, and the incurrence of large, immediate write-offs.

Catastrophic Events

Events beyond the control of the Resulting Issuer may damage its ability to accept customers' orders, maintain its production and sales or perform its services. In addition, these catastrophic events may negatively affect customers' demand for the Resulting Issuer's products and services. Such events include, but are not limited to, fires, earthquakes, terrorist attacks, outbreak of disease or pandemics and natural disasters. Despite any precautions the Resulting Issuer may take, system interruptions and delays could occur if there is a natural disaster, and such disruptions could harm the Resulting Issuer's ability to run its business and cause lengthy delays which could harm business, results of operations and financial condition of the Resulting Issuer.

The Resulting Issuer's business, operations and financial condition could be materially adversely affected by the COVID-19 pandemic or the outbreak of other epidemics, pandemics or other health crises. Such impacts could include, with respect to its operations, its suppliers' operations and its customers' operations, forced closures, mandated social distancing, isolation and/or quarantines, impacts of declared states of emergency, public health emergency and similar declarations and could include other increased government regulations, a material reduction in demand for the Resulting Issuer's products and services, reduced sales, higher costs for new capital, licencing delays, increased operating expenses, delayed performance of contractual obligations, product shipping delays, and potential supply and staff shortages, all of which would be expected to negatively impact the business, financial condition and results of operations of the Resulting Issuer and its ability to satisfy its obligations.  The risks to the Resulting Issuer of such public health crises also include risks to employee health and safety and a slowdown or temporary suspension of operations in the Resulting Issuer's facilities or a supplier's facilities. Should a customer, employee or visitor in any of the Resulting Issuer's facilities or a supplier's facilities become infected with a serious illness that has the potential to spread rapidly, this could place the Resulting Issuer's customers and workforce at risk.

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LISTING OF SECURITIES OF THE RESULTING ISSUER

The TSXV has conditionally accepted the Transaction subject to Partner Jet fulfilling all of the requirements of the TSXV.

INTERESTS OF INSIDERS

Except as disclosed in this Circular, including under "Information Concerning the Resulting Issuer - Estimated Available Funds and Principal Purposes", no Insider or promoter of Partner Jet or Volatus and no Associate or Affiliate of the same, has any interest in the Transaction other than that which arises from their holding of Partner Jet Shares or Volatus Shares, as applicable.

OTHER MATERIAL FACTS

Neither Partner Jet nor Volatus is aware of any other material facts relating to Partner Jet, Volatus or the Resulting Issuer or to the Amalgamation that are not disclosed under the preceding items and are necessary in order for the Circular to contain full, true and plain disclosure of all material facts relating to Partner Jet, Volatus and the Resulting Issuer, assuming the completion of the Amalgamation, other than those set forth herein.

EXPERTS

S&W LLP, Chartered Professional Accountants, prepared the auditor's reports for the audited annual financial statements of Partner Jet for years ended November 30, 2020 and November 30, 2019, which are attached as Schedule "5", as well as the auditor's report for the audited annual financial statements of the Volatus for the years ended December 31, 2020 and December 31, 2019, which are attached as Schedule "6" hereto. S&W LLP, Chartered Professional Accountants, Partner Jet's and Volatus' auditor, is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.

To the knowledge of Partner Jet and Volatus, none of the experts above or their respective Associates or Affiliates, beneficially owns, directly or indirectly, any securities of Partner Jet or Volatus, has received or will receive any direct or indirect interests in the property of Partner Jet or Volatus or is expected to be elected, appointed or employed as a director, officer or employee of the Resulting Issuer or any Associate or Affiliate thereof

BOARD APPROVAL

The Partner Jet Board has approved the contents of this Circular. Where information contained in this Circular rests within the knowledge of a Person other than Partner Jet, as applicable, each party has relied upon the information furnished by such other Person.

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CERTIFICATE OF PARTNER JET CORP.

The foregoing document constitutes full, true and plain disclosure of all material facts relating to the securities of Partner Jet Corp. assuming completion of the Transaction.

DATED: November 14, 2021

PARTNER JET CORP.
signed "Luc Masse"	signed "Jingchen Fan"
Luc Masse President & Chief Executive Officer	Jingchen Fan Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS OF PARTNER JET CORP.

signed "Richard Gage"	signed "Samuel Ingram"
Richard Gage Director	Samuel Ingram Director

CERTIFICATE OF VOLATUS AEROSPACE CORP.

The foregoing document as it relates to Volatus Aerospace Corp. constitutes full, true and plain disclosure of all material facts relating to the securities of Volatus Aerospace Corp.

DATED: November 14, 2021

VOLATUS AEROSPACE CORP.

signed "Glen Lynch"	signed "Abhinav Singhvi"
Glen Lynch Chief Executive Officer	Abhinav Singhvi Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS OF VOLATUS AEROSPACE CORP.

signed "Gordon Silverman"	signed "Ian McDougall"
Gordon Silverman Director	Ian McDougall Director

APPENDIX "A" - AMALGAMATION RESOLUTION

SPECIAL RESOLUTION OF PARTNER JET SHAREHOLDERS

"IT IS RESOLVED, AS A SPECIAL RESOLUTION THAT:

1. The amalgamation (the "Amalgamation") between Partner Jet Corp. ("Partner Jet") and Volatus Aerospace Corp. ("Volatus") pursuant to the terms of an amalgamation agreement dated June 30, 2021(the "Amalgamation Agreement"), as more particularly described in Partner Jet information circular dated November 14, 2021, be made effective and all matters relating to the Amalgamation, all as contemplated in the Amalgamation Agreement, be authorized and approved, and the Board of Directors of Partner Jet is authorized to amend or revise the terms and conditions of the Amalgamation in its discretion to the extent permitted by the Amalgamation Agreement without further notice to or approval of the shareholders of Partner Jet;

2. the Amalgamation Agreement, and the execution and delivery of the Amalgamation Agreement is ratified, confirmed and approved and the Board of Directors of Partner Jet are authorized and empowered to amend or revise the Amalgamation Agreement in its discretion to the extent permitted therein without further notice or approval of the shareholders of Partner Jet;

3. notwithstanding that the Amalgamation has received the approval of the shareholders of Partner Jet, the Board may, subject to the terms of the Amalgamation, decide not to proceed with the Amalgamation or revoke this resolution at any time before the Closing Date (as defined in the Amalgamation Agreement) without further notice to or approval of the shareholders of Partner Jet; and

4. any one director or officer of Partner Jet is authorized and empowered, acting for, in the name of and on behalf of Partner Jet, to do all such acts and things and execute, deliver and file, as the case may be, or cause to be delivered and filed all other documents and instruments necessary or desirable to carry out and give effect to the provisions of this resolution."

APPENDIX "B" - PROPOSED TRANSACTION PRICE RESOLUTION

RESOLUTION OF PARTNER JET DISINTERESTED SHAREHOLDERS

"IT IS RESOLVED, AS AN ORDINARY RESOLUTION THAT:

1. capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the management information circular of Partner Jet Inc. (the "Corporation") dated November 14, 2021 (the "Circular");

2. the Proposed Transaction Prices of $0.65 per common share of the Corporation, $0.65 per Subscription Receipt, $0.65 per Volatus Compensation Warrant, $0.65 per Bridge Financing Warrant and $0.75 per Volatus SR Warrant in respect of the Financing to be completed by Volatus, assuming the Exchange Ratio (as defined in the Circular), are hereby ratified, confirmed and approved;

3. any one director or officer of the Corporation be authorized to make all such arrangements, to do all acts and things and to sign and execute all documents and instruments in writing, whether under the corporate seal of the Corporation or otherwise, as may be considered necessary or advisable to give full force and effect to the foregoing, the execution of any such document or the doing of any such other act or thing being conclusive evidence of such determination; and

4. the directors of the Corporation may revoke this resolution before it is acted upon without further approval of the shareholders of the Corporation."

APPENDIX "C" - NEW OPTION PLAN RESOLUTION

RESOLUTION OF PARTNER JET SHAREHOLDERS

"IT IS RESOLVED, AS A SPECIAL RESOLUTION THAT:

1. The New Option Plan (as defined in Corporation's management information circular dated November 14, 2021 (the "Circular") is approved, ratified and confirmed, subject to the approval of the TSX Venture Exchange ("TSXV");

2. the number of common shares issuable pursuant to the New Stock Option Plan be set at 10% of the outstanding Resulting Issuer Common Shares (as defined in the Circular), subject to any limitations imposed by applicable regulations, laws, rules and policies;

3. the Board of Directors of the Resulting Issuer (as defined in the Circular) is authorized on behalf of the Resulting Issuer to make any amendments to the New Option Plan as may be required by applicable regulatory authorities, without requiring further approval of the shareholders of Partner Jet, in order to ensure adoption of the New Option Plan;

4. the Resulting Issuer is authorized to file the New Option Plan with the TSXV for acceptance; and

5. any one or more directors or officers of the Resulting Issuer, for and on behalf of the Resulting Issuer, is authorized and directed, to take all necessary steps and proceedings, and to execute, deliver and file any and all applications, declarations, documents and other instruments and do all such other acts or things that may be necessary or desirable to give effect to the provisions of this resolution."

APPENDIX "D" -RSU PLAN RESOLUTION

RESOLUTION OF PARTNER JET SHAREHOLDERS

"IT IS RESOLVED, AS AN ORDINARY RESOLUTION, THAT:

1. The RSU Plan (as defined in Corporation's management information circular dated November 14, 2021 (the "Circular") is approved, ratified and confirmed, subject to the approval of the TSX Venture Exchange ("TSXV");

2. the Board of Directors of the Resulting Issuer (as defined in the Circular) is authorized on behalf of the Resulting Issuer to make any amendments to the RSU Plan as may be required by applicable regulatory authorities, without requiring further approval of the shareholders of Partner Jet Shareholders, in order to ensure adoption of the RSU Plan;

3. the Resulting Issuer is authorized to file the RSU Plan with the TSXV for acceptance; and

4. any one or more directors or officers of the Resulting Issuer, for and on behalf of the Resulting Issuer, is authorized and directed, to take all necessary steps and proceedings, and to execute, deliver and file any and all applications, declarations, documents and other instruments and do all such other acts or things that may be necessary or desirable to give effect to the provisions of this resolution."

SCHEDULE "1" - FAIRNESS OPINION

See attached.

FAIRNESS OPINION REGARDING THE

PROPOSED AMALGAMATION BETWEEN

PARTNER JET CORP.

AND

VOLATUS AEROSPACE CORP.

DATE: JULY 2, 2021

FAIRNESS OPINION REGARDING THE

PROPOSED AMALGAMATION BETWEEN

PARTNER JET CORP. AND

VOLATUS AEROSPACE CORP.

FAIRNESS OPINION REGARDING THE

PROPOSED AMALGAMATION BETWEEN

PARTNER JET CORP. AND

VOLATUS AEROSPACE CORP.

Table of Contents (Con't)

Kalex Valuations Inc.	T: 416-488-9590
133 Lowther Avenue	F: 416-488-2591
Toronto, ON, M5R 1E4	www.kalexvaluations.com

July 2, 2021

Private and Confidential

Special Committee of the Board of Directors of Partner Jet Corp.
2450 Derry Road East, Suite 9

Mississauga, ON L5S 1B2

Att'n: Sam Ingram, Chair

Dear Mr. Ingram:

Re: Fairness Opinion Regarding the Proposed Amalgamation Between of Partner Jet Corp. and Volatus Aerospace Corporation.

INTRODUCTION

1. We have been advised that pursuant to a non-binding letter of intent ("LOI") dated February 25, 2021, Partner Jet Corp. ("PJET" of the "Company") and Volatus Aerospace Corporation ("Volatus") propose to enter into a business combination (the "Proposed Amalgamation") between PJET and Volatus on June 30, 2021 (the "Effective Date") subject to approval of the shareholders (the "Shareholders' Approval") of PJET and Volatus to form Amalco ("Amalco"). The terms of the Proposed Amalgamation are outlined in the amalgamation agreement1 between PJET and Volatus dated June 30, 2021 (the "Amalgamation Agreement") which will be consummated at a later date subject to the provisions of the Proposed Amalgamation, filings, submissions and approvals from the TSX Venture Exchange ("TSXV").

_______________________________________
1 Source: document named "Amalgamation Agreement - Volatus PartnerJet - Final (1695022.19)".

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2. Prior to completing the Proposed Amalgamation, the Special Committee of the Board of

Directors of PJET ("Special Committee of the Board of Directors") has requested that we, as independent valuators and accountants, provide an opinion concluding whether or not the Proposed Amalgamation is fair, from a financial point of view, to the shareholders of PJET. Accordingly, the Board of Directors requested that Kalex Valuations Inc. provide it with such Fairness Opinion (the "Fairness Opinion").

3. In preparing the Fairness Opinion, we have prepared a comprehensive report of the fair market value of 100% of the equity of PJET as at February 28, 2021 (the "Valuation Date").

The Valuation Date was selected as it coincides with the latest interim financial results of PJET.

4. We have not been engaged or requested to provide an independent valuation of Volatus or Amalco for the purposes of the Fairness Opinion. Instead, we are relying on the $50,000,000 pricing of Amalco that was determined by Echelon Wealth Partners Inc. (the "Lead Agent") in the course of the proposed private placement offering for the shares of Amalco (as discussed later in this report).

5. All figures referenced in this report are in Canadian dollars unless indicated otherwise.

6. The opinions expressed herein are solely the opinions of Kalex Valuations Inc. In preparing the Fairness Opinion, Kalex Valuations Inc. has complied with the standards outlined by the Canadian Institute of Chartered Business Valuators, including Practice Standards No. 510, 520 and 530 and Practice Standards No. 110, 120 and 130 and Appendix A to Standard No. 110.

7. The last date on which we collected information and documentation relating to this engagement was June 30, 2021.

PURPOSE

8. We have been advised that our Fairness Opinion will be used by the Special Committee of the Board of Directors in determining whether to recommend to the PJET Shareholders to vote to accept the Proposed Amalgamation.

9. Kalex Valuations Inc. was formally retained on March 18, 2021 to provide valuation assistance to the Special Committee of the Board of Directors in relation to the valuation of PJET.

10. Subsequently, the Special Committee of the Board of Directors of PJET contacted Kalex Valuations Inc. regarding the potential need for a fairness opinion on May 5, 2021. Kalex Valuations Inc. was formally retained to undertake the Fairness Opinion and an engagement letter was sent on June 22, 2021 and signed on June 29, 2021.

11. Kalex Valuations Inc. understands that the Fairness Opinion (or excerpts thereof) may be included in the materials to be distributed to the shareholders of PJET.

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12. Kalex Valuations Inc. has neither been asked to formally comment upon the value of Volatus nor the fairness of the Proposed Amalgamation to the shareholders of Volatus, nor does the firm have any responsibility to the shareholders or management, or directors of Volatus.

CREDENTIALS OF KALEX VALUATIONS INC.

13. Kalex Valuations Inc. is a firm of professionals with experience in business valuations, litigation support, corporate finance and forensic investigation.

14. Melanie Russell, CPA, CA, CBV, CIM, CFE, CFF, ABV was in charge of this Fairness Opinion. Please see Appendix B for her Curriculum Vitae.

STATEMENT OF INDEPENDENCE AND DISINTERESTEDNESS

15. No member of our firm has any stake, directly or indirectly, in the results of our Fairness Opinion. Our fee for this assignment is based solely on hours spent, and is in no way contingent upon the results of this engagement or the use of this report for the stated purpose. Accordingly, we confirm our independence and objectivity in this matter.

16. Kalex Valuations Inc. has had no role in developing the terms of the Proposed Amalgamation and its entitlement to fees is not in any way contingent upon its conclusions of the Fairness Opinion or the completion of the Proposed Amalgamation. It has not acted as an auditor to PJET, or any of their respective affiliates or associates, and has not entered into any specific arrangements or understandings regarding any future business dealings with such entities.

17. Accordingly, Kalex Valuations Inc. should be considered to be independent of the parties to the Proposed Amalgamation.

DEFINITIONS

Fair Market Value

18. For our purposes, fair market value is defined as the highest price available in an open and unrestricted market between informed, prudent parties acting at arm's length and under no compulsion to act, expressed in terms of money or money's worth, represented by Canadian dollars.

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19. It is important to note that while fair market value anticipates the "highest price", an intrinsic value is generally calculated unless there is evidence available as to the existence of special purchasers who will pay some amount in excess of intrinsic value. Intrinsic values are notional values based upon rates of return required by a potential purchaser, given economic and business conditions existing at the Valuation Date, without consideration of possible synergistic benefits, or economies of scale, that might accrue in differing degrees to arm's length purchasers.

20. We have not exposed PJET, Volatus or Amalco, their assets or any of their equity interests to the market in order to determine whether or not there are any special purchasers who would achieve synergies or economic value-added from acquiring these assets.

En bloc value

21. En bloc value is the value of the ownership interests of a business viewed as a whole.

Tangible asset backing

22. Tangible asset backing is an amount equal to the aggregate value of all tangible and identifiable intangible assets, where the latter have values that can be separately determined, and where the value of both tangible and identifiable intangible assets has been determined under a going concern assumption (i.e., on the basis of 'value in use' as one component of going concern value, as opposed to market value or 'value in exchange' for those same assets sold on a piecemeal basis for alternate use), minus all liabilities.

Redundant assets

23. Redundant assets are assets which are excess to (and which therefore do not influence) the going concern value of the operating assets of a business. These assets can be withdrawn by a vendor before closing of a sale transaction, or by a purchaser after closing, without negatively impacting the value of the entity's business operations.

Enterprise value

24. The enterprise value is the total value of a business including both its structural debt and equity components.

SCOPE OF REVIEW

25. Kalex Valuations Inc. has carried out such review, research and analysis as it considered necessary in preparing the Fairness Opinion. The Engagement Agreement imposed no limitations on the scope of review undertaken by Kalex Valuations Inc.

26. In preparing the Fairness Opinion, Kalex Valuations Inc. has, among other things, reviewed, considered, analyzed and relied upon:

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a) consolidated financial statements of Partner Jet Corp. for the years ended November 30, 2017 to 2020 as audited by S&W LLP Chartered Professional Accountants;

b) unaudited consolidated interim financial statements of Partner Jet Corp. for the three months ended February 28, 2021 as prepared by management of Partner Jet Corp.;

c) corporate income tax returns of Partner Jet Inc. and Partner Jet Corp. for the year ended November 30, 2020;

d) Management's Discussion and Analysis of Partner Jet Corp. for the years ended

November 31, 2017 to 2020;

e) consolidated financial statements of Volatus Aerospace Corporation for the year ended December 31, 2020 as audited by S&W LLP Chartered Professional Accountants;

f) Excel file named "PJET Valuation" as prepared by Volatus management (received April 16, 2021);

g) Excel file named "Valuation_VOL" as prepared by Volatus management (received April 30, 2021);

h) document named "Volatus Cap Table" as prepared by Volatus management (received May 8, 2021);

i) Excel file named "YTD Volatus Group P&L" as prepared by Volatus management (received May 8, 2021);

j) Management's Discussion and Analysis of Volatus Aerospace Corporation for the year ended December 31, 2020;

k) News Release "Partner Jet Corp. Announces Letter of Intent for a Proposed Reverse Takeover Transaction" (dated March 2, 2021);

l) Excel file named "P&L by Class" (undated) pertaining to Partner Jet Corp. as prepared by Volatus management (received March 23, 2021);

m) Excel file named "Luc's Request" as prepared by Volatus management (received April 20, 2021);

n) document named "Letter of Intent" as prepared by Volatus management (dated February 25, 2021);

o) News Release "Partner Jet Corp. and Volatus Aerospace Corp. Announce CAD$7,500,000 Concurrent Brokered Private Placement led by Echelon Wealth Partners" (dated May 25, 2021);

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p) letter authored by Glen Lynch regarding "the key terms of our proposed business combination transaction" (dated May 19, 2021);

q) document named "Drone Services & Technology Based Solutions" as prepared by Volatus management (received May 19, 2021);

r) document named "Summary", prepared by PJET management (received June 22, 2021);

s) document named "Drone Services & Technology Based Solutions" as prepared by Volatus management (dated May 19, 2021);

t) document named "PJT Board of Directors Presentation" as prepared by Volatus management (dated May 25, 2021);

u) document named "210519 Detailed Terms Partner Jet" as prepared by Volatus management (dated May 19, 2021);

v) document named "Volatus - Agency Agreement - (Execution Version)" as prepared by Volatus management (received June 30, 2021);

w) document named "Amalgamation Agreement - Volatus PartnerJet - Final (1695022.19)" as prepared by Volatus management (received June 30, 2021);

x) document named "Volatus - SR Financing Close PR - v1" as prepared by Volatus management (received June 30, 2021);

y) report entitled "CA Industry (NAICS) Report 48819CA Aircraft Maintenance, Repair & Overhaul in Canada" as published by IBISWorld;

z) industry research (transaction data) for SIC code 4522 and 4851 provided by S&P Capital IQ;

aa) "Cost of Capital Navigator" as published by Duff & Phelps, LLC;

bb) information provided by Bank of Canada relating to rates of return in effect around the Valuation Date and the historical Consumer Price Index;

cc) "Tax Facts and Figures - 2020" as published by PricewaterhouseCoopers LLP;

dd) "Econoscope" (Volume 45, Number 2, February 2021) as published by RBC Economics; and,

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ee) representation letter from the Board of Directors (i.e., Sam Ingram) dated and signed on June 28, 2021 indicating that he has read a copy of this report; agrees with the facts outlined therein and all underlying assumptions including operating results of the Company; that all financial information of the Company provided to us is fairly presented and all representations made to us are accurate to the best of his knowledge; and has no information or knowledge of any facts or material information not specifically noted in our report that would reasonably be expected to affect our value conclusions.

27. In addition, we have held discussions with the Board of Directors of PJET, Volatus management, and representatives of Echelon Wealth Partners Inc., who acted as the lead syndicate agent for the proposed private placement of Amalco (as discussed later in this report).

PARTNER JET CORP.

28. PJET, through its subsidiary Partner Jet Inc., provides full-service aircraft management, private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. PJET's revenue is generated through aircraft management contracts, charter and sub-charter activities, and aircraft maintenance contracts.

29. PJET is incorporated under the laws of Ontario and its shares currently trade on the TSX Venture Exchange (PJT:TSX-V). As such, it has access to liquidity and capital that would otherwise not be available to Volatus shareholders.

Services

30. PJET's revenues are derived primarily from three sources:

(a) Aircraft management services, which have historically accounted for approximately 50% of total revenues;

(b) Charter activities, which have historically accounted for approximately 30% of total revenues; and,

(c) Aircraft maintenance services, which have historically accounted for approximately 20% of total revenues.

Historical Financial Results

31. PJET's historical income statements and balance sheets, as reported, have been summarized on Schedules 5 and 6.

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32. From fiscal 2017 to 2020, PJET's sales have declined from approximately $13,900,000 in 2017 to approximately $6,700,000 in fiscal 2020. We understand that this decrease was the result of a decline in demand for aircraft management services and a decline in air travel resulting from the effects of the COVID-19 pandemic.

INDUSTRY OVERVIEW

33. Based on our research, we understand the following to be true regarding the nature of PJET's industry2.

34. PJET operates under the NAICS code 48819 "Aircraft Maintenance, Repair and Overhaul in Canada". This industry services, repairs, overhauls and maintains aircraft, except on a factory basis, while also providing ancillary support services for air transportation operations including inspections and testing, among other activities2.

35. The total revenue in this industry in 2020 in Canada was 6.6 billion2.

36. Industry performance is directly tethered to air traffic patterns, which increases wear and tear on existing aircraft and foments investment into new fleet and aircraft. Since all aircraft require regular maintenance, an increase in the number of flight hours per aircraft facilitates an increase in demand for aircraft maintenance, repair and overhaul ("MRO") services. Prior to the coronavirus outbreak, a slowdown in investment in 2016 dampened growth for two years, as geopolitical tensions delayed activity that would have otherwise driven higher growth. Furthermore, the coronavirus pandemic is expected to disrupt the airline industry in 2020. As a result, IBISWorld projects industry revenue to decrease at an annualized rate of 4.7% to $6.6 billion over the five years to 2020, with an expected 20.5% decline in 2020 alone2.

37. During the five years to 2025, the industry is expected to recover. An increasingly interconnected world catalyzes demand for air transportation in both consumer and business markets. Furthermore, with the world price of crude oil expected to remain low, this may entice the surge of new travellers, as ticket prices will be low, increasing demand from the crucial consumer market. Moreover, rising travellers are expected to bolster air traffic to key locations, which can instigate demand for MRO services at these air transportation hubs. Consequently, IBISWorld projects industry revenue to increase at an annualized rate of 5.7% to $8.7 billion over the five years to 20252.

____________________________________
2 Source: IBISWorld Industry Report for Aircraft Maintenance, Repair and Overhaul in Canada: June 2020

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THE CANADIAN ECONOMY AT THE VALUATION DATE

38. A summary of Canadian economic conditions at, or proximate to, the Valuation Date are summarized in the chart below:

SELECTED ECONOMIC STATISTICS - CANADA
(Period over period annualized percentage change, unless otherwise noted)
	Actual	Forecast
	2020	2021
	Q4	Q1	Q2	Q3	Q4
Consumer spending	0.4	-0.7	6.6	10.3	7.0
Business investment	10.9	15.0	13.5	9.5	6.5
Government spending	1.8	1.5	1.5	1.5	1.5
Exports	7.6	3.0	8.5	9.2	9.0
Imports	9.9	9.8	7.2	9.8	6.0
Consumer Price Index - headline	0.8	0.7	1.7	1.4	1.3
Consumer Price Index - core	1.1	0.7	0.9	1.2	1.2
Labour force - productivity	4.0	0.6	-9.4	-0.3	1.4
Unemployment rate (%)	8.8	9.2	8.2	7.4	6.7
Pre-tax corporate profits	7.0	15.5	41.9	15.2	10.4
Housing starts (thousands)	240	214	208	199	192
Canadian dollar (in U.S. cents)	1.27	1.28	1.28	1.29	1.30
SOURCE: Econoscope, RBC Financial Group, February 2021

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39. We have summarized key Canadian financial markets indicators around the Valuation Dates below3:

March 1, 2021
Government of Canada marketable bond average weighted yields:
1 to 3 years	0.25%
3 to 5 years	0.63%
5 to 10 years	1.15%
More than 10 years	1.69%
Canadian chartered bank prime lending rate:	0.50%
Conventional mortgage lending rates:
3 years	3.49%
5 years	4.79%
Chartered bank guaranteed investment certificate rates:
3 years	0.50%
5 years	0.80%

VOLATUS AEROSPACE CORP.

40. Volatus is one of Canada's largest drone services companies focusing on the commercialization of unmanned technologies throughout the Americas and globally. Volatus offers unmanned aerial vehicle system sales and training; aerial inspection and imaging services; data processing and management, system design engineering, research & development, manufacturing, maintenance, and repair. Volatus provides services to a variety of industries including energy, construction, agricultural, wildlife and forestry, infrastructure and videography and media.

PROPOSED AMALGAMATION

41. Pursuant to the LOI dated February 26, 2021 between PJET and Volatus, PJET and Volatus will enter into the Amalgamation Agreement1 to amalgamate and form Amalco ("Amalco"), which will be called Volatus Aerospace Corp.

42. According to the Amalgamation Agreement1, subject to receipt of all regulatory approvals, the proposed amalgamation between PJET and Volatus will involve the principal steps as follows:

_____________________________
3 These are pre-tax rates of return.

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a) each Volatus common share outstanding immediately prior to the Proposed Amalgamation, including the Volatus common shares issuable on conversion of the Volatus subscription receipts and the Volatus common shares issuable upon conversion of the bridge financing debentures, but excluding Volatus common shares held by holders that have validly exercised their dissent rights in connection with the Shareholders' Approval, shall be exchanged for one fully paid and non-assessable Amalco common share;

b) each Volatus Class A preferred share outstanding immediately prior to the Proposed Amalgamation, but excluding Volatus Class A preferred shares held by holders that have validly exercised their dissent rights in connection with the Shareholders' Approval, shall be exchanged for one fully paid and non-assessable Amalco preferred share;

c) each Partner Jet common share outstanding immediately prior to the Proposed Amalgamation, but excluding Partner Jet common shares held by Volatus and by holders that have validly exercised their dissent rights in connection with the Shareholders' Approval, shall be exchanged for fully paid and non-assessable Amalco common shares at an exchange ratio ("Exchange Ratio") of 2.95454 shares of PJET to 1.0 share of Amalco;

d) each Volatus option that remains outstanding and unexercised, whether or not vested, immediately prior to the Proposed Amalgamation, if any, shall be exchanged for a replacement option to purchase one Amalco common share, on substantially the same terms and conditions as were applicable to such Volatus option immediately prior to the Proposed Amalgamation, including the exercise price, and each such Volatus option shall be cancelled;

e) pursuant to the terms of the Partner Jet Option Plan, each Partner Jet Option that remains outstanding and unexercised, whether or not vested, immediately prior to the Proposed Amalgamation, if any, shall be exchanged for a replacement option to purchase the corresponding number of Amalco common shares based on the Exchange Ratio, on substantially the same terms and conditions as were applicable to such PJET option immediately prior to the Proposed Amalgamation and each such PJET option shall be cancelled. The exercise price for each Amalco share underlying each such replacement option will be equal to the exercise price per PJET common share under the PJET option in effect immediately prior to the Proposed Amalgamation multiplied by the Exchange Ratio;

f) each outstanding Volatus compensation warrant immediately prior to the Proposed Amalgamation shall be exchanged for a replacement compensation warrant entitling the holder thereof to purchase an equal number of Amalco common shares, on substantially the same terms and conditions as were applicable to such Volatus compensation warrant immediately prior to the Proposed Amalgamation under the agreement or certificate evidencing such grant, including the exercise price, and each such Volatus compensation warrant shall be cancelled; and,

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g) each outstanding bridge financing warrant and each Volatus subscription receipt warrant immediately prior to the Proposed Amalgamation shall be exchanged for a replacement warrant entitling the holder thereof to purchase an equal number of Amalco shares, on substantially the same terms and conditions as were applicable to such bridge financing warrant or Volatus subscription receipt warrant, as applicable, immediately prior to the Proposed Amalgamation under the agreement or certificate evidencing such grant, including the exercise price, and each such bridge financing warrant and Volatus subscription receipt warrant shall be cancelled.

43. PJET shareholders will not have a restriction period for holding their equity ownership in Amalco.4

Brokered Private Placement

44. Volatus has engaged a syndicate of agents led by the Lead Agent, and Cormark Securities

Inc. (the "Syndicate Agent"), (collectively, the "Agents"), with respect to a "commercially reasonable efforts" private placement offering of up to 11,538,500 subscription receipts (the "Subscription Receipts") at a price of $0.65 per Subscription Receipt (the "Issue Price") for aggregate gross proceeds of up to approximately $7,500,000 (the "Offering"). The Offering was announced publicly on May 25, 2021.

45. Each Subscription Receipt will be exchanged for one (1) common share of Volatus and one-half (1/2) of one (1) common share purchase warrant.

46. Subsequent to the Offering, the private placement was revised. Upon closing of the Offering, it is expected that 14,051,932 Subscription Receipts will be sold at a price of $0.65 per Subscription Receipt for aggregate gross proceeds of up to approximately $9,200,0005.

47. The Lead Agent did not conduct a valuation of PJET or Volatus.

______________________________
4 National Instrument 45-102.

5 Source: document named "Volatus - SR Financing Close PR - v1"

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AMALCO PRICING ANALYSIS BY THE LEAD AGENT

48. We have been advised that the Lead Agent applied the following approaches in determining the offering price of Amalco, which we have used as a proxy for the value of Volatus at the Valuation Date in our fairness analysis (discussed later in this report).

Public Comparable Approach

49. A market approach to determine the price of Amalco was initially utilized, which is a general way of determining a value of a business (assets or shares) that compares the subject asset to similar businesses, business ownership interests and securities that have been sold. Examples of market approach methods include a guideline company method. Under this method, an estimate is made, using public data, of the price that would be paid for the common shares of a closely-held company, assuming that it was traded in an active market or on an exchange. This is done by analyzing the share prices of reasonably comparable publicly-traded companies that operate in the same industry as the company being valued (i.e., guideline companies), as their share prices most adequately reflect investors' expectations of the return on an investment of similar risk vis-à-vis the subject company.

50. The Lead Agent conducted a comparable public company analysis for industries similar to those in which Volatus operates (i.e., drone-based technology). An enterprise value to 2021 revenue multiple of 4.0x was determined by the Lead Agent to be an average multiple of comparable public companies that operate in similar industries as Volatus.

51. Volatus management provided the Lead Agent five-year financial projections (the "Volatus Projections") of Volatus from December 31, 2021 to 2025. The Volatus Projections contained three different scenarios (best, base and worst). Volatus management has advised us that they believe that the base case scenario is the most likely outcome generating projected 2021 revenues of approximately $17.8 million (pre-amalgamation and including only Volatus revenues). Financial projections beyond fiscal 2021 were not relied upon by the Lead Agent in their analysis.

52. The Lead Agent applied the comparable public company enterprise to revenue multiple of 4.0x to the projected 2021 Volatus revenues of $17.8 million to generate an enterprise value of Amalco of approximately $70.0 million, which we have been advised by the Lead Agent they believed to represent the highest price for Amalco.

53. As Volatus is a private company, the Lead Agent believed a discount should be applied to the price of Amalco to account for several factors including:

a) private company discount for lack of liquidity in the open market;

b) lack of historical and proven financial results;

c) new entrant to the industry; and,

d) business plan risk.

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54. Ultimately, as discussed below, the Lead Agent did not utilize the public company comparable approach to generate a price for Amalco and instead relied upon the open market to determine the pricing of Amalco (discussed in the following section).

Open Market Approach

55. The Lead Agent approached a number of private and institutional investors in the marketplace to generate demand for the private offering of Volatus.

56. Interest in the public market for an equity interest in Amalco deemed the price of 100% of the equity of Amalco to be no higher than $50,000,000. This post-amalgamation indicated an equity value which formed the basis for the Issue Price of $0.65, calculated as follows: $50,000,000 divided by the pre-amalgamation number of outstanding common shares of Volatus of 76,923,333.

57. Volatus management arbitrarily allocated the $50,000,000 pricing of Amalco as follows: $47,942,170 to Volatus and $2,057,830 to PJET. We requested, but were not provided with, the details of the allocation.

58. Volatus will engage in a reverse stock split prior to forming Amalco, pursuant to which each common share of Volatus will be consolidated on a 1.0 to 3.84616667 ratio. As a result, the 76,923,333 common shares outstanding of Volatus will become 20,000,000 common shares of Volatus prior to forming Amalco. Accordingly, the per price of Volatus after the reverse stock split will be $2.50 per share, calculated as the total price of Amalco of $50,000,000 divided by 20,000,000 common shares of Volatus. The $2.50 per share price of Amalco prior to the reverse stock split of 1.0 to 3.84616667 generates a pre-conversion per share price of Amalco of $0.65 per share, which is equal to the Issue Price as part of the Offering.

59. There were 9,078,7746 common shares outstanding of PJET as at February 28, 2021.

60. For the purposes of determining the share Exchange Ratio for the proposed Amalgamation, Volatus management valued PJET at a price of $0.227 per share ("PJET shares"), calculated as Volatus' calculated value of PJET of $2,057,830 divided by 9,078,7746 common shares outstanding of PJET as at February 28, 2021.

________________________________
6 Per note 6 of the interim financial statements of Partner Jet Corp as at February 28, 2021.

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61. As at the Valuation Date, there are 575,000 PJET stock options outstanding at a weighted average exercise price of $0.10125 which is below the price per share of $0.227 PJET shares as calculated by Volatus. If we assume that the 570,000 PJET stock options are converted prior to the Proposed Amalgamation, the calculated price per share of PJET shares per Volatus would be $0.219 per share, calculated as follows7: $2,116,049 divided by 9,653,774 fully diluted shares.

62. Prior to the Proposed Amalgamation, Volatus owns 4,123,760 common shares of PJET. The 5,230,0148 common shares of PJET not already owned by Volatus will be exchanged for shares in Amalco based on the Exchange Ratio of 2.95454 shares of PJET for 1.0 share of Amalco. The ratio was calculated utilizing the Issue Price of $0.65 calculated in the Private Placement divided by the per share value of PJET common shares of $0.22.

63. The 5,230,0148 common shares of PJET not already owned by Volatus will be exchanged for 1,770,164 common shares of Amalco as per the terms of the Proposed Amalgamation.

64. Volatus shares will be exchanged for shares in Amalco based on a ratio of 1.0 share of Volatus for 1.0 share of Amalco as per the terms of the Proposed Amalgamation.

VALUATION OF PARTNER JET

Valuation Methodology - General

65. In valuing a business (shares or assets), there is no single, standard or specific mathematical formula. The particular approach, and the factors to consider, will vary in each case. There are three generally accepted bases that are employed: (a) the assets method, (b) the earnings method, or variations thereof, such as capitalized cash flow or discounted cash flow, and (c) the market or sales comparison approach.

66. The assets method is used to determine the value of shares either where: (a) asset values constitute the prime determinant of corporate worth, depending on the nature of the operations (e.g., a real estate holding company or an investment holding company); or, (b) liquidation is contemplated because the business is not viable as an ongoing operation.

67. Where it is determined that the assets method is appropriate, a company's shares can generally be valued on one of the following bases:

_______________________________
7 Per note 6 of the interim financial statements of Partner Jet Corp as at February 28, 2021, there are 575,000 options outstanding at a weighted average exercise price of $0.10125. If the 575,000 stock options were exercised, it would generate additional proceeds of $58,219 to generate a value of PJET of $2,116,049 calculated as follows: ($58,291 + $2,057,830 = $2,116,049). The number of outstanding common shares of PJET used to determine the value per share of PJET on a dilutive basis is as follows: (9,078,774 common shares + 575,000 options exercised= 9,653,774).

8 Volatus management has calculated the common shares that it does not own of Partner Jet Corp as follows: Total outstanding shares of Partner Jet Corp of 9,078,774 less shares owned by Volatus of 4,123,760, plus 275,000 stock options exercised = 5,230,014 common shares of Partner Jet Corp. There are 575,000 stock options outstanding, however, Volatus management assumes only 275,000 will be converted prior to the proposed amalgamation.

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68. Adjusted book value or adjusted shareholders' equity which is the equity that results when goodwill is eliminated from an unadjusted balance sheet and all other assets are restated to fair market value. Each asset and liability is adjusted to its current or fair market value at the Valuation Date, on a going concern basis (as opposed to realizable liquidation values). An appropriate amount for income taxes arising as a result of the above adjustments may be deducted, depending on the circumstances.

69. Liquidation value which is the net amount of money, if any, available to equity owners following a voluntary, orderly liquidation or a forced sale. Under this scenario, a going concern is not assumed.

70. The values determined under the foregoing approaches may differ significantly. The appropriate application of any of the above approaches depends on the particular facts and circumstances relative to the asset being valued.

71. The earnings method is used where the business (shares or assets) being valued is earning a fair return on its capital employed and the hypothetical purchaser wishes to acquire the future indicated earnings generated by the enterprise. That is, the earnings value of a going- concern is based upon the yield to an investor, at the desired rate of return on his investment, having regard to a number of factors.

72. The earning power of a going concern entity is often greater than the value of the individual assets owned by it. This is because the value of assets can be realized only if the business is liquidated and the process of liquidation may often reduce asset values substantially. The earnings method therefore suggests the continuation of the business operations, and is based upon the purchaser's desire to acquire, or to share in, the earning power or the future profits of the enterprise.

73. In order to determine the value of a business on this basis, the reported earnings, usually for the last three to five years that should generally serve as a guide to the future, are adjusted for:

a) extraordinary and non-recurring items that would otherwise distort the estimate of future profits;

b) non-arm's length expenses that are of an uneconomic nature; and,

c) consistency with the operating conditions expected to prevail in the future.

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74. Where there is a definite trend in the sales patterns and operating results, the normalized or adjusted maintainable earnings are generally weighted (in order to give more emphasis to the most recent years) to arrive at a likely trend of annual, future indicated earnings. In situations of a significantly rising trend or recently changed circumstances, it may be appropriate to consider only the latest figures available immediately prior to the valuation date. These adjusted results are then multiplied by a certain factor (price/earnings multiple, which is the inverse of the rate of return required by the purchaser on his investment in the business) to arrive at a capitalized earnings value, or going-concern value. The fair market realizable value of any assets owned by the enterprise not employed in its day-to-day operations (i.e., excess or redundant assets) is added (net of applicable taxes) to the going- concern value, since these redundant assets can either be removed by the vendor prior to sale, or by the purchaser following the acquisition of the issued shares. The aggregate so arrived at represents the value of the entity as a whole, i.e., corporate worth.

75. If historic operating results are not indicative of the future expected earnings/cash flows of the business, one common earnings method is known as the discounted cash flow method ("DCF"). The DCF method involves forecasting the cash flow stream attributable to a business over an appropriate forecast period and discounting these cash flows to a present value at an appropriate risk adjusted discount rate. The discount rate should reflect the risks attributable to generating the cash flows of the business.

76. The market approach to valuation is a general way of determining a value indication of a business (assets or shares) using one or more methods that compare the subject to similar businesses, business ownership interests and securities that have been sold. Examples of methods applied under this approach include (a) the guideline company/asset method, and

(b) analyses of prior transactions in the ownership of the relevant company.

77. The guideline company method relies upon actual market transactions to provide objective, empirical data for use in business valuation. Under this method, an estimate is made, using public data, of the price that would be paid for the common shares of a closely-held company, assuming that it was traded in an active market or on an exchange. This is done by analyzing the share prices of reasonably comparable publicly-traded companies that operate in the same industry as the company being valued (i.e., guideline companies), as their share prices most adequately reflect investors' expectations of the return on an investment of similar risk vis-à-vis the subject company. Financial and operating data of the guideline companies are also utilized, and are adjusted in order to reflect dissimilarities with respect to accounting policies, minority or controlling interests and marketability. To the extent that the risk of an investment in the relevant company's common shares is different from that of the guideline companies, the valuator will make subjective adjustments to the market ratios of the guideline companies to reflect such differences.

78. In applying the guideline method, public data regarding purchase/sale and similar transactions relating to comparable entities are reviewed, and any inconsistencies between the entity being valued and the entities involved in these transactions are adjusted as appropriate.

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Valuation Method Adopted

79. To arrive at our comprehensive determination of the fair market value of 100% of the equity of PJET, we have reviewed its historical operating results and financial positions to the Valuation Date (Schedules 5 and 6). We have been advised by PJET management that historical financial performance is not reflective of expected future performance due to the effects of the COVID-19 pandemic. As a result, Volatus management prepared financial projections (the "PJET Projections") of PJET for the years ending November 30, 2021 to 2025 (see Schedule 2). The PJET Projections contained three different scenarios (best, base and worst).

80. Volatus management believed the "worst" case scenario is the most likely outcome which will be used as the basis for our valuation analysis, and contained the following key assumptions:

a) Charter revenue would remain flat for the years 2021 to 2023 and increase 2.5% for 2024 and 2025;

b) Aircraft management revenue would decline 75% in 2021, remain flat for 2022 and 2023 and increase 2.5% in 2024 and 2025;

c) Aircraft maintenance revenue would remain flat for the years 2021 to 2023, and increase 2.5% for 2024 and 2025;

d) Charter revenue gross margins would be 9.0% from 2021 to 2025;

e) Aircraft management revenue gross margins would be 14.0% from 2021 to 2025;

f) Aircraft maintenance revenue gross margins would be 2.0% from 2021 to 2025;

g) Operating expenses would be approximately $821,000 in 2021, and increase by 1.5% in 2022 and 2023, and 2.5% in 2024 and 2025.

81. In relation to the Volatus-prepared PJET Projections, we completed the following procedures:

a) Recalculation of the PJET Projections under the three different scenarios (best, base and worst);

b) Analysis and review of the revenue growth rates used to develop the PJET Projections;

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c) Analysis and review of the gross margins used to develop the PJET Projections;

d) Analysis and review of the operating expenses used to develop the PJET Projections; and,

e) Discussions with PJET and Volatus management regarding the reasonability of assumptions used in the PJET Projections.

82. Based on our review, we believe that PJET is appropriately considered to be a going concern entity and should be valued on this basis.

83. Specifically, we have selected the discounted cash flow ("DCF") method to value PJET (Schedule 1) utilizing the "worst case" scenario of the PJET Projections. Based on our review and analysis, we believe that PJET will not realize sufficient earnings in the future to provide an economic/market rate of return on invested capital at the Valuation Date (Schedule 1). Accordingly, we believe that a potential purchaser of the equity of PJET at the Valuation Date would not pay an amount in excess of the fair market value of its net tangible assets

84. Therefore, we have selected an assets-based valuation approach; in particular, the adjusted book value method at the Valuation Date. Under this method, we have revalued the reported book values of PJET's underlying assets and liabilities to their fair market values on a going concern basis.

85. Under the adjusted book value method, we have revalued the book values of PJET's assets and liabilities to their estimated fair market values.

86. We have commenced with the net book value of PJET's shareholder's equity at

February 28, 2021 of $1,958,618 and made the following adjustments (Schedule 4):

a) We have deducted the present value of the lost tax shield of the capital assets that will not be available to a potential purchaser, which arises because a purchaser of shares would not be able to realize the tax benefit of the undepreciated capital cost ("UCC") that is below the fair market value of these assets of approximately $115,000;

b) We added the value of non-capital tax loss carryforwards. The fair market value of the non-capital losses was determined to be approximately $118,000;

c) We have adjusted the value of the right of use asset, as it relates to leased office space which will not be extended beyond September 2022, therefore we have adjusted its fair market value to approximately $75,000;

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d) We have adjusted the net book value of PJET's unearned revenues to reflect the true cost to PJET to service the liability which is lower than the amount of unearned revenue given that unearned revenue would typically include a profit margin. The fair market value of the unearned revenues for PJET was determined to be approximately $284,000;

e) PJET has borrowed $120,000 from the Government of Canada through the Canadian

Emergency Business Account ("CEBA") to provide cash flow relief due to the effects of the COVID-19 pandemic. We have calculated the present value of the CEBA loan and determined that the fair market value to be approximately $74,000;

f) The lease liability pertains to the right of use asset which will no longer be extended beyond September 2022, therefore the lease liability is overstated and current portion and long-term lease liability were adjusted to reflect the fact that the liability will no longer be incurred beyond September 2022. As such, we have determined that the fair market value of the current lease liability and long-term lease liability to be approximately $49,000 and $32,000 respectively;

g) The promissory note does include a portion of accrued interest, therefore we have adjusted the promissory note to reflect the additional accrued interest that will become payable at the end of the term of the promissory note. The fair market value of the promissory note was determined to be approximately $2,232,000.

87. We have been advised that PJET has not received bona fide offers from other parties during the 24 months prior to the LOI.

88. We have been advised that no formal valuations of PJET or Volatus have been made in the last 24 months, to the knowledge of PJET or Volatus.

Valuation Conclusion - PJET

89. Based on the above, and the scope of our review and analysis and our experience, and subject to the restrictions, qualifications and assumptions set out herein (including the attached schedules), we have determined that the fair market value of 100% of the equity of PJET as at the Valuation Date to be approximately $2,022,000 (Schedule 4).

Analysis of the Proposed Amalgamation

90. In considering the fairness of the Proposed Amalgamation to the common shareholders of PJET, we have considered the following factors:

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91. The graph below illustrates the historical trading price and volume for PJET's shares.

a) On February 26, 2021, the share price of PJET was $0.30 and trading volume was 27,2009.

b) As at the close of trading on March 1, 2021, the share price of PJET was $0.40 and trading volume was 155,0009. The trading price of PJET shares increased 33.3% from February 26, 2021 and March 1, 2021 after news of the announcement of the Proposed Amalgamation.

c) Prior to the opening of trading on March 2, 2021, trading of PJET's shares was halted10 due to the pending transaction between PJET and Volatus, and has not resumed trading as of the date of this Fairness Opinion.

d) From the chart above, we note that the market for PJET's shares has been relatively illiquid. Between July 2020 and February 2021, the stock only traded on approximately 12.0% of all trading days. The total volume of shares traded during the 12 months prior to February 28, 2021 was approximately 398,300 shares. From June 30, 2020 to February 28, 2021, the average daily volume was 1,460 with the minimum daily trading volume of 400 shares and the maximum daily trading volume of 155,000.

_________________________________
9 Yahoo Finance.

10 Announced on March 2, 2021 at 9:28 AM EST by IIROC

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92. Please see Appendix A for the details regarding the outstanding common shares of PJET and trading activity of the shares of PJET.

Value of PJET Shares

93. Based on the determination of the fair market value of 100% of the equity of PJET of $2,022,000, the per share value of PJET as at the Valuation Date is $0.2211 (Schedule 4).

94. As at the Valuation Date, PJET had 575,000 stock options with a weighted average exercise price of $0.1012512. Given that these options are in-the-money, the fully diluted per share value of PJET as at the Valuation Date is $0.2213 (Schedule 4).

95. The difference between our concluded per share value of $0.22 as at the Valuation Date and the closing share price of PJET of $0.40 as at March 1, 2021 may be due to several factors including the following:

a) the shares are significantly thinly-traded on the market with an average daily volume of approximately 1,500;

b) the stock price has traded with high volatility ranging from $0.10 to $0.4014; and,

c) the price of $0.40 as at March 1, 2021 may have increased significantly from the previous trading day due to speculation of the upcoming news regarding the Proposed Amalgamation.

96. Our value conclusions did not factor any distinctive material benefit15 that might accrue to a potential purchaser including potential synergies and the accelerated use of PJET's available tax losses.

_____________________________________
11 Calculated as $2,022,000 divided by the number of common shares outstanding of PJET as at the Valuation Date of 9,078,774.

12 Source: note 6 of the interim financial statements of PJET for the three months ended February 28, 2021.

13 Calculated as $2,080,219 divided by the number of common shares of PJET on a fully diluted basis of 9,653,774.

14 Data range from June 15, 2020 to March 2, 2021.

15 OSC Rule 61-501, paragraph 6.5. Distinctive material benefit is defined as, "any material benefit that might accrue to an interested party as a consequence of the transaction, including the earlier use of available tax losses, lower income taxes, reduced costs or increased revenues"

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Comparable Transaction Analysis

97. Based on our review of the trading multiples16 for companies under SIC code 4522 and 458117, we have identified public companies that are somewhat comparable to PJET. These companies were considered comparable based on the following characteristics: providing aviation support services in the United States and Canada including charter operations and aircraft maintenance. The comparable public companies were larger in size than PJET and their revenues ranged from a low of approximately $500 million to $4.0 billion. The multiples derived from this data set generated implied Enterprise Value / EBITDA multiples of 12.0x. Due to the public companies' larger size compared to PJET, we did not rely on the public company market analysis in determining a value for the PJET Shares.

98. We also reviewed public company transactions involving companies that are somewhat comparable to PJET that operating under SIC code 4522 and 4581. However, due to the size of the public company targets which ranged from implied enterprise values of $210 million to $2.7 billion, we chose not to rely on the comparable transaction method in determining the fair price for the PJET Shares.

MAJOR ASSUMPTIONS

99. In preparing our conclusions as outlined herein, we have assumed, in addition to the assumptions noted throughout this Fairness Opinion, that:

a) We have not audited, reviewed or otherwise attempted to verify the financial information provided, or the representations made, to us by management of PJET or Volatus. Instead, we have assumed that such information was fairly presented.

b) We have assumed that the PJET Projections prepared by Volatus management are reasonable and the "worst" case scenario represents the best estimate for future results.

c) We have not been engaged or have conducted a valuation of Volatus. Instead, we have relied upon the $50.0 million pricing of Amalco as established by the Lead Agent.

d) The fair market values of PJET's assets and liabilities at the Valuation Date are equal to their net book values at February 28, 2021 except as noted herein.

e) There were no contracts, agreements, commitments, undisclosed assets or liabilities, or contingent assets or liabilities at the Valuation Date that would

___________________________________________
16 "Capital IQ" market data as compiled by S&P Global Market Intelligence.

17 SIC Code 4522: Air Transportation, non scheduled. SIC Code 4518: Airports, Flying Fields, and Airport Terminal Services

23

otherwise have a bearing on our Fairness Opinion or the value of PJET at the Valuation Date.

f) There are no significant factors that bear on either the fairness of the Proposed Amalgamation or the value of PJET at the Valuation Date that have not been disclosed to us in reaching our opinion herein.

100. In accordance with the Engagement Agreement, Kalex Valuations Inc. has assumed, without verifying independently, the accuracy, completeness and fair presentation of all the financial and other information, data, advice, opinions and representations provided to Kalex Valuations Inc. in connection with the Fairness Opinion. The Fairness Opinion is subject to such completeness, accuracy and fair presentation. In their representations to Kalex Valuations Inc., management of PJET have attested that, among other things:

a) all financial information provided to Kalex Valuations Inc. is fairly presented;

b) the Volatus prepared projections of PJET from November 30, 2021 to 2025 reflect Volatus management's best estimate of future operating results and cash flows of PJET.

c) the terms of the Proposed Amalgamation as outlined in the Amalgamation Agreement will be reflected as such in the final legal documentation without any significant amendments, additions or deletions other than any changes that would not negatively impact shareholders of PJET;

d) there have been no material changes or facts relating to any of the information, data, advice, opinions or representations provided to Kalex Valuations Inc. that have not been disclosed to Kalex Valuations Inc.;

e) no changes have occurred in the facts set out or referred to in any such information subsequent to the date thereof that, in the view of PJET, would reasonably be expected to have a material effect on the conclusions expressed in the Fairness Opinion;

f) they are not aware of any facts not disclosed to Kalex Valuations Inc. that would reasonably be expected to materially affect the Fairness Opinion;

g) they have reviewed a draft of this Fairness Opinion dated June 25, 2021 and agree with all facts and analyses outlined therein; and

h) they believe that all assumptions used in preparing the Fairness Opinion are reasonable.

24

RESTRICTIONS AND LIMITATIONS

101. This Fairness Opinion is prepared solely for the Special Committee of the Board of Directors in their consideration of the Proposed Amalgamation. We understand that our Fairness Opinion is to be included in the Information Circular to be distributed to shareholders of PJET pursuant to the Proposed Amalgamation. Our Fairness Opinion is not intended for general circulation or publication, nor is it to be reproduced or used for any purpose other than as outlined above without our prior written permission in each specific instance. Kalex Valuations Inc. accepts no responsibility or liability for any losses suffered by PJET, Volatus, management or the Special Committee of the Board of Directors of PJET, the shareholders of PJET or Volatus, and/or any other party as a result of:

a) the use, in preparing our comments and analysis, of the annual financial statements of PJET or Volatus or their direct or indirect investments, any unaudited interim financial statements and any financial information (including projections) as compiled, reviewed or audited by a public accountant, or as prepared by management of PJET or Volatus;

b) general circulation, publication, reproduction or use by any other party of its draft or final comments and analysis for any purpose other than that outlined above without our prior written consent in each specific instance.

102. The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of this Fairness Opinion, and on the condition, prospects and intentions of PJET as represented by management of PJET to Kalex Valuations Inc. Actual future conditions and prospects are, by their nature, subject to change and unpredictability.

103. Kalex Valuations Inc. believes that its analyses and comments must be considered as a whole. Selecting portions of our analyses or the factors we considered, without considering all factors and analyses together, could create a misleading view of the approaches underlying the Fairness Opinion.

104. Under the terms of the Engagement Agreement, PJET has undertaken to indemnify Kalex Valuations Inc. against loss, damage or claim of any kind which we may have pursuant to this appointment, save and except as may arise out of our gross negligence or willful misconduct in performing our services hereunder.

105. Kalex Valuations Inc. reserves the right to review all comments and analyses, and, if Kalex Valuations Inc. considers it necessary, to revise its comments and analysis in light of any information which subsequently becomes known to it.

106. This Fairness Opinion does not constitute a recommendation to any shareholder as to whether or not they should vote to approve the Proposed Amalgamation among PJET and Volatus, and should not be relied upon by any shareholder as such a recommendation.

25

107. Kalex Valuations Inc. has not been engaged to consider, and has not considered, any Canadian or other income tax implications of the Proposed Amalgamation to PJET, the shareholders of PJET, or to any other entity. We suggest that the shareholders of PJET consider seeking professional advice to confirm whether or not the terms of the Proposed Amalgamation will result in personal income tax implications.

FAIRNESS OPINION

108. Based upon and subject to the foregoing comments, scope of review and assumptions, we are of the opinion that the share Exchange Ratio proposed under the terms of the Proposed Amalgamation is fair, from a financial point of view, to the common shareholders of PJET.

109. This Fairness Opinion has been prepared for the members of the Board of Directors to assist them in assessing the share Exchange Ratio proposed under the terms of the Proposed Amalgamation, and should not be used for any other purpose, other than as outlined above, without the prior written consent of Kalex Valuations Inc.

****************

Yours very truly,

KALEX VALUATIONS INC.

Melanie E. Russell, CPA, CA, CBV, CIM, CFE, CFF, ABV

26

APPENDIX A - PARTNER JET CORP SHARE HISTORY

1. The common shares issued and outstanding of Partner Jet Corp. as at the Valuation Date are owned as follows:

Shareholders	Quantity	Proportion
Volatus Aerospace Corp.	4,123,760	45%
Michael William Herman	1,815,334	20%
Publicly owned	3,139,680	35%
Total	9,078,774	100%

2. The graphs below detail Partner Jet Corp's historical trading volume and price over the last 12 months.

27

CURRICULUM VITAE OF MELANIE E. RUSSELL, CPA, CA, CBV, CIM, CFE, CFF, ABV

Range of Experience

Since obtaining the CA, CPA designation in 1988, Ms. Russell has gathered experience in a number of areas including business, asset, financial instrument and liability valuations; income valuations/determinations; quantification of economic damages; expropriations; financial/forensic investigations; financial projections and modelling; due diligence; quality of earnings; external auditing; internal auditing; and treasury management.

Ms. Russell has worked in accounting and valuation practice for more than 20 years, and in industry for three years. Ms. Russell has qualified as an expert witness in the Ontario Court of Justice, the Ontario Superior Court, the Federal Court of Canada, the Chartered Professional Accountants of Ontario ("CPAO", formerly Institute of Chartered Accountants of Ontario)'s Discipline Committee (which determines whether members should be charged with offences as brought by the CPAO's Professional Conduct Committee) and the Investment Dealers' Association. She has qualified as an expert in the areas of business/asset valuation, quantification of damages, income determination and forensic accounting. She has also acted as an accounting expert in arbitration, mediation, mediation/arbitration and other alternative dispute resolution proceedings (e.g., collaborative practice), and negotiated a number of buy/sell transactions.

Education and Professional Designations

• University of Manitoba, Bachelor of Commerce (Honours), 1985

• Chartered Accountant/Chartered Professional Accountant (CA, CPA) - granted by the Institute of Chartered Accountants of Manitoba and Ontario, 1988

• Chartered Business Valuator (CBV) - granted by the Canadian Institute of Chartered Business Valuators ("CICBV"), 1990 - obtained the second highest mark in Canada

• Certified Investment Manager (CIM) - granted by the Canadian Securities Institute, 1993

• Certified Fraud Examiner (CFE) - granted by the National Association of Certified Fraud Examiners

("ACFE"), 1993

• Trust & Estate Practitioner (TEP) - granted by the Society of Trust & Estate Practitioners ("STEP"),

2000

• Certified in Financial Forensics (CFF) - granted by the American Institute of Certified Public

Accountants ("AICPA"), 2017

• Accredited in Business Valuation (ABV) - granted by the AICPA, 2017

• Completed the Certificate Program in Dispute Resolution & Collaborative Family Practice training

Other

Ms. Russell has been active in accounting, auditing, valuation and finance education since 1987. For example:

• taught at various institutions including York University - Atkinson College and Schulich School of Business, ICAO/CPAO, University of Toronto, Ryerson Polytechnic University, Seneca College,

Humber College, Chartered Professional Accountants Canada ("CPA Canada" - formerly Canadian Institute of Chartered Accountants), School of Accountancy and various CA/CPA preparation courses

28

• presented lectures and seminars in various areas including valuation, income analysis, financial reporting, finance, accounting, auditing/assurance, personal financial planning for various organizations including the Ontario Bar Association, Law Society of Upper Canada, The Advocates'

Society, CICA/CPA Canada, the CICBV, ICAO/CPAO, Wolters Kluwer, Department of Justice, various district CA/CPA associations, ESOP Canada, Estate Planning Council of Toronto ("EPCT"), Innovation Guelph, Junior Trust and Estate Practitioners Group, Toronto Entrepreneurs' Conference,

M&A Club, Junior Achievement, Federated Press, Peel Law Association and various law firms, accounting firms and industry groups

• involved in reviewing and revising university and high school textbooks and supplements, and writing various professional material (courses, publications and articles) in the areas of valuation, litigation dispute, accounting, auditing/assurance, finance and treasury management; published articles in "Money and Family Law", "Lawyers' Weekly", CDFA Magazine, the Financial Post and other publications; co-authored the 2005 and 2006 update of the CICBV's casebook; authored valuation and auditing courses for the Interprovincial CPA/CA Institutes, Wolters Kluwer and other organizations

• former member of the Editorial Review Board for Carswell publication "Guide to Review and Compilation Engagements" & ICAO/CPA Canada's publication "Finance & Accounting PolicyPro"

• marked, authored and co-ordinated professional examinations including the CA/CPA Uniform Final

Examination/CFE and the CICBV Membership Qualification Examination ("MQE") for many years.

She teaches a preparation program for CBV students writing the MQE

• former member of various committees of the CICBV - standards subcommittee, research taskforce, workshop committee

• President of the Toronto South CPA Association; former President of the North York Chartered Professional Accountants Association and director of the Etobicoke Chartered Professional Accountants Association; currently, President of GTA Accountants and Finance Network

• former member of the Local Member Engagement task force of CPAO

• Co-Chair of the Toronto M&A Club and Committee Member of the Toronto M&A Gala Awards

• Co-Chair of the Social Committee of the Association of Corporate Growth ("ACG")

• director, and member of the conference planning committee, of the ESOP Association of Canada

• director of the York Collaborative Practice Group

• member: CICA/CPA Canada, ICAO/CPA Ontario, CICBV, National Association of Certified Fraud Examiners, Family Dispute Resolution Institute of Ontario, Estate Planning Council of Toronto, ESOP Canada, Family Dispute Resolution Institute of Ontario (FDRIO), Ontario Expropriation Association, Collaborative Practice Toronto, York Collaborative Practice, International Academy of Collaborative Professionals, M&A Club, ACG, Turnaround Management Association of Canada

• Foundation Board Member of the McMichael Art Gallery

29

Schedule 1	Page:	30

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

DISCOUNTED CASH FLOW ANALYSIS

FOR THE PERIODS ENDING NOVEMBER 30,

				Projected
		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)	(Note 1)
Revenue	(Schedule 2)	$3,158,709	$4,211,612	$4,211,612	$4,316,902	$4,424,824	$4,511,108

EBITDA	(Schedule 2)	$(384,176)	$(524,546)	$(537,041)	$(550,467)	$(564,229)	$(575,231)
Less: Income taxes	(Note 2)	-	-	-	-	-	-
		(384,176)	(524,546)	(537,041)	(550,467)	(564,229)	(575,231)
Less: Working capital utilization	(Note 6)	263,160	(263,226)	-	(26,323)	(26,981)	(21,571)
Less: Sustaining capex (net of tax shield)	(Note 8)	(1,563)	(2,124)	(2,166)	(2,208)	(2,251)	(2,295)
Discretionary after-tax cash flow	(Note 11)	$(122,579)	$(789,896)	$(539,207)	$(578,998)	$(593,461)	$(599,097)

Conclusion:

Based on our review and analysis, we believe that Partner Jet Corp. has not realized and is not expected to realize, sufficient earnings to provide an economic/market rate of return on invested capital. In other words, we believe that a potential purchaser of the equity of Partner Jet Corp. would not pay an amount in excess of the fair market value of net tangible assets. Therefore, we have selected an assets-based valuation approach, in particular the adjusted book value method. Under this method, we have revalued the book values of the Company's underlying assets and liabilities to their fair market values on a going concern basis (see Schedule 4).

See notes on following pages.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 1 (cont'd)	Page:	31

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

DISCOUNTED CASH FLOW ANALYSIS

FOR THE PERIODS ENDING NOVEMBER 30,

NOTES TO SCHEDULE 1

(1) Projected income and expenses for the fiscal years ended November 30, 2021 to 2025 were provided by management. We have assumed the level of projected financial results post 2025 to be used as the Terminal Value should be equal to fiscal 2025 results increased for annual rate of 1.95% (Schedule 3, Note 9).

(2) Income taxes are calculated as follows:

		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
Projected EBITDA		$(384,176)	$(524,546)	$(537,041)	$(550,467)	$(564,229)	$(575,231)
Less: CCA on existing assets	(Note 4)	(198,725)	(756,293)	(567,348)	(425,607)	(319,277)	(239,512)
Projected EBITDA subject to cash taxes		(582,901)	(1,280,839)	(1,104,389)	(976,074)	(883,506)	(814,744)
Less: Non-capital loss carry-forwards	(Note 3)	-	-	-	-	-	-

Projected EBITDA subject to cash taxes		$(582,901)	$(1,280,839)	$(1,104,389)	$(976,074)	$(883,506)	$(814,744)

Income taxes @ 12.20%	(Note 10)	$-	$-	$-	$-	$-	$-

(3) Non-capital loss carry-forwards have been estimated as follows:

		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
Non-capital loss carry-forwards, opening	(Note 5)	$125,926	$708,827	$1,989,666	$3,094,055	$4,070,129	$4,953,636
Added in the year		582,901	1,280,839	1,104,389	976,074	883,506	814,744
Less: utilized in the year		-	-	-	-	-	-
Non-capital loss carry-forwards, closing		$708,827	$1,989,666	$3,094,055	$4,070,129	$4,953,636	$5,768,379

(4) CCA on existing assets is calculated as follows:

		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
UCC, opening	(Schedule 4)	$3,225,949	$3,027,224	$2,270,931	$1,703,583	$1,277,976	$958,698
Weighted average CCA rate @ (24.98%)	(Schedule 4)	(198,725)	(756,293)	(567,348)	(425,607)	(319,277)	(239,512)
UCC, closing		$3,027,224	$2,270,931	$1,703,583	$1,277,976	$958,698	$719,186

(5) Source: corporate income tax return of Partner Jet Inc. for the year ended November 30, 2020.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 1 (cont'd)	Page:	32

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

DISCOUNTED CASH FLOW ANALYSIS

FOR THE PERIODS ENDING NOVEMBER 30,

NOTES TO SCHEDULE 1

(6) Working capital adjustment is calculated as follows:

		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
Projected revenue		$3,158,709	$4,211,612	$4,211,612	$4,316,902	$4,424,824	$4,511,108
Opening net working capital	(Schedule 4)	$1,052,837	$789,677	$1,052,903	$1,052,903	$1,079,225	$1,106,206
Closing net working capital (@ 25%)	(Note 7)	789,677	1,052,903	1,052,903	1,079,225	1,106,206	1,127,777
Change in net working capital		$263,160	$(263,226)	$-	$(26,323)	$(26,981)	$(21,571)

(7) We have assumed that the optimal level of net working capital given the Company's existing debt structure. As such, net working capital is approximately 25% of projected revenue which was assumed to be the future level of required net working capital based on existing working capital levels.

(8) Management has estimated that the level of capital expenditures will be minimal based on the Company operating from a work from home model. Therefore we have estimated that capital expenditures will be approximately $2,500 annually going forward adjusted for inflation.

		2021	2022	2023	2024	2025	Terminal
		(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
Sustaining capex		$1,875	$2,549	$2,598	$2,649	$2,701	$2,753
Tax shield	(Note 9)	(312)	(424)	(433)	(441)	(450)	(458)
Sustaining capex (net of tax shield)		$1,563	$2,124	$2,166	$2,208	$2,251	$2,295
(9) Using the following formula

(investment cost * income tax rate * CCA rate)	X	(1 + rate of return * 1.5)
(rate of return + CCA rate)		(1 + rate of return)

Income tax rate:	26.50%	(Note 10)
CCA rate:	24.98%	(Schedule 4, Note 5)
After-tax rate of return (low-high midpoint):	17.79%	(Schedule 3)

We have assumed that a purchaser would be able to utilize the tax deduction from CCA immediately.

(10) Reflects income taxes enacted for CCPCs operating in Ontario that are subject to the small business deduction around the Valuation Date (source: "Corporate Tax Rates" for 2020 as published by PricewaterhouseCoopers LLP).

(11) We have assumed that all income and expense items are recurring and representative of market amounts, unless adjusted.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 2	Page:	33

PARTNER JET CORP.

PROJECTED INCOME STATEMENTS

FOR THE PERIODS ENDING NOVEMBER 30,

	2021	2021	2022	2023	2024	2025
	(12 mos)	(9 mos)	(12 mos)	(12 mos)	(12 mos)	(12 mos)
	(Note 1)	(Note 2)	(Note 1)	(Note 1)	(Note 1)	(Note 1)

Revenues	$4,211,612	$3,158,709	$4,211,612	$4,211,612	$4,316,902	$4,424,824

Cost of goods sold	3,903,114	2,927,336	3,903,114	3,903,114	4,000,692	4,100,709

Gross profit	308,497	231,373	308,497	308,497	316,210	324,115

SG&A	820,732	615,549	833,043	845,539	866,677	888,344

EBITDA	$(512,235)	$(384,176)	$(524,546)	$(537,041)	$(550,467)	$(564,229)

Notes:

(1) Source: excel entitled "PJET Valuation". The excel model contains three different scenarios. The above projections assume the "worst case" scenario. Per Volatus management, the "worst case" scenario was the most realistic (received from Volatus Management on April 16, 2021).

(2) Extrapolated on a straight-line basis using 2021 annual figures.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 3	Page:	34

PARTNER JET CORP.

WEIGHTED AVERAGE COST OF CAPITAL (WACC) ANALYSIS

AS AT FEBRUARY 28, 2021

		Range of Fair Market Values
		High	Low
Long-term bond yield	(Note 1)	1.97%	1.97%
Size premium	(Note 2)	8.76%	8.76%
		10.73%	10.73%
Equity risk premium	(Note 3)	7.55%	7.55%
Equity/industry specific premium	(Note 4)	10.26%	10.87%
Company specific premium	(Note 5)	6.00%	8.00%
Cost of equity		26.99%	29.60%
Weight of equity	(Note 6)	58.00%	58.00%

Cost of long-term/structural debt	(Note 7)	4.45%	4.45%
Income tax rate	(Note 8)	26.50%	26.50%
Weight of long-term debt	(Note 6)	42.00%	42.00%

WACC - discount rate		17.03%	18.54%

Long-term growth	(Note 9)	2.00%	1.90%

Multiple		6.7	6.0

WACC - capitalization rate (i.e., growth-adjusted)		15.03%	16.64%

See notes on following pages.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 3 (cont'd)	Page:	35

PARTNER JET CORP.

WEIGHTED AVERAGE COST OF CAPITAL (WACC) ANALYSIS

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 3

(1) Represents the benchmark yield on long-term Government of Canada bond as at February 28, 2021 March 31, 2021 (source: Bank of Canada).

(2) Calculated using the average size premium between 1) the CRSP Deciles Size Study 'CAPM + Size Premium' and 2) the Risk Premium Report Study 'Build-up 2' as set out in the Duff & Phelps Cost of Capital Navigator. The size premium based on the CRSP Deciles Size Study for decile 10z is 11.29%, which includes companies with a market capitalization in the range of $2.19 million to $46.89 million USD (around the Valuation Date Partner Jet Corp.'s market capitalization was $2,888,000 USD). The size premium based on the Risk Premium Report Study is 6.23% which is based on revenues of $6,922,000 USD (i.e., average projected revenues of PartnerJet Corp. during 2021 to 2023 converted using the CAD/USD exchange rate at the Valuation Date.

(3) The long-term historical equity risk premium as set out in the Duff & Phelps Cost of Capital Navigator. We have added back the spot risk-free rate at the Valuation Date as set out in the Duff & Phelps Cost of Capital Navigator, which is implicit in the long-term historical equity risk premium and deducted the long-term bond yield detailed in Note 1.

(4) Calculated using the industry beta for GICS code 203020 ("Airlines") as set out in the Duff & Phelps Cost of Capital Navigator on the low-end of the range and the industry beta for public companies operating globally in similar industries as PartnerJet Corp as calculated by Capital IQ.

(5) Selected based on our understanding of the nature of the Company's business.

Positive factors:

+ Experienced management.

Negative factors:

- Small player in a large, fragmented market.

- Limited service offering compared to main competitors.

- Difficulty retaining clients.

- Historic decrease in working capital.

- Low brand recognition.

- Declining business operations.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 3 (cont'd)	Page:	36

PARTNER JET CORP.

WEIGHTED AVERAGE COST OF CAPITAL (WACC) ANALYSIS

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 3

(6) Estimated using the optimal capital structure for SIC code 45 ("Transportation by Air") as set out in the "The U.S. Industry Benchmarking Module" (including data through December 2019) as published by Duff & Phelps, LLC.

(7) We have estimated the Company's cost of borrowing on structural debt in the range of Prime at March 31, 2021 + 2.0% given the Company's current financial condition (source for Prime Rate: information provided by Bank of Canada).

(8) Reflects corporate income tax rates enacted around the Valuation Date for companies located in Ontario (source: "Tax Facts and Figures" for 2020 as published by Pricewaterhousecoopers).

(9) Reflects long-run real economic growth expectations prevailing around the Valuation Date. Source: RBC Econoscope Volume 45, Number 2, February 2021.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4	Page:	37

PARTNER JET CORP.
ESTIMATED FAIR MARKET VALUE
ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING
AS AT FEBRUARY 28, 2021

	Book Value	FMV Adjustments		Adjusted Book Value
	(Schedule 6)
Current assets
Cash & cash equivalents	$1,443,630	$-		$1,443,630
Trade & other receivables	231,158	-		231,158
Income taxes receivable	261,378	-		261,378
Prepaid expenses	39,004	-		39,004
	1,975,170	-		1,975,170

Property, plant & equipment, net
Computer equipment	1,942	-		1,942
Equipment & furniture	10,898	-		10,898
Aircraft	3,676,693	-		3,676,693
Less: PV of lost tax shield	-	(114,903)	(N1)	(114,903)
	3,689,533	(114,903)		3,574,630

Value of non-capital loss carryforwards	-	117,683	(N16)	117,683

Right of use asset	160,859	(86,275)	(N10)	74,584

	$5,825,562	$(83,495)		$5,742,067

Continued on following page.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	38

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING

AS AT FEBRUARY 28, 2021

	Book Value	FMV Adjustments		Adjusted Book Value
	(Schedule 6)
Current liabilities
Trade payables & accrued liabilities	$922,333	$-		$922,333
Unearned revenue	315,490	(31,144)	(N11)	284,346
Current portion of lease liability	41,759	7,685	(N12)	49,444
Current portion of promissory note payable	126,085	-		126,085
	1,405,667	(23,459)		1,382,208
CEBA loan	120,000	(46,154)	(N15)	73,846
Lease liability	131,799	(100,276)	(N12)	31,523
Promissory note payable	2,209,478	23,000	(N13)	2,232,478
	3,866,944	(146,889)		3,720,055
Shareholders' equity
Share capital	1,102,694	-		1,102,694
Contributed surplus	164,314	-		164,314
Retained earnings	691,610	63,394		755,004
	1,958,618	63,394		2,022,012

	$5,825,562	$(83,495)		$5,742,067

Working capital	$1,052,837			$1,052,837

Working capital ratio	2.1			2.1

Continued on following page.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	39

PARTNER JET CORP.
ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING
AS AT FEBRUARY 28, 2021

Conclusion:

Estimated Fair Market Value of 100% of the equity of Partner Jet Corp. as at February 28, 2021 (rounded)	A	$2,022,000

The Common share capital structure as at the Valuation Date is as follows:
Volatus Aerospace Corp.		4,123,760
Michael William Herman		1,815,334
Publicly owned		3,139,680
Total common shares outstanding as at February 28, 2021	B	9,078,774

Price per share (excluding stock options)	= A / B	$0.22

Impact of Option Dilution:

Estimated Fair Market Value of 100% of the equity of Partner Jet Corp. as at February 28, 2021 (rounded)		$2,022,000
Number of options as at February 28, 2021	575,000
Number of options in the money @ exercise price of $0.10125	0.10125
Proceeds from the 575,00 options exercised		58,219
Calculated fair market value (including proceeds from options)	A	$2,080,219

Total common shares outstanding as at February 28, 2021	(above)	9,078,774
Number of options in the money @ exercise price of $0.10125		575,000
Total common shares outstanding (including options exercised)	B	9,653,774

Price per share (including exercisable stock options)	= A / B	$0.22

See notes on following pages.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	40

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 4

(1) We have calculated the present value of the lost tax shield on the capital assets as follows:

Tax shield on fair market value	(Note 2)	$614,403
Less: Tax shield on existing UCC	(Note 5)	(499,500)
Tax shield not available to a purchaser of shares		$114,903

(2) Tax shield on the fair market value of the capital assets is calculated as follows:

FMV	PV of Tax Shield
Feb 28, 2021	Low	High	Midpoint
(Note 14)	(Note 3)	(Note 3)
$3,689,533	$605,091	$623,715	$614,403

(3) Using the following formula and inputs:

(UCC * income tax rate * CCA rate)		X	(1+ (rate of return * 1.5))
(rate of return + CCA rate)			(1 + rate of return)
Income tax rate:	26.50%	(Note 8)
CCA rate	24.98%	(Note 5)
After-tax rate of return (low):	17.03%	(Schedule 3)
After-tax rate of return (high):	18.54%	(Schedule 3)

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	41

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 4

(4) Tax shield on existing UCC/tax basis for the capital assets is calculated as follows:

	Decl. Bal.	UCC,	PV of Tax Shield
Class	CCA Rate	Feb 28, 2021	Low	High	Midpoint
		(Note 5)	(Note 9)	(Note 9)
8	20%	$12,200	$1,678	$1,746	$1,712
10	30%	1,207	198	204	201
45	45%	14	3	3	3
50	55%	1	-	-	-
9	25%	3,212,527	488,785	506,383	497,584
		$3,225,949	$490,663	$508,336	$499,500

(5) UCC/tax basis for the capital assets is calculated as follows:

	Decl. Bal.	UCC,	Net Add'ns to	CCA to	UCC,
Class	CCA Rate	Nov 30, 2020	Feb 28, 2021	Feb 28, 2021	Feb 28, 2021
			(Note 7)
8	20%	$12,833	$-	$633	$12,200
10	30%	1,303	-	96	1,207
45	45%	16	-	2	14
50	55%	1	-	0	1
9	25%	3,423,569	-	211,042	3,212,527
		$3,437,722	$-	$211,773	$3,225,949

			Weighted average CCA rate:		24.98%

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	42

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 4

(6) Source: corporate income tax return of Partner Jet Inc. for the year ended November 30, 2020. Per Luc Masse, Partner Jet Corp. is the holding company and does not contain any capital assets. Partner Jet Inc. is the operating company which holds the capital assets of the business.

(7) Per management, the Company did not invest in any further capital assets in 2020 or 2021.

(8) Reflects income taxes enacted around the Valuation Date (source: "Tax Facts and Figures Canada 2020" as published by PricewaterhouseCoopers).

(9) Using the following formula and inputs:

existing tax shield = (UCC × income tax rate × CCA rate)
(rate of return + CCA rate)

Income tax rate:	26.50%	(Note 8)
After-tax rate of return (low):	17.03%	(Schedule 3)
After-tax rate of return (high):	18.54%	(Schedule 3)

We have assumed that a purchaser would be able to utilize the tax deduction from CCA immediately.

(10) Right of use asset pertains to the right to use leased office space which expires on September 23, 2022 with a renewal option of an additional two year period. As the Company has shifted to a work from home model and will not be exercising the renewal option, we have written down the fair market value of the right to use asset for its use to expire in September 2022.

(11) Unearned revenue is related to deposits for future managed flight services and chartered flights (pre bookings). It is our understanding the majority of unearned revenue becomes earned (services become rendered) within a one to two month time frame. We have applied the gross margins associated with the unearned revenue and calculated the after tax income associated with these services. Calculated as follows based on e-mail from Luc Masse dated April 20, 2021:

	Unearned	Direct Profit	Direct
	Revenue	Margin	Profit
Powerone	$36,682	10.0%	$3,668
Nevada Capital	7,560	10.0%	756
Dream Unlimited	185,743	13.0%	24,147
Frank Moneau	14,476	5.0%	724
IWZ fit	42,050	14.0%	5,887
IWZ fit	28,979	1.0%	290
	$315,490		$35,472
Less: Income taxes at 12.2%		(Note 8)	(4,328)
Unearned revenues after tax			$31,144

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 4 (cont'd)	Page:	43

PARTNER JET CORP.

ESTIMATED FAIR MARKET VALUE

ADJUSTED BOOK VALUE AND TANGIBLE ASSET BACKING

AS AT FEBRUARY 28, 2021

NOTES TO SCHEDULE 4

(12) The lease liability pertains to the right of use asset and associated leased office space. The office lease expires September 23, 2022 with a renewal option of an additional two year period. As the Company has adopted to a work from home model, we have assumed that the two year option period will not be exercised and the lease obligations will terminate on September 2022. Therefore, the fair market value of the lease liability and associated lease payments were adjusted to reflect the revised payment schedule and terms to conclude in September 2022.

(13) The promissory note has waived interest payments for approximately 5 months, which will be deferred and payable when the liability becomes due at December 1, 2025, as such, the promissory note is understated by accrued waived interest. Accordingly, we have included the accrued interest and adjusted the fair market value of the promissory note as follows:

Accrued waived interest (5 months)			$49,740
Discount period (years)	(Note 13.1)		4.76
Discount factor	(Note 13.2)	17.79%	0.46
Discounted value of waived interest free payments			$22,823

Total discounted value of waived interest free payments (rounded)			$23,000

(13.1)  The waived interest on the promissory note will become payable at December 1, 2025 when the promissory note becomes due.
(13.2)  We have used the mid-period discount factor using the WACC midpoint (Schedule 3).

(14) We have assumed that the fair market value of all assets and liabilities at February 28, 2021 are equal to their net book values at that date, unless otherwise adjusted.

(15) We have assumed that only $80,000 of Canada Emergency Business Account (CEBA) will be repaid by December 31, 2022. We have discounted the CEBA amount to reflect that it is non-interest bearing until December 31, 2022. In addition, we have deducted the fair value of the CEBA from enterprise value (see Schedule 2).

(16) The value of non-capital losses was calculated as follows:

2020 opening non-capital loss carry-forwards	(Schedule 1, Note 5)		$125,926
2021 fiscal non-capital losses for 9 months	(Schedule 1, Note 2)	$582,901
2021 non-capital loss (3 months)		0.33	194,300
Total non-capital loss carryforwards			$320,226
Income tax rate:	(Note 8)	26.50%	(84,860)
Value of non-capital loss tax carryforwards			$235,366
Discounted at 50%	(Note 16.1)		50%
Value of on-capital loss tax carryforwards.			$117,683

(16.1) The non-capital tax losses were discounted at 50% to account for the uncertainty of use and timing etc.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 5	Page:	44

PARTNER JET CORP.

STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS
FOR THE PERIODS ENDED

	Feb. 28,		Nov. 30,
	2021		2020
	(Note 1)		(Note 2)
	(3 mos)		(12 mos)
Revenue
Aircraft management	$402,981	18.5%	$3,222,186	47.9%
Charter activities	1,662,889	76.3%	1,924,730	28.6%
Maintenance	112,978	5.2%	1,583,214	23.5%
	2,178,848	100.0%	6,730,130	100.0%
Cost of sales
Charter activities	1,475,524	67.7%	2,454,730	36.5%
Aircraft operating costs	280,046	12.9%	2,742,365	40.7%
Maintenance	110,061	5.1%	1,536,476	22.8%
	1,865,631	85.6%	6,733,571	100.1%
Gross profit (loss)	313,217	14.4%	(3,441)	-0.1%
Expenses
Amortization expense on PPE	95,114	4.4%	145,341	2.2%
Amortization expense on right of use asset	11,283	0.5%	45,132	0.7%
Interest on lease liability	3,602	0.2%	16,186	0.2%
Foreign exchange loss (gain)	(5,289)	-0.2%	2,522	0.0%
General & administrative	306,195	14.1%	1,160,111	17.2%
	410,905	18.9%	1,369,292	20.3%
		0.0%		0.0%
Income from operations	(97,688)	-4.5%	(1,372,733)	-20.4%
Other income (expenses)
Canada Emergency Wage Subsidy	30,930	1.4%	373,943	5.6%
Canada Emergency Rent Subsidy	5,354	1.3%	12,457	0.4%
Gain on disposal of property & equipment	-	0.0%	-	0.0%

Income before income taxes	(61,404)	-2.8%	(986,333)	-14.7%
Income taxes (recovery)	-	0.0%	(283,926)	-4.2%

Net income (loss)	(61,404)	-2.8%	(702,407)	-10.4%
Retained earnings, beginning	753,014		1,455,421

Retained earnings, ending	$691,610		$753,014

Notes:

(1) Source: unaudited consolidated interim financial statements of Partner Jet Corp. for the three months ended February 28, 2021 as prepared by management of Partner Jet Corp.

(2) Source: audited consolidated financial statements of Partner Jet Corp. for the years ended November 30, 2017 to 2020 as prepared by S&W LLP Chartered Professional Accountants.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 5 (cont'd)	Page:	45

PARTNER JET CORP.

STATEMENTS OF INCOME (LOSS) & RETAINED EARNINGS

FOR THE PERIODS ENDED

	November 30,
	2019		2018		2017
	(Note 2)		(Note 2)		(Note 2)
	(12 mos)		(12 mos)		(12 mos)
Revenue
Aircraft management	$4,586,876	51.5%	$5,898,154	46.2%	$7,045,450	50.7%
Charter activities	2,276,144	25.5%	3,948,596	30.9%	4,335,900	31.2%
Maintenance	2,047,248	23.0%	2,929,038	22.9%	2,521,464	18.1%
	8,910,268	100.0%	12,775,788	100.0%	13,902,814	100.0%
Cost of sales
Charter activities	2,075,541	23.3%	3,597,454	28.2%	3,977,415	28.6%
Aircraft operating costs	3,905,563	43.8%	5,085,122	39.8%	6,016,803	43.3%
Maintenance	2,016,975	22.6%	2,893,751	22.7%	2,483,126	17.9%
	7,998,079	89.8%	11,576,327	90.6%	12,477,344	89.7%
Gross profit (loss)	912,189	10.2%	1,199,461	9.4%	1,425,470	10.3%
Expenses
Amortization expense on PPE	4,870	0.1%	6,317	0.0%	8,224	0.1%
Amortization expense on right of use asset	-	0.0%	-	0.0%	-	0.0%
Interest on lease liability	-	0.0%	-	0.0%	-	0.0%
Foreign exchange loss (gain)	(139)	0.0%	28,503	0.2%	13,901	0.1%
General & administrative	1,170,300	13.1%	710,730	5.6%	670,295	4.8%
	1,175,031	13.2%	745,550	5.8%	692,420	5.0%

Income from operations	(262,842)	-2.9%	453,911	3.6%	733,050	5.3%
Other income (expenses)
Canada Emergency Wage Subsidy	-	0.0%	-	0.0%	-	0.0%
Canada Emergency Rent Subsidy	-	0.0%	-	0.0%	-	0.0%
Gain on disposal of property & equipment	175,781	2.0%	-	0.0%	-	0.0%

Income before income taxes	(87,061)	-1.0%	453,911	3.6%	733,050	5.3%
Income taxes (recovery)	(21,230)	-0.2%	123,074	1.0%	194,437	1.4%

Net income (loss)	(65,831)	-0.7%	330,837	2.6%	538,613	3.9%
Retained earnings, beginning	1,521,252		1,190,415		651,802

Retained earnings, ending	$1,455,421		$1,521,252		$1,190,415

See notes on previous page.

 TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

Schedule 6	Page:	46

PARTNER JET CORP.

BALANCE SHEETS

AS AT

	Feb. 28,	November 30,
	2021	2020	2019	2018	2017
	(Note 1)	(Note 2)	(Note 2)	(Note 2)	(Note 2)
Current assets
Cash & cash equivalents	$1,443,630	$1,283,035	$1,889,330	$944,671	$1,194,774
Short-term investments	-	-	-	-	19,258
Trade & other receivables	231,158	317,553	1,740,804	2,152,137	3,872,166
Income taxes receivable	261,378	261,378	26,262	-	-
Prepaid expenses	39,004	52,536	192,203	264,963	109,601
	1,975,170	1,914,502	3,848,599	3,361,771	5,195,799
Property, plant & equipment, net
Computer equipment	1,942	2,099	2,999	4,284	6,120
Equipment & furniture	10,898	11,472	-	-	-
Vehicles	-	-	14,339	17,924	22,405
Aircraft	3,676,693	3,771,076	-	-	-
	3,689,533	3,784,647	17,338	22,208	28,525

Right of use asset	160,859	172,142	-	-	-

	$5,825,562	$5,871,291	$3,865,937	$3,383,979	$5,224,324

Current liabilities
Trade payables & accrued liabilities	$922,333	$1,079,973	$771,397	$330,169	$2,391,461
Income taxes payable	-	-	-	12,102	94,187
Unearned revenue	315,490	141,971	401,365	282,702	310,507
Current portion of lease liability	41,759	40,457	-	-	-
Current portion of promissory note payable	126,085	124,522	-	-	-
	1,405,667	1,386,923	1,172,762	624,973	2,796,155
CEBA loan	120,000	80,000	-	-	-
Lease liability	131,799	142,754	-	-	-
Promissory note payable	2,209,478	2,241,592	-	-	-
	3,866,944	3,851,269	1,172,762	624,973	2,796,155
Shareholders' equity
Share capital	1,102,694	1,102,694	1,102,694	1,102,694	1,102,694
Contributed surplus	164,314	164,314	135,060	135,060	135,060
Retained earnings	691,610	753,014	1,455,421	1,521,252	1,190,415
	1,958,618	2,020,022	2,693,175	2,759,006	2,428,169

	$5,825,562	$5,871,291	$3,865,937	$3,383,979	$5,224,324

Working capital ratio	1.4	1.4	3.3	5.4	1.9

Notes:

(1) Source: unaudited consolidated interim financial statements of Partner Jet Corp. for the three months ended February 28, 2021 as prepared by management of Partner Jet Corp.

(2) Source: audited consolidated financial statements of Partner Jet Corp. for the years ended November 30, 2017 to 2020 as prepared by S&W LLP Chartered Professional Accountants.

TO BE READ IN CONJUNCTION WITH OUR REPORT DATED JULY 2, 2021

SCHEDULE "2" - AMALGAMATION AGREEMENT

See attached.

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT made as of June 30, 2021.

BETWEEN:

Partner Jet Corp., a body corporate incorporated under the laws of the Province of Ontario (hereinafter called "Partner Jet")

- and -

Volatus Aerospace Corp., a body corporate incorporated under the laws of Canada (hereinafter called "Volatus")

WHEREAS Volatus and Partner Jet wish to complete a business combination;

AND WHEREAS Volatus and Partner Jet have agreed to structure the business combination by way of an amalgamation in accordance with the provisions of the Business Corporations Act (Ontario);

AND WHEREAS the parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the proposed amalgamation;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the above premises and of the covenants, agreements, representations and warranties hereinafter contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms shall have the meanings hereinafter set forth:

"Agreement", "this Agreement", "herein", "hereby", "hereof", "hereunder" and similar expressions mean or refer to this agreement and any amendments hereto.

"Amalco" means the amalgamated corporation to be constituted upon completion of the Amalgamation, to be named "Volatus Aerospace Corp.".

"Amalco Common Shares" means the common shares in the capital of Amalco.

"Amalco Option Plan" means the stock option plan to be adopted in connection with the Amalgamation to replace and supercede the Partner Jet Option Plan and Volatus Option Plan and provide for the grant of options by Amalco going forward.

"Amalco Preferred Shares" means the preferred shares in the capital of Amalco, having terms identical to the Volatus Class A Preferred Shares.

"Amalco RSU Plan" means the Restricted Share Unit Plan to be adopted in connection with the Amalgamation to provide for the grant of restricted share units by Amalco going forward.

"Amalgamation" means the amalgamation of Volatus and Partner Jet pursuant to Section 174 of the OBCA provided for herein to form Amalco to be effective at the Effective Time.

"Articles of Amalgamation" means the Articles of Amalgamation with respect to the Amalgamation.

"Assessment" has the meaning ascribed thereto in Subsection 3.2(h).

"Assets and Properties" with respect to any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, tangible or intangible, choate or inchoate, absolute, accrued, contingent, fixed or otherwise, and, in each case, wherever situated), including the goodwill related thereto, operated, owned or leased by or in the possession of such Person.

"associate" and "affiliate" have the respective meanings ascribed thereto in the Securities Act (Ontario).

"Auditors" means such firm of chartered accountants as a company may from time to time appoint as auditors of such company.

"Bridge Financing" the convertible debenture financing completed by Volatus between April and May of 2021 through the issuance of the Bridge Financing Debentures and Bridge Financing Warrants.

"Bridge Financing Debentures" means the convertible debentures issued by Volatus in connection with the Bridge Financing, which debentures will be convertible into Volatus Common Shares immediately prior the Amalgamation.

"Bridge Financing Warrants" means the Volatus Common Share purchase warrants issued to subscribers in connection with the Bridge Financing.

"Business Day" means any day other than a Saturday or Sunday or a day when banks in the City of Toronto, Ontario are not generally open for business.

"CBCA" means the Canada Business Corporations Act, as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

"CDS" means CDS Clearing and Depository Services Inc.

"Certificate of Amalgamation" means the certificate of amalgamation for the Amalgamation issued pursuant to Section 178 of the OBCA.

"Circular" means the management information circular and any other disclosure document, prepared by Partner Jet in accordance with applicable Securities Laws in connection with the Amalgamation contemplated herein.

"Closing" means the completion of the Amalgamation.

"Closing Date" means the date of the Closing, which shall be within five (5) Business Days following the later of the satisfaction or waiver of all conditions precedent to the Amalgamation or such other date as Volatus and Partner Jet may collectively agree, acting reasonably, and in any event not later than the Termination Date.

"Confidential Information" means any information concerning a party to this Agreement (the "Disclosing Party") or its business, properties and assets made available to another party or its representatives (the "Receiving Party"); provided that it does not include information which (i) is generally available to or known by the public other than as a result of improper disclosure by the Receiving Party, or (ii) is obtained by the Receiving Party from a source other than the Disclosing Party, provided that (to the reasonable knowledge of the Receiving Party) such source was not bound by a duty of confidentiality to the Disclosing Party or another party with respect to such information.

"Continuance" means the continuance of Volatus pursuant to Section 180 of the OBCA and 188 of the CBCA with the effect that it shall become a corporation incorporated pursuant to the OBCA.

"Contract" means all agreements, contracts or commitments of any nature, written or oral, including, for greater certainty and without limitation, leases, purchase agreements, manufacturing, supply and distribution agreements, loan documents and security documents.

"Debt Instrument" means any note, loan, bond, debenture, indenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money;

"Disclosing Party" has the meaning ascribed thereto in the definition of "Confidential Information".

"Effective Date" means the effective date of the Amalgamation, which shall be the date of the Certificate of Amalgamation.

"Effective Time" means the effective time of the Amalgamation on the Effective Date, being the time of filing the Articles of Amalgamation, or such other time specified in the Articles of Amalgamation.

"Encumbrance" means any charge, mortgage, hypothecation, lien, pledge, claim, restriction, security interest or other encumbrance whether created or arising by agreement, statute or otherwise pursuant to any applicable law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the laws applicable to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the Province of Ontario.

"Environmental Laws" has the meaning ascribed thereto in Section 4.1(hh).

"Environmental Permits" has the meaning ascribed thereto in Section 4.1(ii).

"Exchange Rate" shall be the rate of exchange of Partner Jet Common Shares for Amalco Common Shares in connection with the Amalgamation, being one Amalco Common Shares for each 2.95454 Partner Jet Common Shares.

"Governmental Entity" means and includes any domestic or foreign federal, provincial, regional, state, municipal or other government, governmental department, agency, authority or body (whether administrative, legislative, executive or otherwise), court, tribunal, commission or commissioner, bureau, minister or ministry, board or agency, or other regulatory authority, including any securities regulatory authorities.

"Governmental Licenses" has the meaning ascribed thereto in Section 4.1(x).

"Hazardous Substances" means any substance, material or waste that is defined, judicially interpreted or identified in, or regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.

"IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board, as applicable in Canada.

"Indebtedness" of any Person means all obligations of such Person:

(a) for borrowed money;

(b) evidenced by notes, bonds, debentures or similar instruments;

(c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business);

(d) under capital and operating leases;

(e) under "vendor take-back" financing or deferred payments in connection with any acquisition; or

(f) which are guarantees of the obligations described in clauses (a) through (e) above of any other Person if secured by any or all of the Assets and Properties of the guarantor.

"Intellectual Property" means, collectively, all domestic and foreign intellectual property rights which pertain to the business of a party as it is currently conducted and contemplated of whatsoever nature, kind or description including all: (i) patent rights and utility model rights, whether registered or not; (ii) unregistered trade-marks, registered trade-marks, trade names, brand names, trade dress, logos, slogans, certification marks, other trade-mark rights and the goodwill associated with any of the foregoing; (iii) copyright and moral rights, whether registered or not; (iv) industrial designs, whether registered or not; (v) integrated circuit topographies, whether registered or not; (vi) mask works, whether registered or not; (vii) applications, registrations, renewals, continuations, extensions, divisions, reissuances, modifications, developments and extensions of any of the items listed in clauses (i) through (vi) above; (viii) trade secrets and proprietary and confidential information including patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, equipment and parts lists, instructions, manuals, records and procedures; (ix) all intranets, extranets, domain names, website names, URLs, as well as all website design and content; (x) computer programs and other software including any of their versions, updates, upgrades, object and source codes, any improvement and related documentation together with all translations thereof; and (xi) all licenses, sublicenses, agreements and other Contracts and commitments related to any of the foregoing.

"Leased Premises" means the premises which are material to a Person and which a Person occupies as a tenant.

"Material Adverse Change" or "Material Adverse Effect" with respect to Partner Jet or Volatus, or their respective subsidiaries, as the case may be, means any fact, effect, change, event, occurrence, or any development involving a change, that is or is reasonably likely to be materially adverse to the consolidated results of operations, financial condition, assets, properties, capital, liabilities (contingent or otherwise), cash flows, income or business operations of Partner Jet or Volatus, as the case may be, and as a going concern.

"OBCA" means the Business Corporations Act (Ontario), as from time to time amended or re-enacted and includes any regulations heretofore or hereafter made pursuant thereto.

"Partner Jet" means Partner Jet Corp., a body corporate incorporated under the OBCA with its head office located in Mississauga, Ontario.

"Partner Jet Common Shares" means the class A common shares in the capital of Partner Jet, otherwise designated as common shares.

"Partner Jet Disclosure Letter" means a letter signed by Partner Jet and provided by Partner Jet to Volatus Jet as of the date hereof setting forth certain disclosures required herein.

"Partner Jet Employee Plans" has the meaning ascribed thereto in Section 4.1(oo).

"Partner Jet Licensed Intellectual Property" has the meaning ascribed thereto in Section 4.1(ee).

"Partner Jet Material Agreement" means any Contract, commitment, agreement (written or oral), instrument, lease or other document (including option agreements), to which Partner Jet is a party or otherwise bound and which is material to Partner Jet.

"Partner Jet Meeting" means the special meeting of Partner Jet shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the OBCA and the TSXV to consider the Partner Jet Shareholders' Approval and for any other purpose as may be set out in the Circular and agreed to in writing by Volatus.

"Partner Jet Options" means the issued and outstanding options of Partner Jet pursuant to the Partner Jet Stock Option Plan.

"Partner Jet Owned Intellectual Property" has the meaning ascribed thereto in Section 4.1(ee).

"Partner Jet Shareholders' Approval" means the approval of the shareholders of Partner Jet of, among other things, the Amalgamation and this Agreement pursuant to the OBCA and the adoption of the Amalco Option Plan and Amalco RSU Plan by Amalco at Closing.

"Partner Jet Stock Option Plan" means the stock option plan of Partner Jet.

"Person" shall be broadly interpreted and shall include any individual, corporation, partnership, joint venture, association, trust or other legal entity.

"Receiving Party" has the meaning ascribed thereto in the definition of "Confidential Information".

"Replacement Compensation Warrants" means the warrants to purchase Amalco Common Shares that will be outstanding upon completion of the Amalgamation having been issued in exchange for the Volatus Compensation Warrants.

"Replacement Options" means the options to purchase Amalco Common Shares that will be outstanding upon completion of the Amalgamation pursuant to the Amalco Option Plan having been issued in exchange for the Volatus Options and Partner Jet Options.

"Replacement Warrants" means the warrants of Amalco that will be outstanding upon completion of the Amalgamation having been issued in exchange for the Bridge Financing Warrants and Volatus SR Warrants.

"Securities Laws" means all applicable securities laws, the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, multilateral and national instruments, orders, blanket rulings, notices and other regulatory instruments of the securities regulatory authorities in applicable jurisdictions having the force of law, including the rules and published policies of the TSXV.

"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, all as amended from time to time.

"Taxes" means all taxes (including income tax, sales tax, value add tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto.

"Termination Date" means the date that is 120 days after the first closing of the Volatus Private Placement or such other date as the parties may agree upon in writing.

"TSXV" means the TSX Venture Exchange.

"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

"Volatus" means Volatus Aerospace Corp., a body corporate incorporated under the CBCA with its registered office located at 4th Floor, 6500 TransCanada Service Road
Pointe-Claire, QC, H9R 0A5, Canada.

"Volatus' Auditors" means S&W LLP or such other firm of chartered accountants as Volatus may from time to time appoint as Auditors of Volatus.

"Volatus Class A Preferred Shares" means the class A preferred shares in the capital of Volatus.

"Volatus Common Shares" means the common shares in the capital of Volatus.

"Volatus Compensation Warrants" means warrants to purchase Volatus Common Shares issued and to be issued by Volatus to brokers and finders in connection with the Bridge Financing and the Volatus Private Placement.

"Volatus Disclosure Letter" means a letter signed by Volatus and provided by Volatus to Partner Jet as of the date hereof setting forth certain disclosures required herein.

"Volatus Employee Plans" has the meaning ascribed thereto in Section 4.2(nn).

"Volatus Licensed Intellectual Property" has the meaning ascribed thereto in Section 4.2(dd).

"Volatus Material Agreements" means any Contract, commitment, agreement (written or oral), instrument, lease or other document (including option agreements), to which Volatus is a party or otherwise bound and which is material to Volatus.

"Volatus Options" means the issued and outstanding options of Volatus pursuant to the Volatus Stock Option Plan.

"Volatus Owned Intellectual Property" has the meaning ascribed thereto in Section 4.2(dd).

"Volatus Preferred Shares" means the preferred shares, issuable in series in the capital of Volatus.

"Volatus Private Placement" means the proposed private placement of Volatus Subscription Receipts to take place prior to the Closing.

"Volatus Subscription Receipts" means the subscription receipts of Volatus issued under the Volatus Private Placement at a price of $0.65 per Volatus Subscription Receipt, each being automatically converted, without any further action on the part of the holder and without payment of additional consideration, for one Volatus Common Share and one half of one Volatus SR Warrant immediately prior to the Amalgamation upon satisfaction of certain escrow release conditions.

"Volatus Shareholders' Approval" means the approval of the shareholders of Volatus of, among other things, the Amalgamation and this Agreement pursuant to the OBCA and the adoption of the Amalco Option Plan and Amalco RSU Plan by Amalco at Closing.

"Volatus SR Warrant" means a warrant to purchase one Volatus Common Share at an exercise price of $0.75 at any time prior to 24 months from the anniversary of the closing of the Amalgamation.

"Volatus Stock Option Plan" means the stock option plan of Volatus.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and subsections is for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms "this Agreement", "hereof", "herein", and "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or other portion hereof and include any Agreement or instrument supplementary or ancillary hereto.

1.3 Number, etc.

Words importing the singular number shall include the plural and vice versa, words importing the use of any gender shall include all genders and words importing persons shall include firms and corporations and vice versa.

1.4 Date for Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Currency

References to "$" in this Agreement refer to lawful money of Canada.

1.6 Knowledge

Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge of Partner Jet or Volatus, as applicable, it shall be deemed to refer to the actual knowledge of the officers thereof, after having made due inquiry.

1.7 Meanings

Words and phrases defined in the OBCA shall have the same meaning herein as in the OBCA, unless otherwise defined herein or the context otherwise requires.  Unless otherwise specifically indicated or the context otherwise requires "include", "includes" and "including" shall be deemed to be followed by the words "without limitation".

ARTICLE 2
AMALGAMATION

2.1 Amalgamation

On or before the Closing Date, subject to the terms and conditions of this Agreement and receipt of necessary approvals, each of Volatus and Partner Jet shall take all steps required of it to complete the Amalgamation and, without limitation, use all reasonable efforts to obtain the Partner Jet Shareholders' Approval, the Volatus Shareholders' Approval, complete the Continuance and to apply for and obtain all consents, orders or approvals as are necessary or desirable for the implementation of the Amalgamation and Volatus and Partner Jet shall jointly complete and file the Articles of Amalgamation, in the form agreed to between Volatus and Partner Jet, with the registrar pursuant to the OBCA.

2.2 Amalco

(a) Name.  The name of Amalco shall be "Volatus Aerospace Corp."

(b) Registered Office.  The registered office of Amalco shall be 60 Airport Road, Oro Medonte, ON  L0L 2E0 or such other address as Volatus and Partner Jet may determine prior to filing the Articles of Amalgamation.

(c) Authorized Capital.  Amalco shall be authorized to issue an unlimited number of Amalco Common Shares and an unlimited number of Amalco Preferred Shares.

(d) Restrictions on Share Transfer.  The transfer of shares of Amalco shall not be subject to any restrictions.

(e) Number of Directors.  The minimum number of directors of Amalco shall be one and the maximum number of directors of Amalco shall be ten.

(f) First Directors.  The number of directors of Amalco shall be 4. The first directors of Amalco shall hold office from the Effective Date until the first annual meeting of the shareholders of Amalco following the Amalgamation, or until his successor is elected or appointed in accordance with the by-laws of Amalco and the OBCA. The first directors shall manage or supervise the management of the business and affairs of Amalco, subject to the provisions of the OBCA. The first directors of Amalco shall be:

Name
Glen Lynch Ian McDougall Sam Ingram Gordon Silverman

(g) Officers.  The officers of Amalco, until changed or added to by the board of directors of Amalco, shall be as follows:

Office	Name

Glen Lynch	President and Chief Executive Officer

Abhinav Singhvi	Chief Financial Officer

Luc Masse	Executive Vice President and Secretary

Robert Walker	Vice President, Business Development

(h) First Auditors.  The Auditors of Amalco shall be S&W LLP. The Auditors of Amalco shall hold office until the first annual meeting of shareholders of Amalco following the Amalgamation, or until their successor is appointed.

(i) Fiscal Year.  The fiscal year end of Amalco shall be 31 December.

(j) Restrictions on Business.  There shall be no restrictions on the business that Amalco may carry on.

(k) By-laws.  The by-laws of Amalco shall be the current by-laws of Partner Jet.  Prior to the Effective Date, a copy of such by-laws may be examined at the current address of Partner Jet set out in Section 6.1 hereof.

(l) Amalco Equity Incentive Plans.  The Amalco Option Plan and Amalco RSU Plan, in forms acceptable to each of Partner Jet and Volatus, will be adopted by Amalco for use from Closing forward, subject to Partner Jet Shareholder Approval and Volatus Shareholder Approval.

2.3 Effect of Certificate of Amalgamation

At the Effective Time and upon the issuance of the Certificate of Amalgamation:

(a) Volatus and Partner Jet shall be amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

(b) each of Volatus and Partner Jet shall cease to exist as entities separate from Amalco;

(c) Amalco shall possess all the property, rights, privileges and franchises and is subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of Volatus and Partner Jet;

(d) a conviction against, or ruling, order or judgment in favour or against either of Volatus or Partner Jet may be enforced by or against Amalco;

(e) the Articles of Amalgamation shall be deemed to be the articles of incorporation of Amalco and, except for the purposes of subsection 117(1) of the OBCA, the Certificate of Amalgamation shall be deemed to be the certificate of incorporation of Amalco;

(f) Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against Volatus or Partner Jet before the Amalgamation has become effective;

(g) the aggregate stated capital of the Amalco Common Shares shall be an amount equal to the aggregate paid-up capital for purposes of the Income Tax Act (Canada) immediately prior to the Amalgamation of (i) the Partner Jet Common Shares, other than Partner Jet Common Shares held by holders that have validly exercised their dissent rights in connection with the Partner Jet Shareholders' Approval and each Partner Jet Common Share held by Volatus which shall be cancelled in accordance with subsection 2.4(d), and (ii) the Volatus Common Shares that are exchanged, or deemed to be exchanged, for Amalco Common Shares on the Amalgamation, other than Volatus Common Shares held by holders that have validly exercised their dissent rights in connection with the Volatus Shareholders' Approval; and

(h) the aggregate stated capital of the Amalco Preferred Shares shall be an amount equal to the aggregate paid-up capital for purposes of the Income Tax Act (Canada) immediately prior to the Amalgamation of the Volatus Class A Preferred Shares that are exchanged, or deemed to be exchanged, for Amalco Preferred Shares on the Amalgamation, other than Volatus Class A Preferred Shares held by holders that have validly exercised their dissent rights in connection with the Volatus Shareholders' Approval.

2.4 Manner of Exchange of Issued Securities

Upon the terms and subject to the conditions set forth herein, at the time Effective Time and as a result of the Amalgamation,

(a) notwithstanding the terms of any existing class of shares in the capital of Volatus, each Volatus Common Share outstanding immediately prior to the Amalgamation, including the Volatus Common Shares issuable on conversion of the Volatus Subscription Receipts and the Volatus Common Shares issuable upon conversion of the Bridge Financing Debentures, but excluding Volatus Common Shares held by holders that have validly exercised their dissent rights in connection with the Volatus Shareholders' Approval, shall be exchanged for one fully paid and non-assessable Amalco Common Share;

(b) each Volatus Class A Preferred Share outstanding immediately prior to the Amalgamation, but excluding Volatus Class A Preferred Shares held by holders that have validly exercised their dissent rights in connection with the Volatus Shareholders' Approval, shall be exchanged for one fully paid and non-assessable Amalco Preferred Share;

(c) each Partner Jet Common Share outstanding immediately prior to the Amalgamation, but excluding Partner Jet Common Shares held by Volatus and by holders that have validly exercised their dissent rights in connection with the Partner Jet Shareholders' Approval, shall be exchanged for fully paid and non-assessable Amalco Common Shares at the Exchange Rate;

(d) each Partner Jet Common Share held by Volatus immediately prior to the Amalgamation shall be cancelled without any repayment of capital in respect of such Partner Jet Common Shares;

(e) subject to receipt of all required regulatory approvals, each Volatus Option that remains outstanding and unexercised, whether or not vested, immediately prior to the Amalgamation, if any, shall be exchanged for a Replacement Option to purchase one Amalco Common Share, on substantially the same terms and conditions as were applicable to such Volatus Option immediately prior to the Amalgamation, including the exercise price, and each such Volatus Option shall be cancelled;

(f) subject to receipt of all required regulatory approvals, pursuant to the terms of the Partner Jet Option Plan, each Partner Jet Option that remains outstanding and unexercised, whether or not vested, immediately prior to the Amalgamation, if any, shall be exchanged for a Replacement Option to purchase the corresponding number of Amalco Common Shares based on the Exchange Rate, on substantially the same terms and conditions as were applicable to such Partner Jet Option immediately prior to the Amalgamation and each such Partner Jet Option shall be cancelled.  The exercise price for each Amalco Share underlying each such Replacement Option will be equal to the exercise price per Partner Jet Common Share under the Partner Jet Option in effect immediately prior to the Amalgamation multiplied by the Exchange Rate. Notwithstanding the foregoing, if required for purposes of meeting the requirements of paragraph 7(1.4)(c) of the Tax Act, the exercise price of each Replacement Option of any particular holder shall be, and shall be deemed to be, adjusted at the time of the exchange by the amount, and only to the extent, necessary to ensure that the aggregate fair market value of the Amalco Common Shares subject to the Replacement Option immediately after the exchange over the aggregate exercise price for such Amalco Common Shares pursuant to the Replacement Option does not exceed the excess of the aggregate fair market value of  Partner Jet Common Shares subject to the Partner Jet Option immediately before the exchange over the aggregate exercise price for such Partner Jet Common Shares under the Partner Jet Option;

(g) subject to receipt of all required regulatory approvals, each outstanding Volatus Compensation Warrant immediately prior to the Amalgamation shall be exchanged for a Replacement Compensation Warrant entitling the holder thereof to purchase an equal number of Amalco Common Shares, on substantially the same terms and conditions as were applicable to such Volatus Compensation Warrant immediately prior to the Amalgamation under the agreement or certificate evidencing such grant, including the exercise price, and each such Volatus Compensation Warrant shall be cancelled; and

(h) subject to receipt of all required regulatory approvals, each outstanding Bridge Financing Warrant and each Volatus SR Warrant immediately prior to the Amalgamation shall be exchanged for a Replacement Warrant entitling the holder thereof to purchase an equal number of Amalco Shares, on substantially the same terms and conditions as were applicable to such Bridge Financing Warrant or Volatus SR Warrant, as applicable, immediately prior to the Amalgamation under the agreement or certificate evidencing such grant, including the exercise price, and each such Bridge Financing Warrant and Volatus SR Warrant shall be cancelled.

Volatus Common Shares, Volatus Class A Preferred Shares and Partner Jet Common Shares held by holders who have validly exercised their dissent rights pursuant to the OBCA in connection with the shareholder resolution to approve the Amalgamation will not be exchanged pursuant to this Section 2.4. A holder of Volatus Common Shares, Volatus Class A Preferred Shares and Partner Jet Common Shares who duly exercises such dissent rights (including the sending of a notice of dissent to Volatus or Partner Jet, as applicable) ceases to have any rights as a holder of Volatus Common Shares, Volatus Class A Preferred Shares and Partner Jet Common Shares, as applicable, other than the right to be paid the fair value of such holder's Volatus Common Shares, Volatus Class A Preferred Shares and Partner Jet Common Shares, as applicable, pursuant to the OBCA, net of any Taxes required to be withheld. However, if any such dissenting holder fails to perfect or effectively withdraws its claim pursuant to applicable law, or forfeits its right to make a claim under applicable law, or if its rights as a shareholder of Volatus or Partner Jet, as applicable, are otherwise reinstated, the Volatus Common Shares, Volatus Class A Preferred Shares and Partner Jet Common Shares held by such holders shall thereupon be deemed to have been exchanged as of the time of the Amalgamation in accordance with this Section.

2.5 Certificates

At the Effective Time and as a result of the Amalgamation:

(a) the registered holders of Volatus Common Shares shall cease to be holders of such shares, and shall become registered holders of the Amalco Common Shares to which they are entitled in accordance with Section 2.4 hereof, all certificates evidencing Volatus Common Shares shall be null and void and, on or after the Effective Time, subject to Section 2.7 hereof, subject to any mandatory or voluntary escrow provided for hereunder, Amalco shall provide instructions to its transfer agent to deliver to each registered holder of Volatus Common Shares a physical certificate, DRS notice or electronic deposit through CDS representing the Amalco Common Shares they are entitled to receive pursuant to this Agreement;

(b) the registered holders of Volatus Class A Preferred Shares shall cease to be holders of such shares, and shall become registered holders of the Amalco Preferred Shares to which they are entitled in accordance with Section 2.4 hereof, all certificates evidencing Volatus Class A Preferred Shares shall be null and void and, on or after the Effective Time, subject to Section 2.7 hereof, subject to any mandatory or voluntary escrow provided for hereunder, Amalco shall provide instructions to its transfer agent to deliver to each registered holder of Volatus Class A Preferred Shares a physical certificate or DRS notice representing the Amalco Preferred Shares they are entitled to receive pursuant to this Agreement;

(c) the registered holders of Partner Jet Common Shares shall cease to be holders of such shares, and shall become registered holders of the Amalco Common Shares to which they are entitled in accordance with Section 2.4 hereof, all certificates evidencing Partner Jet Common Shares shall be null and void and, on or after the Effective Time, subject to Section 2.7 hereof, subject to any mandatory or voluntary escrow provided for hereunder, Amalco shall provide instructions to its transfer agent to deliver to each registered holder of Partner Jet Common Shares an appropriate form of letter of transmittal, a physical certificate, DRS notice or electronic deposit through CDS representing the Amalco Common Shares they are entitled to receive pursuant to this Agreement;

(d) the registered holders of the Volatus Options, Partner Jet Options, Volatus Compensation Warrants, Bridge Financing Warrants and Volatus SR Warrants shall become the registered holders of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants, respectively, to which they are entitled in accordance with Section 2.4 hereof, all certificates and/or agreements evidencing such securities shall, in accordance with their terms, evidence such securities of Amalco and Amalco shall deliver notice to the holders of such options and warrants of the foregoing or deliver amended certificates or agreements evidencing such securities of Amalco as required;

(e) notwithstanding the foregoing, all certificates representing Volatus Common Shares or Partner Jet Common Shares held by persons who have validly exercised their dissent rights in connection with the Volatus Shareholders' Approval or Partner Jet Shareholders' Approval, respectively, shall represent only the right to receive fair value of such shares formerly represented by such certificates in accordance with the OBCA; and

(f) notwithstanding anything to the contrary in this Agreement, no Amalco Common Shares or Amalco Preferred Shares shall be delivered to any person in the United States if Amalco determines, in its sole discretion that doing so may result in any contravention of the United States Securities Act of 1933 or any applicable state securities laws and Amalco may instead, in the case of the Amalco Common Shares and Amalco Preferred Shares, appoint an agent to sell the Amalco Common Shares or Amalco Preferred Shares of such person on behalf of that person and deliver an amount of cash representing the proceeds of the sale of such Amalco Common Shares or Amalco Preferred Shares, net of expenses of sale.

2.6 Fractional Securities

No fractional securities of Amalco will be issued. If a securityholder of Volatus or Partner Jet would otherwise be entitled to a fractional security upon the Amalgamation, the number of securities of Amalco issued to such securityholder shall be rounded up to the next whole number of such security.  In calculating such fractional interests, all securities registered in the name of a Partner Jet or Volatus securityholder or their nominee shall be aggregated.

2.7 Acknowledgment of Escrow and Resale Restrictions

Volatus acknowledges and agrees that in accordance with the policies of the TSXV, the Amalco Common Shares and Amalco Preferred Shares issued to certain shareholders of Volatus will be subject to escrow.  It shall be a condition of Closing that all such shareholders of Volatus enter into such escrow agreement(s) as may be required by the policies of the TSXV.

ARTICLE 3
COVENANTS

3.1 Covenants of Partner Jet

Partner Jet covenants and agrees with Volatus from the date of execution hereof and until the earlier of the Effective Date or the date this Agreement is terminated in accordance with its terms:

(a) not to, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or "take-over bid," exempt or otherwise, within the meaning of the Securities Act (Ontario), for securities or assets of Partner Jet, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations or in respect of which the Partner Jet board of directors determines, in its good faith judgment, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to the Partner Jet shareholders would be a breach of its fiduciary duties under applicable law. In the event Partner Jet or any of its affiliates, including any of their officers or directors, receives any form of offer or inquiry in respect of any of the foregoing, Partner Jet shall forthwith (in any event within one Business Day following receipt) notify Volatus of such offer or inquiry and provide Volatus with such details as it may request;

(b) to co-operate fully with Volatus and to use all commercially reasonable efforts to assist Volatus in its efforts to complete the Amalgamation, unless such co-operation and/or efforts would subject Partner Jet to liability or would be in breach of applicable statutory or regulatory requirements;

(c) to operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice; and

(d) not to, without Volatus' prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) issue any debt, equity or other securities, except pursuant to the Amalgamation or pursuant to any securities exercisable to acquire Partner Jet Common Shares outstanding as of the date hereof;

(ii) borrow money or incur any Indebtedness for money borrowed;

(iii) make loans, advances, or any other payments, excluding routine advances to employees of Partner Jet for expenses incurred in the ordinary course and payment of professional fees and other expenses in connection with or ancillary to the Amalgamation or in the ordinary course;

(iv) declare or pay any dividends or distribute any of Partner Jet's properties or assets to shareholders or otherwise;

(v) alter or amend Partner Jet's articles or by-laws in any manner, except as contemplated herein or required to give effect to the matters contemplated herein; and

(vi) except as otherwise permitted or contemplated herein, enter into any transaction or material Contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Partner Jet as of the date hereof.

3.2 Further Covenants of Partner Jet

Partner Jet covenants and agrees with Volatus that Partner Jet will from the date of execution hereof and until the earlier of the Effective Date or the date this Agreement is terminated in accordance with its terms:

(a) use all commercially reasonable efforts to obtain all necessary consents, assignments or waivers from third parties and amendments or terminations to any instrument or agreement and take such other measures as may be necessary to fulfil its obligations under and to carry out the transactions contemplated by this Agreement;

(b) use its commercially reasonable efforts to obtain the Partner Jet Shareholders' Approval and the approval of the TSXV as necessary to complete the Amalgamation, each prior to the Effective Date;

(c) promptly advise Volatus of any written notice of dissent or purported exercise by any holder of Partner Jet Common Shares of dissent rights under applicable law received by Partner Jet in relation to the Amalgamation and any withdrawal of dissent rights received by Partner Jet and, subject to applicable law, any written communications sent by or on behalf of Partner Jet to any holder of Partner Jet Common Shares exercising or purporting to exercise dissent rights in relation to the Amalgamation;

(d) make necessary filings and applications under applicable federal and provincial laws and regulations required on the part of it in connection with the transactions contemplated herein, and take all reasonable action necessary to be in compliance with such laws and regulations;

(e) use all commercially reasonable efforts to conduct its affairs so that all of its representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made on the Effective Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(f) immediately notify Volatus of any legal or governmental actions, suits, judgments, investigations, injunction, complaint, motion, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Governmental Entity or other regulatory body, whether actual or threatened, with respect to the Amalgamation or which could otherwise delay or impede the transactions contemplated hereby;

(g) notify Volatus immediately upon becoming aware that any of the representations and warranties of Partner Jet contained herein are no longer true and correct in any material respect;

(h) immediately upon receipt of any written audit inquiry, assessment, reassessment, confirmation or variation of an assessment, indication that an assessment is being considered, request for filing of a waiver or extension of time or any other notice in writing relating to Taxes (an "Assessment") of Partner Jet, deliver to Volatus a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of Partner Jet on the assumption that such Assessment is valid and binding;

(i) use all commercially reasonable efforts to cause each of the conditions precedent set forth in Section 5.1 hereof to be satisfied on or prior to the Effective Date (to the extent the satisfaction of such condition is within the control of Partner Jet);

(j) advise Volatus if there are any circumstances, individually or in the aggregate, that may materially and adversely affect the transactions contemplated by this Agreement;

(k) subject to the satisfaction of the conditions in Section 5.2 hereof, file together with Volatus with the registrar under the OBCA the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation on or before the Termination Date; and

(l) Cooperate with Volatus to prepare and file any necessary documentation in connection with the issuance of securities to United States securityholders of Partner Jet and Volatus.

3.3 Covenants of Volatus

Volatus covenants and agrees with Partner Jet from the date of execution hereof and until the earlier of the Effective Date or the date this Agreement is terminated in accordance with its terms:

(a) not to, directly or indirectly, solicit, initiate, knowingly encourage, co-operate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Amalgamation, and without limiting the generality of the foregoing, not to induce or attempt to induce any other Person to initiate any shareholder proposal or "take-over bid," exempt or otherwise, within the meaning of the Securities Act (Ontario) for securities or assets of Volatus, nor to undertake any transaction or negotiate any transaction which would be or potentially could be in conflict with the Amalgamation, including allowing access to any third party (other than its representatives) to conduct due diligence, nor to permit any of its officers or directors to authorize such access, except as required by statutory obligations or in respect of which the Volatus board of directors determines, in its good faith judgment, after receiving advice from its legal advisors, that failure to recommend such alternative transaction to the securityholders of Volatus would be a breach of its fiduciary duties under applicable law.  In the event Volatus or any of its affiliates or associates, including any of their officers or directors, receives any form of offer or inquiry in respect of the foregoing, Volatus shall forthwith (in any event within one Business Day following receipt) notify Partner Jet of such offer or inquiry and provide Partner Jet with such details in respect thereof that Partner Jet may request;

(b) to co-operate fully with Partner Jet and to use all commercially reasonable efforts to assist Partner Jet in its efforts to complete the Amalgamation unless such co-operation and efforts would subject Volatus to liability or would be in breach of applicable statutory or regulatory requirements;

(c) to operate its business in a prudent and business-like manner in the ordinary course and in a manner consistent with past practice;

(d) that Volatus shall not, without Partner Jet's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed):

(i) issue any equity or convertible debt securities, except in connection with the issuance of Volatus Common Shares pursuant to any securities exercisable to acquire common shares of Volatus (including the Volatus Options) outstanding as of the date hereof, the Bridge Financing, the Volatus Private Placement and the issuance of shares or convertible instruments on terms acceptable to Partner Jet, acting reasonably;

(ii) borrow money or incur any Indebtedness for money borrowed except pursuant to the Bridge Financing and in the ordinary course of business;

(iii) make loans, advances, or any other payments, excluding routine advances to employees of Volatus and its subsidiaries for expenses incurred in the ordinary course and payment of professional fees and other expenses in connection with or ancillary to the Amalgamation or in the ordinary course;

(iv) declare or pay any dividends or distribute any properties or assets of Volatus to shareholders or otherwise dispose of any of such properties or assets;

(v) alter or amend the articles or by-laws of Volatus in any manner which may adversely affect the success of the Amalgamation, except as required to give effect to the matters contemplated herein including the Continuance;

(vi) make capital expenditures out of the ordinary course of business except as may be reasonable required in connection with facilities and leasehold improvements; and

(vii) except as otherwise permitted or contemplated herein, enter into any transaction or material Contract which is not in the ordinary course of business or engage in any business enterprise or activity materially different from that carried on by Volatus as of the date hereof

3.4 Further Covenants of Volatus

Volatus covenants and agrees with Partner Jet that it will from the date of execution hereof and until the earlier of the Effective Date or the date this Agreement is terminated in accordance with its terms:

(a) use all commercially reasonable efforts to obtain all necessary consents, assignments or waivers from third parties and amendments or terminations to any instrument or agreement, to provide all notices required in connection with the Amalgamation and take such other measures as may be necessary to fulfil its obligations under and to carry out the transactions contemplated by this Agreement;

(b) use its commercially reasonable efforts to obtain the Volatus Shareholders' Approval prior to the Effective Date;

(c) promptly advise Partner Jet of any written notice of dissent or purported exercise by any Volatus shareholder of dissent rights under applicable law received by Volatus in relation to the Continuance or the Amalgamation and any withdrawal of dissent rights received by Volatus and, subject to applicable law, any written communications sent by or on behalf of Volatus to any Volatus shareholder exercising or purporting to exercise dissent rights in relation to the Continuance or the Amalgamation;

(d) make necessary filings and applications under applicable federal, state and provincial laws and regulations required on the part of Volatus in connection with the transactions contemplated herein, including in relation to the Continuance, and take all reasonable action necessary to be in compliance with such laws and regulations;

(e) use all commercially reasonable efforts to conduct its affairs so that Volatus' representations and warranties contained herein shall be true and correct on and as of the Effective Date as if made on the Effective Date, except to the extent that such representations and warranties require modification to give effect to the transactions contemplated herein;

(f) immediately notify Partner Jet of any legal or governmental actions, suits, judgments, investigations, injunction, complaint, motion, regulatory investigation, regulatory proceeding or similar proceeding by any Person, Governmental Entity or other regulatory body, whether actual or threatened, with respect to the Amalgamation or which could otherwise delay or impede the transactions contemplated hereby or result in a Material Adverse Effect;

(g) notify Partner Jet immediately upon becoming aware that any of the representations and warranties of Volatus contained herein are no longer true and correct in any material respect;

(h) immediately upon receipt of any Assessment relating to Volatus, deliver to Partner Jet a copy thereof together with a statement setting out, to the extent then determinable, an estimate of the obligations, if any, of Volatus on the assumption that such Assessment is valid and binding;

(i) use all commercially reasonable efforts to cause each of the conditions precedent set forth in Section 5.2 hereof to be satisfied on or prior to the Effective Date (to the extent the satisfaction of such condition is within the control of Volatus);

(j) advise Partner Jet if there are any circumstances, individually or in the aggregate, that may materially and adversely affect the transactions contemplated by this Agreement;

(k) use its commercially reasonable best efforts to prepare the required audited and interim financial statements of Volatus to satisfy the financial statement requirements for the Circular as prescribed by Securities Laws; and

(l) subject to the satisfaction of the conditions precedent in Section 5.1 hereof, thereafter together with Partner Jet file with the registrar under the OBCA the Articles of Amalgamation and such other documents as may be required to give effect to the Amalgamation on or before the Termination Date.

(m) Cooperate with Partner Jet to prepare and file any necessary documentation in connection with the issuance of securities to United States securityholders of Partner Jet and Volatus.

3.5 Circular, Partner Jet Meeting and Listing

(a) Partner Jet will:

(i) as soon as reasonably practicable after the execution of this Agreement, prepare the Circular together with any other documents required by the TSXV, OBCA and other applicable laws in connection with the approval of the Amalgamation by the Partner Jet shareholders including a recommendation that the Partner Jet shareholders approve the Amalgamation and solicitation of proxies in favour of the Amalgamation;

(ii) provide legal counsel to Volatus with a reasonable opportunity to review and comment on all drafts of the Circular prior to filing the Circular with the TSXV or applicable Governmental Entities and printing and mailing the Circular to the Partner Jet shareholders and will give reasonable consideration to such comments;

(iii) as soon as reasonably practicable after the execution of this Agreement and with regard to expected timing for preparation of the Circular and TSXV approval of the Amalgamation, schedule the Partner Jet Meeting in compliance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer ("NI 54-101") and other applicable laws;

(iv) make an application to the TSXV for approval of the Amalgamation and the listing of Amalco Common Shares (including the Amalco Common Shares issuable upon exercise of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants) and the Replacement Warrants issuable in replacement of the Volatus SR Warrants on Closing of the Amalgamation; and

(v) cause the Circular and such other documents to be sent to the Partner Jet shareholders in compliance with NI 54-101 and filed as required by the TSXV and applicable laws.

(b) Partner Jet shall ensure that the Circular complies in all material respects with applicable laws and policies of the TSXV, and, without limiting the generality of the foregoing, that the disclosure in the Circular (including with respect to any information incorporated therein by reference) required to be provided in respect of the Partner Jet Meeting (other than information furnished by Volatus) will not contain any misrepresentation and will provide the Partner Jet shareholders with information in sufficient detail to permit them to form a reasoned judgement concerning the matters to be placed before them at the Partner Jet Meeting.

(c) Volatus will:

(i) in a timely and expeditious manner, assist Partner Jet in the preparation of the Circular, including providing certain financial statements and such information in relation to the business, affairs, assets and properties of Volatus as may be necessary to comply with applicable laws and the policies of the TSXV;

(ii) ensure that the Circular contains full, true and plain disclosure relating to Volatus and does not contain a misrepresentation as it relates to Volatus, including in respect of its assets, liabilities, operations, business and properties; and

(iii) deliver to Partner Jet (for further delivery by Partner Jet to the TSXV) an appropriate form of Personal Information Form duly completed by each of the proposed directors and officers to be appointed by Amalco at Closing of the Amalgamation.

(d) Volatus shall indemnify and save harmless Partner Jet and its directors, officers, employees, agents, advisors and representatives from and against any and all respective liabilities, claims, demands, losses, costs, damages and expenses to which Partner Jet or its directors, officers, employees, agents, advisors or representatives may be subject or may suffer, in any way caused by, or arising, directly or indirectly, from or in consequence of:

(i) any misrepresentation or alleged misrepresentation in any information included in the Circular that is provided by Volatus for inclusion therein; and

(ii) any order made, or any inquiry, investigation or proceeding by any securities regulatory authority or other Governmental Entity, to the extent based on any misrepresentation or any alleged misrepresentation in any information related to Volatus and provided for inclusion in the Circular.

(e) Volatus shall promptly notify Partner Jet if, at any time before the Closing, the Circular contains an untrue statement of a material fact about Volatus or omits to state a material fact about Volatus required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular and the parties shall co-operate in the preparation and filing of any amendment or supplement to the Circular as required or as appropriate.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Partner Jet

Partner Jet represents and warrants to and in favour of Volatus as follows, and acknowledges that Volatus is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a) Partner Jet (i) is validly existing under the laws of the province of Ontario and is up-to-date in respect of all material corporate filings and in good standing under the OBCA; (ii) has all requisite corporate power and capacity to carry on its business as now conducted and to own or lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b) Except for a wholly owned subsidiary, Partner Jet Inc., Partner Jet does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other person.

(c) No proceedings have been taken, instituted or, to the knowledge of Partner Jet, are pending for the dissolution or liquidation of Partner Jet.

(d) Partner Jet is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(e) Each of the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been authorized by all necessary corporate action of Partner Jet and upon the execution and delivery hereof, this Agreement shall constitute a valid and binding obligation of Partner Jet, enforceable against Partner Jet in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors' rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction and that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable.

(f) All consents, approvals, permits, authorizations or filings necessary for the execution and delivery of this Agreement by Partner Jet and the consummation by Partner Jet of the transactions contemplated hereby (including the Amalgamation) have been made or obtained, as applicable other than: (i) the Partner Jet Shareholders' Approval; (ii) the filing and approval of the Circular by the TSXV; (iii) the necessary filings with and approval of the TSXV for the listing of the Amalco Common Shares (including the Amalco Common Shares issuable upon exercise of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants) and the Replacement Warrants on the TSXV; (iv) the filing of the Articles of Amalgamation under the OBCA and the issuance of a certificate in respect thereof; and (v) such registrations and other actions required under applicable Securities Laws as are contemplated by this Agreement and registrations and applications required as a result of the formation of a new corporation on the Amalgamation.

(g) The execution and delivery of this Agreement by Partner Jet and, provided that the consents described in Section 4.1(f) are obtained, the performance by Partner Jet of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach or violation of any of the terms of or provisions of, or constitute a default under (whether after notice or lapse of time or both), and Partner Jet is not currently in breach or default of, (A) any statute, rule or regulation applicable to Partner Jet; (B) the constating documents or resolutions of Partner Jet which are in effect at the date of hereof; (C) any Debt Instrument or Partner Jet Material Agreement; or (D) any judgment, decree or order binding Partner Jet or the properties or assets thereof, except where such breach, violation or default would not reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(h) The authorized capital of Partner Jet consists of an unlimited number of Partner Jet Common Shares, an unlimited number of class B shares and an unlimited number of class C shares, of which 9,078,774 Partner Jet Common Shares and no other shares are issued and outstanding as fully paid and non-assessable shares as of the date hereof.

(i) Except for 575,000 Partner Jet Options which are outstanding pursuant to the Partner Jet Option Plan, no person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of Partner Jet and a sufficient number of Partner Jet Common Shares were reserved for issuance pursuant to outstanding Partner Jet Options.

(j) Partner Jet is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will have a Material Adverse Effect on Partner Jet.

(k) No order ceasing or suspending trading in any securities of Partner Jet or prohibiting the sale of any of Partner Jet's issued securities has been issued and, to the knowledge of Partner Jet, no proceedings for such purpose have been threatened or are pending.

(l) Since February 28, 2021, other than in connection with the Amalgamation and as set out in the Partner Jet Disclosure Letter:

(i) there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Partner Jet;

(ii) there has not been any material change in the share capital or long-term debt of Partner Jet; and

(iii) Partner Jet has carried on its business in the ordinary course.

(m) The Partner Jet financial statements for the year ended 30 November 2020 present, and the Partner Jet financial statements that will be included in the Circular will present, fairly, in all material respects, the financial condition of Partner Jet for the period then ended and are prepared in accordance with IFRS;

(n) There are no material off-balance sheet transactions, arrangements or obligations (including contingent obligations) of Partner Jet or other persons that would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(o) There are no actions, proceedings or investigations (whether or not purportedly by or on behalf of Partner Jet) commenced or, to the knowledge of Partner Jet, threatened or pending against Partner Jet at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(p) The currently issued and outstanding securities of Partner Jet have been issued in compliance with Securities Laws.

(q) Partner Jet is a "reporting issuer" (as that term is defined under applicable Securities Laws in each of British Columbia, Alberta and Ontario) and is not in default of the requirements of the applicable Securities Laws in such jurisdictions in any material respect and the Partner Jet Common Shares are listed for trading on the TSXV.

(r) Partner Jet has filed all material documents and information required to be filed by it pursuant to applicable Securities Laws with the applicable securities commissions (the "Disclosure Documents"), except where non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect, and Partner Jet does not have any confidential filings with any securities authorities. As of the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR (System for Electronic Document Analysis and Retrieval) (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of the applicable Securities Laws in the jurisdictions they were filed; and (ii) to the extent required by applicable Securities Laws, none of the Disclosure Documents contained any untrue statement of a material fact regarding Partner Jet or omitted to state a material fact regarding Partner Jet required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(s) To the knowledge of Partner Jet, Partner Jet's Auditors are independent public accountants as required by the Securities Laws.

(t) Partner Jet is not a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Partner Jet to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Partner Jet.

(u) Except for the voting agreement dated August 27, 2020 between Ian A McDougall and Partner Jet, Partner Jet is not party to any agreement, nor is Partner Jet aware of any agreement, which in any manner affects the voting control of any of the securities of Partner Jet.

(v) All Taxes which are due and payable by Partner Jet, have been paid, except where the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Change in respect of Partner Jet. All Tax returns, declarations, remittances and filings required to be filed by Partner Jet have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings did not contain a misrepresentation as at the respective dates thereof except where the failure to file such documents or such misrepresentation would not reasonably be expected to result in a Material Adverse Change in respect of Partner Jet. To the knowledge of Partner Jet, no investigation of any Tax return of Partner Jet is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Partner Jet, in any case, except where such investigations, issues or disputes would not reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(w) Neither Partner Jet nor, to Partner Jet's knowledge, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by Partner Jet or such other person under any Debt Instrument or Partner Jet Material Agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default by Partner Jet or, to Partner Jet's knowledge, any other party, except where such default or event would not reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(x) Partner Jet possesses all permits, licenses, approvals, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Material Adverse Effect in respect of Partner Jet. Partner Jet is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect in respect of Partner Jet.

(y) Except for the transactions contemplated by this Agreement and as disclosed in the Partner Jet Disclosure Letter, none of the directors, officers or employees of Partner Jet, any known holder of more than 10% of any class of shares of Partner Jet, or any known associate or affiliate of any of the foregoing persons or companies, has had any material interest, direct or indirect, in any material transaction since the incorporation of Partner Jet or any proposed material transaction with Partner Jet which, as the case may be, materially affected, is material to or will materially affect Partner Jet.

(z) There is no person acting or purporting to act at the request of Partner Jet who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement.

(aa) To the knowledge of Partner Jet, none of Partner Jet's directors or officers is now, or has ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

(bb) The assets of Partner Jet and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable business, and such coverage is in full force and effect, and Partner Jet has not failed to promptly give any notice or present any material claim thereunder.

(cc) With respect to each of the Leased Premises used by Partner Jet, Partner Jet occupies the Leased Premises and has the right to occupy and use the Leased Premises, subject to the terms of the respective leases, and each of the leases pursuant to which Partner Jet occupies the Leased Premises is in good standing and in full force and effect.

(dd) The minute books and records of Partner Jet made available to Volatus and its counsel in connection with their due diligence investigation contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof), other than those which are not material to Partner Jet, and are complete in all material respects. Notwithstanding the foregoing, complete copies of the minute books and records of Partner Jet are not available prior to 1998.

(ee) Partner Jet is the sole and exclusive owner of the material Intellectual Property that is owned by Partner Jet (the "Partner Jet Owned Intellectual Property") with good, valid and marketable title thereto, free and clear of all Encumbrances. Partner Jet has valid and enforceable licences to use all of the material Intellectual Property that is duly licensed by Partner Jet as part of its business as presently conducted (the "Partner Jet Licensed Intellectual Property" and collectively with the Partner Jet Owned Intellectual Property the "Partner Jet Intellectual Property") used by it in connection with, and as required for, its business as presently conducted. Partner Jet has no knowledge to the effect that it will be unable to obtain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. To the best knowledge of Partner Jet, no third parties have rights to any Partner Jet Intellectual Property, except for the ownership rights of the owners of the Partner Jet Licensed Intellectual Property which is licensed to Partner Jet. To the best knowledge of Partner Jet, there is no infringement, misappropriation or misuse by third parties of any Partner Jet Intellectual Property. There is no pending or, to the best knowledge of Partner Jet, threatened action, suit, proceeding or claim by others challenging Partner Jet's rights in or to any Partner Jet Intellectual Property, and Partner Jet is not aware of any facts which form a reasonable basis for any such claim. There is no pending or, to the best knowledge of Partner Jet, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Partner Jet Intellectual Property, and Partner Jet is not aware of any allegations or finding of unenforceability or invalidity of the Partner Jet Intellectual Property. There is no pending or, to the best knowledge of Partner Jet, threatened action, suit, proceeding or claim by others that Partner Jet infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the best knowledge of Partner Jet, the business of Partner Jet does not infringe on any patent, trademark, copyright, trade secret or other proprietary rights of others and, without limiting the foregoing, to the best knowledge of Partner Jet, there is no patent or patent application by others that contains claims that interfere with the issued or pending claims of any of the Partner Jet Intellectual Property.

(ff) The Partner Jet Disclosure Letter contains a list of all employees of, and consultants to, Partner Jet have entered into proprietary rights or similar agreements with Partner Jet, whereby any Intellectual Property created by them in the course of the performance of their services has been fully and irrevocably assigned to Partner Jet without additional consideration, and any applicable moral rights have been waived, and no employee of, or consultant to, Partner Jet is in violation of such agreements.

(gg) All persons having access to or knowledge of the Partner Jet Intellectual Property or any information of a confidential nature that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of Partner Jet's business have entered into non-disclosure agreements with Partner Jet preventing the disclosure of the Partner Jet Intellectual Property, and there has been no breach of any such agreement. To the best knowledge of Partner Jet, the employment or engagement by Partner Jet of such persons does not violate any non-disclosure or non-competition agreement between any such person and a third party.

(hh) Partner Jet is in compliance in all material respects with all applicable federal, provincial, state, municipal and local laws, statutes, ordinances, by-laws and regulations and orders, directives and decisions rendered by any ministry, department or administrative or regulatory agency, domestic or foreign, including laws, ordinances, regulations or orders, relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substance (the "Environmental Laws").

(ii) Partner Jet has obtained all material licences, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (the "Environmental Permits") necessary as at the date hereof for the operation of the business carried by Partner Jet, and each such Environmental Permit is valid, subsisting and in good standing in all material respects and Partner Jet is not in default or breach of any Environmental Permit in any material respect and no proceeding is outstanding or, to the knowledge of Partner Jet, has been threatened or is pending to revoke or limit any Environmental Permit.

(jj) Partner Jet has not used, except in compliance in all material respects with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(kk) Partner Jet has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and Partner Jet has not settled any allegation of material non-compliance short of prosecution. There are no orders or directions issued against Partner Jet under Environmental Laws requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Partner Jet, nor has Partner Jet received notice of any of the same.

(ll) There are no past unresolved or, to the knowledge of Partner Jet, any threatened or pending claims, complaints, notices or requests for information received by Partner Jet with respect to any alleged violation of any Environmental Laws which would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet; and no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by Partner Jet which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(mm) Except as ordinarily or customarily required by applicable Environmental Permits, Partner Jet has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in a Material Adverse Change in respect of Partner Jet.

(nn) There are no material environmental audits, evaluations, assessments, studies or tests relating to Partner Jet, except for ongoing assessments conducted by or on behalf of Partner Jet in the ordinary course.

(oo) Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Partner Jet for the benefit of any current or former director, officer, employee or consultant of Partner Jet (the "Partner Jet Employee Plans") has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Partner Jet Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.

(pp) All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Partner Jet.

(qq) There is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of Partner Jet, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of Partner Jet, and Partner Jet is not aware of any proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by Partner Jet.

(rr) There is no claim, action, suit or proceeding pending or, to the knowledge of Partner Jet, threatened against Partner Jet or its assets which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, Partner Jet, or which seeks to prohibit, restrict or delay consummation of the Amalgamation or any of the conditions to consummation of the Amalgamation, nor is there any judgment, decree, injunction, ruling or order of any court, or Governmental Entity outstanding against Partner Jet having, or which may in the future have, any such effect. Partner Jet is not under investigation with respect to, any violation of any provision of any federal or provincial law or administrative regulation in respect of the business of Partner Jet.

(ss) Partner Jet (i) is a "foreign private issuer" (as defined in the U.S. Securities Act) (ii) is not registered or required to be registered as an "investment company" pursuant to the United States Investment Company Act of 1940, as amended (the "1940 Act") and (iii) does not have a class of securities registered or required to be registered under Section 12 of the United States Exchange Act of 1934, as amended (the "1934 Act"), nor does  it have a reporting obligation under Section 15(d) of the 1934 Act.

4.2 Representations and Warranties of Volatus

Volatus represents and warrants to and in favour of Partner Jet as follows, and acknowledges that Partner Jet is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a) Volatus (i) has been duly incorporated and is validly existing under the federal laws of Canada and is up-to-date in respect of all material corporate filings and in good standing under the CBCA; (ii) has all requisite corporate power and capacity to carry on its business as now conducted and to own or lease and operate its properties and assets; and (iii) has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b) Except as set out in Section 4.2(b) of the Volatus Disclosure Letter, Volatus does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other person.

(c) No proceedings have been taken, instituted or, to the knowledge of Volatus, are pending for the dissolution or liquidation of Volatus.

(d) Volatus is, in all material respects, conducting its business in compliance with all applicable laws, rules and regulations (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licences, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(e) Each of the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been authorized by all necessary corporate action of Volatus and upon the execution and delivery hereof, this Agreement shall constitute a valid and binding obligation of Volatus, enforceable against Volatus in accordance with its terms, provided that enforcement thereof may be limited by laws affecting creditors' rights generally, that specific performance and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction and that the provisions relating to indemnity, contribution and waiver of contribution may be unenforceable.

(f) Except as set out in Section 4.2(f) of the Volatus Disclosure Letter, all consents, approvals, permits, authorizations or filings necessary for the execution and delivery of this Agreement by Volatus and the consummation by Volatus of the transactions contemplated hereby (including the Amalgamation) have been made or obtained, as applicable other than: (i) the Volatus Shareholders' Approval; (ii) the completion of the Continuance and any filings under the CBCA and OBCA required in connection therewith, (iii) the filing of the Articles of Amalgamation under the OBCA and the issuance of a certificate in respect thereof; and (iii) any filings with the registrar under the OBCA.

(g) The execution and delivery of this Agreement by Volatus and, provided that the consents described in Section 4.2(f) are obtained, the performance by Volatus of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a breach or violation of any of the terms of or provisions of, or constitute a default under (whether after notice or lapse of time or both), and Volatus is not currently in breach or default of, (A) any statute, rule or regulation applicable to Volatus; (B) the constating documents or resolutions of Volatus which are in effect at the date of hereof; (C) any Debt Instrument or Volatus Material Agreement; or (D) any judgment, decree or order binding Volatus or the properties or assets thereof, except where such breach, violation or default would not reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(h) The authorized capital of Volatus consists of an unlimited number of Volatus Common Shares, an unlimited number of Volatus Class A Preferred Shares and an unlimited number of Volatus Preferred Shares of which 76,923,333 Volatus Common Shares, 412,376 Volatus Class A Preferred Shares and zero Volatus Preferred Shares are issued and outstanding as fully paid and non-assessable shares as of the date hereof.

(i) Except as set forth in Section 4.2(i) to the Volatus Disclosure Letter, no person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities, warrants or convertible obligations of any nature of Volatus and a sufficient number of Volatus Common Shares were reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Volatus Common Shares.

(j) Volatus is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will have a Material Adverse Effect on Volatus.

(k) No order ceasing or suspending trading in any securities of Volatus or prohibiting the sale of any of Volatus' issued securities has been issued and, to the knowledge of Volatus, no proceedings for such purpose have been threatened or are pending.

(l) Since December 31, 2020, other than in connection with the Amalgamation, the Bridge Financing or as disclosed in Section 4.2(l) to the Volatus Disclosure Letter:

(i) there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Volatus;

(ii) there has not been any material change in the share capital or long-term debt of Volatus; and

(iii) Volatus has carried on its business in the ordinary course.

(m) The Volatus financial statements for the year ended 31 December 2020 present, and the financial statements of Volatus provided for inclusion in the Circular will present, fairly, in all material respects, the financial condition of Volatus for the period then ended and are prepared in accordance with IFRS;

(n) There are no material off-balance sheet transactions, arrangements or obligations (including contingent obligations) of Volatus or other persons that would reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(o) There are no actions, proceedings or investigations (whether or not purportedly by or on behalf of Volatus) commenced or, to the knowledge of Volatus, threatened or pending against Volatus at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(p) The currently issued and outstanding securities of Volatus have been issued in compliance with Securities Laws.

(q) All material filings and fees required to be made and paid by Volatus pursuant to Securities Laws and general corporate laws have been made and paid.

(r) To the knowledge of Volatus, Volatus' Auditors are independent public accountants as required by the Securities Laws.

(s) Except as set out in Section 4.2(s) of the Volatus Disclosure Letter, Volatus is not a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Volatus to compete in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Volatus.

(t) Volatus is not party to any agreement, nor is Volatus aware of any agreement, which in any manner affects the voting control of any of the securities of Volatus.

(u) All Taxes which are due and payable by Volatus, have been paid, except where the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Change in respect of Volatus. All Tax returns, declarations, remittances and filings required to be filed by Volatus have been filed with all appropriate Governmental Entities and all such returns, declarations, remittances and filings did not contain a misrepresentation as at the respective dates thereof except where the failure to file such documents or such misrepresentation would not reasonably be expected to result in a Material Adverse Change in respect of Volatus. To the knowledge of Volatus, no investigations of any Tax return of Volatus is currently in progress and there are no issues or disputes outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Volatus, in any case, except where such investigations, issues or disputes would not reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(v) Neither Volatus nor, to Volatus' knowledge, any other person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by Volatus or such other person under any Debt Instrument or Volatus Material Agreement, and no event has occurred which with notice or lapse of time or both would constitute such a default by Volatus or, to Volatus' knowledge, any other party, except where such default or event would not reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(w) Volatus possesses all Governmental Licenses issued by the appropriate federal, provincial, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Material Adverse Effect in respect of Volatus. Volatus is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect in respect of Volatus.

(x) Except as disclosed in Section 4.2(x) of the Volatus Disclosure Letter or disclosed in the unaudited financial statements of Volatus as attached to the Volatus Disclosure Letter as Section 4.2(l), none of the directors, officers or employees of Volatus, any known holder of more than 10% of any class of shares of Volatus, or any known associate or affiliate of any of the foregoing persons or companies, has had any material interest, direct or indirect, in any material transaction since the incorporation of Volatus or any proposed material transaction with Volatus which, as the case may be, materially affected, is material to or will materially affect Volatus.

(y) Other than as set out in Section 4.2(y) of the Volatus Disclosure Letter, there is no person acting or purporting to act at the request of Volatus who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement.

(z) To the knowledge of Volatus, none of Volatus' directors or officers is now, or has ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange.

(aa) The assets of Volatus and its business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable business, and such coverage is in full force and effect, and Volatus has not failed to promptly give any notice or present any material claim thereunder.

(bb) With respect to each of the Leased Premises occupied by Volatus, Volatus occupies the Leased Premises and has the right to occupy and use the Leased Premises, subject to the terms of the respective leases, and each of the leases pursuant to which Volatus occupies the Leased Premises is in good standing and in full force and effect.

(cc) The minute books and records of Volatus made available to Partner Jet and their counsel in connection with their due diligence investigation contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof), other than those which are not material to Volatus, and are complete in all material respects.

(dd) Volatus is the sole and exclusive owner of the material Intellectual Property that is owned by Volatus (the "Volatus Owned Intellectual Property") with good, valid and marketable title thereto, free and clear of all Encumbrances. Volatus has valid and enforceable licences to use all of the material Intellectual Property that is duly licensed by Volatus as part of its business as presently conducted (the "Volatus Licensed Intellectual Property" and collectively with the Volatus Owned Intellectual Property the "Volatus Intellectual Property") used by it in connection with, and as required for, its business as presently conducted. Volatus has no knowledge to the effect that it will be unable to obtain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. To the best knowledge of Volatus, no third parties have rights to any Volatus Intellectual Property, except for the ownership rights of the owners of the Volatus Licensed Intellectual Property which is licensed to Volatus. To the best knowledge of Volatus, there is no infringement, misappropriation or misuse by third parties of any Volatus Intellectual Property. There is no pending or, to the best knowledge of Volatus, threatened action, suit, proceeding or claim by others challenging Volatus' rights in or to any Volatus Intellectual Property, and Volatus is not aware of any facts which form a reasonable basis for any such claim. There is no pending or, to the best knowledge of Volatus, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Volatus Intellectual Property, and Volatus is not aware of any allegations or finding of unenforceability or invalidity of the Volatus Intellectual Property. There is no pending or, to the best knowledge of Volatus, threatened action, suit, proceeding or claim by others that Volatus infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the best knowledge of Volatus, the business of Volatus does not infringe on any patent, trademark, copyright, trade secret or other proprietary rights of others and, without limiting the foregoing, to the best knowledge of Volatus, there is no patent or patent application by others that contains claims that interfere with the issued or pending claims of any of the Volatus Intellectual Property.

(ee) Except as set out in Section 4.2(ee) of the Volatus Disclosure Letter, all employees of, and consultants to, Volatus have entered into proprietary rights or similar agreements with Volatus, whereby any Intellectual Property created by them in the course of the performance of their services has been fully and irrevocably assigned to Volatus without additional consideration, and any applicable moral rights have been waived, and no employee of, or consultant to, Volatus is in violation of such agreements.

(ff) All persons having access to or knowledge of the Volatus Intellectual Property or any information of a confidential nature that is necessary or required or otherwise used for or in connection with the conduct or operation or proposed conduct or operation of Volatus' business have entered into non-disclosure agreements with Volatus preventing the disclosure of the Volatus Intellectual Property, and there has been no breach of any such agreement. To the best knowledge of Volatus, the employment or engagement by Volatus of such persons does not violate any non-disclosure or non-competition agreement between any such person and a third party.

(gg) Volatus is in compliance in all material respects with all Environmental Laws.

(hh) Volatus has obtained all material Environmental Permits necessary as at the date hereof for the operation of the business carried by Volatus, and each Environmental Permit is valid, subsisting and in good standing in all material respects and Volatus is not in default or breach of any Environmental Permit in any material respect and no proceeding is outstanding or, to the knowledge of Volatus, has been threatened or is pending to revoke or limit any Environmental Permit.

(ii) Volatus has not used, except in compliance in all material respects with all Environmental Laws and Environmental Permits, any property or facility which it owns or leases or previously owned or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance.

(jj) Volatus has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and Volatus has not settled any allegation of material non-compliance short of prosecution. There are no orders or directions issued against Volatus under Environmental Laws requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Volatus, nor has Volatus received notice of any of the same.

(kk) There are no past unresolved or, to the knowledge of Volatus, any threatened or pending claims, complaints, notices or requests for information received by Volatus with respect to any alleged violation of any Environmental Laws which would reasonably be expected to result in a Material Adverse Change in respect of Volatus; and no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by Volatus which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(ll) Except as ordinarily or customarily required by applicable Environmental Permits, Volatus has not received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in a Material Adverse Change in respect of Volatus.

(mm) There are no material environmental audits, evaluations, assessments, studies or tests relating to Volatus, except for ongoing assessments conducted by or on behalf of Volatus in the ordinary course.

(nn) Each material plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Volatus for the benefit of any current or former director, officer, employee or consultant of Volatus (the "Volatus Employee Plans") has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Volatus Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.

(oo) All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Volatus.

(pp) Except as set out in Section 4.2(pp) of the Volatus Disclosure Letter, there is not currently any labour disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of Volatus, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of Volatus, and Volatus is not aware of any proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by Volatus.

(qq) There is no claim, action, suit or proceeding pending or, to the knowledge of Volatus, threatened against Volatus or its assets which, if adversely determined, will affect or can reasonably be expected to affect materially and adversely, Volatus, or which seeks to prohibit, restrict or delay consummation of the Amalgamation or any of the conditions to consummation of the Amalgamation, nor is there any judgment, decree, injunction, ruling or order of any court, or Governmental Entity outstanding against Volatus having, or which may in the future have, any such effect. Volatus is not under investigation with respect to, any violation of any provision of any federal or provincial law or administrative regulation in respect of the business of Volatus.

(rr) Volatus (i) is a "foreign private issuer" (ii) is not registered or required to be registered as an "investment company" pursuant to the 1940 Act and (iii) does not have a class of securities registered or required to be registered under Section 12 of the 1934 Act, nor does  it have a reporting obligation under Section 15(d) of the 1934 Act.

ARTICLE 5
CONDITIONS PRECEDENT AND OTHER MATTERS

5.1 Conditions to Obligations of Volatus

The obligation of Volatus to consummate the transactions contemplated herein is subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a) except as affected by the transactions contemplated herein, the representations and warranties of Partner Jet contained in Section 4.1 hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, or except to the extent such representation and warranties as affected by transactions specifically permitted or contemplated by this Agreement, and Volatus shall have received a certificate to that effect, dated the Closing Date, from an officer or director of Partner Jet acceptable to Volatus, to the best of his or her knowledge, having made reasonable inquiry;

(b) Partner Jet shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it at or prior to the Closing and Volatus shall have received a certificate of an officer or director of Partner Jet to such effect;

(c) Partner Jet shall have furnished Volatus with:

(i) a certified copy of the resolutions passed by the board of directors of Partner Jet approving this Agreement and the consummation of the transactions contemplated herein; and

(ii) a certified copy of the special resolution of the shareholders of Volatus authorizing and approving the Amalgamation;

(d) all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, will have been obtained on terms acceptable to Volatus acting reasonably, including the conditional approval of the TSXV for the listing of the Amalco Common Shares (including the Amalco Common Shares issuable upon exercise of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants) and the Replacement Warrants;

(e) the Amalco Common Shares that are issued as consideration for the Volatus Common Shares shall be issued as fully paid and non-assessable Amalco Common Shares in the capital of Amalco, free and clear of any and all Encumbrances and demands of whatsoever nature, except those imposed pursuant to escrow restrictions under applicable Securities Laws;

(f) the Amalco Preferred Shares that are issued as consideration for the Volatus Class A Preferred Shares shall be issued as fully paid and non-assessable Amalco Preferred Shares in the capital of Amalco, free and clear of any and all Encumbrances and demands of whatsoever nature, except those imposed pursuant to escrow restrictions under applicable Securities Laws;

(g) no Material Adverse Change shall have occurred in the business, results of operations, assets, capital, liabilities, financial conditions or affairs of Partner Jet since the date of this Agreement;

(h) the shareholders of Partner Jet and Volatus shall have approved the Amalgamation and this Agreement;

(i) holders of Partner Jet Common Shares shall not have exercised dissent rights, or have instituted proceedings to exercise dissent rights, in connection with the Amalgamation in respect of Partner Jet Common Shares representing more than 5% of the issued and outstanding Partner Jet Shares;

(j) Volatus shall have completed the Continuance;

(k) Volatus shall have completed the Volatus Private Placement with minimum gross proceeds of $7,500,000;

(l) all of the conditions to the release of Volatus Private Placement proceeds from escrow and the Volatus Subscription Receipts and Bridge Financing Debentures shall have been converted to Volatus Common Shares and Volatus SR Warrants, as applicable;

(m) there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a Material Adverse Effect on Partner Jet or Amalco;

(n) there being no cease trade order or similar restraining order of any other provincial securities administrator relating to the Partner Jet Common Shares, the Volatus Common Shares, the Volatus Class A Preferred Shares, the Amalco Common Shares or the Amalco Preferred Shares shall be in effect; and

(o) there being no prohibition at law against completion of Amalgamation.

The conditions described above are for the exclusive benefit of Volatus and may be asserted by Volatus regardless of the circumstances, or may be waived by Volatus in its sole discretion, in whole or in part, at any time and from time to time prior to the Amalgamation without prejudice to any other rights which Volatus may have hereunder or at law and notwithstanding the approval of this Agreement by the shareholders of Volatus and/or Partner Jet.

5.2 Conditions to Obligations of Partner Jet

The obligations of Partner Jet to consummate the transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions:

(a) except as affected by the transactions contemplated herein, the representations and warranties of Volatus contained in Section 4.2 hereof shall be true in all material respects on the Closing Date with the same effect as though such representations and warranties had been made at and as of such time, other than in respect of representations and warranties qualified by materiality which representations and warranties shall be true and correct, and Partner Jet shall have received a certificate to such effect, dated the Closing Date, of a senior officer of Volatus to the best of his knowledge having made reasonable inquiry;

(b) Volatus shall have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by it at or prior to the time of the Closing and Partner Jet shall have received a certificate of an officer of Volatus to such effect;

(c) Volatus shall have furnished Partner Jet with:

(i) certified copies of the directors' resolutions passed by the board of directors of Volatus approving this Agreement, as well as the consummation of the transactions contemplated herein;

(ii) certified copies of the special resolutions of the shareholders of Volatus authorizing and approving the Continuance, the Amalgamation and this Agreement; and

(iii) a certificate of Volatus setting forth the number of issued and outstanding Volatus securities immediately prior to the Amalgamation;

(d) all required approvals, consents and authorizations of third parties in respect of the transactions contemplated herein, including without limitation all necessary shareholder and regulatory approvals, will have been obtained on terms acceptable to the Partner Jet acting reasonably, including the conditional approval of the TSXV for the listing of the Amalco Common Shares (including the Amalco Common Shares issuable upon exercise of the Replacement Options, Replacement Compensation Warrants and Replacement Warrants) and the Replacement Warrants;

(e) no Material Adverse Change shall have occurred in the business, results of operations, assets, liabilities, financial condition or affairs of Volatus since the date of this Agreement;

(f) the shareholders of Partner Jet and Volatus shall have approved the Amalgamation and this Agreement;

(g) Volatus shall have completed the Continuance;

(h) Volatus shall have completed the Volatus Private Placement with minimum gross proceeds of $7,500,000;

(i) all of the conditions to the release of Volatus Private Placement proceeds from escrow and the Volatus Subscription Receipts and Bridge Financing Debentures shall have been converted to Volatus Common Shares and Volatus SR Warrants, as applicable;

(j) there being no legal proceeding or regulatory actions or proceedings against any Person to enjoin, restrict or prohibit the Amalgamation or which could reasonably be expected to result in a Material Adverse Effect on Volatus;

(k) there being no cease trade order or similar restraining order of any other provincial securities administrator relating to the Partner Jet Common Shares, the Volatus Common Shares, the Volatus Class A Preferred Shares, the Amalco Common Shares or the Amalco Preferred Shares shall be in effect; and

(l) there being no prohibition at law against the completion of the transactions contemplated hereby.

The conditions described above are for the exclusive benefit of Partner Jet and may be asserted by Partner Jet, regardless of the circumstances, or may be waived by Partner Jet, in its sole discretion, in whole or in part, at any time and from time to time prior to the Amalgamation without prejudice to any other rights which Partner Jet may have hereunder or at law and notwithstanding the approval of this Agreement by the shareholders of Partner Jet and/or Volatus.

5.3 Merger of Conditions

The conditions set out in Sections 5.1 and 5.2 hereof shall be conclusively deemed to have been satisfied, waived or released on the filing by Volatus and Partner Jet of the Articles of Amalgamation with the registrar.

ARTICLE 6
NOTICES

6.1 Notices

All notices, requests and demands hereunder, which may or are required to be given pursuant to any provision of this Agreement, shall be given or made in writing and shall be delivered by courier, facsimile or e-mail as follows:

(a) to Partner Jet, addressed to:

2450 Derry Road E., Hangar 9,

Mississauga, ON L5S 1B2

Attn: Sam Ingram
Email: swingram@rogers.com

with a copy to (such copy shall not constitute notice):

Wildeboer Dellelce LLP

Suite 800, 365 Bay Street

Toronto, ON  M5H 2V1

Attn:  Rory Cattanach

Email:  Rory@wildlaw.ca

(b) to Volatus, addressed to:

6500 Trans Canada Highway, Suite 400

Pointe-Claire, QC

Attn: Glen Lynch

Email: glen.lynch@volatusaerospace.com

with a copy to (such copy shall not constitute notice):

LaBarge Weinstein LLP
515 Legget Drive Suite 800
Ottawa, ON K2K 3G4

Attn: Shane McLean
Email: smclean@lwlaw.com

or to such other addresses or e-mail addresses as the parties may, from time to time, advise to the other parties hereto by notice in writing.  All notices, requests and demands hereunder shall be deemed to have been received, if delivered personally or by prepaid courier on the date of delivery and if sent by e-mail, on the next Business Day after the e-mail was sent.

ARTICLE 7
AMENDMENT AND TERMINATION OF AGREEMENT

7.1 Amendment

This Agreement may, at any time and from time to time before the date of the Partner Jet Shareholders' Approval and/or Volatus Shareholders' Approval, be amended by written agreement of the parties hereto without, subject to applicable law, further notice to or authorization on the part of their respective shareholders and any such amendment may, without limitation:

(a) change the time for performance of any of the obligations or acts of the parties hereto;

(b) waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto;

(d) waive compliance with or modify any other conditions precedent contained herein,

provided that no such amendment shall change the provisions hereof regarding the consideration to be received by shareholders of Partner Jet or Volatus without approval by such shareholders given in the same manner as required for the approval of the Amalgamation.

7.2 Rights of Termination

This Agreement may be terminated at any time prior to the Effective Time as follows:

(a) by mutual agreement of the parties hereto in writing;

(b) by Volatus (i) by notice to Partner Jet if any of the conditions contained in Section 5.1 hereof shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Partner Jet of Subsection 3.1(a) hereof that could reasonably result in a condition set forth in Section 5.1 which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(c) by Partner Jet (i) by notice to Volatus if any of the conditions contained in Section 5.2 hereof shall not be fulfilled or performed by the Termination Date or (ii) upon a breach by Volatus of Subsection 3.3(a) hereof that could reasonably result in a condition set forth in Section 5.2 which condition has not been waived to be incapable of being satisfied on or before the Termination Date;

(d) by any party if the Amalgamation is not completed by the Termination Date; or

(e) by any party if the TSXV or any applicable Governmental Entity has notified any of Partner Jet or Volatus that it will not permit the Amalgamation to proceed, in whole or in part.

If this Agreement is terminated as aforesaid, the party terminating this Agreement shall be released from all obligations under this Agreement other than the obligations that by their terms survive the termination of this Agreement (including this Section 7.2, the obligations with respect to confidentiality under Section 8.6 and the obligations with respect to expenses under Section 8.7), all rights of specific performance against such party shall terminate and, unless such party can show that the condition or conditions the non-performance of which has caused such party to terminate this Agreement were reasonably capable of being performed by the other party, then the other party shall also be released from all obligations hereunder, except any liability expressly contemplated hereby; and further provided that any of such conditions may be waived in full or in part by either of the parties without prejudice to its rights of termination in the event of the non-fulfilment or non-performance of any other condition.

7.3 Notice of Unfulfilled Conditions

If either of Volatus or Partner Jet shall determine at any time prior to the Effective Date that it intends to refuse to consummate the Amalgamation or any of the other transactions contemplated hereby because of any unfulfilled or unperformed condition contained in this Agreement on the part of the other of them to be fulfilled or performed, Volatus or Partner Jet, as the case may be, shall so notify the other of them forthwith upon making such determination in order that such other of them shall have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Termination Date.

ARTICLE 8
GENERAL

8.1 Entire Agreement

The terms and provisions herein contained constitute the entire agreement between the parties with respect to the subject matter herein and shall supersede all previous oral or written communications, representations, undertakings and agreements with respect to such subject matter.

8.2 Binding Effect

This Agreement shall be binding upon and enure to the benefit of the parties hereto.

8.3 Waiver and Modification

Partner Jet and Volatus may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants or agreements herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto.  No waiver, or consent to the modification of any inaccuracy of any provision of this Agreement constitutes a waiver of or consent to any proceeding, continuing or succeeding inaccuracy of such provision or of any other provision of this Agreement.  Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

8.4 No Personal Liability

(a) No director, officer, employee or agent of Volatus shall have any personal liability whatsoever to Partner Jet under this Agreement, or under any other document delivered in connection with the Amalgamation on behalf of Volatus.

(b) No director, officer, employee or agent of Partner Jet shall have any personal liability whatsoever to Volatus under this Agreement, or under any other document delivered in connection with the Amalgamation on behalf of Partner Jet.

8.5 Assignment

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

8.6 Confidentiality

(a) No disclosure or announcement, public or otherwise, in respect of this Agreement or the transactions contemplated hereby will be made by Partner Jet, Volatus or their representatives without the prior agreement of the other parties hereto as to timing, content and method, provided that the obligations herein will not prevent a party from making, after consultation with the other parties, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSXV or Securities Laws.

(b) Except as and only to the extent required by applicable law, a Receiving Party will not disclose or use, and it will cause its representatives not to disclose or use, any Confidential Information furnished, or to be furnished, by a Disclosing Party or its representatives to the Receiving Party or its representatives at any time or in any manner other than for purposes of evaluating the transactions proposed in this Agreement.

(c) If this Agreement is terminated pursuant to Article 7, each Receiving Party will promptly return to the Disclosing Party or destroy any Confidential Information and any work product produced from such Confidential Information in its possession or in the possession of any of its representatives.

8.7 Costs

Each of the parties hereto shall be responsible for their own costs and charges incurred with respect to the transactions contemplated herein including, without limitation, all costs and charges incurred prior to the date of this Agreement and all legal and accounting fees and disbursements relating to preparing the documents relating to the transactions contemplated herein or otherwise relating to the transactions contemplated herein.

8.8 Time of Essence

Time shall be of the essence of this Agreement.

8.9 Survival

The representations and warranties of each of Volatus and Partner Jet contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms or the Effective Date.

8.10 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, without giving effect to the principles of conflicts of laws thereof, and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of any matter arising hereunder or in connection herewith.

8.11 Severability

In the event that any provisions contained in this Agreement shall be declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, this Agreement shall continue in force with respect to the enforceable provisions and all rights and remedies accrued under the enforceable provisions shall survive any such declaration, and any non-enforceable provision shall, to the extent permitted by law, be replaced by a provision which, being valid, comes closest to the intention underlying the invalid, illegal and unenforceable provision.

8.12 Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of the other party hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.13 Counterparts and Electronic Copies

This Agreement may be executed in separate counterparts, and all such counterparts when taken together shall constitute one (1) agreement.  The parties shall be entitled to rely on delivery of a facsimile, email in pdf or other electronic copy of the executed Agreement and such copy shall be legally effective to create a valid and binding Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

PARTNER JET CORP.		VOLATUS AEROSPACE CORP.
Per:	(signed - Richard Gage)	Per:	(signed - Glen Lynch)
	Name: Richard Gage		Name: Glen Lynch
	Title: Chairman		Title: Chief Executive Officer

SCHEDULE "3" - NEW OPTION PLAN

See attached.

VOLATUS AEROSPACE CORP

STOCK OPTION PLAN

ARTICLE 1
PURPOSE

1.1 Purpose

The purpose of the Volatus Aerospace Corp Option Plan is to develop the interest and incentive of eligible employees, directors and consultants of the Company and Affiliated Companies in the Company's growth and development by giving eligible employees, directors and consultants an opportunity to purchase Common Shares on a favourable basis, thereby advancing the interests of the Company, enhancing the value of the Common Shares for the benefit of all shareholders of the Company and increasing the ability of the Company to attract and retain skilled and motivated individuals in the service of the Company.

ARTICLE 2
INTERPRETATION

2.1 Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

(a) "Affiliated Company" means a company which is an "affiliate" of the Company as defined in the Exchange Policies;

(b) "Associate" has the meaning set forth in the Securities Act (Ontario), as amended from time to time;

(c) "Blackout Period" means any period during which an Optionee may be restricted from trading in securities of the Company pursuant to the Company's Insider Trading Policy;

(d) "Board" means the board of directors of the Company;

(e) "Business Day" means a day that is not a Saturday, Sunday or a statutory or legal holiday in the Province of Ontario;

(f) "Committee" has the meaning set forth in Section 3.2 hereof;

(g) "Common Shares" means the common shares in the capital of the Company;

(h) "Company" means Volatus Aerospace Corp.;

(i) "Consultant" has the meaning given to it in the Exchange Policies;

(j) "Date of Grant" means, for any Option, the date specified by the Board at the time it grants the Option or, if no such date is specified, the date upon which the Option was granted;

(k) "Director" has the meaning given to it in the Exchange Policies;

(l) "Discounted Market Price" has the meaning given to it in the Exchange Policies;

(m) "Eligible Person" means any Director, Employee or Consultant of the Corporation or an Affiliated Company;

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(n) "Employee" has the meaning given to it in the Exchange Policies;

(o) "Exchange" means the TSX Venture Exchange Inc. or, if the Common Shares are not then listed and posted for trading on the TSX Venture Exchange Inc., on such stock exchange in Canada on which the Common Shares are listed and posted for trading as may be selected for such purpose by the Board;

(p) "Exchange Policies" means the rules and policies of the Exchange, as amended from time to time;

(q) "Exercise Notice" means a notice in writing, in the form set out in Schedule "B" hereto, signed by an Optionee and stating the Optionee's intention to exercise a particular Option;

(r) "Exercise Price" means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

(s) "Exercise Period" means the period of time during which an Option granted under this Plan may be exercised (provided, however, that the Exercise Period may not exceed five (5) years from the relevant Date of Grant);

(t) "Insider" has the meaning given to it in the Exchange Policies;

(u) "Investor Relations Activities" has the meaning given to it in the Exchange Polices;

(v) "Management Company Employee" has the meaning given to it in the Exchange Policies;

(w) "National Instrument" means National Instrument 45-106 - Prospectus Exemptions as adopted by the Ontario Securities Commission, as amended or replaced from time to time;

(x) "Option" means a non-assignable, non-transferable right to purchase Common Shares under this Plan;

(y) "Optionee" means an Employee, Consultant or Director who has been granted one or more Options;

(z) "Option Agreement" means a signed, written agreement between an Optionee and the Company, in the form attached as Schedule "A" hereto, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan;

(aa) "Outstanding Issue" means the number of Common Shares outstanding at the applicable date;

(bb) "Person" includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(cc) "Plan" means this Volatus Aerospace Corp. Stock Option Plan;

(dd) "Related Person" has the meaning given to it in the National Instrument; and

(ee) "Termination Date" means the date on which an Optionee ceases to be an Eligible Person and, in the case of an Employee whose employment with the Company or an Affiliated Company terminates in the circumstances set out in sub-section 4.7(b) or 4.7(c) hereof, the later of (A) the date that is the last day of any statutory notice period applicable to the Optionee pursuant to applicable employment standards legislation, if any, and (B) the date that is designated by the Company or an Affiliated Company, as the case may be, as the last day of the Optionee's employment with the Company or the Affiliated Company, as the case may be, and "Termination Date" specifically does not mean the date on which any period of reasonable notice that the Company or the Affiliated Company (as the case may be) may be required at law to provide to the Optionee, would expire.

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2.2 Interpretation

(a) Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term "discretion" means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b) As used herein, the terms "Article", "Section", "sub-section" and "paragraph" mean and refer to the specified Article, Section, sub-section and paragraph hereof, respectively.

(c) Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d) Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3
ADMINISTRATION

3.1 Administration

Subject to Section 3.2 hereof, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a) determine the individuals (from among the Eligible Persons) to whom Options may be granted;

(b) grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

(i) the time or times at which Options may be granted;

(ii) the Exercise Price of any Option;

(iii) the time or times when an Option becomes exercisable and, subject to Section 4.3 hereof, the duration of the Exercise Period of an Option;

(iv) whether restrictions or limitations are to be imposed on Common Shares that may be purchased pursuant to the exercise of any Option and the nature of such restrictions or limitations, if any; and

(v) any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c) interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d) make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

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The Board's determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other persons.  The day-to-day administration of the Plan may be delegated to such officers and employees of the Company or of an Affiliated Company as the Board may in its sole discretion determine.

3.2 Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the "Committee") of the Board all or any of the powers conferred on the Board under the Plan.  In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board.  Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

3.3 Eligibility

All Eligible Persons are eligible to participate in the Plan. Eligibility to participate does not confer upon any Eligible Person any right to be granted Options pursuant to the Plan. The extent to which any Eligible Person is entitled to be granted Options pursuant to the Plan will be determined in the sole and absolute discretion of the Board, provided, however, that the following restrictions shall also apply to this Plan as well as all other plans or stock option agreements to which the Company may be a party:

(a) no individual may be granted Options to purchase Common Shares representing more than 5% of the Outstanding Issue in any 12 month period;

(b) no Consultant may be granted Options to purchase Common Shares representing more than 2% of the Outstanding Issue in any 12 month period;

(c) the aggregate number of Options granted to all Eligible Persons conducting Investor Relations Activities must not exceed 2% of the Outstanding Issue in any 12 month period, calculated at the date an Option is granted to any such Eligible Person;

(d) notwithstanding Section 4.4, Options granted to Consultants performing Investor Relations Activities must vest in stages over 12 months with no more than ¼ of the Option vesting in any 3 month period;

(e) the number of Common Shares reserved for issuance under Options granted to Insiders may not exceed 10% of the Outstanding Issue; and

(f) Insiders may not be granted, within a 12-month period, Options to purchase Common Shares representing more than 10% of the Outstanding Issue.

It is a condition of the grant of Options to Employees, Consultants or Management Company Employees, that the Company represents that the Optionee is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

3.4 Total Common Shares Subject to Options

(a) The aggregate number of Common Shares that may be reserved for issue pursuant to the exercise of Options under this Plan, together with the aggregate number of securities reserved for issuance under the Company's Restricted Share Unit Plan, shall not exceed 10% of the issued and outstanding Common Shares of the Company at the time of grant of any Option.

(b) If, an Option terminates for any reason prior to its exercise in full or is cancelled, the Common Shares issuable pursuant to such Option shall be added back to the number of Common Shares reserved for issuance under the Plan and such Common Shares will again become available for grant under this Plan.

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3.5 Option Agreements

All grants of Options under Section 4.1 hereof shall be evidenced by Option Agreements.  Any one proper officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Option Agreement to each Optionee.

3.6 Non-transferability

Subject to Section 4.6 hereof, Options granted under this Plan may only be exercised during the lifetime of the Optionee by such Optionee personally.  No assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee or transferee and immediately upon any assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.

ARTICLE 4
GRANT OF OPTIONS

4.1 Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Eligible Person.

4.2 Exercise Price

The purchase price of Common Shares purchasable under any Option shall be as determined by the Board but in any event shall not be less than the Discounted Market Price of the Common Shares.  A minimum exercise price cannot be established unless the options are allocated to particular Eligible Persons

4.3 Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option, unless otherwise specified by the Board, expires on the fifth anniversary of the Date of Grant.  Notwithstanding the foregoing, but subject to any accelerated termination as set forth in this Plan, if the date on which an Option expires occurs during a Blackout Period, or within ten business days after the end of a Blackout Period, the date of the expiry of such Option will become the tenth business day following the end of the Blackout Period.  In no event shall the expiry of an Option be extended where the Optionee or Company is subject to a cease trade order (or similar order under applicable securities laws) in respect of the Common Shares.

4.4 Exercise Period

Unless otherwise specified by the Board at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as to one quarter of the Common Shares issuable pursuant to such Option on each of the first four anniversaries of the Date of Grant thereof, such that the entire Option shall have vested and become exercisable on the 4th anniversary of the Date of Grant.

Once a portion of an Option vests and becomes exercisable, it shall remain exercisable until expiration or termination of such Option, unless otherwise specified by the Board in connection with the grant of such Option.  Each Option or portion thereof may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable.  Subject to the applicable regulatory approval, the Board may accelerate the date upon which any instalment of any Option becomes exercisable.

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Subject to the provisions of this Plan and any Option Agreement, Options may be exercised by means of a fully completed Exercise Notice delivered to the Company together with payment therefor.

4.5 Payment of Exercise Price

An Exercise Notice must be accompanied by payment in full of the purchase price for the Common Shares to be purchased thereby.  Such Exercise Price must be fully paid in cash, or by certified cheque, bank draft or money order payable to the Company.  No Common Shares will be issued pursuant to the exercise of any Option until full payment therefor has been received by the Company.  Subject to Section 4.10 hereof, as soon as practicable after receipt of any Exercise Notice and full payment, the Company will deliver to the Optionee a certificate or certificates representing the acquired Common Shares.

4.6 Death of Optionee

If an Optionee dies while holding Options, then the executor, administrator or other legal representative of the Optionee's estate, may exercise any Options of the Optionee to the extent that such Options were exercisable at the date of such death and the  right to so exercise such Options shall terminate on the earlier of (i) the date that is one hundred and eighty (180) days from the date of the Optionee's death, and (ii) the date on which the Exercise Period of the particular Option expires.  Any Options held by the Optionee that were not exercisable at the date of death shall immediately expire and be cancelled on such date.

4.7 Termination of Employment or Services

(a) Where an Optionee's employment or term of office with the Company or an Affiliated Company ceases by reason of the Optionee's death then the provisions of Section 4.6 hereof shall apply.

(b) Where an Optionee's employment or term of office terminates by reason of (i) termination by the Company or an Affiliated Company without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice) or (ii) voluntary resignation by such Optionee, then any Options held by such Optionee that are exercisable at the Termination Date shall continue to be exercisable by such Optionee until the earlier of (A) the date that is thirty (30) days following the Termination Date and (B) the date on which the Exercise Period of the particular Option expires.  Any Options held by such Optionee that are not exercisable at the Termination Date shall immediately expire and be cancelled on the Termination Date.

(c) Where an Optionee's employment or term of office is terminated by the Company or an Affiliated Company for cause, then any Options held by such Optionee, whether or not exercisable at the Termination Date, shall  expire and be cancelled upon the Termination Date.

(d) Unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options shall not be affected by any change of employment within or among the Company or an Affiliated Company for so long as an Optionee continues to be an employee of the Company or an Affiliated Company.

4.8 Discretion to Permit Exercise

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Subject to the Exchange Policies, notwithstanding the provisions of Sections 4.6 and 4.7 hereof, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by an Optionee in the manner and on the terms authorized by the Board, provided that the Board shall not, in any case, authorize the exercise of an Option pursuant to this Section 4.8 beyond the expiration of the Exercise Period of the particular Option.

4.9 Conditions of Exercise

Each Optionee shall, when requested by the Company, sign and deliver all such documents relating to the granting or exercise of Options which the Company deems necessary or desirable.

4.10 Exchange Matters

(a) All Options which are required by the Exchange Policies to be subject to the Exchange Hold Period (as defined in Exchange Policies) shall be subject to such hold period and the Option Agreements evidencing such Options shall include such legends as may be required by the Exchange Policies.

(b)  Where required by Exchange Policies the Company shall issue a press release disclosing the grant of Options.

ARTICLE 5
SHARE CAPITAL ADJUSTMENTS

5.1 General

The existence of any Options shall not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company's capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a  similar character or otherwise, whether or not any such action referred to in this Section 5.1 would have an adverse effect on this Plan or any Option granted hereunder.

5.2 Reorganization of Company's Capital

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that, in the opinion of the Board, would warrant the replacement of any existing Options in order to adjust (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board shall authorize such steps to be taken as may be equitable and appropriate thereto.

5.3 Change of Control

In the event of a merger or consolidation of the Company or in the event of any transaction that results in the acquisition of a majority of the Company's outstanding Common Shares by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company's assets (all of the foregoing being referred to as an "Acquisition Event"), the Board may, in its sole discretion, deal with the Options issued under the Plan in the manner it deems fair and reasonable in light of the circumstances of the Acquisition Event.  Without limiting the generality of the foregoing, in connection with an Acquisition Event, the Board of Directors may, without any action or consent required on the part of any Participant, (i) accelerate the vesting of some or all Options outstanding; (ii) deem any or all Options (vested or unvested) under the Plan to have been exercised and the Common Shares issuable on such exercise to have been tendered to the Acquisition Event, (iii) apply a portion of the Participant's proceeds from the closing of the Acquisition Event to the exercise price payable by that Participant for the exercise of his or her Options, (iv) cancel the Options and pay to a Participant the amount that the Participant would have received, after deducting the exercise price of the Options, had the Options been exercised, (v) exchange Options that remain unvested and/or unexercised at the closing of the Acquisition Event, or any portion of them, for options to purchase shares in the capital of the acquiror or any  corporation which results from an amalgamation, merger or similar transaction involving the Company made in connection with the Acquisition Event; (vi) deem any options that are unexercised as of the date of closing of the Acquisition Event to have expired or (vii) take such other actions, and combinations of the foregoing actions, as it deems fair and reasonable under the circumstances.  Without limiting the generality of the foregoing, the Board may, in its sole discretion, accelerate the vesting of any or all outstanding Options to provide that, notwithstanding the terms of this Plan or any Option Agreement, such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the Acquisition Event and require that if any such accelerated Options are not exercised prior to completion of the Acquisition Event such unexercised Options shall terminate and expire.  If, for any reason, the Acquisition Event does not occur within the contemplated time period, any action taken by the Board above shall be retracted and the Option terms shall revert.

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5.4 Other Events Affecting the Company

In the event of an amalgamation, combination, merger or other reorganization involving the Company (other than  an Acquisition Event) by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants the replacement of any existing Options in order to adjust (a)  the number of Common Shares that may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board shall authorize such steps to be taken as may be equitable and appropriate thereto.

5.5 Immediate Exercise of Options

Where the Board determines that the steps provided in Sections 5.2, 5.3 and 5.4 hereof would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

5.6 Issue by Company of Additional Common Shares

Except as expressly provided in this Article 5, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, shall affect, and no adjustment by reason thereof shall be made with respect to (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options or (b) the Exercise Price of any outstanding Options.

5.7 Fractions

No fractional Common Shares will be issued on the exercise of an Option.  Accordingly, if, as a result of any adjustment hereunder, an Optionee would become entitled to a fractional Common Share, such Optionee shall have the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Shares so disregarded.

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5.8 Conditions of Exercise

The Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Option upon any stock exchange or under any provincial, state or federal law, or that the consent or approval of any governmental body, stock exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board.  The Optionees shall, to the extent applicable, cooperate with the Company in relation to such registration, qualification or other approval and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1 Legal Requirement

The Company is not obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by an Optionee or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency.

6.2 Optionee's Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Company and an Affiliated Company.  For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliated Company ceases to be an Affiliated Company.

6.3 Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company.  In such circumstances, the Company may require that an Optionee pay to the Company, in addition to and in the same manner as the Exercise Price for the Common Shares, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option.  Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

6.4 Rights of Eligible Person/Optionee

No Eligible Person has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving an Optionee a right to remain in the employ of the Company or an Affiliated Company.  No Optionee has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Optionee of certificates representing such Common Shares.

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6.5 Compliance with Stock Exchange

The Board may make changes to the terms of the Options or the Plan to the extent necessary or desirable to comply with any rules, regulations or policies of the Exchange, provided that the value of previously granted Options and the rights of Optionees are not materially adversely affected by any such changes.

6.6 Termination; Amendment

(a) The Plan will terminate on the date upon which no further Common Shares remain available for issuance pursuant to Options which may be granted under the Plan and no Options remain outstanding.

(b) The Board may, without notice, at any time or from time to time, amend, suspend or terminate this Plan or any provisions hereof in such respects as it, in its sole discretion, determines appropriate.  No such amendment, suspension or termination of this Plan, without the consent of any Optionee or the representatives of his or her estate, as applicable, alters or impairs any rights or obligations arising from any Option previously granted to an Optionee under this Plan.

(c) Disinterested shareholder approval (as such term is used in the Exchange Policies) is required for any reduction in the Exercise Price of any Option if the Optionee is an Insider of the Company at the time of the proposed amendment.

6.7 Participation in the Plan

The participation of any Eligible Person in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Eligible Person any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment nor a commitment on the part of the Corporation to ensure the continued employment of such Eligible Person. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the income or other tax consequences for the Eligible Persons and they are advised to consult with their own tax advisors.

6.8 Effective Date

This Plan becomes effective on a date to be determined by the Board.

6.9 Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

DATED this [•] day of [•], 2021.

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SCHEDULE "A"
Stock Option Plan Option Agreement

Volatus Aerospace Corp. (the "Company") hereby grants to the Optionee named below (the "Optionee"), an option (the "Option") to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Volatus Aerospace Corp. Stock Option Plan (the "Plan") dated [•], 2021, as amended, the number of common shares in the capital of the Company ("Common Shares") at the price per share set forth below:

Name of Optionee:
Type of Eligible Person:
Date of Grant:
Total Number of Common Shares Subject to Option:
Exercise Price:
Vesting terms (if different than Section 4.4 of the Plan):
Special Terms (if any):

1. The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2. In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period.

3. Each notice relating to the Option, including the exercise thereof, must be in writing.  All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Corporate Secretary of the Company.  All notices to the Optionee will be addressed to the principal address of the Optionee on file with the Company. Either the Company or the Optionee may designate a different address by written notice to the other.  Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth Business Day following the date of mailing.

4. This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

VOLATUS AEROSPACE CORP.

By:
Authorized Signatory

I have read the foregoing Option Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such Option Agreement and the Plan.  I understand that I may review the complete text of the Plan by contacting the Chief Financial Officer of the Company.  I agree to be bound by the terms and conditions of the Plan governing the Option.

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I CONFIRM THAT I UNDERSTAND THAT THE PLAN PROVIDES FOR CIRCUMSTANCES IN WHICH THE OPTION MAY BE CANCELLED WITHOUT MY CONSENT, INCLUDING IN CONNECTION WITH THE TERMINATION OR RESIGNATION OF MY EMPLOYMENT.

Date Accepted	Optionee's Signature

Optionee's Name (Please Print)

SCHEDULE "B"
Stock Option Plan Exercise Notice Form - Options

I,		, hereby exercise the option to purchase	Common Shares of Volatus Aerospace
(print name)

Corp. (the "Company") at a purchase price of $                            per Common Share.  This Exercise Notice is delivered in respect of the option to purchase                            Common Shares of the Company that was granted to me on                                                         pursuant to the Option Agreement entered into between the Company and me.  In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Company in the  amount of $                                                        as full payment for the Common Shares to be received upon exercise of the Option.

Date	Optionee's Signature

SCHEDULE "4" - RSU PLAN

See attached.

VOLATUS AEROSPACE CORP.

RESTRICTED SHARE UNIT PLAN

Article 1
PURPOSE AND INTERPRETATION

Section 1.1 Purpose

The purpose of the Plan is to promote and advance the interests of the Company by (i) providing Eligible Persons with additional incentive through an opportunity to receive bonuses in the form of Common Shares of the Company, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Company, and (iv) increasing the ability to attract, retain and motivate Eligible Persons.

Section 1.2 Definitions

For the purposes of this Plan, the following terms shall have the following meanings:

(a) "Account" means a notional account maintained for each Participant on the books of the Company which will be credited with Restricted Share Units and Dividend RSUs, in accordance with the terms of the Plan;

(b) "Affiliate" means any person that controls or is controlled by the Company or that is controlled by the same person that controls the Company;

(c) "Affiliated Company" means a company that is a subsidiary of another company or if two or more companies are subsidiaries of the same company or two or more companies are controlled by the same person or company;

(d) "Associate" has the meaning ascribed to that term in Section 2.22 of NI 45-106;

(e) "Applicable Law" mean any applicable law, including without limitation: (i) the OBCA; (ii) Applicable Securities Laws; (iii) the ITA; (iv) any other applicable corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, provincial, state, local or foreign; and (v) Stock Exchange Policy;

(f) "Applicable Securities Law" means the Securities Act (Ontario) and the equivalent thereof in each province and territory of Canada in which the Company is a "reporting issuer" or the equivalent thereof, together with the regulations, rules and blanket orders of the securities commission or similar regulatory authority in each of such jurisdictions.

(g) "Black-Out Period" means a period when the Participant is prohibited from trading in the Company's securities, including the Common Shares, pursuant to Applicable Securities Laws or the policies of the Company;

(h) "Board" means the board of directors of the Company or such delegate as set out in Section 3.1(1);

(i) "Business Day" means any day other than a Saturday, Sunday or a statutory or civic holiday in the City of Toronto, Ontario, on which the Stock Exchange is open for trading;

(j) "Cause" means:

(i) if the Participant has a written agreement with the Company or a subsidiary of the Company in which cause is defined, "cause" as defined therein; or

(ii) if the Participant has no written agreement with the Company or a subsidiary of the Company in which cause is defined,

(A) in the case of employee, director or officer Participants: (I) the inability of the Participant to perform their duties due to a legal impediment such as an injunction, restraining order or other type of judicial judgment, decree or order entered against the Participant; (II) the failure of the Participant to follow the Company's reasonable instructions with respect to the performance of their duties; (III) any material breach by the Participant of their obligations under any code of ethics, any other code of business conduct or any lawful policies or procedures of the Company; (IV) excessive absenteeism, flagrant neglect of duties, serious misconduct, or conviction of crime or fraud; and (V) any other act or omission of the Participant which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee;

(B) in the case of Consultant Participants, for any reason, upon one (1) week's notice, provided there is no conflict with Applicable Law;

(k) "Certificate" has the meaning given to that term in Section 3.1(3);

(l) "Change of Control Event" means:

(i) the acquisition of a sufficient number of voting securities in the capital of the Company so that the acquiror, together with Persons or Entities acting jointly or in concert with the acquiror, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Company (provided that, prior to the acquisition, the acquiror was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Company);

(ii) the completion of a consolidation, merger, arrangement or amalgamation of the Company with or into any other entity whereby the voting securityholders of the Company immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity;

(iii) the complete liquidation or dissolution of the Company or the completion of a sale, lease, exchange or other transfer (in one transaction or a series of transactions) whereby all or substantially all of the Company's undertakings and assets become the property of any other entity and the voting securityholders of the Company immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale; or

(iv) an occurrence when a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board.

(m) "Common Shares" means the common shares in the share capital of the Company;

(n) "Company" means Volatus Aerospace Corp., a company amalgamated pursuant to the OBCA;

(o) "Consultant has the meaning ascribed to that term in Section 2.22 of NI 45-106;

(p) "control" has the meaning ascribed to that term in Section 1.4 of NI 45-106;

(q) "Controlled Company" means a company controlled by another person or company or by two or more companies;

(r) "Disability" means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than 12 months, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Board, acting reasonably, determines constitutes a disability.

(s) "Dividend RSUs" means a bookkeeping entry credited to a Participant's Account equivalent in value to the dividend, if any, paid on a Common Share in accordance with Section 4.2 of the Plan;

(t) "Eligible Person" means:

(i) any director, officer, or employee of the Company or any Affiliate;

(ii) subject to confirmation of the receipt of independent tax advice having been obtained by the recipient Consultant, any Consultant of the Company or any Affiliate; and

(iii) subject to confirmation of the receipt of independent tax advice having been obtained by the recipient Personal Holding Company, any Personal Holding Company of any of the persons listed in Section 1.2(v)(i) above;

who is designated by the Board as eligible to participate in the Plan, provided that no person undertaking Investor Relations Activities (as defined in the Stock Exchange Policy) on behalf of the Company shall be eligible to receive RSUs as compensation for such activities;

(u) "Expiry Date" means the expiry date set out by the Board on the date of approval of a grant and as described in the applicable Certificate (which for greater certainty may vary between RSUs granted from time to time), following which an RSU is expired and is thereafter incapable of settlement, and is of no value whatsoever, provided however that any RSU shall be deemed to have expired no later than December 1st of the third year after the Service Year, unless extended in accordance with Section 4.3(4)(a) of the Plan;

(v) "Grant Date" means any date determined from time to time by the Board as a date on which a grant of RSUs will be made to one or more Eligible Persons under this Plan;

(w) "ITA" means the Income Tax Act (Canada) and any regulations thereunder, each as amended from time to time. Any reference to any section of the ITA shall also be a reference to any successor provision and any regulation promulgated thereunder.

(x) "Investor Relations Activities" has the meaning set out in the Stock Exchange Policy.

(y) "Market Price" means, unless otherwise required by Applicable Law or by any applicable accounting standard for the Company's desired accounting for RSU Awards, with respect to any particular date, the last available closing market price of the Common Shares on the Stock Exchange. In the event that the Common Shares are not listed and posted for trading on any Stock Exchange, the Market Price shall be the fair market value of such Common Shares as determined by the Board in its discretion;

(z) "NI 45-106" means National Instrument 45-106 - Prospectus Exemptions, as may be amended from time to time. Any reference to any section of the NI 45-106 shall also be a reference to any successor provision promulgated thereunder.

(aa) "OBCA" means the Business Corporations Act (Ontario), together with the regulations thereto, as may be amended from time to time. Any reference to any section of the OBCA shall also be a reference to any successor provision promulgated thereunder.

(bb) "Outstanding Issue" means the number of Common Shares that are outstanding (on a non-diluted basis) immediately prior to the Common Share issuance or grant of RSUs in question, as applicable.

(cc) "Participant" means an Eligible Person to whom RSUs have been granted and are outstanding;

(dd) "Performance Criteria" means such corporate and/or personal performance criteria as may be determined by the Board in respect of the grant and/or vesting of Restricted Share Units to any Participant, which criteria may be applied to either the Company and its Related Entities as a whole or a Related Entity individually or in any combination, and measured either in total, incrementally or cumulatively over a calendar year or such other performance period as may be specified by the Board in its sole discretion, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group;

(ee) "Personal Holding Company" means a personal holding company that is either wholly owned, or controlled by, any director, executive officer or employee of the Company or an Affiliated Entity, and the shares of which are held directly or indirectly by any such person or the person s spouse, minor children and/or minor grandchildren;

(ff) "Person" or "Entity" means an individual, natural person, company, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such partnership, limited partnership, syndicate or group shall be deemed to be a Person or Entity;

(gg) "Plan" means this Restricted Share Unit plan of the Company, as amended from time to time;

(hh) "Related Entity" means a Person that is controlled by the Company.  For the purposes of this Plan, a Person (first person) is considered to control another Person (second person) if the first Person, directly or indirectly, has the power to direct the management and policies of the second person by virtue of

(i) ownership of or direction over voting securities in the second Person,

(ii) a written agreement or indenture,

(iii) being the general partner or controlling the general partner of the second Person, or

(iv) being a trustee of the second Person;

(ii) "Related Person" means:

(i) a Related Entity of the Company;

(ii) a partner, director or officer of the Company or Related Entity;

(iii) a promoter of or Person who performs Investor Relations Activities for the Company or Related Entity; and

(iv) any Person that beneficially owns, either directly or indirectly, or exercises voting control or direction over at least 10% of the total voting rights attached to all voting securities of the Company or Related Entity.

(jj) "Reporting Insider" means a reporting insider as defined under National Instrument 55-104 - Insider Reporting Requirements, as may be amended from time to time;

(kk) "Restricted Share Unit" or "RSU" means a bookkeeping entry equivalent in value to a Common Share credited to a Participant's Account and representing the right of a Participant to whom a grant of such restricted share units is made to receive one Common Share (or, pursuant to Section 4.3, an amount of cash equal to the Market Value thereof), pursuant and subject to the terms and conditions set forth in this Plan and in the applicable Certificate;

(ll) "RSU Award" means the number of RSUs determined by the Board to be awarded to the Participant and credited to a Participant's Account, as evidenced by a Certificate;

(mm) "Service Year" means the year in which an Eligible Person's services were or are rendered that give rise to the grant of an RSU Award;

(nn) "Settlement Date" means the Business Day during the Settlement Period on which a Participant elects to settle an RSU in accordance with Section 4.3;

(oo) "Settlement Notice" has the meaning set out in Section 4.3;

(pp) "Settlement Period" means the period starting on the Vesting Date and ending on the Expiry Date;

(qq) "Shareholder" means a holder of a Common Share in the capital of the Company;

(rr) "Share Compensation Arrangement" means any stock option, stock option plan, employee stock purchase plan, restricted share unit, or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares, including a share purchase from treasury which is financially assisted by the Company by way of a loan, guarantee or otherwise including, without limitation, this Plan;

(ss) "Stock Exchange" means the TSX Venture Exchange or if the Common Shares are not listed on the TSX Venture Exchange, any stock exchange on which the Common Shares are listed or traded, as determined by the Board;

(tt) "Stock Exchange Policy" means the rules and policies of the Stock Exchange, as may be amended from time to time;

(uu) "subsidiary" means a person or company that is:

(i) controlled directly or indirectly by:

(A) that other, or

(B) that other and one or more persons or companies each of which is controlled by that other, or

(C) two or more persons or companies, each of which is controlled by that other; or

(ii) a subsidiary of a person or company that is the other's subsidiary;

(vv) "Termination Date" means the date on which a Participant ceases to be an Eligible Person or otherwise on such date on which the Company terminates its engagement of the Participant. For greater certainty, in the case of a Participant whose employment or term of office with the Company or any of its subsidiaries terminates in the circumstances set out in Section 4.4(1)(a), Section 4.4(1)(b) or Section 4.4(1)(c), the date that is designated by the Company or any of its subsidiaries, as the last day of the Participant's employment or term of office with the Company or its subsidiaries, provided that in the case of termination of employment or term of office by voluntary resignation by the Participant, such date shall not be earlier than the date notice of resignation was given, and "Termination Date" specifically does not include any period of reasonable notice that the Company or any of its subsidiaries may be required at law to provide to the Participant; and

(ww) "Vesting Date" or "Vesting Dates" means the date or dates (as applicable) on which an RSU is vested and/or the satisfaction of the Performance Criteria for the purposes of the Plan.

Section 1.3 Interpretation

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

Section 1.4 Headings

The headings of all Articles, Sections, and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan.

Section 1.5 References to this RSU Plan

The words "herein", "hereby", "hereunder", "hereof" and similar expressions mean or refer to the Plan as a whole and not to any particular article, Section, paragraph or other part hereof.

Section 1.6 Canadian Funds

Unless otherwise specifically provided, all references to dollar amounts in the Plan are references to lawful money of Canada.

Article 2
SHARE CAPITAL

Section 2.1 Shares Reserved

(1) Subject to adjustment under Section 5.3(1), the securities that may be acquired by Participants pursuant to RSUs granted under this Plan shall consist of authorized but unissued Common Shares.

(2) The Company shall at all times during the term of this Plan ensure that the number of Common Shares it is authorized to issue shall be sufficient to satisfy the requirements of RSUs granted under this Plan.

(3) The aggregate maximum number of Common Shares made available for issuance under the Plan, including those issuable pursuant to Dividend RSUs, subject to adjustment under Section 5.3(1), shall be determined from time to time by the Board, but in any case, shall not exceed 101,835 Common Shares in the aggregate, or such greater number of Common Shares as shall have been duly approved by the Board and by the shareholders of the Company, subject to adjustments as provided in the Plan.

(4) If any RSU expires, terminates or is cancelled (whether or not upon payment with respect to vested RSUs) for any reason without having been settled, the number of Common Shares in respect of such expired, terminated or cancelled RSUs shall automatically be available for the purposes of granting RSUs pursuant to the Plan.

Section 2.2 Limits on RSU Grants

(1) The Company shall only grant RSU Awards under this Plan in accordance with Section 3.2 hereof.  For greater certainty, all RSU Awards granted under the Plan which may be denominated or settled in Common Shares, and all such Common Shares issued under the Plan, will be issued pursuant to the prospectus and registration requirements of Applicable Securities Laws or an exemption from such prospectus and registration requirements.

(2) The Company shall only grant RSU Awards under this Plan in compliance with Section 2.24 of NI 45-106.

(3) No individual may be granted RSU Awards representing more than 5% of the Outstanding Issue in any 12 month period.

(4) No Consultant may be granted RSU Awards representing more than 2% of the Outstanding Issue in any 12 month period.

(5) The number of Common Shares reserved for issuance under RSU Awards granted to Insiders may not exceed 10% of the Outstanding Issue.

(6) Insiders may not be granted, within a 12-month period, RSU Awards representing more than 10% of the Outstanding Issue.

(7) It is a condition of the grant of RSU Awards to Employees, Consultants or Management Company Employees (as defined in the Stock Exchange Policy), that the Company represents that the Participant is a bona fide Employee, Consultant or Management Company Employee, as the case may be.

Article 3
ADMINISTRATION

Section 3.1 General

(1) This Plan shall be administered by the Board, in its discretion. Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate (to the extent permitted by Applicable Law) the administration and operation of this Plan, in whole or in part, to a committee of the Board and/or to any member of the Board. Any delegation pursuant to this Section 3.1 shall be documented in a resolution of the Board.

(2) Subject to the terms and conditions set forth herein and Applicable Law, the Board is authorized to provide for the granting, vesting, settlement and method of settlement of RSUs, all on such terms (which may vary between RSUs granted from time to time) as it shall determine. In addition, the Board shall have the authority to:

(a) select any directors, officers, employees or Consultants of the Company or subsidiary of the Company to participate in this Plan; provided that RSUs granted to any Participant shall be approved by the Shareholders if the rules of the Stock Exchange require such approval;

(b) construe and interpret this Plan and all agreements entered into hereunder;

(c) prescribe, amend and rescind rules and regulations relating to this Plan; and

(d) make all other determinations necessary or advisable for the administration of this Plan. All determinations and interpretations made by the Board shall be binding on all Participants and on their legal, personal representatives and beneficiaries.

(3) An RSU Award shall be evidenced by an Restricted Share Unit Grant Agreement Certificate ("Certificate"), in substantially the form attached hereto as Schedule "A", as may be amended by the Board from time to time. Each such Certificate shall include the following terms and conditions and such additional terms and conditions (in either case not inconsistent with the provisions of the Plan and such provisions of the Plan shall prevail in the event of a conflict between the Plan and a Certificate or any other communications) as the Board shall determine, in its discretion:

(a) the number of RSUs subject to the RSU Award to be credited to the Participant's Account;

(b) the Grant Date;

(c) the Vesting Date, Vesting Dates applicable to the RSUs subject to the RSU Award;

(d) Performance Criteria (if any);

(e) the Settlement Period and Expiry Date applicable to an RSU subject to the RSU Award;

(f) the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon settlement of the RSU; and

(g) such other terms, conditions and limitations permitted by and not inconsistent with this Plan as the Board may determine.

(4) No member of the Board (or person acting under delegated authority) nor the Company, will be liable for any action or determination taken or made in the administration, interpretation, construction or application of this Plan, any Certificate or any RSU issued pursuant to this Plan, or otherwise in any way in respect of any Participant's participation in this Plan or the holding or settlement of RSUs. To the fullest extent permitted by Applicable Law, the Company shall indemnify and save harmless, and shall advance and reimburse the expenses of, each Person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such Person is or was a member of the Board or is or was a member of the committee responsible for administering and operating the Plan in respect of any claim, loss, damage or expense (including legal fees) arising therefrom.

Section 3.2 Compliance with Legislation

(1) The Plan, the terms of the issue or grant and the settlement of RSUs hereunder and the Company's obligation to sell and deliver Common Shares upon settlement of RSUs shall be subject to all Applicable Law and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Company, be required. The Company shall not be obliged by any provision of the Plan or the grant of any RSU hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals.

(2) No RSU shall be granted and no Common Shares issued or sold thereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any RSU or issue or sale of Common Shares hereunder in violation of this provision shall be void.

(3) The Company shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with the Stock Exchange. Common Shares issued to Participants pursuant to the settlement of RSUs may be subject to restrictions or limitations on sale or resale under Applicable Securities Laws.

(4) If Common Shares cannot be issued to a Participant upon the settlement of an RSU due to legal or regulatory restrictions, the obligation of the Company to issue such Common Shares under the Plan shall terminate, at no cost to the Company nor obligation to otherwise compensate a Participant in any way.

Section 3.3 Miscellaneous

(1) Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required Shareholder or Stock Exchange approval.

(2) Nothing contained in the Plan nor in any RSU granted hereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Company or any rights as a Shareholder or any other legal or equitable right against the Company whatsoever other than as set forth in the Plan and pursuant to the settlement of any RSU.

(3) The Plan does not give any Participant or any employee of the Company or any of its Affiliated Companies or Controlled Companies or subsidiaries the right or obligation to continue to serve as a Consultant, director, officer or employee of, or be engaged by, as the case may be, the Company or any of its Affiliated Companies or Controlled Companies or subsidiaries. The awarding of RSUs to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Company or any of its subsidiaries other than as specifically provided for in the Plan.

(4) The existence of any RSUs shall not affect in any way the right or power of the Company or its Shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Company s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company or to create or issue any bonds, debentures, shares or other securities of the Company or the rights and conditions attaching thereto or to affect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

(5) No fractional Common Shares shall be issued upon the settlement of RSUs granted under the Plan and, accordingly, if a Participant would become entitled to a fractional Common Share upon the settlement of an RSU, or from an adjustment pursuant to Section 5.3(1) such Participant shall only have the right to receive the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

Article 4
RESTRICTED SHARE UNITS

Section 4.1 Granting of RSUs

(1) Where the Board determines to grant an RSU Award to an Eligible Person under the terms and conditions applicable to such RSU Award, the Company shall deliver to the Eligible Person a Certificate, containing the terms and condition applicable to such RSU Award.

(2) On the grant of an RSU Award, the Company will credit the Participant's Account with the number of RSUs granted to such Participant under the terms of the RSU Award.

(3) The grant of an RSU Award shall entitle the Participant to the conditional right to receive for each RSU credited to the Participant's Account, at the election of the Company, either one Common Share or an amount in cash, in each case net of applicable taxes and contributions to government sponsored plans, as determined by the Board, equal to the Market Price of one Common Share on the Settlement Date for each RSU credited to the Participant's Account, subject to the conditions set out in the Certificate and in the Plan, and subject to all other terms of this Plan.

(4) An Eligible Person may receive an RSU Award on more than one occasion under the Plan and may receive separate RSU Awards on any one occasion.

(5) RSUs granted under this Plan to an Eligible Person in a calendar year will (subject to any applicable terms and conditions, and subject to any determination made by the Board, including as may be reflected in the Certificate) represent a right to a bonus or similar award to be received for services rendered by such Eligible Person to the Company or an Affiliate, as the case may be, in the fiscal year ending in or coincident with (or, where determined by the Board, before) such calendar year.

Section 4.2 Dividends

(1) Unless the Board determines otherwise, additional RSUs ("Dividend RSUs") will be credited to a Participant's Account where the Company declares and pays a dividend on Common Shares. The number of Dividend RSUs credited to a Participant's Account in connection with the payment of dividends on Common Shares will be based on the actual amount of cash dividends that would have been paid to such Participant had they been holding such number of Shares equal to the number of RSUs credited to the Participant's Account on the date on which cash dividends are paid on the Common Shares and the Market Price of the Common Shares on the payment date.

(2) Dividend RSUs credited to a Participant's Account shall vest and be settled in the same manner and on the same date as the RSUs to which they relate.

Section 4.3 Settlement of Restricted Share Units

(1) Subject to the provisions of the Plan and in particular Section 4.4 and Section 5.2 and any vesting limitations, including any Performance Criteria, imposed by the Board in its sole unfettered discretion at the time of grant, RSUs subject to an RSU Award may be settled by a Participant during the Settlement Period applicable to the RSU by delivery to the Company of a notice (the "Settlement Notice") in a form attached to the Certificate.  As soon as practicable following the receipt of the Settlement Notice, RSUs will be settled by the Company through the delivery by the Company of such number of Common Shares equal to the number of RSUs then being settled or, at the Company's election, an amount in cash, in each case net of applicable taxes and contributions to government sponsored plans, equal to the Market Price at the Settlement Date of one Common Share for each RSU then being settled. Where, prior to the Expiry Date, a Participant fails to elect to settle an RSU, the Participant shall be deemed to have elected to settle such RSUs on the day immediately preceding the Expiry Date.

(2) Notwithstanding the foregoing, if the Company elects to issue Common Shares in settlement of RSUs:

(a) the Company may elect to settle for cash such number of RSUs as it deems necessary or advisable to raise funds sufficient to cover such withholding taxes with such amount being withheld by the Company; or

(b) the Company may, as a condition of settlement in the form of Common Shares, require the Participant to pay the applicable taxes as determined by the Company or make such other arrangement acceptable to the Company in its discretion (if at all) as it deems necessary or advisable.

(3) Subject to the terms of the Plan, as soon as practicable after receipt of any of the amount, undertaking or election listed in Section 4.3(2), the Company will forthwith cause the transfer agent and registrar of the Common Shares to deliver to the Participant a certificate or certificates in the name of the Participant or a statement of account, at the discretion of the Company, representing in the aggregate Common Shares issued to the Participant.

(4) Notwithstanding any other provision of the Plan:

(a) no RSU shall be capable of settlement after the Expiry Date, provided, however, that if the Expiry Date in respect of an RSU falls on a date upon which such Participant is prohibited from exercising such RSU due to a Black-Out Period or other trading restriction imposed by the Company or under Applicable Securities Law, then the Expiry Date of such RSU shall be automatically extended to the fifth (5th) Business Day following the date the relevant Black-Out Period or other trading restriction imposed by the Company or Applicable Securities Law is lifted, terminated or removed but in no event shall the Expiry Date be extended beyond December 31st of the third year after the Service Year. The foregoing extension applies to all RSUs regardless of the Grant Date and shall not be considered an extension of the term thereof as otherwise referred to in the Plan. In addition, the Participant acknowledges that such an extension may result in less favourable tax consequences to the Participant than if the RSUs had been settled on the original Expiry Date;

(b) the Settlement Period shall be automatically reduced in accordance with Section 4.4 upon the occurrence of any of the events referred to therein; and

(c) no RSU in respect of which Shareholder approval is required under the rules of the Stock Exchange shall be settled until such time as such RSU has been so approved.

Section 4.4 Termination of Service

(1) Except as otherwise determined by the Board:

(a) all RSUs held by the Participant (whether vested or unvested) shall terminate automatically on the Termination Date for any reason other than as set forth in paragraph (b) and (c) below;

(b) in the case of a termination of the Participant's service by reason of (A) termination by the Company or any subsidiary of the Company other than for Cause, or (B) the Participant's death or Disability, the Participant's unvested RSUs shall vest automatically as of such date, and on the earlier of the original Expiry Date and any time during the ninety (90) day period commencing on the date of such termination of service (or, if earlier, the Termination Date), the Participant (or their executor or administrator, or the person or persons to whom the Participant's RSUs are transferred by will or the applicable laws of descent and distribution) will be eligible to request that the Company settle their vested RSUs. Where, prior to the 90th day following such termination of service (or, if earlier, the Termination Date) the Participant fails to elect to settle a vested RSU, the Participant shall be deemed to have elected to settle such RSU on such 90th day (or, if earlier, the Termination Date) and to receive Common Shares in respect thereof;

(c) in the case of a termination of the Participant's services by reason of (A) voluntary resignation, or (B) death or Disability, only the Participant's unvested RSUs shall terminate automatically as of such date, and any time during the ninety (90) day period commencing on the date of such termination of service (or, if earlier, the Termination Date), the Participant will be eligible to request that the Company settle their vested RSUs. Where, prior to the 90th day following such termination of service (or, if earlier, the Termination Date) the Participant fails to elect to settle a vested RSU, the Participant shall be deemed to have elected to settle such RSU on such 90th day (or, if earlier, the Termination Date) and to receive Common Shares in respect thereof;

(d) for greater certainty, where a Participant's employment, term of office or other engagement with the Company terminates by reason of termination by the Company or any subsidiary of the Company for Cause then any RSUs held by the Participant (whether unvested or vested) at the Termination Date, immediately terminate and are cancelled on the Termination Date or at a time as may be determined by the Board, in its discretion;

(e) a Participant's eligibility to receive further grants of RSUs under this Plan ceases as of the earliest of the date the Participant resigns from or terminates its engagement with the Company or any subsidiary of the Company and the date that the Company or any subsidiary of the Company provides the Participant with written notification that the Participant's employment, term of office or engagement, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date; and

(f) for the purposes of the Plan, a Participant shall not be deemed to have terminated service or engagement where: (i) the Participant remains in employment or office within or among the Company or any subsidiary of the Company or (ii) the Participant is on a leave of absence approved by the Board.

Section 4.5 Non-transferability of RSUs

(1) RSUs shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant's legal representative.

Article 5
TERMINATION, AMENDMENTS AND ADJUSTMENTS

Section 5.1 Amendment and Termination

(1) The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable law, and subject to any required regulatory approval.

(2) No such amendment, suspension or termination shall alter or impair any RSUs or any rights pursuant thereto granted previously to any Participant without the consent of such Participant.

(3) If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan termination shall continue in effect during such time as an RSU or any rights pursuant thereto remain outstanding.

(4) With the consent of the affected Participant, the Board may amend or modify any outstanding RSU in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which the RSU becomes exercisable, subject to the prior approval of the Stock Exchange where necessary.

Section 5.2 Change of Control

(1) Notwithstanding any other provision of this Plan, in the event of an actual or potential Change of Control Event, the Board may, in its discretion, without the necessity or requirement for the agreement or consent of any Participant: (i) accelerate, conditionally or otherwise, on such terms as it sees fit, the vesting date of any RSU; (ii) permit the conditional settlement of any RSU, on such terms as it sees fit; (iii) otherwise amend or modify the terms of the RSU, including for greater certainty permitting Participants to settle any RSU, to assist the Participants to tender the underlying Common Shares to, or participate in, the actual or potential Change of Control Event or to obtain the advantage of holding the underlying Common Shares during such Change of Control Event; and (iv) terminate, following the successful completion of such Change of Control Event, on such terms as it sees fit, the RSUs not settled prior to the successful completion of such Change of Control Event, including, without limitation, for no payment or other compensation.

(2) The determination of the Board in respect of any such Change of Control Event shall for the purposes of this Plan be final, conclusive and binding.

Section 5.3 Adjustments

(1) If there is a change in the outstanding Common Shares by reason of any stock dividend or split, recapitalization, amalgamation, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the Stock Exchange where necessary, appropriate substitution or adjustment in

(a) the number or kind of Common Shares or other securities reserved for issuance pursuant to the Plan, and

(b) the number and kind of Common Shares or other securities subject to unsettled and outstanding RSUs granted pursuant to the Plan;

provided, however, that no substitution or adjustment shall obligate the Company to issue fractional RSUs or shares. If the Company is reorganized, amalgamated with another company or consolidated, the Board shall make such provisions for the protection of the rights of Participants as the Board in its discretion deems appropriate.

(2) For greater certainty, no amount will be paid to, or in respect of, a Participant under the Plan or pursuant to any other arrangement, and no additional RSUs, Common Shares or other securities of the Company will be granted to a Participant to compensate the Participant for any downward fluctuations in the Market Price of a Common Share nor will any other form of benefit, cash or otherwise, be conferred upon, or in respect of, a Participant for such a purpose.

Article 6
GENERAL

Section 6.1 Effective Date

The Plan shall be effective upon the approval of the Plan by the Board.

Section 6.2 Notice

Any Notice required to be given by this Plan shall be in writing and shall be given by registered mail, postage prepaid, or delivered by courier or by electronic transmission addressed, if to the Company, to the operations office of the Company at [•], Attention: Chief Financial Officer; or if to a Participant, to such Participant at their address as it appears on the books of the Company or in the event of the address of any such Participant not so appearing, then to the last known address of such Participant; or if to any other person, to the last known address of such person.

Section 6.3 Tax Withholdings

The Company shall be entitled to withhold such number of Common Shares or amount of cash payable to a Participant, either under this Plan or otherwise, or make or require the Participant to make, such other arrangement, including an arrangement as  contemplated under Section 4.3(2), as it may deem necessary or advisable so as to ensure that the Company is in compliance with the applicable provisions of any federal, provincial or local law relating to the withholding or remittance of tax or other relevant amounts. It is the responsibility of the Participant to complete and file any tax returns which may be required within the periods specified under applicable laws as a result of the Participant's participation in the Plan. The Company shall not be responsible for any tax consequences to a Participant as a result of the Participant's participation in the Plan.

Section 6.4 Rights of Participants

No person entitled to settle any RSU granted under this Plan shall have any of the rights or privileges of a Shareholder in respect of any Common Shares issuable upon settlement of such RSU until such Common Shares have been issued to such person. Subject to Section 4.2 and Section 5.3, no holder of any RSUs shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for Shareholders for which the record date is prior to the date on which Common Shares are issued in satisfaction of a Participant's RSUs.

Section 6.5 Right to Funds

(1) Neither the establishment of this Plan nor the granting of RSUs under this Plan shall be deemed to create a trust.

(2) Amounts payable to any Participants under this Plan shall be a general, unsecured obligation of the Company.

(3) The right of the Participant to receive payment pursuant to this Plan shall be no greater than the right of other unsecured creditors of the Company.

Section 6.6 Right to Issue Other Shares

The Company shall not by virtue of this Plan be in any way restricted from declaring and paying stock dividends, issuing further Common Shares, varying or amending its share capital or corporate structure or conducting its business in any way whatsoever.

Section 6.7 Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the legal representatives of such Participant or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

Section 6.8 Funding of the Plan

The Plan shall be unfunded. No funds will be set aside to guarantee the payment of RSUs, which will remain an unfunded liability recorded on the books of the Company.

Section 6.9 No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

Section 6.10 Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 6.11 Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

SCHEDULE "A"
RESTRICTED SHARE UNIT AGREEMENT CERTIFICATE

TO: [Name of Participant] (the "Participant")

Dear •

Volatus Aerospace Corp. (the "Company") hereby confirms a grant of restricted share units ("RSUs") described in the table below to the Participant pursuant to the Company's Restricted Share Unit Plan (the "RSU Plan"), as amended from time to time. The RSU Plan is incorporated herein by reference and made a part of this letter agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the RSU Plan.

Each RSU granted to the Participant named herein represents the right of the Participant to receive one common share in the share capital of the Company (an "RSU Share") or, at the Company's election, an amount in cash, in each case net of applicable taxes and contributions to government sponsored plans, equal to the Market Price of one RSU Share for each RSU then being settled, on the date(s) or pursuant to the terms specified below.  Upon each Vesting Date, the Participant may deliver a written notice in the form attached hereto as Appendix "1" specifying the number of RSUs to be denominated or settled, in the Company's discretion, in Common Shares or cash.

Subject to any further vesting conditions noted herein or the RSU Plan, the following number of RSUs are awarded with the following Grant Date(s), Expiry Date(s) and Vesting Date(s):

No. of RSUs	Service Year*	Grant Date	Vesting Date(s)	Expiry Date**

[Any additional vesting conditions/Performance Criteria (if any) added here or attached hereto]

*the year in which the Participant services were/are rendered for which the RSU grant is awarded

**the Expiry Date must be set no later than December 1st of the third year after the end of the Service Year

The Participant hereby acknowledges and consents that:

1. The Participant has received a copy of the RSU Plan and has read, understands and agrees to be bound by the provisions of the RSU Plan, including provisions relating to the tax treatment, tax withholding obligations and tax reassessment risks that apply or may apply in certain circumstances;

2. The Participant is, under the terms and conditions of the RSU Plan, a bona fide Eligible Person, entitled to receive RSUs under the RSU Plan and Applicable Law;

3. The RSUs granted hereunder shall vest, be redeemed and terminate in accordance with the provisions set out in this Agreement and the provisions of the RSU Plan;

4. RSU Shares will be subject to restrictions on disposition for a period of four (4) months from the Grant Date and, if issued before the date that is four (4) months after the Grant Date, will be legended accordingly and, in any event, will comply with the restrictions on disposition of Applicable Securities Laws and Stock Exchange Policy;

5. If the Participant is, or becomes, a resident of the United States of America, the Participant will (and it shall be a condition of the redemption of the Participant's RSUs) that the Participant will execute such additional certificate of representation that may be reasonably required by the Company; and

6. The Participant acknowledges and consents to the Company collecting the Participant's personal information for the purposes of this Certificate; retaining the personal information for as long as permitted or required by Applicable Law or business practices; and providing to various governmental and regulatory authorities, as may be required by Applicable Securities Laws, Stock Exchange rules, including Stock Exchange Policy, and the rules of the Investment Industry Regulatory Organization of Canada (IIROC) or to give effect to this agreement any personal information provided by the Participant.

DATED ____________________, 20____.

VOLATUS AEROSPACE CORP.

Per:________________________________________
                    Authorized Signatory

The undersigned hereby accepts such grant, acknowledges being a Participant under the RSU Plan, agrees to be bound by the provisions thereof and agrees that the RSU Plan will be effective as an agreement between the Company and the undersigned with respect to the RSUs granted or otherwise issued to the undersigned.

DATED ____________________, 20____.

_______________________________________ Participant's Signature _______________________________________ _______________________________________ Name of Participant (print)

[OR]

[NAME OF COMPANY PARTICIPANT]
By:

_______________________________________
Authorized Signatory

_______________________________________
Name of Authorized Signatory

APPENDIX "1"

RSU NOTICE FORM

To: The Board of Directors of Volatus Aerospace Corp. (the "Company")

1. The undersigned (the "Participant"), being the holder of restricted share units ('RSUs") of the Company pursuant to the RSU plan of the Company (the "RSU Plan"), hereby elects, in accordance with and subject to the RSU Plan and the Certificate granting the RSUs to the Participant, to acquire ____________ common shares in the capital of the Company (each, an "RSU Share") on a basis of, and at the Company's election, either: (a) one (1) RSU Share for each vested RSU held by the RSU Holder, or (b) an amount in cash, net of applicable taxes, equal to the Market Price of one RSU Share for each vested RSU.

2. The Participant acknowledges and agrees that the issuance of the RSU Shares, if applicable, is subject to the terms and conditions of the Certificate representing the RSUs and the RSU Plan.

3. If the Company elects to denominate or settle the RSUs on the basis of RSU Shares, the Participant directs the Company to register and deliver certificates or DRS Statements evidencing the RSU Shares as follows:

______________________________________________________________

______________________________________________________________

4. If the Company elects to denominate or settle the RSUs on the basis of cash, the Participant directs the Company to issue and deliver a cheque as follows in respect of the portion of the RSU Shares settled in cash:

______________________________________________________________

______________________________________________________________

All capitalized terms not defined herein shall have the meanings attributable to such terms as in the RSU Plan.

DATED the __________ day of                                                            , 20___.

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)

SCHEDULE "5" - FINANCIAL STATEMENTS AND MD&A OF PARTNER JET CORP.

See attached.

Partner Jet Corp.

Audited Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

These financial statements are presented in Canadian Dollars unless otherwise noted.

2450 Derry Road East, Hangar 9, Mississauga, ON, L5S 1B2 Tel: 905-676-0092 Fax: 905-676-0192 www.partnerjet.com

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of

Partner Jet Corp.

Opinion

We have audited the consolidated financial statements of Partner Jet Corp. (the Company), which comprise the consolidated statements of financial position as at November 30, 2020 and November 30, 2019, and the consolidated statements of (loss) and comprehensive (loss), consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at November 30, 2020 and November 30, 2019, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises:

• Management's Discussion and Analysis

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

We obtained the Management's Discussion and Analysis prior to the date of this auditor's report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor's report. We have nothing to report in this regard.

1

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

• Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

• Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

• Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

2

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Howard Wolle.

February 5, 2021	S & W LLP
Toronto, Canada	Chartered Professional Accountants, Licensed Public Accountants

3

 Partner Jet Corp.
Consolidated Statements of Financial Position

	November 30	November 30
	2020	2019
Assets
Current
Cash and cash equivalents	$1,283,035	$1,889,330
Trade and other receivables (note 9)	317,553	1,740,804
Income taxes receivable	261,378	26,262
Prepaid expenses (note 9)	52,536	192,203
	1,914,502	3,848,599
Property, plant and equipment (note 5)	3,784,647	17,338
Right of use asset (note 7)	172,142	-

Total Assets	$5,871,291	$3,865,937

Liabilities
Current
Trade payables and accrued liabilities (note 9)	$1,079,973	$771,397
Unearned revenues	141,971	401,365
Current portion of lease liability (note 8)	40,457	-
Current portion of promissory note payable (note 5,9)	124,522	-
	1,386,923	1,172,762

CEBA loan (note 10)	80,000	-
Lease liability (note 8)	142,754	-
Promissory note payable (notes 5, 9)	2,241,592	-
Total Liabilities	3,851,269	1,172,762

Shareholders' Equity
Share capital (note 6)	1,102,694	1,102,694
Contributed surplus (note 6)	164,314	135,060
Retained earnings	753,014	1,455,421
Total Shareholders' Equity	2,020,022	2,693,175
Total Liabilities and Shareholders' Equity	$5,871,291	$3,865,937

Commitments (note 11)

Approved on behalf of the Board:

"Richard Gage"	Director

"Samuel Ingram"	Director

The accompanying notes are an integral part of these consolidated financial statements.

4

Partner Jet Corp.
Consolidated Statements of (Loss) and Comprehensive (Loss)

	Year ended	Year ended
	November 30	November 30
	2020	2019
Revenue
Aircraft Management (note 9)	$3,222,186	$4,586,876
Charter activities	1,924,730	2,276,144
Maintenance (note 9)	1,583,214	2,047,248
	6,730,130	8,910,268

Expenses - Aircraft Operations
Aircraft operating costs (note 9)	2,742,365	3,905,563
Charter activities (note 9)	2,454,730	2,075,541
Maintenance (note 9)	1,536,476	2,016,975
	6,733,571	7,998,079

	(3,441)	912,189

Expenses - General Operations
Amortization expense on PPE (note 5)	145,341	4,870
Amortization expense on right of use asset (note 7)	45,132	-
Interest on leased liability (note 8)	16,186	-
Foreign exchange loss (gain)	2,522	(139)
General and administrative (note 9)	1,160,111	1,170,300
	1,369,292	1,175,031
Non-operating Income
Canada Emergency Wage Subsidy (note 14)	373,943	-
Canada Emergency Rent Subsidy (note 15)	12,457	-
Gain on disposal of property and equipment	-	175,781
	386,400	175,781

Net (loss) before income taxes (recovery)	(986,333)	(87,061)

Income taxes (recovery) (note 16)	(283,926)	(21,230)

Net and comprehensive (loss)	$(702,407)	$(65,831)

(Loss) per share - basic (note 12)	$(0.0774)	$(0.0073)

(Loss) per share - fully diluted (note 12)	$(0.0774)	$(0.0073)

The accompanying notes are an integral part of these consolidated financial statements.

5

 Partner Jet Corp.
Consolidated Statements of Changes in Equity
For the years ended November 30, 2020 and 2019

			Contributed
		Contributed	Surplus -		Total
		Surplus -	Cancelled	Retained	Shareholders
	Share Capital	Stock Options	Stock Options	Earnings/Deficit	Equity

Balance, November 30, 2019 (Note 6)	$1,102,694	$74,000	$61,060	$1,455,421	$2,693,175
Net (loss)	-	-	-	(702,407)	(702,407)
Stock-based Compensation	-	29,254		-	29,254
Balance, November 30, 2020 (Note 6)	$1,102,694	$103,254	$61,060	$753,014	$2,020,022

Balance, November 30, 2018 (Note 6)	$1,102,694	$74,000	$61,060	$1,521,252	$2,759,006
Net (loss)	-	-	-	(65,831)	(65,831)
Balance, November 30, 2019 (Note 6)	$1,102,694	$74,000	$61,060	$1,455,421	$2,693,175

The accompanying notes are an integral part of these consolidated financial statements.

6

 Partner Jet Corp.
Consolidated Statements of Cash Flows

	Year ended	Year ended
	November 30	November 30
	2020	2019
Operating Activities
Net and comprehensive (loss) for the year	$(702,407)	$(65,831)
Non-cash items:
Stock-based compensation	29,254	-
Amortization on PPE	145,341	4,870
Amortization on right of use asset	45,132	-
	(482,680)	(60,961)
Changes in non-cash working capital balances:
Trade and other receivables	1,423,251	411,333
Income taxes receivable	(235,116)	(26,262)
Prepaid expenses	139,667	72,760
Trade payables and accrued liabilities	308,576	441,228
Income taxes payable	-	(12,102)
Unearned revenues	(259,394)	118,663
Cash provided by operating activities	894,304	944,659

Financing Activities
CEBA Loan	80,000
Promissory notes payable	2,366,114
Lease payments	(34,063)	-
Cash provided by investing activities	2,412,051	-

Investing Activities
Purchase of property, plant and equipment	(3,912,650)	-
Cash (used in) investing activities	(3,912,650)	-

(Decrease) Increase in cash and cash equivalents	(606,295)	944,659

Cash and cash equivalents, beginning	1,889,330	944,671
Cash and cash equivalents, ending	$1,283,035	$1,889,330
Comprised of:
Cash	$1,264,353	$1,870,788
Cash Equivalents	$18,682	$18,542
Total:	$1,283,035	$1,889,330
The accompanying notes are an integral part of these consolidated financial statements.

7

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

1. Nature of Business

Partner Jet Corp. (the "Company") through its subsidiary carries on the business of a full service aircraft management, private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. The Company's revenue is generated through aircraft management contracts, charter and sub-charter activities, and aircraft maintenance contracts. The Company was incorporated under the laws of Ontario on December 17, 1987 and the registered address of the Company is 2450 Derry Road East, Hangar 9, Mississauga, Ontario, L5S 1B2. Its shares are currently listed for trading on the TSX Venture Exchange (TSX-V) under the symbol "PJT".

2. Statement of Compliance

These consolidated financial statements of the Company, approved by the Board of Directors on February 05, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") and their interpretations adopted by the International Accounting Standards Board ("IASB"). The policies applied in these consolidated financial statements are based on IFRS effective or issued as at February 05, 2021.

3. Summary of Accounting Policies

a. Basis of preparation

These financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

These financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the financial statements from the date the control commences until the date control ceases.

All intra-company balances and transactions are eliminated in preparing the consolidated financial statements.

These financial statements include the accounts of the Company and its wholly-owned subsidiary, Partner Jet Inc.

8

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

b. Revenue recognition

The Company earns the majority of its revenue from aircraft management, aircraft maintenance and charter revenue from charter of third party aircraft, as well as the Company's owned aircraft.

Revenue is recognized as follows:

i) Revenue from aircraft operating contracts and aircraft management fees is recognized on a monthly basis in accordance with the client operating contracts.

ii) Revenue from aircraft maintenance is recognized monthly based on the work performed to date.

iii) Revenue from aircraft charter is recognized at the completion of each charter flight.

iv) Unearned revenue arises from fees for aircraft management, charters and aircraft maintenance billed in advance of the period in which the service is provided.

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

c. Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

d. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is recognized so as to write off the cost or valuation of assets less their residual values over their useful lives using the following methods and annual rates:

9

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

d. Property, plant and equipment (continued)

Computer equipment	30% declining balance basis
Computer software	100% declining balance basis
Equipment and furniture	20% declining balance basis
Vehicles	30% declining balance basis
Leasehold improvements	Straight line basis over the lesser of useful life or lease term
Aircraft	Cost less than residual value on straight line basis over the useful life

The estimated useful lives, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Property and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

e. Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

10

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

f. Foreign currency translation

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company and its subsidiaries is the Canadian dollar.

g. Share-based payment arrangements

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of equity-settled share-based transactions was determined using the Black-Scholes Model.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company's estimate of equity instruments that will eventually vest, with a corresponding increase in equity (equity-settled employee benefits reserve). At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

h. Impairment of tangible assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

11

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

h. Impairment of tangible assets (continued)

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in profit and loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash- generating unit is increased to the revised estimate of its recoverable amount. However, the increased carrying amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

i. Equity

The Company's equity comprises the proceeds received for its issued common shares less any costs of issuance, contributed surplus arising from the fair value of the stock options granted and its net and comprehensive profit/loss since incorporation.

j. Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are recognized initially at fair value plus transaction costs, except for financial assets and financial liabilities carried at fair value through net income or loss, which are measured initially at fair value.

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

12

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued)

Financial Assets (continued):

Financial assets at fair value through profit and loss (continued)

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

The company's cash and cash equivalents and short-term investments are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

The Company's financial liabilities measured at amortized cost include trade payables, accrued liabilities, lease liability, promissory note payable and CEBA loan.

13

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued)

Financial Liabilities (continued):

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value. For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

14

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued)

Financial Liabilities (continued):

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Measurement category under IFRS 9
Cash and cash equivalents	Financial assets at FVTPL
Short-term investments	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Trade payables, accrued liabilities, lease liability, promissory note payable and CEBA loan	Financial liabilities at amortized cost

k. Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

15

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

l. Accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share- based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

m. Earnings per share

The Company presents basic and diluted earnings or loss per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for its own shares held. Diluted EPS is determined by the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, for the effects of all dilutive potential common shares adjusted for its own shares held.

n. Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on December 1, 2019:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of- use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of- use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for periods beginning on or after January 1, 2019.

16

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

3. Summary of Accounting Policies (Continued)

n. Application of new International Financial Reporting Standards ("IFRS") (continued)

The Company adopted this standard effective December 1, 2019. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

4. Capital Structure

The capital structure of the Company consists principally of cash and cash equivalents, short-term investments and shareholders' equity comprised of retained earnings and share capital. The Company's strategy is to minimize the use of debt financing to fund growth and manage its capital structure in light of economic conditions and the risk characteristics of the underlying assets. The Company's primary uses of capital are to finance non-cash working capital requirements and capital expenditures, which are currently funded from its internally generated cash flows. The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. The Company's objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of growth and to deploy capital to provide an appropriate return on investment to its shareholders. There are no changes from the prior year in the Company's capital structure.

Relevant factors impacting the Company's capital structure are as follows:

	November 30	November 30
	2020	2019

Cash and cash equivalents	$1,283,035	$1,889,330
Share capital	$1,102,694	$1,102,694
Contributed surplus	$164,314	$135,060
Retained earnings	$491,636	$1,455,421
Total equity	$1,758,644	$2,693,175

The Company manages the capital structure and makes adjustments in light of economic conditions and the risk characteristics of underlying assets. In order to maintain or adjust the capital structure, the Company may purchase shares for cancellation, issue new shares, issue new debt or issue new debt to replace existing debt with different characteristics.

17

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

5. Property, Plant and Equipment

	Balance,			Balance,
Cost	November 30, 2019	Additions	Disposals	November 30, 2020
Leasehold Improvements	$73,138			$73,138
Computer Equipment	261,701			261,701
Computer Software	63,063			63,063
Equipment and Furniture	217,836			217,836
Vehicles	7,155			7,155
Aircraft	-	3,912,650		3,912,650
	$622,893	$3,912,650	$-	$4,535,543

Accumulated	Balance,			Balance,
Depreciation	November 30, 2019	Amortization	Disposals	November 30, 2020
Leasehold Improvements	$73,138			$73,138
Computer Equipment	258,702	900		259,602
Computer Software	63,063			63,063
Equipment and Furniture	203,497	2,867		206,364
Vehicles	7,155			7,155
Aircraft	-	141,574		141,574

	$605,555	$145,341	$-	$750,896

Carrying Value	$17,338			$3,784,647

	Balance,			Balance,
Cost	November 30, 2018	Additions	Disposals	November 30, 2019
Leasehold Improvements	$73,138			$73,138
Computer Equipment	261,701			261,701
Computer Software	63,063			63,063
Equipment and Furniture	217,836			217,836
Vehicles	7,155			7,155

	$622,893	$-	$-	$622,893

Accumulated	Balance,			Balance,
Depreciation	November 30, 2018	Amortization	Disposals	November 30, 2019
Leasehold Improvements	$73,138			$73,138
Computer Equipment	257,417	1,285		258,702
Computer Software	63,063			63,063
Equipment and Furniture	199,912	3,585		203,497
Vehicles	7,155			7,155
	$600,685	$4,870	$-	$605,555

Carrying Value	$22,208			$17,338

18

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

5. Property, Plant and Equipment (Continued)

During the year ended November 30, 2020, the Company entered into an aircraft purchase agreement with a related party, whereby it purchased a Cessna C-750 Citation X Aircraft for a total consideration of $3,912,650. The purchase price is to be paid as follows:

(i) The initial payment of $1,500,000 is in the form of a credit issued by the Company to the seller against outstanding accounts between the buyer and the seller.

(ii) The balance is a promissory note of $2,412,650 with interest payable on the unpaid principal at the rate of 5.00 percent per annum, calculated annually. This promissory note will be repaid in consecutive monthly installments of $20,000 for 48 months with the balance then owing under this note being paid at that time.

6. Share Capital

Authorized:
Unlimited number of Class B preference shares, redeemable,
non-participating and entitled to one vote per share
Unlimited number of Class C preference shares, issuable
in series, and entitled to one vote per share
Unlimited number of common shares

Stated:
9,078,774 common shares		$1,102,694

	Number	Amount
Balance as at November 30, 2020 and November 30, 2019	9,078,774	$1,102,694

The Company has an incentive stock option plan in place for its directors, officers, employees and consultants. Options may be granted for a period not exceeding five years at an option price not less than the market price of the shares at the time the option is granted subject to a minimum price of $0.10. The maximum number of common shares which may be set aside for issuance under the plan is 907,877. From time to time, such number may be increased subject to approval of the shareholders of the Company. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% (2% with respect to consultants) of the common shares outstanding at the time of the grant, less the number of shares reserved for issuance to such person.

On October 08, 2020, the Company granted 125,000 options to a total of five directors to purchase common shares exercisable at a price of $0.10125 per common share with an expiry date of October 08, 2025. These stock options vest immediately upon issuance. In addition, the Company granted 450,000 options to its President and CEO to purchase common shares exercisable at a price of $0.10125 per common share with an expiry date of October 08, 2025. The stock options shall vest in three tranches of 150,000 each, with the first tranche vested immediately and the two subsequent tranches to be vested on July 01, 2021 and July 01, 2022 respectively. The total fair value of $29,254 was estimated for 275,000 options vested immediately, using the Black-Scholes option pricing model assuming, a risk-free interest rate of 0.37%, an expected volatility of 103.25% and an expected life of 5 years. The granting of these options resulted in a stock-based compensation expense of $29,254 being recorded during the year ended November 30, 2020.

There were no options granted in the year ended November 30, 2019.

19

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

6. Share Capital (Continued)

Summary of stock option activity:

		Nov 30, 2020		Nov 30, 2019
		Weighted		Weighted
	Number of	average	Number of	average
	Options	Exercise price	Options	Exercise price
Balance, beginning of period	200,000	$0.40000	200,000	$0.4000
Granted	575,000	$0.10125	0	$0.0000
Exercised	0	$0.00000	0	$0.0000
Cancelled	0	$0.00000	0	$0.0000
Balance, end of period	775,000	$0.17835	200,000	$0.4000

For the year ended November 30, 2020:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average remaining	average		average
Exercise	Number of	contractual life	exercise	Number of	exercise
Price	Options	(years)	price	Options	price
$ 0.40000	200,000	0.18	$ 0.40000	200,000	$ 0.40000
$ 0.10125	275,000	4.86	$ 0.10125	275,000	$ 0.10125
$ 0.10125	150,000	5.58	$ 0.10125
$ 0.10125	150,000	6.58	$ 0.10125

For the year ended November 30, 2019:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average remaining	average		average
Exercise	Number of	contractual life	exercise	Number of	exercise
Price	Options	(years)	price	Options	price
$ 0.40	200,000	1.18	$ 0.40	200,000	$ 0.40

There are no warrants outstanding as at November 30, 2020 and 2019. The Company had no comprehensive income transactions, other than its net income, presented in the consolidated statements of income and comprehensive income, nor has the Company accumulated other comprehensive income during the reporting periods.

7. Right of Use Asset

For the year ended November 30, 2020, total right of use asset $172,142 (2019 - $Nil) consists of leased office space which are amortized over the life of the lease of remaining 58 months. The office lease expires September 23, 2022 with the renew option for an additional two-year period.

Amount
Balance, November 30, 2019	-
Addition	217,274
Amortization Expense	(45,132)
Balance, November 30, 2020	$172,142

20

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

8. Lease Liability

		Amount
Balance, November 30, 2019		-
Addition		217,274
Rent payments		(50,249)
Interest		16,186
Balance, November 30, 2020		$183,211
Allocated as:	Current portion	40,457
	Non-Current portion	142,754
Balance, November 30, 2020		$183,211

9. Related Party Transactions

Related parties include members of the Board of Directors, shareholders and enterprises which are controlled by these individuals.

The following summarizes the Company's related party transactions for the years ended:

	November 30	November 30
	2020	2019
Aircraft management revenues:
Revenue from a company controlled by a Director	$210,079	$460,520
Maintenance revenues:
Revenue from a company controlled by a Director	228,937	-
Aircraft operating expenses:
Purchases from companies controlled by a Director	$563,477	$1,214,472
Charter expenses:
Purchases from companies controlled by a Director	$374,215	$283,685
Maintenance expenses:
Purchases from a company controlled by a Director	-	$1,822,096
General and administrative expenses:
Directors fees and related director expenses	$37,500	$26,686
Stock-based compensation expense for directors	$13,297	-
Administrative services from a company controlled by a Director	$114,000	$228,000
Office expenses paid by companies controlled by a Director	$2,185	$80,255

21

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

9. Related Party Transactions (Continued)

The remuneration of key management personnel during the years were as follows:

	Years ended
	November 30, 2020	November 30, 2019
Short-term benefits	$244,750	$184,564
Stock-based compensation	15,957	-
Total remuneration	$260,707	$184,564

The following summarizes the Company's receivables, prepayments and payables from related parties as at:

	November 30	November 30
	2020	2019
Trade and other receivables:
Receivable from companies controlled by a Director	$7,030	$1,153,109
Prepayments:
Prepaid to a company controlled by a Director	-	162,200
Trade payables and accrued liabilities:
Payable to companies controlled by a Director	$601,160	$279,077
Current portion of promissory notes payable to companies controlled by a Director	$124,522
Non-current liabilities:		-
Promissory notes payable to companies controlled by a Director	$2,241,592

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

10. CEBA Loan

The Company and its subsidiary applied for and received the $80,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak. Repaying the balance of the loan on or before December 31, 2022 will result in a loan forgiveness of $10,000 for each $40,000 CEBA loan. On December 31, 2022, the Corporation has the option to extend for 3 years the loan and it will bear a 5% interest rate.

11. Commitments

One of the Company's subsidiaries is committed to the following minimum payments under operating leases for office space:

Minimum Payments
Not later than one year	$53,660
Later than one year and not later than five years	160,142
Total	$213,802

22

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

12. Basic and Fully Diluted Earnings per Share

The following table sets forth the calculation of the basic and diluted earnings per share:

	Years Ended
	November 30	November 30
	2020	2019
Basic (loss) earnings available to common shareholders	($963,785)	($65,831)
Weighted average number of common shares outstanding basic	9,078,774	9,078,774
Basic (loss) earnings per share	(0.1062)	(0.0073)
Weighted average number of common shares outstanding	9,078,774	9,078,774
Assumed exercise of outstanding dilutive options	475,000	200,000
Shares purchased from proceeds of assumed exercise options	(798,843)	(421,053)
Weighted average number of common shares outstanding - diluted	8,754,931	8,857,721

Diluted (loss) earnings per share	(0.1062)	(0.0073)

The effects of the stock options for the years ended November 30, 2020 and 2019 have been excluded from the calculations of diluted earnings per share as it would be anti-dilutive.

13. Financial Instruments and Risk Management Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets, and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets, and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities, and measured at amortized cost (note 3k).

The carrying values and fair values of financial assets and liabilities as at November 30, 2020 and November 30, 2019 are summarized as follows:

Fair Values

The carrying values of the Company's financial instruments comprising of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities approximate the fair value due to their short-term maturity.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

23

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

13. Financial Instruments and Risk Factors (Continued)

Risk Management (continued)

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods. The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities which are transacted in US dollars, resulting in the holding of related financial instruments in US dollars. At the statement date, the Company had financial instruments denominated in US currency as shown below. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

In US dollars	November 30	November 30
	2020	2019

Cash	$31,764	$184,838
Trade and other receivables	-	-
Trade payable and accrued liabilities	(317,521)	(134,433)

Net US dollar assets (liabilities)	($285,757)	$50,405

The amounts were translated at the US dollar / Canadian dollar exchange rate of 1.2965 as at November 30, 2020 (1.3289 as at November 30, 2019).

24

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

13. Financial Instruments and Risk Factors (Continued)

Risk Management (continued)

c) Concentration Risk

The Company is exposed to customer concentration risk as the Company's ability to continue its operations depends heavily on the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring for new related revenue streams.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due. The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation. Management forecasts cash flows to identify financing requirements. These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve month period will not have a significant impact on the Company.

14. Canada Emergency Wage Subsidy

For the year ended November 30, 2020, the Company recognized a $373,943 other income related to the Canada Emergency Wage Subsidy (CEWS) program. The government is proposing to further extend the wage subsidy program until June 2021 and implement other enhancements to the program to better respond to the evolving economic and health situation. These proposed changes will make the program more flexible and more generous, and ensure that the program provides continued support to employers. The Company continues to review its revenue relative to historic levels on a period-over-period basis to determine if the Company can apply and receive future funding under the CEWS program.

25

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

15. Canada Emergency Rent Subsidy

For the year ended November 30, 2020, the Company recognized a $12,457 other income related to the new Canada Emergency Rent Subsidy (CERS) program. The new CERS, which would provide simple and easy-to-access rent and mortgage support until June 2021 for qualifying organizations affected by COVID-19. The rent subsidy would be provided directly to tenants, while also providing support to property owners. The new CERS would support businesses, charities, and non-profits that have suffered a revenue drop, by subsidizing a percentage of their expenses, on a sliding scale, up to a maximum of 65 per cent of eligible expenses until December 19, 2020. The Company has claimed for the periods from September 27, 2020 to November 21, 2020. The Company continues to review its revenue relative to historic levels on a period- over-period basis to determine if the Company can apply and receive future funding under the CERS program.

16. Income Taxes

The provision for income taxes differs from that which would be expected by applying the combined federal and provincial statutory rates. A reconciliation of the difference is as follows:

	November 30	November 30
	2020	2019
(Loss) before (recovery)	$(986,333)	$(87,061)
Income tax rate	26.50%	26.50%
Expected income tax (recovery)	(261,378)	(23,071)
Add (Deduct):
Permanent Tax Differences	-	-
Temporary Tax Differences	(22,548)	1,841
Tax (recovery)	$(283,926)	$(21,230)

Current income tax (recovery)	(283,926)	(21,230)
Future income tax expense	-	-
	$(283,926)	$(21,230)

The components of future income taxes are calculated using an expected tax rate of 26.50% (2019 - 26.50%) as follows:

	November 30	November 30
	2020	2019
Future income tax asset (liability)
Net Operating Losses Carryforward	$-	$-
Property, plant and equipment	(91,922)	-
Valuation Allowances	91,922	-
Total future income tax asset (liability)	$-	$-

The Company has no non-capital losses available to offset future income, for tax purposes.

26

Partner Jet Corp. Notes to Consolidated Financial Statements

For the years ended November 30, 2020 and 2019

17. Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. Net income and shareholders' equity were not affected by these reclassifications.

18. Subsequent Events

The Canadian economy continues to be affected by the impact of the COVID-19 pandemic and significant uncertainties remain. Air travel both with commercial scheduled and private aviation service has severely been impacted. This uncertainty in the economy has and will continue to pose a major challenge to the ongoing operations of all travel related companies. The Company cannot fully anticipate all the impacts of COVID-19 on it operations and results, or precisely when the situation will improve. The Company has implemented a series of operational, commercial and financial measures, including cost reduction, aimed at preserving its cash. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but will pose a major business risk on a go forward basis.

27

Partner Jet Corp.

Condensed Consolidated Interim Financial Statements

For the three and nine months ended August 31, 2021 and August 31, 2020

These financial statements are presented in Canadian dollars unless otherwise noted.

2450 Derry Road East, Hangar 9, Mississauga, ON, L5S 1B2 Tel: 905-676-0092 Fax: 905-676-0192 www.partnerjet.com

 Partner Jet Corp.
Condensed Consolidated Interim Statements of Financial Position

	August 31	November 30
	2021	2020
Assets
Current
Cash and cash equivalents	$498,093	$1,283,035
Trade and other receivables (note 10)	230,490	317,553
Income taxes receivable	-	261,378
Prepaid expenses	59,041	52,536

	787,624	1,914,502
Property, plant and equipment (note 5)	3,499,306	3,784,647
Right of use asset (note 7)	-	172,142
Total Assets	$4,286,930	$5,871,291

Liabilities
Current
Trade payables and accrued liabilities (note 10)	$712,342	$1,079,973
Unearned revenues	46,327	141,971
Current portion of lease liability (note 8)	-	40,457
Current portion of promissory note payable (note 10)	129,271	124,522
	887,940	1,386,923

CEBA loan (note 9)	120,000	80,000
Lease liability (note 8)	-	142,754
Promissory note payable (note 10)	2,144,035	2,241,592
Total Liabilities	3,151,975	3,851,269

Shareholders' Equity
Share capital (note 6)	1,102,694	1,102,694
Contributed surplus (note 6)	164,314	164,314
Retained earnings	(132,053)	753,014
Total Shareholders' Equity	1,134,955	2,020,022
Total Liabilities and Shareholders' Equity	$4,286,930	$5,871,291

Approved on behalf of the Board:

"Richard Gage"	Director

"Samuel Ingram"	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

1

Partner Jet Corp.

Condensed Consolidated Interim Statements of Income and Comprehensive Income

	Three months ended		Nine months ended
	August 31	August 31	August 31	August 31
	2021	2020	2021	2020

Revenue
Aircraft Management (note 10)	$89,409	$910,256	$942,382	$2,654,320
Charter activities	523,332	453,730	2,976,288	1,265,843
Maintenance (note 10)	14,574	250,644	208,101	1,488,912
	627,315	1,614,630	4,126,771	5,409,075

Expenses - Aircraft Operations
Aircraft operating costs (note 10)	92,758	738,916	763,484	2,293,267
Charter activities (note 10)	532,518	665,372	2,916,399	1,656,064
Maintenance	13,692	244,340	200,991	1,444,196
	638,968	1,648,628	3,880,874	5,393,527

	(11,653)	(33,998)	245,897	15,548

Expenses - General Operations
Amortization expense on PPE (note 5)	95,114	48,133	285,341	50,017
Amortization expense on right of use asset (note 7)	11,283	-	33,849	-
Interest on leased liability (note 8)	3,202	-	10,208	-
Interest on promissory notes payable	-	13,151	-	13,151
Foreign exchange loss (gain)	(2,545)	(11,411)	(6,088)	5,964
General and administrative (note 10)	363,326	293,771	1,074,749	839,491
	470,380	343,644	1,398,059	908,623

Non-operating Income
Gain on lease termination (note 7)	14,934	-	14,934	-
Canada Emergency Wage Subsidy (note 13)	114,279	195,968	173,725	307,575
Canada Emergency Rent Subsidy (note 14)	31,799	-	45,270	-
	161,012	195,968	233,929	307,575

Net (loss) before income taxes	(321,021)	(181,674)	(918,233)	(585,500)

Income taxes (recovery)	(33,166)	(22,548)	(33,166)	(22,548)

Net and comprehensive (loss)	(287,855)	(159,126)	(885,067)	(562,952)

(Loss) per share - basic	(0.0317)	(0.0175)	(0.0975)	(0.0620)

(Loss) per share - fully diluted	(0.0310)	(0.0175)	(0.0953)	(0.0620)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

2

Partner Jet Corp.

Condensed Consolidated Interim Statements of Changes in Equity

			Contributed
		Contributed	Surplus -		Total
		Surplus - Stock	Cancelled	Retained	Shareholder's
	Share Capital	Options	Stock Options	Earnings/Deficit	Equity

Balance, November 30, 2020 (Note 6)	$1,102,694	$103,254	$61,060	$753,014	$2,020,022
Net (loss)	-	-	-	(885,067)	(885,067)
Balance, August 31, 2021 (Note 6)	$1,102,694	$103,254	$61,060	$(132,053)	$1,134,955

Balance, November 30, 2019 (Note 6)	$1,102,694	$74,000	$61,060	$1,455,421	$2,693,175
Net (loss)	-	-	-	(562,952)	(562,952)
Balance, August 31, 2020 (Note 6)	$1,102,694	$74,000	$61,060	$892,469	$2,130,223

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

3

 Partner Jet Corp.
Condensed Consolidated Interim Statements of Cash Flows

	Three months ended		Nine months ended
	August 31	August 31	August 31	August 31
	2021	2020	2021	2020
Operating Activities
Net and comprehensive (loss)	$(287,855)	$(159,126)	$(885,067)	$(562,952)
Non-cash items:
Amortization on PPE	95,114	48,133	285,341	50,017
Gain on lease termination	(14,934)	-	(14,934)	-
Amortization on right of use asset	11,283	-	33,849	-
	(196,392)	(110,993)	(580,811)	(512,935)
Changes in non-cash working capital balances:
Trade and other receivables	413,058	1,703,004	348,441	1,065,697
Prepaid expenses	(19,538)	9,060	(6,505)	133,978
Trade payables and accrued liabilities	89	49,693	(367,631)	340,399
Unearned revenues	(54,553)	8,887	(95,644)	(347,898)
Cash (used in) operating activities	142,664	1,659,651	(702,150)	679,241

Financing Activities
CEBA loan	-	80,000	40,000	80,000
Promissory notes payable	(31,323)	2,273,307	(92,808)	2,273,307
Lease payments	(10,268)	-	(29,984)	-
Cash (used in) financing activities	(41,591)	2,353,307	(82,792)	2,353,307

Investing Activities
Purchase of PPE	-	(3,912,650)	-	(3,912,650)
Cash (used in) financing activities	-	(3,912,650)	-	(3,912,650)
(Decrease) in cash	101,073	100,308	(784,942)	(880,102)

Cash and cash equivalents, beginning	397,020	908,920	1,283,035	1,889,330
Cash and cash equivalents, ending	$498,093	$1,009,228	$498,093	$1,009,228

Comprised of:
Cash	$479,380	$1,030,711	$479,380	$1,030,711
Cash equivalents	$18,713	$18,420	$18,713	$18,420
Total:	$498,093	$1,049,131	$498,093	$1,049,131

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

4

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

1. Nature of Business

Partner Jet Corp. (the "Company") through its subsidiary carries on the business of a full service aircraft management, private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. The Company's revenue is generated through aircraft management contracts, charter and sub-charter activities, and aircraft maintenance contracts. The Company was incorporated under the laws of Ontario on December 17, 1987 and the registered address of the Company is 2450 Derry Road East, Hangar 9, Mississauga, ON L5S 1B2. Its shares are currently listed for trading on the TSX Venture Exchange (TSX-V) under the symbol "PJT".

2. Statement of Compliance

These condensed consolidated interim financial statements of the Company, approved by the Board of Directors on October 15, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") in accordance with International Accounting Standard ("IAS") 34, Interim Financial Reporting. The policies applied in these condensed consolidated interim financial statements are based on IFRS effective or issued as at October 15, 2021.

The notes present in these condensed consolidated interim financial statements include only significant event and transactions and do not include all matters normally disclosed in the Company's annual audited financial statements and are therefore referred to as condensed.

These condensed consolidated interim financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended November 30, 2020.

3. Summary of Accounting Policies

a. Basis of preparation

These financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

These financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in the financial statements from the date the control commences until the date control ceases.

All intra-company balances and transactions are eliminated in preparing the consolidated financial statements.

These financial statements include the accounts of the Company and its wholly-owned subsidiary, Partner Jet Inc.

5

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

b. Revenue recognition

The Company earns the majority of its revenue from aircraft management, aircraft maintenance and charter revenue from charter of third party aircraft, as well as the Company's owned aircraft.

Revenue is recognized as follows:

i) Revenue from aircraft operating contracts and aircraft management fees is recognized on a monthly basis in accordance with the client operating contracts.

ii) Revenue from aircraft maintenance is recognized monthly based on the work performed to date.

iii) Revenue from aircraft charter is recognized at the completion of each charter flight.

iv) Unearned revenue arises from fees for aircraft management, charters and aircraft maintenance billed in advance of the period in which the service is provided.

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

c. Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

d. Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is recognized so as to write off the cost or valuation of assets less their residual values over their useful lives using the following methods and annual rates:

6

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

d. Property, plant and equipment (continued)

Computer equipment	30% declining balance basis
Computer software	100% declining balance basis
Equipment and furniture	20% declining balance basis
Vehicles	30% declining balance basis
Leasehold improvements	Straight line basis over the lesser of useful life or lease term
Aircraft	Cost less than residual value on straight line basis over the useful life

The estimated useful lives, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Property and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

e. Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

7

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

f. Foreign currency translation

In preparing the financial statements of each individual group entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company and its subsidiaries is the Canadian dollar.

g. Share-based payment arrangements

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of equity-settled share-based transactions was determined using the Black-Scholes Model.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company's estimate of equity instruments that will eventually vest, with a corresponding increase in equity (equity-settled employee benefits reserve). At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

h. Impairment of tangible assets

At the end of each reporting period, the Company reviews the carrying amounts of its tangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss. Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

8

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

h. Impairment of tangible assets (continued)

If the recoverable amount of an asset or cash-generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in profit and loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset or cash- generating unit is increased to the revised estimate of its recoverable amount. However, the increased carrying amount cannot exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset or cash-generating unit in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

i. Equity

The Company's equity comprises the proceeds received for its issued common shares less any costs of issuance, contributed surplus arising from the fair value of the stock options granted and its net and comprehensive profit/loss since incorporation.

j. Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets and financial liabilities are recognized initially at fair value plus transaction costs, except for financial assets and financial liabilities carried at fair value through net income or loss, which are measured initially at fair value.

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

9

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued) Financial Assets (continued):

Financial assets at fair value through profit and loss (continued)

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

The company's cash and cash equivalents and short-term investments are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

The Company's financial liabilities measured at amortized cost include trade payables, accrued liabilities, lease liability, promissory note payable and CEBA loan.

10

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued)

Financial Liabilities (continued):

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value. For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

11

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

j. Financial instruments (continued) Financial Liabilities (continued):

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Measurement category under IFRS 9
Cash and cash equivalents	Financial assets at FVTPL
Short-term investments	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Trade payables, accrued liabilities, lease liability, promissory note payable and CEBA loan	Financial liabilities at amortized cost

k. Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

l. Accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

12

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

3. Summary of Accounting Policies (Continued)

l. Accounting judgments and estimates (continued)

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share- based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

m. Earnings per share

The Company presents basic and diluted earnings or loss per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year, adjusted for its own shares held. Diluted EPS is determined by the profit or loss attributable to common shareholders and the weighted average number of common shares outstanding, for the effects of all dilutive potential common shares adjusted for its own shares held.

4. Capital Structure

The capital structure of the Company consists principally of cash and cash equivalents, short-term investments and shareholders' equity comprised of retained earnings and share capital. The Company's strategy is to minimize the use of debt financing to fund growth and manage its capital structure in light of economic conditions and the risk characteristics of the underlying assets. The Company's primary uses of capital are to finance non-cash working capital requirements and capital expenditures, which are currently funded from its internally generated cash flows. The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. The Company's objectives in managing capital are to ensure sufficient liquidity to pursue its strategy of growth and to deploy capital to provide an appropriate return on investment to its shareholders.

Relevant factors impacting the Company's capital structure are as follows:

	August 31	November 30
	2021	2020
Cash and cash equivalents	$498,093	$1,283,035
Share capital	$1,102,694	$1,102,694
Contributed surplus	$164,314	$164,314
Retained earnings	($132,053)	$753,014
Total equity	$1,134,955	$2,020,022

The Company manages the capital structure and makes adjustments in light of economic conditions and the risk characteristics of underlying assets. In order to maintain or adjust the capital structure, the Company may purchase shares for cancellation, issue new shares, issue new debt or issue new debt to replace existing debt with different characteristics.

13

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

5. Property, Plant and Equipment

	Balance,			Balance,
Cost	November 30, 2020	Additions	Disposals	August 31, 2021
Leasehold Improvements	$73,138			$73,138
Computer Equipment	261,701			261,701
Computer Software	63,063			63,063
Equipment and Furniture	217,836			217,836
Vehicles	7,155			7,155
Aircraft	3,912,650			3,912,650
	$4,535,543	$-	$-	$4,535,543

Accumulated	Balance,			Balance,
Depreciation	November 30, 2020	Amortization	Disposals	August 31, 2021
Leasehold Improvements	$73,138			$73,138
Computer Equipment	259,602	472		260,074
Computer Software	63,063			63,063
Equipment and Furniture	206,364	1,721		208,085
Vehicles	7,155			7,155
Aircraft	141,574	283,148		424,722
	$750,896	$285,341	$-	$1,036,237
Carrying Value	$3,784,647			$3,499,306

	Balance,			Balance,
Cost	November 30, 2019	Additions	Disposals	August 31, 2020
Leasehold Improvements	$73,138			$73,138
Computer Equipment	261,701			261,701
Computer Software	63,063			63,063
Equipment and Furniture	217,836			217,836
Vehicles	7,155			7,155
Aircraft	-	3,912,650		3,912,650
	$622,893	$3,912,650	$-	$4,535,543

Accumulated	Balance,			Balance,
Depreciation	November 30, 2019	Amortization	Disposals	August 31, 2020
Leasehold Improvements	$73,138			$73,138
Computer Equipment	258,702	675		259,377
Computer Software	63,063			63,063
Equipment and Furniture	203,497	2,151		205,648
Vehicles	7,155			7,155
Aircraft	-	47,191		47,191
	$605,555	$50,017	$-	$655,572
Carrying Value	$17,338			$3,879,971

14

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

6. Share Capital

Authorized:
Unlimited number of Class B preference shares, redeemable,
non-participating and entitled to one vote per share
Unlimited number of Class C preference shares, issuable
in series, and entitled to one vote per share
Unlimited number of common shares

Stated:
9,078,774 common shares		$1,102,694

	Number	Amount
Balance as at August 31, 2021 and November 30, 2020	9,078,774	$1,102,694

The Company has an incentive stock option plan in place for its directors, officers, employees and consultants. Options may be granted for a period not exceeding five years at an option price not less than the market price of the shares at the time the option is granted subject to a minimum price of $0.10. The maximum number of common shares which may be set aside for issuance under the plan is 907,877. From time to time, such number may be increased subject to approval of the shareholders of the Company. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% (2% with respect to consultants) of the common shares outstanding at the time of the grant, less the number of shares reserved for issuance to such person.

Summary of stock option activity:

		Aug 31, 2021		Nov 30, 2020
	Number of	Weighted	Number of	Weighted
		average		average
	Options	Exercise price	Options	Exercise price
Balance, beginning of period	775,000	$0.17835	200,000	$0.40000
Granted	0	$0.00000	575,000	$0.10125
Exercised	0	$0.00000	0	$0.00000
Cancelled	200,000	$0.40000	0	$0.00000
Balance, end of period	575,000	$0.10125	775,000	$0.17835

On February 03, 2016, the Company granted 250,000 options to a total of five directors to purchase common shares exercisable at a price of $0.40 per common share, which were expired on February 03, 2021.

There were no options granted in the nine months ended August 31, 2021 and August 31, 2020. There are no warrants outstanding as at August 31, 2021 and August 31, 2020. The Company had no comprehensive income transactions, other than its net income, presented in the consolidated statements of income and comprehensive income, nor has the Company accumulated other comprehensive income during the reporting periods.

15

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

7. Right of Use Asset

On August 31, 2021, the Company terminated a lease contract for the office space as the result of the Management strategic decision. The early termination resulted in a gain of $14,934 which is the net effect of derecognition of the carrying amount of right of use asset of $138,293 and derecognition of corresponding lease liability of $153,227.

Amount
Balance, November 30, 2020	$172,142
Amortization Expense	(33,849)
Termination of the lease contract	(138,293)
Balance, August 31, 2021	$-

8. Lease Liability

Amount
Balance, November 30, 2020	$183,211
Rent payments	(40,192)
Interest	10,208
Termination of the lease contract	(153,227)
Balance, August 31, 2021	$-

9. CEBA Loan

The Company and its subsidiary applied for and received the $120,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak. Repaying the balance of the loan on or before December 31, 2022 will result in a loan forgiveness of $20,000 for each $60,000 CEBA loan. On December 31, 2022, the Company has the option to extend for 3 years the loan and it will bear a 5% interest rate.

10. Related Party Transactions

Related parties include members of the Board of Directors, shareholders and enterprises which are controlled by these individuals.

The remuneration of key management personnel during the periods were as follows:

	Three months ended		Nine months ended
	Aug 31, 2021	Aug 31, 2020	Aug 31, 2021	Aug 31, 2020
Short-term benefits	$62,500	$59,500	$187,500	$182,250
Total remuneration	$62,500	$59,500	$187,500	$182,250

16

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

10. Related Party Transactions (Continued)

The following summarizes the Company's related party transactions for the nine months ended:

	August 31	August 31
	2021	2020
Aircraft management revenues:
Revenue from a company controlled by a Director	$8,763	$183,766
Maintenance revenues:
Revenue from a company controlled by a Director	-	$228,937
Aircraft operating expenses:
Purchases from companies controlled by a Director	$68,212	$536,069
Charter expenses:
Purchases from companies controlled by a Director	$477,612	$249,712
General and administrative expenses:
Directors fees and related director expenses	$72,000	$27,250
Administrative services from a company controlled by a Director	-	$114,000
Office expenses paid by companies controlled by a Director	-	$2,185

The following summarizes the Company's receivables, prepayments and payables from related parties as at:

	August 31	November 30
	2021	2020
Trade and other receivables:
Receivable from companies controlled by a Director	$656	$7,030
Trade payables and accrued liabilities:
Payable to companies controlled by a Director	$240,532	$601,160
Payable to Directors	$72,000	$-
Current portion of promissory notes payable to companies controlled by a Director	$129,271	$124,522
Non-current liabilities:
Promissory notes payable to companies controlled by a Director	$2,144,035	$2,241,592

17

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

10. Related Party Transactions (Continued)

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

11. Basic and Fully Diluted Earnings per Share

The following table sets forth the calculation of the basic and diluted earnings per share:

	August 31	August 31	August 31	August 31
	2021	2020	2021	2020

Basic (loss) available to common shareholders	($287,855)	($159,126)	($885,067)	($562,952)
Weighted average number of common shares outstanding - basic	9,078,774	9,078,774	9,078,774	9,078,774
Basic (loss) per share	(0.0317)	(0.0175)	(0.0975)	(0.0620)

Weighted average number of common shares outstanding	9,078,774	9,078,774	9,078,774	9,078,774
Assumed exercise of outstanding dilutive options	275,000	200,000	275,000	200,000
Shares purchased from proceeds of assumed exercise options	(69,609)	(800,000)	(69,609)	(800,000)

Weighted average number of common shares outstanding - diluted	9,284,165	8,478,774	9,284,165	8,478,774

Diluted (loss) per share	(0.0310)	(0.0175)	(0.0953)	(0.0620)

The effects of the stock options for the three and nine months ended August 31, 2020 have been excluded from the calculations of diluted earnings per share as it would be anti-dilutive.

12. Financial Instruments and Risk Management Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets, and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets, and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities, and measured at amortized cost (note 3j).

The carrying values and fair values of financial assets and liabilities as at August 31, 2021 and November 30, 2020 are summarized as follows:

Fair Values

The carrying values of the Company's financial instruments comprising of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities approximate the fair value due to their short-term maturity.

18

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

12. Financial Instruments and Risk Factors (Continued)

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this dates, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods. The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain of its operating activities are transacted in US dollars, resulting in the holding of related financial instruments in US dollars. At the statement date, the Company had financial instruments denominated in US currency as shown below. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

In US dollars	August 31	November 30
	2021	2020

Cash	$668	$31,764
Trade and other receivables	2,400	-
Trade payable and accrued liabilities	(68,198)	(317,521)

Net US dollar (liabilities)	($65,130)	($285,757)

The amounts were translated at the US dollar / Canadian dollar exchange rate of 1.2617 as at August 31, 2021 (1.2965 as at November 30, 2020).

19

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

12. Financial Instruments and Risk Factors (Continued)

Risk Management (continued)

c) Concentration Risk

The Company is exposed to customer concentration risk as the Company's ability to continue its operations depends heavily on the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring for new related revenue streams.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due. The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation. Management forecasts cash flows to identify financing requirements. These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve months period will not have a significant impact on the Company.

13. Canada Emergency Wage Subsidy

For the three months ended August 31, 2021, the Company recognized a $114,279 other income related to the Canada Emergency Wage Subsidy (CEWS) program. With the Wage Subsidy has been extended to October 23, 2021, in order to bridge businesses and workers through to a strong recovery. The Company continues to review its revenue relative to historic levels on a period-over-period basis to determine if the Company can apply and receive future funding under the CEWS program.

14. Canada Emergency Rent Subsidy

For the three months ended August 31, 2021, the Company recognized a $31,799 other income related to the Canada Emergency Rent Subsidy (CERS) program. With the Rent Subsidy has been extended to October 23, 2021, in order to bridge businesses and workers through to a strong recovery. The Company continues to review its revenue relative to historic levels on a period-over-period basis to determine if the Company can apply and receive future funding under the CERS program.

20

Partner Jet Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited)
For the three and nine months ended August 31, 2021 and August 31, 2020

15. Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. Net income and shareholders' equity were not affected by these reclassifications.

16. Subsequent Events

Partner Jet and Volatus Aerospace Corp. executed a definitive amalgamation agreement dated June 30, 2021 (the "Definitive Agreement") which outlines the terms and conditions pursuant to which Volatus and Partner Jet will complete the Reverse Take-Over. As detailed in a Press Release dated 30 June 2021, Under the terms of the Definitive Agreement, it is proposed that Partner Jet and Volatus will amalgamate pursuant to the Business Corporations Act (Ontario) to form a new corporation called Volatus Aerospace Corp. which will carry on the business of Volatus as its primary business while continuing to carry on the current business of Partner Jet as well.

Partner Jet shareholders will receive an Information Circular providing comprehensive details about the Reverse Take-over and the business of Volatus prior to a Partner Jet shareholder meeting that will be scheduled to consider the approval of the amalgamation. The draft Information Circular was submitted to the TSX-V Exchange on July 30, 2021 for their review and approval. TSX-V approval is pending as of the date of this Management's Discussion and Analysis document.

The Canadian economy continues to be affected by the impact of the COVID-19 pandemic and significant uncertainties remain. Air travel both with commercial scheduled and private aviation service continues to be severely impacted. This uncertainty in the economy has and will continue to pose a major challenge to the ongoing operations of all travel related companies. The Company cannot fully anticipate all the impacts of COVID-19 on its operations and results, or precisely when the situation will improve. The Company has implemented a series of operational, commercial and financial measures, including cost reduction, aimed at preserving its cash. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but will pose a major business risk on a go forward basis.

21

MANAGEMENT'S DISCUSSION AND ANALYSIS - FISCAL 2020

1. General

The following Partner Jet Corp. (the "Company") management's discussion and analysis ("MD&A"), of operating results and financial position for the year ended November 30, 2020, is supplementary to, and should be read in conjunction with the audited consolidated financial statements for the year, which have been audited by the Company's independent auditor. The consolidated financial statements ("financial statement") have been prepared in accordance with International Financial Reporting Standards ("IFRS") and all amounts, unless otherwise indicated, are expressed in Canadian dollars. The audited consolidated financial statements and management's discussion and analysis for the year ended November 30, 2020 were reviewed and approved by the Company's Audit Committee and the Board of Directors. This discussion covers the last completed fiscal year and the subsequent period up to the date of the filing of this MD&A. This MD&A is dated February 05, 2021.

Additional information on the Company can be found on the Company's website at www.partnerjet.com and through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

2. Forward Looking Statements

This management's discussion and analysis contains statements about expected future events and financial and operating results of Partner Jet Corp. that are forward looking. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties. These forward looking statements are based on the current estimates and opinions of management. There is substantial risk that forward looking statements will not prove to be accurate. Readers are cautioned not to place undue reliance on the Company's forward looking statements as a number of factors including economic conditions, the effect of the ongoing COVID- 19 pandemic, industry change, technological change, regulatory change, and competitive factors, could cause actual future results, conditions, actions or events to differ materially from targets, expectations, estimates or intentions expressed in the forward looking statements; many of which are beyond the Company's control. A significant risk factor identified by the Company which could cause actual results to differ materially from the current expectations is the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring for new related revenue streams. Readers are cautioned that forward-looking statements are not guarantees of future performance.

3. Overview

Partner Jet Corp. is incorporated under the laws of Ontario and its shares are currently posted for trading on the TSX Venture Exchange (PJT:TSX-V). The Company, through its subsidiary Partner Jet Inc., carries on the business of a full service aircraft management, private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. The Company's revenue is generated through aircraft management contracts, charter and sub-charter activities, and aircraft maintenance contracts.

2450 Derry Road East, Hangar 9, Mississauga, ON, L5S 1B2 Tel: 905-676-0092 Fax: 905-676-0192 www.partnerjet.com

3. Overview (Continued)

Essential to the management contracts are the CAR Part 604, 703 and 704 private and commercial licenses granted by Transport Canada to Partner Jet Inc. These licenses permit Partner Jet Inc. to operate private flights on behalf of aircraft owners, and commercial flights under a domestic and international air taxi service authority utilizing small turboprop and jet aircraft. This service is offered for transportation within Canada and to international destinations.

Partner Jet Corp. and its subsidiary are located at one centralized location at 2450 Derry Road East, Hangar #9, Mississauga, Ontario. These facilities house activities that include: sales, reservations, dispatch, maintenance, administration and accounting.

The Company's overall financial performance for the year ended November 30, 2020 declined from the previous fiscal year. The result of this performance was a net loss after income taxes for the year ended November 30, 2020 of ($963,785), compared to the year ended November 30, 2019 net loss after income taxes of ($65,831). The loss per share for the fiscal 2020 was ($0.1062) compared to the fiscal 2019 loss per share of ($0.0073).

The Company's working capital of $527,579 as at November 30, 2020 decreased by $2,148,258 from the November 30, 2019 amount of $2,675,837. This decrease is due to the purchase of an aircraft for revenue generating charter activities and loss from operations, offset by appropriate cash management, monitoring of accounts receivables, and control over prepaid expenses, accounts payables and accrued liabilities. Correspondingly, while the Company has a long-term debt relating to the acquisition of the aircraft, it is able to fund all capital requirements and all operations with internally generated cash flow and working capital.

The Company's intention is to continue to grow by marketing its product mix throughout the Canadian marketplace while exploring for possible opportunities for expansion into related product offerings.

4. Discussions of Operations

The Company's operations consist of revenues generated from the management, chartering of excess capacity, and maintenance of aircraft owned by independent corporations. The results of operations for the three and twelve months ended November 30, 2020 and November 30, 2019 are as follows:

Aircraft Management	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2020 4th Quarter	567,866	464,097	103,769	18.3%
Fiscal 2019 4th Quarter	1,135,208	925,490	209,718	18.5%

Fiscal 2020	3,222,186	2,742,365	479,821	14.9%
Fiscal 2019	4,586,876	3,905,563	681,313	14.9%

Aircraft management revenue for the quarter ended November 30, 2020 was $567,866, a decrease of $567,342 (a decrease of 49.97%) from the same period in fiscal 2019. The decreased volume was primarily due to the decreased aircraft flying activity directly as a result of the COVID-19 pandemic.

The aircraft operating cost for the quarter ended November 30, 2020 was $464,097, a decrease of $461,393 (a decrease of 49.85%) from the same period in fiscal 2019. This decrease in aircraft operating cost was due to the proportionate decrease in aircraft flying activities as noted above.

2

4. Discussions of Operations (Continued)

The net result of these changes was a positive fourth quarter margin contribution from aircraft management services of $103,769.

Aircraft management revenue for the twelve months ended November 30, 2020 was $3,222,186, a decrease of $1,364,690 (a decrease of 29.75%) from the same period in fiscal 2019. The decreased revenue was primarily due to the decreased aircraft flying activities due to the COVID19 pandemic.

The aircraft operating cost for the twelve months ended November 30, 2020 was $2,742,365, a decrease of $1,163,198 (a decrease of 29.78%) from the same period in fiscal 2019. This proportionate decrease in aircraft operating cost was due to the decrease in aircraft flying activities as noted above.

The net result of these changes was a positive fiscal 2020 margin contribution from aircraft management services of $479,821.

Charter Activities	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2020 4th Quarter	658,887	798,666	(139,779)	(21.2%)
Fiscal 2019 4th Quarter	619,487	544,880	74,607	12.0%

Fiscal 2020	1,924,730	2,454,730	(530,000)	(27.5%)
Fiscal 2019	2,276,144	2,075,541	200,603	8.8%

The charter rates per hour charged by the Company for each of the aircraft managed by the Company remain unchanged for fiscal 2020, fixed by the long-term contracts with the aircraft owners.

The revenue from charter activities for the fourth quarter of fiscal 2020 was $658,887, an increase of $39,400 (an increase of 6.36%) from the same period in fiscal 2019. The increase was attributed to the increased flight volumes from our charter customers.

The cost from charter activities for the fourth quarter of fiscal 2020 was $798,666, an increase of $253,786 (an increase of 46.58%) from the same period in fiscal 2019. This proportionate increase was due to non-recurring start-up costs associated with the introduction of the newly acquired Citation X aircraft into dedicated charter service and the increase in flight volumes as noted above.

The charter activities made a ($139,779) negative contribution to the operating margin in the fourth quarter of fiscal 2020, compared to $74,607 for the same period in fiscal 2019.

The revenue from charter activities for the twelve months ended November 30, 2020 was $1,924,730, a decrease of $351,414 (a decrease of 15.44%) from the same period in fiscal 2019. The decrease was attributable to the impact of the Covid-19 pandemic. The overall private aircraft charter market was significantly affected during the period March to October 2020. Partner Jet's charter flight volumes temporarily halted during this period and started to recover only in November 2020.

The cost from charter activities for the twelve months ended November 30, 2020 was $2,454,730, an increase of $379,189 (an increase of 18.27%) from the same period in fiscal 2019. This proportionate increase was due to non-recurring start-up costs associated with the introduction of a Citation X aircraft into dedicated charter service offset by the decrease in flight volumes as noted above.

3

4. Discussions of Operations (Continued)

The charter activities made a ($530,000) negative contribution to the operating margin in the twelve months ended November 30, 2020, compared to $200,603 for the same period in fiscal 2019.

Aircraft Maintenance	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2020 4th Quarter	94,302	92,280	2,022	2.1%
Fiscal 2019 4th Quarter	311,036	308,553	2,483	0.8%

Fiscal 2020	1,583,214	1,536,476	46,738	3.0%
Fiscal 2019	2,047,248	2,016,975	30,273	1.5%

Controlling customer costs are basic to the Company's fleet growth. Scaled maintenance support has been subcontracted to established aircraft maintenance organizations (AMO) licensed to support all aircraft types operated by the Company and able to supply services on demand. This has significantly reduced costs while improving dispatch performance, work quality and customer satisfaction. Sustained cost control remains critical to attracting and retaining management customers. Aircraft maintenance revenue for the quarter ended November 30, 2020 was $94,302, a decrease of $216,734 (a decrease of 69.68%) from the same period in fiscal 2019. The decrease in maintenance revenue was related to the lower levels of scheduled maintenance as a result of reduced flying activity. As noted above this was the result of the impact of the Covid-19 pandemic.

Aircraft maintenance cost for the quarter ended November 30, 2020 was $92,280, a decrease of $216,273 (a decrease of 70.09%) from the same period in fiscal 2019. The decrease was directly related to the low levels of scheduled maintenance as noted above.

The maintenance activities made a $2,022 contribution to the operating margin in the quarter ended November 30, 2020 as compared to $2,483 for the same period in fiscal 2019.

Aircraft maintenance revenue for the twelve months ended November 30, 2020 was $1,583,214, a decrease of $464,034 (a decrease of 22.67%) from the same period in fiscal 2019. The decrease in maintenance revenue was related to the lower levels of scheduled maintenance in fiscal 2020.

Aircraft maintenance cost for the twelve months ended November 30, 2020 was $1,536,476, a decrease of $480,499 (a decrease of 23.82%) from the same period in fiscal 2019. The decrease was directly related to the lower levels of scheduled maintenance as noted above.

The maintenance activities made a $46,783 contribution to the operating margin in the twelve months ended November 30, 2020 as compared to $30,273 for the same period in fiscal 2019.

Expense
$
Fiscal 2020 4th Quarter	458,821
Fiscal 2019 4th Quarter	308,469

Fiscal 2020	1,369,292
Fiscal 2019	1,175,031

The expense from general operations for the fourth quarter of fiscal 2020 was $458,821, an increase of $150,352 (an increase of 48.74%) from the same period in fiscal 2019. This increase in costs was related to the increased amortization expenses in the fourth quarter of fiscal 2020.

4

4. Discussions of Operations (Continued)

The expense from general operations for the twelve months of fiscal 2020 was $1,369,292, an increase of $194,261 (an increase of 15.14%) from the same period in fiscal 2019. This increase was related to the increased amortization expenses offset by decreased office rent expense and consulting fees in fiscal 2020.

Overall Performance

Fiscal 2020 incurred a net loss after income taxes of ($702,407) compared to a net loss after income taxes of ($65,831). in fiscal 2019, which reflects the decreased profitability due to the factors discussed above, including the decreased aircraft flying activities, start-up costs associated with the introduction of the Citation X aircraft into dedicated charter service, the decrease in flight volumes from our charter customers and the increased expenses from general operations offset by the increased maintenance operating margin.

5. Summary of Quarterly Results

The following table shows selected consolidated financial information for the Company, prepared in accordance with IFRS, for the eight most recently completed quarters (unaudited):

	Nov-20	Aug-20	May-20	Feb-20	Nov-19	Aug-19	May-19	Feb-19
	$	$	$	$	$	$	$	$

Operations:

Total revenue	1,321,055	1,614,630	1,311,197	2,483,248	2,065,731	2,291,061	2,473,822	2,079,654

(Loss) Income before taxes	(400,833)	(181,674)	(348,433)	(55,393)	154,120	(131,277)	(126,455)	16,551

Net (loss) income	(139,455)	(159,126)	(348,433)	(55,393)	175,632	(131,559)	(122,069)	12,165

Basic (loss) earnings per share	(.0154)	(.0175)	(.0384)	(.0061)	.0193	(.0145)	(.0134)	.0013

Fully diluted (loss) earnings per	(.0154)	(.0175)	(.0384)	(.0061)	.0193	(.0145)	(.0134)	.0013

Financial Position:
Total assets	5,871,291	5,622,531	3,396,032	4,050,063	3,865,937	3,393,064	3,686,333	3,516,917

Shareholders' Equity	2,020,022	2,130,223	2,289,349	2,637,782	2,693,175	2,517,543	2,649,102	2,771,171

6. Liquidity and Capital Resources

The Company's working capital of $527,579 as at November 30, 2020 is comprised of highly liquid assets which are sufficient to fund the Company's operations in the foreseeable future. The Company's revenue streams and resulting cash flow are also anticipated to be sufficient in the foreseeable future. Partner Jet has no immediate material capital acquisition needs that cannot be funded from cash flows generated from ongoing operations. The Company has no immediate plans to generate capital by issuing shares.

Working Capital as at	November 30,2020	November 30,2019
Current Assets
Cash and cash equivalents	$1,283,035	$1,889,330
Trade and other receivable	317,553	1,740,804
Income taxes receivable	261,378	26,262
Prepaid expenses	52,536	192,203
Current Liabilities
Trade payables and accrued liabilities	$1,079,973	$771,397
Unearned revenue	141,971	401,365
Current portion of lease liability	40,457	-
Current portion of promissory note payable	124,522	-
Working Capital	$527,579	$2,675,837

5

6. Liquidity and Capital Resources (Continued)

	Year ended	Year ended
	November 30	November 30
	2020	2019
Operating Activities
Net and comprehensive (loss) for the year	$(702,407)	$(65,831)
Non-cash items:
Stock-based compensation	29,254	-
Amortization on PPE	145,341	4,870
Amortization on right of use asset	45,132	-
	(482,680)	(60,961)
Changes in non-cash working capital balances:
Trade and other receivables	1,423,251	411,333
Income taxes receivable	(235,116)	(26,262)
Prepaid expenses	139,667	72,760
Trade payables and accrued liabilities	308,576	441,228
Income taxes payable	-	(12,102)
Unearned revenues	(259,394)	118,663
Cash provided by (used in) operating activities	894,304	944,659

Financing Activities
CEBA Loan	80,000
Promissory notes payable	2,366,114
Lease payments	(34,063)	-
Cash provided by investing activities	2,412,051	-

Investing Activities
Purchase of property, plant and equipment	(3,912,650)	-
Cash provided by investing activities	(3,912,650)	-

Increase (Decrease) in cash and cash equivalents	(606,295)	944,659

Cash and cash equivalents, beginning	1,889,330	944,671
Cash and cash equivalents, ending	$1,283,035	$1,889,330
Comprised of:
Cash	$1,264,353	$1,870,788
Cash Equivalents	$18,682	$18,542
Total:	$1,283,035	$1,889,330

6

 6. Liquidity and Capital Resources (Continued)

Capital Stock

Authorized:
Unlimited number of Class B preference shares, redeemable
non-participating and entitled to one vote per share
Unlimited number of Class C preference shares, issuable
in series, and entitled to one vote per share
Unlimited number of common shares

Stated:
9,078,774 common shares		$1,102,694

	Number	Amount

Balance as at November 30, 2020 and November 30, 2019	9,078,774	$1,102,694

The Company has an incentive stock option plan in place for its directors, officers, employees and consultants. Options may be granted for a period not exceeding five years at an option price not less than the market price of the shares at the time the option is granted subject to a minimum price of $0.10. The maximum number of common shares which may be set aside for issuance under the plan is 907,877. From time to time, such number may be increased subject to approval of the shareholders of the Company. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% (2% with respect to consultants) of the common shares outstanding at the time of the grant, less the number of shares reserved for issuance to such person.

On October 08, 2020, the Company granted 125,000 options to a total of five directors to purchase common shares exercisable at a price of $0.10125 per common share with an expiry date of October 08, 2025. These stock options vest immediately upon issuance. In addition, the Company granted 450,000 options to its President and CEO to purchase common shares exercisable at a price of $0.10125 per common share with an expiry date of October 08, 2025. The stock options shall vest in three tranches of 150,000 each, with the first tranche vested immediately and the two subsequent tranches to be vested on July 01, 2021 and July 01, 2022 respectively. The total fair value of $29,254 was estimated for 275,000 options vested immediately, using the Black-Scholes option pricing model assuming, a risk-free interest rate of 0.37%, an expected volatility of 103.25% and an expected life of 5 years. The granting of these options resulted in a stock-based compensation expense of $29,254 being recorded during the year ended November 30, 2020.

There were no options granted in the year ended November 30, 2019.

Stock Options Activity

		November 30, 2020		November 30, 2019
	Number of	Weighted average	Number of	Weighted average
	Options	Exercise price	Options	Exercise price

Balance, beginning of period	200,000	$0.40000	200,000	$0.4000
Granted	575,000	$0.10125	0	$0.0000
Exercised	0	$0.00000	0	$0.0000
Cancelled	0	$0.00000	0	$0.0000
Balance, end of period	775,000	$0.17835	200,000	$0.4000

7

6. Liquidity and Capital Resources (Continued)

For the year ended November 30, 2020:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average remaining	average		average
Exercise	Number of	contractual life	exercise	Number of	exercise
Price	Options	(years)	price	Options	price
$ 0.40000	200,000	0.18	$ 0.40000	200,000	$ 0.40000
$ 0.10125	275,000	4.86	$ 0.10125	275,000	$ 0.10125
$ 0.10125	150,000	5.58	$ 0.10125
$ 0.10125	150,000	6.58	$ 0.10125

For the year ended November 30, 2019:

	Options outstanding			Options exercisable
		Weighted	Weighted		Weighted
		average remaining	average		average
Exercise	Number of	contractual life	exercise	Number of	exercise
Price	Options	(years)	price	Options	price
$ 0.40	200,000	1.18	$ 0.40	200,000	$ 0.40

The Company had no comprehensive income transactions, other than its net income, presented in the consolidated statement of Income and comprehensive income, nor has the Company accumulated other comprehensive income during the reporting periods.

7. Commitments

One of the Company's subsidiaries is committed to the following minimum payments under operating leases for office and aircraft hangar space:

Minimum Payments
Not later than one year	$53,660
Later than one year and not later than five years	160,142
Total	$213,802

8. Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements or obligations other than the operating leases disclosed above.

9. Related Party Transactions

Related parties include members of the Board of Directors, shareholders and enterprises which are controlled by these individuals.

Pursuant to arrangements between the Company and Flight Solutions & Services Inc. ("FSS") and its subsidiaries (collectively "Related Companies"), the Related Companies provide a range of services to the Company, including administrative, technical, regulatory, systems and support services (collectively, the "Services"). In addition, the Related Companies receives services from the Company. Each of the Related Companies is 100% owned and controlled by Ian McDougall, the Executive Vice Chairman of the board of directors of the Company. Mr. McDougall, through FSS, is also a significant shareholder of the Company. As such, the Related Companies are each related parties of the Company.

8

9. Related Party Transactions (Continued)

Effective cost control remains crucial to preserving customer loyalty and sustaining growth. Through these arrangements, the Company is able to leverage the Related Companies' existing commercial arrangements to obtain labour, fuel and insurance at a discount to prevailing market prices. In particular, FSS provides operational services and fuel supplies. The Related Companies have supplied overload staff and administrative services to the Company from time to time as required on a scalable basis to permit the Company to limit fixed staff commitments. In each case, the Services provided are services that are required for the Company to operate its business. The purpose of obtaining the Services from the Related Companies is that the Company is able to obtain these services on terms superior to those that would otherwise be available to the Company if the Services were contracted from a third party.

During fiscal 2019, the Company maintained an arrangement with MX Aerospace Inc., an aircraft maintenance service provider 100% owned and controlled by Ian McDougall as reported in prior Management Discussion and Analysis Reports. Such services have been provided by a third-party maintenance provider throughout fiscal year 2020 and have not been the subject of a Related Party transaction.

The following table summarizes the Company's related party transactions for the years ended:

	November 30	November 30
	2020	2019
Aircraft management revenues:
Revenue from a company controlled by a Director	$210,079	$460,520
Maintenance revenues:
Revenue from a company controlled by a Director	228,937	-
Aircraft operating expenses:
Purchases from companies controlled by a Director	$563,477	$1,214,472
Charter expenses:
Purchases from companies controlled by a Director	$374,215	$283,685
Maintenance expenses:
Purchases from a company controlled by a Director	-	$1,822,096
General and administrative expenses:
Directors fees and related director expenses	$37,500	$26,686
Stock-based compensation expense for directors	$13,297	-
Administrative services from a company controlled by a Director	$114,000	$228,000
Office expenses paid by companies controlled by a Director	$2,185	$80,255

The remuneration of the key management personnel during the years was as follows:

	Years ended
	November 30, 2020	November 30, 2019
Short-term benefits	$244,750	$184,564
Stock-based compensation	15,957	-
Total remuneration	$260,707	$184,564

9

9. Related Party Transactions (Continued)

The following table summarizes the Company's receivables and payables from related parties as at:

	November 30	November 30
	2020	2019

Trade and other receivables:
Receivable from companies controlled by a Director	$7,030	$1,153,109
Prepayments:
Prepaid to a company controlled by a Director	-	162,200
Trade payables and accrued liabilities:
Payable to companies controlled by a Director	601,160	279,077
Current portion of promissory notes payable to companies controlled by a Director	124,522	-
Non-current liabilities:
Promissory notes payable to companies controlled by a Director	$2,241,592	-

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The costs of these transactions are market competitive. Through these transactions, the Company has generated cost-savings over a wide range of items as a result and the benefits of these reductions have been passed to the Company's customers.

The related party transactions are reviewed by the Audit Committee which is made up exclusively of independent directors. Material includes competitive standards and quotes and identifiable gain for Partner Jet in terms of costs and revenues.

10. Critical Accounting Estimates

The preparation of these condensed consolidated interim financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Reported amounts which require management to make significant estimates and assumptions include allowance for doubtful accounts, share based payments, property, plant and equipment, and deferred taxes. These items are discussed below.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Allowance for doubtful accounts

The Company reviews the age of accounts receivables, the credit history of the customers, and the financial strength of the customers to evaluate the collectability of the accounts receivables and provide for an allowance for doubtful accounts, if necessary, based on management's best estimates.

10

10. Critical Accounting Estimates

Share based payments

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 6.

Property, plant and equipment

Certain costs incurred are capitalized and amortized over the estimated useful lives of the respective assets. The carrying value of the assets depends on the estimated useful life, which is the period over which the assets are written off. If the estimated useful lives of these assets were materially incorrect, the Company would experience increased or decreased changes to amortization charges in the future, which in turn would result in material changes to the net income.

Deferred taxes

Deferred tax assets are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future. The Company reviews the carrying amount of deferred tax assets at the end of each reporting period which is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

11. Accounting Policy Developments

Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on December 1, 2019:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right- of-use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

The Company adopted this standard effective December 1, 2019. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

12. Financial Instruments and Risk Factors

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets, and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets, and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities, and measured at amortized cost.

11

12. Financial Instruments and Risk Factors (Continued)

Financial Assets and Liabilities (continued)

The carrying values and fair values of financial assets and liabilities as at November 30, 2020 and November 30, 2019 are summarized as follows:

Fair Values

The carrying values of the Company's financial instruments consisting of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities approximate the fair value due to their short-term maturity.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments consist of cash and cash equivalents, short-term investments, trade and other receivables, and trade payable and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables are minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods. The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk due to certain operating activities which are transacted in US dollars, resulting in the holding of related financial instruments in US dollars. At the statement date, the Company had financial instruments denominated in US currency as shown below. The Company has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

In US Dollars	November 30, 2020	November 30, 2019
Cash and cash equivalents	$31,764	$184,838
Trade payables and accrued liabilities	(317,521)	(134,433)
Net US Dollar (liabilities) assets	($285,757)	$50,405

The amounts were translated at the US Dollar / Canadian Dollar exchange rate of 1.2965 as at November 30, 2020 (1.3289 as at November 30, 2019).

12

12. Financial Instruments and Risk Factors (Continued)

Risk Management (continued)

c) Concentration Risk

The Company is exposed to customer concentration risk as the Company's ability to continue its operations depends heavily on the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring new related revenue streams.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages the market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due. The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation. Management forecasts cash flows to identify financing requirements. These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve months period will not have a significant impact on the Company.

13. Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. Net income and shareholders' equity were not affected by these reclassifications.

14. Subsequent Events

The Canadian economy continues to be affected by the impact of the COVID-19 pandemic and significant uncertainties remain. Air travel both with commercial scheduled and private aviation service has severely been impacted. This uncertainty in the economy has and will continue to pose a major challenge to the ongoing operations of all travel related companies. The Company cannot fully anticipate all the impacts of COVID-19 on it operations and results, or precisely when the situation will improve. The Company has implemented a series of operational, commercial and financial measures, including cost reduction, aimed at preserving its cash. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but will pose a major business risk on a go forward basis.

13

MANAGEMENT'S DISCUSSION AND ANALYSIS - THREE AND NINE MONTHS ENDED AUGUST 31, 2021 AND AUGUST 31, 2020

1. General

The following Partner Jet Corp. (the "Company") management's discussion and analysis ("MD&A"), of operating results and financial position for the three and nine month periods ended August 31, 2021 and August 31, 2020, is supplementary to, and should be read in conjunction with the condensed consolidated interim financial statements for the same periods, as well as the audited consolidated financial statements for the year ended November 30, 2020. The condensed consolidated interim financial statements and management's discussion and analysis for the three and nine month periods ended August 31, 2021 and August 31, 2020 were reviewed by the Company's Audit Committee and approved by the Board of Directors. This discussion covers the last completed fiscal period and the subsequent period up to the date of the filing of this MD&A. This MD&A is dated October 15, 2021.

Additional information on the Company can be found on the Company's website at www.partnerjet.com and through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

2. Forward Looking Statements

This management's discussion and analysis contains statements about expected future events and financial and operating results of Partner Jet Corp. that are forward looking. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties. These forward-looking statements are based on the current estimates and opinions of management. There is substantial risk that forward looking statements will not prove to be accurate. Readers are cautioned not to place undue reliance on the Company's forward looking statements as a number of factors including economic conditions, the effect of the ongoing COVID- 19 pandemic, industry change, technological change, regulatory change, and competitive factors, could cause actual future results, conditions, actions or events to differ materially from targets, expectations, estimates or intentions expressed in the forward looking statements; many of which are beyond the Company's control. A significant risk factor identified by the Company which could cause actual results to differ materially from the current expectations is the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring for new related revenue streams such as growing third party charter activities. Readers are cautioned that forward-looking statements are not guarantees of future performance.

3. Overview

Partner Jet Corp. is incorporated under the laws of Ontario and its shares are currently posted for trading on the TSX Venture Exchange (PJT:TSX-V). The Company, through its subsidiary Partner Jet Inc., carries on the business of a full service aircraft management, private aircraft charter sales and flight support services capable of operating a wide range of corporate aircraft. The Company's revenue is generated through aircraft management contracts, charter and sub-charter activities, and aircraft maintenance contracts.

2450 Derry Road East, Hangar 9, Mississauga, ON, L5S 1B2 Tel: 905-676-0092 Fax: 905-676-0192 www.partnerjet.com

3. Overview (Continued)

Essential to the management contracts are the CAR Part 604, 703 and 704 private and commercial licenses granted by Transport Canada to Partner Jet Inc. These licenses permit Partner Jet Inc. to operate private flights on behalf of aircraft owners, and commercial flights under a domestic and international air taxi service authority utilizing small turboprop and jet aircraft. This service is offered transportation within Canada and to international destinations.

Partner Jet Corp. continues to have its registered office at Pearson International Airport and its subsidiary, Partner Jet Inc., re-located its operations at one centralized location at 60 Airport Road, Oro-Medonte, Ontario. These facilities house activities that include sales, reservations, dispatch, maintenance, administration and accounting.

The Company's overall financial performance for the nine months ended August 31, 2021 declined from that of the same period in the previous fiscal year. The result of this performance was a net loss after income taxes for the nine months ended August 31, 2021 of ($885,067), compared to the same period ended August 31, 2020 of net loss after income taxes of ($562,952).

The Company's working capital of ($100,316) as at August 31, 2021 decreased by $627,895 from the November 30, 2020 amount of $527,579. This decrease is due to loss from operations, offset by appropriate cash management, monitoring of accounts receivables, and control over prepaid expenses, accounts payables and accrued liabilities.

The Company's intention is to continue to seek additional aircraft management contracts and grow its third party charter activities throughout the Canadian marketplace while exploring possible opportunities for expansion into related product offerings.

4. Discussions of Operations

The Company's operations consist of revenues generated from the management, chartering of excess capacity, and maintenance of aircraft owned by independent corporations and charter activities on Company owned aircraft. The results of operations for the nine months ended August 31, 2021 and August 31, 2020 are as follows:

Aircraft Management	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2021 3rd Quarter	89,409	92,758	-3,349	-3.7%
Fiscal 2020 3rd Quarter	910,256	738,916	171,340	18.8%

Fiscal 2021 1st Nine Months	942,382	763,484	178,898	19.0%
Fiscal 2020 1st Nine Months	2,654,320	2,293,267	361,053	13.6%
Aircraft management revenue for the quarter ended August 31, 2021 was $89,409, a decrease of $820,847 (a decrease of 90.18%) from the same period in fiscal 2020. The decreased volume reflects reduced customer flight activity within the Company's managed aircraft fleet attributable primarily to the COVID-19 pandemic and associated border travel restrictions and the loss of two management contracts. The general inactivity within the entire Toronto-based corporate aircraft fleet continues to have a major impact upon the competitive landscape. Fuel and time-based maintenance earnings have fallen substantially and the demand for hangar space and stationary management has risen dramatically. Intensified competition for these limited revenues has favored the two dominant Airport management companies which control the bulk of available hangar and FBO facilities at Toronto's airport. Like most mid-sized management providers the Company has relied on sub-leased hangars and office space, often supplied by our biggest competitors. The Company has experienced customer losses through the pandemic.

2

4. Discussions of Operations (Continued)

The aircraft operating cost for the quarter ended August 31, 2021 was $92,758, a decrease of $646,158 (a decrease of 87.45%) from the same period in fiscal 2020. This proportionate decrease in aircraft operating cost was due to the decreased managed aircraft activities noted above.

The net result of these changes was a negative third quarter margin contribution from aircraft management services of ($3,349).

Aircraft management revenue for the nine months ended August 31, 2021 was $942,382, a decrease of $1,711,938 (a decrease of 64.50%) from the same period in fiscal 2020. The decreased volume reflects reduced customer flight activity within the Company's managed aircraft fleet attributable primarily to the COVID-19 pandemic and associated border travel restrictions. The Company has experienced customer losses through the pandemic.

The aircraft operating cost for the nine months ended August 31, 2021 was $763,484, a decrease of $1,529,783 (a decrease of 66.71%) from the same period in fiscal 2020. This proportionate decrease in aircraft operating cost was due to the decreased managed aircraft activities noted above.

The net result of these changes was a positive first nine month's margin contribution from aircraft management services of $178,898.

Charter Activities	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2021 3rd Quarter	523,332	532,518	-9,186	-1.8%
Fiscal 2020 3rd Quarter	453,730	665,372	-211,642	-46.6%

Fiscal 2021 1st Nine months	2,976,288	2,916,399	59,889	2.0%
Fiscal 2020 1st Nine months	1,265,843	1,656,064	-390,221	-30.8%

The charter rates per hour charged by Partner Jet for each of the aircraft managed by the Company remain unchanged for the first six months of fiscal 2021, fixed by the long-term contracts with the aircraft owners.

The revenue from charter activities for the third quarter of fiscal 2021 was $523,332, an increase of $69,602 (an increase of 15.34%) from the same period in fiscal 2020. The change reflects increased demand for charter services and being able to supply a wholly-owned and company- controlled aircraft which has been positioned as required to capture a large amount of charter opportunities through the period. This partially offset the reduced flight hours of aircraft owners over the quarter.

The cost from charter activities for the third quarter of fiscal 2021 was $532,518, a decrease of $132,854 (a decrease of 19.97%) from the same period in fiscal 2020. This proportionate decrease was due to incurred non-recurring start-up costs associated with the introduction of a Citation X aircraft into dedicated charter service in the third quarter of fiscal 2020 offset the increase in flight volumes as noted above in the third quarter of fiscal 2021.

The charter activities made a ($9,186) negative contribution to the operating margin in the third quarter of fiscal 2021 as compared to ($211,642) for the same period in fiscal 2020.

3

4. Discussions of Operations (Continued)

The revenue from charter activities for the first nine months of fiscal 2021 was $2,976,288, an increase of $1,710,445 (an increase of 135.12%) from the same period in fiscal 2020. The change reflects increased demand for charter services and the Company's ability to supply a wholly-owned and dedicated charter aircraft which has been positioned as required to capture a large amount of charter opportunities through the period. This partially offset the reduced flight hours of aircraft owners over the first nine month of fiscal 2021.

The cost from charter activities for the first nine months of fiscal 2021 was $2,916,399, an increase of $1,260,335 (an increase of 76.10%) from the same period in fiscal 2020. This proportionate increase was due to the increase in flight volumes as noted above in the first nine months of fiscal 2021 offset to incurred non-recurring start-up costs associated with the introduction of a Citation X aircraft into dedicated charter service in the third quarter of fiscal 2020.

The charter activities made a $59,889 contribution to the operating margin in the first nine months of fiscal 2021 as compared to ($390,221) for the same period in fiscal 2020.

Aircraft Maintenance	Revenue	Expense	Margin	Margin
	$	$	$	%

Fiscal 2021 3rd Quarter	14,574	13,692	882	6.1%
Fiscal 2020 3rd Quarter	250,644	244,340	6,304	2.5%

Fiscal 2021 1st Nine months	208,101	200,991	7,110	3.4%
Fiscal 2020 1st Nine months	1,488,912	1,444,196	44,716	3.0%

Controlling customer costs are basic to the Company's fleet growth. Scaled maintenance support has been subcontracted to established aircraft maintenance organizations (AMO) licensed to support all aircraft types operated by the Company and able to supply services on demand. This has significantly reduced costs while improving dispatch performance, work quality and customer satisfaction. Sustained cost control remains critical to attracting and retaining management customers which is reflected by the increased revenues and minimal maintenance margins. Aircraft maintenance revenue for the quarter ended August 31, 2021 was $14,574, a decrease of $236,070 (a decrease of 94.19%) from the same period in fiscal 2020. The decrease in maintenance revenue was related to the decreased number of aircraft managed and the lower levels of scheduled maintenance.

Aircraft maintenance cost for the quarter ended August 31, 2021 was $13,692, a decrease of $230,648 (a decrease of 94.40%) from the same period in fiscal 2020. The decrease was directly related to the decreased number of aircraft managed and the low levels of scheduled maintenance as noted above.

The maintenance activities made a $882 contribution to the operating margin in the quarter ended August 31, 2021 as compared to $6,304 for the same period in fiscal 2020.

Aircraft maintenance revenue for the nine months ended August 31, 2021 was $208,101, a decrease of $1,280,811 (a decrease of 86.02%) from the same period in fiscal 2020. The decrease in maintenance revenue was related to the decreased number of aircraft managed and the lower levels of scheduled maintenance in the first nine months of fiscal 2021.

Aircraft maintenance cost for the nine months ended August 31, 2021 was $200,991, a decrease of $1,243,205 (a decrease of 86.08%) from the same period in fiscal 2020. The decrease was directly related the decreased number of aircraft managed and the lower levels of scheduled maintenance as noted above.

4

4. Discussions of Operations (Continued)

The maintenance activities made a $7,110 contribution to the operating margin in the first nine months ended August 31, 2021 as compared to $44,716 for the same period in fiscal 2020.

Expense - General Operations

Expense
$

Fiscal 2021 3rd Quarter	470,380
Fiscal 2020 3rd Quarter	343,644

Fiscal 2021 1st Nine months	1,398,059
Fiscal 2020 1st Nine months	908,623

The expense from general operations for the third quarter of fiscal 2021 was $470,380, an increase of $126,736 (an increase of 36.88%) from the same period in fiscal 2020. This increase in expense from general operations was related to the increased amortization expenses, sales expenses, auditing fee, consulting fees and director fees in the third quarter of fiscal 2021.

The expense from general operations for the first nine months of fiscal 2021 was $1,398,059, an increase of $489,436 (an increase of 53.87%) from the same period in fiscal 2020. This increase in expense from general operations was related to the increased amortization expenses, sales expenses, auditing fee, consulting fees and director fees in the first nine months of fiscal 2021.

Overall Performance

The first nine months of fiscal 2021 incurred a net loss after income taxes of (885,067) compared to a net loss after income taxes of ($562,952) in the same period of fiscal 2020, which reflects the decreased profitability due to the factors discussed above, including the decreased management aircraft activities, the decreased maintenance activities and the increased expenses from general operations, which was partially offset by the increase in flight hours attributable to our charter sales efforts.

5. Summary of Quarterly Results

The following table shows selected consolidated financial information for the Company, prepared in accordance with IFRS, for the eight most recently completed quarters (unaudited):

	Aug-21	May-21	Feb-21	Nov-20	Aug-20	May-20	Feb-20	Nov-19
	$	$	$	$	$	$	$	$

Operations:

Total revenue	627,315	1,320,608	2,178,848	1,321,055	1,614,630	1,311,197	2,483,248	2,065,731

(Loss) Income before taxes	(321,021)	(535,808)	(61,404)	(400,833)	(181,674)	(348,433)	(55,393)	154,120

Net (loss) income	(287,855)	(535,808)	(61,404)	(139,455)	(159,126)	(348,433)	(55,393)	175,632

Basic (loss) earnings per share	(.0317)	(.0590)	(.0068)	(.0154)	(.0175)	(.0384)	(.0061)	.0193

Fully diluted (loss) earnings per	(.0310)	(.0577)	(.0065)	(.0154)	(.0175)	(.0384)	(.0061)	.0193

Financial Position:
Total assets	4,286,930	4,824,067	5,825,562	5,871,291	5,622,531	3,396,032	4,050,063	3,865,937

Shareholders' Equity	1,134,955	1,422,810	1,958,618	2,020,022	2,130,223	2,289,349	2,637,782	2,693,175

6. Liquidity and Capital Resources

The Company's working capital of ($100,316) as at August 31, 2021 is comprised of liquid assets which, combined with forecast revenue streams from ongoing operations, are sufficient to fund the Company's operations in the near-term. It is anticipated that if required, additional working capital will be provided by Volatus Aerospace Corp following the proposed reverse takeover.

5

6. Liquidity and Capital Resources (Continued)

Working Capital as at	August 31, 2021	November 30,2020
Current Assets
Cash and cash equivalents	$498,093	$1,283,035
Trade and other receivable	230,490	317,553
Income taxes receivable	-	261,378
Prepaid expenses	59,041	52,536
Current Liabilities
Trade payables and accrued liabilities	$712,342	$1,079,973
Unearned revenue	46,327	141,971
Current portion of lease liability	-	40,457
Current portion of promissory note payable	129,271	124,522
Working Capital	$(100,316)	$527,579

	Three months ended		Nine months ended
	August 31	August 31	August 31	August 31
	2021	2020	2021	2020

Operating Activities
Net and comprehensive (loss)	$(287,855)	$(159,126)	$(885,067)	$(562,952)
Non-cash items:
Amortization on PPE	95,114	48,133	285,341	50,017
Gain on lease termination	(14,934)	-	(14,934)	-
Amortization on right of use asset	11,283	-	33,849	-
	(196,392)	(110,993)	(580,811)	(512,935)
Changes in non-cash working capital balances:
Trade and other receivables	413,058	1,703,004	348,441	1,065,697
Prepaid expenses	(19,538)	9,060	(6,505)	133,978
Trade payables and accrued liabilities	89	49,693	(367,631)	340,399
Unearned revenues	(54,553)	8,887	(95,644)	(347,898)
Cash (used in) operating activities	142,664	1,659,651	(702,150)	679,241

Financing Activities
CEBA loan	-	80,000	40,000	80,000
Promissory notes payable	(31,323)	2,273,307	(92,808)	2,273,307
Lease payments	(10,268)	-	(29,984)	-
Cash (used in) financing activities	(41,591)	2,353,307	(82,792)	2,353,307

Investing Activities
Purchase of PPE	-	(3,912,650)	-	(3,912,650)
Cash (used in) financing activities	-	(3,912,650)	-	(3,912,650)
(Decrease) in cash	101,073	100,308	(784,942)	(880,102)

Cash and cash equivalents, beginning	397,020	908,920	1,283,035	1,889,330
Cash and cash equivalents, ending	$498,093	$1,009,228	$498,093	$1,009,228

Comprised of:
Cash	$479,380	$1,030,711	$479,380	$1,030,711
Cash equivalents	$18,713	$18,420	$18,713	$18,420
Total:	$498,093	$1,049,131	$498,093	$1,049,131

6

6. Liquidity and Capital Resources (Continued)

Capital Stock

Authorized:
Unlimited number of Class B preference shares redeemable
non-participating and entitled to one vote per share
Unlimited number of Class C preference shares, issuable
in series, and entitled to one vote per share
Unlimited number of common shares

Stated:
9,078,774 common shares		$1,102,694

	Number	Amount
Balance as at August 31, 2021 and November 30, 2020	9,078,774	$1,102,694

The Company has an incentive stock option plan in place for its directors, officers, employees and consultants. Options may be granted for a period not exceeding five years at an option price not less than the market price of the shares at the time the option is granted subject to a minimum price of $0.10. The maximum number of common shares which may be set aside for issuance under the plan is 907,877. From time to time, such number may be increased subject to approval of the shareholders of the Company. The maximum number of common shares that may be reserved for issuance to any one person under the plan is 5% (2% with respect to consultants) of the common shares outstanding at the time of the grant, less the number of shares reserved for issuance to such person.

Stock Options Activity

		August 31, 2021		November 30, 2020
	Number of	Weighted average	Number of	Weighted average
	Options	Exercise price	Options	Exercise price
Balance, beginning of period	775,000	$0.17835	200,000	$0.40000
Granted	0	$0.00000	575,000	$0.10125
Exercised	0	$0.00000	0	$0.00000
Cancelled	200,000	$0.40000	0	$0.00000
Balance, end of period	575,000	$0.10125	775,000	$0.17835

On February 03, 2016, the Company granted 250,000 options to a total of five directors to purchase common shares exercisable at a price of $0.40 per common share, which were expired on February 03, 2021.

There were no options granted in the three months ended August 31, 2021 and August 31, 2020. There are no warrants outstanding as at August 31, 2021 and August 31, 2020. The Company had no comprehensive income transactions, other than its net income, presented in the consolidated statements of income and comprehensive income, nor has the Company accumulated other comprehensive income during the reporting periods.

7

7. Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements or obligations other than the operating leases disclosed above.

8. Related Party Transactions

Related parties include the members of Board of Directors, shareholders and enterprises which are controlled by these individuals.

Pursuant to arrangements between the Company and Flight Solutions & Services Inc. ("FSS") and its subsidiaries (collectively "Related Companies"), the Related Companies provide a range of services to the Company, including administrative, technical, regulatory, systems and support services (collectively, the "Services"). In addition, the Related Companies receives services from the Company. Each of the Related Companies is 100% owned and controlled by Ian McDougall, the Executive Vice Chairman of the board of directors of the Company. Mr. McDougall, through Volatus Aerospace Corp., is also a significant shareholder of the Company. As such, the Related Companies are each related parties of the Company.

Effective cost control remains crucial to preserving customer loyalty and sustaining growth. Through these arrangements, the Company is able to leverage the Related Companies' existing commercial arrangements to obtain labour, fuel and insurance at a discount to prevailing market prices. In particular, FSS provides operational services and fuel supplies. The Related Companies have supplied overload staff and administrative services to the Company from time to time as required on a scalable basis to permit the Company to limit fixed staff commitments. In each case, the Services provided are services that are required for the Company to operate its business. The purpose of obtaining the Services from the Related Companies is that the Company is able to obtain these services on terms superior to those that would otherwise be available to the Company if the Services were contracted from a third party.

During fiscal 2019, the Company maintained an arrangement with MX Aerospace Inc., an aircraft maintenance service provider 100% owned and controlled by Ian McDougall as reported in prior Management Discussion and Analysis Reports. Such services are now provided by a third-party maintenance provider and are no longer the subject of a Related Party transaction.

The remuneration of the key management personnel during the periods were as follows:

	Three months ended		Nine months ended
	Aug 31, 2021	Aug 31, 2020	Aug 31, 2021	Aug 31, 2020

Short-term benefits	$62,500	$59,500	$187,500	$182,250
Total remuneration	$62,500	$59,500	$187,500	$182,250

8

8. Related Party Transactions (Continued)

The following table summarizes the Company's related party transactions for the nine months ended:

	August 31	August 31
	2021	2020

Aircraft management revenues:
Revenue from a company controlled by a Director	$8,763	$183,766
Maintenance revenues:
Revenue from a company controlled by a Director	-	$228,937
Aircraft operating expenses:
Purchases from companies controlled by a Director	$68,212	$536,069
Charter expenses:
Purchases from companies controlled by a Director	$477,612	$249,712
General and administrative expenses:
Directors fees and related director expenses	$72,000	$27,250
Administrative services from a company controlled by a Director	-	$114,000
Office expenses paid by companies controlled by a Director	-	$2,185

The following table summarizes the Company's receivables and payables from related parties as at:

	August 31	November 30
	2021	2020

Trade and other receivables:
Receivable from companies controlled by a Director	$656	$7,030
Trade payables and accrued liabilities:
Payable to companies controlled by a Director	$240,532	$601,160
Payable to Directors	$72,000	$-
Current portion of promissory notes payable to companies controlled by a Director	$129,271	$124,522
Non-current liabilities:
Promissory notes payable to companies controlled by a Director	$2,144,035	$2,241,592

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The costs of these transactions are market competitive. Through these transactions, the Company has generated cost-savings over a wide range of items as a result and the benefits of these reductions have been passed to the Company's customers.

The related party transactions are reviewed by the Audit Committee which is made up exclusively of independent directors. Material includes competitive standards and quotes and identifiable gain for the Company in terms of costs and revenues.

9

9. Critical Accounting Estimates

The preparation of these condensed consolidated interim financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Reported amounts which require management to make significant estimates and assumptions include allowance for doubtful accounts, property, plant and equipment, deferred taxes. These items are discussed below.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Allowance for doubtful accounts

The Company reviews the age of accounts receivables, the credit history of the customers, and the financial strength of the customers to evaluate the collectability of the accounts receivables and provide for an allowance for doubtful accounts, if necessary, based on management's best estimates.

Share based payments

The Company measures the cost of equity-settled transactions by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determination of the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 6.

Property, plant and equipment

Certain costs incurred are capitalized and amortized over the estimated useful lives of the respective assets. The carrying value of the assets depends on the estimated useful life, which is the period over which the assets are written off. If the estimated useful lives of these assets were materially incorrect, the Company would experience increased or decreased changes to amortization charges in the future, which in turn would result in material changes to the net income.

Deferred taxes

Deferred tax assets are only recognized to the extent that it is probable that there will be sufficient taxable income against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future. The Company reviews the carrying amount of deferred tax assets at the end of each reporting period which is reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

There have been no material changes in critical accounting estimates during the first nine months of fiscal 2021.

10

10. Financial Instruments and Risk Management Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets, and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets, and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities, and measured at amortized cost.

The carrying values and fair values of financial assets and liabilities as at August 31, 2021 and November 30, 2020 are summarized as follows:

Fair Values

The carrying values of the Company's financial instruments comprising of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities approximate the fair value due to their short-term maturity.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this dates, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods. The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain of its operating activities are transacted in US dollars, resulting in the holding of related financial instruments in US dollars. At the statement date, the Company had financial instruments denominated in US currency as shown below. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

11

10. Financial Instruments and Risk Management (Continued)

Risk Management (continued)

b) Foreign Currency Risk (continued)

In US dollars	August 31	November 30
	2021	2020

Cash	$668	$31,764
Trade and other receivables	2,400	-
Trade payable and accrued liabilities	(68,198)	(317,521)

Net US dollar (liabilities)	($65,130)	($285,757)

The amounts were translated at the US dollar / Canadian dollar exchange rate of 1.2617 as at August 31, 2021 (1.2965 as at November 30, 2020).

c) Concentration Risk

The Company is exposed to customer concentration risk as the Company's ability to continue its operations depends heavily on the retention of the existing contracts with independent corporations for the care, custody and control of their aircraft. The Company mitigates these risks and uncertainties by focusing its sales energies on securing additional customer contracts and exploring for new related revenue streams.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due. The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation. Management forecasts cash flows to identify financing requirements. These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve month period will not have a significant impact on the Company.

12

11. Reclassifications

Certain comparative amounts have been reclassified to conform to the current year presentation. Net income and shareholders' equity were not affected by these reclassifications.

12. Subsequent Events

Partner Jet and Volatus Aerospace Corp. executed a definitive amalgamation agreement dated June 30, 2021 (the "Definitive Agreement") which outlines the terms and conditions pursuant to which Volatus and Partner Jet will complete the Reverse Take-Over. As detailed in a Press Release dated 30 June 2021, Under the terms of the Definitive Agreement, it is proposed that Partner Jet and Volatus will amalgamate pursuant to the Business Corporations Act (Ontario) to form a new corporation called Volatus Aerospace Corp. which will carry on the business of Volatus as its primary business while continuing to carry on the current business of Partner Jet as well.

Partner Jet shareholders will receive an Information Circular providing comprehensive details about the Reverse Take-over and the business of Volatus prior to a Partner Jet shareholder meeting that will be scheduled to consider the approval of the amalgamation. The draft Information Circular was submitted to the TSX-V Exchange on July 30, 2021 for their review and approval. TSX-V approval is pending as of the date of this Management's Discussion and Analysis document.

The Canadian economy continues to be affected by the impact of the COVID-19 pandemic and significant uncertainties remain. Air travel both with commercial scheduled and private aviation service continues to be severely impacted. This uncertainty in the economy has and will continue to pose a major challenge to the ongoing operations of all travel related companies. The Company cannot fully anticipate all the impacts of COVID-19 on its operations and results, or precisely when the situation will improve. The Company has implemented a series of operational, commercial and financial measures, including cost reduction, aimed at preserving its cash. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but will pose a major business risk on a go forward basis.

13

SCHEDULE "6" - FINANCIAL STATEMENTS AND MD&A OF VOLATUS AEROSPACE CORP.

See attached.

VOLATUS AEROSPACE CORPORATION

Audited Consolidated Financial Statements

For the year ended December 31, 2020 and 2019

These consolidated financial statements are presented in Canadian Dollars unless otherwise noted.

6500 Trans-Canada Highway, Suite 400, Pointe-Claire, QC H9R 0A5 | Tel: 514-447-7986	www.volatusaerospace.com

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of

Volatus Aerospace

Corporation

Opinion

We have audited the consolidated financial statements of Volatus Aerospace Corporation (the Company), which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, and the consolidated statements of income and comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for the years then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2020 and December 31, 2019, its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Matter

The company previously released separate consolidated financial statements for each of the fiscal years ended December 31, 2020 and December 31, 2019. The audit report for the year ended December 31, 2020 was dated March 2, 2021, and the audit report for the year ended December 31, 2019 was dated June 30, 2021.

The company has now combined both of these fiscal years into one set of financial statements. Our audit report on these combined set of financial statements comprising of December 31, 2020 and December 31, 2019 is reported herein.

There are no changes to any of the consolidated financial information presented herein to the previously released separate consolidated financial statements for each of the fiscal years ended December 31, 2020 and December 31, 2019 as initially reported in our audit reports dated March 2, 2021 and June 30, 2021, respectively.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

June 30, 2021	S & W LLP
Toronto, Canada	Chartered Professional Accountants, Licensed Public Accountants

Volatus Aerospace Corp.

                                    Consolidated Statements of Financial Position

As at December 31, 2020 and 2019

Refer Note 1 (Nature of Operations & Going Concern), Note 21 (Commitment), and Note 22 (Subsequent Events)

Approved on behalf of the Board:

"Glen Lynch"        _________________________Director

"Gord Silverman" _________________________Director

The accompanying notes are an integral part of these consolidated financial statements.

Volatus Aerospace Corp.

                                    Consolidated Statements of Income and Comprehensive Income

                      For the Year ended December 31, 2020 and  2019

In C$	31-Dec-20	31-Dec-19

Income
Equipment Sales	59,923	-
Discount on Equipment Sales	(500)	-
Other Income	1,807	-

Revenue	61,230	-

Revenue	61,230	-

Cost of goods sold	56,913	-

Gross Profit	4,317	-

Expenses - General Operations
Audit fees	25,000	-
Advertising & marketing (note 15)	14,215	-
IT & tech (note 15)	10,173	-
Personnel	5,430	-
Office cost (note 15)	5,044	-
Travel	1,637	-
External partner cost	1,478	-
Rent	207	-
Finance cost	153	-
Meals & entertainment	132	-
Exchange loss	59	-
	63,527	-

Net Loss before items below	(59,210)	-

Unrealized gain on investments	494,851	-

Net Income before Income Tax	435,641	-

Income taxes	-	-

Net and Comprehensive Income	435,641	-

Total comprehensive income (loss) for the period attributable to:
Owners of Volatus Aerospace Corp.	440,101
Non-controlling interest	(4,460)

Income per share
Basic	$0.006
Diluted	$0.006

Weighted average number of common shares outstanding - Basic	76,923,334
Weighted average number of common shares outstanding - Diluted	77,807,949

Refer Note 17 (Shareholder's Equity)

The accompanying notes are an integral part of these consolidated financial statements

Volatus Aerospace Corp.

                                    Consolidated Statements of Changes in Equity

                      For the Year ended December 31, 2020 and  2019

	Number of shares	Common Equity	Preferred Shares	Warrants	Contributed Surplus	Non-Controlling Interest	Retained Earnings	Total Shareholders Equity
Balance, Jan 1, 2019	-	-	-	-	-	-	-	-
Equity Contribution	-	-	-	-	-	-	-	-
Shares issued upon acquisition	-	-	-	-	-	-	-	-
Issuance of Preferred Shares	-	-	-	-	-	-	-	-
Net Income for the year	-	-	-	-	-	-	-	-
Balance, Dec 31, 2019		-	-	-	-	-	-	-

The accompanying notes are an integral part of these consolidated financial statements.

Volatus Aerospace Corp.

                                    Consolidated Statements of Cash Flows

                      For the Year ended December 31, 2020 and 2019

The accompanying notes are an integral part of these consolidated financial statements.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

1. Nature of Operations & Going Concern

Volatus Aerospace Corporation (the "Company") is a Canadian Controlled Private Company domiciled in Canada. Its registered office is in 6500 TransCanada Hwy, Suite 400, Pointe-Claire QC H9R 0A5, Canada. Volatus Aerospace Corporation, and entities it controls are together referred to in these consolidated financial statements as the "Company" or "VAC" or "Volatus". Refer to Note 9 for the Company's major subsidiaries.

2. Statement of Compliance

These consolidated financial statements of the Company, approved by the Board of Directors on June 30, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") and their interpretations adopted by the International Accounting Standards Board ("IASB"). The policies applied in these consolidated financial statements are based on IFRS effective or issued as of June 30, 2021.

3. Basis of Preparation

These consolidated financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

The Company operates in one segment defined as the cash generating unit (CGU) which is Canada.

These consolidated financial statements incorporate the results of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in these results from the date the control commences until the date control ceases.

All intra-company balances, and transactions are eliminated in preparing the consolidated financial statements.

These consolidated financial statements include the accounts of the Company and its subsidiaries (note 10).

Functional and Presentation Currency

These consolidated financial statements are presented in Canadian dollars ("C$"), the Company's functional and presentation currency.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

3. Basis of Preparation (Continued)

Judgments and Estimates

The preparation of these consolidated financial statements in accordance with IFRS requires Management to make judgments and estimates that affect:

  the application of accounting policies;
  the reported amounts of assets and liabilities;
  disclosures of contingent assets and liabilities; and
  the reported amounts of revenue and expenses during the reporting periods.

Actual results may differ from estimates made in these consolidated financial statements.

Judgments are made in the selection and assessment of the Company's accounting policies. Estimates are used mainly in determining the measurement of recognized transactions and balances. Estimates are based on historical experience and other factors, including expectations of future events believed to be reasonable under the circumstances. Judgments and estimates are often interrelated. The Company's judgments and estimates are continually re-evaluated to ensure they remain appropriate. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

Following are the accounting policies that are subject to judgments and estimates that the Company believes could have the most significant impact on the amounts recognized in these consolidated financial statements.

4. Summary of Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements except as noted below and have been applied consistently throughout the Company.

a) Revenue recognition

The company earns its revenue from the sale or products, services, and training programs.

Revenue is recognized a follow:

Equipment Sales includes sale of drones, batteries, drone sets, and related accessories.  This revenue is recognized when the goods leave the port of shipment or warehouse as significant risks and rewards are transferred immediately, and company has no control over the goods. Revenue from equipment sales is measured at the fair value of the consideration received less an appropriate deduction for actual and expected returns, discounts, net of sales taxes.

Sale of Services includes drone services provided by professional drone operators relating to inspection, imaging, and data processing to enterprises and other customers.  These services are provided across multiple sectors and industries across Canada.

Sale of Training includes drone pilot training programs in digital, virtual, and onsite formats to various levels of drone pilots as defined by Transport Canada.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

a) Revenue recognition (Continued)

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

b) Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

c) Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is recognized so as to write off the cost or valuation of assets less their residual values over their useful lives using straight line method:

Estimated useful lives are as follows:

Category	Useful Life
Drones	4 years
Drone Accessories	4 years
Computer & Equipment	3 years
Furniture & Fixtures/ Leasehold Improvements	5 years
Cameras	4 years
Batteries	1 Year

The estimated useful lives, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

c) Property, plant, and equipment (Continued)

Property, plant and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

d) Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

e) Foreign currency translation

In preparing the consolidated financial statements of each individual group entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company and its subsidiaries is the Canadian dollar.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

f) Share-based payment arrangements

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of equity-settled share-based transactions was determined using the Black-Scholes Model.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company's estimate of equity instruments that will eventually vest, with a corresponding increase in equity (equity-settled employee benefits reserve).

At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

g) Purchase

Purchase is recognized when all risks and rewards associated with the purchase are transferred to the Company, when goods are received and in control of the Company.

h) Impairment of assets

The carrying amounts of property, plant and equipment, right-of-use assets and intangible assets with (infinite useful lives) are reviewed at the end of each reporting period to determine whether there are any indicators of impairment. Indicators of impairment may include a significant decline in asset market value, material adverse changes in the external operating environment which affect the manner in which the asset is used or is expected to be used, obsolescence, physical damage of the asset, or expected permanent closing of the store related to a property lease. If any such indicators exist, then the recoverable amount of the asset is estimated. Goodwill and intangible assets with indefinite useful lives and intangible assets not yet available for use are not amortized but are tested for impairment at least annually or whenever there is an indicator that the asset may be impaired.

Determining the Recoverable Amount

An impairment loss is recognized when the carrying amount of an asset exceeds the recoverable amount. The recoverable amount of an asset is defined as the higher of its fair value less cost to sell (FVLCS) and its Value in Use (VIU). In assessing VIU, the estimated future cash flows are discounted to their present value. Cash flows are discounted using a discount rate that includes a risk premium specific to each line of business. The Company estimates cash flows before taxes based on the most recent actual results or budgets. Cash flows are then extrapolated over a period of up to five years, taking into account a terminal value calculated by discounting the final year in perpetuity. The growth rate applied to the terminal values is based on the Bank of Canada's target inflation rate or a growth rate specific to the individual item being tested based on Management's estimate.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

h) Impairment of assets (continued)

Recording Impairments and Reversals of Impairments

Impairments and reversals of impairments are recognized in other income in the Consolidated Statements of Income. Any impairment loss is allocated first to reduce the carrying amount of any goodwill allocated and then Impairments of goodwill cannot be reversed. Impairments of other assets recognized in prior periods are assessed at the end of each reporting period to determine if the indicators of impairment have reversed or no longer exist. An impairment loss is reversed if the estimated recoverable amount exceeds the carrying amount. The increased carrying amount of an asset attributable to a reversal of impairment may not exceed the carrying amount that would have been determined had no impairment been recognized in prior periods.

i) Inventories

Inventories are carried at the lower of cost and net realizable value (note 6). Cost comprises of direct materials, direct labour, and appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Net realizable value is the estimated selling price of inventory during the normal course of business less estimated selling expenses.

Cash consideration received from vendors is recognized as a reduction to the cost of related inventory, unless the cash consideration received is either a reimbursement of incremental costs incurred by the Company or a payment for assets or services delivered to the vendor.

The cost of inventories includes costs incurred in bringing the inventories to their present location and condition.

All inventories are finished goods and includes drones, accessories, and batteries.

j) Intangible Assets

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the identifiable assets acquired and liabilities assumed in a business combination. Goodwill is measured at cost less any accumulated impairment and is not amortized.

Goodwill is initially measured at cost and is calculated as the excess of the purchase price for an acquired business over the fair value of acquired net identifiable assets and liabilities and is allocated to the cash-generating units ("CGU") to which it relates. Goodwill is not amortized but is evaluated for impairment against the carrying amount of the CGU annually or more often if events or circumstances indicate that there may be an impairment. The carrying amount of a CGU includes the carrying amount of assets, liabilities and goodwill allocated to the CGU. If the recoverable amount is less than the carrying value, the impairment loss is first allocated to reduce the carrying amount of any goodwill allocated to the CGU and then to the other nonfinancial assets of the CGU proportionately based on the carrying amount of each asset. Any impairment loss is charged to income in the period in which the impairment is identified. Goodwill is stated at cost less accumulated impairment losses. Subsequent reversals of goodwill impairment are prohibited.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

j) Intangible Assets (Continued)

Goodwill is reviewed annually for impairment, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. Management uses judgment in estimating the recoverable amounts of the Company's CGUs and uses internally developed models that consider various factors and assumptions including forecasted cash earnings, growth rates and discount rates. The use of different assumptions and estimates could influence the determination of the existence of impairment and the valuation of goodwill.

Indefinite Life Intangible Assets

Intangible assets with indefinite useful lives are comprised of the acquired drone technologies and intellectual properties.

Intangible assets with indefinite useful lives are measured at cost, less any accumulated impairment and are not amortized. Expenditures on research activities are expensed as incurred.

k) Equity

The Company's equity comprises the proceeds received for its issued common shares less any costs of issuance, contributed surplus arising from the fair value of the stock options granted and its net and comprehensive profit/loss since incorporation.

Repurchased shares are removed from equity. No gain or loss is recognized in net income on the purchase, sale, issue, or cancellation of the Company's shares.

l) Financial instruments

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

l) Financial instruments (continued)

Financial Assets (continued)

The company's cash and cash equivalents are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

l) Financial instruments (continued)

Financial Liabilities (continued)

The Company's financial liabilities measured at amortized cost include trade payables and accrued liabilities, Other short-term liabilities, long-term borrowing, CEBA loan, and contingent consideration.

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value. For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expire.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

l) Financial instruments (continued)

Financial Liabilities (continued)

Measurement category under IFRS 9
Cash and cash equivalents, Investment in Marketable Securities	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Trade payables and accrued liabilities, Other short-term liabilities, long-term borrowings, CEBA loan, and Contingent consideration	Financial liabilities at amortized cost

m) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

n) Provisions

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

o) Accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Depreciation and amortization of property, plant and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

o) Accounting judgments and estimates (Continued)

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share-based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

p) Borrowing Costs

Borrowing costs directly attributable to the acquisition of a qualifying asset are capitalized. Qualifying assets are those that require a minimum of three months to prepare for their intended use. All other borrowing costs are recognized in cost of producing revenue or in net finance costs in the Consolidated Statements of Income in the period in which they are incurred.

q) Debt

Debt is classified as current when the Company expects to settle the liability in its normal operating cycle, it holds the liability primarily for the purpose of trading, the liability is due to be settled within 12 months after the date of the Statement of Financial Position, or it does not have an unconditional right to defer settlement of the liability for at least 12 months after the date of the Statement of Financial Position.

r) Business Combinations

The Company applies the acquisition method in accounting for business combinations.

The Company measures goodwill as the difference between the fair value of the consideration transferred, including the recognized amount of any non-controlling interests in the acquiree and the net recognized amount (fair value) of the identifiable assets acquired and liabilities assumed, all measured as at the acquisition date.

Consideration transferred includes the fair value of the assets transferred (including cash), liabilities incurred by the Company on behalf of the acquiree, the fair value of any contingent consideration and equity interests issued by the Company.

Where a business combination is achieved in stages, previously held interests in the acquired entity are remeasured to fair value at the acquisition date, which is the date control is obtained and the resulting gain or loss, if any, is recognized in net income.

The fair values of property and equipment recognized as a result of a business combination is based on either the cost approach or market approach, as applicable. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties each act

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

r) Business Combinations (Continued)

knowledgeably and willingly. For the cost approach, the current replacement cost or reproduction cost for each major asset is calculated.

The fair values of inventories acquired in a business combination is determined based on the estimated selling price in the ordinary course of business less the estimated costs of sale and a reasonable profit margin based on the effort required to complete and sell the inventories. Transaction costs that the Company incurs in connection with a business combination are expensed immediately.

The company has not disclosed the proforma revenue and profit or loss of combined entity for the current reporting period as though the acquisition occurred at the beginning of the reporting period as required by IFRS 3.B64(q) because of differential accounting practices adopted by acquirees and inadequate daily accounting practises adopted in periods before acquisition.

s) Income per share

Basic income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. To compute diluted income per share, adjustments are made to common shares outstanding, if applicable. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would be outstanding if, at the beginning of the period or at the time of issuance, all options and warrants were exercised. The proceeds from exercise are assumed to be used to purchase the Company's common shares at their average market price during the period. Diluted loss per share is calculated by the treasury stock method. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period.

The common shares outstanding used for computation of income earnings per share reflect the share split described in Note 21. This presentation is consistent with the principles in IAS 33.64, which requires calculation of basic and diluted earnings per share for all periods presented to be adjusted retrospectively if changes occur to the capital structure after the reporting period but before the financial statements are authorized for issue.

t) Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on January 1, 2020:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of-use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

The Company adopted this standard effective January 1, 2020. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

The adoption of this standard has not had a material impact on the consolidated financial statements.

u) Investment in Associates

Associates are entities over which the Company has significant influence and that are neither a subsidiary nor an interest in a joint arrangement. Significant influence is the power to participate in the financial and operating policy decisions of an entity but is not control or joint control over those policies. Associates are accounted for using the equity method. The Company's share of its associates' post-acquisition profit or loss is recognised in the consolidated statement of comprehensive income, and its share of post-acquisition movements in other comprehensive income is recognised in other comprehensive income. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company's interest in the associates; unrealized losses are also eliminated unless there is evidence of the impairment of the asset transferred.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

5. Cash & Cash Equivalents

Cash and cash equivalents comprise the following:

	December 31, 2020	December 31, 2019
Cash	$1,253	$-
Bank	183,131	214,980
PayPal	5,589	-
Cash & Cash Equivalent	$189,973	$214,980

6. Receivables, Other Assets, and Inventory

Trade & Other Receivables

	December 31, 2020	December 31, 2019
Trade & other receivables	$71,611	$-

Prepaid Expenses and Deposits

	December 31, 2020	December 31, 2019
Prepaid Expenses	$19,672	$-
Security Deposit	17,000	-
Other CA	38,209	-
Receivable & other Current Assets	$74,881	$-

Inventory

	December 31, 2020	December 31, 2019
Drone Inventory & Accessories	$56,617	$-

The annual impairment test was conducted, and no inventory write down was noted for the year ending December 31, 2020.

During the year ended December 31, 2020, $55,976 (2019 - $nil) of inventory was sold and recognized in cost of sales.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

7. Investment in Marketable Securities

Investment in marketable securities are investments held for sale and the Company does not have control or significant influence. The shares in the public company are classified as FVTPL and are recorded at fair value using the quoted market price as at December 31, 2020 and are therefore classified as level 1 within the fair value hierarchy.

During the year ended December 30, 2020, the Company recognized $494,851 in the fair value of its investment in the shares of a public company. (2019 - $Nil).

The following table summarizes information regarding the Company's marketable securities as at December 31, 2020:

	December 31, 2020	December 31, 2019
Balance, beginning of the year	$-	$-
Additions	412,376
Gain/(loss)	494,851	-
Balance, ending of the year	$907,227	$-

8. Investment in Associate

Associates are entities over which the Company exercises significant influence. The Company assesses each instrument underlying its investments in associates for appropriate accounting treatment. The investments in associates are accounted for using the equity method from the date on which the investee becomes an associate to the date that the Company ceases to have significant influence, as the Company did not obtain control.

Canadian UAV Solutions Inc.
Balance, beginning of the year	$-
Addition	50,025
Share of income/(loss)	-
Balance, ending of the year	$-

Investment in Canadian UAV Solutions Inc. is an associate investment (20%) to expand the presence of the Company in other industries. The investment was made on November 20, 2020 in the form of contingent consideration of C$50,000 that will be provided to Canadian UAV Solutions Inc.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

9. Property, Plant & Equipment

Cost	Drones	Drone Accessories	Camera & Accessories	Furniture & Fixtures	Computer & Equipments	Batteries	Vehicle	Total Tangible Assets	Intangible Assets	Total

Balance, beginning of year
Additions					2,071			2,071	108,527	110,598
Net Assets acquired in the acquisition	64,255	114,878	12,925	5,868	36,470	6,403	56,070	296,869	3,968,555	4,265,424
Disposals/Retirements
Balance, end of year	64,255	114,878	12,925	5,868	38,541	6,403	56,070	298,939	4,077,082	4,376,021
Accumulated Depreciation & Impairment
Balance, beginning of year
Depreciation for the year	-	-	-	-	-	-	-	-	-	-
Impairment
Disposals/Retirements
Balance, end of year	-	-	-	-	-	-	-	-	-	-
Net carrying Amount, end of year	64,255	114,878	12,925	5,868	38,541	6,403	56,070	298,939	4,077,082	4,376,021

During the year ended December 31, 2020, the Company acquired intangible assets as part of its acquisition of the assets of Brican Flight System Inc. (refer note 10).

Management conducted its test of impairment for both the tangible and intangible assets and no indicators of impairment were noted for the year ended December 31, 2020.

The Company did not have any fixed assets for the year ending 31 December 2019.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

10. Subsidiaries

These consolidated financial statements include entities controlled by the Company. Control exists when the Company has the ability to direct the relevant activities and the returns of an entity. The financial statements of these entities are included in these consolidated financial statements from the date that control commences until the date that control ceases. Details of the Company's significant entities are as follows:

Name of Subsidiary	Principal Activity	Country of Incorporation	Ownership Interest - 2020
Volatus Flight Systems	Fixed-wing Drone Technology	Canada	70%
Volatus Unmanned Services^[1]		Canada	77%
- UAViation Aerial Solutions Limited	RPAS/UAV Service	Canada	100%
- SkyGate Videography Inc.	RPAS/UAV Service & Training	Canada	100%
- M3 Drone Services Limited	RPAS/UAV Service	Canada	100%
- M3 Drone Training Zone Inc.	RPAS/UAV Training	Canada	100%

1 - Volatus Unmanned Services is the infrastructure arm of Volatus Aerospace Corporation. All sales, services, and training related companies were acquired under Volatus Unmanned Services.

30% external shareholding of Volatus Flight Systems and 23% external shareholding of Volatus Unmanned Services is attributable to Non-Controlling Interest in the consolidated financial statements.

11. Deposits

The Company has the following two deposits towards training school and conference:

	December 31, 2020	December 31, 2019
Deposit towards Training School	$12,000	$-
Deposit towards Conference	5,000	-
Total	$17,000	$-

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

12. Trade Payables and Accrued Liabilities

	December 31, 2020	December 31, 2019
Accounts Payable	$24,101	$-
Audit fees Payable	25,000	-
Tax Payable	6,822	-
Payroll Liability	36,025	-
Other	22,402	-
Total	$114,350	$-

13. Short-term Borrowings

Current Portion of long-term borrowings

	December 31, 2020	December 31, 2019
BDC Loans	$45,384	$-
Vehicle Financing	10,344	-
Advance	-	214,980
Total	$55,728	$214,980

Other short-term liabilities

	December 31, 2020	December 31, 2019
Shareholders Loan	$93,143	$-
Other loans	6,948	-
Total	$100,091	$-

The Company received advance from shareholders in 2019 that was converted into equity in 2020.

The shareholders' loan is interest-free and does not have any payment terms.

Short-term borrowings consist of BDC loans, Clearbanc loans, and RBC loans by group companies. These borrowings have been made for equipment financing and working capital purposes. Clearbanc and RBC loans will be repaid in full by the end of 2021.BDC Loans comprise of four separate equipment financing loans. Two will be repaid in full by 2024 and two by 2026. See long-term portions below.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

14. Long-Term Borrowings

	December 31, 2020	December 31, 2019
BDC Loans	$194,872	$-
PEI Finance Loan	25,000	-
Vehicle Financing	40,642	-
Total	$260,514	$-

The Company applied for and received the $100,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak. Repaying the balance of the loan on or before December 31, 2022 will result in a loan forgiveness of $30,000 in total. On December 31, 2022, the Corporation has the option to extend for 3 years the loan and it will bear a 5% interest rate.

The Company was also approved for PEI Financing for equipment purchase and working capital management due to be paid in full by 2026.

15. Related Party Transactions

Related parties include members of the Board of Directors, shareholders and enterprises which are controlled by these individuals~~.~~

Services provided by a company controlled by a common director - $22,341.

Included in Accounts Payable is Nil owing to companies controlled by common director.

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

16. Asset Purchase and Business Combination

In 2020, Volatus made a series of acquisition through its subsidiaries - Volatus Unmanned Services and Volatus Flight Systems. On 13th May 2020, Volatus Flight Systems, the fixed wing technology arm of Volatus, acquired 100% of the assets of Brican Flight Systems. This acquisition was completed in exchange for 30% of Volatus Flight Systems to the shareholder of Brican Flight Systems. The acquisition of Brican Flight Systems assets generated intangible assets of $3,968,555. No other consideration was involved in this transaction.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

16. Asset Purchase and Business Combination (continued)

On Dec 31, 2020, the Volatus Unmanned Services, subsidiary of Volatus Aerospace Corporation, acquired the following companies as part of its roll up strategy to expand its presence in Canada:

1	UAViation Aerial Solutions Limited	100% Acquisition - Share Exchange
2	SkyGate Videography Inc.	100% Acquisition - Share Exchange
3	M3 Drone Services Limited	100% Acquisition - Share Exchange
4	M3 Drone Training Zone Inc.	100% Acquisition - Share Exchange

UAViation Aerial Solutions Limited

UAViation Aerial Solutions Limited is a drone service company based in Vancouver, British Columbia, Canada and has been providing professional commercial and industrial UAV/Drone aerial photography services across Canada. The services include Survey-Grade Mapping, 3D Modelling, LiDAR Point Cloud, Infrastructure Inspection, Telecom and Utilities Inspections, Construction Monitoring and Documentation, Commercial Real Estate Marketing and View Studies, First Responders, Search & Rescue and many other aerial photography and videography applications.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of UAViation Aerial Solutions Limited. In connection with this transaction, the Company issued 8 common equity of Volatus Unmanned Services, subsidiary of Volatus Aerospace Corp. to the shareholders of UAViation Aerial Solutions Limited. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of UAViation expands the Company's existing service capabilities in Western Canada and more specifically to perform LiDAR projects using drones.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

Purchase Price		302,025

Tangible assets acquired

Cash	6,491
Accounts Receivable	51,697
Property, Plant, & Equipments	225,045

Accounts Payable	(19,214)
Other Current Liabilities	(20,053)
Loans	(189,119)
CEBA	(60,000)

Goodwill		307,179

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential from the expanded operations and customer base. None of the goodwill recognized is expected to be deductible for income tax purposes.

SkyGate Videography Inc.

SKygate is the provider of drone support services and RPAS training throughout the Maritimes based out of Prince Edward Island, Canada. Skygate enables RPAS training through classroom coaching and online platforms.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of SkyGate VideoGraphy Inc. In connection with this transaction, the Company issued 7.5 common equity of Volatus Unmanned Services, subsidiary of Volatus Aerospace Corp. to the shareholder of SkyGate Videography Inc. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of SkyGate expands the Company's existing training and consulting capabilities in eastern Canada. It also expands the Company's pilot network and enables the Company to provide services across geographies.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

Purchase Price		75

Tangible assets acquired

Cash	28,858
Accounts Receivable	10,089
Property, Plant, & Equipments	47,964
Security Deposit	12,000

Accounts Payable	(5,568)
Shareholders Loan	(64,570)
Other Current Liabilities	(4,241)
PEI Loan	(25,000)

Identifiable Intangible Assets
Training Courses	543

The acquisition was completed at fair value and no goodwill has been recognized.

M3 Drone Services Limited & M3 Drone Training Inc. (M3 Group)

M3 Drone Training and M3 Drone Services are drone solutions and drone training providers based in Winnipeg, Manitoba, Canada. M3 group provides access to a pilot network across Canada that enables services in major regions across Canada.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of M3 Drone Services Limited and M3 Drone Training Inc. In connection with this transaction, the Company issued 7.5 common equity of Volatus Unmanned Services, subsidiary of Aerospace Corp. to the shareholder of M3 Group of companies. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of M3 Group expands the Company's existing training and Service capabilities in the Prairies region of Canada. It also expands the Company's pilot network and enables the Company to provide services across Central and Western geographies of Canada.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

Purchase Price		225

Tangible assets acquired

Cash	38,742
Accounts Receivable	20,404
Property, Plant, & Equipments	23,860
Security Deposit	5,000
CEWS Receivable	34,380
Other Current Assets	3,829

Accounts Payable	(3,157)
Shareholders Loan	(28,572)
Other Current Liabilities	(2,948)
Sales Tax Liabilities	(5,830)
Payroll Liability	(29,070)
Short-Term Loan	(3,695)
CEBA	(40,000)
Equipment Financing	(105,376)

Identifiable Intangible Assets
Training Courses	92,658

The acquisition was completed at fair value and no goodwill has been recognized.

For all the acquisition and asset purchase completed, the Company did not incur any acquisition-related costs.

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

The Company conducted its annual goodwill impairment analysis as at December 31, 2020. The impairment analysis involved comparing the carrying amount of each CGU's assets and liabilities to their respective recoverable amounts. The recoverable amount was determined using the value in use approach measured by discounting the future expected cash flows of the CGUs.

After conducting the annual goodwill impairment analysis, no goodwill impairment has been noted as at the year ending December 31, 2020.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

17. Shareholder's Equity

Common Equity:

Common Equity consist of common stocks issued to shareholders of VAC (refer Note 10).

	# of shares (pre-split)	# of shares (post-split)	December 31, 2020
Common Shares	200	76,923,334	$200
Total			$200

Effective March 9, 2021, Volatus Aerospace Corp. has split its share into 1:100,000 and effective May 19,2021, the Company did another split of 1:3.846166667.

Contributed Surplus:

Shares Issued upon Acquisition:

During the year, 200 common shares were issued at par value of $1 each. The excess difference in gross proceeds received for these common shares have been allocated to contributed surplus.

30 Common shares of Volatus Flight Systems Inc. (representing 30% of all outstanding Common shares) were issued to the owners of Brican Flight Systems Inc. in exchange for all intangibles, technologies and equipment assets. The excess difference in gross proceeds received for these common shares have been allocated to contributed surplus (refer Note 10)

Preferred Shares:

	# of shares	December 31, 2020
PJET Investment	412,376	$412,376
UAViation Aerial Solutions Limited Investment	291,946	291,946
Total		$704,322

All of the above preferred shares are non-redeemable and have no coupon interest payment.

Stock Options:

There were no stock options granted for the year ending December 31, 2020. On Jan 2, 2021, the Company granted 884,615 additional options (after splits) at an exercise price of $0.001 to be vested over three years. Same has impacted weighted average outstanding shares for the purpose of calculating diluted earning per share.

Warrants:

There were no warrants outstanding as of December 31, 2020.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

18. Financial Instruments and Risk Management

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales.  Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Company however does not hold any currency in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

18. Financial Instruments and Risk Management (Continued)

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

19. Income Taxes

The Company has $156,597 (2019 - Nil) of non-capital losses available to offset future income for tax purposes. The non-capital losses will expire as follows:

2040 - $156,597

The deferred tax liability and asset calculated using a tax rate expected to be recovered or settled of 26.50% (2019 - 26.50%) is as follows:

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

	2020	2019

Deferred tax asset

Undeducted non-capital losses	(41,498)	-
valuation allowance	41,498	-

Net deferred tax liability	-	-

The Company's effective tax rate which differs from the combined federal and provincial statutory rate of 26.50% (2019 - 26.50%), is reconciled as follows:

	2020	2019

Income before Income taxes	435,641	-

Income tax recovery @ 26.50%	115,445	-

unrealized (gain) loss on investments - FVTPL	(131,136)

Valuation allowance	15,691

Current Income tax expense (recovery)	-	-
Deferred income tax recovery	-	-

Income tax recovery	-	-

20. Segmented Information

The Company operates under one reporting segment. 2020 was the first year of operations of Volatus, and 97% (2020: $59,423) of the revenue generated is attributable to equipment sales and remaining towards services and training.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

21. Commitments

Due to UAViation Aerial Solutions Limited's acquisition, the company has recognized a contingent consideration of $10,000 that arises because of an earn-out commitment.

The company has recognized short-term and long-term contingent consideration of $20,000 and $30,000, respectively, because of associate investment in Canadian UAV Solutions Inc. These considerations are payable in kind by providing management services to Canadian UAV Solutions Inc.

22. Subsequent Events

A. The Canadian economy is currently undergoing significant uncertainties due to the impact of the COVID19 Virus. This uncertainty has unlocked significant value in the unmanned space. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but does not pose a major business risk on a go forward basis.

B. The Company has raised $4,183,000 by issuing convertible debt in April 2021 through its non-brokered financing round.

- Each convertible debt is forced converted into equity at a 20% discount to the go-public valuation if the Company goes public within 12 months from the date of issuance of debt. After which, the discount is increased to 30%.

- The debt bears a 10% annual coupon simple interest rate which is payable in kind.

- The convertible debt also has a half warrant right. Each warrant has an expiry of 24 months and can be exercised at go-public price of $0.65 per share. The Company will have 4,022,129 outstanding warrants from this financing.

- The convertible debt is expected to be converted into 8,298,001 shares at an issue price of $0.52 per share.

C. As part of the go-public process, the Company has raised $9,133,756 through subscription receipts on June 30, 2021. Each subscription receipt consists of 1 share in resulting entity (to be named Volatus Aerospace Corp.) and half warrant. Each warrant can be converted into 1 equity share with an expiry of 24 months from the anniversary of the closing of the RTO and exercise price of $0.75 per share. The subscription receipts will convert into 14,051,932 shares at an issue price of $0.65 per share. The Company will have 7,025,966 outstanding warrants from this financing.

D. The Company is expected to go public in Q3 2021 by a reverse takeover of Partner Jet Corp (PJT.V), a TSX Venture listed company. Trading of Partner Jet Corp. has been halted and a mutually acceptable definitive agreement has been executed between Partner Jet Corp. and Volatus Aerospace Corp. on June 30, 2021. Same is subject to shareholder approvals and TSX-V approval. The transaction is expected to close in Q3 of 2021. A press release has been issued on June 30, 2021. Post transaction, Partner Jet Corp will have 1,677,082 shares in the resulting entity.

Volatus Aerospace Corp.

Notes to Consolidated Financial Statements For the Year ended December 31, 2020 and 2019

21. Subsequent Events (Continued)

E. Lake Simcoe Regional Airport Grant:

The Company was awarded a grant totaling $100,000 by the Simcoe County Economic Development Office to set up its R&D facility at Lake Simcoe Regional Airport. This facility will be used to develop Company owned proprietary fixed-wing drones - M100 Velos and E100 Vedette and assembly under contract third party drones on behalf of FIXAR Aero, a Latvian drone company. The facility is expected to be operational in Q3 2021.

F. Southwestern Ontario Development Fund (SWODF) Grant:

The Company has been awarded $375,000 by the Ministry of Economic Development, Job Creation and Trade (MEDJCT) to support the development of Volatus Flight Systems technology at the Lake Simcoe Regional Airport Facility. This funding has been granted on eligible project investment of $2,507,740 over the period of 3 years until December 2024.

VOLATUS AEROSPACE CORP.

Condensed Consolidated Interim Financial Statements

For the three and six months ended June 30, 2021 and June 30, 2020

(unaudited)

These condensed consolidated interim financial statements are presented in Canadian Dollars unless otherwise noted.

6500 Trans-Canada Highway, Suite 400, Pointe-Claire, QC H9R 0A5 | Tel: 514-447-7986	www.volatusaerospace.com

Volatus Aerospace Corp.

                                    Condensed Consolidated Interim Statements of Financial Position

(Unaudited - Expressed in Canadian Dollars)

Refer Note 1 (Nature of Operations & Going Concern), Note 18 (Commitment), and Note 24 (Subsequent Events)

Approved on behalf of the Board:

"Glen Lynch"       _________________________ Director

"Gord Silverman" _________________________ Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Volatus Aerospace Corp.

                                    Condensed Consolidated Interim Statements of Loss and Comprehensive Loss

Notes	Three months ended June 30		Six months ended June 30	
		2021	2020	2021	2020
Revenue		$3,396,003	$ -	$3,695,866	$ -
Cost of goods sold		2,264,029	-	2,349,124	-
Cost of Providing Services & Training		175,021	-	227,699	-
GROSS PROFIT		**956,952**		**1,119,043**	-
OPERATING EXPENSES					
Audit fees		20,000	-	32,000	-
Advertising & marketing		77,979	-	97,766	-
IT & tech		36,917	-	42,887	-
Personnel		411,849	-	548,891	-
Office cost		88,969	-	131,220	-
Travel		10,686	-	17,250	-
External partner cost		54,677	-	74,373	-
Depreciation		122,610	-	156,506	-
Share based Payments		136,980	-	136,980	-
		960,668		**1,237,873**	-
(Loss) from operations		**(3,716)**	-	**(118,830)**	-
OTHER ITEMS - INCOME/(EXPENSE)					
Canada Emergency Wage Subsidy		61,178	-	61,178	-
Unrealized loss on investments		(742,277)	-	-	-
Finance cost		(123,191)	-	(129,882)	-
Other income (expense)		(29,409)	-	1,644	-
Loss on disposal of drones and accessories	8	(2,128)	-	(37,409)	-
Foreign exchange translation		(3,029)	-	(3,053)	-
Net and Comprehensive Loss		**$ (842,571)**	$ -	**$ (226,352)**	$ -
Total comprehensive loss for the period attributable to:					
Owners of Volatus Aerospace Corp.		(822,399)	-	(179,654)	-
Non-controlling interest		(20,171)	-	(46,698)	-
		(842,571)	-	**(226,352)**	-
Loss per share					
Basic		(0.011)		(0.002)	
Diluted		(0.011)		(0.002)	
Weighted average number of common shares outstanding					
Basic		76,923,334		76,923,334	
Diluted		77,807,949		77,807,949

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Volatus Aerospace Corp.

Condensed Consolidated Interim Statements of Changes in Equity

* Number of shares is inclusive of the 1:100,000 share split (March 9, 2021) and the 1:3.846166667 share split (May 19,2021), and has been applied retrospectively for the December 31, 2020 comparative figures.

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Volatus Aerospace Corp.

                                    Condensed Consolidated Interim Statements of Cash Flows

For the six months ended	
	30-Jun-21	30-Jun-20
OPERATING ACTIVITIES		
Net and Comprehensive Income	(226,352)	-
Adjustments For:		
Depreciation	156,506	-
Loss on disposal of drones and accessories	37,409	-
Share based Payments	136,980	-
Finance Cost	79,229	-
Foreign exchange translation	865	-
	184,637	-
Net changes in non-cash working capital items:		
Trade and other receivables	(311,166)	(4,034)
Prepaid expenses and deposits	(326,941)	-
Inventory	(102,805)	-
Trade payables and accrued liabilities	654,698	-
Deferred revenue	(129,237)	-
Other short-term liabilities	(76,570)	-
Cash (used in) Operating Activities	**(107,383)**	**(4,034)**
INVESTING ACTIVITIES		
Additions to Property, Plant & Equipment	(138,977)	-
Additions to Intangible Assets	(23,465)	-
Business Combination, Net Cash	(1,603,876)	-
Cash (used in) Investing Activities	**(1,766,318)**	-
FINANCING ACTIVITIES		
Proceeds/(Repayment) of Long-Term Loans	1,691	-
Short-Term Investments	(60,300)	-
Net Proceeds from Convertible Debt	3,896,035	-
Cash provided by Financing Activities	**3,837,426**	-
Net change in cash	1,963,724	(4,034)
Cash and cash equivalents, beginning of the period	189,973	214,980
Cash and cash equivalents, end of the period	**2,153,698**	**210,946**

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

1. Nature of Operations & Going Concern

Volatus Aerospace Corp. (the "Company") is a Canadian Controlled Private Company domiciled in Canada. Its registered office is in 6500 TransCanada Hwy, Suite 400, Pointe-Claire QC H9R 0A5, Canada. Volatus Aerospace Corp., and entities it controls are together referred to in these consolidated financial statements as the "Company" or "VAC" or "Volatus". Refer to Note 9 for the Company's major subsidiaries.

On June 30, 2021, the Company completed private placement of subscription receipt financing and raised $9,133,756 by issuing 14,051,932 subscription receipts at a price of $0.65 per subscription receipt. The Company entered into definitive transaction agreement (the 'Definitive Agreement") with Partner Jet Corp. pursuant to which the Company will acquire all of the issued and outstanding securities of Partner Jet Corp. (the "Transaction"), which will be structured as a reverse takeover. See Note 21 for details of the transaction. Partner Jet Corp. is incorporated under the laws of Ontario and its shares are currently posted for trading on the TSX Venture Exchange (PJT: TSX-V). The Company, through its subsidiary Partner Jet Inc., carries on the business of a full-service aircraft management, private aircraft charter sales service provider capable of operating a wide range of corporate aircraft.

The Company comprises four main business operations which are all operating under one business segment.

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

2. Statement of Compliance

These consolidated financial statements of the Company, approved by the Board of Directors on Aug 31, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee applicable to the preparation of interim financial statements, including IAS 34, "Interim Financial Reporting", effective as at and for the six-month period ended June 30, 2021.

3. Basis of Preparation

These consolidated financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

3. Basis of Preparation (Continued)

These consolidated financial statements incorporate the results of the Company and entities controlled by the Company (its subsidiaries). Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. The financial statements of subsidiaries are included in these results from the date the control commences until the date control ceases.

All intra-company balances, and transactions are eliminated in preparing the consolidated financial statements.

These consolidated financial statements include the accounts of the Company and its subsidiaries (note 9).

Functional and Presentation Currency

These consolidated financial statements are presented in Canadian dollars ("C$"), the Company's functional and presentation currency.

Judgments and Estimates

The preparation of these consolidated financial statements in accordance with IFRS requires Management to make judgments and estimates that affect:

  the application of accounting policies;
  the reported amounts of assets and liabilities;
  disclosures of contingent assets and liabilities; and
  the reported amounts of revenue and expenses during the reporting periods.

Actual results may differ from estimates made in these consolidated financial statements.

Judgments are made in the selection and assessment of the Company's accounting policies. Estimates are used mainly in determining the measurement of recognized transactions and balances. Estimates are based on historical experience and other factors, including expectations of future events believed to be reasonable under the circumstances. Judgments and estimates are often interrelated. The Company's judgments and estimates are continually re-evaluated to ensure they remain appropriate. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

Following are the accounting policies that are subject to judgments and estimates that the Company believes could have the most significant impact on the amounts recognized in these consolidated financial statements.

4. Summary of Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements except as noted below and have been applied consistently throughout the Company.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

a) Revenue recognition

The company earns its revenue from the sale of products, services, and training programs.

Revenue is recognized as follows:

Equipment Sales includes sale of drones, batteries, drone sets, and related accessories.  This revenue is recognized when the goods leave the port of shipment or warehouse as significant risks and rewards are transferred immediately, and company has no control over the goods. Revenue from equipment sales is measured at the fair value of the consideration received less an appropriate deduction for actual and expected returns, discounts, net of sales taxes.

Sale of Services includes drone services provided by professional drone operators relating to inspection, imaging, and data processing to enterprises and other customers.  These services are provided across multiple sectors and industries across Canada.

Sale of Training includes drone pilot training programs in digital, virtual, and onsite formats to various levels of drone pilots as defined by Transport Canada and platform or sector specific training programs.

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

b) Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

c) Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is recognized so as to write off the cost or valuation of assets less their residual values over their useful lives using the straight-line method:

Estimated useful lives are as follows:

Category	Useful Life
Drones	4 years
Drone Accessories	4 years
Computer & Equipment	4 years
Furniture & Fixtures	5 years
Leasehold Improvements	10 years
Vehicles	5 years
Cameras	4 years
Batteries	1 year

Management has, effective January 1, 2021, revised the useful life estimate of computer and equipment from 3 years to 4 years and leasehold improvements from 5 years to 10 years. In 2020, the company did not have any leasehold improvements. This change in estimate will not have any effect on the prior period reported profits.

The estimated useful live, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Property, plant and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

d) Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the consolidated statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

d) Income taxes (continued)

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

e) Foreign currency translation

In preparing the consolidated financial statements of each individual group entity, transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company and its subsidiaries is the Canadian dollar.

f) Share-based payment arrangements

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value of equity-settled share-based transactions was determined using the Black-Scholes Model.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Company's estimate of equity instruments that will eventually vest, with a corresponding increase in equity (equity-settled employee benefits reserve). At the end of each reporting period, the Company revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the equity-settled employee benefits reserve.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

g) Purchase

Purchase is recognized when all risks and rewards associated with the purchase are transferred to the Company, when goods are received and in control of the Company.

h) Impairment of assets

The carrying amounts of property, plant and equipment, right-of-use assets, investments in associates, and intangible assets with (infinite useful lives) are reviewed at the end of each reporting period to determine whether there are any indicators of impairment. Indicators of impairment may include a significant decline in asset market value, material adverse changes in the external operating environment which affect the manner in which the asset is used or is expected to be used, obsolescence, physical damage of the asset, or expected permanent closing of the store related to a property lease. If any such indicators exist, then the recoverable amount of the asset is estimated. Goodwill and intangible assets with indefinite useful lives and intangible assets not yet available for use are not amortized but are tested for impairment at least annually or whenever there is an indicator that the asset may be impaired.

Determining the Recoverable Amount

An impairment loss is recognized when the carrying amount of an asset exceeds the recoverable amount. The recoverable amount of an asset is defined as the higher of its fair value less cost to sell (FVLCS) and its Value in Use (VIU). In assessing VIU, the estimated future cash flows are discounted to their present value. Cash flows are discounted using a discount rate that includes a risk premium specific to each line of business. The Company estimates cash flows before taxes based on the most recent actual results or budgets. Cash flows are then extrapolated over a period of up to five years, taking into account a terminal value calculated by discounting the final year in perpetuity. The growth rate applied to the terminal values is based on the Bank of Canada's target inflation rate or a growth rate specific to the individual item being tested based on Management's estimate.

Recording Impairments and Reversals of Impairments

Impairments and reversals of impairments are recognized in other income in the Consolidated Statements of Income. Any impairment loss is allocated first to reduce the carrying amount of any goodwill allocated and then Impairments of goodwill cannot be reversed. Impairments of other assets recognized in prior periods are assessed at the end of each reporting period to determine if the indicators of impairment have reversed or no longer exist. An impairment loss is reversed if the estimated recoverable amount exceeds the carrying amount. The increased carrying amount of an asset attributable to a reversal of impairment may not exceed the carrying amount that would have been determined had no impairment been recognized in prior periods.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

i) Inventories

Inventories are carried at the lower of cost and net realizable value. Cost comprises of direct materials, direct labour, and appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Net realizable value is the estimated selling price of inventory during the normal course of business less estimated selling expenses.

Cash consideration received from vendors is recognized as a reduction to the cost of related inventory, unless the cash consideration received is either a reimbursement of incremental costs incurred by the Company or a payment for assets or services delivered to the vendor.

The cost of inventories includes costs incurred in bringing the inventories to their present location and condition.

All inventories are finished goods and includes drones, accessories, and batteries.

j) Intangible Assets

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company's share of the identifiable assets acquired and liabilities assumed in a business combination. Goodwill is measured at cost less any accumulated impairment and is not amortized.

Goodwill is initially measured at cost and is calculated as the excess of the purchase price for an acquired business over the fair value of acquired net identifiable assets and liabilities and is allocated to the cash-generating units ("CGU") to which it relates. Goodwill is not amortized but is evaluated for impairment against the carrying amount of the CGU annually or more often if events or circumstances indicate that there may be an impairment. The carrying amount of a CGU includes the carrying amount of assets, liabilities and goodwill allocated to the CGU. If the recoverable amount is less than the carrying value, the impairment loss is first allocated to reduce the carrying amount of any goodwill allocated to the CGU and then to the other nonfinancial assets of the CGU proportionately based on the carrying amount of each asset. Any impairment loss is charged to income in the period in which the impairment is identified. Goodwill is stated at cost less accumulated impairment losses. Subsequent reversals of goodwill impairment are prohibited.

Goodwill is reviewed annually for impairment, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. Management uses judgment in estimating the recoverable amounts of the Company's CGUs and uses internally developed models that consider various factors and assumptions including forecasted cash earnings, growth rates and discount rates. The use of different assumptions and estimates could influence the determination of the existence of impairment and the valuation of goodwill.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

j) Intangible Assets (continued)

Indefinite Life Intangible Assets

Intangible assets with indefinite useful lives are comprised of the acquired drone technologies and intellectual properties.

Intangible assets with indefinite useful lives are measured at cost, less any accumulated impairment and are not amortized. Expenditures on research activities are expensed as incurred.

k) Equity

The Company's equity comprises the proceeds received for its issued common shares less any costs of issuance, contributed surplus arising from the fair value of the stock options granted and its net and comprehensive profit or loss since incorporation.

Repurchased shares are removed from equity. No gain or loss is recognized in net income on the purchase, sale, issue, or cancellation of the Company's shares.

l) Financial instruments

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

l) Financial instruments (continued)

Financial Assets (continued)

The company's cash and cash equivalents are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

l) Financial instruments (continued)

Financial Liabilities (continued)

The Company's financial liabilities measured at amortized cost include trade payables and accrued liabilities, Other short-term liabilities, long-term borrowing, CEBA loan, and contingent consideration.

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value.

For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

m) Financial instruments (continued)

Financial Liabilities (continued)

Measurement category under IFRS 9
Cash and cash equivalents	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Investment in marketable securities	Financial assets at FVTPL
Trade payables and accrued liabilities, Other short-term liabilities, long-term borrowings, CEBA loan, and Contingent consideration	Financial liabilities at amortized cost

n) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.  When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

n) Accounting judgments and estimates

The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Depreciation and amortization of property, plant and equipment and intangible assets are dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

o) Accounting judgments and estimates (continued)

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share-based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

p) Borrowing Costs

Borrowing costs directly attributable to the acquisition of a qualifying asset are capitalized. Qualifying assets are those that require a minimum of three months to prepare for their intended use. All other borrowing costs are recognized in cost of producing revenue or in net finance costs in the Consolidated Statements of Income in the period in which they are incurred.

q) Debt

Debt is classified as current when the Company expects to settle the liability in its normal operating cycle, it holds the liability primarily for the purpose of trading, the liability is due to be settled within 12 months after the date of the Statement of Financial Position, or it does not have an unconditional right to defer settlement of the liability for at least 12 months after the date of the Statement of Financial Position.

r) Business Combinations

The Company applies the acquisition method in accounting for business combinations.

The Company measures goodwill as the difference between the fair value of the consideration transferred, including the recognized amount of any non-controlling interests in the acquiree and the net recognized amount (fair value) of the identifiable assets acquired and liabilities assumed, all measured as at the acquisition date.

Consideration transferred includes the fair value of the assets transferred (including cash), liabilities incurred by the Company on behalf of the acquiree, the fair value of any contingent consideration and equity interests issued by the Company.

Where a business combination is achieved in stages, previously held interests in the acquired entity are remeasured to fair value at the acquisition date, which is the date control is obtained and the resulting gain or loss, if any, is recognized in net income.

The fair values of property and equipment recognized as a result of a business combination is based on either the cost approach or market approach, as applicable. The market value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm's length transaction after proper marketing wherein the parties each act knowledgeably and willingly. For the cost approach, the current replacement cost or reproduction cost for each major asset is calculated.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

4. Summary of Accounting Policies (Continued)

r) Business combinations (continued)

The fair values of inventories acquired in a business combination is determined based on the estimated selling price in the ordinary course of business less the estimated costs of sale and a reasonable profit margin based on the effort required to complete and sell the inventories. Transaction costs that the Company incurs in connection with a business combination are expensed immediately.

The company has not disclosed the proforma revenue and profit or loss of combined entity for the current reporting period as though the acquisition occurred at the beginning of the reporting period as required by IFRS 3.B64(q) because of differential accounting practices adopted by acquirees and inadequate daily accounting practises adopted in periods before acquisition.

s) Loss per share

Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. To compute diluted loss per share, adjustments are made to common shares outstanding, if applicable. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would be outstanding if, at the beginning of the period or at the time of issuance, all options and warrants were exercised. The proceeds from exercise are assumed to be used to purchase the Company's common shares at their average market price during the period. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted loss per share assumes that the proceeds to be received on the exercise of dilutive share options and warrants are used to repurchase common shares at the average market price during the period

The common shares outstanding used for computation of loss per share reflect the share split described in Note 16. This presentation is consistent with the principles in IAS 33.64, which requires calculation of basic and diluted loss per share for all periods presented to be adjusted retrospectively if changes occur to the capital structure after the reporting period but before the financial statements are authorized for issue.

t) Compound financial instruments

Compound financial instruments issued by the Company comprise convertible debentures that can be converted to share capital at the option of the holder, and the number of shares to be issued does not vary with changes in their fair value.

The liability component of a compound financial instrument is recognized initially at the fair value of a similar liability that does not have an equity conversion option. The equity component is recognized initially as the difference between the fair value of the compound financial instrument as a whole and the fair value of the liability component. Any directly attributable transaction costs are allocated to the liability and equity components in proportion to their initial carrying amounts.

Subsequent to initial recognition, the liability component of a compound financial instrument is measured at amortized cost using the effective interest method. The equity component of a compound financial instrument is not re-measured subsequent to initial recognition except on conversion or expiry.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

u) Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on January 1, 2020:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of-use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

The Company adopted this standard effective January 1, 2020. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

The adoption of this standard has not had a material impact on the consolidated financial statements.

v) Investment in Associates

Associates are entities over which the Company has significant influence and that are neither a subsidiary nor an interest in a joint arrangement. Significant influence is the power to participate in the financial and operating policy decisions of an entity but is not control or joint control over those policies. Associates are accounted for using the equity method. The Company's share of its associates' post-acquisition profit or loss is recognised in the consolidated statement of comprehensive income, and its share of post-acquisition movements in other comprehensive income is recognised in other comprehensive income. Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company's interest in the associates; unrealized losses are also eliminated unless there is evidence of the impairment of the asset transferred.

5. Cash & Cash Equivalents

Cash and cash equivalents comprise the following:

(in C$)	June 30, 2021	December 31, 2020
Cash	$82,500	$1,253
Bank	2,042,287	183,131
Paypal	28,911	5,589
Cash & Cash Equivalent	$2,153,698	$189,973

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

6. Receivables, Other Assets, and Inventory

Trade & Other Receivables
(in C$)	June 30, 2021	December 31, 2020
Trade Receivables	$745,645	$71,611

Prepaid Expenses and Deposits
(in C$)	June 30, 2021	December 31, 2020
Prepaid Expenses	$585,537	$19,672
Security Deposit	35,054	17,000
Other current assets	4,041	38,209
Total	$624,632	$74,881

Inventory
(in C$)	June 30, 2021	December 31, 2020
Inventory	$562,770	$56,617

Receivable & other current assets	$1,933,047	$203,109

The annual impairment test was conducted, and no inventory write down was noted for the six months ended June 30, 2021 and the year ending December 31, 2020.

7. Investment in Marketable Securities

Investment in marketable securities are investments held for sale and the Company does not have control or significant influence. The shares in the public company are classified as FVTPL and are recorded at fair value using the quoted market price as at June 30, 2021 and are therefore classified as level 1 within the fair value hierarchy.

During the six months ended June 30, 2021, the Company recognized $Nil in the fair value of its investment in the shares of a public company. (2020 - gain of $494,851).

The following table summarizes information regarding the Company's marketable securities as at June 30, 2021 and December 31, 2020:

(in C$)	June 30, 2021	December 31, 2020
Balance, beginning of the period	$907,227	$-
Additions	-	412,376
Gain/(loss)	-	494,851
Balance, ending of the period	$907,227	$907,227

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

8. Property, Plant & Equipment

	Drones & Accessories	Camera & Accessories	Leasehold Improvements	Furniture & Fixtures	Computer & Equipments	Batteries	Vehicle	Total Tangible Assets	Intangible Assets	Total
Cost
Balance, December 31, 2020	328,631	23,863	-	12,966	60,020	37,173	64,696	527,349	4,077,082	4,604,431
Additions	102,969	4,194	-	1,613	17,992	12,209	-	138,977	23,465	162,442
Additions related to business combinations	55,037	-	-	154,861	25,752	-	-	235,650	1,067,585	1,303,235
Disposals/Retirements	(66,618)	-	-	-	(219)	-	-	(66,837)	-	(66,837)
Reclassifications & Transfers	8,500	-	-	-	(8,500)	-	-	-	-	-
Balance, June 30, 2021	428,519	28,057	-	169,440	95,045	49,382	64,696	835,139	5,168,132	6,003,271

Accumulated Depreciation
Balance, December 31, 2020	149,498	10,939	$-	7,098	21,479	30,769	8,626	228,409	-	228,409
Depreciation for the period	49,104	3,057	-	5,621	11,971	10,157	6,596	86,506	-	86,506
Accumulated depreciation related to business combinations	17,231	-	-	40,775	12,806	-	-	70,812	-	70,812
Disposals/Retirements	(29,428)	-	-	-	-	-	-	(29,428)	-	(29,428)
Reclassifications & Transfers	2,125	-	-	-	(2,125)	-	-	-	-	-
Balance, June 30, 2021	188,530	13,996	-	53,494	44,131	40,926	15,222	356,299	-	356,299

Net carrying Amount
31-Dec-20	179,133	12,924	-	5,868	38,541	6,404	56,070	298,940	4,077,082	4,376,022
30-Jun-21	239,989	14,061	-	115,946	50,914	8,456	49,474	478,840	5,168,132	5,646,972

During the period ended March 31, 2021, the Company acquired intangible assets as part of its acquisition of the assets of OmniView Tech Corp. and Canadian UAV Solutions Inc. (refer to note 15).

Management conducted its test of impairment for both the tangible and intangible assets and no indicators of impairment were noted for the three months ended March 31, 2021 and the year ended December 31, 2020.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

9. Subsidiaries

These consolidated financial statements include entities controlled by the Company. Control exists when the Company has the ability to direct the relevant activities and the returns of an entity. The financial statements of these entities are included in these consolidated financial statements from the date that control commences until the date that control ceases. Details of the Company's significant entities are as follows:

Name of Subsidiary	Principal Activity	Country of Incorporation	Ownership Interest
Volatus Flight Systems	Fixed-wing Drone Technology	Canada	70%
Volatus Aerospace USA Corp. (Formerly TradeCo One LLC)	Drone Solutions Provider	USA	100%
Volatus Unmanned Services^[1]		Canada	71%
- UAViation Aerial Solutions Limited	RPAS/UAV Service	Canada	100%
- SkyGate Videography Inc.	RPAS/UAV Service and Training	Canada	100%
- M3 Drone Services Limited	RPAS/UAV Service	Canada	100%
- M3 Drone Training Zone Inc.	RPAS/UAV Training	Canada	100%
- Canadian UAV Solutions	RPAS/UAV Service	Canada	100%
- OmniView Tech Corp.	Distribution & Service	Canada	100%

1 - Volatus Unmanned Services is the infrastructure arm of Volatus Aerospace Corporation. All sales, services, and training related companies were acquired under Volatus Unmanned Services.

30% external shareholding of Volatus Flight Systems and 29% external shareholding of Volatus Unmanned Services is attributable to Non-Controlling Interest in the consolidated financial statements.

10. Deposits

The Company has the following deposits towards training school, conference, lease, and legal consultant:

(in C$)	June 30, 2021	December 31, 2020
Deposit towards Training School	$12,000	$12,000
Deposit towards rental	5,670	-
Deposit towards legal retainer	12,384	-
Deposit towards Conference	5,000	5,000
Total	$35,054	$17,000

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

11. Trade Payables and Accrued Liabilities

(in C$)	June 30, 2021	December 31, 2020
Accounts Payable	$613,626	$24,101
Audit fees Payable	12,000	25,000
Tax Payable	101,688	6,822
Payroll Liability	41,749	36,025
Other	209,021	22,402
Total	$978,084	$114,350

12. Short-term Borrowings

Current Portion of long-term borrowings

(in C$)	June 30, 2021	December 31, 2020
BDC Loans	$45,384	$45,384
Vehicle Financing	10,344	10,344
Other Loans	6,552	-
Total	$62,280	$55,728

Short-term borrowings consist of BDC loans, RBC, and other loans by group companies. These borrowings have been made for equipment financing and working capital purposes. BDC Loans comprise of four separate equipment financing loans. Two will be repaid in full by 2024 and two by 2026. See long-term portions below.

Other short-term liabilities

(in C$)	June 30, 2021	December 31, 2020
Shareholders Loan	$163,775	$93,143
Due to OmniView Tech Corp. Shareholders	-	-
Other Loans	-	6,948
Total	$163,775	$100,091

The shareholders' loan is interest-free and does not have any payment terms.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

13. Long-Term Borrowings

(in C$)	June 30, 2021	December 31, 2020
BDC Loans	$172,180	$194,872
PEI Finance Loan	25,000	25,000
Vehicle Financing	36,310	40,642
CEBA Loan	240,000	100,000
Other Loans	8,715	-
Total	$482,205	$360,514

The Company applied for and received the $240,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak.

Repaying the balance of the loan on or before December 31, 2022, will result in a loan forgiveness of 72,600 in total. On December 31, 2022, the Corporation has the option to extend the loan for 3 years and it will bear a 5% interest rate.

The Company was also approved for PEI Financing loan applied towards financing equipment purchase and working capital management due to be paid in full by 2026.

14. Related Party Transactions

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Trade payables and accrued liabilities:

Services provided by a company controlled by a common director - $12,127 compared to $22,341 in 2020.

Company has also received working capital advance of $200,000 from a company controlled by common director.

On May 1, 2021, the Company entered into an independent consultant agreement ("Consultant Agreement") with a company controlled by Abhinav Singhvi, CFO, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges as Payroll Expenses. For the six months ended June 30, 2021, the Company incurred fees of $18,000 compared to Nil in 2020. As at June 30, 2021, the Company was indebted the amount of $5,085.

On May 1, 2021, the Company entered into an independent consultant agreement ("Consultant Agreement") with a company controlled by Rob Walker, VP of Business Development, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges as Payroll Expenses. For the six months ended June 30, 2021, the Company incurred fees of $15,000 compared to Nil in 2020. As at June 30, 2021, the Company was indebted the amount of $7,875.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

Key management compensation

Key management includes the Company's directors and members of the executive management team. Compensation awarded to key management for the three and six months ended June 30, 2021 and 2020 included:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020
Management Fees paid to company controlled by CFO	18,000	-	18,000	-
Management Fees paid to company controlled by VP of Business Development	15,000	-	15,000	-
Salaries	47,167	-	65,167	-

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

15. Business Combination

On March 31, 2021, Volatus Unmanned Services closed the acquisition of two companies: OmniView Tech Corp. and Canadian UAV Solutions Inc. by acquiring 100% of outstanding shares of these entities in exchange for minority equity stakes in Volatus Unmanned Services as part of its roll up strategy to expand its presence in Canada.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

OmniView Tech Corp.

OmniView Tech Corp. Purchase Price Allocation

Purchase Price		$2,000,000

Tangible Assets Acquired

Cash & Cash Equivalents	363,057
Accounts Receivables	361,173
Inventory	403,348
Prepaid Expenses	222,810
Other CA	60,300
Net Fixed Assets	121,802
Right-of-Use Asset	281,360
Accounts Payable and accrued Liabilities	(209,034)
Other Current Liabilities	(416,028)
Tax Liabilities	(129,245)
CEBA Loan	(60,000)
Lease Liability	(281,360)

Identified Intangible Assets

Customer Relationships	698,603
Website	307,207

Goodwill		276,007
The Company estimated the fair value as follows:

- Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 20% per annum and discount rate of 17.20% per annum; and

- Website based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 0.5% and discount rate of 16.48% per annum.

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential from the diversified operations and assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes.

The Company did not incur any acquisition-related costs.

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

15. Business Combination (continued)

The Company conducted its annual goodwill impairment analysis as at December 31, 2020. The impairment analysis involved comparing the carrying amount of each CGU's assets and liabilities to their respective recoverable amounts. The recoverable amount was determined using the value in use approach measured by discounting the future expected cash flows of the CGUs.

No impairment analysis has been done on March 31, 2021. The next impairment analysis is scheduled on December 31, 2021.

Canadian UAV Solutions

Canadian UAV Solutions Purchase Price Allocation

Purchase Price		$10

Cash & Cash Equivalents	33,068
Accounts Receivables & Current Assets	2,721
Net Fixed Assets	43,608

Other Current Liabilities	(10,206)
Tax Liabilities
CEBA Loan	(60,000)
Shareholders Loan	(70,955)

Identified Intangible Assets

Customer Relationships		61,774

The Company estimated the fair value of Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 20% per annum and discount rate of 17.20% per annum.

16. Shareholder's Equity

Common Equity:

Common Equity consist of common stocks issued to shareholders of VAC. Effective March 9, 2021, Volatus Aerospace Corp. has split its shares into 1:100,000.

Effective March 9, 2021, Volatus Aerospace Corp. has split its share into 1:100,000 and effective May 19,2021, the Company did another split of 1:3.846166667.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

	# Shares (pre-split)	# Shares (post-split)	June 30, 2021	December 31, 2020
Common Shares	200	76,923,334	$200	$200
Total			$200	$200

Contributed Surplus:

In the year 2020, 200 common shares were issued at par value of $1 each. The excess difference in gross proceeds received for these common shares have been allocated to contributed surplus.

30 Common shares of Volatus Flight Systems Inc. (representing 30% of all outstanding Common shares) were issued to the owners of Brican Flight Systems Inc. in exchange for all intangibles, technologies and equipment assets. The excess difference in gross proceeds received for these common shares have been allocated to contributed surplus (refer Note 9)

Preferred Shares:

	# of shares	June 30, 2021	December 31, 2020
PJET Investment	412,376	412,376	412,376
UAViation Aerial Solutions Limited Investment	291,946	291,946	291,946
Total		$704,322	$3,471,882

All of the above preferred shares are non-redeemable and have no coupon interest payment.

Stock Options:

On January 2, 2021, the Company granted 884,615 additional options (after splits) at an exercise price of $0.001 to be vested over three years. Same has impacted weighted average outstanding shares for the purpose of calculating diluted earning per share.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted. The weighted average fair value at date of grant for the options granted during the six months ended June 30, 2021 was $0.52 per option. The following weighted average assumptions were used for the Black-Scholes valuation of share: share price of $0.52, risk-free interest rate of 0.39%, expected life of 5 years, expected volatility of 100% and expected dividends of Nil.

Warrants:

During the six months ended June 30, 2021, $4,183,000 of unsecured convertible debentures (Note 20), including accrued interest payable, were converted into 2,814,147 units of warrants at a value of $1,472,015. Each warrant is exercisable into one common share of the Company at an exercise price of $0.65 per warrant for a period of 2 years.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

17. Financial Instruments and Risk Management

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales.  Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Company however does not hold any currency in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

17. Financial Instruments and Risk Management (Continued)

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

18. Commitments

As part of the UAViation Aerial Solutions Limited's acquisition, the Company has recognized a contingent consideration of $10,000 that arises because of an earn-out commitment.

The Company had previously recognized short-term and long-term contingent consideration of $20,000 and $30,000, respectively, because of associate investment in Canadian UAV Solutions Inc. On March 31, 2021, the company acquired 100% of Canadian UAV Solutions and thus has no such contingent consideration remains outstanding.

As part of OmniView Tech Corp. acquisition, the company has committed to issuing additional 50 shares of Volatus Unmanned Services as an earn-out commitment upon meeting defined targets.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

19. Right-of-use assets

As of June 30, 2021, the Company's right-of-use assets consisted of the followings:

(in C$)	OmniView Tech Office Space	Lake Simcoe Regional Airport Facility	Total

Cost
Balance, January 1, 2021	$-	$-	$-
Additions during the period	281,360	1,148,607	1,429,967
Balance, June 30, 2021	281,360	1,148,607	1,429,967

Accumulated amortization
Balance, January 1, 2021	-	-	-
Depreciation expense for the period	20,587	53,841	74,428
Balance, June 30, 2021	20,587	53,841	74,428

Net book value
December 31, 2020	-	-	-
June 30, 2021	$260,773	$1,094,766	$1,355,539

The Company closed the acquisition of OmniView Tech Corp on March 31, 2021 and acquired long-term lease of $281,360 on OmniView's office space (Refer Note 15) as part of the acquisition.

20. Convertible Debentures

On March 30, 2021 ("Closing Date"), the Company completed a non-brokered private placement of unsecured convertible debenture offering and raised gross proceeds of $4,183,000.

The Debentures were convertible into units of the Company ("Units") consisting of one (1) common share of the Company (a "Common Share") and one half (0.5) of one common share purchase warrant of the Company (a "Warrant").

The Debentures were subject to interest equal to 10% annual coupon simple interest rate which is payable in kind. The Debentures, including accrued and unpaid interest owing, automatically convert into Units at the Liquidity Conversion Price upon a Liquidity Event (as hereinafter defined) or on Maturity at the Holders' Conversion Price. The Warrants shall be exercisable for a period of 24 months from the completion of the Liquidity Event.

For the purposes of the Debentures, a "Liquidity Event" means (i) the listing of the Common Shares on a recognized exchange; (ii) the amalgamation, merger, arrangement, reverse takeover or any other corporate transaction involving the Company with or into another entity pursuant to which the common shares of the resulting issuer from such transaction are listed on a stock exchange; or (iii) a major equity financing concurrently with or which results in the Company or the resulting issuer, as applicable, obtaining new common equity capital for a minimum aggregate gross proceeds of C$5,000,000.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

20. Convertible Debentures (Continued)

Each convertible debt is forced converted into equity at a 20% discount to the go-public valuation if the Company goes public within 12 months from the date of issuance of debt. After which, the discount is increased to 30%.

As a result of the variability in the number of shares issuable under the convertible debentures, the cash received under each of the convertible debentures has been allocated between the fair value of the loan conversion feature, which is considered an embedded derivative liability, and the value of the loan liability. The value ascribed to the loan conversion feature of $1,472,015 was determined using the Black-Scholes option pricing model as at the loan date, and the residual amount has been allocated to the loan liability. The fair value of embedded derivative component of the convertible debt was estimated using the Black-Scholes pricing model with weighted average assumptions as follows: share price of $0.65, risk-free interest rate of 0.22%, expected life of 2 years, expected volatility of 100% and expected dividends of Nil.

21. Finance Costs

Finance costs comprise the following:

(in C$)	June 30, 2021	December 31, 2020
Bank Charges	$3,593	$153
Interest expense on lease liabilities	35,328	-
Interest expense on convertible promissory note	79,229	-
Interest expense on long-term debt	9,461	-
Other	2,272	-
Cash & Cash Equivalent	$129,883	$153

22. Proposed Reverse Takeover (RTO) Transaction

Pursuant to definitive Agreement (Note 1), upon completion of the RTO Transaction, Partner Jet Corp. (PJT) and Volatus Aerospace Corp. will amalgamate pursuant to the Business Corporations Act (Ontario) to form a new corporation called Volatus Aerospace Corp. (the "Resulting Issuer") which will carry on the business of Volatus as its primary business while continuing to carry on the current business of Partner Jet as well.

The Reverse Takeover (RTO)

Following the amalgamation, it is anticipated that after the exchange of one share of the Resulting Issuer for each 2.95454 shares of Partner Jet, current shareholders of Partner Jet (other than Volatus) will own approximately 1.6% of the issued and outstanding shares of the Resulting Issuer (approximately 1.35% on a fully diluted basis)

The RTO is comprised of the transactions contemplated under the Amalgamation Agreement and is conditional upon, among other things:

i.  the representations and warranties of each of the Company and PJT, as set out in the Definitive Agreement, being true and correct in all material respects at the closing of the RTO;

ii. the absence of any material adverse change in the business of each of the parties;

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

iii. the parties receiving all requisite regulatory approval, including the approval of the Exchange, and any third-party approvals and authorizations;

iv. PJT obtaining the requisite shareholder approval for the RTO;

v.   the parties obtaining requisite board approvals for the RTO;

vi. completion of the private placement Financing wit minimum gross proceeds of $7,500,000;

vii. satisfaction of all of the conditions to the release of Volatus Private Placement proceeds from escrow and the Volatus Subscription Receipts and Bridge Financing Debentures shall be converted to Volatus Common Shares and Volatus Warrants.

Closing of Subscription Receipt Financing

The Company has raised $9,133,756 through subscription receipts on June 30, 2021. Each subscription receipt consists of 1 share in resulting entity (to be named Volatus Aerospace Corp.) and half warrant. Each warrant can be converted into 1 equity share with an expiry of 24 months from the anniversary of the closing of the RTO and exercise price of $0.75 per share. The subscription receipts will convert into 14,051,932 shares at an issue price of $0.65 per share. The Company will have 7,025,966 outstanding warrants from this financing. Financing will be held in escrow pending the satisfaction of certain release conditions ("Escrow Release").

On closing of the Subscription Receipt Financing, the proceeds of the Subscription Receipt Financing, finders' cash payment and finder's warrants are subject to escrow and are to be held by a subscription receipt agent in anticipation of release upon the Company, Partner Jet Corp., and the subscription receipt agent confirming satisfaction of all conditions precedent to the RTO including receipt of all necessary shareholder approvals and receipt of the Exchange's conditional approval of the RTO. Should the escrow conditions be not satisfied on or before October 31, 2021, the proceeds of the Subscription Receipt Financing will be returned to the subscribers. The Lead agent has discretion to extend the period by up to 60 days, i.e., Dec 31, 2021.

Finder's Fees

In connection with the Subscription Receipt Financing, the Company has agreed to pay finder's fees upon Escrow Release. The finder's fees consist of aggregate of $636,362.90 in cash payments and the issuance of 979,010 finder's compensation warrants (the "compensation warrants") to eligible finders. 50% of cash fees ($318,182) is eligible to be paid on closing of subscription receipt financing. Each Compensation Warrant entitles the holder thereof to purchase one Common Share of Volatus at a price of $0.65 for a period of 24 months.

Volatus Aerospace Corp.

Notes to Condensed Consolidated Interim Financial Statements For the three and six months ended June 30, 2021 and June 30, 2020

23. Segmented Information

The Company operates under one reporting segment.

24. Subsequent Events

The Company is expected to go public in Q3 2021 by a reverse takeover of Partner Jet Corp (PJT.V), a TSX Venture listed company. A definitive agreement is in effect and the Company has raised $9,133,756 in subscription receipt financing. These funds are being held in escrow by the subscription receipt agent.

On July 31, 2021, the Company has completed the acquisition of ConnexiCore LLC, Pennsylvania based on-demand nationwide commercial drone services and solutions provider that specializes in aerial data collection, image and video analysis, aerial mapping, and 3D photogrammetry for industrial clients for an equity value of US$175,000, assuming all debt of ConnexiCore, and issuing 10% equity of Volatus Aerospace USA Corp. (formerly known as TradeCo One LLC).  Volatus Aerospace USA Corp. Volatus paid cash of US$ 459,229 to acquire 100% outstanding shares of ConnexiCore (US$175,000) and retire long-term debt (US$284,229). Purchase Price allocation has been shown below (in C$).

Purchase Price Allocation	572,291

Tangible Assets Acquired

Cash and Cash Equivalents	114,390
Computer and Equipments	2,087
Accounts Payable	(17,758)
Credit Card liabilities	(15,867)
Deferred Revenue	(66,044)
Long-Term Loans	(90,940)

Identifiable Intangible Assets

Value of Customer Relationships	447,357

Value of Brand	199,066

The Company estimated the fair value as follows:

- Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 5% per annum and discount rate of 17.20% per annum; and

- Website based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 0.5% and discount rate of 16.48% per annum.

End.

VOLATUS AEROSPACE CORP.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2020

Volatus Aerospace Corp. Management’s Discussion & Analysis For the year ended December 31, 2020

MANAGEMENT'S DISCUSSION & ANALYSIS

The following Management's Discussion & Analysis ("MD&A") of Volatus Aerospace Corp. (the "Company") for the fiscal year ended December 31, 2020, should be read in conjunction with the annual audited Consolidated Financial Statements for the fiscal year ended December 31, 2020 included in this Information Circular and related notes to accounts. The Financial Statements presented herein include the accounts of the Company and all of its subsidiaries. The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and all amounts, unless otherwise indicated, are expressed in Canadian dollars.

The financial statements and management's discussion and analysis for the fiscal year ended December 31, 2020 were reviewed and approved by the Company's Board of Directors. The information contained in this Management Report accounts for any major event occurring up to June 30, 2021.

The Company's audited consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The operations of the Company have been primarily funded through internally generated cashflow and convertible debentures. The continued operations of the Company are dependent on the Company's ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance. The consolidated financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

NON-IFRS FINANCIAL MEASURES

Throughout this document, reference is made to "gross margin" which is non‐IFRS measures. Management believes that gross margin, defined as revenue less operating expenses, is a useful supplemental measure of operations. Readers are cautioned that these non‐IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non‐IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards ("IFRS").

FORWARD LOOKING STATEMENTS

This management's discussion and analysis contains statements about expected future events and financial and operating results of the Company that are forward looking. All statements other than statements of historical fact may be forward-looking statements. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. For example, statements in this MD&A relating to the Company's mission, expected timing for the marketing and sale of the Company's products, the Company's intentions with respect to growth and future acquisitions, expectations as to timing to commence operations at various locations and the potential benefits to the Company from such new operations, expectations as to the timing and quantity of sales and recognition of revenues and expenses and expectations as to Company growth are all forward looking statements. The operations of the Company are subject to a number of risks, both anticipated and unanticipated.  Please refer to the heading Cautionary Note Regarding Forward-Looking Information" and "Risk Factors - Risk Factors Relating to the Transaction" in the Information Circular to which this MD&A is attached.

BUSINESS OVERVIEW

Volatus Aerospace is incorporated under the laws of Canada and its shares are privately held. The Company, through its subsidiaries, including, Volatus Unmanned Services Inc., and Volatus Flight Systems Inc.  is one of Canada's leading, technology-enabled unmanned aerial solutions providers. Steeped with aviation experience, the Company is dedicated to commercializing the full potential of unmanned technologies throughout the Americas and around the world. With locations across Canada, the Company offers a comprehensive range of solutions for both civilian and military applications.

The Company's mission is to be a leading, fully integrated unmanned technologies and services business and be at the forefront of melding unmanned applications with traditional aviation service offerings. In addition, one of our goals is to increase the sustainability and helps people do more for the planet. We're reducing the environmental impact of our operations and working to empower people everywhere to live more sustainably.

The Company has acquired a number of established UAV technology and services businesses to consolidate its position as a national player with operations from coast to coast. It has a physical presence in British Columbia, Alberta, Manitoba, Ontario, Quebec and Prince Edward Island. In addition, a network of over 110 Transport Canada qualified UAV pilots is available to the Company to support service delivery in every province and territory of Canada.

The Company under the Volatus Flight Systems subsidiary offers system design engineering, research & development, and manufacturing. The Company, under its Volatus Unmanned Services subsidiary, offers unmanned aerial vehicle (UAV) system sales and training; aerial inspection and imaging services; data processing and management, maintenance, and repair to numerous industries.

The commercial distribution activities of Volatus Unmanned Services are centered around its distribution agreement with the world's leading manufacturer and supplier of consumer and enterprise level drones. The Company is an authorized dealer for the sale and support of DJI enterprise level drones throughout Canada.

The Company's subsidiary, Volatus Flight Systems Inc., represents the technology arm of the Company. This subsidiary was formed during 2020 with the acquisition of assets from Brican Flight Systems Inc. These assets include the intellectual property rights to the TD100 (Since renamed M100 Velos and E100 Vedette) UAV program. The fixed-wing drone technology is the culmination of over 10 years of research and development activity leading to a commercialization readiness state. Two variants of the fixed-wing drones, the multi-fueled powered Velos and electrically powered Vedette, are expected to be marketed and sold commencing in 2021.

UAVs are playing a significant role in the defense and commercial sectors progressively replacing traditional modes of inspection, surveillance, survey and transportation due to their inherent cost, safety and efficiency effectiveness. Numerous market studies have predicted significant growth in the use of UAV in all sectors the Company is targeting.

YEAR 2020 HIGHLIGHTS

2020 was the first year of operations of Volatus, and 97% of the revenue generated is attributable to equipment sales and remaining towards services and training. As the Company was in the initial phase of the business, the gross margins were 7%, significantly lower than industry margins. The focus of the Company was to quickly scale across Canada by making acquisitions and having a coast-to-coast presence.

Our growth strategy is to integrate regional entrepreneurial businesses and expertise and accelerate revenues through coordinated sales initiatives and an umbrella branding/marketing strategy. For 2021, we remain committed to making acquisitions, joint ventures and investments as these are essential elements of our overall corporate strategy and use of capital.

The Company has accelerated its effort to raise funding from investors. We are confident to raise sufficient capital that will fuel the growth of the Company In the coming years.

FINANCIAL HIGHLIGHTS

	31-Dec-20	31-Dec-19

Total Assets	6,033,534	214,980

Total Long‐Term Liabilities	390,514	‐

Revenues	61,230	‐

Net and Comprehensive Profit (Loss)	435,641	‐

Net Profit (Loss) per Share	$0.006

As at December 31, 2021, Volatus held a total assets of $6,033,534, long-term liabilities of $390,514, generated a revenue of $51,230, and incurred net and comprehensive income of $435,641.

The increase in total assets over the last six months was mainly due to all the business acquisitions and asset purchase of Brican Flight Systems.

The increase in long-term liabilities is primarily driven by various shareholders loan and asset financing that were acquired as part of various acquisitions.

The following table provides selected financial information from the audited Consolidated Statements of Loss and Comprehensive Income. No comparative numbers are available as the Company had no operations in 2019.

The above numbers exclude contribution from SkyGate Videography Inc., M3 Drone Training Zone Inc., M3 Drone Services inc. and UAViation Aerial Solutions Limited because the acquisition and change of control for these new subsidiaries was effective December 31, 2020, and same cannot be consolidated as per the IFRS standards. The Company's operations consist mainly of revenues generated from the sale of equipment, providing drone services and training. The results of operations for the twelve months ended December 31, 2020 totaled $61,230 in sales, $56,913 in costs of revenue, and a resulting margin of 7%.

General and administrative expenses totaled $63,527 for the year resulting in negative earnings before taxes, depreciation and amortization of $59,210, which reflects the start-up nature of the Company.

The profits attributable to owners of Volatus on per share basis for FY 2020 is $0.006. The total outstanding shares on Dec 31, 2020 were 76,923,334 after considering two stock splits of 1:100,000 effective March 9, 2021 and 1:3.846166667 effective May 19, 2021. On Jan 2, 2021, the Company granted 884,615 additional options (after splits) at an exercise price of $0.001 to be vested over three years. Same has impacted weighted average outstanding shares for the purpose of calculating diluted earning per share.

The Company's earnings are affected by seasonality in certain operating segments. Earnings in the second and third quarters are positively impacted by the seasonal mission, which is part of the services segment. This causes revenue to be at the lowest levels in the first and fourth quarters. The Company is expecting stronger revenue in second and third quarters.

The Company continues to build its pipeline of potential acquisitions to accelerate growth and scale with a focus on companies with a proven track record of high growth and profitability.

LIQUIDITY AND CAPITAL RESOURCES

The following is a summary of Volatus working capital as at December 31, 2020 and 2019

	31-Dec-20	31-Dec-19

Current Assets	393,082	214,980

Current Liabilities	326,692	214,980

Working Capital Deficiency	66,390	‐

For the fiscal year ended December 31, 2020, the net increase in cash of $189,973 is the result of $214,936 provided by financing activities, consisting mainly the issuance of common equity. Cash flows from investing activities of $72,020 consisted of $(2,071) in addition to fixed assets and $74,091 in net cash acquired from business combination. Cash flows from operating activities of $(96,983) consisted of $435,641 in income from operations, offset by $(37,773) changes in working capital and $(494,851) in unrealized gain on investments.

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company's objective in managing liquidity risk is to maintain sufficient readily available capital to meet its liquidity requirements. As at December 31, 2020, the Company had working capital surplus of $66,390, with current assets of $393,082 and current liabilities of $326,692.

The Company considers the items included in shareholders' equity as capital. The Company manages its capital structure and will adjust it, when necessary, to have funds available to support its corporate activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the modest current business and financial size of the Company, is reasonable.

SUBSIDIARIES & ACQUISITIONS

These consolidated financial statements include entities controlled by the Company. Control exists when the Company has the ability to direct the relevant activities and the returns of an entity. The financial statements of these entities are included in these consolidated financial statements from the date that control commences until the date that control ceases. Details of the Company's significant entities are as follows:

Name of Subsidiary	Principal Activity	Country of	Ownership
		Incorporation	Interest

Volatus Flight Systems	Fixed‐wing Drone Technology	Canada	70%
Volatus Unmanned Services^[1]		Canada	77%
‐ UAViation Aerial Solutions Limited	RPAS/UAV Service	Canada	100%
‐ SkyGate Videography Inc.	RPAS/UAV Service and Training	Canada	100%
‐ M3 Drone Services Limited	RPAS/UAV Service	Canada	100%
‐ M3 Drone Training Zone Inc.	RPAS/UAV Training	Canada	100%

1 - Volatus Unmanned Services is the infrastructure arm of Volatus Aerospace Corporation. All sales, services, and training related companies were acquired under Volatus Unmanned Services. 30% external shareholding of Volatus Flight Systems and 23% external shareholding of Volatus Unmanned Services is attributable to Non-Controlling Interest in the consolidated financial statements.

On Dec 31, 2020, the Volatus Unmanned Services, subsidiary of Volatus Aerospace Corporation, acquired the following companies as part of its roll up strategy to expand its presence in Canada:

1	UAViation Aerial Solutions Limited	100% Acquisition - Share Exchange
2	SkyGate Videography Inc.	100% Acquisition - Share Exchange
3	M3 Drone Services Limited	100% Acquisition - Share Exchange
4	M3 Drone Training Zone Inc.	100% Acquisition - Share Exchange

In 2020, Volatus made a series of acquisition through its subsidiaries - Volatus Unmanned Services and Volatus Flight Systems. On 13th May 2020, Volatus Flight Systems, the fixed wing technology arm of Volatus, acquired 100% of the assets of Brican Flight Systems. This acquisition was completed in exchange for 30% of Volatus Flight Systems to the shareholder of Brican Flight Systems. The acquisition of Brican Flight Systems assets generated intangible assets of $3,968,555. No other consideration was involved in this transaction.

UAViation Aerial Solutions Limited

UAViation Aerial Solutions Limited is a drone service company based in Vancouver, British Columbia, Canada and has been providing professional commercial and industrial UAV/Drone aerial photography services across Canada. The services include Survey-Grade Mapping, 3D Modelling, LiDAR Point Cloud, Infrastructure Inspection, Telecom and Utilities Inspections, Construction Monitoring and Documentation, Commercial Real Estate Marketing and View Studies, First Responders, Search & Rescue and many other aerial photography and videography applications.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of UAViation Aerial Solutions Limited. In connection with this transaction, the Company issued 8 common equity of Volatus Unmanned Services, subsidiary of Volatus Aerospace Corp. to the shareholders of UAViation Aerial Solutions Limited. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of UAViation expands the Company's existing service capabilities in Western Canada and more specifically to perform LiDAR projects using drones.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Purchase Price		302,025

Tangible assets acquired

Cash	6,491
Accounts Receivable	51,697
Property, Plant, & Equipments	225,045

Accounts Payable	(19,214)
Other Current Liabilities	(20,053)
Loans	(189,119)
CEBA	(60,000)

Goodwill	307,179

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential from the expanded operations and customer base. None of the goodwill recognized is expected to be deductible for income tax purposes.

SkyGate Videography Inc.

SKygate is the provider of drone support services and RPAS training throughout the Maritimes based out of Prince Edward Island, Canada. Skygate enables RPAS training through classroom coaching and online platforms.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of SkyGate Videography Inc. In connection with this transaction, the Company issued 7.5 common equity of Volatus Unmanned Services, subsidiary of Volatus Aerospace Corp. to the shareholder of SkyGate Videography Inc. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of SkyGate expands the Company's existing training and consulting capabilities in eastern Canada. It also expands the Company's pilot network and enables the Company to provide services across geographies.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Purchase Price		75

Tangible assets acquired

Cash	28,858
Accounts Receivable	10,089
Property, Plant, & Equipments	47,964
Security Deposit	12,000

Accounts Payable	(5,568)
Shareholders Loan	(64,570)
Other Current Liabilities	(4,241)
PEI Loan	(25,000)

Identifiable Intangible Assets
Training Courses	543

The acquisition was completed at fair value and no goodwill has been recognized.

M3 Drone Services Limited & M3 Drone Training Inc. (M3 Group)

M3 Drone Training and M3 Drone Services are drone solutions and drone training providers based in Winnipeg, Manitoba, Canada. M3 group provides access to a pilot network across Canada that enables services in major regions across Canada.

On December 31, 2020, the Company through its subsidiary, Volatus Unmanned Services, acquired 100% of issued and outstanding shares of M3 Drone Services Limited and M3 Drone Training Inc. In connection with this transaction, the Company issued 7.5 common equity of Volatus Unmanned Services, subsidiary of Aerospace Corp. to the shareholder of M3 Group of companies. The Company did not pay any finders fees and consulting fees in relation to the transaction. Acquisition of M3 Group expands the Company's existing training and Service capabilities in the Prairies region of Canada. It also expands the Company's pilot network and enables the Company to provide services across Central and Western geographies of Canada.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

Purchase Price		225

Tangible assets acquired

Cash	38,742
Accounts Receivable	20,404
Property, Plant, & Equipments	23,860
Security Deposit	5,000
CEWS Receivable	34,380
Other Current Assets	3,829

Accounts Payable	(3,157)
Shareholders Loan	(28,572)
Other Current Liabilities	(2,948)
Sales Tax Liabilities	(5,830)
Payroll Liability	(29,070)
Short-Term Loan	(3,695)
CEBA	(40,000)
Equipment Financing	(105,376)

Identifiable Intangible Assets
Training Courses	92,658

The acquisition was completed at fair value and no goodwill has been recognized.

For all the acquisition and asset purchase completed, the Company did not incur any acquisition-related costs.

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

The Company conducted its annual goodwill impairment analysis as at December 31, 2020. The impairment analysis involved comparing the carrying amount of each CGU's assets and liabilities to their respective recoverable amounts. The recoverable amount was determined using the value in use approach measured by discounting the future expected cash flows of the CGUs.

After conducting the annual goodwill impairment analysis, no goodwill impairment has been noted as at the year ending December 31, 2020.

RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Services provided by a company controlled by a common director - $22,341. These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

Included in Accounts Payable is Nil owing to companies controlled by common director.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales.  Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Company however does not hold any currency in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

OFF BALANCE-SHEET ARRANGEMENT

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

ACCOUNTING MATTERS

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires Management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reported periods. Management uses historical experience, general economic conditions and trends, as well as assumptions regarding probable future outcome as the basis for determining estimates. Actual results may differ from these estimates. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances available at the time estimates are made.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. There have been no changes in the significant judgements and estimates made by the management. The more significant estimates that have an impact on our financial condition and the results of our operations are disclosed in note 4 of our audited Consolidated Financial Statements for the year ended December 31, 2020.

Accounting Changes

During the year ended December 31, 2020, there were no changes to the Company's significant accounting policies, nor any new accounting policies adopted.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are designed to provide reasonable assurance that all material information related to Volatus, including our consolidated subsidiaries, is made known to senior management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting ("ICOFR")

Our management, with the participation of our CEO and CFO, are responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision of the CEO and CFO, our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Our internal control over financial reporting includes policies and procedures that:

  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Volatus;
  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that our receipts and expenditures are made only in accordance with authorization of management and our directors; and
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the annual or interim financial statements.

Limitations on the Effectiveness of Disclosure Controls and the Design of ICOFR:

Our management, including the CEO and CFO, do not expect that our disclosure controls and procedures and ICFR will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system objectives will be met. The likelihood of achievement is affected by limitations inherent in all internal control systems. These inherent limitations include the realities that judgments or decision making can be faulty, and that breakdowns occur because of simple errors or mistakes. Controls can also be circumvented in numerous ways including collusion, overrides and deception. In addition to the inherent limitations, the design of a control system must reflect that there are resource constraints, and the expected benefit of controls must be considered relative to the expected costs. Due to inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Further, no evaluation of controls can provide absolute assurance that all control issues within a company will be detected.

SUBSEQUENT EVENTS

  The Canadian economy is currently undergoing significant uncertainties due to the impact of the COVID19 Virus. This uncertainty has unlocked significant value in the unmanned space. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but does not pose a major business risk on a go forward basis.

  The Company has raised $4,183,000 by issuing convertible debt in April 2021 through its non-brokered financing round.

- Each convertible debt is forced converted into equity at a 20% discount to the go-public valuation if the Company goes public within 12 months from the date of issuance of debt. After which, the discount is increased to 30%.

- The debt bears a 10% annual coupon simple interest rate which is payable in kind.

- The convertible debt also has a half warrant right. Each warrant has an expiry of 24 months and can be exercised at go-public price of $0.65 per share. The Company will have 4,022,129 outstanding warrants from this financing.

- The convertible debt is expected to be converted into 8,298,001 shares at an issue price of $0.52 per share.

  As part of the go-public process, the Company has raised $9,133,756 through subscription receipts on June 30, 2021. Each subscription receipt consists of 1 share in resulting entity (to be named Volatus Aerospace Corp.) and half warrant. Each warrant can be converted into 1 equity share with an expiry of 24 months from the anniversary of the closing of the RTO and exercise price of $0.75 per share. The subscription receipts will convert into 14,051,932 shares at an issue price of $0.65 per share. The Company will have 7,025,966 outstanding warrants from this financing.
  The Company is expected to go public in Q3 2021 by a reverse takeover of Partner Jet Corp (PJT.V), a TSX Venture listed company. Trading of Partner Jet Corp. has been halted and a mutually acceptable definitive agreement has been executed between Partner Jet Corp. and Volatus Aerospace Corp. on June 30, 2021. Same is subject to shareholder approvals and TSX-V approval. The transaction is expected to close in Q3 of 2021. A press release has been issued on June 30, 2021. Post transaction, Partner Jet Corp will have 1,677,082 shares in the resulting entity.
  Lake Simcoe Regional Airport Grant:

The Company was awarded a grant totaling $100,000 by the Simcoe County Economic Development Office to set up its R&D facility at Lake Simcoe Regional Airport. This facility will be used to develop Company owned proprietary fixed-wing drones - M100 Velos and E100 Vedette and assembly under contract third party drones on behalf of FIXAR Aero, a Latvian drone company. The facility is expected to be operational in Q3 2021

  Southwestern Ontario Development Fund (SWODF) Grant:

The Company has been awarded $375,000 by the Ministry of Economic Development, Job Creation and Trade (MEDJCT) to support the development of Volatus Flight Systems technology at the Lake Simcoe Regional Airport Facility. This funding has been granted on eligible project investment of $2,507,740 over the period of 3 years until December 2024.

VOLATUS AEROSPACE CORP.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

MANAGEMENT'S DISCUSSION & ANALYSIS

This Management Discussion & Analysis ("MD&A") is intended to provide readers with the information that management believes is required to gain an understanding of the current results of Volatus Aerospace Corp. (the "Company" or "Volatus") and to assess the Company's prospects. The following MD&A is presented and dated as of September 30, 2021 and should be read in conjunction with the reviewed condensed consolidated interim financial statements included in this Information Circular and related notes for the three and six months ended June 30, 2021 and the annual consolidated financial statements an related notes for the year ended December 31, 2020. The Financial Statements presented herein include the accounts of the Company and all of its subsidiaries. The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and all amounts, unless otherwise indicated, are expressed in Canadian dollars.

The financial statements and management's discussion and analysis for the three and six months ended June 30, 2021 were reviewed and approved by the Company's Board of Directors. The information contained in this Management Report accounts for any major event occurring up to July 31, 2021.

The Company's audited consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The operations of the Company have been primarily funded through internally generated cashflow and convertible debentures. The continued operations of the Company are dependent on the Company's ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance. The consolidated financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

NON-IFRS FINANCIAL MEASURES

In this MD&A we describe certain income and expense items that are unusual or non-recurring. There are terms not defined by International Financial Reporting Standards (IFRS). Our usage of these terms may vary from the usage adopted by other companies. Specifically, Gross margin from operations are undefined terms by IFRS. Management believes that gross margin, defined as revenue less cost of goods sold, is a useful supplemental measure of operations. We provide this detail so that readers have a better understanding of the significant events and transactions that have had an impact on our results. Readers are cautioned that these non‐IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non‐IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards (“IFRS”).

FORWARD LOOKING STATEMENTS

This management's discussion and analysis may contain statements about expected future events and financial and operating results of the Company that are forward looking. All statements other than statements of historical fact may be forward-looking statements. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. For example, statements in this MD&A relating to the Company's mission, expected timing for the marketing and sale of the Company's products, the Company's intentions with respect to growth and future acquisitions, expectations as to timing to commence operations at various locations and the potential benefits to the Company from such new operations, expectations as to the timing and quantity of sales and recognition of revenues and expenses and expectations as to Company growth are all forward looking statements. The operations of the Company are subject to a number of risks, both anticipated and unanticipated. Please refer to the heading Cautionary Note Regarding Forward-Looking Information" and "Risk Factors - Risk Factors Relating to the Transaction" in the Information Circular to which this MD&A is attached.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

BUSINESS OVERVIEW

Volatus Aerospace is incorporated under the laws of Canada and its shares are privately held. The Company, through its subsidiaries, including, Volatus Unmanned Services Inc., and Volatus Flight Systems Inc.  is one of Canada's leading, technology-enabled unmanned aerial solutions providers. Steeped with aviation experience, the Company is dedicated to commercializing the full potential of unmanned technologies throughout the Americas and around the world. With locations across Canada, the Company offers a comprehensive range of solutions for both civilian and military applications.

The Company's mission is to be a leading, fully integrated unmanned technologies and services business and be at the forefront of melding unmanned applications with traditional aviation service offerings. In addition, one of our goals is to increase the sustainability and helps people do more for the planet. We're reducing the environmental impact of our operations and working to empower people everywhere to live more sustainably.

The Company has acquired a number of established UAV technology and services businesses to consolidate its position as a national player with operations from coast to coast. It has a physical presence in British Columbia, Alberta, Manitoba, Ontario, Quebec and Prince Edward Island. In addition, a network of over 110 Transport Canada qualified UAV pilots is available to the Company to support service delivery in every province and territory of Canada.

The Company under the Volatus Flight Systems subsidiary offers system design engineering, research & development, and manufacturing. The Company, under its Volatus Unmanned Services subsidiary, offers unmanned aerial vehicle (UAV) system sales and training; aerial inspection and imaging services; data processing and management, maintenance, and repair to numerous industries.

The commercial distribution activities of Volatus Unmanned Services are centered around its distribution agreement with the world's leading manufacturer and supplier of consumer and enterprise level drones. The Company is an authorized dealer for the sale and support of DJI enterprise level drones throughout Canada.

The Company's subsidiary, Volatus Flight Systems Inc., represents the technology arm of the Company. This subsidiary was formed during 2020 with the acquisition of assets from Brican Flight Systems Inc. These assets include the intellectual property rights to the TD100 (Since renamed M100 Velos and E100 Vedette) UAV program. The fixed-wing drone technology is the culmination of over 10 years of research and development activity leading to a commercialization readiness state. Two variants of the fixed-wing drones, the multi-fueled powered Velos and electrically powered Vedette, are expected to be marketed and sold commencing in 2021.

UAVs are playing a significant role in the defense and commercial sectors progressively replacing traditional modes of inspection, surveillance, survey and transportation due to their inherent cost, safety and efficiency effectiveness. Numerous market studies have predicted significant growth in the use of UAV in all sectors the Company is targeting.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

SELECTED INTERIM FINANCIAL INFORMATION

The following table sets forth selected financial information for Volatus for the six months ended June 30, 2021, three months ended March 31, 2021, and twelve months ended December 31, 2020. The financial information below has been prepared in accordance with IFRS.

	30-Jun-21	31-Mar-21	31-Dec-20

Total Assets	12,639,971	9,915,116	6,033,534

Total Long-Term Liabilities	1,683,542	538,514	390,514

Revenues	3,695,866	299,863	61,230

Net and Comprehensive Profit (Loss)	(226,352)	616,219	435,641

Net Profit (Loss) per Share	$(0.002)	$0.008	$0.006

As at June 30, 2021, Volatus held total assets of $12,639,971, long-term liabilities of $1,683,542, generated revenues of $3,695,866 and incurred a net and comprehensive loss of $(226,352). For the year ended December 31, 2020, Volatus held total assets of $6,033,534, long-term liabilities of $390,514, generated revenues of $61,230 and incurred a net and comprehensive Income of $435,641.

The increase in total assets over the last six months was mainly due to acquisition of OmniView Tech Corp. and Canadian UAV Solutions on March 31, 2021, and increase in cash, which is driven from the issuance of convertible debentures in Q2 2021.

The increase in total long-term liabilities over the last six months was mainly driven by lease liability of $1,201,337 that was attributable towards acquisition of OmniView Tech Corp. on March 31, 2021.

During the six months ended June 30, 2021, Volatus generated revenue of $3,695,866 from its product sales, services, and training. The increase in revenue compared to previous year was directly attributable towards scale in sales and service activities and acquisition of OmniView tech Corp.

The increase in Net and Comprehensive loss during the six months ended June 30, 2021, is mainly attributable to increase in personnel cost, share based payments, and interest on convertible debt.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

SUMMARY OF QUARTERLY RESULTS

The following table sets forth unaudited selected financial information for each of the last two quarters:

	30-Jun-21	31-Mar-21

Gross Revenue	$3,396,003	$299,863

Gross Margin (%)	28%	54%

Net and Comprehensive Income (Loss)	$(842,571)	$616,219

Net Profit (Loss) per Share	$(0.011)	$0.008

During the second quarter ending June 30, 2021, Volatus generated a revenue of $3,396,003 compared to $299,863 in the first quarter ending March 31, 2021. The jump in the quarter-on-quarter revenue was attributable to increase in service revenue and product sales driven by OmniView Tech Corp., entity acquired on March 31, 2021.

The gross margin for Q2 2021 was at 28% compared to 54% in Q1 2021. This decline is because of scale in product sales and more diversified revenue. Gross Margins from service revenue and training revenue are higher compared to product sales.

The operating expenses for Q2 2021 was $960,668 compared to $283,898 in Q1 2021. The increased cost is because of increased personnel expenses, external partner cost, depreciation expense, and shared based payments. This increase is attributable because of addition of two new entities: OmniView Tech Corp and Canadian UAV Solutions, allocation of stock options to management, and new hires within the Volatus group.

Volatus incurred a net loss of ($842,571) for three-month ended June 30, 2021 and net profit for three-month ended March 31, 2021. The significant difference is attributable towards changes in income and expense as discussed above and recognition of unrealized gain of $742,277 on Partner Jet investments in three-month period ended March 31, 2021 and its reversal in the three-month period ended June 30, 2021.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

LIQUIDITY AND CAPITAL RESOURCES

The following is a summary of Volatus working capital as at June 30, 2021 and March 31, 2021

	30-Jun-21	31-Mar-21

Current Assets	4,147,045	1,765,400

Current Liabilities	4,257,458	3,224,056

Working Capital Deficiency	(110,413)	(1,458,656)

Current Assets of $4,147,045 as at June 30, 2021 (March 31, 2021 - $1,765,400). The balance was primarily comprised of cash of $2,153,698, trade receivables of $745,645, prepaid expenses of $624,632, and inventory of $562,770.

Current Liabilities of $4,257,458 as at June 30, 2021 (March 31, 2021 - $3,224,056). The balance primarily comprised of trade payables of $978,084, deferred revenue of $304,933, and convertible debentures of $2,503,249.

The decrease in working capital deficiency for the three-month ended June 30, 2021 was because of payment of $2,000,000 towards purchase price of acquisition of OmniView Tech Corp. which was funded through issuance of convertible debentures.  Volatus will seek to raise further funds from, private placements, financings, loans from directors to continue operations, and in particular to fund ongoing growth and expenditure commitments as they arise. Volatus also plans to finance its operations through private and public offerings.

CASH FLOWS:

30-Jun-21

Net cash used in Operating Activities	(107,683)

Net Cash used in Investing Activities	(1,766,318)

Net cash provided by (used in) Financing Activities	3,837,426

Net change in cash	1,963,425

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

Operating Activities

The net cash used in operating activities was primarily due to increase in accounts receivable, prepaid expenses, inventory and deferred revenue.

Investing Activities

The net cash used in investing activities was primarily due to cost of acquisition of OmniView Tech Corp.

Financing Activities

The net cash provided by financing activities for the period ended June 30, 2021 was primarily due to the net proceeds received from the issuance of convertible debentures.

Recent Financing Activities

A. The Company has raised $4,183,000 by issuing convertible debt in April 2021 through its non-brokered financing round.

  Each convertible debt is forced converted into equity at a 20% discount to the go-public valuation if the Company goes public within 12 months from the date of issuance of debt. After which, the discount is increased to 30%.
  The debt bears a 10% annual coupon simple interest rate which is payable in kind.
  The convertible debt also has a half warrant right. Each warrant has an expiry of 24 months and can be exercised at go-public price of $0.65 per share. The Company will have 4,022,129 outstanding warrants from this financing.
  The convertible debt is expected to be converted into 8,298,001 shares at an issue price of $0.52 per share.

B. The Company has raised $9,133,756 through subscription receipts on June 30, 2021. Each subscription receipt consists of 1 share in resulting entity (to be named Volatus Aerospace Corp.) and half warrant. Each warrant can be converted into 1 equity share with an expiry of 24 months from the anniversary of the closing of the RTO and exercise price of $0.75 per share. The subscription receipts will convert into 14,051,932 shares at an issue price of $0.65 per share. The Company will have 7,025,966 outstanding warrants from this financing. Financing will be held in escrow pending the satisfaction of certain release conditions ("Escrow Release").

On closing of the Subscription Receipt Financing, the proceeds of the Subscription Receipt Financing, finders' cash payment and finder's warrants are subject to escrow and are to be held by a subscription receipt agent in anticipation of release upon the Company, Partner Jet Corp., and the subscription receipt agent confirming satisfaction of all conditions precedent to the QT including receipt of all necessary shareholder approvals and receipt of the Exchange's conditional approval of the QT. Should the escrow conditions be not satisfied on or before October 31, 2021, the proceeds of the Subscription Receipt Financing will be returned to the subscribers. The Lead agent has discretion to extend the period by up to 60 days, i.e., Dec 31, 2021.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

Finder's Fees:

In connection with the Subscription Receipt Financing, the Company has agreed to pay finder's fees upon Escrow Release. The finder's fees consist of aggregate of $636,362.90 in cash payments and the issuance of 979,010 finder's compensation warrants (the "compensation warrants") to eligible finders. 50% of cash fees ($318,182) is eligible to be paid on closing of subscription receipt financing. Each Compensation Warrant entitles the holder thereof to purchase one Common Share of Volatus at a price of $0.65 for a period of 24 months.

Legal Fees:

In connection with the Subscription Receipt Financing and RTO process, the Company has agreed to pay legal professionals an aggregate sum of $300,000 in cash payments. 48% of cash fees ($144,597) is eligible to be paid on closing of subscription receipt financing.

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company's objective in managing liquidity risk is to maintain sufficient readily available capital to meet its liquidity requirements

The Company considers the items included in shareholders' equity as capital. The Company manages its capital structure and will adjust it, when necessary, to have funds available to support its corporate activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the modest current business and financial size of the Company, is reasonable.

SUBSIDIARIES & ACQUISITIONS

These consolidated financial statements include entities controlled by the Company. Control exists when the Company has the ability to direct the relevant activities and the returns of an entity. The financial statements of these entities are included in these consolidated financial statements from the date that control commences until the date that control ceases. Details of the Company's significant entities are as follows:

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

Name of Subsidiary	Principal Activity	Country of Incorporation	Ownership Interest
Volatus Flight Systems	Fixed-wing Drone Technology	Canada	70%
Volatus Aerospace USA Corp. (Formerly TradeCo One LLC)	Drone Solutions Provider	USA	100%
Volatus Unmanned Services^[1]		Canada	71%
- UAViation Aerial Solutions Limited	RPAS/UAV Service	Canada	100%
- SkyGate Videography Inc.	RPAS/UAV Service and Training	Canada	100%
- M3 Drone Services Limited	RPAS/UAV Service	Canada	100%
- M3 Drone Training Zone Inc.	RPAS/UAV Training	Canada	100%
- Canadian UAV Solutions	RPAS/UAV Service	Canada	100%
- OmniView Tech Corp.	Distribution & Service	Canada	100%

1 - Volatus Unmanned Services is the infrastructure arm of Volatus Aerospace Corporation. All sales, services, and training related companies were acquired under Volatus Unmanned Services.
30% external shareholding of Volatus Flight Systems and 29% external shareholding of Volatus Unmanned Services is attributable to Non-Controlling Interest in the consolidated financial statements.

In 2020, Volatus made a series of acquisition through its subsidiaries - Volatus Unmanned Services and Volatus Flight Systems. On 13th May 2020, Volatus Flight Systems, the fixed wing technology arm of Volatus, acquired 100% of the assets of Brican Flight Systems Inc.

On March 31, 2021, Volatus Unmanned Services closed the acquisition of two companies: OmniView Tech Corp. and Canadian UAV Solutions Inc. by acquiring 100% of outstanding shares of these entities in exchange for minority equity stakes in Volatus Unmanned Services as part of its roll up strategy to expand its presence in Canada.

The fair value of identifiable assets acquired, and liabilities assumed as at the acquisition date are as follows:

OmniView Tech Corp.

OmniView Tech Corp. Purchase Price Allocation

Purchase Price		$2,000,000

Tangible Assets Acquired

Cash & Cash Equivalents	363,057
Accounts Receivables	361,173
Inventory	403,348
Prepaid Expenses	222,810
Other CA	60,300
Net Fixed Assets	121,802
Right-of-Use Asset	281,360
Accounts Payable and accrued Liabilities	(209,034)
Other Current Liabilities	(416,028)
Tax Liabilities	(129,245)
CEBA Loan	(60,000)
Lease Liability	(281,360)

Identified Intangible Assets

Customer Relationships	698,603
Website	307,207

Goodwill		276,007

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

The Company estimated the fair value as follows:

- Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 20% per annum and discount rate of 17.20% per annum; and

- Website based on an income approach, specifically relief from royalty methodology, using a reasonable royalty rate of 0.5% and discount rate of 16.48% per annum.

The goodwill recognized on acquisition is attributable mainly to the expected future growth potential from the diversified operations and assembled workforce. None of the goodwill recognized is expected to be deductible for income tax purposes.

The Company did not incur any acquisition-related costs.

Goodwill arising on the acquisition of subsidiaries is measured at cost less accumulated impairment losses.

The Company conducted its annual goodwill impairment analysis as at December 31, 2020. The impairment analysis involved comparing the carrying amount of each CGU's assets and liabilities to their respective recoverable amounts. The recoverable amount was determined using the value in use approach measured by discounting the future expected cash flows of the CGUs.

No impairment analysis has been done on March 31, 2021. The next impairment analysis is scheduled on December 31, 2021.

Canadian UAV Solutions:

Canadian UAV Solutions Purchase Price Allocation

Purchase Price		$10

Cash & Cash Equivalents	33,068
Accounts Receivables & Current Assets	2,721
Net Fixed Assets	43,608

Other Current Liabilities	(10,206)
Tax Liabilities
CEBA Loan	(60,000)
Shareholders Loan	(70,955)

Identified Intangible Assets

Customer Relationships		61,774

The Company estimated the fair value of Customer relationships based on an income approach, specifically multi-period excess earnings method, by identifying key customers, applying attribution rate of 20% per annum and discount rate of 17.20% per annum.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Trade payables and accrued liabilities:

Services provided by a company controlled by a common director - $12,127 compared to $22,341 in 2020.

Company has also received working capital advance of $200,000 from a company controlled by common director.

On May 1, 2021, the Company entered into an independent consultant agreement ("Consultant Agreement") with a company controlled by Abhinav Singhvi, CFO, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges as Payroll Expenses. For the six months ended June 30, 2021, the Company incurred fees of $18,000 compared to Nil in 2020. As at June 30, 2021, the Company was indebted the amount of $5,085.

On May 1, 2021, the Company entered into an independent consultant agreement ("Consultant Agreement") with a company controlled by Rob Walker, VP of Business Development, to provide executive consulting services to the Company. The costs of all charges are based on the fees set in the Consultant Agreement and are settled on a monthly basis. The Company records these charges as Payroll Expenses. For the six months ended June 30, 2021, the Company incurred fees of $15,000 compared to Nil in 2020. As at June 30, 2021, the Company was indebted the amount of $7,875.

These transactions were in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. The exchange amount approximates fair market value.

Key management compensation

Key management includes the Company's directors and members of the executive management team. Compensation awarded to key management for the three and six months ended June 30, 2021 and 2020 included:

	Three months ended June 30		Six months ended June 30
	2021	2020	2021	2020

Management Fees paid to company	18,000	-	18,000	-
controlled by CFO
Management Fees paid to company	15,000	-	15,000	-
controlled by VP of Business Development
Salaries	47,167	-	65,167	-

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company’s financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales.  Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Company however does not hold any currency in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company’s revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

d) Market Risk

The Company’s investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company’s approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company’s reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management’s knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

OFF BALANCE-SHEET ARRANGEMENTS

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

ACCOUNTING MATTERS

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires Management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reported periods. Management uses historical experience, general economic conditions and trends, as well as assumptions regarding probable future outcome as the basis for determining estimates. Actual results may differ from these estimates. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances available at the time estimates are made.

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. There have been no changes in the significant judgements and estimates made by the management. The more significant estimates that have an impact on our financial condition and the results of our operations are disclosed in note 4 of our reviewed Consolidated Financial Statements for the period ended June 30, 2021.

Accounting Changes

During the period ended June 30, 2021, there were no changes to the Company's significant accounting policies, nor any new accounting policies adopted.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Disclosure controls and procedures are designed to provide reasonable assurance that all material information related to Volatus, including our consolidated subsidiaries, is made known to senior management, including the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") on a timely basis so that appropriate decisions can be made regarding public disclosure.

Internal Control over Financial Reporting ("ICOFR")

Our management, with the participation of our CEO and CFO, are responsible for establishing and maintaining adequate internal control over financial reporting. Under the supervision of the CEO and CFO, our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Our internal control over financial reporting includes policies and procedures that:

  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Volatus;

  provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and that our receipts and expenditures are made only in accordance with authorization of management and our directors; and

  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the annual or interim financial statements.

Limitations on the Effectiveness of Disclosure Controls and the Design of ICOFR:

Volatus Aerospace Corp.
Management's Discussion & Analysis
For the three and six months ended June 30, 2021

Our management, including the CEO and CFO, do not expect that our disclosure controls and procedures and ICFR will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable assurance that the control system objectives will be met. The likelihood of achievement is affected by limitations inherent in all internal control systems. These inherent limitations include the realities that judgments or decision making can be faulty, and that breakdowns occur because of simple errors or mistakes. Controls can also be circumvented in numerous ways including collusion, overrides and deception. In addition to the inherent limitations, the design of a control system must reflect that there are resource constraints, and the expected benefit of controls must be considered relative to the expected costs. Due to inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. Further, no evaluation of controls can provide absolute assurance that all control issues within a company will be detected.

SUBSEQUENT EVENTS

A. The Canadian economy is currently undergoing significant uncertainties due to the impact of the COVID19 Virus. This uncertainty has unlocked significant value in the unmanned space. The volatile effect of this COVID19 pandemic on the economy and the Company is not currently determinable but does not pose a major business risk on a go forward basis.

B. As part of the go-public process, the Company has raised $9,133,756 through subscription receipts on June 30, 2021. Each subscription receipt consists of 1 share in resulting entity (to be named Volatus Aerospace Corp.) and half warrant. Each warrant can be converted into 1 equity share with an expiry of 24 months from the anniversary of the closing of the RTO and exercise price of $0.75 per share. The subscription receipts will convert into 14,051,932 shares at an issue price of $0.65 per share. The Company will have 7,025,966 outstanding warrants from this financing. These funds are being held in escrow by the subscription receipt agent.

C. The Company is expected to go public in Q3 2021 by a reverse takeover of Partner Jet Corp (PJT.V), a TSX Venture listed company. Trading of Partner Jet Corp. has been halted and a mutually acceptable definitive agreement has been executed between Partner Jet Corp. and Volatus Aerospace Corp. on June 30, 2021. Same is subject to shareholder approvals and TSX-V approval. The transaction is expected to close in Q4 of 2021. A press release has been issued on June 30, 2021. Post transaction, Partner Jet Corp will have 1,677,082 shares in the resulting entity.

D. On July 31, 2021, the Company has completed the acquisition of ConnexiCore LLC, Pennsylvania based on-demand nationwide commercial drone services and solutions provider that specializes in aerial data collection, image and video analysis, aerial mapping, and 3D photogrammetry for industrial clients for an equity value of US$175,000, assuming all debt of ConnexiCore, and issuing 10% equity of Volatus Aerospace USA Corp. (formerly known as TradeCo One LLC).

SCHEDULE "7" - PRO FORMA FINANCIAL STATEMENTS

See attached.

PARTNER JET CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

AS AT AND FOR THE NINE MONTHS ENDED AUGUST 31, 2021 AND THE YEAR ENDED NOVEMBER 30, 2020

1. BASIS OF PRESENTATION

The unaudited pro forma consolidated statement of financial position as at November 30, 2020, and the unaudited pro forma consolidated statements of operations for the year ended November 30, 2020, and for nine months ended August 31, 2021, of Partner Jet Corp. ("Partner Jet") have been prepared to reflect the reverse takeover of Partner Jet by Volatus Aerospace Corp. ("Volatus").

The financial year-ends of Partner Jet, Volatus, and OmniView are non-coterminous. Given that the financial year-end of Partner Jet differs from Volatus and OmniView by less than 93 days, adjustments for the difference in year-ends are not required in these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated statement of financial position and the unaudited pro forma consolidated statements of operations of Partner Jet are comprised of information derived from:

• the audited consolidated financial statements of Volatus as at and for the year ended December 31, 2020;

• the audited financial statements of Partner Jet as at and for the year ended November 30, 2020;

• the audited financial statements of OmniView Tech as at and for the period ended Aug 31, 2020

• the unaudited condensed interim consolidated financial statements of Volatus as at and for the three and six months ended June 30, 2021;

• the unaudited condensed interim financial statements of OmniView Tech as at and for the seven months ended March 31, 2021; and

• the unaudited condensed interim financial statements of Partner Jet as at and for the nine months ended August 31, 2021.

The unaudited pro forma consolidated financial statements have been compiled using accounting policies consistent with those adopted by Partner Jet, OmniView and Volatus in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), but do not include all of the disclosures required by IFRS and should be read in conjunction with the financial statements listed above. The accounting policies used in the preparation of the unaudited pro forma consolidated financial statements are consistent with those described in the audited consolidated financial statements of Volatus for the year ended December 31, 2020, and for the period from inception November 8, 2019, to December 31, 2019.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results of operations that would have occurred had the Transaction (as defined below) been affected on the dates indicated, nor are the unaudited pro forma consolidated financial statements indicative of the results of operation of future periods. Actual amounts recorded upon consummation of the Transaction will differ from such unaudited pro forma consolidated financial statements. Since the pro forma consolidated financial statements have been developed to retroactively show the effect of the Proposed Transaction, which are expected to occur at a later date (even though this was accomplished by following generally accepted practice and using reasonable assumptions), there are limitations inherent in the very nature of such pro forma data.

The pro forma adjustments to historical results of Partner Jet, Volatus, and OmniView are made to give effect to the Transaction as if it had occurred on August 31, 2021.

Partner Jet Corp.

Pro Forma Consolidated Statement of Financial Position

As at August 31, 2021

(Unaudited - Expressed in Canadian Dollars)

Partner Jet	Volatus	Pro Forma Adjustments	Note	Pro Forma Consolidated
Assets					
Current					
Cash and cash equivalents	$ 498,093	$ 2,153,698	$ 9,133,756	2(a)	$ 10,096,686
	-	-	(1,230,960)	2(e)	
			114,390	2(g)	
			(572,291)	2(g)	
Short-Term Investments	-	60,300	-		60,300
Trade and other receivables	230,490	745,645	-		976,135
Prepaid expenses	59,041	624,632	-		683,673
Inventory	-	562,770	-		562,770
Property, plant and equipment	3,499,306	478,840	2,087	2(g)	3,980,233
Intangible assets	-	5,168,132	646,423	2(g)	5,814,555
Investment in associates	-	-	-		-
Investment in marketable securities	-	907,227	(907,227)	2(c)	-
Goodwill	-	583,188	-		583,188
Right of use asset	-	1,355,539	-		1,355,539
Total Assets	**$ 4,286,930**	**$ 12,639,971**	**$ 7,186,178**		**$ 24,113,079**
Liabilities					
Current					
Trade payables and accrued liabilities	$ 712,342	$ 978,083	$ 17,758	2(g)	$ 1,708,183
Unearned revenues	46,327	304,933	66,044	2(g)	417,304
Current portion of lease liability	-	235,137	-		235,137
Current portion of promissory note payable	129,271	-	-		129,271
Current portion of long-term borrowings	-	62,280	-		62,280
Convertible debentures	-	2,503,249	(2,503,249)	2(b)	-
Contingent consideration	-	10,000	-		10,000
Other short-term liabilities	-	163,775	15,867	2(g)	179,642
			-		-
CEBA loan	120,000	240,000	-		360,000
Long-term borrowings	-	242,205	90,940	2(g)	333,145
Lease liability	-	1,201,337	-		1,201,337
Promissory note payable	2,144,035	-	-		2,144,035
Total Liabilities	**3,151,975**	**5,941,000**	**(2,312,640)**		**6,780,335**
Shareholders' Equity					
Share capital	1,102,694	200	9,133,756	2(a)	7,311,838
	-	-	2,503,249	2(b)	
	-	-	(412,376)	2(c)	
	-	-	(3,772,133)	2(d)	
	-	-	(1,230,960)	2(e)	
	-	-	1,090,102	2(f)	
	-	-	(1,102,694)	2(f)	
Warrants reserve	-	1,472,015	3,772,133	2(d)	5,244,148
Share-based reserve	-	136,980			136,980
Preferred shares	-	704,322			704,322
Contributed surplus	164,314	2,989,819	(164,314)		2,989,819
Retained earnings	(132,053)	255,987	(494,851)	2(c)	(194,011)
	-	-	132,053	2(f)	
	-	-	44,853	2(f)	
Non-controlling interest	-	1,139,648	-		1,139,648
Total Shareholders' Equity	**1,134,955**	**6,698,971**	**9,498,818**		**17,332,744**
Total Liabilities and Shareholders' E[quity]	**$ 4,286,930**	**$ 12,639,971**	**$ 7,186,178**		**$ 24,113,079**

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statement

Partner Jet Corp.
Pro Forma Consolidated Statement of Operations
For the nine months ended August 31, 2021
(Unaudited - Expressed in Canadian Dollars)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

Partner Jet Corp.
Pro Forma Consolidated Statement of Operations
For the year ended November 30, 2020
(Unaudited - Expressed in Canadian Dollars)

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

2. PRO FORMA TRANSACTION AND ASSUMPTIONS

On June 30, 2021, Partner Jet and Volatus entered into definitive transaction agreement (the 'Definitive Agreement") pursuant to which the Company will acquire all of the issued and outstanding securities of Partner Jet (the "Transaction"), which will be structured as a reverse takeover. The comparative figures that will be presented in the consolidated financial statements after the RTO will be those of Volatus.

The acquisition of Volatus was treated as a business combination as Partner Jet constitute a business at the time of acquisition. The acquisition method of accounting has been used and it has been accounted for as per acquisition accounting as per IFRS 3. In accordance with IFRS 3 Business Combination, the fair value of the identifiable assets and liabilities acquired in excess of the fair value of the common shares was recognized immediately in profit as a gain from a bargain purchase. The fair value of Partner Jet shares issued used below was determined by reference to the agreed upon price per share of $0.22.

The acquisition was recorded as follows:

Fair value of consideration
Common shares issued and outstanding	9,078,774
Price per share	$0.22
$1,997,330
Less: Investment held by Volatus	$(907,227)
$1,090,102

Net assets acquired	$1,134,955

Bargain purchase (gain)	$(44,853)

The above amounts are estimates which have been made by management for the acquisition based on information available and may be subject to amendment as estimates are finalized and to account for final balances at the time of closing.

After giving effect to the Financing (as defined below), Volatus being the acquirer for accounting purposes as the Volatus shareholders will hold an aggregate of 100,157,882 shares representing approximately 98.40% of the outstanding shares of the combined entity on a non-diluted basis and the management and Board of Directors of the Resulting Issuer will consist of the executive management group and the Board of Directors nominated by Volatus. Existing shareholders of Partner Jet will hold an aggregate of 1,677,082 share representing approximately 1.60% of the outstanding shares of the combined entity on a non-diluted basis. As a result of the share ownership, the change in management and the composition of the Board of Directors, the acquisition is accounted for as a reverse acquisition of Partner Jet by Volatus, whereby Volatus is considered to be the acquiror for accounting purposes. As such, Volatus will be the continuing entity for accounting purposes.

The assets and liabilities of Partner Jet are included in the unaudited pro forma consolidated statement of financial position and are presented at their fair value, which is deemed to be equal to their carrying value; the pre-acquisition equity of Partner Jet will be eliminated upon consolidation.

The completion of the Transaction contemplated by the definitive agreement is subject to certain conditions, including but not limited to (a) obtaining all necessary regulatory approvals, including Exchange approval of the Transaction; and (b) the approval by the Partner Jet Shareholders of the Transaction. There can be no assurance that the Transaction will close or close as described.

Volatus acquired OmniView Tech on March 31, 2021. Assets and liabilities of OmniView Tech are already part of consolidated financial statements of Volatus. For period prior to acquisition, income statement of OmniView Tech has been added to pro forma income statement to represent consolidated pro forma Income statement post giving effect to the RTO.

These unaudited pro forma consolidated statements includes the following pro forma adjustments:

a) On June 30, 2021, the Company completed private placement of subscription receipt financing and raised $9,133,756 by issuing 14,051,932 subscription receipts at a price of $0.65 per subscription receipt.

b) Volatus' convertible debentures will be converted into equity upon the occurrence of liquidation event. This Transaction qualifies as a liquidation event. The conversion price will be $0.52 per common share and 2,668,608 shares issued pursuant to the conversion of convertible debenture. This conversion has been reflected in a reduction to convertible debenture of $2,503,249 and an increase to share capital of $2,503,249.

c) Investment by Volatus in Partner Jet of $412,376 has been eliminated along with an unrealized gain of $494,851 from retained earnings that was recognized in 2020.

d) In connection with the private placement, each unit consists of one common share and one-half warrant. Total fair value allocated to warrants is $3,772,133, which includes the following:

7,025,966 warrants will be issued and included in these units have been allocated a fair value of $3,302,204. The fair value has been estimated at the date of issue using the Black-Scholes warrant pricing model with the following assumptions: (I) dividend yield of 0%; (ii) expected volatility of 100%; (iii) risk-free interest rate of 1.30%; (iv) expected life of 5 years; (v) exercise price of $0.75; forfeiture rate of nil.

979,019 of Broker Warrants will be issued and included in these units have been allocated a fair value of $469,929. The fair value has been estimated at the date of issue using the Black-Scholes warrant pricing model with the following assumptions: (I) dividend yield of 0%; (ii) expected volatility of 100%; (iii) risk-free interest rate of 1.30%; (iv) expected life of 5 years; (v) exercise price of $0.65; forfeiture rate of nil. Volatility was estimated based on historical of comparable companies. The fair value of Broker Warrants has been deducted from share capital and allocated to reserve for options.

e) In connection with the private placement, Volatus has agreed to pay a finder's fee of 7% of the gross proceeds in cash of the offering to Echelon and a 7% finders' fee in warrants to eligible brokers. Total of $1,230,960 will be paid to the agent for commission, legal fees, and expenses upon completion of the Proposed Transaction.

Legal and Professional Expenses	$594,597
Finders Fees	$636,363
Total acquisition cost	$1,230,960

f) The Acquisition constitutes a reverse asset acquisition as Partner Jet does meet the definition of a business, as defined in IFRS 3, Business Combinations. Accordingly, as a result of the transaction, the pro forma financial position has been adjusted for the elimination of Partner Jet's share capital of $1,102,694, contributed surplus of $164,314 and accumulated deficit of $132,053.

As a result of this reverse asset acquisition, a gain from bargain purchase of $44,853 has been recorded to reflect the difference between cost of acquisition less the net fair value of the assets acquired.

The fair value of Volatus ($0.65 per share) has been determined using the concurrent financing valuation - subscription receipt financing of $9,133,756. Partner Jet shares issued used above was determined by reference to the agreed upon price per share of $0.22 and as recommended by independent consultant in their fair price value report.

g) On July 31, 2021, the Company has completed the acquisition of ConnexiCore LLC, Pennsylvania based on- demand nationwide commercial drone services and solutions provider that specializes in aerial data collection, image and video analysis, aerial mapping, and 3D photogrammetry for industrial clients for an equity value of US$175,000, assuming all debt of ConnexiCore, and issuing 10% equity of Volatus Aerospace USA Corp. (formerly known as TradeCo One LLC). Volatus Aerospace USA Corp. Volatus paid cash of US$ 459,229 to acquire 100% outstanding shares of ConnexiCore (US$175,000) and retire long-term debt (US$284,229). Intangible assets of $646,423 have been generated from the acquisition which includes value of customer relationships and brand. Purchase Price allocation has been shown below (in C$).

Purchase Price Allocation	572,291

Tangible Assets Acquired

Cash and Cash Equivalents	114,390
Computer and Equipments	2,087
Accounts Payable	(17,758)
Credit Card liabilities	(15,867)
Deferred Revenue	(66,044)
Long-Term Loans	(90,940)

Identifiable Intangible Assets

Value of Customer Relationships	447,357

Value of Brand	199,066

3. SHARE CAPITAL

The following table outlines the assumed shares outstanding at the completion of the Transaction.

Volatus will also have 412,376 number of unlisted preference shares issued at $1 each.

4. EVENTS AFTER THE REPORTING DATE

On July 31, 2021, the Company has completed the acquisition of ConnexiCore LLC, Pennsylvania based on-demand nationwide commercial drone services and solutions provider that specializes in aerial data collection, image and video analysis, aerial mapping, and 3D photogrammetry for industrial clients for an equity value of US$175,000, assuming all debt of ConnexiCore, and issuing 10% equity of Volatus Aerospace USA Corp. (formerly known as TradeCO One LLC).

SCHEDULE "8" - CARVE-OUT FINANCIAL STATEMENTS OF OMNIVIEW

See attached.

OMNIVIEW TECH CORP.

Audited Financial Statements

For the year ended August 31, 2020

These financial statements are presented in Canadian Dollars unless otherwise noted.

2045 Dundas Street, Mississauga, ON, L4X 1M2	www.omniviewtech.ca

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of
OmniView Tech Corp.

Qualified Opinion

We have audited the financial statements of OmniView Tech Corp. (the Company), which comprise the statements of financial position as at August 31, 2020, and the statements of income and comprehensive income, statements of changes in equity and statements of cash flows for the year then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, except for the effects of the matter described in the Basis for Qualified Opinion section of our report, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2020, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Qualified Opinion

We were not appointed as auditors of the company until after August 31, 2020, and thus did not observe the counting of the physical inventories at the beginning and the end of the year, however we did perform alternate audit procedures related to the inventory. We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS), except for attendance at the inventory count. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

  Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.
  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
  Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.
  Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Howard Wolle.

October 21, 2021	S & W LLP
Toronto, Canada	Chartered Professional Accountants, Licensed Public Accountants

OmniView Tech Corp.

                                    Statements of Financial Position

As at August 31, 2020

Refer Note 1 (Nature of Operations & Going Concern), Note 17 (Commitment), and Note 19 (Subsequent Event)

Approved on behalf of the Board:

"Johann Reandino"      _________________________ Director

"Pedram Nowroozi"    _________________________ Director

The accompanying notes are an integral part of these audited financial statements.

OmniView Tech Corp.

                                    Statements of Income and Comprehensive Income

For the year ended August 31, 2020 and 2019

The accompanying notes are an integral part of the audited financial statements.

OmniView Tech Corp.

Statements of Changes in Equity

The accompanying notes are an integral part of the audited financial statements.

OmniView Tech Corp.

                                    Statements of Cash Flows

For the year ended August 31, 2020 and 2019

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

1. Nature of Operations & Going Concern

OmniView Tech Corp. (the "Company") is a Canadian Controlled Private Company domiciled in Canada. Its registered office is 2045 Dundas Street, Mississauga, Ontario, L4X 1M2, Canada. The Company operates under one business segment.

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

2. Statement of Compliance

These financial statements of the Company, approved by the Board of Directors on October 20, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") and their interpretations adopted by the International Accounting Standards Board ("IASB"). The policies applied in these financial statements are based on IFRS effective or issued as of January 1, 2021.

3. Basis of Preparation

These financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

Functional and Presentation Currency

These financial statements are presented in Canadian dollars ("C$"), the Company's functional and presentation currency.

Judgments and Estimates

The preparation of these financial statements in accordance with IFRS requires Management to make judgments and estimates that affect:

  the application of accounting policies;
  the reported amounts of assets and liabilities;
  disclosures of contingent assets and liabilities; and
  the reported amounts of revenue and expenses during the reporting periods.

Actual results may differ from estimates made in these financial statements.

Judgments are made in the selection and assessment of the Company's accounting policies. Estimates are used mainly in determining the measurement of recognized transactions and balances. Estimates are based on historical experience and other factors, including expectations of future events believed to be reasonable under the circumstances. Judgments and estimates are often interrelated. The Company's judgments and estimates are continually re-evaluated to ensure they remain appropriate. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

Following are the accounting policies that are subject to judgments and estimates that the Company believes could have the most significant impact on the amounts recognized in these financial statements.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these financial statements except as noted below and have been applied consistently throughout the Company.

a) Revenue recognition

The company earns its revenue from the sale of products, services, and training programs.

Revenue is recognized as follows:

Equipment Sales includes sale of drones, batteries, drone sets, and related accessories.  This revenue is recognized when the goods leave the port of shipment or warehouse as significant risks and rewards are transferred immediately, and company has no control over the goods. Revenue from equipment sales is measured at the fair value of the consideration received less an appropriate deduction for actual and expected returns, discounts, net of sales taxes.

Sale of Services includes drone repair services provided by professional drone specialist at authorised repair centre.

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

b) Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

c) Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is generally calculated on a declining balance method to write off the cost of the assets to their residual values over their estimated useful lives. Depreciation for leasehold improvements is fully expensed over the expected term of the lease. The depreciation rates applicable to each category of equipment are as follows:

Estimated useful lives are as follows:

Category	Useful Life
Computer & Equipment	55%
Leasehold Improvements	5 years
Office Equipment	20%

The estimated useful live, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Property, plant and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

d) Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

d) Income taxes (continued)

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

e) Foreign currency translation

Transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company is the Canadian Dollar.

f) Purchase

Purchase is recognized when all risks and rewards associated with the purchase are transferred to the Company, when goods are received and in control of the Company.

g) Impairment of assets

The carrying amounts of property, plant and equipment, investment property, right-of-use assets and intangible assets with (finite and infinite useful lives) are reviewed at the end of each reporting period to determine whether there are any indicators of impairment. Indicators of impairment may include a significant decline in asset market value, material adverse changes in the external operating environment which affect the manner in which the asset is used or is expected to be used, obsolescence, physical damage of the asset, or expected permanent closing of the store related to a property lease. If any such indicators exist, then the recoverable amount of the asset is estimated. Goodwill and intangible assets with indefinite useful lives and intangible assets not yet available for use are not amortized but are tested for impairment at least annually or whenever there is an indicator that the asset may be impaired.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4.  Summary of Accounting Policies (Continued)

g) Impairment of assets (continued)

Determining the Recoverable Amount

An impairment loss is recognized when the carrying amount of an asset exceeds the recoverable amount. The recoverable amount of an asset is defined as the higher of its fair value less cost to sell (FVLCS) and its Value in Use (VIU). In assessing VIU, the estimated future cash flows are discounted to their present value. Cash flows are discounted using a discount rate that includes a risk premium specific to each line of business. The Company estimates cash flows before taxes based on the most recent actual results or budgets. Cash flows are then extrapolated over a period of up to five years, taking into account a terminal value calculated by discounting the final year in perpetuity. The growth rate applied to the terminal values is based on the Bank of Canada's target inflation rate or a growth rate specific to the individual item being tested based on Management's estimate.

Recording Impairments and Reversals of Impairments

Impairments and reversals of impairments are recognized in other income in the Statements of Income. Any impairment loss is allocated first to reduce the carrying amount of any goodwill allocated and then Impairments of goodwill cannot be reversed. Impairments of other assets recognized in prior periods are assessed at the end of each reporting period to determine if the indicators of impairment have reversed or no longer exist. An impairment loss is reversed if the estimated recoverable amount exceeds the carrying amount. The increased carrying amount of an asset attributable to a reversal of impairment may not exceed the carrying amount that would have been determined had no impairment been recognized in prior periods.

h) Inventories

Inventories are carried at the lower of cost and net realizable value. Cost comprises of direct materials, direct labour, and appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Net realizable value is the estimated selling price of inventory during the normal course of business less estimated selling expenses.

Cash consideration received from vendors is recognized as a reduction to the cost of related inventory, unless the cash consideration received is either a reimbursement of incremental costs incurred by the Company or a payment for assets or services delivered to the vendor.

The cost of inventories includes costs incurred in bringing the inventories to their present location and condition.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

i) Financial instruments

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

Financial Assets

The company's cash and cash equivalents and investment property are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

i) Financial instruments (continued)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

The Company's financial liabilities measured at amortized cost include trade payables and accrued liabilities, Other short-term liabilities, long-term borrowing, CEBA loan, and contingent consideration.

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value.

For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

i) Financial instruments (continued)

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Measurement category under IFRS 9
Cash and cash equivalents, Investment property	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Trade payables and accrued liabilities, Other short-term liabilities, long-term borrowings, and CEBA loan	Financial liabilities at amortized cost

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

j) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

k) Accounting judgments and estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share-based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

l) Debt

Debt is classified as current when the Company expects to settle the liability in its normal operating cycle, it holds the liability primarily for the purpose of trading, the liability is due to be settled within 12 months after the date of the Statement of Financial Position, or it does not have an unconditional right to defer settlement of the liability for at least 12 months after the date of the Statement of Financial Position.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

4. Summary of Accounting Policies (Continued)

m) Income per share

Basic income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would be outstanding if, at the beginning of the period or at the time of issuance, all options and warrants were exercised. The proceeds from exercise are assumed to be used to purchase the Company's common shares at their average market price during the period.

n) Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on January 1, 2020:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of-use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

The Company adopted this standard effective January 1, 2020. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

The adoption of this standard has not had a material impact on the financial statements.

5. Short-Term Investment

(in C$)	August 31, 2020	August 31, 2019
GIC, due July 2, 2021, 0.5% per annum	$60,075	$-
Total	$60,075	$-

6. Inventory

The annual impairment test was conducted, and no inventory write down was noted for the period ended August 31, 2020.

During the year ended August 31, 2020, $4,299,389 (2019: $2,848,306) of inventory was sold and recognized in cost of sales.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

7. Property, Plant & Equipment

	Leasehold Improvements	Computer & Equipments	Office Equipments	Total
Cost
Balance, August 31, 2019	128,169	12,316	14,606	155,091
Additions	11,995	-	-	11,995
Disposals/Retirements	-	-	-	-
Reclassifications & Transfers	-	-	-	-
Balance, August 31, 2020	140,164	12,316	14,606	167,086

Accumulated Depreciation
Balance, August 31, 2019	15,732	4,696	3,586	24,014
Depreciation for the period	23,687	4,190	2,205	30,082
Disposals/Retirements	-	-	-	-
Reclassifications & Transfers	-	-	-	-
Balance, August 31, 2020	39,419	8,886	5,791	54,096

Net carrying Amount
August 31, 2019	112,437	7,620	11,020	131,077
August 31, 2020	100,745	3,430	8,815	112,990

Management conducted its test of impairment and no indicators of impairment were noted for the year ended August 31, 2020.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

8. Trade Payables and Accrued Liabilities

(in C$)	August 31, 2020	August 31, 2019
Accounts Payable	$123,512	$143,852
Accrued Liabilities	36,338	126,845
Sales Tax Payable	81,693	(5,096)
Total	$241,543	$265,601

The shareholders' loan is interest-free and does not have any payment terms.

9. Other Short-Term Liabilities

(in C$)	August 31, 2020	August 31, 2019
Shareholders Loan	$40,689	$26,745
Other Loans	70	60
Total	$40,759	$26,805

The shareholders' loan is interest-free and does not have any payment terms.

10. Long-Term Borrowings

The Company applied for and received the $40,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak.

Repaying the balance of the loan on or before December 31, 2022, will result in a loan forgiveness of 10,000 in total. On December 31, 2022, the Corporation has the option to extend the loan for 3 years and it will bear a 5% interest rate.

11. Related Party Balances and Transactions

The following outlines amounts that were paid to key management of the Company.

(in C$)	August 31, 2020	August 31, 2019
Bonus	$101,458	$26,745
Dividend	105,000	80,000
Total	$206,458	$106,745

As at August 31, 2020, the Company recorded a balance owing to shareholders of $40,689 (2019- $26,745). These transactions are in the normal course of operations and are measured at the exchange amounts agreed by the related party.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

12. Right-of-use asset

As of August 31, 2020, the Company's right-of-use asset consisted of the following:

(in C$)	August 31, 2020	August 31, 2019
Balance, beginning of the year	$-	$-
Addition	370,753	-
Depreciation	(70,325)	-
Balance, end of the year	$300,428	$-

The Company recognized a right to use asset during the year under IFRS 16. The right to use asset is depreciated on a straight-line basis over the term of its leases related to its corporate offices. Depreciation expense for the year was $70,325 which is included on the statement of comprehensive income.

13. Finance Costs

As of August 31, 2020, the finance costs comprise the following:

(in C$)	August 31, 2020	August 31, 2019
Bank charges and other	$1,853	$8,403
Interest expense on lease liabilities	53,562	-
Balance, end of the year	$55,415	$8,403

14. Common Equity

Authorized

An unlimited number of voting Class A common shares

An unlimited number of voting Class B common shares

An unlimited number of voting Class C common shares

An unlimited number of voting Class D common shares.

An unlimited number of voting Class E common shares.

An unlimited number of non-voting Class F preferred shares, redeemable for the fair market value of consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

An unlimited number of non-voting Class G preferred shares, redeemable for the fair market value of consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

An unlimited number of non-voting Class H preferred shares redeemable for the fair market value of the consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

14. Common Equity (Continued)

Issued

	# Shares	August 31, 2020	August 31, 2019
Common Shares	200	$100	$100
Total		$100	$100

15. Financial Instruments and Risk Management

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

15. Financial Instruments and Risk Management (Continued)

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

16. Income Taxes

The Company has Nil (2019 - Nil) of non-capital losses available to offset future income for tax purposes. The non-capital losses will expire as follows: NA

The deferred tax liability and asset calculated using a tax rate expected to be recovered or settled of 26.50% (2019 - 26.50%) is as follows:

	2020	2019

Deferred tax Liability	(2,148)	-

Undeducted non-capital losses	-	-
valuation allowance	2,148	-

Net deferred tax liability	-	-

The Company's effective tax rate which differs from the combined federal and provincial statutory rate of 26.50% (2019 - 26.50%), is reconciled as follows:

OmniView Tech Corp.

Notes to Financial Statements For the year ended August 31, 2020 and 2019

	2020	2019

Income before Income taxes	391,916	9,983

Income tax expense @ 26.50%	103,858	2,645

Foreign Exchange Translation	3,330	4,126
Other	18,461	(3,335)
Valuation allowance	(64,878)	(1,175)

Current Income tax expense (recovery)	60,771	-
Deferred income tax recovery	-	-

Income tax expense	60,771	2,261

17. Commitments

There were no commitments outstanding as at balance sheet date.

18. Segmented Information

The Company operates under one reporting segment.

19. Subsequent Events

On March 31, 2021, Omniview Tech closed and completed the sale of the Company, pursuant to the terms of the Business Purchase Agreement (the "Business Purchase Agreement"), dated March 15, 2021. This Business Purchase Agreement contemplates a transaction in which Buyer will purchase all of the Company's stock.

In March 2020, the COVID-19 outbreak was declared a global pandemic by the World Health Organization. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy, capital markets and the Company's financial position cannot be reasonably estimated at this time. The Company is monitoring developments and will adapt its business plans accordingly. The actual and threatened spread of COVID-19 globally could adversely impact the Company's ability to carry out its plans and raise capital.

OMNIVIEW TECH CORP.

Audited Financial Statements

For the seven-months period ended March 31, 2021, and 2020 (Unaudited)

These financial statements are presented in Canadian Dollars unless otherwise noted.

2045 Dundas Street, Mississauga, ON, L4X 1M2	www.omniviewtech.ca

INDEPENDENT AUDITOR'S REPORT

To the Shareholders of

OmniView Tech Corp.

Opinion

We have audited the financial statements of OmniView Tech Corp. (the Company), which comprise the statements of financial position as at March 31, 2021, and the statements of income and comprehensive income, statements of changes in equity and statements of cash flows for the 7 months then ended March 31, 2021, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2021, its financial performance and its cash flows for the 7 months then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards (Canadian GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Matter

A disclaimer of opinion was provided for the comparative numbers for the year ended August 31, 2020. We were not appointed as auditors of the Company until after August 31, 2020, and thus did not verify the existence of the physical inventories at August 31, 2020.

The financial statements of the Company for the 7 months period ended March 31, 2020 are unaudited.

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Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian GAAS, we exercise professional judgement and maintain professional skepticism throughout the audit. We also:

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

• Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

• Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

• Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

• Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

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We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

November 2, 2021	S & W LLP
Toronto, Canada	Chartered Professional Accountants, Licensed Public Accountants

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OmniView Tech Corp.

Statements of Financial Position

As at March 31, 2021

In C$	Notes	March 31, 2021	August 31, 2020
Assets

Current
Cash & cash equivalents		$363,057	$129,859
Short-term investment	5	60,300	60,075
Trade and other receivables		361,173	311,789
Prepaid expenses and deposits		222,810	13,415
Inventory	6	403,348	265,624
Total current assets		1,410,688	780,762

Property, plant and equipment	7	121,802	112,990
Right-of-use asset	12	259,405	300,428
Total non-current assets		381,207	413,418

Total Assets		$1,791,895	$1,194,180

Liabilities and Shareholders' Equity

Current liabilities
Trade payables and accrued liabilities	8	$261,326	$241,543
Current tax liability		76,956	60,771
Lease liability - Current portion	12	106,988	106,988
Deferred revenue		407,647	-
Other short-term liabilities	9	8,381	40,759
Total current liabilities		861,298	450,061

CEBA loan	10	60,000	40,000
Lease liability - Long-term portion	12	193,854	218,670
Total non-current liabilities		253,854	258,670

Total Liabilities		1,115,152	708,731

Shareholders' Equity

Common equity	14	120	100
Retained earnings		676,623	485,349
Contributed Surplus		-	-

Total Shareholders' Equity		676,743	485,449

Total Liabilities & Shareholders' Equity		$1,791,895	$1,194,180

Refer Note 1 (Nature of Operations & Going Concern), Note 16 (Commitment), and Note 18 (Subsequent Events)

Approved on behalf of the Board:

"Johann Reandino"      _________________________ Director

"Pedram Nowroozi"    _________________________ Director

The accompanying notes are an integral part of these consolidated financial statements.

OmniView Tech Corp.

                                    Statements of Income and Comprehensive Income

For the 7 months ended March 31, 2021 and 2020

Notes	March 31 2021	(Unaudited) March 31 2020
Continuing Operations			
Revenue		$3,742,834	$ 2,544,777
Cost of goods sold		2,863,266	2,016,637
GROSS PROFIT		**879,568**	**528,140**
OPERATING EXPENSES			
IT & tech		13,382	10,925
Personnel		160,697	105,369
Office cost		20,666	76,807
Travel		45	3,985
External partner cost		37,700	10,780
Depreciation	7	52,702	-
Total Operating Expense		**285,192**	**207,866**
Income from operations		**594,376**	**320,274**
OTHER ITEMS - INCOME/(EXPENSE)			
Finance cost	13	(28,858)	(1,177)
Revaluation of assets	7	18,615	-
Other income		235	42
Foreign exchange translation		(12,022)	(1,629)
Income Tax		(112,411)	(580)
Net Income and Comprehensive Income		**$ 459,935**	**$ 316,930**
Total comprehensive Income for the period attributable to:			
Owners of OmniView Tech Corp.		459,935	316,930
		459,935	**316,930**
Income per share			
Basic		0.275	0.189
Diluted		0.275	0.189
Weighted average number of common shares outstanding			
Basic		1,674,014	1,674,014
Diluted		1,674,014	1,674,014

The accompanying notes are an integral part of the consolidated financial statements.

OmniView Tech Corp.

Statements of Changes in Equity

For the 7 months ended March 31, 2021, and year ended August 31, 2020

The accompanying notes are an integral part of the consolidated financial statements.

OmniView Tech Corp.

                                    Statements of Cash Flows

For the 7 months ended March 31, 2021 and 2020

March 31, 2021	(unaudited) March 31, 2020
OPERATING ACTIVITIES		
Net and Comprehensive Income	**459,935**	**316,930**
Adjustments For:		
Interest incurred on lease liability (Note 13)	$ 27,291	$ -
Revaluation of assets (Note 7)	(18,615)	-
Depreciation (Note 7)	52,702	-
	521,313	316,930
Net changes in non-cash working capital items:		
Trade and other receivables	(49,384)	(121,180)
Prepaid expenses and deposits	(209,395)	1,894
Inventory	(137,724)	-
Trade payables and accrued liabilities	19,783	(143,787)
Current tax liability	16,185	9,044
Deferred revenue	407,647	-
Other short-term liabilities	(32,378)	(38,278)
Cash provided by Operating Activities	**536,047**	**24,623**
INVESTING ACTIVITIES		
Additions to Property, Plant & Equipment (Note 7)	(1,877)	(11,995)
Cash used in Investing Activities	**(1,877)**	**(11,995)**
FINANCING ACTIVITIES		
Short-Term Investments	(225)	-
Payment towards lease liability	(52,106)	-
CEBA Borrowing	20,000	-
Issurance of share capital	20	-
Dividend	(268,661)	-
Cash used in Financing Activities	**(300,972)**	-
Net change in cash	233,198	12,629
Cash and cash equivalents, beginning of the period	129,859	146,481
Cash and cash equivalents, end of the period	**363,057**	**159,110**

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

1. Nature of Operations & Going Concern

OmniView Tech Corp. (the "Company") is a Canadian Controlled Private Company domiciled in Canada. Its registered office is 2045 Dundas Street, Mississauga, Ontario, L4X 1M2, Canada. The Company operates under one business segment.

These financial statements have been prepared on a going concern basis, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.

2. Statement of Compliance

These financial statements of the Company, approved by the Board of Directors on November 2, 2021, have been prepared consistently in accordance with International Financial Reporting Standards ("IFRS") and their interpretations adopted by the International Accounting Standards Board ("IASB"). The policies applied in these financial statements are based on IFRS effective or issued as of September 1, 2020.

3. Basis of Preparation

These financial statements are presented in Canadian dollars and have been prepared on the historical cost basis except for financial instruments measured at fair value through profit and loss or amortized cost. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

These financial statements are prepared for 7 months period ended March 31, 2021, because the Company was acquired by Volatus Aerospace Corp. as of said date.

Functional and Presentation Currency

These financial statements are presented in Canadian dollars ("C$"), the Company's functional and presentation currency.

Judgments and Estimates

The preparation of these financial statements in accordance with IFRS requires Management to make judgments and estimates that affect:

  the application of accounting policies;
  the reported amounts of assets and liabilities;
  disclosures of contingent assets and liabilities; and
  the reported amounts of revenue and expenses during the reporting periods.

Actual results may differ from estimates made in these financial statements.

Judgments are made in the selection and assessment of the Company's accounting policies. Estimates are used mainly in determining the measurement of recognized transactions and balances. Estimates are based on historical experience and other factors, including expectations of future events believed to be reasonable under the circumstances. Judgments and estimates are often interrelated. The Company's judgments and estimates are continually re-evaluated to ensure they remain appropriate. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in future periods affected.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

Following are the accounting policies that are subject to judgments and estimates that the Company believes could have the most significant impact on the amounts recognized in these financial statements.

4. Summary of Accounting Policies

The accounting policies set out below have been applied consistently to all periods presented in these financial statements except as noted below and have been applied consistently throughout the Company.

a) Revenue recognition

The company earns its revenue from the sale of products, services, and training programs.

Revenue is recognized as follows:

Equipment Sales includes sale of drones, batteries, drone sets, and related accessories.  This revenue is recognized when the goods leave the port of shipment or warehouse as significant risks and rewards are transferred immediately, and company has no control over the goods. Revenue from equipment sales is measured at the fair value of the consideration received less an appropriate deduction for actual and expected returns, discounts, net of sales taxes.

Sale of Services includes drone repair services provided by professional drone specialist at authorized repair centre.

Revenue is only recognized to the extent that evidence of an arrangement exists, collection is reasonably certain, the sales price is fixed or determinable and title and risk have passed to the customer and the cost of sales is readily determinable.

IFRS 15 applies a single model for recognizing revenue from contracts with customers. This standard applies to all contracts with customers, with only some exceptions, including certain contracts accounted for under other IFRSs. The standard requires revenue to be recognized in a manner that depicts the completion of services to a customer and at an amount that reflects the consideration expected to be received in exchange for transferring those services. This is achieved by applying the following five steps: i) identify the contract with a customer; ii) identify the performance obligations in the contract; iii) determine the transaction price; iv) allocate the transaction price to the performance obligations in the contract; and v) recognize revenue when (or as) the entity satisfies a performance obligation.

b) Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term guaranteed investment certificates, which are carried at the lower of cost and fair value. Cash equivalents are highly liquid and mature within a 90-day period from the date of purchase.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

c) Property, plant, and equipment

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Costs include expenditures that are directly attributable to the acquisition and bringing the asset to the location and condition for its intended use. Depreciation is recognized so as to write off the cost or valuation of assets less their residual values over their useful lives using the straight-line method:

Estimated useful lives are as follows:

Category	Useful Life
Computer & Equipment	4 years
Leasehold Improvements	10 years
Office Equipment	5 years

The estimated useful live, residual values and depreciation methods are reviewed at the end of each reporting period, with the effect of any changes in estimates accounted for on a prospective basis. An item of property, plant and equipment is de-recognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Property, plant and equipment are grouped into cash generating units (CGU) and reviewed for impairment when events or changes in circumstances indicate that the carrying value of the CGU may not be recoverable.

d) Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the statements of income and comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company's liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

d) Income taxes (continued)

Deferred tax

Deferred tax is recognized using the liability method, with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously. A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences to the extent that it is probable that future tax profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized. Any such reduction will be reversed to the extent that it becomes probable that sufficient taxable income will be provided.

e) Foreign currency translation

Transactions in currencies other than the entity's functional currency (foreign currencies) are recognized at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Management has determined that the functional currency of the Company is the Canadian

f) Purchase

Purchase is recognized when all risks and rewards associated with the purchase are transferred to the Company, when goods are received and in control of the Company.

g) Impairment of assets

The carrying amounts of property, plant and equipment, investment property, right-of-use assets and intangible assets with (finite and infinite useful lives) are reviewed at the end of each reporting period to determine whether there are any indicators of impairment. Indicators of impairment may include a significant decline in asset market value, material adverse changes in the external operating environment which affect the manner in which the asset is used or is expected to be used, obsolescence, physical damage of the asset, or expected permanent closing of the store related to a property lease. If any such indicators exist, then the recoverable amount of the asset is estimated. Goodwill and intangible assets with indefinite useful lives and intangible assets not yet available for use are not amortized but are tested for impairment at least annually or whenever there is an indicator that the asset may be impaired.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

g) Impairment of assets (continued)

Determining the Recoverable Amount

An impairment loss is recognized when the carrying amount of an asset exceeds the recoverable amount. The recoverable amount of an asset is defined as the higher of its fair value less cost to sell (FVLCS) and its Value in Use (VIU). In assessing VIU, the estimated future cash flows are discounted to their present value. Cash flows are discounted using a discount rate that includes a risk premium specific to each line of business. The Company estimates cash flows before taxes based on the most recent actual results or budgets. Cash flows are then extrapolated over a period of up to five years, taking into account a terminal value calculated by discounting the final year in perpetuity. The growth rate applied to the terminal values is based on the Bank of Canada's target inflation rate or a growth rate specific to the individual item being tested based on Management's estimate.

Recording Impairments and Reversals of Impairments

Impairments and reversals of impairments are recognized in other income in the Statements of Income. Any impairment loss is allocated first to reduce the carrying amount of any goodwill allocated and then Impairments of goodwill cannot be reversed. Impairments of other assets recognized in prior periods are assessed at the end of each reporting period to determine if the indicators of impairment have reversed or no longer exist. An impairment loss is reversed if the estimated recoverable amount exceeds the carrying amount. The increased carrying amount of an asset attributable to a reversal of impairment may not exceed the carrying amount that would have been determined had no impairment been recognized in prior periods.

h) Inventories

Inventories are carried at the lower of cost and net realizable value. Cost comprises of direct materials, direct labour, and appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Costs are assigned to individual items of inventory on the basis of weighted average costs. Net realizable value is the estimated selling price of inventory during the normal course of business less estimated selling expenses.

Cash consideration received from vendors is recognized as a reduction to the cost of related inventory, unless the cash consideration received is either a reimbursement of incremental costs incurred by the Company or a payment for assets or services delivered to the vendor.

The cost of inventories includes costs incurred in bringing the inventories to their present location and condition.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

i) Financial instruments

Financial Assets:

Financial assets are categorized for subsequent measurement as follows:

Amortized cost

Financial assets that are held in a business model with the objective of collecting contractual cash flows where those cash flows represent solely payments of principal and interest ("SPPI") are measured at amortized cost ("AC"). The Company's trade and other receivables are measured at amortized cost. Gains and losses are recognized in the statement of income when the trade and other receivables are derecognized or impaired.

Financial assets at fair value through profit and loss

Financial assets that are held for trading and derivative assets are required to be measured at fair value through profit and loss ("FVTPL"). Financial assets that meet certain conditions may be designated at fair value through profit and loss upon initial recognition. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred.

Assets in this category are subsequently measured at fair value with gains or losses recognized in profit and loss. The fair values of derivative financial instruments are based on changes in observable prices in active markets or by a valuation technique where no market exists.

Financial Assets

The company's cash and cash equivalents and investment property are designed as financial assets at fair value through profit and loss.

Fair value through other comprehensive income

Financial assets that are held to both collect contractual cash flows and for sale are required to be measured at fair value through other comprehensive income ("FVOCI"). Other financial assets, provided they are not held for trading and have not been designated as at fair value through profit and loss, can be designated as at fair value through other comprehensive income on initial recognition.

Gains and losses are recognized in other comprehensive income and presented in the available for sale reserve within equity, except for the accretion in value based on the effective interest method, impairment losses and foreign exchange differences on monetary assets, which are recognized in profit and loss. Financial assets measured at fair value through other comprehensive income for which fair value cannot be estimated reliably, are measured at cost and any impairment losses are recognized in profit and loss. Upon initial recognition, attributable transaction costs are recognized in profit and loss as incurred. When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in other comprehensive income is reclassified from equity to profit and loss and presented as a reclassification adjustment within other comprehensive income.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

i) Financial instruments (continued)

Impairment of financial assets at amortized cost

The Company recognizes a loss allowance for expected credit losses on financial assets that are measured at amortized cost. At each reporting date, the loss allowance for the financial asset is measured at an amount equal to the lifetime expected credit losses if the credit risk on the financial asset has increased significantly since initial recognition. If at the reporting date, the financial asset has not increased significantly since initial recognition, the loss allowance is measured for the financial asset at an amount equal to twelve month expected credit losses. For trade receivables the Company applies the simplified approach to providing for expected credit losses, which allows the use of a lifetime expected loss provision. Impairment losses on financial assets carried at amortized cost are reversed in subsequent periods if the amount of the loss decreases and the decrease can be objectively related to an event occurring after the impairment was recognized.

Financial Liabilities:

Financial liabilities are categorized as follows for subsequent measurement:

Amortized cost

Financial liabilities that are not otherwise measured as at fair value through profit and loss or designated at fair value are measured at amortized cost using the effective interest rate method. Any host contract in a hybrid instrument is also measured at amortized cost. Gains and losses are recognized in profit and loss when the liabilities are derecognized. Transaction costs incurred in connection with the issuance of loans and borrowings are capitalized and recorded as a reduction of the carrying amount of the related financial liabilities and amortized using the effective interest method.

The Company's financial liabilities measured at amortized cost include trade payables and accrued liabilities, Other short-term liabilities, long-term borrowing, and CEBA loan.

Financial liabilities at fair value through profit and loss

Financial liabilities that are held for trading and stand-alone derivative liabilities are required to be measured at fair value through profit and loss ("FVTPL"). When certain conditions are satisfied, embedded derivatives are required to be separately recognized and measured at fair value with subsequent changes in fair value recognized in profit and loss. A designation can be made at initial recognition for financial liabilities that include one or more embedded derivatives, provided the host contract is not a financial asset, to measure the entire hybrid instrument at fair value. Where certain criteria are met, for example measurement at amortized cost would create measurement inconsistencies, the financial liability can also be designated at fair value.

For such designated financial liabilities, the amount of the change in fair value that relates to changes in the entity's own credit risk is recognized in other comprehensive income and the remaining amount of the change in fair value is recognized in profit and loss. All contingent consideration payable is also included in this category.

The Company has not designated any financial instruments as hedges for accounting purposes.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

i) Financial instruments (continued)

The fair values of financial liabilities are based on changes in observable prices in active markets or by a valuation technique where no market exists. Transaction costs attributable to the issuance of financial liabilities at fair value through profit and loss are recognized in profit and loss as incurred.

Classification:

All financial instruments measured at fair value and for which fair value is disclosed are categorized into one of three hierarchy levels. Each level is based on the transparency of the inputs used to measure the fair values of assets and liabilities:

(i) Level 1 Inputs - quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

(ii) Level 2 Inputs - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

(iii) Level 3 Inputs - techniques which use inputs which have a significant effect on the recorded fair value for the asset or liability that are not based on observable market data (unobservable inputs).

De-recognition:

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or when it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial assets are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognized as a separate asset or liability. The Company derecognizes a financial liability when its contractual obligations are discharged, cancelled or expired.

Measurement category under IFRS 9
Cash and cash equivalents, Investment property	Financial assets at FVTPL
Trade and other receivables	Financial assets at amortized cost
Trade payables and accrued liabilities, Other short-term liabilities, long-term borrowings, and CEBA loan	Financial liabilities at amortized cost

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

j) Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognized as an asset if it is virtually certain that reimbursement will be received, and the amount of the receivable can be measured reliably.

Onerous Contracts: A provision for onerous contracts would be recognized when the expected benefits to be derived by the Company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. The provision would be measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Company would recognize any impairment loss on the assets associated with the contract.

k) Accounting judgments and estimates

The preparation of financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. Actual outcomes could differ from these estimates.

Estimates are based on a number of factors, including historical experience, current events and actions that the Company may undertake in the future, and other assumptions that are believed to be reasonable under the circumstances. By their nature, these estimates are subject to measurement uncertainty. Key areas of estimation, where management has made subjective judgments, often as a result of matters that are inherently uncertain, are the allowance for doubtful accounts, valuation of deferred income taxes, useful lives and amortization of depreciable assets, measurement of share-based compensation plan and provisions. Significant changes in assumptions could result in a material adjustment to the carrying amounts of assets and liabilities and revenues and expenses.

l) Debt

Debt is classified as current when the Company expects to settle the liability in its normal operating cycle, it holds the liability primarily for the purpose of trading, the liability is due to be settled within 12 months after the date of the Statement of Financial Position, or it does not have an unconditional right to defer settlement of the liability for at least 12 months after the date of the Statement of Financial Position.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

4. Summary of Accounting Policies (Continued)

m) Income per share

Basic income per share is computed by dividing the net income for the period by the weighted average number of common shares outstanding during the period. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would be outstanding if, at the beginning of the period or at the time of issuance, all options and warrants were exercised. The proceeds from exercise are assumed to be used to purchase the Company's common shares at their average market price during the period.

n) Application of new International Financial Reporting Standards ("IFRS")

The following standards have been adopted on January 1, 2020:

IFRS 16 Leases ("IFRS 16"): This standard replaces IAS 17 Leases ("IAS 17"). This standard introduces a single lease accounting model for lessees that will result in the recognition of a right-of-use asset, as well as a lease liability reflecting the present value of future lease payments. Depreciation expense on the right-of-use asset and interest expense on the lease liability will replace the operating lease expenses that were recognized under IAS 17. This new pronouncement is effective for the period on or after January 1, 2019.

The Company adopted this standard effective January 1, 2020. Upon lease commencement, a right of use asset and lease liability is recognized. The right of use asset is initially measured at the amount of lease liability plus any initial direct costs incurred by the lessee. After lease commencement, the right-of-use asset is measured at cost less accumulated amortization. The lease liability is initially measured at the present value of the lease payments payable over the lease term, discounted at the rate implicit in the lease. Subsequently, the lease liability is measured on an amortized cost basis using an effective interest method.

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are charged directly to profit or loss on a straight-line basis over the lease term.

The adoption of this standard has not had a material impact on the financial statements.

5. Short-term Investment

(in C$)	31-Mar-21	August 31, 2020
GIC, due July 2, 2021, 0.5% per annum	$60,300	$60,075
Total	$60,300	$60,075

6. Inventory

The annual impairment test was conducted, and no inventory write down was noted for the period ended March 31, 2021.

During the year ended March 31, 2021, $2,687,065 (2020: $4,299,389) of inventory was sold and recognized in cost of sales.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

7. Property, Plant & Equipment

	Leasehold Improvements	Computer & Equipments	Office Equipments	Total
Cost
Balance, August 31, 2020	140,164	12,316	14,606	167,086
Additions	91	1,876	-	1,967
Balance, March 31, 2021	140,255	14,192	14,606	169,053

Accumulated Depreciation
Balance, August 31, 2020	39,419	8,886	5,791	54,096
Depreciation for the period	8,183	1,850	1,648	11,681
Revaluation on acquisition	(15,569)	(4,260)	1,303	(18,526)
Balance, March 31, 2021	32,033	6,476	8,742	47,251

Net carrying Amount	108,222	7,716	5,864	121,802

	Leasehold Improvements	Computer & Equipments	Office Equipments	Total
Cost
Balance, August 31, 2019	128,169	12,316	14,606	155,091
Additions	11,995	-	-	11,995
Balance, March 31, 2020	140,164	12,316	14,606	167,086

Accumulated Depreciation
Balance, August 31, 2019	15,732	4,696	3,586	24,014
Depreciation for the period	-	-	-	-
Balance, March 31, 2020	15,732	4,696	3,586	24,014

Net carrying Amount	124,432	7,620	11,020	143,072

Management conducted its test of impairment, and no indicators of impairment were noted for the year ended August 31, 2020. No impairment testing was done by management on March 31, 2021.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

8. Trade Payables and Accrued Liabilities

(in C$)	March 31, 2021	August 31, 2020
Accounts Payable	$204,710	$123,512
Accrued Liabilities	-	36,338
Sales Tax Payable	56,616	81,693
Total	$261,326	$241,543

9. Other Short-Term Liabilities

(in C$)	March 31, 2021	August 31, 2020
Shareholders Loan	$-	$40,689
Other Loans and dues	8,381	70
Total	$8,381	$40,759

The shareholders' loan is interest-free and does not have any payment terms.

10. Long-term Borrowings

The Company applied for and received additional $20,000 Canada Emergency Business Account ("CEBA") which is an interest-free loan to cover operating costs which was offered in the context of the Covid-19 pandemic outbreak.

Repaying the balance of the loan on or before December 31, 2022, will result in a loan forgiveness of 15,000 in total. On December 31, 2022, the Corporation has the option to extend the loan for 3 years and it will bear a 5% interest rate.

11. Related Party Balances and Transactions

The following outlines amounts that were paid to key management of the Company.

(in C$)	March 31, 2021	August 31, 2020
Bonus	$-	$101,458
Dividend	268,661	105,000
Total	$268,661	$206,458

As at March 31, 2021, the Company recorded a balance owing to shareholders of $Nil (2020- $40,689). These transactions are in the normal course of operations and are measured at the exchange amounts agreed by the related party.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

12. Right-of-use Asset

As of March 31, 2021, the Company's right-of-use asset consisted of the following:

(in C$)	March 31, 2021	August 31, 2020
Balance, beginning	$300,428	$-
Addition	-	370,753
Depreciation	(41,023)	(70,325)
Balance, ending	$259,405	$300,428

The right to use asset is depreciated on a straight-line basis over the term of its leases related to its corporate offices. Depreciation expense for the year was $41,023 which is included on the statement of comprehensive income.

13. Finance Costs

For the 7 months ended March 31, 2021, the finance costs comprise the following:

(in C$)	March 31, 2021	March 31, 2020
Bank charges and other	$1,567	$1,116
Interest expense on lease liabilities	27,291	61
Total	$28,858	$1,177

14. Common Equity

Authorized

An unlimited number of voting Class A common shares

An unlimited number of voting Class B common shares

An unlimited number of voting Class C common shares

An unlimited number of voting Class D common shares.

An unlimited number of voting Class E common shares.

An unlimited number of non-voting Class F preferred shares, redeemable for the fair market value of consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

An unlimited number of non-voting Class G preferred shares, redeemable for the fair market value of consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

An unlimited number of non-voting Class H preferred shares redeemable for the fair market value of the consideration received for the shares, and carrying a non-cumulative dividend right up to 6% of the redemption amount of the shares.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

14. Common Equity (Continued)

Issued

	# Shares	March 31, 2021	August 31, 2020
Common Shares	200	$100	$100
Preferred Shares	1,673,814	20
Total	1,674,014	$120	$100

15. Financial Instruments and Risk Management

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales.  Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Company however does not hold any currency in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

15. Financial Instruments and Risk Management (Continued)

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

16. Income Taxes

The Company has Nil (seven months ended 2020 - Nil) of non-capital losses available to offset future income for tax purposes. The non-capital losses will expire as follows: NA

The deferred tax liability and asset calculated using a tax rate expected to be recovered or settled of 26.50% (seven months ended 2020 – 26.50%) is as follows:

	7-months 2021	7-months 2020
Deferred tax Liability	(2,148)	-

Undeducted non-capital losses	-	-
valuation allowance	2,148	-
Net deferred tax liability

OmniView Tech Corp.

Notes to Financial Statements For the 7 months ended March 31, 2021, and year ended 31 August 2020

The Company’s effective tax rate which differs from the combined federal and provincial statutory rate of 26.50% (seven months ended 2020 – 26.50%), is reconciled as follows:

	7-months 2021	7-months 2020
Income before Income taxes	459,935	316,930

Income tax expense @ 26.50%	121,883	83,986

Foreign Exchange Translation	3,186	432
Other	18,461	(3,335)
Valuation allowance	(31,119)	(80,503)

Current Income tax expense (recovery)	112,411	580
Deferred income tax expense	-	-

Income tax expense	112,411	580

17. Commitments

There were no commitments outstanding as at balance sheet date.

18. Segmented Information

The Company operates under one reporting segment

19. Subsequent Events

On March 31, 20201, OmniView Tech closed and completed the sale of the Company, pursuant to the terms of the Business Purchase Agreement (the "Business Purchase Agreement"), dated March 15, 2021. This Business Purchase Agreement contemplates a transaction in which Buyer (Volatus Aerospace Corp.) will purchase all of the Company's stock.

In March 2020, the COVID-19 outbreak was declared a global pandemic by the World Health Organization. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy, capital markets and the Company's financial position cannot be reasonably estimated at this time. The Company is monitoring developments and will adapt its business plans accordingly. The actual and threatened spread of COVID-19 globally could adversely impact the Company's ability to carry out its plans and raise capital.

OMNIVIEW TECH CORP.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED AUGUST 31, 2020

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

MANAGEMENT'S DISCUSSION & ANALYSIS

This Management Discussion & Analysis ("MD&A") is intended to provide readers with the information that management believes is required to gain an understanding of the results of OmniView Tech Corp. (the "Company" or "OmniView") for its year ended August 31, 2020 and to assess the Company's prospects. The following MD&A is presented and dated as of October 31, 2021 and should be read in conjunction with the audited financial statements and related notes for the year ended August 31, 2020. The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and all amounts, unless otherwise indicated, are expressed in Canadian dollars.

The financial statements and management's discussion and analysis for the year ended August 31, 2020 were reviewed and approved by the Company's Board of Directors. The information contained in this Management Report accounts for any major event occurring up to October 31, 2021.

The Company's audited consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The operations of the Company have been primarily funded through internally generated cashflow. The continued operations of the Company are dependent on the Company's ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance. The financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

NON-IFRS FINANCIAL MEASURES

In this MD&A we describe certain income and expense items that are unusual or non-recurring. There are terms not defined by International Financial Reporting Standards (IFRS). Our usage of these terms may vary from the usage adopted by other companies. Specifically, Gross margin is not defined by IFRS. Management believes that gross margin, defined as revenue less cost of goods sold, is a useful supplemental measure of operations. We provide this detail so that readers have a better understanding of the significant events and transactions that have had an impact on our results. Readers are cautioned that these non‐IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non‐IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards ("IFRS").

FORWARD LOOKING STATEMENTS

This management's discussion and analysis may contain statements about expected future events and financial and operating results of the Company that are forward looking. All statements other than statements of historical fact may be forward-looking statements. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. For example, statements in this MD&A relating to the Company's mission, expected timing for the marketing and sale of the Company's products, the Company's intentions with respect to growth and future acquisitions, expectations as to timing to commence operations at various locations and the potential benefits to the Company from such new operations, expectations as to the timing and quantity of sales and recognition of revenues and expenses and expectations as to Company growth are all forward looking statements. The operations of the Company are subject to a number of risks, both anticipated and unanticipated. Please refer to the heading Cautionary Note Regarding Forward-Looking Information" and "Risk Factors - Risk Factors Relating to the Transaction" in the Information Circular to which this MD&A is attached.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

BUSINESS OVERVIEW

OmniView Tech is incorporated under the laws of Canada and its shares are privately held. The Company is one of Canada's leading drone hardware resellers. With its presence in Toronto, Canada, the Company offers a comprehensive range of solutions for both civilian and public safety applications.

The Company's mission is to be a leading unmanned technologies hardware business and be at the forefront of melding unmanned applications. In addition, one of our goals is to become largest drone technology integration business for public safety.

The Company has a physical presence in Toronto where it showcases different drone technologies and its application in various industry segments. UAVs are playing a significant role in the defense and commercial sectors progressively replacing traditional modes of inspection, surveillance, survey and transportation due to their inherent cost, safety and efficiency effectiveness. Numerous market studies have predicted significant growth in the use of UAV in all sectors the Company is targeting.

SELECTED ANNUAL INFORMATION

The following table sets forth selected financial information for OmniView for the years ended August 31, 2020 and August 31, 2019. The financial information below has been prepared in accordance with IFRS.

		(unaudited)
	31-Aug-20	31-Aug-19

Total Assets	1,194,180	490,939

Total Long-Term Liabilities	258,670	-

Revenues	5,622,630	3,587,333

Net and Comprehensive Profit (Loss)	391,916	9,983

Net Profit (Loss) per Share	$1,959.58	$49.91

As of August 31, 2020, OmniView held total assets of $1,194,180, long-term liabilities of $258,670, generated revenues of $5,622,630 and incurred a net and comprehensive Income of $391,916. For the year ended August 31, 2019, OmniView held total assets of $490,939, Nil long-term liabilities, generated revenues of $3,587,333 and incurred a net and comprehensive Income of $9,983.

The increase in total assets for the year ended Aug 31, 2020 was mainly due to scale in the business that led to inventory ramp-up, investment in plant and property, and long-term lease leading to creation of right-of-use asset.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

The increase in total long-term liabilities for the year ended August 31, 2020 was mainly driven by lease liability of $218,670 and CEBA loan of $40,000.

For the year ended August 31, 2020, OmniView generated revenue of $5,622,630 from its product sales, and repair services. The increase in revenue compared to previous year was directly attributable towards scale in sales and service activities.

The increase in Net and Comprehensive Income for the year ended August 31, 2020, is mainly attributable to scale in business and increase in Gross margin from 13% in 2019 to 18% in 2020.

SUMMARY OF FINANCIAL RESULTS

The following table sets forth unaudited selected financial information for each of the years:

		(unaudited)
	31-Aug-20	31-Aug-19

Gross Revenue	$5,622,630	$3,587,333

Gross Margin (%)	18%	13%

Net and Comprehensive Income (Loss)	$391,916	$9,983

Net Profit (Loss) per Share	$1,959.580	$49.913

During the year ending August 31, 2020, OmniView generated a revenue of $5,622,630 compared to $3,587,333 in previous year ending August 31, 2019. The jump in the revenue was attributable to scale in business and expansion of OmniView's online channel business across Canada.

The gross margin for year ending Aug 31, 2020 was at 18% compared to 13 % previous year ending Aug 31, 2019. This increase is because of diversified product portfolio leading to high margin products and contribution of repair segment. Gross Margins from repair revenue are higher compared to product sales.

The operating expenses for 2020 was $526,611 compared to $420,808 in 2019. The increased cost is because of increased personnel and depreciation expense. This increase is attributable because of expansion of the business, majorly sales and service team and establishment of office.

OmniView incurred a net profit of $391,916 for year ended August 31, 2020 and $9,983 for year ended August 31, 2019. The significant difference is attributable towards increase in revenue that led to contribution towards its operating expenses.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

LIQUIDITY AND CAPITAL RESOURCES

The following is a summary of OmniView working capital as at August 31, 2020 and 2019

		(unaudited)
	31-Aug-20	31-Aug-19

Current Assets	780,762	359,862

Current Liabilities	450,061	292,406

Working Capital Surplus	330,701	67,456

Current Assets of $780,762 as at August 31, 2020 (August 31, 2019 - $359,862). The balance was primarily comprised of cash of $129,859, trade receivables of $311,789, and inventory of $265,624.

Current Liabilities of $450,061 as at August 31, 2020 (August 31, 2019 - $292,406). The balance primarily comprised of trade payables of $241,543, tax liability of $60,771, and lease liability of $106,988.

The increase in working capital surplus for the year ended August 31, 2020 was because increase in revenue that led to higher cash balance and accounts receivable. The scale in business was driven by higher inventory ramp-up and prepayment to vendors leading to increased prepaid expenses.

CASH FLOWS:

		(unaudited)
	31-Aug-20	31-Aug-19

Net cash provided by Operating Activities	219,105	63,083

Net Cash used in Investing Activities	(11,995)	(123,807)

Net cash used in Financing Activities	(223,732)	(80,000)

Net change in cash	(16,622)

Operating Activities

The net cash provided by operating activities was primarily due to increase in net income, depreciation, trade payables and tax liability.

Investing Activities

The net cash used in investing activities was primarily due to investment in fixed assets.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

Financing Activities

The net cash used in financing activities was primarily due to repayment of lease liability and dividend payout.

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company's objective in managing liquidity risk is to maintain sufficient readily available capital to meet its liquidity requirements.

The Company considers the items included in shareholders' equity as capital. The Company manages its capital structure and will adjust it, when necessary, to have funds available to support its corporate activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the modest current business and financial size of the Company, is reasonable.

RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

Key management compensation

Key management includes the Company's directors and members of the executive management team. Compensation awarded to key management for the year ended Aug 31, 2020 and 2019 included:

		(unaudited)
	31-Aug-20	31-Aug-19

Bonus paid to Board of Directors	$101,458	$26,745

Dividend paid to shareholders (Board of Directors)	105,000	80,000

Total	$206,458	$106,745

OFF BALANCE-SHEET ARRANGEMENTS

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

ACCOUNTING MATTERS

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires Management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reported periods. Management uses historical experience, general economic conditions and trends, as well as assumptions regarding probable future outcome as the basis for determining estimates. Actual results may differ from these estimates. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances available at the time estimates are made.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. There have been no changes in the significant judgements and estimates made by the management. The more significant estimates that have an impact on our financial condition and the results of our operations are disclosed in note 4 of our audited Financial Statements for the period ended August 31, 2020.

Accounting Changes

During the year ended August 31, 2020, there were no changes to the Company's significant accounting policies, nor any new accounting policies adopted.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

OmniView Tech Corp. Management's Discussion & Analysis For the Year ended August 31, 2020

SUBSEQUENT EVENTS

On March 31, 2021, OmniView Tech closed and completed the sale of the Company to Volatus Unmanned Services Inc ("VUS") a subsidiary of Volatus Aerospace Corp., pursuant to the terms of the Business Purchase Agreement (the "Business Purchase Agreement"), dated March 15, 2021. This Business Purchase Agreement contemplates a transaction in VUS purchased all of the Company's stock.

In March 2020, the COVID-19 outbreak was declared a global pandemic by the World Health Organization. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy, capital markets and the Company's financial position cannot be reasonably estimated at this time. The Company is monitoring developments and will adapt its business plans accordingly. The actual and threatened spread of COVID-19 globally could adversely impact the Company's ability to carry out its plans and raise capital.

OMNIVIEW TECH CORP.

MANAGEMENT'S DISCUSSION AND ANALYSIS

FOR THE SEVEN-MONTHS PERIOD ENDED MARCH 31, 2021

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

MANAGEMENT'S DISCUSSION & ANALYSIS

This Management Discussion & Analysis ("MD&A") is intended to provide readers with the information that management believes is required to gain an understanding of the results of OmniView Tech Corp. (the "Company" or "OmniView") for the 7 month period ended March 31, 2021 and to assess the Company's prospects. The following MD&A is presented and dated as of October 31, 2021 and should be read in conjunction with the audited interim financial statements and related notes for the 7 months period ended March 31, 2021. The financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and all amounts, unless otherwise indicated, are expressed in Canadian dollars.

The financial statements and management's discussion and analysis for the 7 months period ended March 31, 2021 were reviewed and approved by the Company's Board of Directors. The information contained in this Management Report accounts for any major event occurring up to October 31, 2021.

The Company's audited consolidated financial statements have been prepared on the "going concern" basis, which presumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The operations of the Company have been primarily funded through internally generated cashflow. The continued operations of the Company are dependent on the Company's ability to generate profitable operations in the future, develop and execute a sufficient financing plan for future operations and receive continued financial support from shareholders and other providers of finance. The financial statements do not reflect the adjustments, if any, or changes in presentation that may be necessary should the Company not be able to continue on a going concern basis.

All currency amounts in the accompanying financial statements and this management discussion and analysis are in Canadian dollars unless otherwise noted.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

NON-IFRS FINANCIAL MEASURES

In this MD&A we describe certain income and expense items that are unusual or non-recurring. There are terms not defined by International Financial Reporting Standards (IFRS). Our usage of these terms may vary from the usage adopted by other companies. Specifically, Gross margin is not defined by IFRS. Management believes that gross margin, defined as revenue less cost of goods sold, is a useful supplemental measure of operations. We provide this detail so that readers have a better understanding of the significant events and transactions that have had an impact on our results. Readers are cautioned that these non‐IFRS measures may not be comparable to similar measures used by other companies. Readers are also cautioned not to view these non‐IFRS financial measures as an alternative to financial measures calculated in accordance with International Financial Reporting Standards ("IFRS").

FORWARD LOOKING STATEMENTS

This management's discussion and analysis may contain statements about expected future events and financial and operating results of the Company that are forward looking. All statements other than statements of historical fact may be forward-looking statements. By their nature, forward looking statements require the Company to make assumptions and are subject to inherent risks and uncertainties, which give rise to the possibility that our predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that our assumptions may not be correct and that our financial performance objectives, vision and strategic goals will not be achieved. For example, statements in this MD&A relating to the Company's mission, expected timing for the marketing and sale of the Company's products, the Company's intentions with respect to growth and future acquisitions, expectations as to timing to commence operations at various locations and the potential benefits to the Company from such new operations, expectations as to the timing and quantity of sales and recognition of revenues and expenses and expectations as to Company growth are all forward looking statements. The operations of the Company are subject to a number of risks, both anticipated and unanticipated. Please refer to the heading Cautionary Note Regarding Forward-Looking Information" and "Risk Factors - Risk Factors Relating to the Transaction" in the Information Circular to which this MD&A is attached.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

BUSINESS OVERVIEW

OmniView Tech is incorporated under the laws of Canada and its shares are privately held. The Company is one of Canada's leading drone hardware resellers. With its presence in Toronto, Canada, the Company offers a comprehensive range of solutions for both civilian and public safety applications.

The Company's mission is to be a leading unmanned technologies hardware business and be at the forefront of melding unmanned applications. In addition, one of our goals is to become largest drone technology integration business for public safety.

The Company has a physical presence in Toronto where it showcases different drone technologies and its application in various industry segments. UAVs are playing a significant role in the defense and commercial sectors progressively replacing traditional modes of inspection, surveillance, survey and transportation due to their inherent cost, safety and efficiency effectiveness. Numerous market studies have predicted significant growth in the use of UAV in all sectors the Company is targeting.

SELECTED INTERIM FINANCIAL INFORMATION

The following table sets forth selected financial information for OmniView for the 7 months period ended March 31, 2021 and year ended August 31, 2020. The financial information below has been prepared in accordance with IFRS.

	31-Mar-21	31-Aug-20

Total Assets	1,791,895	1,194,180

Total Long-Term Liabilities	253,854	258,670

The following table sets forth selected financial information for OmniView for the 7 months period ended March 31, 2021 and 7 months period ended March 31, 2020. The financial information below has been prepared in accordance with IFRS.

		(unaudited)
	31-Mar-21	31-Mar-20

Revenues	3,742,834	2,544,777

Net and Comprehensive Profit (Loss)	459,935	316,930

Net Profit (Loss) per Share	$0.275	$0.189

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

As of March 31, 2021, OmniView held total assets of $1,791,895 and long-term liabilities of $253,854. For the year ended August 31, 2020, OmniView held total assets of $1,194,180 and long-term liabilities of $258,670. For 7 months period ended March 31, 2021, OmniView generated revenues of $3,742,834 and incurred a net and comprehensive Income of $459,935. And for 7 months period ended March 31, 2020, OmniView generated revenues of $2,544,777 and incurred a net and comprehensive Income of $316,930.

The increase in total assets for the 7 months period ended March 31, 2021 was mainly due to higher cash balance due to increased consumer sales, higher accounts receivable balance due to increase in enterprise sales, and increased inventory.

The decrease in total long-term liabilities for the year 7 months period ended March 31, 2021 was mainly due to repayment of lease obligation.

For the 7 months period ended March 31, 2021, OmniView generated revenue of $3,742,834 from its product sales, and repair services. The increase in revenue compared to previous period was directly attributable towards scale in enterprise and consumer business.

The increase in Net and Comprehensive Income for the 7 months period ended March 31, 2021, is mainly attributable to scale in business and increase in Gross margin from 21% in 7 months period ended March 31, 2020 to 24% in 7 months period ended March 2021.

SUMMARY OF FINANCIAL RESULTS

The following table sets forth unaudited selected financial information for each of the years:

		(unaudited)
	31-Mar-21	31-Mar-20

Gross Revenue	3,742,834	$2,544,777

Gross Margin (%)	24%	21%

Net and Comprehensive Income (Loss)	459,935	$316,930

Net Profit (Loss) per Share	$0.275	$0.189

During the 7 months period ended March 31, 2021, OmniView generated a revenue of $3,742,834 compared to $2,544,777 in previous 7 months period ended March 31, 2020. The jump in the revenue was attributable to scale in consumer and enterprise business.

The gross margin for 7 months period ended March 31, 2021 was at 24% compared to 21% in previous 7 months period ended March 31, 2020. This increase is because of higher enterprise business that has increased margin compared to consumer business.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

The operating expenses for 7 months period ended March 31, 2021 was $285,192 compared to $207,866 in 7 months period ended March 31, 2020. The increased cost is because of increased personnel expense, higher external partner cost and depreciation expense. This increase is attributable because of expansion of the business in enterprise segment.

OmniView incurred a net profit of $459,935 for year 7 months period ended March 31, 2021 and $316,930 for the 7 months period ended March 31, 2020. The significant difference is attributable towards increase in revenue that led to contribution towards its operating expenses.

LIQUIDITY AND CAPITAL RESOURCES

The following is a summary of OmniView working capital as at March 31, 2021 and August 31, 2020

	31-Mar-21	31-Aug-20

Current Assets	1,410,688	780,762

Current Liabilities	861,298	450,061

Working Capital Surplus	549,390	330,701

Current Assets of $1,410,688 as at March 31, 2021 (August 31, 2020 - $780,762). The balance was primarily comprised of cash of $363,057, trade receivables of $361,173, prepaid expense of $222,810, and inventory of $403,348.

Current Liabilities of $861,298 as at March 31, 2021 (August 31, 2020 - $450,061). The balance primarily comprised of trade payables of $261,326, tax liability of $76,956, deferred revenue of $407,647 and lease liability of $106,988.

The increase in working capital surplus for the 7 months period ended March 31, 2021 was because increase in revenue that led to higher cash balance and accounts receivable. The scale in business was driven by higher inventory ramp-up and prepayment to vendors leading to increased prepaid expenses.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

CASH FLOWS:

		(unaudited)
	31-Mar-21	31-Mar-20

Net cash provided by Operating Activities	536,047	24,623

Net Cash used in Investing Activities	(1,877)	(11,995)

Net cash used in Financing Activities	(300,972)	-

Net change in cash	233,198

Operating Activities

The net cash provided by operating activities was primarily due to increase in net income, deferred revenue, and trade payables.

Investing Activities

The net cash used in investing activities was primarily due to marginal increase in investment in fixed assets.

Financing Activities

The net cash used in financing activities was primarily due to repayment of lease liability and dividend payout.

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Company's objective in managing liquidity risk is to maintain sufficient readily available capital to meet its liquidity requirements.

The Company considers the items included in shareholders' equity as capital. The Company manages its capital structure and will adjust it, when necessary, to have funds available to support its corporate activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the modest current business and financial size of the Company, is reasonable.

RELATED PARTY TRANSACTIONS

Key management personnel include those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of members of the Company's Board of Directors and corporate officers.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

Key management compensation

Key management includes the Company's directors and members of the executive management team. Compensation awarded to key management for the 7 months ended March 31, 2021 and the 7 months ended March 31, 2020 included:

		(unaudited)
	31-Mar-21	31-Mar-20

Bonus paid to Board of Directors	$-	$101,458

Dividend paid to shareholders (Board of Directors)	268,661	105,000

Total	$268,661	$206,458

OFF BALANCE-SHEET ARRANGEMENTS

The Company has no material undisclosed off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

ACCOUNTING MATTERS

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires Management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reported periods. Management uses historical experience, general economic conditions and trends, as well as assumptions regarding probable future outcome as the basis for determining estimates. Actual results may differ from these estimates. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances available at the time estimates are made.

Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future period affected. There have been no changes in the significant judgements and estimates made by the management. The more significant estimates that have an impact on our financial condition and the results of our operations are disclosed in note 4 of our audited Financial Statements for the 7 months period ended March 31, 2021.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

Accounting Changes

During the 7 months period ended March 31 2021, there were no changes to the Company's significant accounting policies, nor any new accounting policies adopted.

FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Financial Assets and Liabilities

The Company has classified cash and cash equivalents and short-term investments as financial assets and measured at fair value through profit or loss. Trade and other receivables are classified as financial assets and measured at amortized cost. Trade payables and accrued liabilities are classified as financial liabilities and measured at amortized cost.

Risk Management

The Company is exposed to risks that arise from its use of financial instruments. The Company's financial instruments comprise of cash and cash equivalents, short-term investments, trade and other receivables, and trade payables and accrued liabilities. Disclosures relating to exposure to risks, in particular credit risk, foreign currency risk, concentration risk, market risk and liquidity risk are provided below.

a) Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, comprise primarily of cash and cash equivalents and trade and other receivables. The maximum exposure to credit risk of these items is the carrying amount as reported on the financial statements. Cash and cash equivalents are maintained at a major Canadian financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal risk. Credit risk on trade and other receivables is minimized as a result of the constant review and evaluation of the account balances. The Company also maintains an allowance for credit losses at an estimated amount, allocating sufficient protection against losses resulting from collecting less than full payments from its receivables. There is no indication, as at this date, that the debtors will not meet their obligations, except as has been provided for as bad debts during the reporting periods.  The Company manages its credit risk relating to its trade receivables through credit approval and monitoring procedures, including senior management prior approval of all sales. Such approvals are based on trade information, payment history, credit rating and financial analysis, where possible.

b) Foreign Currency Risk

The Company is exposed to currency risk as certain operating activities aka purchase of goods are transacted in US dollars. Management has not deemed it necessary to use derivative financial instruments to reduce exposure to foreign exchange risk.

OmniView Tech Corp. Management's Discussion & Analysis For the 7 months period ended March 31, 2021

c) Concentration Risk

The Company is not exposed to customer concentration risk as the Company's revenue are widely distributed across multiple customers and revenue streams. The Company will keep mitigating these risks and uncertainties by focusing its sales energies on securing additional customer contracts across wider revenue streams and channels.

d) Market Risk

The Company's investments are exposed to market risk arising from uncertainties about future values of the investments. The Company manages market risk through diversification and investing only in blue-chip equities with a history of stable return listed on various public stock exchanges. Senior management reviews the equity portfolio on a regular basis.

e) Liquidity Risk

The Company is exposed to liquidity risk to the extent that it is required to meet its financial obligations as these become due.  The Company's approach to managing liquidity risk is to ensure that it has sufficient cash and other current financial assets to meet its obligations when due, without incurring unacceptable losses or damage to the Company's reputation.  Management forecasts cash flows to identify financing requirements.  These requirements are then addressed through a combination of cash management and access to additional capital.

f) Sensitivity Analysis

Based on management's knowledge and experience of the financial markets, the Company believes that a 10% movement in interest rates and foreign exchange rates that may reasonably be expected to occur over the next twelve-month period will not have a significant impact on the Company.

SUBSEQUENT EVENTS

On March 31, 2021, OmniView Tech closed and completed the sale of the Company to Volatus Unmanned Services Inc ("VUS") a subsidiary of Volatus Aerospace Corp., pursuant to the terms of the Business Purchase Agreement (the "Business Purchase Agreement"), dated March 15, 2021. This Business Purchase Agreement contemplates a transaction in VUS purchased all of the Company's stock.

In March 2020, the COVID-19 outbreak was declared a global pandemic by the World Health Organization. The situation is dynamic and the ultimate duration and magnitude of the impact on the economy, capital markets and the Company's financial position cannot be reasonably estimated at this time. The Company is monitoring developments and will adapt its business plans accordingly. The actual and threatened spread of COVID-19 globally could adversely impact the Company's ability to carry out its plans and raise capital.

SCHEDULE "9" - SECTION 185 OF THE OBCA

See attached.

SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

185. (1) Rights of dissenting shareholders - Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c) amalgamate with another corporation under sections 175 and 176;

(d) be continued under the laws of another jurisdiction under section 181; or

(e) sell, lease or exchange all or substantially all its property under subsection 184(3), a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) Idem - If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b) subsection 170(5) or (6).

(2.1) One class of shares - The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Exception- A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) Shareholder's right to be paid fair value - In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

(5) No partial dissent - A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(6) Objection - A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

(7) Idem - The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) Notice of adoption of resolution - The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) Idem - A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) Demand for payment of fair value - A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a) the shareholder's name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

(11) Certificates to be sent in - Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates, if any, representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) Idem - A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) Endorsement on certificate - A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) Rights of dissenting shareholder - On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

(a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10).

(14.1) A dissenting shareholder whose rights are reinstated under subsection (14) is entitled, upon presentation and surrender to the corporation or its transfer agent of any share certificate that has been endorsed in accordance with subsection (13),

(a) to be issued, without payment of any fee, a new certificate representing the same number, class and series of shares as the certificate so surrendered; or

(b) if a resolution is passed by the directors under subsection 54(2) with respect to that class and series of shares,

(i)  to be issued the same number, class and series of uncertificated shares as represented by the certificate so surrendered, and

(ii)  to be sent the notice referred to in subsection 54 (3).

(14.2) A dissenting shareholder whose rights are reinstated under subsection (14) and who held uncertificated shares at the time of sending a notice to the corporation under subsection (10) is entitled,

(a) to be issued the same number, class and series of uncertificated shares as those held by the dissenting shareholder at the time of sending the notice under subsection (10); and

(b) to be sent the notice referred to in subsection 54 (3).

(15) Offer to pay - A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) Idem - Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) Idem - Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) Application to court to fix fair value - Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19) Idem - If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) Idem - A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

(21) Costs - If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) Notice to shareholders - Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a) has sent to the corporation the notice referred to in subsection (10); and

(b) has not accepted an offer made by the corporation under subsection (15), if such an offer was made, of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) Parties joined - All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) Idem - Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) Appraisers - The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) Final order - The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

(27) Interest - The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) Where corporation unable to pay - Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(29) Idem - Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

(a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) Idem - A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

(31) Court order - Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) Commission may appear - The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.